Exhibit 15.2

We are a global biopharma company with a purpose to unite science, technology and talent to get ahead of disease together.
We aim to positively impact the health of 2.5 billion people by the end of 2030. Our bold ambitions for patients are reflected in commitments to growth and a step-change in performance.
We are a company where outstanding people can thrive.

Cautionary statement
See the inside back cover of this document for the cautionary statement regarding forward-looking statements.
Non-IFRS
measures
We use a number of adjusted, non-International Financial Reporting Standards (IFRS) measures to report the performance of our business. Total reported results represent the Group’s overall performance under IFRS. Adjusted results and other non-IFRS measures may be considered in addition to, but not as a substitute for or superior to, information presented in accordance with IFRS. Adjusted results and other non-IFRS measures are defined on pages 69 and 70 and reconciliations to the nearest IFRS measures are on pages 81 to 85.

GSK Annual Report 2022

Ahead Together
2022 was a landmark year for GSK. Following the demerger of our consumer healthcare business to form Haleon in July, we are now a fully focused biopharma company.

We prioritise innovation in vaccines and specialty medicines, maximising the increasing opportunities to prevent and treat disease
At the heart of this is our R&D focus on the science of the immune system, human genetics and advanced technologies, and our world-leading capabilities in vaccines and medicines development. We focus on four therapeutic areas: infectious diseases, HIV, immunology/respiratory and oncology.
We’re confident in our future
Our bold ambitions for patients are reflected in our commitments to a step-change in growth and performance over the period to 2026. This means more GSK vaccines and medicines, including innovative new products, will reach more people than ever before.
Being a responsible business means getting ahead of disease together in the right way
That’s why environmental, social and governance (ESG) impacts are embedded in our strategy and support our sustainable performance and long-term growth. They help us build trust with our stakeholders, reduce risk to our operations and deliver positive social impact.
Culture at GSK is something we all own
It powers our purpose, drives delivery of our strategy and helps make GSK a place where people can thrive. Our culture of being ambitious for patients, accountable for impact and doing the right thing is the foundation for how, together, we’ll deliver for our patients, shareholders and GSK people.

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GSK Annual Report 2022

2022 performance and key performance indicators
Financial
We delivered a step-change in commercial execution with growth across the portfolio. Prioritised investment and cost discipline supported strong growth in operating profit and earnings per share (EPS).

We use a number of adjusted,
non-IFRS,
measures to report the performance of its business. Adjusted results and other non-IFRS
measures may be considered in addition to, but not as a substitute for or superior to, information presented in accordance with IFRS. Adjusted results and other non-IFRS
measures are defined on pages 69 and 70. AER – actual exchange rate; CER – constant exchange rate.
2020 and 2021 comparative results presented in the tables above have been restated on a consistent basis from those previously published to reflect the demerger of the Consumer Healthcare business. The presentation of continuing and discontinued operations under IFRS 5 are set out on page 192.

Key performance indicator attributable to continuing operations	Linked to executive remuneration. See pages 136 to 139 for more details

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GSK Annual Report 2022

Performance summary and key performance indicators continued

Research and development
We continued to strengthen the late-stage pipeline with regulatory approvals, positive data read-outs and strategic business development.

Innovation sales (£bn)	Innovative pipeline	Phase III starts
£12.7bn	69	5

sales of products launched in the last five years including lifecycle innovation	vaccines and specialty medicines based on the science of the immune system	including for depemokimab in eosinophilic disease, and cobolimab for second-line non-small cell lung cancers
>20	18	7

new approvals since 2017	in phase III/registration	new collaborations and acquisitions including with Affinivax, Sierra Oncology and Spero Therapeutics

Pipeline value and progress are not reported externally because of their commercial sensitivity.

Responsible business
We continue to be recognised for our environmental and sustainability leadership. Our ESG Performance Rating is on track based on 83% of all performance metrics being met or exceeded. The metrics cover our six new focus areas: access to healthcare, global health and health security, environment
, diversity, equity and inclusion
, ethical standards, and product governance (see pages 41 to 50).

1st	2nd	13%

in the Access to Medicine Index for 8th consecutive time	in the pharmaceuticals industry for the S&P Global Corporate Sustainability Assessment, with a score of 86 (as at 17 February 2023)	reduction in indirect scope 3 1 carbon emissions

Culture
Culture progress
– ambitious for patients, accountable for impact and do the right thing – is measured through our employee surveys. Our employee engagement score was 81% in 2022 compared to 78% in 2021.

+	Read more on page 10
1   based on latest available data for scope 3 emissions between 2020-2021

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GSK Annual Report 2022

Chair’s statement
2022 was one of the most important years in GSK’s history with strong operational and financial performance and the successful demerger of Consumer Healthcare.

As I said last year, the programme of change Emma and her team are delivering is designed to fundamentally reconstruct and strengthen GSK’s operational capability. Clear, ambitious priorities have been set to sharpen commercial execution and cost discipline; improve the pipeline and R&D productivity; tackle the Group’s structure and capital allocation capacity; and shift GSK’s culture to be more competitive and performance focused.
We are seeing clear evidence of success of this strategic transformation. But, as always, there is more to do.
We delivered the demerger and separation of GSK’s Consumer Healthcare business to form Haleon, a separate company listed in London, in July. This was the largest demerger in Europe for 20 years and the culmination of a huge amount of work over several years.
We have created two attractive and competitive businesses with compelling investment propositions: a world-leading consumer healthcare business, and a newly focused GSK with a strengthened balance sheet to enable increased investment in R&D and future growth.
We are already seeing evidence of the benefits of a simpler, more focused, business model.
Operational performance for GSK in 2022 was excellent, with strong growth in sales of vaccines and specialty medicines and double-digit growth in operating profit and EPS. This is the start of a new, sustained period of growth for the Group, with sales and operating profit forecast to grow by more than 5% and 10% CAGR
1
, respectively over the period to 2026. The Board is very confident in delivery of these targets, underpinned by the improvement we are seeing in the Group’s commercial execution and competitiveness.
Increasing R&D productivity and building a culture of performance, which take longer to embed, are critical levers of longer-term value creation for GSK.
Progress in R&D
We are making good progress in R&D. In the past five years, over 20 new medicines and vaccines have been approved and more than 18 new medicines are currently in late-stage clinical trial development.
It was good to see clear progress in our pipeline reflected in important milestones during 2022. Our respiratory syncytial virus (RSV) vaccine candidate for older adults achieved exceptional phase III results, and the US Food and Drug Administration (FDA) approval of our long-acting HIV medicine administered every two months reaffirms GSK’s leadership in next-generation HIV treatment and prevention.
We also remain ambitious to support the pipeline and future growth through business development, with acquisitions of Sierra Oncology and Affinivax completed during the year.

I was delighted by the seamless transition of Tony Wood into the Chief Scientific Officer role in August, replacing Hal Barron. Tony is an outstanding and highly respected scientist and has been a key architect in rebuilding our pipeline.

1   Compound annual growth rate

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GSK Annual Report 2022

Chair’s statement continued

Engaging with shareholders
The Board and management continue to maintain very significant engagement with shareholders.
It is clear from these conversations that the vast majority of shareholders support the strategy the company is implementing. Nevertheless – and despite the progress that is being made – the Board recognises that there is more to do to increase investor confidence in the ability of the Group to sustain growth over the next decade.
This is important as GSK has underperformed in terms of TSR and share price performance for many years and the Board understands the need to deliver on this.
In the short term, this means consistent,
year-on-year
delivery of the targets for sales and operating profit, including successful launch of the company’s key new product opportunities such as the RSV vaccine in 2023.
Looking beyond 2026, successful delivery and strengthening of the late-stage pipeline is critical across vaccines and specialty medicines, including for our long-acting HIV portfolio, supported by targeted business development.
Longer term, the Board is confident that the progress the company is making to develop industry-leading AI and machine learning capabilities, and application of deep understanding of genetics, can provide us with an edge to be able to identify, develop and launch products that make a difference for patients and deliver value for our shareholders.
Zantac
litigation
The Group’s share price performance in the second half of the year was impacted by the uncertainties associated with the
Zantac
product liability litigation in the US.
While this is disappointing, the company remains clear on its position on these matters, namely that the scientific consensus is that there is no consistent or reliable evidence that
Zantac
(ranitidine) increases the risk of any cancer. The decision in December by the US Federal Court in Southern Florida to dismiss all claims and cases relating to ranitidine was very welcome and GSK will continue to defend itself vigorously against claims brought at the State level.
Targets and governance
The Board did not adopt the targets for sales and operating profit growth lightly. These commitments were a very important demonstration of our confidence in the business and our determination to be held accountable for delivery.
In line with this, we introduced a new remuneration policy in 2022 linking executive remuneration to reward for outperformance.
We engaged extensively with shareholders to develop these proposals, recognising the new reward system is a fundamental part of the architecture of GSK post-separation to ensure we build a performance culture and generate sustained delivery of shareholder value. While we were pleased the policy achieved a positive shareholder vote, we recognise a sizeable minority of shareholders voted against. We will continue to engage with shareholders to demonstrate why we believe incentivising outperformance against the targets will ultimately be rewarded through shareholder value creation.
Operating responsibly
Operating responsibly is a foundation stone on which GSK has been built.
We are committed to ensuring ESG considerations are properly embedded into our strategy.
This supports long-term growth, reduces risk and helps us build trust with stakeholders. The Board was pleased to see continued progress in many ESG areas during 2022, including GSK again topping the independent Access to Medicines Index.
Board evolution
Delivery of the demerger obviously resulted in changes to the Board, including departures of Vindi Banga and Vivienne Cox to Haleon and the retirement of Laurie Glimcher. I would like to thank them all for their significant contributions to GSK over recent years.
We committed to using the opportunity of the demerger to deepen the GSK Board’s biopharma experience and credentials. I was delighted to welcome Dr Vishal Sikka and Elizabeth McKee Anderson to the Board during the year. Vishal is a world-leading technologist and Elizabeth has deep commercial expertise, across both large and specialty biopharma.
Together with the continued involvement of Hal Dietz and Hal Barron, I believe the scientific credentials of GSK’s Board are among the strongest in the industry.
We also look forward to the future appointment of the highly experienced Julie Brown as our new CFO, starting 1 May 2023. I would like to thank outgoing CFO Iain Mackay for his outstanding work and support over the last four years.
I would also like to note the appointments of Anne Beal, who joined the Board in May 2021 as Chair of the Corporate Responsibility Committee, and Charles Bancroft, currently Audit & Risk Committee Chair, as our new Senior Independent Director.
Finally, I would like to thank all employees, partners, shareholders and customers for their support and commitment through the last year and I look forward to what promises to be an exciting 2023 for GSK.

Sir Jonathan Symonds
Chair

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GSK Annual Report 2022

CEO’s statement
2022 was a landmark year for GSK. We enter 2023 with strong
momentum and as a focused global biopharma company.

Creating a focused global biopharma company
2022 was a landmark year for GSK. We successfully delivered the demerger of Haleon which is the most significant corporate change for the company in 20 years, and began a new chapter of competitive and profitable growth. We enter 2023 with strong momentum and as a focused global biopharma company with the ambition and purpose to unite science, technology and talent, to get ahead of disease together.
Strong 2022 performance increases confidence in delivering growth through 2026 and beyond
Group sales were £29.3 billion in 2022, up 13% CER, driven by strong growth in both Vaccines and Specialty Medicines. Adjusted operating profit grew 14% and adjusted EPS by 15% (both CER).
Reflecting the huge progress we have made to improve the competitiveness of our commercial execution, we now have 10 products exceeding £1 billion in annual sales, including
Shingrix
,
Trelegy
,
Nucala
,
Benlysta
and
Dovato
.
Shingrix
alone delivered a record year with £3 billion of sales. HIV sales, including
Dovato
, were £5.7 billion, up 12% CER.
Vaccines and Specialty Medicines now represent nearly
two-thirds
of our sales, compared to 46% in 2017, and we are well on track to achieve our target of 75% of revenues from Vaccines and Specialty Medicines by 2026. This evolving portfolio, together with prioritised investment in innovation and good cost discipline, is reflected in the further expansion of our operating margin.
Strong operational performance has enabled us to increase annual investment in R&D to over £5 billion and, through the demerger, we have also significantly strengthened GSK’s balance sheet, creating additional flexibility to invest in growth and innovation. In 2022, we acquired the Boston-based vaccine company, Affinivax, which gave us access to the disruptive MAPS technology – for higher valency and broader coverage in a single vaccine – and a phase II next-generation
24-valent
vaccine for pneumococcal disease. We also acquired Sierra Oncology, including the myelofibrosis treatment, momelotinib, which we hope to see approved in 2023, and signed an exclusive licence agreement with Spero Therapeutics for tebipenem, a novel oral antibiotic in late-stage development for complicated urinary tract infections (cUTIs). We expect to do more targeted business development in 2023.
In addition, we generated over £3.3 billion of free cash flow in 2022, supporting investments and a dividend of 61.25 pence per share for the year.

Our strong momentum underpins our confidence in delivering the ambitious sales and profit outlooks we have set for 2026. At the same time, we continue to build a stronger portfolio and pipeline based on science of the immune system, to absorb the loss of revenues from future patent expirations, and to put us in a strong position to deliver growth through the decade and beyond.

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GSK Annual Report 2022

CEO’s statement continued

Innovation supports future growth
We now have a pipeline of 69 vaccines and specialty medicines, many with the potential to be first-or
best-in-class.
In August, Tony Wood took up his new role as GSK’s Chief Scientific Officer, succeeding Hal Barron. With his proven expertise in science, data and new technologies, Tony is well placed to capture the value and opportunities we see with our R&D approach.
We are focused across four core therapeutic areas: infectious diseases; HIV; immunology/respiratory and oncology. Overall, infectious diseases and HIV represent around two-thirds
of our pipeline and our primary focus for R&D.
In infectious diseases, we have developed a potential
best-in-class
vaccine for RSV in older adults. We were excited to present the phase III results in late 2022, which demonstrated 94%
1
efficacy against severe disease – an exceptional result. The world has been waiting more than 50 years for an RSV vaccine, so this is a significant scientific achievement. We have submitted this data to regulators and hope to see approval during 2023. Alongside our existing in-house
capabilities, such as adjuvants, MAPS through our Affinivax acquisition and our collaboration with CureVac in mRNA, we now have the broadest suite of vaccine platform technologies of any company in the sector.
We also made important advances in the clinical development of two late-stage assets: gepotidacin, a new novel antibiotic for uncomplicated urinary tract infections (uUTIs), and bepirovirsen, which has the potential to provide a first-in-class
functional cure for chronic hepatitis B, where there remains a significant unmet medical need. One in three people around the globe have been infected with the virus and more than 300 million are living with chronic hepatitis B infection today. Current standard of care for chronic hepatitis B achieves functional cure for very few patients, fewer than 5%.
With bepirovirsen, which is now undergoing final stage trials, and other assets in our pipeline, we aim to be at the forefront of a new wave of treatments for this ancient disease.
In HIV, we launched
Apretude
, the first and only long-acting injectable for HIV prevention which, alongside
Cabenuva
, the first and only complete long-acting HIV treatment regimen, means we are changing the landscape for HIV patients. We also made further progress during the year in the development of next-generation pipeline options, including presenting promising early-stage data for N6LS, our new broadly neutralising antibody, and we look forward to providing further visibility on these pipeline options during 2023.
In immunology/respiratory, we increased R&D investment to support the phase III programme for depemokimab, a promising potential new long-acting medicine to treat severe asthma – an area in which GSK has long-standing expertise and proven commercial capability. In oncology, we reported very positive data for
Jemperli
as a potential treatment for patients with primary advanced or recurrent endometrial cancer. Following discussions with the FDA, we took the decision to withdraw
Blenrep
from the US market in November, based on the previously announced outcome of the
DREAMM-3
trial.
Building trust, reducing risk and delivering positive social impact
We are committed to running a responsible business, which builds trust and reduces risk to deliver sustainable health impact at scale, shareholder returns and to support our people to thrive.
As we set out later in this report, we are making good progress in strengthening our culture, which is key to how we deliver our ambition and purpose. We are committed to making GSK a place where talented people can thrive, with a culture where we are all ambitious for patients, accountable for impact, and do the right thing.

In June 2022, we introduced our new Code, which sets out our culture, as well as commitments GSK and our people make, so we can deliver our ambition and purpose in the right way.
Our ESG focus is on: access to healthcare, global health and health security, environment, diversity, equity and inclusion, ethical standards, and product governance. In 2022, we made excellent progress, maintaining our number one position in the Access to Medicines Index for the 8th consecutive time and ranking 2nd in the S&P Corporate Sustainability Assessment for the pharmaceutical industry.
As I talked about last year, investors and other stakeholders are demanding transparent reporting of performance on ESG matters. We are introducing a new ESG Performance Rating, to track delivery. I am pleased to report that our performance in 2022 is ‘on track’ with details set out on page 42.
As Jon has made clear on the
Zantac
product liability litigation in the US, the scientific consensus is that there is no consistent or reliable evidence that
Zantac
(ranitidine) increases the risk of any cancer. We will continue to defend ourselves vigorously in the State cases. From my perspective, it is important that as we do that, the company does not get distracted from our main priority – continuing to deliver on our strategy for patients, shareholders and our people.
Looking ahead with confidence
As we enter 2023, I believe GSK has compelling prospects. As ever, its our people who fuel this confidence and I want to thank them for all they have achieved during 2022 and the strong momentum they are delivering. I am very optimistic for the future and excited by what we can achieve together.

Emma Walmsley
Chief Executive Officer

1	Vaccine efficacy (VE) 94% (1 of 12,466 versus 17 of 12,494)

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GSK Annual Report 2022

Business model
Our ambition is to positively impact the health of 2.5 billion people by the end of 2030. We aim to do this by developing transformational vaccines and medicines and making them available at responsible prices that are accessible for patients and sustainable for our business.

Central to our success are our people: experts in science,
technology, manufacturing, regulation, intellectual property and commercialisation...

69,400	>80	24,000

GSK people	countries worldwide	suppliers working directly
		with GSK

£5.5bn	37	4

R&D investment in 2022	manufacturing sites	global R&D centres
up by 9% at AER, 4% at CER

...who are identifying, researching, developing and
testing ground-breaking discoveries, and manufacturing
and commercialising...

Vaccines	Specialty Medicines	General Medicines

We deliver one and a half million doses of our vaccines every day; and around 40% of the world’s children receive a GSK vaccine each year.	Our portfolio of specialty medicines prevent and treat diseases, from HIV and respiratory diseases, to immuno- inflammation diseases like lupus, to cancer. Many are first or best-in-class.	Our portfolio of more than 150 products encompasses all of GSK’s primary care medicines, supplied in 112 countries worldwide.

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GSK Annual Report 2022

Business model continued

...products that improve the health of millions of people
around the world in our core therapeutic areas...

Infectious diseases
We are a world leader in infectious diseases like shingles and meningitis, which, including HIV, account for two-thirds
of the vaccines and medicines in our pipeline.
HIV
Our goal is to minimise the impact of HIV on people’s lives through treatment, prevention and ultimately cure.
Immunology/respiratory
We’re unlocking the science of the immune system to understand how it reacts to diseases like lupus, eosinophilic asthma and other inflammatory diseases.
Oncology
Our emerging portfolio in oncology will potentially bring new cancer therapies to the patients who need them most.

...steered by our long-term priorities...

Innovation
We develop new medicines and vaccines where they are needed, with better, faster and smarter R&D.
We’re combining the power of genetic and genomic insights into the causes of disease, with the speed and scale of artificial intelligence and machine learning.
Performance
We’ve made commitments to growth and a significant step-change in delivery.
We are confident in our ability to sustain growth through the decade and beyond.
Trust
We deliver our strategy responsibly: always considering the ESG impacts of everything we do from lab to patient, helping to build trust with our stakeholders, reduce risk to our operations and deliver positive social impact.

...and creating value for:

Patients
2.3bn
packs of medicines and
doses of vaccines delivered
Shareholders
61.25p
per share dividend
Society
£1.3bn
corporate income tax paid; in
addition we pay duties, levies,
transactional and employment taxes
Our people
All our people are supported to grow, be well and do work that really matters.
Reinvestment
The returns we make enable us to reinvest in discovering and developing new vaccines and medicines so we can continue getting ahead of disease.

Company directors are required by law to promote the success of their organisation for the benefit of both shareholders and their wider stakeholders, including employees, suppliers and the community. Information on the issues, factors and stakeholders that the Board considers relevant to complying with Section 172 (a) to (f) of the Companies Act 2006 can be found on page 112.

+ Our business model is supported by our ESG strategy,	+ Our strategy is supported by a robust framework for
described on page 42	monitoring and managing risk, described on pages 51 and 52

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GSK Annual Report 2022

Our culture and people
GSK’s purpose – to unite science, technology and talent to
get Ahead of disease Together – puts our people at the heart of our success.

Our culture
We are committed to making GSK a place where people can thrive, with a culture where we are all ambitious for patients, accountable for impact, and do the right thing. This means we support our people to do things better and faster, focusing on what matters most. It means setting clear objectives and accountability for results and giving everyone the support and space they need to succeed. It means doing everything responsibly with care and integrity, because people and patients around the world count on us.
During 2022, we have dedicated significant leadership energy in bringing to life our Ahead Together purpose, strategy and culture across GSK. We have also placed real emphasis on individual ownership of the culture and the small changes we each need to make it a reality. This change has been supported by team conversation guides and simple tools used globally to support better and faster decision making, greater clarity of accountabilities and more ambitious, focused objectives.
In June, we introduced The Code. This sets out our culture as well as the commitments GSK and our people make so we can deliver on our ambition in the right way. GSK people sign up to The Code annually and personally commit ‘I’m in’.

+	See The Code on gsk.com 1
Making GSK a place where people thrive
Core to our Ahead Together ambition is to make GSK a place where people thrive. Although how people thrive is very individual, we also believe there are common themes that matter for all. Firstly, a belief in our purpose and a desire to live our culture and contribute to delivering our ambition. Secondly, feeling included and able to be yourself with opportunities to keep growing, with the support, feedback and space needed to succeed. And finally, feeling good, with positive mental, physical, financial and social wellbeing. This all requires GSK to be a place where people feel welcome and valued, with an environment (including our policies, workplaces and ways of working) which wholeheartedly enables and supports each person to deliver at their best.
Supporting our people managers
Our people managers play a crucial role in helping their teams to thrive and bring culture to life. We expect people managers to Motivate, Focus, Care for and Develop their teams. Over the last two years we have delivered First Line Leader training, anchored in these four areas, to over 80% of this population. In addition, in 2022, we launched a new senior leader programme, Leading Leaders, to further build on our leadership development at more senior levels of the organisation.
In preparation for 2023, we brought all people managers together in a virtual event to bring to life our biggest priorities and support managers in setting focused, ambitious objectives with their teams, aligned to our Innovation, Performance, Trust and Culture priorities.
Focusing on diversity, equity and inclusion
We are continuing our focus on building a more diverse organisation and an equitable and inclusive culture so that everyone feels welcome, valued and included. We are delivering our leadership representation aspirations, have implemented annual diversity, equity and inclusion (DEI) training for all, and invested in development tools to build more inclusive leaders. We support an award-winning leadership development programme, Accelerating Difference, to support women and ethnically diverse leaders. We have also continued to evolve our people policies, processes and practices to support recruitment, retention and development of a more diverse workforce. More details on our aspirational targets for DEI for our people, business and suppliers, can be found in the Responsible Business section on page 47.
Driving Performance with Choice
Performance with Choice – our approach to hybrid working for those in office-based
roles (about a quarter of our people) continues to allow us to find the right balance of on-site
and remote working. This framework, balanced in driving collective and individual performance, as well as supporting individual flexibility, is supporting personal wellbeing, driving performance and making us attractive as an employer.
This year we have been clear in our expectations so that we spend enough time together in person to help us continue to build our sense of community, connectedness, enable development and better achieve our Ahead Together ambition.

1	https://www.gsk.com/en-gb/company/governance/compliance/#the-code

10

GSK Annual Report 2022

Our culture and people continued

Developing outstanding people
We are committed to developing outstanding people and giving people opportunities to grow. All GSK people are expected to have an agreed development plan, regardless of grade or role, that is underpinned by a robust conversation to understand the space and support needed for them to succeed. We continue to invest in development initiatives and training that can be accessed by all through our Keep Growing Campus – a central platform for our training and knowledge sharing.
In 2022, we have also redesigned our talent framework – focusing our reviews for our people against performance, living our culture and future potential. This gives us a simpler assessment process, in line with our culture, to support placing our best people in our most critical roles, with strong and diverse succession plans. This allows us to spend more time on development and action planning and less on process.
Health and wellbeing improvements
We have announced improvements to our health and wellbeing benefits, to better support people through different life stages and to make sure our offerings are fair and inclusive. These include a new global minimum standard of 18 weeks’ parental leave for primary and secondary carers for all forms of family, a new global minimum standard for care of a family member for end of life or serious health emergencies, insured benefits to include same sex partners wherever possible, a new financial wellbeing service and mental health training – available to everyone.
In November, we gave a
one-time
discretionary payment to our people who were feeling the greatest impact of rising cost-of-living
challenges. This payment was given to almost half of our global workforce in 47 of our 83 countries, using consistent criteria to determine eligible countries.
Understanding how our people experience GSK
We regularly measure how our people experience GSK, including progress in our culture focus areas and as a place to work. This includes an annual survey for all employees featuring questions on engagement, confidence, inclusivity, our culture focus areas and trust priorities. We also run a series of pulse surveys each year, with a statistically significant population, to get timely insights on our culture progress as well as hot topics of the moment. Over the last year, our progress is demonstrated by increased engagement at 81% in 2022, up from 78% in 2021, confidence in delivery of our ambitions, and positive trends in Ambitions for Patients, Accountability for Impact, Doing the Right Thing, and measures of inclusion.
To measure the effectiveness of our global manager population, their teams provide feedback via an annual One80 survey. Managers receive anonymised aggregate feedback on their effectiveness in motivating their team, focusing people on what matters most, leading with care, inclusive leadership and supporting performance and development. In 2022, 77% of our managers were rated as highly effective by their reports.
Recognising and rewarding our people
Sharing our success and recognising and rewarding our people, not just on the progress we have made but how we have made it, continues to be an important part of our culture. In addition to our bonus scheme that rewards performance across the company, each year we award 10% of our population with extra ‘Ahead Together’ awards for those delivering exceptional performance in line with our culture. And 5% of people are identified as Missed Performance for those that do not deliver on their objectives or live the culture. This year, in addition to our annual bonus and long-term incentive structure, we also gave a special thank you to all our people (excluding the GSK Leadership Team (GLT)), allowing us to recognise in real time what we achieved together in preparation for separation and the unprecedented transformation of GSK: everyone received a one-off
week’s salary in March, separate to our 2021 bonus
pay-out.
We remain energised to continually live and evolve our culture in line with the internal and external environment. It is part of everyone’s objectives, starting at the top, with all leadership team members having ambitious goals to embed and grow culture, and shows up in how we act every day.

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GSK Annual Report 2022

Our external environment
Here, we set out five major themes that have influenced our environment –
and how we work with governments, regulators and industry partners to keep providing medicines and vaccines to patients worldwide.

Life sciences continue to be shaped by new technology

Rapid advances in science and technology are changing life sciences R&D. This is particularly evident in the expansion of artificial intelligence and machine learning (AI/ML), which has the potential to transform outcomes for patients by making R&D more precise and productive. Research has identified nearly 270 companies working in the
AI-driven
drug discovery industry.
1
We’re investing in building our own AI/ML capabilities and forging partnerships to further strengthen our position. Other biopharma companies are also collaborating with AI organisations, with 46 partnerships struck in 2022, compared to 28 in 2016.
2

The pivotal role of innovation in managing the
COVID-19
pandemic

underscored the potential of new technologies and approaches to improve patient outcomes. Growth areas include next-generation vaccines, where there has been a substantial increase in assets in development, driven by the advancement of mRNA and DNA vaccine technology.

Greater use of new technologies and digital tools, as well as growth of decentralised trials, is accelerating a drive towards modernisation of clinical trial and regulatory processes.

Governments and regulators are continuing to build on lessons learned from
COVID-19
and expand international collaboration on complex trials and further develop policies and infrastructure for responsible access to public datasets. As AI/ML advances, different regulatory approaches on the use of AI in medicines are emerging.

Collaboration is also needed to create common models and standards for AI regulation that support innovation and benefit patients.

+
  Read about our focus on data and platform technologies on pages 18 and 19

Geopolitical tensions prompt countries to shift their priorities and focus

Scientific and technological advances offer significant promise for patients. But geopolitical tensions are putting pressure on the systems needed to deliver this innovation. Rising nationalism and friction between countries, due to the conflict in Ukraine and tensions between the US and China, bring potential risk and disruption. In the face of these tensions, governments are taking more interventionist actions to protect their domestic economic competitiveness, strengthen national security, create domestic jobs and improve public health.

There were notable examples of solidarity during the year. Constructive World Trade Organization discussions about reducing tariffs demonstrated that governments recognise the importance of minimising trade friction. But domestic interests remain the priority with governments encouraging companies to localise and shorten value chains
3
, prioritising strategic resilience over efficiency. Policies to restrict trade and secure access to essential items including medical goods have persisted. For example, in 2022, governments introduced over 150 harmful policy interventions affecting trade in pharmaceutical goods.
4

In an environment defined by tensions, trade disruption and economic uncertainty, health and life sciences continue to be viewed as sectors of strategic importance for governments across advanced markets, including the US, Europe and the UK. In March 2022, the US enacted a new federal agency – Advanced Research Projects Agency for Health – to improve the government’s ability to speed biomedical and health research. Life sciences was earmarked as a key strength in the UK government’s new Growth Plan.
5
Given their potential to bolster economic productivity and protect lives, healthcare and life sciences are likely to be subject to more muscular industrial policy interventions such as additional support for R&D, as well as state scrutiny over supply chain resilience.

1   AI in biopharma research: A time to focus and scale | McKinsey 10 October 2022

2   Deep Pharma Intelligence, Artificial Intelligence for Drug Discovery Landscape Overview Q3 2022

3   KPMG Singapore, six key trends impacting global supply chains in 2022

4   Global Trade Alert

5   HM Treasury, The Growth Plan 2022, September 2022

12

GSK Annual Report 2022

Our external environment continued

Economic slowdown as energy crisis and inflation bite

Lockdowns at the height of the pandemic weighed on economies worldwide and the outlook continued to weaken in 2022. Global growth was forecast to slow to 3.2% in 2022
6
amid surging inflation, heightened geopolitical uncertainty and tightening financial conditions. Energy prices soared across Europe due to increased demand and restricted supply, contributing to rising inflation. This has had immediate and challenging consequences for individuals and businesses.

With energy prices climbing, governments have staged significant and costly interventions to protect households, seek alternative energy sources, and invest in renewable energy infrastructure. Government interventions on this scale risk growing fiscal deficits and put pressure on other areas of public spending, including healthcare. During the pandemic, healthcare spending increased as governments rolled out vaccination programmes. But spending is estimated to have fallen in real terms during 2022 as it failed to keep pace with inflation.
7
Medicines spending is expected to return to
pre-pandemic
growth rates by 2024, albeit with pricing and value under increasing scrutiny over the next few years due to economic pressures and geopolitical disruption.
8

As governments meet economic headwinds, cost containment measures are on the rise, with healthcare budgets facing significant pressures in the UK, EU and other advanced markets. In August 2022, the US President signed into law the Inflation Reduction Act. This includes provisions to drive down US national debt through higher taxes, lowering energy costs, and lowering drug prices. Parts of the Act that focus on patients are welcome as they bring benefits to people who would otherwise face challenges accessing important vaccines. But there are concerns over negotiation provisions, allowing the federal health secretary to negotiate prices of certain expensive drugs each year for Medicare. This could potentially limit investment in innovation.

As well as cost containment, we are also seeing more examples of innovative contracting to support prudent stewardship of healthcare spending. Companies and payers are continuing to explore innovative pricing models, which facilitate patient access and support payer confidence in the value of a medicine or vaccine at the time of launch.

+

Read more about pricing and access on

Green transition disrupted but long-term momentum remains

The energy crisis has not only weakened economies, but also disrupted the green transition. Amid concerns over reliability, supply and affordability, policymakers face conflicting priorities. While energy transition is necessary to mitigate climate change, immediate energy needs are driving renewed investment in traditional fossil fuel energy sources. European countries announced plans to revert to higher coal usage to produce electricity, while the US has taken steps such as reopening oil and gas leasing on public lands.

Investor sentiment, particularly in the US, has seen similar shifts as the ESG agenda becomes increasingly polarised and politicised. During the year, Florida and Texas implemented measures banning their pension funds from investing through any asset managers that have policies on excluding fossil fuels or taking ESG factors into account.

Against this fractured backdrop, corporate net zero efforts remain in the spotlight with stakeholder expectations on credibility and transparency on net zero continuing to rise. But voluntary commitments and coalitions are being tested with, for example, the
UN-backed
Race to Zero dropping its explicit bar on support for new coal projects.

Despite the disruption seen during 2022, getting ahead of climate change remains a long-term investor and societal expectation, and a government priority. This was reinforced by the $369 billion clean energy investment in the US Inflation Reduction Act. Any setback to the energy transition is likely to be time-limited, so companies must continue to demonstrate leadership on the issue and remain committed to cutting their climate impact.

+

Read more about climate and nature on
pages 45 and 46

6 IMF, World Economic Outlook, October 2022 7 Economist Intelligence Unit, Healthcare outlook 2023 (eiu.com) 8 IQVIA, Global Use of Medicines 2023

13

GSK Annual Report 2022

Our external environment continued

Access in focus as
COVID-19
shines light on health inequity

COVID-19
demonstrated the value of the life sciences sector and the potential for delivering innovative interventions at speed. But the pandemic also raised questions about the pace at which medicines and vaccines could be rolled out, shining a light on inequalities in access and healthcare outcomes both within and between countries. Around 26% of people in low-income
countries are partially or fully vaccinated against
COVID-19,
compared with 80% in high-income countries.
9
Scrutiny of the
COVID-19
vaccine rollout has reignited the debate around the intersection between intellectual property (IP) rights and access to medicines and vaccines. This was evidenced by the TRIPS waiver, agreed in June 2022, which temporarily removes developing country obligations on patent protections for
COVID-19
vaccines. Such a step doesn’t address inequitable access and instead undermines industry’s ability to partner, invest at risk, and respond quickly to future pandemics.
Industry has sought to encourage a more holistic approach to realising equitable and timely access during future pandemics. This recognises the multiple factors that enable access, such as sustainable funding and free trade. The international pharmaceutical industry, along with biotechs and vaccine manufacturers based in developing countries, united behind a vision for access in future pandemics, known as the Berlin Declaration. This outlined industry’s willingness to reserve an allocation of real-time production for distribution to priority populations during future pandemics. The success of such an approach will rely on having a strong innovation ecosystem; removal of regulatory and trade barriers to export; procurement mechanisms for low-
and middle-income countries; and robust health systems.
More resilient health systems are needed not only to counter the increasing threat of infectious disease emergencies, but also to manage the growing burden of non-communicable
diseases. Delays to cancer diagnosis
and treatment during the pandemic could have an adverse effect on survival for years to come. As health systems continue to manage the long-term repercussions of the pandemic, there is an opportunity to move towards new models of care that enable earlier action to prevent, diagnose and treat disease. Investing in prevention to get ahead of disease has a clear return. It improves health outcomes, is cost-effective, and contributes to healthier lives, societies and economies.

+	See pages 43 to 45 for more on pricing and access, and global health and health security

Our position

In a challenging economic and political landscape, it’s more important than ever that we invest in a pipeline of vaccines and specialty medicines that will meet changing and unmet healthcare needs. At the same time, we have to work with governments, regulators and industry partners to make sure these medicines and vaccines can reach patients, bringing value to both the people who need them and payers.
Scientific innovation and improving health remain a critical pathway to sustainable economic growth. We therefore continue to work with our peers and governments to make sure that the policy and regulatory environment stimulates and sustains innovation. This includes, for example, advocating for appropriate IP protections; a balanced regulatory framework that supports the discovery and delivery of vaccines and medicines developed through emerging technologies; and reinforcing the importance of global, diversified supply chains.
As the pricing environment becomes tougher, we are well placed to offer a differentiated, high-value pipeline across prevention and treatment of disease. This is built on using new technology and techniques to make our R&D faster and smarter. Demand for data and real-world evidence to support continued reimbursement of new products is likely to increase. We continue to work with payers to design innovative solutions that manage their risk and uncertainty, while also recognising the full health, social and economic value of innovative medicines and vaccines. We also continue to collaborate with global health partners to increase our reach to patients in lower income countries.
To support delivery of innovative medicines and vaccines, we continue to advocate for investment in resilient healthcare systems around the world. More robust infrastructure is needed to support, for example, routine life-course immunisation. Getting ahead of future pandemics, and managing them more effectively when they do happen, starts with investing in health systems and improving public health now.

9	Financial Times, COVID-19 vaccine tracker: the global race to vaccinate, as at 23 December 2022

14

GSK Annual Report 2022

Research and
development
Science and technology have never before opened up so many possibilities for new vaccines and medicines for patients. In 2022, we’ve continued to harness the science of the immune system alongside genetics, genomics and advanced technology to continue to strengthen our pipeline.

GSK Annual Report 2022

Research and development

Highlights

69	> 20	2/3rds

vaccines and medicines in the pipeline	new approvals since 2017	of our pipeline comes from infectious diseases and HIV

–  Potential
best-in-class
RSV older adults candidate vaccine filed in US, EU, Japan

–
Shingrix
interim
10-year
data presented at ID Week 2022

–  Continued progress in development of long-acting HIV treatments; positive phase II data on N6LS broadly-neutralising antibody presented at HIV Glasgow

–  Pivotal phase III trials for gepotidacin antibiotic for uUTIs stopped early for efficacy

–  Positive phase IIb data for bepirovirsen, our investigational treatment for chronic hepatitis B, and started phase III study in early 2023

–  Expansion of depemokimab phase III programme with trials for long-acting
IL-5
inhibitor in three additional eosinophil-driven diseases

–  Business development including: acquisition of Affinivax giving access to disruptive MAPS technology and phase II next-generation vaccine for pneumococcal disease; acquisition of Sierra Oncology adding momelotinib for myelofibrosis patients with anaemia (regulatory submission EU, US); and exclusive licence with Spero Therapeutics giving access to tebipenem HBr, a late-stage antibiotic for cUTIs

Our R&D approach
R&D is central to our purpose to get ahead of disease together. By combining the science of the immune system, genetics, genomics, advanced technologies and outstanding talent, we discover and develop vaccines and medicines to make a transformational impact on people’s lives.
In 2022, R&D expenditure was £5,488 million, up 9% at AER, 4% at CER, from 2021 and we have strengthened our pipeline and platform capabilities through strategic business development. This means we have 22 vaccines and 47 medicines in development (see page 28). Many have the potential to be first-in-class.
Our late-stage R&D aligns to four therapeutic areas:

–	infectious diseases, see page 20

–	HIV, see page 23

–	immunology/respiratory, see page 24

–	oncology, see page 25
Our research team takes an approach that follows the science to identify opportunities with the greatest probability of success to lead to differentiated vaccines and medicines, including opportunities outside these four areas. Our scientists prioritise genetically identified targets that are at least twice as likely to succeed in the clinic. They also prioritise infectious disease targets and immune-modulators that have greater lifecycle opportunities.
Prioritising execution and technology
Our priorities are:

–	flawless execution of our late-stage pipeline and acceleration of our organically derived pipeline

–	doubling down on technology to deliver further innovation faster

–	finding new ways to help patients through lifecycle innovation

–	targeted business development to push towards new discoveries

16

GSK Annual Report 2022

Research and development continued

Flawless execution and acceleration of our pipeline
Our pipeline, across all phases, has 69 potential vaccines and medicines, more than 70% of them modulating the immune system and more than 70% with human genetic validation. In 2022, we started 16 phase I programmes, moved nine candidates into phase II and started five phase III programmes.
We also achieved industry-leading milestones, including the approval and launch of the first long-acting HIV medicines and the FDA priority review of the exceptional RSV older adult vaccine candidate with a potential best-in-class
profile. We also presented new data at IDWeek 2022 showing that
Shingrix
can provide at least 10 years of protection against shingles in the over 50s, and completed our acquisition of Affininax.
We have made significant progress in improving key measures of productivity. We reduced overall cycle times by 20% from the start of new drug discovery projects through to the end of phase I (for 2019-2021 compared to 2016-2018), and we now have a phase I portfolio that includes many potential first-in-class
medicines.
Doubling down on technology to deliver further innovation faster
We believe the combination of science and technology holds the key to fundamentally transforming medical discovery, improving success rates and shaping how we treat and prevent even the most challenging diseases. This is why technology plays a growing role in progressing our R&D towards vaccines and medicines not previously thought possible. It covers:

–
data technology, which helps us to understand the patient and human biology, choose targets and design clinical trials. We have access to large, rich datasets thanks to our data-focused collaborations, including our recent collaboration with Tempus (see page 19) as well as established partnerships, for example with 23andMe, the UK Biobank, and the Laboratory of Genomic Research with the University of California (see page 18)

–
platform technology, for the efficient design and development of new vaccines and medicines. We have access to a broad set of platform technologies, including an unrivalled suite within vaccines like mRNA, MAPS and adjuvant science, and a growing investment in oligonucleotides (see page 19)

Finding new ways to help patients through lifecycle innovation
We look to innovate throughout the lifecycle of our vaccines and medicines by exploring new ways for them to treat patients. Examples include:

–	approval in the US for Boostrix , for immunisation during pregnancy to prevent whooping cough in newborn babies

–	FDA approval for a new, more convenient presentation of our Rotarix vaccine to prevent gastroenteritis caused by rotavirus

–	approval for Priorix , our vaccine against measles, mumps and rubella, in the US for children over 12 months

–	approval of a two-dose regimen for Cervarix , our human papillomavirus vaccine for girls aged 9 to 14, in China

–	approval in China for Benlysta to treat adults with active lupus nephritis (LN) and FDA approval for Benlysta for paediatric patients with active LN

–	continue to develop a new monoclonal antibody, depemokimab, under development for its high affinity and long-acting suppression of IL-5 function
Pushing towards new discoveries through strategic business development
We work with commercial organisations and academic institutions to find new research and discovery opportunities, access new technology platforms or to progress the development of our pipeline. We remain agile and ambitious, looking for opportunities that address high unmet medical needs and complement our R&D strategy.
We look to grow our pipeline through acquisitions. In 2022, these included Affinivax adding a novel class of next-generation pneumococcal vaccine candidates and innovative MAPS technology (see page 20), and Sierra Oncology adding momelotinib for the treatment of mylefibrosis (see page 25).
We also announced five new collaborations, giving us access to exciting new vaccines, medicines and technologies, and deepening our understanding of how to prevent and treat disease. We partnered with precision medicine company Tempus, with oncology being a first area of focus. We added to our pipeline through new partnerships with Mersana Therapeutics for an option to co-develop
and commercialise their
XMT-2056
immunosynthen antibody-drug conjugate in oncology, with WuXi to progress bi-specific
T-cell
engaging antibodies for oncology and with Zheming to progress a phase I TLR8 agonist for hepatitis B virus (HBV). We announced a new partnership with Wave Life Sciences to drive discovery and development of oligonucleotide therapeutics, including a programme for alpha-1-antitrypsin
deficiency with a novel
RNA-editing
mechanism of action, and we also announced an exclusive licence agreement with Spero Therapeutics for tebipenem HBr, a late-stage antibiotic that may treat cUTIs.

17

GSK Annual Report 2022

Research and development continued

Genetics, genomics and advanced technologies

To get ahead of disease, we use innovative tools to maximise our chances of success and accelerate the pace of discovery. Genomics and the predictive power of AI/ML are changing how we find the right medicines for the right patients.
Advanced technologies and real-world data are bringing patients into the discovery and development process earlier. This, in turn, improves how researchers can integrate data into decision making. For diseases like cancer or neurological conditions, we’re investigating how tools like genetic validation, wearables, genomics and AI/ML can provide important insights that make us better at choosing drug targets and the specific groups of patients in which to study them.
Data produced using these tools helps us:

–	select novel targets that are genetically validated and so more likely to become approved medicines and vaccines

–	design clinical trials to include the patients most likely to benefit from our potential medicines and vaccines

–	recruit these patients faster, and accelerate the pace of our clinical trials
Improving drug discovery with the power of genomics and partnerships
Today, more than 70% of the projects in our pipeline are supported by human genetic evidence, informed by the large genetic datasets from our ongoing collaborations with the UK Biobank, 23andMe and FinnGen. In 2022, we were a founding member in the creation of Our Future Health, an ambitious UK effort aiming to recruit up to five million people to capture a wide range of medical and genetic information. We’re also working with Genes & Health and Discover Me South Africa to further expand this work and ensure a diverse and robust genetic representation of diseases.
In our collaboration with the consumer genetics and research company 23andMe we have approximately 50 active joint drug discovery programmes for genetically validated targets. In 2022, we extended our collaboration for a fifth year to identify and validate additional new drug targets until July 2023. This year we also took on sole development responsibility for phase I of the collaboration programme consisting of an investigational antibody targeting CD96 as a novel immuno-oncology agent. This is an investigational antibody that is currently being evaluated for cancer alongside other GSK medicines.
Several collaborations in functional genomics are providing further insight to improve our target selection. We work with a range of institutions innovating in this fast-moving field, from CRISPR pioneers to start-ups.
In the US, this includes dedicated genomics research centres, such as the Altius Institute in Seattle and the Broad Institute affiliated with MIT and Harvard University in Boston. We continue to partner with Adrestia, a British biotech, and with Open Targets, a UK consortium where we’re a founding member.
These advances complement the progress we’re making at the genomics lab we founded in 2019 with CRISPR pioneers at the University of California in San Francisco. The Laboratory for Genomic Research is now advancing a portfolio of 16 active technology and biology projects. By automating and advancing CRISPR, our scientists work side by side with academic researchers to uncover new knowledge about disease mechanisms for immunology, oncology and neurology. Scientists are creating new technologies that stem from CRISPR, and they are identifying additional applications of these technologies to find better starting points for new medicines.
CRISPR and other tools contribute to the data we have to understand the underlying causes of disease. Other information sources range from tissue and blood samples to human behaviour from wearable technology. Our proprietary AI/ML capabilities help our researchers interpret this volume of data and also make connections and predictions that help identify which targets are most likely to succeed. As assets move through our pipeline, both AI/ML and functional genomics continue to play a role, including in optimising clinical trial design, for example as happening now with bepivorisen.
Building
in-house
AI/ML teams and expanding our collaborations
AI/ML enables us to generate deeper insights from our own research data and our collaborations. Our work in applied AI/ML primarily focuses on two areas in R&D: at the early discovery stage to find genetically validated targets, and at the clinical stage to match patients with the right medicines.
We’ve built one of the largest
in-house
functions dedicated to AI/ML, and we work with partners to lead the way in these fields. Our AI/ML team includes more than 160 experts based at key GSK R&D sites, including London, San Francisco, Tel Aviv, Philadelphia and Boston. Combining our team with the resources and expertise of our partners helps us collect more data, find patterns in genetic data faster than we could before and, ultimately, helps us increase our success rates in making life-changing medicines. We continue to expand our partnerships with world leader data aggregation companies such as Tempus to further complement our internally generated data.

18

GSK Annual Report 2022

Research and development continued

Our models are becoming more and more advanced with every iteration. We’ve created a new imaging tool using AI/ML that we are using to inform target selection and potential business development opportunities in a challenging and complex disease area, non-alcoholic
steatohepatitis (NASH).
Also, through a partnership with King’s College London, we’re using tumour models alongside digital pathology and AI to develop personalised immuno-oncology treatments for several solid cancers, including lung, gastrointestinal and women’s cancers.
The
Oxford-GSK
Institute of Molecular and Computational Medicine (IMCM), which we established in partnership with Oxford University in December 2021, combines human genetics with functional genomics and ML to focus on neurological diseases like ALS, Alzheimer’s and Parkinson’s.
Our collaborations in data technology complement our existing capabilities and resources and include ongoing work with Cerebras, the pioneer in high performance AI computer systems, and NVIDIA, a global leader in AI hard and software. In 2022, we started two other data collaborations:

–
PathAI, a global leader in
AI-powered
pathology, aimed at accelerating R&D in oncology and NASH. We’ll combine our predictive and data-driven approach to drug discovery and trials with PathAI’s models to build algorithms that uncover new insights. We’ll integrate these into trials to help us predict which patients will be impacted most

–
Tempus, which enables access to their library of
de-identified
patient data. Tempus’ dataset draws from its work with over 40% of oncologists in the US at academic medical centres and community hospitals. We will work with Tempus to improve clinical trial design, speed up enrolment and identify drug targets, with an initial focus on oncology

Platform technology across vaccines and medicines
Our work to use technology to drive drug discovery also includes expanding our platform capabilities. These technologies allow us to broaden the range of options for future medicines and vaccines, going beyond existing modalities like small molecules, antibodies and adjuvants to help immune responses to vaccines, but importantly also ensure we remain highly competitive by being faster and more confident in identifying new medicines from our genetically validated targets.

We develop these technologies ourselves and through external collaborations. Key areas for new medicine and vaccine technologies that we’re actively investing in include:

–
MAPS (multiple antigen presenting system), a novel and highly efficient vaccine technology platform that potentially enables broader coverage, generating higher antibody responses. MAPS has mainly been directed at preventing pneumococcal disease and has also shown promise in addressing other infectious disease pathogens, including those that cause hospital-acquired infections

–
mRNA, which was validated by the launch of the
COVID-19
vaccines in 2020 and could potentially be applied across a number of diseases. We’re progressing the development of the mRNA technology in-house,
in parallel with our CureVac collaboration. We’re currently evaluating a second generation mRNA backbone, which we developed with CureVac, in a phase I trial featuring modified mRNA vaccine candidates targeting
COVID-19
and flu. Based on the promising preliminary analysis of these studies, evaluating safety, reactogenicity and immunogenicity, we are preparing to move these candidates into late-stage clinical testing

–
RNAi and oligonucleotides including:
ARO-HSD,
a phase II programme for NASH,
in-licensed
from Arrowhead in 2021, consisting of an RNA interference (RNAi) molecule against a genetically validated target; and bepirovirsen, an anti-sense oligonucleotide designed to recognise HBV DNA, in phase III, which we in-licensed
from Ionis in 2019. We also announced a collaboration with Wave Life Sciences, which allows us to advance up to eight preclinical programmes using Wave’s PRISM oligonucelotide platform and includes the in-licensing
of a novel
RNA-editing
oligonucleotide to treat liver and lung disease caused by
alpha-1-antitrypsin
deficiency

–	monoclonal antibodies (mAbs) such as Xevudy for COVID-19, co-developed with Vir Biotechnology, as well as other research programmes

–
new ways to understand the biology and pharmacology of genetically validated targets and how best to intervene in their disease processes. Our Chemical Biology group has developed several such methods, including chemogenomic libraries, encoded libraries, and reactive fragments, in part in collaboration with the Francis Crick Institute. These novel technologies help find critical starting points for drug discovery projects

–
natural products derived from the biosphere, such as the collaboration we started with LifeMine Therapeutics in 2022, which gives us access to its platform for proprietary evolutionary-derived genomic drug discovery

–	bi-specific antibodies for multiple auto-immune diseases that are advancing through preclinical phases

–
digitisation to optimise each phase of vaccine development and production. Working with Siemens and Atos, two of the world’s leading digital transformation and technology companies, we’ve developed a ‘digital twin’, a complete and real-time simulation of the vaccine manufacturing process.

19

GSK Annual Report 2022

Research and development continued

Infectious diseases

Two-thirds
of the vaccines and medicines in our pipeline address the global public health burden of infectious diseases, such as those caused by HIV, RSV, meningococci, hepatitis B, rotavirus and antibiotic resistant bacteria. These diseases cause significant morbidity and mortality and put strain on global healthcare systems.
In 2022, we generated pivotal data for our RSV candidate vaccine for older adults and positive interim analysis readout for gepotidacin, our antibiotic to treat uUTIs and gonorrhoea. Both have the potential to be first and best-in-class.
We also sought opportunities to boost our pipeline through business development. In 2022, we completed our acquisition of the clinical-stage biopharmaceutical company Affinivax. It has pioneered a novel class of next-generation pneumococcal vaccine candidates. These include a
24-valent
vaccine candidate for adults, which has completed phase II, and a paediatric version currently in phase II. A
30-plus
valent pneumococcal vaccine programme is in
pre-clinical
development. These vaccines incorporate the MAPS technology (see page 19).
Our new partnership with Spero Therapeutics, Inc. gave us an exclusive licence agreement for tebipenem HBr, a late-stage antibiotic being developed by Spero. This is the first oral carbapenem antibiotic, and it has the potential to treat cUTIs. With a clear FDA regulatory path to potential approval, tebipenem HBr will address an unmet medical need for a novel oral antibiotic as an alternative to intravenous hospital therapy for drug-resistant cUTIs.
RSV
RSV is a major cause of acute respiratory illness in older adults and is currently one of the major infectious diseases without a vaccine. RSV can worsen underlying conditions and cause pneumonia. It leads to approximately 420,000 hospitalisations and over 29,000 deaths a year in adults in industrialised countries. Around 94% of people hospitalised with RSV have underlying comorbidities.
In 2022, we became the first company to announce positive phase III efficacy data for a RSV older adult vaccine candidate. Interim results from our
ARESVI-006
phase III pivotal trial showed vaccine efficacy of over 94%
1
observed against RSV lower respiratory tract disease
(RSV-LRTD)
in adults with at least one comorbidity of interest and in those with severe disease. Overall vaccine efficacy against
RSV-LRTD
was 82.6%
1
, meeting the trial’s primary endpoint. Consistent high vaccine efficacy was observed across a range of pre-specified
secondary endpoints, including against severe disease, in adults aged
70-79
and across RSV A and B strains.
The vaccine was generally well tolerated, with a favourable safety profile. These data were presented as part of the Infectious Disease Society of America’s IDWeek 2022 annual meeting in Washington, DC, in October. We also shared positive data on the co-administration
of our RSV older adult vaccine candidate with a flu vaccine, a key finding for practical immunisation.
Based on these data, the vaccine candidate was granted Priority Review by the FDA. It was also accepted for accelerated assessment by the European Medicines Agency (EMA) and for review by the Japanese Ministry of Health, Labour and Welfare (MHLW).
We’re committed to finding solutions for people at high risk of the serious consequences of RSV infection. In 2022, we started a clinical trial exploring the effect of the RSV older adult vaccine candidate in people aged
50-59,
including those at increased risk of
RSV-LRTD,
compared to people 60 and over. We also began two further flu co-administration
trials. The
ARESVI-006
trial will also continue to evaluate an annual revaccination schedule and longer-term protection over multiple seasons.
Shingles
Approximately one in three adults develop shingles, a painful and potentially serious illness.
Shingrix
is the first approved shingles vaccine to combine a
non-live
antigen with one of our adjuvants. It may help overcome the natural age-related
decline in immunity that contributes to the challenge of protecting people aged 50 and over from this disease.
Shingrix
is now available in 26 countries, and we’ve continued to broaden access to it in 2022. In Japan, where
Shingrix
is already approved for people over 50, we’ve also submitted an application to extend the indications to include over
18-year-olds
at risk, such as those with immune suppression and immune deficiency. The US Cancer Network has recommended
Shingrix
for cancer survivors over 19, and the vaccine has a preferential recommendation from the Brazilian Immunization Society.
We presented new data at IDWeek 2022 showing that
Shingrix
can provide at least 10 years of protection against shingles in the over 50s. In the primary endpoint analysis, the interim data showed overall efficacy of more than 80%
2
in the
follow-up
period of approximately six to ten years after initial vaccination. No new safety concerns were identified during the follow-up
period. These data significantly add to the real-world evidence demonstrating the long-term benefit of
Shingrix
.

1	VE 94.1% (1 of 12,466 versus 17 of 12,494); 94.6% (1 of 4,937 versus 18 of 4,861); VE 82.6% (7 of 12,466 versus 40 of 12,494)

2
VE 81.6% (52 cases in 32673.8 f/u years versus 283 cases* in 32673.8 f/u years); *cases for the placebo group are estimated from the ZOE-50/70 placebo groups to assess vaccine efficacy during ZOE-LTFU study; f/u: follow up; (95% confidence interval [CI]: 75.2–86.6)

20

GSK Annual Report 2022

Research and development continued

Meningitis
Around 1.2 million people develop invasive meningococcal disease (IMD) each year. It can be fatal, and 10–20% of survivors will have long-term disabilities such as brain damage, deafness, nervous system problems or loss of limbs. Bacterial meningitis is also of particular concern. One in 10 people who are diagnosed with bacterial meningitis end up dying, and 1 in 5 are left with severe complications.
Bexsero
, our meningitis B vaccine, and
Menveo
, our meningitis ACWY vaccine, are registered in more than 60 countries, and together protect against most forms of IMD. Since launch, more than 150 million doses of these vaccines have been distributed. In 2022, we received FDA approval in the US and ANVISA approval in Brazil for a fully liquid, ready-to-use
single vial presentation of
Menveo
. This gives healthcare providers a more convenient option by removing the need to reconstitute the vaccine.
Our investigational first generation MenABCWY candidate pentavalent
(5-in-1)
vaccine combines the technologies used in our
Bexsero
and
Menveo
vaccines. The goal of introducing a
5-in-1
meningitis vaccine is to protect people against the five serotypes that cause most disease with just one vaccine, not two. A
5-in-1
meningitis vaccine has the potential to help improve vaccination rates by providing a more convenient way to prevent IMD.
MenABCWY is currently in phase III development, in a trial spanning five countries with 3,650 participants aged
10-25.
We expect results in early 2023. New multivalent vaccines like this have the potential to support the global strategy to defeat meningitis by 2030, set out in the World Health Organization’s Global Road Map.
A second-generation
5-in-1
meningitis vaccine is currently in phase II and is aimed at improving protection against B strains and allowing for broader age indications globally.
COVID-19
By the end of 2022, more than 650 million cases of
COVID-19
had been reported around the world, and there had been over 6.5 million deaths. The disease continues to challenge healthcare systems. We and our innovation partners have been part of the response, developing treatments and vaccines.
Treating
COVID-19
with
Xevudy
Xevudy
(sotrovimab) is our
SARS-CoV-2
monoclonal antibody treatment, developed with Vir Biotechnology. It works by preventing the virus from entering and infecting healthy cells in the body. It has been an important part of early treatment to prevent high-risk patients from developing severe disease. With Vir, we developed sotrovimab from discovery to approval in less than 1.5 years. We have delivered over two million doses of
Xevudy
to over 30 countries including government purchases to meet current and future need.
Providing solutions with new
COVID-19
vaccines
Our pandemic adjuvant technology is part of several protein-based
COVID-19
vaccines we’ve developed, such as with Sanofi and SK bioscience, which are now licensed in some markets. These vaccines are important new options to help protect against
COVID-19.
Chronic hepatitis B
Chronic hepatitis B (CHB) is a major global health issue with approximately 300 million people infected and approximately 900,000 people dying annually due to liver complications, including cirrhosis and liver cancer. The mainstay of therapy includes nucleoside/nucleotide analogues (NA) which are often taken for life because they suppress but rarely clear the virus.
Bepirovirsen is the only drug in development as a monotherapy for CHB that works to reduce virus replication, suppress surface antigen and stimulate the immune system. In November 2022, phase II full-study data published in The New England Journal of Medicine demonstrated that treatment with bepirovirsen resulted in sustained clearance of hepatitis B surface antigen (HBsAg) and HBV DNA in a sub-group
of patients followed for six months after discontinuation of their bepirovirsen. Levels of HBsAg and HBV DNA together are key efficacy measures. When HBsAg and HBV DNA remain undetectable for more than six months without medications, patients are considered to have a functional cure, an outcome associated with significant decreased risk developing cirrhosis, hepatocellular carcinoma and death. Currently, standard of care treatment with NA rarely achieves functional cure, which is why new therapies are needed for patients diagnosed with chronic HBV. Our phase III study which started in early 2023 will build our understanding of how bepirovirsen works. Our aim for bepirovirsen is for it to become a potential monotherapy or the backbone of future therapy for hepatitis B patients. We are exploring potential sequential treatment trials and expect to share data later in 2023.
Other infectious diseases
Diptheria, tetanus and pertussis
Since 2010, there have been up to 48,000 cases of pertussis (whooping cough) in the US each year, with infants more likely to experience complications from the disease.
Boostrix
, our tetanus, diphtheria and pertussis vaccine (Tdap), received approval from the FDA in October 2022 for immunisation during the third trimester of pregnancy for the prevention of whooping cough in newborn infants. This makes it the first vaccine in the US approved specifically for use during pregnancy. The vaccine is approved in 80 countries, including in the EU, Canada, Australia and New Zealand.

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Rotavirus
In November 2022, the FDA approved the new fully liquid presentation of our
Rotarix
vaccine to prevent gastroenteritis caused by rotavirus. This new presentation makes it more convenient for healthcare providers to prepare
Rotarix
by removing the need to reconstitute the dose at the point of use. We expect it to be commercially available in early 2023.
Varicella
In February 2022, we started a phase II study in the US with children aged
12-15
months to compare the safety and immunogenicity of our varicella (chickenpox) new strain candidate vaccine with the vaccine currently available. The aim is to develop a vaccine that fits the Advisory Committee for Immunization Practices’ (ACIP) recommended US immunisation schedule and offers healthcare professionals and parents an alternative to the current vaccine. This varicella new strain vaccine could also be used as a component of the measles-mumps-rubella-varicella vaccine in the US.
Herpes simplex virus
We have started a phase I study to investigate the potential of GSK 3943104A, an immunotherapeutic against herpes simplex virus (HSV). The aim is to offer a better solution for people with the virus than current standard of care. The study is gathering safety and immunogenicity data on GSK 3943104A in healthy people. Phase II development will focus on safety and immunogenicity, as well as proof-of-concept
efficacy.
Human papillomavirus
Human papillomavirus (HPV) is a common sexually transmitted infection – around 14 million people a year become infected in the US alone. It often has no symptoms but can cause genital warts or cancer. We’ve begun a phase I/II study of our next-generation adjuvanted vaccine, developed in collaboration with Innovax, to protect against nine types of HPV. The study is evaluating the reactogenicity, safety and immunogenicity of an adjuvanted vaccine candidate for girls and women aged
16-26.
The aim is to identify the most effective vaccine formulation to take into phase III trials.
We also received approval in China for
Cervarix
, our human papillomavirus vaccine for girls aged nine to 14, in a two-dose
regimen.
Pneumococcal disease
Pneumococcal disease is the term for any illness caused by the bacterium Streptococcus pneumoniae, a leading cause of acute bacterial disease worldwide. Our acquisition of Affinivax adds a novel class of next-generation pneumococcal vaccine candidates that incorporate MAPS technology (see pages 19 and 20).
Antibiotics and antimicrobial resistance
According to the World Health Organization (WHO), antimicrobial resistance (AMR) is one of the top 10 global health threats. By undermining the effectiveness of antibiotics, it contributes to around 1.2 million worldwide deaths a year.
We’re using our expertise in developing prevention and treatment options to focus on pathogens that have the highest probability of developing AMR, as identified by the Centers for Disease Control (CDC) and the WHO.
Progressing towards a new treatment for urinary tract infections and gonorrhoea
We are developing gepotidacin, a novel mechanism topoisomerase inhibitor, for uncomplicated UTIs and gonorrhoea, in partnership with the Biomedical Advanced Research and Development Authority (BARDA) in the US. In early November, we received positive results from
EAGLE-2
and
EAGLE-3
phase III trials evaluating gepotidacin, in female adults and adolescents with uUTIs. Following a recommendation by the Independent Data Monitoring Committee (IDMC) we stopped the trials early for efficacy and plan to submit a New Drug Application to the FDA in 2023. We are also studying gepotidacin as a potential treatment for urogenital gonorrhoea (GC) in the
EAGLE-3
phase III trial, with potential to read out in the second half of 2023.
In November 2022, we started a phase I/II study to evaluate the safety and efficacy of a new vaccine candidate for gonorrhoea prevention. This vaccine candidate, based on our proprietary GMMA (generalised modules for membrane antigens), aims at protecting adolescents and adults against gonorrhoea infections.
In 2022, we also started a phase Ib study of our
first-in-class
FimH antagonist, a novel molecule that blocks binding of E. coli bacteria to the bladder epithelium, as a treatment for recurrent urinary tract infection.
Investigating our salmonella vaccine
In July 2022, we started a phase I study with the University of Oxford to investigate our candidate vaccine for invasive non-typhoidal
salmonellosis (iNTS). The vaccine uses our generalised modules for membrane antigens (GMMA) technology. To explore its potential, we’re partnering with Vacc-iNTS, a consortium of 12 partners from eight countries, including some where iNTS is endemic.

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HIV

In recent years, we’ve made breakthroughs in treating and preventing HIV to transform patients’ lives. We’re now building on these achievements with new products, including long-acting injectables which, for many, means significantly reducing therapy to just a few times a year.
HIV is one of the world’s biggest health threats, with 1.5 million new cases in 2021, including approximately 38,000 in the US. Around 38 million people were living with HIV worldwide in 2021, over half of them in sub-Saharan
Africa.
In HIV, our work is through ViiV Healthcare, the world’s only specialist HIV pharmaceutical company, which we majority own, with Pfizer and Shionogi as shareholders. Our goal is to treat, prevent and eventually cure HIV.
Transforming the experience of patients living with HIV
With our portfolio of 17 antiretroviral medicines, we’re transforming the experience of people living with HIV. Instead of taking medicine orally every day, our
Cabenuva
(cabotegravir, rilpivirine) long-acting injectable regimen allows some patients to only have treatment six times a year. The treatment has established ViiV Healthcare as the industry leader in long-acting HIV medicines.
Cabenuva
is approved for dosing every two months in the US, and in Europe as the combination of
Vocabria
(cabotegravir) and
Rekambys
(rilpivirine). This combination received marketing approval in Japan in 2022, again for dosage every two months. The FDA has also approved a label update for
Cabenuva
that means patients no longer have to take cabotegravir and rilpivirine tablets for a month before starting
Cabenuva
injections.
ViiV’s dolutegravir is the world’s most widely prescribed integrase inhibitor for HIV, taken by around 21 million people, or three out of four of those currently on HIV medications. It’s the foundation for
Dovato
and
Juluca
, our
two-drug
regimen oral therapies, which are as effective as three-drug regimens and allow people to take fewer drugs while still maintaining viral suppression.
Working to prevent HIV
Preventing HIV is a central part of ViiV Healthcare’s work. In late 2021, we received FDA approval for
Apretude
(cabotegravir), the first and only long-acting injectable
pre-exposure
prophylaxis (PrEP) option to reduce the risk of sexually acquired
HIV-1.
This approval was based on results from two pivotal phase III studies, HIV Prevention Trials Network (HPTN) 083 and 084, demonstrating superiority over the established standard of care.
In August 2022, we announced more data showing the continued superior efficacy of cabotegravir long-acting for PrEP over daily tablets. The unblinded portion of the HPTN 084 trial with women in sub-Saharan
Africa showed a substantially lower rate of HIV acquisition.
Offering a range of options for people living with HIV
We offer different medicines to meet the varying needs of people living with HIV.
Our portfolio of antiretrovirals also includes
Tivicay
and
Triumeq
, which contain dolutegravir.
Triumeq
now has US approval in a dispersible once-daily tablet formulation for children weighing 10kg and above and the Committee for Medicinal Products for Human Use (CHMP) of the EMA issued a positive opinion recommending marketing authorisation for
Triumeq PD
for children 14kg and above at the end of 2022. With 1.7 million children living with the virus, it’s important that this medicine, the first fixed-dose tablet regimen for children, is now available in a form that’s easier for them to take. The FDA has also lowered the minimum weight at which a child can be prescribed the
Triumeq
tablet from 40kg to 25kg.
Our commitment is to leave no person with HIV behind. That includes working to develop medicines for heavily treatment-experienced adults who have very few treatment options because of safety concerns, intolerance, or resistance. In 2022, we announced five-year
data for
Rukobia
(fostemsavir), a
first-in-class
attachment inhibitor. In the ongoing BRIGHTE study, week 240 data shows that these patients can take fostemsavir as part of their antiretroviral regimen and keep their virus suppressed over the long term.
Exploring more ways to improve the lives of people living with HIV
We’re exploring new types of long-acting therapy, based on cabotegravir, that could give people living with HIV the option to take medicine at home. These involve combining cabotegravir with other assets in our early-stage pipeline to create medicines that patients can administer themselves.
We’re also investigating ultra-long-acting medicines with dosing every three months or longer. Based on studies in 2022 and 2023, we will choose partners for cabotegravir and begin phase IIb and phase III studies of these combinations in 2024.
In October 2022, we announced positive phase IIa data for N6LS, a novel broadly neutralising antibody (bNAb). A study showed strong antiviral efficacy at two dosing levels. bNAbs can recognise different strains of HIV and stop them entering healthy cells, and so block the virus from replicating. They offer a potentially new approach to treatment and may help us combat treatment resistance in our efforts to end the HIV epidemic.
A European study of
Vocabria
(cabotegravir injection) and
Rekambys
(rilpivirine long-acting injectable suspension) showed the treatment was well received by people living with HIV and by clinic staff. In the CARISEL study, 81% of participants said the injectable treatment was less stigmatising than daily tablets, and the combination showed a high clinical effectiveness and a low rate of viral failure.

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Immunology/respiratory

For 50 years, we have been leaders in medicines that advance the management of asthma and chronic obstructive pulmonary disease (COPD), and we’ve sold products for respiratory problems since the 1880s. Now we draw on our expertise in the science of the immune system to develop medicines for immune-mediated conditions including lupus, eosinophilic-driven diseases such as severe eosinophilic asthma and other inflammatory diseases. Our innovative medicines help millions of people with immune and respiratory conditions.
Widening access to
Benlysta
beyond systemic lupus erythematosus (SLE) to include lupus nephritis (LN)
SLE is a chronic autoimmune disease where the immune system mistakenly attacks healthy tissue in many parts of the body. It causes symptoms like swollen joints, fever, hair loss and facial rash, along with potential long-term complications including irreversible damage to vital organs like the heart and kidneys. SLE affects around five million people worldwide. LN, the kidney inflammation caused by lupus, can progress to kidney failure if left untreated. Approximately 40% of patients with SLE develop LN.
Our innovative research into the role of B cells in autoimmune conditions led to the development of
Benlysta
(belimumab), the only biologic approved for both SLE and LN.
Benlysta
is a monoclonal antibody that targets
B-lymphocyte
stimulator (BLyS), an underlying cause of SLE and LN, reducing autoantibody levels to help treat the short-term symptoms of inflammation and prevent irreversible damage to vital organs. In 2022, we received approval in China for
Benlysta
to treat adults with active LN. We also received FDA approval for
Benlysta
for paediatric patients with active LN. These followed earlier approvals for adult treatment in markets including EU member states, Japan and Brazil.
Our ambition is to improve outcomes for lupus patients with a ‘treat to target’ approach that aims for remission or reduced disease activity.
Innovating to treat eosinophil-driven diseases
Eosinophil-driven diseases are associated with heightened levels of eosinophils, a type of white blood cell. Increased levels of eosinophils in the blood or tissue can cause a range of symptoms across a variety of conditions. When eosinophils infiltrate certain tissues, they can cause inflammation and organ damage which, over time, can affect patients’
day-to-day
life.
Eosinophil-driven diseases are associated with poor symptom control such as worsening asthma, and can cause breathing difficulties and interfere with taste, smell and sleep.
Our
first-in-class
monoclonal antibody
Nucala
(mepolizumab), targets
interleukin-5
(IL-5)
to reduce the number of eosinophils. It’s the only treatment in the US and Europe with indications across four eosinophilic diseases, including severe eosinophilic asthma (SEA), chronic rhinosinusitis with nasal polyps (CRSwNP), eosinophilic granulomatosis with polyangiitis (EGPA) and hypereosinophilic syndrome (HES).
In 2022
Nucala
was approved in the US, Japan and Europe as a 40mg
pre-filled
syringe for
6-11-year-olds
with SEA. The
pre-filled
syringe allows healthcare professionals or caregivers to administer
Nucala
at home. Previously, children could only receive the medicine in hospitals or physicians’ offices, as pre-filled
syringes were only available in adult strength.
We also continue to develop a new monoclonal antibody, depemokimab, under development for its high affinity and long-acting suppression of
IL-5
function. Current
IL-5
inhibitors are dosed every four weeks or every eight weeks. Depemokimab is designed to be administered every six months, which means it has the potential to be the first biologic to deliver ultra-long-acting treatment for patients with SEA. In 2022, we began phase III trials of depemokimab for CRSwNP, EGPA and HES, following initiation of trials in SEA in 2021.
Otilimab
Data from the ContRAst programme examining otilimab as a potential treatment for rheumatoid arthritis showed limited efficacy and did not support a suitable benefit/risk profile. As a result, we decided not to progress with regulatory submissions.
Other clinical advances
We moved two antibodies from phase I to phase II: anti-CCL17 – a novel anti-cytokine antibody for pain in both osteoarthritis and diabetic peripheral neuropathy, representing a novel non-opioid,
non-NSAID
analgesic therapy; and anti-IL18 – a novel anti-cytokine antibody for atopic dermatitis which was identified with the use of human genetics and human translational studies.

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Oncology

Cancer remains a leading cause of death with unmet patient need. We have an emerging portfolio in oncology and will develop programmes using the science of the immune system with human genetics and new technology.
In oncology, we take a balanced and pragmatic approach to investment in our research areas of immuno-oncology, tumour cell-targeting therapies and synthetic lethality. We have 11 investigational medicines in our oncology pipeline that have the potential to make a meaningful difference for patients with cancer.
We also grow our oncology pipeline through targeted business development with acquisitions and collaborations. In 2022, we acquired Sierra Oncology, a biopharmaceutical company focused on therapies for rare forms of blood cancer, such as myelofibrosis. We also entered into an exclusive global licence option agreement with Mersana in a range of HER2-expressing tumours, such as breast, gastric and non-small-cell
lung cancers, and an expanded global,
non-exclusive
licence and collaboration agreement with SpringWorks Therapeutics for multiple myeloma. In 2022, we also expanded our existing collaboration with precision medicine partner Tempus, with an initial focus in oncology (see page 19).
Positive readouts for
Jemperli
Colorectal cancer is the third most common form of cancer, with over 1.9 million new cases in 2020. We’re exploring an immunotherapy treatment with curative intent using
Jemperli
(dostarlimab) in a subset of rectal cancer. At ASCO 2022 breakthrough findings were presented and published in The New England Journal of Medicine by researchers at Memorial Sloan Kettering Cancer Center (MSK) confirming a clinical complete response in all 14 patients who received treatment with
Jemperli
as a neoadjuvant treatment for mismatch
repair-deficient
locally advanced rectal cancer. In February 2023 the FDA Oncologic Drugs Advisory Committee (ODAC) voted 8 to 5 that the two proposed single-arm
trials would be sufficient to characterise the benefits and risks of
Jemperli
in the curative-intent setting for patients with mismatch
repair-deficient/microsatellite
instability-high locally advanced rectal cancer.
In late 2022, our phase II PERLA study comparing
Jemperli
plus chemotherapy to pembrolizumab plus chemotherapy for metastatic non-squamous
non-small-cell
lung cancer returned positive data. The results support our ambition for
Jemperli
to be the backbone of our immuno-oncology programme, either alone or combined with standard of care and novel cancer therapies, especially for patients with limited treatment options.
Our phase III COSTAR trial is studying
Jemperli
in combination with cobolimab, an investigational selective
anti-TIM-3
monoclonal antibody, and chemotherapy in patients with advanced non-small-cell
lung cancer who have progressed on
anti-PD-(L)1
therapy and chemotherapy. The combination has the potential to be the first of its kind.
CD226 axis
Our work focused in immuno-oncology aims to help the immune system recognise and kill cancer cells more effectively. We’re investigating how
Jemperli
, in combination with novel assets targeting the CD226 axis, can support anti-tumour activity.
We are the only company with access to antibodies targeting all three checkpoints on the CD226 axis, including PVRIG, TIGIT and CD96. We’re executing a comprehensive development plan that will combine these investigational antibodies with
Jemperli
, in both doublet and triplet therapies. In addition to several early phase trials that are underway, our phase II platform study in first-line
non-small-cell
lung cancer began dosing patients with an initial combination of
Jemperli
and our TIGIT antibody, partnered with iTeos Therapeutics.
Gynaecologic and breast cancers
In 2020, nearly 1.4 million women around the world were diagnosed with a gynaecologic cancer.
We continue to explore the potential for our existing treatments to advance the standard of care for hard-to-treat
gynaecologic cancers, both alone and in combination with each other and other agents. In second-line endometrial cancer, the FDA granted full approval for
Jemperli
in February 2023 for the treatment of adult patients with mismatch repair-deficient
(dMMR) recurrent or advanced endometrial cancer, as determined by an
FDA-approved
test, that has progressed on or following a prior platinum-containing regimen in any setting and are not candidates for curative surgery or radiation.

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In December 2022, we announced positive headline results from the planned interim analysis, or Part 1, of our RUBY phase III trial investigating
Jemperli
in combination with chemotherapy as a frontline treatment for advanced or recurrent endometrial cancer. It showed a statistically significant and clinically meaningful progression-free survival (PFS) benefit in the prespecified
dMMR/MSI-H
patient subgroup and in the overall population. In Part 2 of the RUBY study, we will assess
Jemperli
in combination with
Zejula
in the same setting, with initial results anticipated in the second half of 2023. Our FIRST trial, is evaluating this combination as a potential new first-line
maintenance therapy for ovarian cancer with results expected in the second half of 2023.
1
Our phase III trial, ZEST, is exploring the efficacy and safety of
Zejula
(niraparib) as an early-stage treatment for breast cancer. The trial uses circulating tumour DNA technology for the first time in a pivotal breast cancer study. This offers the potential to detect tumour cells earlier at the molecular level and identify women at higher risk of recurrence. This means therapy with
Zejula
could start when the burden of disease is still low and may create an opportunity to slow or stop the cancer’s progress more effectively.
Investigating
Zejula
for lung cancer
We’re evaluating
Zejula
in our phase III ZEAL lung cancer trial, which is investigating
Zejula
as a
first-line
maintenance therapy for patients with advanced
non-small-cell
lung cancer (squamous and
non-squamous
histologies), after they have received platinum-based chemotherapy. The trial is studying the efficacy and safety of
Zejula
in combination with the standard of care treatment.
Blood cancers
Myelofibrosis is a rare blood cancer that affects around 20,000 patients in the US, most of whom either have anaemia when they’re diagnosed or develop it eventually. Patients often need transfusions, and around 30% stop treatment because of anaemia.
Momelotinib may address the significant medical needs of myelofibrosis patients with anaemia by reducing dependence on transfusions while still treating other symptoms of the disease and enlarged spleen.
A New Drug Application and Marketing Authorisation Application for momelotinib is currently under review with the FDA and EMA, respectively. Momelotinib is not currently approved in any market. We anticipate a US launch in 2023.
Multiple myeloma is the world’s third most common blood cancer, with more than 175,000 people developing it every year.
Blenrep
(belantamab mafodotin) is for patients with relapsed or refractory multiple myeloma who have received at least four other therapies.
Blenrep
is approved in Europe and Hong Kong. Our DREAMM trials are investigating its potential in earlier lines of treatment, together with standard and novel therapies, as well as exploring dosing and scheduling modifications.
In November 2022, we announced we would withdraw
Blenrep
from the US market following the request of the FDA. This request was based on the outcome of the
DREAMM-3
confirmatory trial, which did not meet the requirements of the FDA Accelerated Approval regulations. Other trials in the DREAMM clinical trial programme will continue. They are designed to demonstrate the benefit of
Blenrep
in combination with novel therapies and
standard-of-care
treatments in earlier lines of therapy and dosing optimisation to maintain efficacy while reducing corneal events. We anticipate data from the
DREAMM-7
and
DREAMM-8
phase III trials in the second half of 2023.
Early science and other collaborations
In 2022, we announced an exclusive global licence option agreement to co-develop
and commercialise Mersana Therapeutics’
XMT-2056
immunosynthen antibody-drug conjugate that targets a novel epitope of HER2. It’s designed to activate the innate immune system through STING signalling in immune cells in tumours, and tumour cells themselves. Mersana has initiated a phase I clinical trial of
XMT-2056
to investigate its potential in a range of HER2-expressing tumours, such as breast, gastric, colorectal and non-small-cell
lung cancers. The FDA has granted an orphan drug designation to
XMT-2056
for the treatment of gastric cancer.
Additionally, to further enhance our tumour-cell targeting portfolio, we entered into an agreement with WuXi Biologics for exclusive licences for up to four bi-
and multi-specific
T-cell
engaging (TCE) antibodies developed using WuXi Biologics’ proprietary technology platforms. This deal allows us to access potential best-in-class
TCE antibodies that have been optimised for effective tumor killing with a desirable safety profile.

1
At the request of the FDA, in late 2022, we restricted the second-line ovarian cancer maintenance indication for
Zejula
in the US to only the patient population with deleterious or suspected deleterious germline BRCA mutations (gBRCAmut)

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Opportunity driven

As well as our portfolio across therapy areas, we pursue other opportunities where the emerging science indicates the potential for important new opportunities to have major impact in addressing unmet need.
Transforming the treatment of anaemia with daprodustat
Over 700 million people suffer from chronic kidney disease (CKD) worldwide, and an estimated one in seven of them has anaemia. For many, the treatment options are limited. When left untreated or undertreated, anaemia of CKD is associated with poor clinical outcomes and leads to a substantial burden on patients and healthcare systems.
Daprodustat is our oral treatment in a class of medicines called oral hypoxia-inducible factor prolyl hydroxylase inhibitors (HIF-PHIs). It’s based on human genetics and Nobel Prize-winning science showing how cells sense and adapt to oxygen availability. Daprodustat offers a potentially easier oral treatment than the current injection-based standard of care, while still managing haemoglobin levels effectively. It’s approved as
Duvroq
in Japan.
In October 2022, we reported that the FDA Cardiovascular and Renal Drugs Advisory Committee (CRDAC) supported that the benefit of treatment with daprodustat outweighs the risks for adult dialysis patients with anaemia of CKD with a 13 to 3 vote. In adult non-dialysis
patients with anaemia of CKD, the CRDAC did not support that the benefit of treatment with daprodustat outweighs the risks with a 5 to 11 vote.
On 1 February 2023, the FDA approved daprodustat under the name
Jesduvroq
for the treatment of anaemia of chronic kidney disease in adults on dialysis. In March 2022, the EMA validated the marketing authorisation application for daprodustat, which is currently under regulatory review with a decision anticipated mid-2023.
Progressing towards a new treatment for cholestatic pruritus in primary biliary cholangitis
Linerixibat is our ileal bile acid transporter (IBAT) inhibitor to potentially treat cholestatic pruritus in patients with primary biliary cholangitis (PBC). This is a rare autoimmune liver disease affecting approximately 15 per 100,000 people. Significant numbers of PBC patients suffer with cholestatic pruritus, a debilitating itch, and there has been no new pharmacologic therapy in this area in 60 years.
Our development programme demonstrates how we are using digital technology to modernise drug development, using novel platforms to run our studies with the potential to increase trial diversity. An example of this is a new decentralised clinical trial (DCT) design with the potential to improve patient recruitment and retention in GLISTEN, the phase III trial of linerixibat for cholestatic pruritus in patients with PBC. This is an emerging trial model where assessment of patients can occur at a patient’s own home, improving accessibility for patients who may not live near to a specialist. This is a first and we expect this innovation to continue.
Linerixibat has received Orphan Drug Designation in Europe and the US.

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Pipeline overview
We have 69 assets in development, of which 18 are late-stage.

Phase III/Registration

Bexsero infants US (recombinant protein) MenB

SKYCovione (SK Bioscience) 1 COVID-19 4

3536819 (conjugated, recombinant protein) MenABCWY 1st gen

3844766 1 (recombinant protein) 3 RSV older adults

gepotidacin 1 (BTI inhibitor) uUTI and GC

bepirovirsen 1 (HBV ASO) HBV

tebipenem pivoxil 1 (antibacterial carbapenem) cUTI 10

Xevudy 1 (sotrovimab/VIR-7831 monoclonal antibody) COVID-19

Blenrep 1 (anti-BCMA ADC) multiple myeloma

Jemperli 1 (anti-PD-1) 1L endometrial cancer 2

Zejula 1 (PARP inhibitor) ovarian, lung and breast cancer

momelotinib 1 (JAK1, JAK2 and ACVR1 inhibitor) myelofibrosis cobolimab 1 (anti-TIM-3) NSCLC

latozinemab 1 (AL001, anti-sortilin) frontotemporal dementia 2,9 depemokimab 1 (LA anti- IL5) asthma 2

Nucala (anti-IL5) COPD

daprodustat (HIF-PHI) anaemia of chronic kidney disease 12

linerixibat (IBAT inhibitor) cholestatic pruritus in primary biliary cholangitis

Phase II

3437949 1 (recombinant protein) 3 malaria fractional dose

4406371 (live, attenuated) MMRV new strain

3536852 1 (GMMA) Shigella

3528869 1 (viral vector with recombinant protein) 3 therapeutic HBV 6

4023393 (conjugated, recombinant protein) MenABCWY 2nd gen 6

4178116 (live, attenuated) varicella new strain

5101955 1 (MAPS) pneumococcal 24-valent – paediatric

5101956 1 (MAPS) pneumococcal 24-valent – adults

4106647 1 (protein-adiuvant) 3 HPV 6

3036656 1 (leucyl t-RNA inhibitor) tuberculosis

sanfetrinem cilexetil 1 (serine beta lactamase inhibitor) tuberculosis

BVL-GSK098 1 (ethionamide booster) tuberculosis

VIR-2482 1 (neutralising monoclonal antibody) 5 influenza

3640254 (maturation inhibitor) HIV 13

3810109 1 (broadly neutralising antibody) HIV

4428859 1 (anti-TIGIT) cancer

Benlysta (anti-BLyS) Systemic sclerosis associated interstitial lung disease 10

4532990 1 (HSD17B13 siRNA) non-alcoholic steatohepatitis 10

Phase I

2904545 1 (recombinant protein) 3 C. difficile

4429016 1 (bioconjugated, recombinant protein) 3 K. pneumoniae

3993129 (recombinant subunit) 3 CMV 6

4382276 1 (mRNA) flu

4396687 1 (mRNA) COVID-19

4077164 1 (bivalent GMMA) iNTS (typhimurium + enteritidis) 2

3943104 1 (recombinant protein) 3 Therapeutic HSV

4348413 (GMMA) gonorrhoea 6

3536867 1 (bivalent conjugate) Salmonella (typhoid + paratyphoid A)

2556286 1 (Mtb inhibitor) tuberculosis

3186899 1 (CRK-12 inhibitor) visceral leishmaniasis 7

3494245 1 (proteasome inhibitor) visceral leishmaniasis

3772701 1 ( P falciparum whole cell inhibitor) malaria

3882347 1 (FimH antagonist) uUTI

3923868 (PI4k b inhibitor) viral COPD exacerbations

4182137 1 (VIR-7832 monoclonal antibody) COVID-19 6

3965193 (PAPD5/7 inhibitor) HBV

5251738 1 (TLR8 agonist) HBV

3739937 (maturation inhibitor) HIV

cabotegravir (400 mg/ml formulation) HIV

4004280 (capsid protein inhibitor) HIV

4011499 (capsid protein inhibitor) HIV

4524184 1 (integrase inhibitor) HIV

3745417 (STING agonist) cancer

4074386 1 (anti-LAG3) cancer

6097608 1 (anti-CD96) cancer

4381562 1 (anti-PVRIG) cancer

XMT-2056 1,11 (STING agonist ADC) cancer (wholly owned by

Mersana Therapeutics)

4527226 1 (AL101, anti-sortilin) neurodegenerative diseases

3858279 1 (anti-CCL17) osteoarthritis pain

1070806 (anti-IL18) atopic dermatitis

3888130 1 (anti-IL7) multiple sclerosis

4172239 1 (DNMT1 inhibitor) – sickle cell disease 8

Only the most advanced indications are shown for each asset.

1	In-licence or other alliance relationship with third party
2	Additional indications or candidates also under investigation
3	Adjuvanted
4	GSK contributing pandemic adjuvant
5	GSK has exclusive option to co-develop post phase II
6	In phase I/II study
7	Transition activities underway to enable further progression by partner
8	Imminent study start
9	Phase III trial in patients with progranulin gene mutation
10	Phase II or III study start expected in 2023
11	GSK has an exclusive global license option to co-develop and commercialise the candidate
12	FDA approved in February 2023
13	Will not progress to phase III
MenB: meningitis B; RSV: respiratory syncytial virus; uUTI: uncomplicated urinary tract infection; GC: urogenital gonorrhoea; HBV: hepatitis B virus; cUTI: complicated urinary tract infection; ADC: Antibody drug conjugate NSCLC: non-small cell lung cancer; LA: long-acting ;COPD: chronic obstructive pulmonary disease; MMRV: measles, mumps, rubella & varicella; HSV: herpes simplex virus; siRNA: small interfering RNA; HPV: human papillomavirus; MAPS: multiple antigen presenting system; CMV: cytomegalovirus; GMMA: generalised modules for membrane antigens; iNTS: invasive non-typhoidal salmonella; ASO: antisense oligonucleotide

28

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Governance and remuneration
Financial statements
Investor information

GSK Annual Report 2022

Commercial operations

Performance: Vaccines

Our broad vaccines portfolio targets infectious diseases
at every stage of life, helping to protect people from
meningitis, shingles, flu, polio and many more.

                        Herpes zoster virus (shingles)

29

GSK Annual Report 2022

Performance: Vaccines

Turnover	Key products
£7.9bn +17% AER, +11% CER	Product	Disease	Total revenue	Key information

	Shingrix	Herpes zoster (shingles)	£2,958m +72% AER; +60% CER	Record sales year. Now launched in 26 markets

	Bexsero	Meningitis group B	£753m +16% AER; +12% CER	Approved in France for National Immunisation Programme in 2022. Now available in 50 markets

	Fluarix, FluLaval	Seasonal influenza	£714m +5% AER; -4% CER	Joint first to market with Sanofi in US enabling vaccinations to begin in July 2022

	Boostrix	Diphtheria, tetanus, acellular pertussis booster	£594m +14% AER; +7% CER	US approval for maternal immunisation indication in 2022

	Infanrix, Pediarix	Diphtheria, tetanus, pertussis, polio, hepatitis B, haemophilus influenza type B	£594m +9% AER; +3% CER	Pediarix leads in the US in market share by volume

	Engerix, Twinrix, Havrix	Hepatitis	£571m +24% AER; +16% CER	Travel and routine immunisation for hepatitis recovering as expected in 2022

	Rotarix	Rotavirus	£527m -3% AER; -3% CER	Rotarix fully liquid in the US and approved in France for National Immunisation Programme in 2022

	Menveo	Meningitis group A, C, W and Y	£345m +27% AER; +18% CER	Menveo fully liquid in the US and Brazil in 2022

	Synflorix	Invasive disease, pneumonia, acute otitis media	£305m -15% AER; -15% CER	Affinivax acquisition for next-generation PCV of 24 valents and greater

	Priorix, Priorix Tetra, Varilrix	Measles, mumps, rubella and chickenpox	£188m -28% AER; -29% CER	US approval for Priorix in 2022 supporting continued expansion of our established portfolio

	Cervarix	Human papilloma virus	£117m -15% AER; -20% CER	China approval for a two-dose schedule in 2022

Sales performance
We achieved strong growth in vaccines in 2022, driven by record sales for our shingles vaccine, and continued geographic expansion of our meningitis vaccine.
Vaccines turnover was £7,937 million, up 17% at AER, 11% at CER in total, and up 24% at AER, 17% at CER excluding pandemic adjuvant sales. The performance reflected a favourable comparator, which was impacted by
COVID-19
related disruptions in several markets primarily in H1 2021, and strong commercial execution of
Shingrix
, particularly in the US and Europe.
Shingrix
sales grew 72% at AER, 60% at CER to £2,958 million. All regions grew significantly reflecting post-pandemic rebound, strong uptake and new market launches with more than half of the growth contributed from outside of the US. In the US,
Shingrix
grew 46% at AER, 32% at CER to £1,964 million due to higher
non-retail
and retail demand and strong commercial execution. Germany and China contributed strongly to the
Shingrix
growth.
Shingrix
was launched in nine markets during 2022 and is now available in 26 countries.
Meningitis vaccines sales grew 16% at AER, 11% at CER to £1,116 million mainly driven by
Bexsero
up 16% at AER, 12% at CER to £753 million resulting from higher CDC demand and increased share in the US.
Menveo
sales were also up 27% AER, 18% CER to £345 million, primarily driven by post-pandemic vaccination catch-up
and higher public demand in International, together with favourable pricing mix and share gain in the US.
Fluarix
/
FluLaval
sales grew by 5% AER but decreased 4% CER to £714 million, primarily driven by lower post-pandemic demand in Europe and the US, partly offset by lower expected returns in the US.
Established Vaccines grew 4% AER but was stable at CER to £3,085 million mainly resulting from supply constraints in MMR/V vaccines and lower tender demand in International for
Synflorix
. This was offset by hepatitis vaccines demand rebound in the US and Europe and
Boostrix
post-pandemic demand recovery and increased share in the US.

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GSK Annual Report 2022

Performance: Vaccines continued

Pandemic vaccines decreased 86% AER and CER primarily reflecting comparison to 2021 pandemic adjuvant sales to the US and Canadian governments partly offset by GSK’s share of 2022 contracted European volumes related to the
COVID-19
booster vaccine developed through a collaboration with Sanofi Pasteur (Sanofi).
Our strategy for growth
Vaccines play a critical role in our growth. We aim to reach 1.3 billion people with vaccines by 2031, a significant contribution to our overall ambition to positively impact the health of 2.5 billion people. We will achieve this through growth of our existing adult and paediatric vaccines and new launches. Our focus is on accelerating the vaccines pipeline, particularly RSV and MenABCWY, ensuring manufacturing capability and capacity for RSV,
Shingrix
and our established portfolio, and entering new markets. We also prioritise targeted business development which complements our existing vaccine portfolio and gives us access to new patients.
Vaccines are complex and highly technical both to develop and manufacture. As such there is no established generic industry and they therefore do not generally face the so-called
‘patent cliff’. This longer lifecycle means that vaccines can remain in use for decades after their initial authorisation. For example
Boostrix
,
Infanrix
,
Priorix
and
Engerix
are beyond their patents but remain important parts of our portfolio in terms of contribution to performance. And importantly, our vaccines have a strong efficacy profile with 90% of our portfolio by sales having an efficacy level of above 90% – helping to protect our portfolio from potential disruption from new technologies.
Our portfolio of more than 20 marketed vaccines is one of the industry’s broadest, helping to protect people throughout their lives against diseases, including meningitis, shingles, flu, polio, measles and many more. We deliver one and a half million doses of our vaccines every day; and around 40% of the world’s children receive a GSK vaccine each year.
The full benefits of vaccination go beyond the health of individuals. Vaccination programmes help minimise health inequity and reduce costs to the healthcare system, potentially promoting economic growth and societal wellbeing. With our acquisition of Affinivax and, if we get approval, the future launch of our RSV vaccine for older adults, we are well positioned in the adult vaccination segment, which will be a key growth driver of the global vaccines market.
Our established platform technologies, and the new platforms we’re building, such as the MAPS and mRNA technologies, are a key part of our vaccines growth strategy and are enabling us to tackle the most complex diseases from birth throughout adulthood (see page 19).
Drivers of growth across the portfolio
Record annual sales for
Shingrix
were driven by strong demand in existing markets and geographic expansion.
Shingrix
continues to be recommended for adults and
at-risk
groups in countries around the world, driving its uptake. By 2024, we aim to have launched in 35 markets which make up about 90% of the vaccine market by value.
We continue to strengthen our leadership position in meningitis vaccines with an aim to double sales by 2031 through continued market share growth, the geographic expansion of
Bexsero
and the anticipated launch of our pentavalent vaccine. During the year, France approved
Bexsero
for its National Immunisation Programme and we also launched
Bexsero
in Taiwan and received marketing authorisation in South Korea, making
Bexsero
available in a total of 50 countries.
We remain committed to growing our established portfolio, which represents about half of our total vaccines business. We continue to seek to expand the availability of our vaccines in markets around the world; our lifecycle management strategy has strengthened our presence in the US. For example,
Priorix
, our measles, mumps and rubella vaccine, has been protecting people worldwide for 25 years; its launch in the US this year underscores how it remains an important part of our established portfolio. Also in the US, we received FDA approval for fully liquid formulations of
Rotarix
, our rotavirus vaccine and
Menveo
, our meningitis ACWY vaccine. We were also first to receive FDA approval for a vaccine given in pregnancy,
Boostrix
maternal, which can be administered in the third trimester to help prevent whooping cough in young babies (see page 22).

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GSK Annual Report 2022

Performance: Vaccines continued

Meeting the needs of healthcare professionals and patients (HCPs)
From the age of about 50, our immune system starts to decline and becomes less effective, leading to increased vulnerability to infectious diseases. Given this, we are focusing our efforts on helping to keep older adults healthy. We want to improve physician-patient dialogue on vaccination, to raise awareness in adults of vaccine-preventable diseases and to increase access to vaccination beyond the physician’s office.
Our Vaccine Study 2022 Report explored attitudes and beliefs of HCPs and those over 50 years to vaccination. The study showed that HCPs are a patient’s number one source of information about vaccines. But HCPs can’t always meet their patients’ needs because they lack time, want to avoid conflict or don’t have enough information and training.
To ease some of the pressure on HCPs, we’ve started a digital channel partnership with NextDoor in the US, providing vaccination information directly to patients. We’ve also launched a consumer campaign about the importance of vaccination. We’re working directly with HCPs through a series of Vaccinology Master Classes, helping to better equip them for conversations with their patients about vaccines.
With US research company IQVIA, we also launched Vaccine Track, a data platform to help improve adult vaccination nationwide. The platform gives HCPs information about the uptake of recommended adult immunisations. With this data, HCPs can target their efforts to increase discussion about vaccination and improve coverage in areas showing a relative decline in immunisation.
We’re working with expert groups on adult vaccination calendars which show HCPs and their patients which vaccines they’re eligible for.
In 2022, we launched a
first-ever
shingles awareness week with the International Federation on Ageing, reaching more than 900 million people globally. Such campaigns remain an important way of increasing awareness of vaccine preventable diseases, prompting patients to seek HCP guidance on next steps, including preventative options.
Globally, governments, policymakers and healthcare providers are recognising the potential advantages of having increased access to vaccination through additional channels such as vaccination centres as well as retail pharmacies. We’re working with pharmacy chains to provide information for patients as they consider their vaccination options.
Strengthening our manufacturing network to support vaccines growth
In 2022, our 12 manufacturing sites in nine countries produced and delivered over 500 million vaccine doses. This was despite supply challenges with incoming materials and shipping impacts caused by
COVID-19,
the global economic environment and the conflict in Ukraine.
Our sites are routinely inspected by multiple regulatory agencies. In 2022, there were 45 inspections by health authorities across our manufacturing sites.
We are preparing our manufacturing and supply capabilities to support both our inline product growth and our pipeline products pending approval. This includes our RSV vaccine for older adults. In 2022, the RSV production facility in Wavre, Belgium, produced the first doses for the market at a 100% success rate. To be ready for demand, we announced a
€
70 million investment in a second manufacturing facility for RSV antigen production in Belgium. Also in Belgium, we invested in more capacity for lyophilised products as well as building our internal mRNA capabilities. Following the acquisition of Affinivax, we are adding MAPS to our production technology platforms by using capabilities at our Singapore site as well as new investments at GSK Binney Street in Cambridge, Boston.
Overall, we’re focused on increasing the control and robustness of our supply chain. A good example of this is the manufacturing of key adjuvants (AS01, AS03). We’ve brought production of MPL and QS21 (components of AS01)
in-house
at Hamilton. We’ve also formulated over 200 batches of adjuvant in Belgium since 2020 for current and future key assets such as
Shingrix
,
Mosquirix
or our RSV candidate vaccine for older adults.
Throughout the year we invested in modernising, digitising and automating our manufacturing network. For example, our quality control laboratories at all our sites went completely paperless. We’ll transition more than 50 production lines at 10 sites to electronic batch records by 2025 as we build on our digital capability for better operational efficiency, compliance, yield and shorter lead times.

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Financial statements
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Commercial operations

Performance: Specialty Medicines

We continue to be global leaders in HIV medicines, focus on pioneering treatments for immune-mediated conditions and respiratory diseases, and have an emerging portfolio of cancer medicines.

                            HIV virus

33

GSK Annual Report 2022

Performance: Specialty Medicines

Turnover	Key marketed products
£11.3bn +37% AER, +29% CER	Product	Disease	Total revenue	Key information

	Xevudy	COVID-19 treatment	£2,309m >100% AER; >100% CER	Monoclonal antibody treatment. Delivered more than two million doses to over 30 countries since approval

	Triumeq	HIV treatment	£1,799m -4% AER; -11% CER	Dolutegravir-based fixed dose combination tablets. Marketed in 67 countries

	Nucala	Respiratory eosinophil-driven diseases	£1,423m +25% AER; +18% CER	The only treatment to be indicated in the US and Europe for use across four eosinophil-driven diseases (see page 24)

	Tivicay	HIV treatment	£1,381m flat% AER; -7% CER	Dolutegravir tablet for use in combination with other antiretroviral agents. Marketed in 71 countries

	Dovato	HIV treatment	£1,375m +75% AER; +65% CER	Dolutegravir based two-drug regimen. Now launched in over 50 markets

	Benlysta	Lupus and lupus nephritis	£1,146m +31% AER; +20% CER	Only biologic approved to treat both SLE and LN, in the US, Europe and elsewhere

	Juluca	HIV treatment	£636m +23% AER; +14% CER	Dolutegravir based two-drug regimen. Marketed in 30 countries

	Zejula	Ovarian cancer	£463m +17% AER; +12% CER	PARP inhibitor commercially available in 1L maintenance in 29 markets and in 2L maintenance in 29 markets

	Cabenuva (Vocabria + Rekambys in Europe and Japan)	HIV treatment	£340m >100% AER; >100% CER	First and only complete long-acting injectable regimen (cabotegravir, rilpivirine). Launched in over 20 countries

	Blenrep	Blood cancer – multiple myeloma	£118m +33% AER; +25% CER	An antibody-drug conjugate commercially available in 19 countries for patients with relapsed or refractory multiple myeloma

	Rukobia	HIV treatment	£82m +82% AER; +64% CER	Extended-release tablets for people living with multi-drug resistant HIV-1 for use in combination with other antiretrovirals. Approved in the US, Canada and Europe

	Apretude	HIV prevention	£41m	First and only long-acting injectable (cabotegravir) for HIV prevention. Launched in the US in 2022

	Jemperli	Endometrial cancer	£21m >100% AER; >100% CER	PD-1-blocking antibody available in 15 countries that is continuing to be investigated for future monotherapy and combination regimens in multiple tumour types

Sales performance
Specialty Medicines sales were £11,269 million, up 37% at AER, 29% at CER, driven by consistent double-digit growth in all therapy areas. Specialty Medicines, excluding sales of
Xevudy
, were £8,960 million up 23% at AER, 15% at CER.
HIV sales were £5,749 million with growth of 20% at AER, 12% at CER. The performance benefited from strong patient demand for the new HIV medicines (
Dovato
,
Cabenuva
,
Juluca
,
Rukobia
and
Apretude
), which contributed approximately three quarters of the growth. US pricing favourability and year-end
inventory build together contributed one third of the growth which was partially offset by International tender decline.
New HIV products delivered sales of over two billion to £2,474 million, up 78% at AER, 67% at CER, representing 43% of the total HIV portfolio compared to 29% last year. Growth was primarily driven by sales of
Dovato
and
Cabenuva
.
Dovato
recorded sales of £1,375 million up 75% at AER and 65% at CER and
Cabenuva
recorded sales of £340 million.
Apretude
delivered sales of £41 million.
Immuno-inflammation, Respiratory and Other sales were £2,609 million up 29% at AER, 20% at CER on strong performance of
Benlysta
and
Nucala
.
Benlysta
sales were £1,146 million, up 31% at AER, 20% at CER, representing strong underlying demand in US and worldwide.
Nucala
sales were £1,423 million, up 25% at AER, 18% at CER, reflecting continued strong patient demand and the launch of additional indications.

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GSK Annual Report 2022

Performance: Specialty Medicines continued

Oncology sales were £602 million, up 23% at AER, 17% at CER.
Zejula
sales of £463 million were up 17% at AER, 12% at CER driven by the first-line
indication, but with diagnosis and treatment rates continuing to be impacted by the pandemic especially in the US. Sales of
Blenrep
of £118 million grew 33% at AER, 25% at CER, and included the impact of withdrawal from US market in Q4 2022.
Sales of
Xevudy
were £2,309 million, compared to £958 million sales in 2021. Sales were delivered in all regions, comprising £828 million in the US, £456 million in Europe, and £1,025 million in International.
Our strategy for growth
Our portfolio of Specialty Medicines is focused on four therapeutic areas: infectious diseases, HIV, immunology/respiratory and oncology. We’re leaders in infectious diseases and HIV innovation and we’re also building our positions in immunology and oncology. In the next five years, we expect Specialty Medicines and HIV as a part of Specialty to continue to be an important part of our growth. The increasing convergence of disease prevention and treatment and our expertise in vaccines and medicines mean we are uniquely placed to focus on connections between treatment and prevention.
We do this by accelerating our pipeline as well as prioritising strategic business development which complements are existing portfolio, such as our acquisition of Sierra Oncology and global licence agreement with Mersana Therapeutics.
Drivers of growth across the portfolio
In HIV, our strategy for growth now and in the future is built on our innovative portfolio of medicines that are transforming the HIV treatment and prevention landscape.

–
Launched in 2019, our dolutegravir-based
two-drug
regimen,
Dovato
, continues to build positive momentum, benefiting over 143,000 people living with HIV globally and delivering £1,375 million of revenue in 2022.

–	Our long-acting therapies are also central to our growth and are delivering results as they launch across our markets.

–
In 2021 we launched the only long-acting treatment regimen,
Cabenuva
(known as
Vocabria
+
Rekambys
in Europe and other markets).
Non-inferior
to daily anti-viral therapy and dosed once every two months,
Cabenuva
addresses the challenges associated with daily oral therapy of stigma, adherence and daily pill fatigue.

–
In January 2022 we launched
Apretude
in the US. It’s the only long-acting medicine for HIV prevention offering superior efficacy to daily oral prevention (FTC/TDF tablets) and two-monthly
dosing. The launch was supported by a
direct-to-consumer
campaign, as well as innovative community-driven interventions focused on reaching key populations who could benefit most from a preventative option.

–	By 2026 we estimate our long-acting regimens Cabenuva and Apretude will generate around £2 billion of sales, representing around a third of HIV net sales.
In immunology/respiratory, we continue to see strong demand from
Benlysta
and
Nucala
.

–
Benlysta
for systemic lupus erythematosus and lupus nephritis in adults and children continues to perform strongly, with around 9,000 US patients initiating therapy in 2022. It also became China’s only biologic medicine of its kind, helping around 12,500 patients in 2022. We’re focused on supporting earlier identification and greater urgency to treat patients before lupus progresses and organ damage occurs (see page 24)

–
Nucala
, the only targeted biologic therapy approved for use across four eosinophilic diseases, continues to be a driver of growth. We expanded access to
Nucala
in 2022 with approvals in Europe, Japan and the US for a 40mg syringe for use at home with children. This follows earlier approvals for at-home
use for adults. The evidence behind
Nucala
continues to grow, and in 2022 we shared
two-year
data from
REALITI-A,
the real-world study with
Nucala
in patients with severe eosinophilic asthma, demonstrating how
IL-5
inhibition in everyday practice can help to achieve treatment goals. Our pioneering work in
IL-5
inhibition continues with the research into depemokimab, a monoclonal antibody specifically engineered with an increased affinity for
IL-5
and a longer duration of action to allow longer periods of time between injections (see page 24)

In oncology,
Zejula
is the only monotherapy PARP inhibitor approved in
first-line
therapy for newly diagnosed patients with advanced ovarian cancer, regardless of biomarker. This group of patients represents a significant area of growth as healthcare providers are using PARPs more in a first-line
setting. Since
COVID-19
we have seen the number of patients presenting to their doctors with ovarian cancer symptoms decline and the volume of newly diagnosed ovarian cancer patients is
15-20%
below
pre-COVID
(2019) monthly averages. We expect that numbers will increase again as patients return to normal health practices. We’re now working to develop other combination therapies with
Zejula
(see page 26).
Daprodustat, our treatment for anaemia of chronic kidney disease, is the market-leading and preferred
HIF-PHI
in Japan, where it’s available as
Duvroq
. In February 2023 daprodustat was approved as
Jesduvroq
in the US for adults on dialysis. We are seeking approval in the EU and expect to have a decision mid-2023
(see page 27).
Our
COVID-19
treatment
Xevudy
, developed with Vir Biotechnology, continued to play an important role in pandemic response for vulnerable patients in 2022. To date we have delivered more than two million doses to over 30 countries, generating over £3 billion in sales.

35

GSK Annual Report 2022

Performance: Specialty Medicines continued

Building our commercial capabilities
We are delivering growth across our portfolio by continuing to focus on disciplined commercial and medical execution, capability enhancement, competitive resourcing in customer-facing activity and rigorous investment allocation.
Attaining and keeping leading positions in our markets means attracting and retaining the best people in our industry. We’ve focused on developing our leaders internally and we recruit specific marketing and commercial experts from outside the business.
Over the last year, 67% of senior commercial leadership appointments in Specialty Medicines were internal. We recruited senior people externally to drive growth in oncology and supplement our specialty global marketing capability in our top 10 markets.
We’ve also focused on strengthening sales execution capability in our markets. We appointed 16 general managers in 2022, bringing fresh leadership into 26% of these positions.
Maintaining strong links with healthcare professionals and patients
Connecting with HCPs and patients helps us to meet their needs. It also helps us to keep them informed about clinical data, products in our pipeline and upcoming launches. The more effectively we interact, the better they understand the science behind our products, their benefits and how best to use them.
We have scaled up our use of
data-led
omnichannel communication platforms to reach more patients
face-to-face
and digitally. To date, we’ve digitally enabled 27 brands and 447 campaigns across 44 markets, doubling our efforts compared to last year, and resulting in incremental growth and market share.

Our use of digital, data and analytics in 2022 extends to driving Medical Affairs effectiveness. Advanced analytics and text mining has produced medical insights which allow for high-quality scientific engagement with experts to improve patient outcomes. We’ll continue to prioritise use of omnichannel communication platforms in Medical Affairs to engage HCPs on the latest scientific advances.
Managing our global supply chain
Our supply chain is a global network that enabled us to produce and deliver 1.8 billion packs in 2022. We’ve streamlined our network to make it smaller, more agile and more resilient, with the capacity and capability to bring the next generation of medicines to patients all over the globe.
Amid geopolitical uncertainties, we’re focused on the availability of energy and commodities, and on managing constraints around freight and other resources needed to supply medicines to patients. Despite these challenges, our programme of productivity and efficiency improvements remains on track. This year we delivered £23 million in savings through the programme, taking the cumulative total to £62 million. Our target for the programme is to deliver £119 million in savings by 2025. These savings support improvements in gross margin.
We have 25 sites manufacturing medicines in our GSK network. Overall, site productivity has increased by 3.9% year on year over the last three years.
Strengthening our manufacturing base
Modern manufacturing facilities help us launch specialty medicines quickly so we can build and strengthen our market positions and performance.
In June 2022, we opened our new manufacturing facility at Barnard Castle in the UK. It is sustainably designed, paperless and fully automated, using robotic aseptic filling technology to increase efficiency. The facility will manufacture many of the existing and new biopharmaceutical assets in our pipeline.

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GSK Annual Report 2022

Performance: Specialty Medicines continued

We also opened our expanded facility at Upper Merion, Pennsylvania, which is now one of the most advanced single-use
facilities for the manufacture of bulk drug substances and able to manufacture a wide range of biopharmaceutical pipeline assets, including monoclonal antibodies. Our expanded facility at Rockville, Maryland, is on target to start manufacturing in 2023. This facility combines single-use
systems, large-scale stainless steel manufacturing and automation to produce our lupus treatment,
Benlysta
. The investment of more than $150 million will increase capacity at Rockville by around 50%.
We’re also investing over £60 million in our new oral solid dose facility at Ware in the UK to help us deliver new products at pace, in partnership with R&D. Product performance qualification (the first set of batches that confirm the commercial manufacturing process performs as expected) is due to start in the second half of 2023.
Streamlining our supply chain helps us control costs and allocate more capital to developing, launching and marketing medicines. This includes investing in AI/ML which helps us to optimise yield, inventory and on-time
in-full
(OTIF) delivery.
Maintaining a consistent and reliable supply
A reliable, high-quality supply of products is essential for us to meet patients’ needs and maintain our performance. We routinely update our quality management system (QMS) to keep pace with the evolving regulatory environment and new scientific understanding of our products and processes. We’ve also made our policies and procedures simpler to understand and implement.
We’ve improved deviation rates, and reliability of supply remains strong with an OTIF measure of 97.2% across our full supply chain and 99.4% for Specialty Medicines.

+	For information on product governance and data on recalls, regulatory inspections and audits, see pages 49 and 50
Supporting our Innovation ambition
Our Specialty Medicines supply chain continues to support our innovation strategy by delivering launch products across therapy areas and regions worldwide. We are making our internal and external network flexible enough to enable on-time
launches of our upcoming medicines. We’re also working with R&D by investing in rapid knowledge transfer from chemistry manufacturing & control project teams to manufacturing sites.
Following a successfully managed rapid launch of our
COVID-19
therapeutic
Xevudy
(sotrovimab), by the end of 2022 over two million doses of
Xevudy
had been supplied globally. We are also preparing for the successful launch and supply of late-stage assets like daprodustat and momelotinib (if approved) in 2023. Our Specialty Medicines supply chain will support multiple late-stage clinical programmes and further upcoming launches in the second half of 2023 and 2024.

+	For details about the General Medicines supply chain, see page 40

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                            GSK Annual Report 2022
Commercial operations
Performance: General Medicines
From antibiotics to inhaled medicines for asthma and COPD, we have over 150 general medicine products, many of them leaders in their class, making life better for millions of people worldwide.
                            Escherichia coli (E. coli) bacteria
                            38

GSK Annual Report 2022

Performance: General Medicines

Turnover	Key marketed products
£10.1bn +5% AER, +1% CER	Product	Disease	Total revenue	Key information

	Trelegy Ellipta	COPD, asthma	£1,729m +42% AER; +32% CER	Most prescribed single inhaler triple therapy worldwide, reaching an estimated 5.1 million patients since launch

	Seretide/Advair	Asthma, COPD	£1,159m -15% AER; -17% CER	One of the market-leading ICS/LABA 2 treatments worldwide

	Relvar/Breo Ellipta	Asthma, COPD	£1,145m +2% AER; -2% CER	One of the leading ICS/LABA treatments worldwide powered by its 24-hour, sustained efficacy and the convenience of the Ellipta inhaler device

	Ventolin	Asthma, COPD	£771m +7% AER; +2% CER	Global market-leading SABA 3 reliever

	Augmentin	Common bacterial infections	£576m +35% AER; +38% CER	Global leader in oral antibiotics available in over 95 countries

	Lamictal	Epilepsy, bipolar disorder	£511m +7% AER; +1% CER	No. 1 brand by sales value in the global lamotrigine market

	Anoro Ellipta	COPD	£483m -4% AER; -9% CER	Global market leader in the LAMA/LABA 1 class approved in over 70 countries

	Avodart & Duodart	Benign prostatic hyperplasia (BPH)	£330m -1% AER; -3% CER	Market leaders by sales value in the global dutasteride and dutasteride+tamsulosin FDC 4 market respectively, approved in over 85 countries

	Avamys/ Veramyst	Allergic rhinitis	£321m +8% AER; +6% CER	Global leader in the inhaled corticosteroids prescription class

	Dermovate, Betnovate, Cutivate, Eumovate	Inflammatory skin conditions	£200m 0%AER, +1% CER	Global leader in topical corticosteroids across 60 markets globally

1 LABA/LAMA: long-acting beta agonists/long-acting muscarinic antagonists
2 ICS/LABA: inhaled corticosteroid/long-acting beta agonists
3 SABA: short-acting beta agonist
4 FDC: fixed dose combination
Key information source IQVIA

Sales performance
General Medicines sales in the year were £10,118 million, up 5% at AER, 1% at CER, with the impact of generic competition in US, Europe and Japan offset by
Trelegy
growth in respiratory and the post-pandemic rebound of the antibiotic market since H2 2021, in Other General Medicines.
Respiratory sales were £6,548 million, up 8% at AER, 3% at CER. The performance was driven by
Trelegy
sales of £1,729 million, up 42% AER, 32% CER, including strong growth across all regions.
Advair/Seretide
sales of £1,159 million decreased 15% at AER, 17% at CER predominantly reflecting the adverse impact of generic competition, with growth in certain International markets due to targeted promotion offsetting the decrease.
Other General Medicines sales were £3,570 million, decreasing 1% at AER, 2% at CER.
Augmentin
sales were £576 million, up 35% at AER, 38% at CER, reflecting the post-pandemic rebound of the antibiotic market since H2 2021 in the International and Europe regions.
This partially offsets the ongoing adverse impact of generic competition, and approximately two percentage points impact at AER and CER from the divestment of cephalosporin products in Q4 2021.
Our strategy for impact
The General Medicines portfolio encompasses our primary care medicines from pre-launch
R&D assets to growth and established products. In 2022, General Medicines contributed over one third of GSK’s sales, helping to fuel growth and investment in R&D.
Our combination of more than 150 products, several of which are market leaders, are expected to impact the lives of millions of patients over the next 10 years. Our products are supplied in more than 112 countries worldwide, delivering over 80% of our total medicines supply volume. Every day, these medicines improve health and make life better for millions of people all over the world.

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Performance: General Medicines continued

With expected growth from
Trelegy
,
Anoro
, the established products portfolio in emerging markets and, if successful, gepotidacin and, tebipenem, we are committed to positively impacting more lives every day.
We continue to focus on maximising investment in our growth brands and new opportunities, while managing the expected decline of other products in mature markets as they lose their exclusivity. The decline in established products is well managed, through targeted investments towards growth opportunities and reflects continued strong demand for our core products.
Drivers of growth across the portfolio
Our main sources of growth in General Medicines in 2022 were
Trelegy
,
Anoro
and
Augmentin
.
Trelegy
, our single inhaler triple-therapy for asthma and COPD, has continued to accelerate strongly, with growth in all regions including the US and is the third biggest growth driver (excluding
Xevudy
) across GSK’s portfolio this year.
Trelegy
, is now prescribed in more than 63 countries, with dual indications in key markets. Several new approvals were received in 2022, further expanding
Trelegy’s
availability to asthma patients in Argentina, Taiwan, New Zealand, Oman, Bahrain, South Korea and Kuwait, and COPD patients in Kuwait and Indonesia.
Trelegy
leads market share in our two largest markets, US and Japan, with market shares significantly exceeding the next largest competitor. In 2022 the competitive market position for
Trelegy
was further strengthened by a network meta-analysis of the triple therapy class demonstrating differentiation among the COPD single-inhaler triple therapies. We continue to expect
Trelegy
to be a key driver of growth in General Medicines in the coming years.
Anoro
is approved in approximately 70 countries for the treatment of symptomatic COPD.
Anoro
remains the global market leader in the LAMA/LABA class, with continued growth in global sales
(ex-US).
Anoro
has a robust clinical data profile which includes
head-to-head
data within the LAMA/LABA class and versus other common initial maintenance therapy options, such as LAMA.
Augmentin
is a global leader in oral antibiotics and available in 95 countries. It has reached over 2.5 billion patients since launching 41 years ago, and continues to grow strongly in emerging markets.
Augmentin
grew 35% AER, 38% CER to £576 million with recovery in key emerging markets and Europe, recovering stronger than any competitor post-pandemic. Today,
Augmentin
is still being recognised for its impact and recently won the bronze in the best pharmaceutical product category for the Prix Galien Golden Jubilee awards in October 2022.
Two important products in our late-stage pipeline, anticipated to be future growth drivers for General Medicines, include gepotidacin, for uUTIs and urogenital gonorrhoea, and tebipenem HBr, a late-stage antibiotic licensed exclusively from Spero Therapeutics, that may treat cUTIs (see pages 20 and 22).
Maximising commercial capabilities
We have a targeted investment strategy to deliver returns, backing our largest opportunities, both branded and geographic, to maximise launches in new medicines and indications. In parallel, we target our investments appropriately to optimise returns in mature brands where there is a broader range of opportunity and risk.
We continue to invest in omnichannel and digital customer engagement. Digital plays an important role in how we connect with our customers, and this is especially important in General Medicines given our expansive global footprint. Our data-driven customer experience (DDCX) programme for
Trelegy
was recognised externally by the International Customer Experience Awards (iCXA) across all sectors. In 2021, among 120 companies and 353 initiatives entered, we won three silver awards for
Trelegy
competing across all industries, in the following categories:
– Best
Business-to-Business
Customer Experience Strategy
– Business Change and Transformation
– Customer Experience Team of the Year
Maintaining an efficient supply chain
Demand for many products in our General Medicines portfolio increased significantly as
COVID-19
lockdowns lifted and global markets recovered from the effects of the pandemic. We increased packs supplied from 1.60 billion in 2021 to 1.64 billion in 2022. This growth demonstrated the resilience of our General Medicines brands. We anticipate this further increasing to 1.67 billion in 2023.
To keep our supply chain lean, we continue to simplify our portfolio by standardising packaging and formats and discontinuing products. By the end of 2022, General Medicines had reduced the number of brands in the portfolio by a further 9% from 194 to 177, and we plan to further discontinue non-priority
brands in 2023.
We have also taken key decisions as part of our focus on productivity and efficiency, for example to outsource the manufacture of amoxicillin.
We rigorously benchmark the performance of our General Medicines supply chain against the competition and make thoughtful choices on how we optimise both our cost and cash footprint for the portfolio.

+	For more about our global supply chain, which also covers Specialty Medicines, see pages 36 and 37

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GSK Annual Report 2022

Responsible business
Our approach to ESG is an integral part of our strategy
and investment case. It helps us build trust and create
value for our shareholders and society – so we can
get ahead of disease together.

GSK Annual Report 2022

Responsible business

Being a responsible business means getting ahead of disease together in the right way. We therefore need to consider ESG impacts across everything we do, from the lab to the patient. That’s why ESG is embedded in our strategy and supports our sustainable performance and long-term growth. It helps us build trust with and deliver returns to our stakeholders, reduce risk to our operations and deliver positive social impact.
Our six ESG focus areas
We can only deliver on our purpose if we embed ESG into everything that we do. We have identified six ESG focus areas that address what is most material to our business and the issues that matter to our stakeholders. These focus areas are core to our strategy and are the areas where we can have the greatest positive impact on some of society’s most urgent challenges. These focus areas are:

–	Access to healthcare

–	Global health and health security

–	Environment

–	Diversity, equity and inclusion

–	Ethical standards

–	Product governance
Our approach is guided by extensive stakeholder engagement and the key issues relevant to our industry and company. The results of our most recent materiality assessment reaffirmed that the most material issues for our business were well aligned with our six ESG focus areas. We are aware, however, that being a responsible business is not a static requirement and our operating environment continues to change at pace. We will continue to adapt, respond and proactively change our approach, to ensure GSK continues to deliver strong ESG performance.

Our ESG Performance Rating
To support the integration of ESG into strategy delivery and to make our ESG performance measurable and verifiable, we have introduced a new ESG Performance Rating. The rating is one of our corporate KPIs and measures progress against key metrics aligned to each of our six focus areas. In 2022, this included 23 metrics, and we cover our performance against these in this section of the report.
The metrics were developed with stakeholder input, and our understanding of the key issues for our industry and our company. We are committed to ensuring that our ESG Performance Rating responds to stakeholder expectations, so we will continue to review the metrics as our business and external expectations change.
To create the ESG Performance Rating, management sought metrics that:

–	Are well defined to ensure we have a standardised approach

–	Can be used consistently in future years

–	Are ambitious and achievable

–	Can be externally assured

–	Are meaningful for stakeholders
How we assess performance
GLT is accountable for delivering progress against the metrics and regularly reviews performance along with the Board’s Corporate Responsibility Committee (CRC). Each individual metric is assessed as either: on track (metric met or exceeded); on track with work to do (at least 80% of metric has been achieved); or off track (metric missed by more than 20%).
In addition, in order to calculate the overall ESG Performance Rating, performance across all metrics is aggregated to a single score to illustrate whether we are on track, on track with work to do, or off track. This rating is defined below:
On track:
70% of all metrics are on track
On track with work to do:
more than 50% of all metrics are either on track, or on track with work to do
Off track:
more than 50% of all metrics are off track

2022 ESG Performance Rating
Our 2022 ESG Performance Rating is on track , based on 83% of all performance metrics being met or exceeded.
Assessment of performance against our annual targets has been reviewed, and the overall ESG Performance Rating score has been externally assured for 2022.

External benchmarking

Detailed below is how we perform in key ESG ratings that we are frequently asked about by investors:

–
Access to Medicines:
Ranked 1st in the Access to Medicines Index in 2022 and an industry leader in the 2021 Antimicrobial Resistance Benchmark

–
S&P Corporate Sustainability Assessment:
Ranked 2nd in the pharmaceuticals industry with a score of 86 (as at 17 February 2023) and included in the DJSI World and Europe indices

–
FTSE4Good:
Member of FTSE4Good Index since 2004

–
CDP:
A-
in Climate change, B in Water security,
A-
in Forests (palm oil) and B in Forests (timber)

–
Sustainalytics:
Low risk rating

–
MSCI:
AA rating

–
Moody’s ESG solutions:
Ranked 2nd in the pharmaceuticals sector

–
ISS Corporate Rating:
B+ rating

+	For full details of progress against our six focus areas, our latest materiality assessment and our ESG Performance Rating and 23 metrics, please see our ESG Performance Report

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Responsible business continued

Access

Our ambition is to positively impact the health of 2.5 billion people by the end of 2030. We will achieve this by developing vaccines and medicines and making them available through responsible pricing, strategic access programmes and partnerships.
Our commitment
Make our products available at value-based prices that are sustainable for our business and implement access strategies that increase the use of our medicines and vaccines to treat and protect underserved people.
How we assess performance

–	Develop and externally publish pricing and access principles

–	Progress towards our 2030 goal of reaching 1.3 billion people in lower income countries with our products
Progress in 2022
Putting the right value on innovation
We follow a set of pricing and access principles, published for the first time in 2022. These help us to get the balance right between responsible pricing and a sustainable, profitable business that allows us to re-invest
financial returns in future innovation, while ensuring people can access medicines and vaccines.
In 2022, in the US, through GSK and ViiV Healthcare’s Patient Assistance Programs Foundation, we provided prescribed medicines and vaccines to more than 78,000 low-income
uninsured, underinsured and Medicare Part D patients.
In the US, during the year, our combined average net price (after discounts, rebates or other allowances) for our pharmaceutical and vaccines portfolio increased by 1.4%, while the average list price increased by 3.8% compared to 4.9% (list) for the industry, which demonstrates we are responsible in our pricing decisions
1
. Over the past five years, the average net price for our products decreased by 1.1% annually, while the average list price rose by 3.9% compared to 5.0% (list) for the industry
1
.
Reaching patients in lower income countries
Our goal is to reach 1.3 billion people in lower income countries with our products by the end of 2030, through access initiatives such as voluntary licensing, donations and our work with Gavi, the Vaccine Alliance. In 2022, we reached 73 million people with our products and supplied an additional 533 million doses of albendazole
2
. In 2022, we ranked first in the Access to Medicines Index for the eighth consecutive time.

1	Industry averages are sourced from Drug Channels annual brand-name drug list change report

2
The 73 million figure includes people reached with
Synflorix
,
Rotarix
,
Cervarix
, OPV and
Mosquirix
vaccines and people with access to a generic dolutegravir product through our voluntary licensing agreements; however it does not include people reached through albendazole, for which an assessment will be made in 2025 by the WHO and GSK

Vaccines
We have been a partner with Gavi since its foundation in 2000. We reserve our lowest vaccine prices for Gavi and similar organisations and, in 2022, we passed the milestone of supplying Gavi with more than one billion vaccines since 2010.
Our partnership includes supplying
Cervarix
, a critical vaccine in lower income countries for addressing cervical cancer. In 2022, we supplied around 40 million doses of our pneumococcal vaccine,
Synflorix
, to eight Gavi-eligible countries at our lowest price. Our
Rotarix
vaccine against rotavirus reaches children across 27 Gavi-eligible countries and four former Gavi countries. Since March 2021, as well as
Synflorix
, we have also offered
Rotarix
through the Humanitarian Mechanism, to civil society organisations serving refugees and working in other emergency situations. We are also a long-standing supplier of oral polio vaccines (OPV) through UNICEF and, in 2022 alone, supplied around 95 million doses to help eradicate polio.
Neglected tropical diseases
In 2022, we donated 533 million doses of albendazole, a medicine used to help eliminate lymphatic filariasis and treat soil-transmitted helminths. We have also extended our soil-transmitted helminths commitment to include preschool children and made an additional commitment to donate albendazole for treatment of echinococcosis.
HIV
In 2022, ViiV Healthcare and the Medicines Patent Pool (MPP) signed a new voluntary licensing agreement to allow generic manufacturers to develop, manufacture and supply cabotegravir long-acting for HIV pre-exposure prophylaxis.
ViiV Healthcare also has voluntary licensing agreements with 17 generic manufacturers to produce and sell low-cost single or fixed-dose combination products containing our HIV medicine dolutegravir for adults in 95 low- and middle-income countries, with one direct licence and the others via the MPP. There are similar agreements with 14 generic manufacturers for children, covering 123 countries. As a result of these voluntary licence agreements, around 21 million people living with HIV across 122 countries had access to a generic product containing dolutegravir by the end of 2022. This is at least 80% of people living with HIV on antiretrovirals in low- and middle-income countries.
In 2022, ViiV Healthcare donated around 7,200 packs of antiretroviral medicines to NGO partners and national HIV and AIDS programmes to support people living with HIV who have been impacted by the conflict in Ukraine. ViiV has also provided over £800,000 through its Positive Action programme to support 11 community-based organisations with humanitarian response activities, both within Ukraine and in surrounding countries hosting refugees.

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Positive Action, ViiV Healthcare’s community grant-giving programme, celebrated its 30th anniversary in 2022 with a year-long campaign to showcase the people at the heart of the programme, the partners in implementation and the progress made through collaboration. It invested more than £12.6 million in 2022, reaching approximately 392,000 people and providing 137 grants across 33 countries.
Malaria
Working with our partners, more than 1.2 million children in Africa have now received at least one dose of our malaria vaccine,
Mosquirix
(RTS,S/AS01 E). In September 2022, the WHO awarded
pre-qualification
to the vaccine.

This is a prerequisite for UN agencies to procure the vaccine, and an important step in rolling it out in countries with moderate to high
P. falciparum
malaria transmission.
GSK, PATH and Bharat Biotech have agreed a product transfer to help ensure long-term supply of the RTS,S malaria vaccine. We have committed to supply up to 18 million doses over the next three years, in addition to our donation of up to 10 million doses to the
WHO-coordinated
Malaria Vaccine Implementation Programme in Ghana, Kenya and Malawi.

+	For full details of our progress against our six focus areas, please see our ESG Performance Report

Global health and health security

We use our expertise to address the biggest health challenges for underserved people around the world.
Our commitment
To develop novel products and technologies to treat and prevent priority diseases, including pandemic threats.
How we assess performance

–	Progress three Global Health pipeline assets to address priority WHO diseases
Progress in 2022
Global health R&D
In June 2022, GSK, including ViiV Healthcare, announced a £1 billion investment in R&D to help us get ahead of infectious diseases in lower income countries. The
10-year
investment will support R&D on new medicines and vaccines to prevent and treat tuberculosis (TB), malaria, HIV, enteric diseases, and neglected tropical diseases, and to reduce AMR. In 2022, we progressed 12 Global Health pipeline assets to address priority WHO diseases, including malaria and TB, exceeding our target of three.
We want to discover shorter, simpler and safer treatments for TB. In 2022, alongside our partners and through public-private research consortiums, we continued to progress our pipeline of novel TB medicines. In 2022, we announced positive phase IIa study results for GSK3036656, a new first-in-class
candidate medicine for patients with TB. Results of the study demonstrated the potential for the candidate to become a component of simpler treatment regimens in the future.
In partnership with BioVersys, the University of Lille and the Innovative Medicines Initiative (IMI) project,
TRIC-TB,
we also successfully completed phase I trials of
BVL-GSK098,
which has the potential to help tackle drug resistance by boosting the activity of an existing antibiotic.
With our partners, we’ve brought two products for the prevention and treatment of malaria to market – the world’s first vaccine against malaria, and a single-dose, radical cure for
P. vivax
malaria.
In March 2022, the Australian regulator, the Therapeutic Goods Administration, approved the use of single-dose medicine tafenoquine in children aged two and above in combination with chloroquine for the radical cure of
P. vivax
malaria.
The FDA approved
Triumeq
PD
, the first dispersible single tablet formulation containing dolutegravir for children weighing more than 10kg, which increases the age-appropriate
treatment options for children living with HIV. At the end of 2022, the CHMP of the EMA also issued a positive opinion recommending marketing authorisation for
Triumeq PD
for children 14kg and above.
Invasive
non-typhoidal
salmonella disease can be life-threatening for children in Africa and is a key driver of AMR. We’re using our innovative vaccine technology in partnership with the University of Oxford and Vacc-iNTS, to develop a potential candidate vaccine using our Generalised Modules for Membrane Antigens technology.
To help support global R&D, in December 2022, we announced the fourth call for proposals as part of the Africa Open Lab. The call for proposals is aimed at African early-career scientists who are based in sub-Saharan
Africa, with a focus on infectious diseases which disproportionately affect sub-Saharan
populations, such as malaria, TB and neglected tropical diseases.
Getting ahead of antimicrobial resistance
We have more than 30 R&D projects across medicines and vaccines that are relevant to AMR, ranging from early- to late-stage development. These include gepotidacin, which could be the first novel oral antibiotic treatment for uncomplicated urinary tract infections in over 20 years; and in 2022, we announced an exclusive licence agreement with Spero Therapeutics for tebipenem HBr, a late-stage antibiotic that may treat complicated urinary tract infections. 13 of these projects target pathogens deemed ‘critical’ or ‘urgent’ by the WHO and the US CDC. See page 22 for more about our R&D pipeline.

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Surveillance is central to tackling AMR. In 2022, we shared data from our long-running Survey of Antibiotic Resistance (SOAR) study, which tracks community-acquired respiratory infections, with the new AMR Register, developed by Vivli. In 2022, we also worked with the AMR Industry Alliance to publish a new Antibiotic Manufacturing Standard. This provides clear guidance to manufacturers in the global antibiotic supply chain to help ensure that their antibiotics are made responsibly and in compliance with scientifically robust discharge limits.

+	For full details of our progress against our six focus areas, please see our ESG Performance Report
Future pandemic preparedness
In July 2022, GSK, along with other major biopharmaceutical companies, signed up to the Berlin Declaration. This sets out the industry’s vision for equitable access during future pandemics.

The declaration stated the sector’s willingness to reserve an allocation of real-time production of medicines and vaccines for distribution to priority populations, as determined by health authorities, during future pandemics.
In 2022, GSK concluded a series of contracts under which we would provide at least 200 million doses of pandemic influenza vaccine to governments around the world.
In February 2022, we extended our pandemic influenza vaccine stockpile contract with the United States government. This was followed by a renewed agreement, in June 2022, for supply of pandemic influenza vaccines to the WHO, and in July 2022, a contract with the government of Canada for both seasonal and pandemic influenza vaccines. We signed an agreement with Europe for the reservation and future production and supply of pandemic influenza vaccines. We are also continuing to partner with the BARDA to manufacture and assess the safety and immunogenicity of pandemic influenza vaccine candidates.

Environment

We continue to work hard to do more to protect the environment, often in partnership with others. We’ve set clear and measurable targets to help achieve our goals.
Our commitment
Commit to a net zero, nature positive, healthier planet, with ambitious goals set for 2030 and 2045.
How we assess performance
The following metrics are included in our ESG Performance Rating and support delivery of our carbon and nature ambitions:

–	Climate

–	Operational emissions reduction (scope 1 and 2 market-based emissions)

–	Industrialisation of green Ventolin initiated, and clinical and non-clinical data available to support regulatory submissions

–	Percentage of carbon offset volume in project pipeline

–	Water

–
Average of the percentage of GSK sites and suppliers compliant with wastewater active pharmaceutical ingredient limits and the percentage of suppliers that are compliant with the AMR Industry Alliance Common Antibiotic Manufacturing Framework and discharge limits

– Waste and materials

–	Operational waste and material reduction at our sites

–	Biodiversity

–	Number of high-risk materials implementing sustainable sourcing roadmaps
Progress in 2022
Climate
We have set a clear pathway to a net zero impact on climate with ambitious goals for 2030 and 2045. We have updated our climate targets to be in line with the new Science Based Targets initiative (SBTi)
Net-Zero
Standard. By 2030, we aim to reduce carbon emissions across all scopes by 80%, against a 2020 baseline, with the remaining 20% offset through investment in high-quality nature-based solutions. We have also now set a longer-term target to reduce carbon emissions by at least 90% with the remainder tackled through high-quality offsets by 2045. For additional context on these changes see pages 16 and 17 of the ESG Performance Report.
Targets
1
:

–	80% reduction in carbon emissions and investment in nature-based solutions for the remaining 20% of our footprint by 2030 (all scopes) 2

–	100% renewable electricity by 2025 (scope 2)

–	Net zero emissions across our full value chain by 2045 (all scopes) 3

1	Targets are measured against a 2020 baseline

2	Previously stated as net zero by 2030

3	This is a new longer-term target, aligned to the SBTi Net-Zero Standard definition of net zero

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Performance
In 2022, we reduced our scope 1 and 2 carbon emissions by 6% compared with 2021. This was primarily through increasing our use of renewable electricity and continued delivery of energy efficiency across our sites, such as the installation of new solar panels, upgraded lighting and replacing chillers to reduce the use of ozone depleting refrigerant. As a member of RE100, we have committed to source 100% renewable electricity by 2025. In 2022, we reached 73%, an increase of 6% since 2021 and 28% since 2020.
Following the demerger of our Consumer Healthcare business, we are restating our value chain carbon footprint for our baseline year 2020. In 2021 (our latest available data), our scope 3 emissions reduced by 13% compared with 2020. These reductions reflect the evolution of our product portfolio.
Approximately 29% of our total emissions footprint comes from the goods and services that we buy. In September 2022, we launched a Sustainable Procurement Programme, which will require our suppliers to, among other things, disclose emissions, set carbon reduction targets aligned with 1.5
o
C, and switch to renewable power and heat.
We are also working with our peers through the Energize programme to encourage the use of renewable energy throughout the pharmaceutical sector’s supply chain. In 2022, nine suppliers formed the first Energize buyer’s cohort, who together will purchase two terawatt-hours of renewable electricity.
See pages 55 to 62 for our disclosure on climate risk and resilience in line with the Task Force on Climate-related Financial Disclosures (TCFD) framework.
Nature
We are committed to working towards our goal of having a net positive impact on nature by 2030, by reducing our environmental impacts across water, waste and materials, and biodiversity and by investing in protecting and restoring nature.
Targets
1
:

–	Achieve good water stewardship at 100% of our sites by 2025 2

–	Reduce overall water use in our operations by 20% by 2030

–	Be water neutral in our own operations and at key suppliers in water-stressed regions by 2030 2

–	Zero impact active pharmaceutical ingredient (API) levels for all sites and key suppliers by 2030 3

–	Zero operational waste, including eliminating single-use plastics, by 2030 4

1	Targets are measured against a 2020 baseline

2	See our Environment Basis of reporting for definition

3	Zero impact against predicted no effect concentrations

4	Where regulatory obligations allow, and excluding plastics which are critical to product discovery and development and health & safety

–	25% environmental impact reduction for our products and packaging by 2030

–	10% waste reduction from our supply chain by 2030

–	Positive impact on biodiversity at all sites by 2030

–	100% agricultural, forestry and marine-derived materials sustainably sourced and deforestation free by 2030
Performance
In 2022, we reduced overall water use in our operations by 5% since 2021 and by 1% in sites in high water stress regions. This is a decrease of 23% for overall water use and 6% for sites in high water stress regions against our 2020 baseline. This achieved our 2030 overall water use reduction target, which we will now review. 100% of our sites are now good water stewards, in line with the Alliance for Water Stewardship’s definition.
We have initially identified three water basins in water-stressed areas in Algeria, India and Pakistan where we have manufacturing sites, and where we aim to be water neutral. At our manufacturing facility in Nashik, India, we have built plants for rainwater harvesting.
In 2022, 100% of our sites and 98% of our suppliers that manufacture antibiotics complied with AMR Alliance industry standards on safe discharges.
In 2022, we continued to reduce the waste from our sites and increase the amount of materials recovered through circular routes like reuse or recycling. We are also targeting materials across our existing product portfolio.
We are progressing our plans for net positive biodiversity at our own sites by investing in individual site action plans that improve habitats, protect species and improve soil and water quality. In 2022, we completed baseline biodiversity assessments for 80% of our sites. We have commenced biodiversity uplift projects at our three largest R&D facilities. We have also completed a full assessment of our biodiversity impact (across the entire value chain) and will be taking targeted actions to address the highly-stressed areas.
In the
lead-up
to the UN Convention on Biological Diversity, the critical COP15 conference in Canada at the end of 2022, we worked with partners to call for mandatory disclosure by businesses and financial institutions of their impacts and dependencies on nature.
We are part of the LEAF Coalition (Lowering Emissions by Accelerating Forest finance), a private-public effort to protect tropical forests. We are also testing a framework for voluntary carbon credits from the Voluntary Carbon Market Integrity Initiative, which is working to establish a globally-standardised benchmark to guide the use of carbon credits by companies.
See pages 62 to 63 for how we plan to disclose on our impacts and dependencies on nature in line with the emerging Taskforce on Nature-related Financial Disclosures (TNFD) framework.

+	For full details of our progress against our six focus areas, please see our ESG Performance Report

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Diversity, equity and inclusion

Diversity, equity and inclusion (DEI) are central to our purpose of getting ahead of disease together. Being an inclusive and diverse business – and doing business inclusively – makes us more successful, making the most of our people’s potential and increasing our positive impact.
Our commitment
Create a diverse, equitable and inclusive workplace; enhance recruitment of diverse patient populations in our clinical trials; and support diverse communities.
How we assess performance

–	75% of phase III trials initiated in 2022 will have proactive plans in place designed to enrol appropriately diverse trial participants, consistent with disease epidemiology

–	Performance towards 2025 aspirations through fair and equitable opportunities:

–	have women hold at least 45% of VP-and-above roles globally by the end of 2025

–	have at least 30% ethnically diverse leaders in our roles at VP and above in the US, and increase the percentage of Black or African American, and Hispanic or Latinx VP-and-above leaders year on year

–	have at least 18% ethnically diverse leaders in our roles at VP and above in the UK, and increase the percentage of Black VP-and-above leaders year on year

–	Improve year-on-year spend with certified US-based diverse-owned suppliers
Progress in 2022
Building an inclusive business
We are committed to improving diversity in clinical trial enrolment and are already using our disease insights to set diversity enrolment goals. At the end of 2022, 100% of GSK’s phase III trials had a diversity plan in place to enrol the groups most affected by the disease being studied, based on epidemiology data. For example, in our hepatitis B trials, a disease that disproportionately affects people of African and Asian descent, 52% of participants are of Asian origin, and we are actively working to improve the representation of participants of African descent.
Our supplier diversity programme is well established in the US, and an expansion plan is being developed for the UK. We have a target to increase spend annually with certified
US-based
diverse-owned suppliers. This was significantly exceeded in 2022 through a combination of spend increases with selected suppliers in marketing, sales and technology, as well as identification of new global diverse suppliers and a strong multi-year strategy of engagement with key advocacy groups.
Our
GSK Science in the Summer
initiative offers free,
hands-on
STEM learning to students in traditionally under-represented groups in STEM careers or from under-resourced communities in the US. In 2022, it reached more than 30,000 students nationwide.
Nurturing all our people
In 2022, 42% of women held
VP-and-above
roles globally, compared with 40% in 2021. Women made up 47% of all employees in 2022, and 50% of all management roles.
We published our sixth UK gender pay gap report in 2022. Our gender pay gap for all permanent
UK-based
GSK employees is
-1.36%
(mean), compared to the national average of 13.9%. We published our first UK ethnicity pay gap report for 2022 using the same approach as our gender pay gap. Our ethnicity pay gap for all permanent
UK-based
GSK employees is 0.06% (mean), at this time there is no national average comparator.
In those countries that meet our criteria for data confidentiality and anonymity, we disclose the race and ethnicity of our people at each level and set aspirational targets. Currently, the US and the UK meet those criteria. In the US in 2022, we have 31.3% of ethnically diverse leaders at VP level and above, reaching our 2025 aspirational target of at least 30%, and increasing the percentage of Black or African American and Hispanic or Latinx people in those roles year on year. In the UK in 2022, we have 14.3% of ethnically diverse leaders at VP and above, continuing to make progress towards our 2025 aspirational target of reaching at least 18%. Black representation at VP and above remains flat and we will be focused in our efforts to achieve our aspiration for year-on-year
growth.
We are members of the UK government’s Disability Confident scheme and are an active member of the Valuable 500 pledge, a grouping of 500 global companies committed to placing disability inclusion on the leadership agenda. We are delivering on the scheme’s objectives through our long-term, measurable, disability confidence plan, which includes educating our people on the issue.
In 2022, we introduced a new global minimum standard of 18 weeks’ parental leave for primary and secondary carers for all forms of family, a new global minimum standard for care of a family member for end of life or serious health emergencies, insured benefits to include same sex partners wherever possible, a new financial wellbeing service and mental health training – available to everyone.
This year, we were recognised as a Gold employer within Stonewall’s Top Global Employers Index. Our Allyship programme received an award recognising the tangible impact the campaign has had on the lives of LGBT+ employees. We also achieved the Human Rights Campaign Foundation’s Best Places to Work for LGBT+ Equality standard in 2022.

+	For full details of our progress against our six focus areas, please see our ESG Performance Report

47

GSK Annual Report 2022

Responsible business continued

Ethical standards

Our culture guides our people to do the right thing and Speak Up about any concerns they have. It is important that all our people live up to this, and we expect the same of our suppliers.
Our commitment
Promote ethical behaviour across our business by supporting our employees to do the right thing and working with suppliers that share our standards and operate in a responsible way.
How we assess performance

–	100% of employees and complementary workers complete GSK’s 2022 mandatory training

–	Percentage of employees who believe they ‘can and do Speak Up if things don’t feel right’ is above the general industry benchmark 1

–	Number of employees leaving GSK’s employment for misconduct in the last 12 months versus the three-year rolling average

–	80% of direct high-risk suppliers achieve GSK’s minimum EcoVadis score or have an improvement plan in place
Progress in 2022
Supporting GSK people to do the right thing
In 2022, we launched our new Code of Conduct which reflects our purpose to unite science, technology and talent to get ahead of disease together. Our new Code sets out the commitments we make as a company and to each other to deliver on our purpose and ambitions. In 2022, 100% of employees and 98% of complementary workers completed the accompanying global mandatory learning curriculum where due by year end.
Those in certain high-risk roles or geographic regions also complete additional anti-bribery and corruption (ABAC) training. In 2022, 100% of employees and 96% of complementary workers completed this training where due by year end. Our approach to managing ABAC risk, and other risks relating to ethical standards, forms part of our well embedded risk management framework, which is described in detail on pages 51 to 52.
Reporting and investigating concerns
This year, we have updated how we report the breakdown of types of policy violations to provide more granularity by case class. In 2022, we saw an overall decrease in disciplinary cases, attributed to, in part, a revision to our procedures for discipline regarding late completion of mandatory training, now reported under the employee conduct category.

1	The general industry benchmark is 65% according to 2022 research by KornFerry
Upholding our commitment to human rights
We are signatories to the UN Global Compact and our Human Rights Position statement lays out our commitment to the UN Guiding Principles on Business and Human Rights. During the year, we established a Human Rights Steering Group, which has a formal reporting mechanism to the Board’s Corporate Responsibility Committee.
In 2022, we developed guidance to enhance supplier visits to help employees better understand labour and human rights non-compliances.
To support this guidance, we also developed and delivered labour rights training to environment, health and safety (EHS) and procurement employees to better equip them to spot human rights issues when visiting suppliers.
We are committed to the application of fair and equitable pay practices, which includes ensuring that all employees globally receive pay that is competitive in their local markets and sufficient to support a sustainable standard of living. In 2022, we completed the first global living wage review in partnership with the Fair Wage Foundation. We assessed the pay of all our employees (over 75,000 people in 87 countries) and differences were detected in fewer than 200 cases, in 11 countries. All necessary adjustments will be made by the end of the first quarter of 2023. We will be factoring the living wage data into our standard compensation processes to ensure that we continue to offer a fair wage, and have built an annual living wage review into our standard cycle.
Working with third parties
We expect our third parties to meet our ABAC and labour rights standards and to comply with our standards on quality, health and safety, and the environment. See pages 285 to 295 for further information.
We updated our Third-Party Risk Management (TPRM) programme, which evaluates and mitigates risks introduced by third parties engaged by GSK to provide goods or services.
In 2022, for our high-risk third parties – determined by location in high-risk markets and size of spend – we performed 7,168 assessments across 20 risk areas. Over 62% of these assessments presented risks in one or more areas. Most of these third parties are goods and services providers (77%), distributors and wholesalers (5%), contract manufacturers and suppliers (1%) and direct material suppliers (1%). We also use tools to assess how suppliers manage risks, including EcoVadis desktop assessments.

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GSK Annual Report 2022

Responsible business continued

We visit sites, in person or virtually, to help suppliers better understand and control their risks. The relaxation of travel restrictions has allowed us to increase in-person visits to identify and reduce risk, enabling us to conduct 50 physical visits across 63 priority suppliers this year
1
. We completed warehouse safety surveys for 54 priority suppliers, 38 contract manufacturing suppliers and 15 large warehouses that hold stock this year. These surveys have generated corrective and preventative action plans, all of which we expect to complete in 2023.
In 2022, we conducted 47 supplier audits, compared with 49 in 2021, following industry standard Pharmaceutical Supply Chain Initiative guidelines, with any corrective and preventative actions tracked to completion. We have also trained more than 600 supplier employees on EHS and ESG fundamentals in 2022, revised EHS contractual obligations, tracked management actions to completion and have helped suppliers improve their EcoVadis scores
2
. See page 293 for further information.
Data and engagement
We have created a new digital, privacy and information security team within Legal and Compliance, to streamline support and provide expertise around GSK’s digital and data strategy.
Privacy and the ethical use of data are part of the global mandatory learning curriculum Living our Code that all our people have to complete. We ensure that key privacy personnel have certifications and sufficient training and experience to carry out their roles effectively.
We are investing in our AI/ML capability to, for example, help analyse patients’ genetic data. We are mindful that AI and machine learning can raise ethical issues and are subject to evolving decisions from policymakers on how best to promote trust in these systems and avoid unintended outcomes or harmful impacts.
In R&D, we have oversight boards and a new advisory panel that oversees controls to manage how we use or re-use data and respond to bioethical questions in our research activities.
Political engagement
As a major multinational company, we seek to contribute to public policy debate, especially in relation to life sciences and healthcare. In all of our political engagements, we are committed to ensuring that we adhere to the highest ethical standards and legislative requirements. We do not make corporate political contributions, nor do we sponsor party political meetings anywhere around the world.

+	For full details of our progress against our six focus areas, please see our ESG Performance Report

Product governance

Ensuring the quality, safety and reliable supply of our products is critical to protecting patients and delivering health impact.
Our commitment
We commit to maintaining robust quality and safety processes, and using data and new technologies responsibly.
How we assess performance

–	Average number of critical and major findings by FDA/ MHRA/EMA regulators 3

–	Percentage of inspections from all regulators with no critical findings or official action indicated

–	Number of FDA warning letters
–	Total number of Class I/II external product recalls across all markets

–
Register and disclose all human subject research of GSK products. Specifically, register protocol summaries for studies initiated in 2022; and disclose results summaries for studies with results due in 2022

Progress in 2022
A focus on quality management
Our GSK Quality Management System is a detailed and specific framework which describes how we comply with regulatory requirements and other standards across our markets. It addresses global and local regulations across manufacturing and distribution processes, and is based on principles defined by the International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use.

1	Our EHS priority suppliers are API suppliers who are, or will be, medically-, R&D- or revenue-critical to GSK, or are high spend suppliers

2	The 600 supplier employees trained includes data from our previous Consumer Healthcare business

3	We consider any observations from the FDA as major

49

GSK Annual Report 2022

Responsible business continued

Inspections, recalls and audit
In 2022, we had 122 regulatory inspections at our manufacturing sites and local operating companies, compared with 111 in 2021. We remain prepared for inspections from regulators and received no warning letters from the US FDA or critical findings from the Medicines and Healthcare products Regulatory Agency (MHRA) and EMA regulators in 2022; however we received one critical finding from the Chinese regulator
1
. We continue to learn from and respond to all inspection findings, taking the necessary action to address them.
Throughout 2022, we had no Class I product recalls. There were fewer Class II and III recalls than in 2021
2
. We will not hesitate to voluntarily recall products to protect patients.
Working with our suppliers on quality
We expect all our contract manufacturers and suppliers to comply with GSK standards, and regularly conduct audits to verify that they do. In 2022, we conducted 1,060 quality audits of suppliers, with an increased focus on API suppliers.
We have a comprehensive quality oversight model that is aligned to our Quality Management System and uses a risk-based approach to assess, qualify, manage and monitor our third-party suppliers, driving continuous performance.
Maintaining pharmacovigilance
Pharmacovigilance aims to protect those who use medicines and vaccines and support public health programmes with reliable, comprehensive information on the overall benefit-risk balance of our products. We have a well established and rigorous worldwide system to monitor and review the safety of our products throughout clinical development and after regulatory approval.
Vigilance against falsified medicines and vaccines
We have a robust approach to handling all falsified product incidents, ensuring that cases of confirmed counterfeit products are reported to the WHO and to relevant regulatory authorities. We actively participate in legal proceedings against illegal actors, provide regular training to customs and local authorities and we monitor online marketplaces and social media to request takedowns of sites illicitly selling prescription-only medicines.
Committed to transparency
As part of our commitment we have made 7,377 protocol summaries and 6,295 summaries of results available since the set-up of the GSK trial register in 2004. We have also listed 2,559 studies for data sharing via www.vivli.org and www.clinicalstudydatarequest.com.

+	For full details of our progress against our six focus areas, please see our ESG Performance Report

1	Critical finding from one inspection by the Chinese regulator of a third-party manufacturing facility used by GSK

2
Class I recalls are triggered by a reasonable probability that the use of or exposure to a violative product will cause serious adverse health consequences or death. Class II recalls address the use of or exposure to a violative product which may cause temporary or medically reversible adverse health consequences, or where the probability of serious adverse health consequences is remote. Class III recalls relate to the use of or exposure to a violative product which is not likely to cause adverse health consequences

50

GSK Annual Report 2022

Risk management

Our Board continuously reviews and oversees our risk management and internal control framework, which reflects who we are as a responsible biopharma company with bold ambitions for patients.

Managing our risks in line with our long-term priorities
Our well embedded risk management and internal control framework gives our Board the ability to evaluate and oversee how the company manages principal and emerging risks in line with our strategy and long-term priorities as a fully-focused biopharma company, following this year’s demerger of Haleon. Our company-wide policy sets out the requirements, roles and responsibilities for the management and governance of risks and controls, as well as supporting guidance on the essential elements of our internal control framework. We routinely evaluate our framework for improvements.
Board oversight of risk appetite and management systems
The Board oversees our risk management system and establishes our risk appetite, supported by the Audit & Risk Committee (ARC). The Corporate Responsibility Committee (CRC) and Science Committee further assess the effectiveness of risk management strategies that fall within their defined remits. Our Risk Oversight & Compliance Council (ROCC) helps the ARC, CRC and Science Committee to oversee the risks, and the strategies used to address them. Alongside this, risk management and compliance boards across the Group promote the ‘tone from the top’, establish our risk culture and oversee the effectiveness of risk management activities, while also communicating information about internal controls. Management is held accountable for delivering on its objectives in line with the established risk appetite pertaining to principal risks. An enterprise risk owner is responsible for each principal risk, overseen by a GLT member. Risk owners report risk and mitigation to ROCC and the appropriate Board committee each quarter. Legal and Compliance support these efforts by advising on our business strategies, activities, risks and controls, and Audit & Assurance provides assessments of the adequacy and effectiveness of our framework.
Assessing emerging and current risks
Our risk assessment process considers the likelihood and impact of risks, and the timescale over which a risk could occur. As well as considering current risks, we evaluate emerging risks that could affect our ability to achieve our long-term priorities – that is, risks on the three-year horizon, in line with our viability statement. We also define risks as ‘emerging’ if we need to know more about how likely they are to materialise, or what impact they would have if they did. We’ll evaluate whether to investigate further before classifying them as principal risks.
Our risk management and compliance boards at all levels of the organisation identify emerging risks on an ongoing basis, and ROCC discusses emerging risks at each meeting. At the same time, we scan the risk horizon throughout the year to identify external trends that may be opportunities and/or emerging risks and monitor our business activities and internal environment.
ROCC conducts an annual risk review to assess principal and emerging risks for the company. This review is supported by extensive analysis of external trends and insights, senior-level interviews and recommendations from risk management and compliance boards and risk owners. ROCC shares this annual review with the ARC and Board for assessment, forming the basis for the following year’s risk management focus.
Enabling effective risk management, in line with our culture
We define enterprise risk plans that include a description of the risk, its context, our assessment, risk appetite, how we will treat the risk, and the actions businesses need to take in line with our internal control framework to mitigate the risk. These plans enable our Board committees to assess the effectiveness of our risk management strategies.
We report risks to ROCC and the Board committees every quarter, to drive more dynamic, data-driven discussions, agile risk management strategies and oversight. We report on existing control measures, implementation, emerging risks, external insights and key risk indicators, with risk reporting thresholds aligned to risk appetite. We include risks and mitigations associated with relevant events around us, such as COVID-19 and geopolitical tensions.

51

GSK Annual Report 2022

Risk management continued

Our Code sets out the overarching expectations for our employees and complementary workers. Our risk management framework complements our culture and Speak Up processes in making sure that we identify and mitigate risks effectively. We monitor our most important risks and take action to address issues. Our annual confirmation exercise checks that key risks are well managed, or that actions are in place to address gaps. Our principal risks include controls for responding to problems within their risk plans. We also have business continuity planning embedded in our framework and our critical processes, so we can continue business operations in the event of a crisis.
Our current risks
The table starting on page 53 shows our current principal risks and respective trends, assessments and mitigation activities for the year. These are not in order of significance. For full risk definitions, potential impact, context and mitigating activities, see Principal risks and uncertainties on pages 285 to 295. The Separation principal risk was removed in July 2022 following successful demerger and analysis of any residual risk.
Other risks, not at the level of principal risks, and opportunities, related to ESG, including environmental sustainability and climate change, are managed through our six focus areas, as described in our ESG Performance Report. Additional information on climate-related risk management is in our climate-related financial disclosures, see pages 55 to 61.
COVID-19 pandemic
The potential impact of the COVID-19 pandemic on GSK’s trading performance and all its principal risks is continually assessed, with appropriate mitigation plans put in place on an as-needed basis. In 2022, GSK was encouraged by the uptake of its vaccines and medicines. The company remains confident in the underlying demand for its vaccines and medicines, especially given the significant number of COVID-19 vaccinations and boosters administered worldwide. However, the pandemic remains a dynamic ongoing risk, with the WHO continuing to monitor the emergence of new variants. The current rate of infection is predominantly driven by the circulation of the BA.5 subvariant and its descendent lineages, which are still the dominant subvariants of Omicron globally. While COVID-19 vaccines are being updated with Omicron variants to provide broader immunity against circulating and emerging variants, these subvariants and potential future variants of concern could potentially impact GSK’s trading results, clinical trials, supply continuity and its employees materially.
Changes to our risks for 2023
In our December 2022 annual risk review, the ARC agreed to ROCC’s recommendation of our principal risks for 2023, which remain largely unchanged. We identified a new principal risk, Legal Matters, which brings into greater focus a range of legal risks. As a result, Anti-bribery and Corruption will no longer be a stand-alone principal risk in 2023. Additionally, we expanded our Information Security principal risk to explicitly include cyber risks. We also identified data management as a new emerging risk for 2023, which we will evaluate during the year. The 2022 emerging risks of geopolitical tensions and healthcare reform were embedded in our risk management activities throughout the year and will not be reported separately for 2023.

+	Viability statement, see page 64

+	ARC report, see page 124

+	Internal control framework, see page 125

+	Legal proceedings, see page 265

+	Environment, see page 45

+	Climate-related financial disclosures report, see page 55

52

GSK Annual Report 2022

2022 Principal risks summary

Risk	Trend versus prior year	Assessment and mitigation activities

Patient safety	External	The external risk environment remains stable. The regulatory environment remains challenging, with recent examples of evolving regulatory requirements related to safety reporting for clinical trials. Also, there is a risk that external parties, including regulatory agencies and technology companies, may reach conclusions and communicate information about the safety of our products based on real-world evidence that is not available to us. This could inhibit our ability to make timely decisions and take appropriate action in relation to the safety of our products, or to confirm or refute conclusions asserted by external parties.

	GSK	Our risk exposure remains stable. We continue to balance resources between change programmes while maintaining routine activities. In 2022, we’ve allocated resources to optimise pharmacovigilance operations, advance innovative solutions for safety case management, and simplify key safety processes. Change initiatives have the short-term potential to distract focus from our key business priorities. However, such changes will reduce our overall risk exposure by increasing workload capacity and organisational capability.

Product quality	External	The external risk environment is stabilising and remains high following COVID-19, with regulators resuming multiple on-site inspections to check that product quality expectations are met. There continues to be a focus on data governance and data integrity requirements, and on evaluation of products for the presence of nitrosamines. The regulatory environment is evolving with respect to continued use of titanium dioxide in medicines, with the EMA due to make a decision on potential discontinuation in 2024.

	GSK	Our risk exposure has stabilised as we return to pre-pandemic levels of health authority inspections. We continue with inspection readiness programmes to ensure full preparedness. We’ve continued to invest in technology and digital platforms to strengthen our controls around good data management practices. We’ve completed all nitrosamine product assessments in line with regulatory expectations.

Financial controls and reporting	External	The external risk environment remains challenging due to political uncertainty, proposed increases in the obligations of directors and auditors, increasing threats of cyber attacks and fraud, and increasing ESG disclosure requirements.
GSK

Our risk exposure remains stable due to our ongoing focus on the resilience of personnel and the testing of our internal control framework. We implement optimal risk mitigation through transformational programmes, technology, centralised processes, and risk and control assessments, and maintain effective tax and treasury strategies. We continually strengthen our control frameworks and collaborate with external bodies on setting standards.

Anti-bribery and corruption (ABAC)	External	The external risk environment remains stable. The enforcement of anti-corruption laws and regulations remains a priority in many countries, in particular the US and the UK, with a continued focus on investigating the use of third parties to bribe foreign public officials. As a result, rigorous anti-bribery and corruption controls are expected. Disruption to global supply chains and the commercial pressures caused by higher-than-usual inflation rates may increase the risks of bribery and corruption in certain contexts in the coming years.

	GSK	Our risk exposure remains stable as we continuously improve our ABAC programme to make sure that our controls match evolving and emerging risks. We’ve enhanced our mandatory ABAC training for all employees, and we provide role- and risk-tailored ABAC training on an ongoing basis. We also impose stringent ABAC training requirements on certain third parties who provide services for or on our behalf.

Commercial practices	External	The external risk environment has stabilised. Macroeconomic factors such as energy price increases, inflationary pressure, and ongoing effects of the COVID-19 pandemic contribute to a challenging environment for all stakeholders. Competitive pressure remains intense across therapy areas and market segments. Governments remain focused on initiatives to drive down medicine and vaccine costs for consumers.

	GSK	Our risk exposure remains stable. We have a mature and robust control environment, which has evolved to match the competitive enhancements to our commercial practices, including higher volumes of engagement with healthcare professionals and strengthened sales force incentive schemes.

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GSK Annual Report 2022

2022 Principal risks summary continued

Risk	Trend versus prior year	Assessment and mitigation activities

Scientific and patient engagement	External	The external risk environment remains stable. It continues to be characterised by complex, dynamic disease areas and treatments with increased patient-centric focus during all phases of the product lifecycle, increasing diversity of engagement platforms and more virtual engagements.

	GSK	Our risk exposure remains stable. We continue to mitigate risk by modernising and adjusting our engagement practices and internal controls to the rapidly evolving environment. We have internal networks to foster collaboration and best practice sharing, as well as the identification of emerging risks associated with scientific and patient engagement activities.

Data ethics and privacy	External	The external risk environment continues to increase as the global landscape of data protection, privacy and cyber laws develops. Given that the current pace of technology-focused innovation is expected to continue, companies need to be mindful of relevant potential legislation and regulations. The increasing trend for data sovereignty, initially affecting tech companies, could affect healthcare companies in their ability to drive medical innovation and to effectively operate internationally.

	GSK	Our risk exposure is increasing in the context of an unstable privacy regulatory environment and our multinational footprint, as we re-align with our digital transformation and focus on data-driven science. Laws in our key markets such as the US, EU, UK, China and India continue to evolve, including those relating to international data transfer mechanisms.

Research practices	External	The external risk environment remains stable. Research remains critical to the development of safe and effective products. Advances in technology, use of data, societal expectations and ethical considerations and new entrants to the sector continue to influence the environment. Global regulations and quality standards continue to evolve, and are particularly impactful when expectations change or there are country-specific requirements.

	GSK	Our risk exposure remains stable, as laws and regulations are continually evolving. We continue to perform robust risk scanning and assessments that inform the evolution of our control framework in response to regulatory changes, ensuring clear accountabilities for actions.

Environment, health and safety (EHS)	External	The external risk environment remains stable. Manufacturing sites are operating at full staffing levels. Work location arrangements have been made to maintain the safety and wellbeing of employees affected by the Ukraine conflict.
GSK

Our risk exposure remains stable. We’ve continued to focus on safety leadership training, embedding our Life Saving Rules, and adhering to our EHS standards. We’re introducing our Safety Leadership Experience across Global Supply Chain, and R&D operations. This programme trains leaders to take EHS accountability and make sure all our people understand the importance of adhering to our EHS standards.

Information security	External	The external risk environment continues to rise as digital footprints increase and threats from hackers become more sophisticated. Growing geopolitical conflicts have significantly increased cyber risk to large corporations. Governments are tightening regulatory frameworks with regards to data and information, and we are seeing a rise in enforcement of them.

	GSK	Our risk exposure continues to increase as we operate in an increasingly digital healthcare ecosystem and continue to expand our own digital footprint. In response, our cyber security maturity programme continues to improve our controls and governance to identify, protect, detect, respond to and recover from cyber incidents.

Supply continuity	External	The external risk environment is increasing due to unpredictable external forces that put pressure on the resilience of our supply chains. These include geopolitical tensions and growing nationalistic approaches (including US-China decoupling).

	GSK	Our risk exposure remains stable. Across our Medicines and Vaccines supply chains, we continue to focus on strategic materials planning parameters, adapting to changes in the external environment, including inventory strategies, safety stocks and hedging. We’re making a concerted effort to stabilise and accelerate newly acquired assets and we’re focusing on making sure we recruit the right people to support our future portfolio.

54

GSK Annual Report 2022

Risk management continued

Climate-related financial disclosures

GSK climate-related financial disclosures are consistent with the recommendations and recommended disclosures of the Task Force on Climate-related Financial Disclosures (TCFD) including the TCFD all-sector guidance, and in compliance with the requirements of LR 9.8.6R.(8) (UK Listing Rules).
GSK has been reporting on climate-related financial disclosures in accordance with the TCFD recommendations since 2019, with the purpose of building trust and connecting both our strategic and financial disclosures to climate change. This year we have updated the climate scenarios used to model transition and physical risks, which enabled us to extend the timeframe to model risks to 2050 where data was available and to broaden the scope to include GSK’s supply chain. We will continue to monitor for emerging risks and new data to include in future assessments.
Governance
Board
The Board considers climate-related matters throughout the year assessing the risk management processes in place and challenging and endorsing the business plan and budgets, including overseeing major capital expenditures, acquisitions and divestments. The Committee that exercises oversight, provides guidance and reviews our ESG performance, including climate-related risks and opportunities, and environmental performance against targets is the CRC.
The Committee is supported by GLT and ROCC which receive quarterly updates on environmental sustainability, including climate. Regular attendees include the CEO, and the President Global Supply Chain. See the CRC report on page 107 for further details of the Board architecture.
In 2022 the CRC met four times. Key areas of focus were:

–
discussed climate-related issues on three separate occasions with management, including: progress in delivering against our climate ambitions; implications of the geopolitical landscape; key milestones and decisions required to achieve net zero targets

–	reviewed mid-year performance for key environmental metrics, including climate-related metrics, as part of reviewing GSK’s ESG Performance Rating

–	approved GSK’s TCFD statement and public environmental reporting and disclosures
In 2022 the Remuneration Committee, with the support of the CRC, introduced a 10% measure into GSK’s long-term incentive plan opportunity for senior leaders based on key metrics related to GSK’s ESG performance.
These metrics include climate-related metrics such as reduction in scope 1 & 2 emissions and reaching key milestones in the R&D programme to reduce greenhouse gas emissions (GHG) in metered dose inhalers for asthma and chronic obstructive pulmonary disease, see page 148.
GSK Leadership Team (GLT)
The GLT meets regularly and is an opportunity for members to discuss strategic, financial and reputational matters.
Regis Simard, President, Global Supply Chain and GLT member has management responsibility for environmental sustainability, which includes climate change. He is responsible for governance and oversight of risks and opportunities and ensures there is an effective framework in place to manage the risks and opportunities across each of our business units along with delivering on the commitments made to a net zero, nature positive, healthier planet, with ambitious goals set for 2030 and 2045 across our entire value chain.
Regis is supported by GSK’s Vice President (VP) Sustainability who regularly reviews progress with him and who co-chairs the quarterly GSK Sustainability Council.
In 2022 GLT reviewed and discussed the mid-year performance for key environmental metrics, including climate-related ones, as part of reviewing GSK’s ESG Performance Rating.
GSK Sustainability Council
The Sustainability Council, held quarterly, is attended by senior leaders from across the business who play a key role in delivering our commitment to a net zero, nature positive, healthier planet, with ambitious goals set for 2030 and 2045 across our entire value chain. Members include leaders from procurement, finance, HR, Compliance, R&D and manufacturing. The Council is co-chaired by the President Global Supply Chain and the VP Sustainability and supported by the global sustainability team who provides specialist expertise and advice to the business.
In 2022 the Council:

–	received monthly performance dashboards covering key performance metrics and escalations of any potential concerns or issues

–
held quarterly performance reviews across all areas of programme delivery and focused reviews of aspects of the programme such as the implementation of the sustainable sourcing strategy, and recommendations for refreshing GSK’s Science Based Target commitments. The Council reviews include decisions on interventions or support required to maintain progress towards 2030 targets

–	reviewed insights on ESG trends and regulations

–	approved the proposed Sustainability Data Strategy

55

GSK Annual Report 2022

Risk management continued

In order to address the key priorities of the climate impact from GSK’s metered dose inhaler, a specific council was established in 2022 and is attended by senior leaders from across the commercial, supply chain, regulatory and R&D businesses aligned to GSK’s respiratory business. This council is chaired by the President Global Supply Chain and is the decision-making body for:

–	the programme to reduce the climate impact of metered dose inhalers which contribute to approximately 50% of GSK’s total GHG emissions by up to 90%, if the clinical trials are successful

–	advocacy and engagement with regulators and policymakers

–	industrialisation strategy and progress
Other business support

–
the Sustainability Programme Steering Team co-ordinates the sustainability programme and associated workstreams and has oversight for monitoring performance and progress of the enablers required to deliver the sustainability programme

–	business unit sustainability councils meet quarterly to review business unit performance and delivery against the company sustainability ambition

–	the Capital Allocations Board (CAB) which includes the CFO and Group Financial Controller reviews climate-related capital expenditure as part of its annual planning and capital allocation process

–	the Finance Sustainability Network includes leaders from across Finance, Sustainability and Procurement and focuses on key financial enablers to deliver the sustainability programme
Strategy
GSK’s commitment to a net zero, nature positive, healthier planet is embedded in GSK’s strategic long-term priorities, always considering the social, environmental and governance impacts of everything we do from laboratory to patient.
There are many teams across GSK involved in this process, to ensure that we make sound strategic decisions. The process for identifying and assessing climate-related risks and opportunities is set out under Risk Management as part of this TCFD section. To achieve our climate ambition, active holistic management of all climate-related risk components is important. In addition to risk, we also continue to identify opportunities for GSK. These risks and opportunities are described further in the table on pages 58 and 59.
In order to achieve reductions in emissions across our operations by 2030, as part of our transition plans, we are focusing on:

–	maximising energy efficiency in our sites

–	transitioning to 100% renewable electricity by 2025

–	increasing the use of electric vehicles by our sales fleet
Supply chain emissions are a shared challenge across our sector, and we are working with our peers on collaborative initiatives such as:

–	the Activate programme to help Active Pharmaceutical Ingredients (API) suppliers accelerate decarbonisation initiatives

–	the Energize programme to encourage the use of renewable energy throughout the pharmaceutical sector’s supply chain

–	the Manufacture 2030 initiative to encourage suppliers to measure, manage and reduce their emissions
In September 2022, we launched a Sustainable Procurement Programme which will require our suppliers to disclose emissions and set carbon reduction targets aligned with 1.5°C.
The use of our metered dose inhalers by patients for asthma and chronic obstructive pulmonary disease makes up around 50% of our total climate impact. We are investing in an R&D programme to reduce greenhouse gas emissions from this vital medicine that could potentially reduce the climate impact by up to 90%. If the clinical studies confirm that the new propellant could be an appropriate replacement, GSK will work on securing approval from regulators in markets where the new product could be made available to patients. This process can take time, but GSK is focused on meeting our commitment and we have made considerable investments towards achieving this goal.
The Science Based Targets initiative (SBTi) accredited our climate targets, set prior to our demerger, as aligned to the 1.5°C pathway. Our reduction pathway to 2030 is significantly more ambitious and we are currently seeking reaccreditation from the SBTi for our targets as a fully focused biopharma company.
We recognise that the global energy crisis as described on page 13 is disrupting and delaying the green transition across the world. This may impact the pace of decarbonisation in the short term but any setback to the energy transition is expected to be time-limited.
In 2021, we developed a three-year plan to further embed climate risk analysis across material areas of our business and focused on risks impacting our direct operations. In 2022, we updated the climate scenarios used to model transition and physical risks, which enabled us to extend the timeframe to model climate risks out to 2050 where data was available and to broaden the scope to include GSK’s sites and suppliers across all geographies with a strategic revenue dependency aligned to other supply chain risk management processes.

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We will continue to monitor for emerging risks and new data to include in future assessments, using external parties to provide horizon scanning insights on ESG trends and regulations.
GSK prioritised scenario modelling of the following risks in 2022:

–	changes to regulations governing the supply of high global warming potential (GWP) substances by the EU, UK and US governments could restrict GSK’s ability to manufacture metered dose inhalers

–	future regulatory policy responses to address climate change could lead to the imposition of carbon taxes by countries where GSK manufactures and sources goods from third parties

–	increasing levels of water stress that could lead to interruptions to supply of water to GSK and third-party supply sites

–	increasing frequency and impact of extreme weather events that could cause disruption to GSK and third-party supplier sites
Climate scenarios
We reviewed and updated our climate scenarios, developing four climate scenarios. We used three of these scenarios for modelling transition risks (Net Zero, Low Carbon and Current Trajectory), and three scenarios for modelling physical risks (Low Carbon, Current Trajectory, and Breach of Planetary Boundaries).
Net zero scenario (SSP 1 – RCP 1.9)
This scenario sets out a narrow but achievable pathway for the global energy sector to achieve net zero CO
2
emissions by 2050
1
. It does not rely on emissions reduction from outside the energy sector to achieve its goal. The scenario is consistent with limiting the global temperature rise to 1.5°C without a temperature overshoot. Net zero means huge declines in the use of coal, oil and gas and a shift to renewable energy sources.
Low carbon scenario (SSP 1 – RCP 2.6)
In this scenario, all current net zero pledges are achieved in full and there are extensive efforts to realise near-term emissions reductions; advanced economies reach net zero emissions by 2050, China around 2060, and all other countries by 2070 at the latest
2
. The scenario is consistent with limiting the global temperature rise to below 2°C. With some level of net negative emissions after 2070, the temperature rise could be reduced to 1.5°C in 2100.
Current trajectory scenario (SSP2 – RCP4.5)
This scenario sets out to show to what extent announced ambitions and targets are on the path to deliver the emissions reductions required to achieve net zero emissions by 2050
3
. The temperature rise will exceed 2°C by 2100, with a more noticeable shift to happen in the latter half of the century. A net zero pledge for emissions within the scenario does not necessarily mean that CO
2
emissions from the energy sector need to reach net zero, there is an allocation for carbon offsetting within the pledges.
Breach of planetary boundaries scenarios
(SSP 5 – RCP 8.5)
This scenario is not aligned to any of the pledges laid out within the Paris Agreement and is one where countries are unable to meet the United Nations Sustainable Development Goals. This scenario will have the most severe physical consequences for the planet. The temperature rise will exceed 4°C by 2100, leading to high loss of biodiversity and species extinction.
Each risk and opportunity was analysed including how they are being managed by GSK and the metrics and targets in place and the potential impact on our profit using a low (<£100 million), medium (£100 million-£250 million) or high (>£250 million) threshold.
Due to the inherent uncertainty, and the nature of the risks across GSK strategy and business model, the climate-related issues are monitored within these time horizons: short term (less than 3 years); medium term (3-10 years) and long term (> 10 years).
In comparison to the 2021 disclosure, we have extended the timeframe for climate risk assessments out to 2050 where data is available to be able to differentiate between the potential long-term outcomes in different climate scenarios.
Based on the different climate scenarios analysis performed and taking into consideration the climate risk and opportunities identified across all geographies, as described in the table below, we have tested the resilience of GSK’s business strategy and did not identify any material impact to our business resilience.

1	IEA Net Zero emissions scenario, https://www.iea.org/reports/global-energy- and-climate-model/net-zero-emissions-by-2050-scenario-nze last accessed 17 November 2022

2	IEA World Energy Outlook 2021, Chapter 2, p94, download report from https://www.iea.org/reports/world-energy-outlook-2021/overview, last accessed 17 November 2022

3	IEA Announced Pledges, https://www.iea.org/reports/global-energy-and- climate-model/announced-pledges-scenario-aps last accessed 17 November 2022

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Physical risk/ description	GSK response	Scenario	Potential financial impact/ timeframe	Metrics	Targets

The risk from increasing levels of water stress leading to interruptions to supply of water to GSK sites and third-party
supply sites.

GSK and its third-party suppliers use freshwater as the main source of water to manufacture medicines and vaccines. If water availability was restricted at a factory, then production operations would be interrupted.

We have identified three water basins in water-stressed areas in Algeria, India and Pakistan where we have manufacturing sites, and where we aim to be water neutral.

At our manufacturing facility in Nashik, India we have built plants for rainwater harvesting.

The climate scenario analysis has identified a number of sites and supplier sites located in water basins that could become water stressed by 2040 which have been added to a watch list. We will monitor changes to the risk levels and update our site water risk assessments appropriately.
		Current trajectory	Medium (£100m- £250)m/ Long term (> 10 years)	Sites that have achieved water stewardship Total supplied water	Achieve good water stewardship at 100% of our sites by 2025 Reduce overall water use in our operations by 20% by 2030

		Breach of planetary boundaries	Low (< £100m)/ long term (> 10 years)

Increasing frequency of extreme weather events causing disruption to GSK and third-party supplier sites.

Extreme weather events from any one of precipitation (rainfall), flood from precipitation, tidal flood, extreme wind, wildfire, extreme heat or extreme cold can result in short-term interruptions to manufacturing at GSK or supplier sites.

The climate scenario modelling indicated that of the seven physical perils, flood from rainfall presents the highest likelihood of an acute interruption. However, the risk of flooding from rainfall and from the other extreme weather events is expected to remain very low.

We have performed risk assessments for our manufacturing and other operations and have business continuity plans in place which are reviewed annually to respond to the impacts of extreme weather events including adopting appropriate mitigation plans.

GSK has a well established loss prevention and risk engineering programme to identify a range of risks that could impact our sites and where flood risks exist, we have taken action to mitigate the risk.
		Low carbon scenario	Low (< £100m)/ Long term (> 10 years)	Business continuity plans are reviewed annually	Where climate- related risks to business continuity are identified, we have taken action to mitigate the risk

Current trajectory scenario

Breach of planetary boundaries scenario

Regulations governing the use of high global warming potential (GWP) substances are being updated in the EU and UK and were updated recently in the US.

This could lead to increasing costs and restrict the ability to manufacture our metered dose inhaler (MDI) products that use a high GWP propellant (HFA134a).

We are investing in an R&D programme to reduce greenhouse gas emissions from metered dose inhalers used to treat asthma and COPD and have made good progress towards reformulating an alternative gas that could potentially reduce the climate impact by up to 90%, if the clinical trials are successful.

We already have a portfolio of Dry Powder Inhaler products that do not use propellants that are not impacted by this risk.
		Current trajectory scenario	High (> £250m)/ medium (3-10 years)	On/off track against delivery of key milestones on the R&D programme plan	80% and 90% reduction in carbon emissions (all scopes) by 2030 and 2045, respectively

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Transitional risk/ description	GSK response	Scenario	Potential financial impact/ timeframe	Metrics	Targets

Future regulatory policy responses to address climate change could lead to the imposition of carbon taxes by countries where GSK manufactures and source goods from third parties.

GSK is managing this risk by reducing Scope 1 and 2 emissions through the following:

–  GSK’s energy efficiency programme

–  Transitioning to 100% renewable electricity by 2025

–  Investigating options for renewable heat technology

–  Transitioning sales fleet to electric vehicles by 2030

–  Using shadow carbon pricing on capital investments of US$ 100 per tonne of GHG emissions

GSK is managing this risk by reducing Scope 3 emissions through the following:

–  R&D programmes to reduce greenhouse gas emissions from metered dose inhalers

–  The new supply chain programme requiring our suppliers to take action on carbon, set targets aligned with 1.5°C and switch to renewable power and heat

–  Collaborating with sector peers in the Energize and Activate programmes and the Manufacture 2030 initiative

–  Joining the Sustainable Markets Initiative Health Systems Task Force to reduce healthcare supply chain emissions
		Net zero scenario	Medium (£100-250m) in both medium (3-10 years) and long term (> 10 years)	Scope 1 & 2 carbon emissions Scope 3 carbon emissions	80% and 90% reduction in carbon emissions (all scopes) by 2030 and 2045, respectively

		Low carbon scenario Current trajectory scenario	Medium (£100-250m) in the medium (3-10 year) term falling to low (< £100m) in the long term (> 10 years) Low (< £100)/ in the medium (3-10 years) and long term (> 10 years)

Opportunities	GSK response	Scenario	Potential profit impact/ timeframe	Metrics	Targets

At COP26 in November 2021, more than 50 countries around the world committed to provide low carbon healthcare systems. This could lead to increasing demand for low carbon medicines and vaccines.

We are reducing our own Scope 1 & 2 carbon emissions which in turn reduces the Scope 3 footprint of our customers and suppliers; for example, at our site in Irvine in Scotland, a closed loop heat system has helped to drive reductions in operating costs, and onsite renewables and biogas will provide 85% of its energy.

We have an Eco-design programme to reduce the impacts of all our products and packaging.

We are investing in an R&D programme to reduce greenhouse gas emissions from metered dose inhalers used to treat asthma and COPD and have made good progress towards reformulating an alternative gas that could potentially reduce the climate impact by up to 90% if the clinical trials are successful.

We have a portfolio of dry powder inhaler products that have low carbon footprints.
		Net zero scenario	Low < £100m/ Long (> 10 years)	Scope 1 & 2 and 3 carbon emissions Total waste and materials	80% and 90% reduction in carbon emissions (all scopes) by 2030 and 2045, respectively Zero operational waste

Low carbon scenario

Current trajectory scenario

There have been several reports exploring the impact of climate change and health showing that climate change affects water- and vector-borne diseases.

This could lead to an increasing demand for new medicines and vaccines.

In September 2022, GSK and Microsoft announced an innovative collaboration with the Centre for Health and Disease Studies (CHDS) Nepal. The pilot project, which will leverage Microsoft’s Premonition systems and GSK’s expertise in health and disease, will investigate how AI and robotics can support local community response to vector-borne diseases and climate change.

In July 2022, GSK’s annual Palio conference explored the role of vaccines in finding solutions for global healthcare to protect people and the planet.
		Current trajectory scenario	Long (> 10 years)	Not applicable	Not applicable

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Risk management
As described in the Risk management section on page 51, GSK’s risk management policies are designed to address all types of risks, including the Group principal risks and uncertainties and our climate risk assessment follows the same policy and framework.
The nature of the risks and opportunities from climate change depends not only on the physical aspects of climate change, but also regulatory and commercial changes in the markets in which GSK operates, including pressures to reduce the climate impact of GSK’s metered dose inhaler medicines.
In terms of GSK climate risk management policies, a specific and dedicated environmental sustainability risk management plan was put in place in 2020. The risk management plan covers expectations that GSK is addressing its impact on the environment, and that the environment has increasing impacts on operational resilience such as access to energy, water and the natural resources used in products, along with any anticipated cost increases from regulatory changes or environmental taxes. Policy developments at global and national level are monitored for their potential impact. For example, as a result of the UN Montreal Protocol 2016 Kigali amendment that mandates a global phase down of the use of high global warming potential hydrofluoroalkane gases, governments are introducing or proposing to introduce quota restrictions to HFA134a that is used by GSK to manufacture metered dose inhalers used to treat asthma and COPD. GSK has been part of an industry consultation with the UK Department for Environment, Food & Rural Affairs as the UK government develops its UK specific regulations on the control of F-gases.
GSK has policies and procedures in place to identify risks from climate change when things change, for example to assess the climate impact of merger and acquisition activity, or the construction of new buildings, or major capital expenditure. Furthermore, an internal control framework has been established for environmental sustainability, including the appointment of dedicated senior leaders for environmental sustainability to ensure that governance processes are in place and effective.
For the purposes of our TCFD disclosures we have made use of the TCFD distinction between “physical” and “transition” climate-related risk.
Risks which may be identified include potential effects on operations at asset level, performance at business level and developments at regional level from extreme weather or the transition to a lower carbon economy.
Physical risks are typically identified at the asset or project level and are managed depending on the level of risk assessed. Increasing levels of water stress is a physical risk and could reduce the availability of water for our operations in affected locations. This is an important risk as GSK uses freshwater as the main source of water to manufacture medicines and vaccines. If water availability was restricted at a factory, then production operations could be interrupted. We perform water stewardship risk assessments for our manufacturing sites and update them every three years.
Transition risks are typically identified at enterprise level and at market level. Currently the transitions risks which are a priority for GSK are regulatory and commercial risks which we manage through our investment decisions and through our sustainability transformation programme. From a legal point of view, we consider risks which may arise from product claims based on environmental performance. To manage this risk, we use external accreditation processes and organisations to review the evidence used to support environmental claims for our products criteria. From a technological point of view, GSK has developed tools to incorporate eco-design principles into the design and development of new products and to identify opportunities to reduce the environmental impacts of existing products. Our communications and governance affairs team manages corporate reputation through identification and monitoring of climate-related issues and then undertake both proactive and reactive engagement with relevant stakeholder groups to communicate GSK’s position.
On an annual basis a cross-functional team from GSK’s business units, sustainability team and finance perform a review of risks from climate change to identify any new or emerging risks and to determine if an updated risk assessment is required for any existing risks. Climate-related risks are considered from a strategic and operational perspective to ensure we maintain a comprehensive view of the different types of climate risks we face and the different time horizons in which they may affect GSK. This review is approved by the VP Sustainability and Finance VPs from each of GSK’s business units.
The identified risks are assessed by a climate risk working group who consider the likelihood and financial impact of each risk on GSK under different climate scenarios. The impact assessments are approved by the President, Global Supply Chain who has company level responsibility for Environmental Sustainability, the VP Sustainability and Finance VPs from each of GSK’s business units. The results are shared with Business Unit Risk Management Control Boards (RMCB) and the Finance RMCB to ensure risks are both contextualised with other business risks and managed appropriately. This allows management to take a holistic view and optimise risk mitigation responses, to ensure that responses to climate-related risks are properly integrated into the relevant businesses’ and functions’ activities.

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Metrics and targets
GSK commits to a net zero, nature positive, healthier planet, with ambitious goals set for 2030 and 2045 across our entire value chain. GSK reports progress in reducing Scope 1 & 2 carbon emissions, Scope 3 carbon emissions
1
, energy use,
water, waste annually in our ESG Performance Report for detailed performance data and other environmental KPI and in our public responses to the CDP Climate, Water and Forest questionnaires.

a. Disclose the metrics used by the organisation to assess climate risks and opportunities in line with its strategy and risk management process
GSK has considered the key metrics following the guidance of Tables A1.1 and A1.2 as well as the metrics consistent with cross-industry, climate-related metrics as described in TCFD. Based on that, our strategic metrics are:

–  Scope 1 & 2 emissions (market-based and location-based approach), described in the table below

–  Scope 3 emissions, described in the table below

–  % renewably sourced electricity, described in the table below

–  Total supplied water, described in the table below

–  Total waste and materials, described in the table below

–  ESG composite metric, as part of our senior leaders‘ remuneration policy see page 148

–  Sites that have achieved water stewardship, described in the table below

Our ESG Performance Report includes additional metrics used to support the strategic metrics listed above.

b. Disclose Scope 1, 2 and if applicable Scope 3 GHG emissions and related risks
In Energy and carbon emissions, see table below

–  Scope 1 emissions from energy

–  Scope 1 from other sources

–  Scope 2 emissions (market-based)

–  Scope 2 emissions (location-based)

–  Scope 3 emissions metrics

–  Scope 1 & 2 emissions from intensity metrics

Prioritised physical and transition risks are included in the Strategy Section on page 56.

c. Describe the targets used by the organisation to manage climate-related risks and opportunities and performance against targets
Our targets (measured against a 2020 baseline where applicable) are:

–  80% reduction in carbon emissions and investment in nature-based solutions for the remaining 20% of our footprint by 2030 (all scopes)

–  100% renewable electricity by 2025 (Scope 2)

–  Net zero emissions across our full value chain by 2045 (all scopes)

–  Achieve good water stewardship at 100% of our sites by 2025

–  Reduce overall water use in our operations by 20% in 2030

–  Zero operational waste by 2030.

–  Be water neutral in our own operations and at key suppliers in water-stressed regions by 2030

The performance against our targets can be found on pages 45 and 46.
1

1	See Basis of Reporting 2022 in the ESG resources section of GSK.com
(https://www.gsk.com/en-gb/responsibility/esg-resources/) for detailed methodologies for measuring and reporting all GSK environmental KPIs

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Metrics data
Carbon emissions
1,2

Carbon emissions ‘000 tonnes CO 2 e	2022	2021	2020

Scope 1 emissions (from energy)	320	333	355

Scope 1 emissions (other 3 )	306	300	358

Scope 2 emissions (market-based)	88	131	169

Scope 2 emissions (location-based)	265	285	309

Scope 3 emissions 4	–	8,624	9,949

UK Scope 1 & 2 emissions	111	126	138

Other metrics	2022	2021	2020

Scope 1 and 2 emissions from energy/sales revenue (tonnes CO 2 e/£m)	13.9	18.8	21.5

Scope 1 and 2 emissions from energy/FTE (tonnes CO 2 e/FTE)	5.9	6.5	7.2

Total energy used (GWh)	2,759	2,871	3,085

UK energy used (GWh)	735	807	917

% renewably sourced electricity	73%	63%	46%

Total supplied water million m 3	7.5	7.9	9.7

Total waste and materials ‘000 metric tonne	57.2	63.1	63.0

% sites that have achieved water stewardship	100%	100%	89%

1	All data reported excludes our previous Consumer Healthcare business unless otherwise specified

2
Carbon emissions are calculated according to the Greenhouse Gas Protocol: A Corporate Accounting and Reporting Standard (revised edition). GSK uses market-based Scope 2 emissions for reporting purposes and reports Scope 3 emissions across all 15 categories in our ESG Performance Report. We ask external assurance providers, Deloitte, to provide limited assurance to ISAE 3000 for energy, Scope 1, 2 and selected Scope 3 carbon emission data, water and wastewater data. Methodologies for reporting and measurements are provided in the Basis of Reporting 2022 in the ESG resources section of gsk.com
(https://www.gsk.com/en-gb/responsibility/esg-resources/)

3
‘Other’ refers to emissions from sales force vehicles, propellant emissions released during manufacture of inhalers (the majority of propellant emissions, released during patient use, are included in Scope 3 carbon emissions), on-site waste, or wastewater treatment and refrigerant gas losses

4
We collect and publish Scope 3 data across 15 categories. The most recent Scope 3 data available is for 2021 as the process of compiling the 2022 data is not yet complete, except for 2022 Scope 3 emissions from patient use of inhalers which are disclosed in the ESG Performance Report. We will publish this data once it becomes available and it will be included in the 2023 ESG Performance Report

Nature-related financial disclosure

At GSK we are committed to playing our part to minimise our impact and dependencies on nature, as well as helping to protect and restore nature. We have performed a full assessment of our impacts on nature across our value chain and are setting targets to reduce these pressures in line with evolving guidance from Science Based Targets for Nature (SBTN). In line with our commitment to nature and building on the achievements of our climate-related financial disclosures, GSK is currently piloting the recommendations of the Taskforce on Nature-related Financial Disclosures (TNFD) ahead of the launch of the TNFD’s final framework expected in September 2023.
As part of the pilot, we are working to understand how we can utilise the TNFD guidelines to report the risks that our impacts and dependencies on nature present to our business. We are making an initial disclosure with a particular focus on strategy, metrics and targets. Some early findings from the results of our in-progress analysis are included below.
Strategy
We are committed to have a net positive impact on nature by 2030 by reducing our environmental impacts across water, waste and materials biodiversity and by investing in nature protection and restoration. In 2022, we conducted an assessment of GSK’s nature-related risks and opportunities, in line with the latest TNFD guidance from November 2022. By following the latest TNFD LEAP (Locate, Evaluate, Assess and Prepare) methodology, we have been able to better understand the magnitude of GSK’s physical and transitional risks across each Nature pressure. We will continue to refine our assessment, following the methodology from TNFD, and will look to report against it once the final version is available.
Additionally, GSK is one of the first companies to conduct a materiality assessment for its full value chain, in line with the SBTN methodology, to better understand our impacts and dependencies.

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This process has clearly indicated that to achieve Net Nature Positive by 2030 requires us to build a portfolio of pressure-specific initiatives that drive action in targeted landscapes and regions of impact. As part of our commitment, we acknowledge that collaboration across different stakeholders will continue to be an imperative in this multi-year journey. Ultimately, the direction provided by the SBTN technical guidance will help shape our strategy to ensure we minimise our impacts and dependencies on nature globally.
Metrics and targets
To address GSK’s pressures on Nature, we have existing targets across water, waste, materials and biodiversity (see page 46).
Our targets will continue to evolve as we incorporate the findings of our materiality assessment and progress towards achieving Net Nature Positive by 2030. To support progress, we actively engage with external partners including the SBTN and World Business Council for Sustainable Development to ensure targets and metrics are meaningful and robust.
Addressing our impacts on the natural world and understanding the impacts of the changing state of nature globally on GSK is no small undertaking, but we are proud to be pioneering the use of nature-related financial disclosures in our industry. Ultimately, delivering positive outcomes for the environment is fundamental to delivering positive outcomes on human health. At GSK we are excited to continue on this path, uniting science, technology and talent to get ahead of disease together.

Non-financial information statement
The following aligns to the non-financial reporting requirements contained in sections 414CA and 414CB of the Companies Act 2006.

Description of the business model

Business model	08

Social matters

Access	43

Global health and health security	44

Employees

Our culture and people	10

Employee engagement	11

Diversity, equity and inclusion	47

Wellbeing and development	11

Gender pay gap	47

Ethical standards	48

Board diversity	122

Human rights

Human rights	48

Working with third parties	48

Data and engagement	49

Anti-bribery and corruption

Ethical standards	48

Reporting and investigating concerns	48

Environmental matters

Environment	45

Climate-related financial disclosures	55

Nature-related financial disclosure	62

Policy, due diligence and outcomes

Risk management	51

Principal risks and uncertainties	285

Viability statement	64

Audit & Risk Committee report	124

Non-financial key performance indicators

2022 performance and key performance indicators	03

Our policies

All of our public policies, codes and standards are available on gsk.com

Employees by gender

	Male	Female	Total

Board	8	3	11

Management*	8,318	8,201	16,519

All employees	36,782	32,618	69,400

*	Senior managers as defined in the Companies Act 2006 (Strategic Report and Directors’ Report) Regulations 2013

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Viability statement

In accordance with provision 31 of the 2018 revision of the Code, GSK has assessed the prospects of the Group over a longer period than the 12 months required by the ‘Going Concern’ provision. The Directors confirm that they have a reasonable expectation that GSK will continue to operate and meet its liabilities, as they fall due, over the next three years. The Directors’ assessment has been made with reference to GSK’s current position and prospects, our strategy, the Board’s risk appetite and GSK’s principal risks and how these are managed, as detailed on pages 51 to 54 in the Strategic report.
The Board reviews our internal controls and risk management policies and approves our governance structure and code of conduct. It also appraises and approves major financing, investment and licensing decisions, and evaluates and monitors the performance and prospects of GSK as a whole. The focus is largely on improving our long-term financial performance through delivery of our company’s business strategies and aligned priorities.
The Board reviews GSK’s strategy and makes significant capital investment decisions over a long-term time horizon, based on a multi-year assessment of return on capital, the performance of the company, and the market opportunities in medicines and vaccines. This approach is aligned to GSK’s model of achieving balanced growth by investing in high quality, innovative products for patients and healthcare providers. However, since many internal and external parameters become increasingly unpredictable over longer time horizons, GSK focuses its detailed, bottom-up Plan on a three-year cycle. The Plan is reviewed at least annually by the Directors, who approve business forecasts showing expected financial impact. The Directors believe that a three-year assessment period for the Viability statement is most appropriate as it aligns with the Group’s well established business planning processes that balance the long-term nature of investments in medicines and vaccines with an assessment of the period over which analysis of near-term business performance is realistically visible.
The Plan has been stress tested in a series of robust operational and principal risk downside scenarios as part of the Board’s review on risk. The Plan assumes the next several years to be challenging for the healthcare industry with continued pressure on pricing of pharmaceuticals. GSK assumes no premature loss of exclusivity for key products over the period and for all anticipated launches to proceed as planned. Despite the ongoing recovery of healthcare systems from the impact of the COVID-19 Pandemic, uncertain economic conditions prevail across many markets in which GSK operates.
The downside scenarios consider GSK’s cash flows, sustainability of dividends, funding strategy, insurance provision and recovery as well as other key financial ratios over the period. These metrics have been subject to sensitivity analysis, which involves flexing a number of the main assumptions underlying the forecasts both individually and in combination, along with mitigating actions that could realistically be taken to avoid or reduce the impact or occurrence of the underlying risk.
The following hypothetical downside scenarios have been evaluated:
Scenario 1: Business performance risks. These include key performance risks, including lower sales from new products, greater adverse impact from generic competition and other competitive launches to other GSK products, as well as possible supply and manufacturing challenges.
Scenario 2: External and macroeconomic risks. This scenario reflects incremental risks to the business driven by outside factors, such as more intense competition, increased pricing pressure in both the US and Europe as well as the potential impact of material negative changes in the macroeconomic and healthcare environment.
Scenario 3: Principal risks. This scenario includes a severe assessment of the potential loss impact from the principal risks related to patient safety, product quality, supply chain continuity and environmental harm as well as anti-bribery and corruption and any consequent regulatory actions, fines or significant litigation, all of which could fundamentally threaten our operations. These risks are managed through mitigating activities described on pages 285 to 295.
Scenario 4: Put option exercise. This scenario evaluates the additional funding requirements assuming the earliest potential exercise of the outstanding put option held by our partner in the HIV business.
The three-year review also makes certain assumptions about the normal level of capital recycling likely to occur and considers whether additional financing facilities will be required and the respective level of funding flexibility and headroom.
The results of this stress testing show that certain combinations of these hypothetical scenarios could increase funding demands on GSK and require mitigating changes to the Group’s funding strategy. However, in light of the liquidity available to the Group and based on this analysis, the Directors have a reasonable expectation that, even under these most severe stress tests, the Group will be able to continue in operation and meet its liabilities as they fall due over the three-year period of assessment.

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GSK Annual Report 2022
Group financial
review

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Group financial review

Summary full year results

	Full year 2022 £m	Growth AER %	Growth CER %	Full year 2021 (1) £m	Full year 2020 (1) £m

Turnover	29,324	19	13	24,696	24,354

Total continuing operating profit (1)	6,433	48	31	4,357	5,979

Total EPS (1)	371.4p	>100	>100	109.6p	144.4p

Total continuing EPS (1)	110.8p	34	18	82.9p	122.4p

Total discontinued EPS (1)	260.6p	>100	>100	26.7p	22.0p

Adjusted operating profit (1)	8,151	26	14	6,493	6,656

Adjusted EPS (1)	139.7p	27	15	110.3p	114.4p

Cash generated from operations attributable to continuing operations (1)	7,944	10		7,249	7,674

Free cash flow	3,348	1		3,301	3,683

(1)
The amounts presented above for continuing operations and Adjusted results excludes the Consumer Healthcare business discontinued operation. The amounts presented for discontinued EPS are for the demerger of the Consumer Healthcare business. The presentation of continuing and discontinued operations under IFRS 5 are set out on page 192. The 2021 and 2020 comparative results have been restated on a consistent basis from those previously published to reflect the demerger of the Consumer Healthcare business (see page 238) and the impact of the Share Consolidation implemented on 18 July 2022 (see page 233).

Total Turnover
Total turnover in 2022 was £29,324 million, up 19% at AER, 13% at CER, reflecting strong performance in all three product groups. Commercial Operations turnover, excluding COVID-19 solution sales, grew 16% at AER, 10% at CER. Specialty Medicines included £2,309 million sales of
Xevudy
, and double-digit growth across all therapy areas. Vaccines growth reflected strong
Shingrix
and Meningitis performance, partially offset by pandemic adjuvant sales in 2021. General Medicines reflected the recovery of the antibiotics market and the strong performance of
Trelegy
in respiratory across all regions.
Specialty Medicines
Specialty Medicines sales were £11,269 million, up 37% at AER, 29% at CER, driven by consistent double-digit growth in all therapy areas. Specialty Medicines, excluding sales of
Xevudy
, were £8,960 million up 23% at AER, 15% at CER.
Vaccines
Vaccines turnover was £7,937 million, up 17% at AER, 11% at CER in total, and up 24% at AER, 17% at CER excluding pandemic adjuvant sales. The performance reflected a favourable comparator, which was impacted by COVID-19 related disruptions in several markets primarily in H1 2021, and strong commercial execution of
Shingrix
, particularly in the US and Europe.
General Medicines
General Medicines sales in the year were £10,118 million, up 5% at AER, 1% at CER, with the impact of generic competition in US, Europe and Japan offset by
Trelegy
growth in respiratory and the post-pandemic rebound of the antibiotic market since H2 2021, in Other General Medicines.
Total Continuing Operating Profit
Total operating profit from continuing operations was £6,433 million compared with £4,357 million in 2021.
This included the £0.9 billion upfront income received from the settlement with Gilead Sciences, Inc. (Gilead), increased profits on turnover growth of 13% at CER and fair value gains on investments, partly offset by higher remeasurement charges for contingent consideration liabilities.
Total continuing Adjusted operating profit
Adjusted operating profit was £8,151 million, 26% higher at AER and 14% at CER than 2021. The Adjusted operating margin of 27.8% was 1.5 percentage points higher at AER and 0.3 percentage points higher at CER compared to 2021. This primarily reflected the impact from low margin COVID-19 solutions sales (
Xevudy
). This was offset by operating leverage from strong sales growth, mix benefit, lower inventory adjustments and write-offs and higher royalty income.
Total Earnings per Share
Total EPS was 371.4p compared with 109.6p in 2021. The increase primarily reflected the profit after taxation for discontinued operations recognised on the Consumer Healthcare business demerger, upfront income received from the settlement with Gilead, increased profits and fair value gains on investments, partly offset by higher remeasurement charges for contingent consideration liabilities and an unfavourable comparison due to a credit of £397 million to Taxation in 2021.

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Total continuing Earnings per Share
Total EPS from continuing operations was 110.8p compared with 82.9p in 2021. This primarily reflected the upfront income received from the settlement with Gilead, increased profits from turnover growth and fair value gains on investments, partly offset by higher remeasurement charges for contingent consideration liabilities and an unfavourable comparison due to a credit of £430 million to Taxation in 2021.
Total discontinued Earnings per Share
EPS from discontinued operations was 260.6p, compared with 26.7p in 2021. The increase primarily reflected the gain arising on the demerger of Consumer Healthcare recognised in Profit after taxation for discontinued operations.
Adjusted Earnings per Share
Adjusted EPS was 139.7p compared with 110.3p in 2021. Operating leverage from strong sales growth, beneficial mix and lower inventory adjustments and write-offs, higher royalty income and a lower effective tax rate was partly offset by increased investment behind launches, higher supply chain, freight and distribution costs and higher non-controlling interests.
Cash generated from operations attributable to continuing operations
Cash generated from operations attributable to continuing operations for the year was £7,944 million (2021: £7,249 million). The increase primarily reflected a significant increase in operating profit, favourable exchange impact and favourable timing of collections, partly offset by unfavourable timing of profit share payments for
Xevudy
sales, increased cash contributions to the UK defined benefit pension schemes, increased contingent consideration payments and a higher increase in inventory.
Free cash flow
Free cash inflow from continuing operations was £3,348 million for 2022 (2021: £3,301 million). The increase primarily reflected a significant increase in operating profit, favourable exchange, reduced purchases of intangible assets and favourable timing of collections. This was partly offset by unfavourable timing of profit share payments for
Xevudy
sales, increased cash contributions to pensions, increased contingent consideration payments, higher tax payments, lower proceeds from disposals, higher capital expenditure and a higher increase in inventory.

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Group financial review continued

Financial performance
The Total results of the Group are set out below.

		2022		2021 (1)		Growth
	£m	% of turnover	£m	% of turnover	£%	CER%

Turnover	29,324	100	24,696	100	19	13

Cost of sales	(9,554)	(32.6)	(8,163)	(33.1)	17	16

Gross profit	19,770	67.4	16,533	66.9	20	12

Selling, general and administration	(8,372)	(28.6)	(7,070)	(28.6)	18	13

Research and development	(5,488)	(18.7)	(5,019)	(20.3)	9	4

Royalty income	758	2.6	417	1.7	82	81

Other operating (expenses)/income	(235)		(504)

Operating profit	6,433	21.9	4,357	17.6	48	31

Net finance costs	(803)		(755)

Loss on disposal of interest in associates	–		(36)

Share of after-tax (losses)/profits of associates and joint ventures	(2)		33

Profit before taxation	5,628		3,599		56	37

Taxation	(707)		(83)

Profit after taxation from continuing operations for the year	4,921		3,516		40	23

Profit after taxation from discontinued operations and other gains from the demerger	3,049		1,580

Remeasurement of discontinued operations distributed to shareholders on demerger	7,651		–

Profit after taxation from discontinued operations	10,700		1,580		>100	>100

Total profit after taxation for the year	15,621		5,096		>100	>100

Profit attributable to non-controlling interests from continuing operations	460		200

Profit attributable to shareholders from continuing operations	4,461		3,316

Profit attributable to non-controlling interests from discontinued operations	205		511

Profit attributable to shareholders from discontinued operations	10,495		1,069

	15,621		5,096		>100	>100

Total profit attributable to non-controlling interests	665		711

Total profit attributable to shareholders	14,956		4,385

	15,621		5,096		>100	>100

Earnings per share from continuing operations (p)	110.8p		82.9p		34	18

Earnings per share from discontinued operations (p)	260.6p		26.7p		>100	>100

Total earnings per share (p)	371.4p		109.6p		>100	>100

Earnings per ADS from continuing operations (US$)	2.75		2.29

Earnings per ADS from discontinued operations (US$)	6.46		0.73

Total earnings per ADS (US$)	9.21		3.02
The Adjusted results for the Group are set out below. Reconciliations between Total results and Adjusted results for 2022 and 2021 are set out on pages 81 to 82.

		2022		2021 (1)		Growth
	£m	% of turnover	£m	% of turnover	£%	CER%

Turnover	29,324	100	24,696	100	19	13

Cost of sales	(8,741)	(29.8)	(7,346)	(29.7)	19	18

Selling, general and administration	(8,128)	(27.7)	(6,749)	(27.3)	20	15

Research and development	(5,062)	(17.3)	(4,525)	(18.3)	12	6

Royalty income	758	2.6	417	1.6	82	81

Adjusted operating profit	8,151	27.8	6,493	26.3	26	14

Adjusted profit attributable to shareholders	5,625		4,415		27	15

Adjusted profit attributable to non-controlling interest	595		441

Adjusted profit after tax	6,220		4,856		28	16

Adjusted earnings per share (p)	139.7p		110.3p		27	15

(1)
The 2021 comparative results have been restated on a consistent basis from those previously published to reflect the demerger of the Consumer Healthcare business (see page 238) and the impact of the Share Consolidation implemented on 18 July 2022 (see page 233).

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GSK Annual Report 2022

Group financial review continued

Reporting framework

Total and Adjusted results
The Group financial review discusses the operating and financial performance of the Group, its cash flows and financial position and our resources. The results for each year are compared primarily with the results of the preceding year.
Total results
Total reported results represent the Group’s overall performance.
GSK also uses a number of adjusted, non-IFRS, measures to report the performance of its business. Adjusted results and other non-IFRS measures may be considered in addition to, but not as a substitute for or superior to, information presented in accordance with IFRS. Adjusted results are defined below and other non-IFRS measures are defined on page 70.
GSK believes that Adjusted results, when considered together with Total results, provide investors, analysts and other stakeholders with helpful complementary information to understand better the financial performance and position of the Group from period to period, and allow the Group’s performance to be more easily compared against the majority of its peer companies. These measures are also used by management for planning and reporting purposes. They may not be directly comparable with similarly described measures used by other companies.
GSK encourages investors and analysts not to rely on any single financial measure but to review GSK’s Annual Reports, including the financial statements and notes, in their entirety.
Adjusted results
Adjusted results exclude the profits from discontinued operations from the Consumer Healthcare business (see details on page 238) and the following items in relation to our continuing operations from Total results, together with the tax effects of all of these items:

–	amortisation of intangible assets (excluding computer software and capitalised development costs)

–	impairment of intangible assets (excluding computer software) and goodwill

–
Major restructuring costs, which include impairments of tangible assets and computer software, (under specific Board approved programmes that are structural, of a significant scale and where the costs of individual or related projects exceed £25 million) including integration costs following material acquisitions

–	transaction-related accounting or other adjustments related to significant acquisitions

–
proceeds and costs of disposals of associates, products and businesses; significant settlement income; significant legal charges (net of insurance recoveries) and expenses on the settlement of litigation and government investigations; other operating income other than royalty income, and other items

Costs for all other ordinary course smaller scale restructuring and legal charges and expenses are retained within both Total and Adjusted results.
As Adjusted results include the benefits of Major restructuring programmes but exclude significant costs (such as amortisation of intangible assets except for computer software and capitalised development costs, significant legal, major restructuring and transaction items), they should not be regarded as a complete picture of the Group’s financial performance, which is presented in its Total results. The exclusion of other Adjusting items may result in Adjusted earnings being materially higher or lower than Total earnings. In particular, when significant impairments, restructuring charges and legal costs are excluded, Adjusted earnings will be higher than Total earnings.
GSK is undertaking a number of Major restructuring programmes in response to significant changes in the Group’s trading environment or overall strategy, or following material acquisitions. Costs, both cash and non-cash, of these programmes are provided for as individual elements are approved and meet the accounting recognition criteria. As a result, charges may be incurred over a number of years following the initiation of a Major restructuring programme.
Significant legal charges and expenses are those arising from the settlement of litigation or government investigations that are not in the normal course and are materially larger than more regularly occurring individual matters. They also include certain major legacy matters.
Reconciliations between Total and Adjusted results, providing further information on the key Adjusting items for 2022, 2021 and 2020, are set out on pages 81 to 83.
GSK provides earnings guidance to the investor community on the basis of Adjusted results. This is in line with peer companies and expectations of the investor community, supporting easier comparison of the Group’s performance with its peers. GSK is not able to give guidance for Total results as it cannot reliably forecast certain material elements of the Total results, particularly the future fair value movements on contingent consideration and put options that can and have given rise to significant adjustments driven by external factors such as currency and other movements in capital markets.

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GSK Annual Report 2022

Group financial review continued

Reporting framework
continued
Historical record of Adjusting items
The reconciliations between Total and Adjusted operating profit from continuing operations over the last three years
(1)
can be summarised as follows:

	2022 £m	2021 (2) £m	2020 (2) £m

Total operating profit from continuing operations	6,433	4,357	5,979

Intangible amortisation	739	761	724

Intangible impairment	296	347	200

Major restructuring	321	424	1,178

Transaction-related items	1,750	1,143	1,237

Divestments, significant legal and other items	(1,388)	(539)	(2,662)

Adjusted results	8,151	6,493	6,656
The analysis of the impact of transaction-related items on operating profit for each of the last three years is as follows:

	2022 £m	2021 (2) £m	2020 (2) £m

Contingent consideration on former Shionogi-ViiV Healthcare JV (including Shionogi preferential dividends)	1,431	1,026	1,114

ViiV Healthcare put options and Pfizer preferential dividends	85	48	(52)

Contingent consideration on former Novartis Vaccines business	193	27	172

Contingent consideration on acquisition of Affinivax	17	–	–

Other adjustments	24	42	3

Transaction-related items	1,750	1,143	1,237

(1)
Three year financial data is presented reflecting the restated results following the demerger of Consumer Healthcare business. The financial results of 2019 and 2018 are not restated and are not presented.

(2)	The 2021 and 2020 comparative results have been restated on a consistent basis from those previously published to reflect the demerger of the Consumer Healthcare business (see page 238).
Full reconciliations between Total and Adjusted results for 2020–2022 including continuing and discontinued operations are set out on pages 81 to 83. Further explanations on the Adjusting items for 2022 are reported on pages 84 to 85.

Other non-IFRS measures
Free cash flow
Free cash flow is defined as the net cash inflow/outflow from continuing operating activities less capital expenditure on property, plant and equipment and intangible assets, contingent consideration payments, net finance costs, and dividends paid to non-controlling interests plus proceeds from the sale of property, plant and equipment and intangible assets, and dividends received from joint ventures and associates. It is used by management for planning and reporting purposes and in discussions with and presentations to investment analysts and rating agencies. Free cash flow growth is calculated on a reported basis. A reconciliation of net cash inflow from continuing operating activities to free cash flow is set out on page 86.
Working capital
Working capital represents inventory and trade receivables less trade payables.
CER and AER growth
In order to illustrate underlying performance, it is the Group’s practice to discuss its results in terms of constant exchange rate (CER) growth. This represents growth calculated as if the exchange rates used to determine the results of overseas companies in Sterling had remained unchanged from those used in the comparative period. CER% represents growth at constant exchange rates. £% or AER% represents growth at actual exchange rates.
Return on capital employed
Return on capital employed is calculated as total profit before taxation as a percentage of average net assets over the year.
Total net debt
Net debt is defined as total borrowings less cash, cash equivalents, liquid investments, and short-term loans to third parties that are subject to an insignificant risk of change in value. Please see Note 30 ‘Net Debt’ for the calculation of net debt.
Total Operating Margin
Total Operating margin is operating profit dividend by turnover.
Compound Annual Growth Rate (CAGR)
CAGR is defined as the compound annual growth rate and shows the annualised average rate of revenue growth between a number of given years, assuming growth takes place at an exponentially compounded rate.

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GSK Annual Report 2022

Group financial review continued

Reporting framework
continued

Non-controlling interests in ViiV Healthcare
Trading profit allocations
As ViiV Healthcare is a subsidiary of the Group, 100% of its operating results (turnover, operating profit, profit after tax) are included within the Group income statement and then a portion of the earnings is allocated to the non-controlling interests owned by the other shareholders, in line with their respective equity shareholdings (Pfizer, Inc. (Pfizer) 11.7% and Shionogi & Co. Ltd (Shionogi) 10%). Each of the shareholders, including GSK, is also entitled to preferential dividends determined by the performance of certain products that each shareholder contributed. As the relative performance of these products changes over time, the proportion of the overall earnings allocated to each shareholder also changes. In particular, the increasing proportion of sales of dolutegravir and cabotegravir-containing products has a favourable impact on the proportion of the preferential dividends that is allocated to GSK. Adjusting items are allocated to shareholders based on their equity interests. GSK was entitled to approximately 83% of the Total earnings and 82% of the Adjusted earnings of ViiV Healthcare for 2022. Remeasurements of the liabilities for the preferential dividends allocated to Pfizer and Shionogi are included within other operating income/(expense).
Acquisition-related arrangements
As consideration for the acquisition of Shionogi’s interest in the former Shionogi-ViiV Healthcare joint venture in 2012, Shionogi received the 10% equity stake in ViiV Healthcare and ViiV Healthcare also agreed to pay additional future cash consideration to Shionogi, contingent on the future sales performance of the products being developed by that joint venture, dolutegravir and cabotegravir. Under IFRS 3 `Business combinations’, GSK was required to provide for the estimated fair value of this contingent consideration at the time of acquisition and is required to update the liability to the latest estimate of fair value at each subsequent period end. The liability for the contingent consideration recognised in the balance sheet at the date of acquisition was £659 million. Subsequent re-measurements are reflected within other operating income/(expense) and within Adjusting items in the income statement in each period.
Cash payments to settle the contingent consideration are made to Shionogi by ViiV Healthcare each quarter, based on the actual sales performance and other income of the relevant products in the previous quarter. These payments reduce the balance sheet liability and hence are not recorded in the income statement. The cash payments made to Shionogi by ViiV Healthcare in 2022 were £1,100 million.
As the liability is required to be recorded at the fair value of estimated future payments, there is a significant timing difference between the charges that are recorded in the Total income statement to reflect movements in the fair value of the liability and the actual cash payments made to settle the liability.
The cash payments are reflected in the cash flow statement partly in operating cash flows and partly within investing activities. The tax relief on these payments is reflected in the Group’s Adjusting items as part of the tax charge. The part of each payment relating to the original estimate of the fair value of the contingent consideration on the acquisition of the Shionogi-ViiV Healthcare joint venture in 2012 of £659 million is reported within investing activities in the cash flow statement and the part of each payment relating to the increase in the liability since the acquisition is reported within operating cash flows.
Movements in contingent consideration payable to Shionogi were as follows:

	2022 £m	2021 £m

Contingent consideration at beginning of the year	5,559	5,359

Remeasurement through income statement and other movements	1,431	1,026

Cash payments: operating cash flows	(1,031)	(721)

Cash payments: investing activities	(69)	(105)

Contingent consideration at end of the year	5,890	5,559
Of the contingent consideration payable (on a post-tax basis) to Shionogi at 31 December 2022, £940 million (31 December 2021: £937 million) is expected to be paid within one year.
Exit rights
Pfizer may request an IPO of ViiV Healthcare at any time and if either GSK does not consent to such IPO or an offering is not completed within nine months, Pfizer could require GSK to acquire its shareholding. Under the original agreements, GSK had the unconditional right, so long as it made no subsequent distribution to its shareholders, to withhold its consent to the exercise of the Pfizer put option and, as a result, in accordance with IFRS, GSK did not recognise a liability for the put option on its balance sheet. However, during Q1 2016, GSK notified Pfizer that it had irrevocably given up this right and accordingly recognised the liability for the put option on the Group’s balance sheet during Q1 2016 at an initial value of £1,070 million. Consistent with this revised treatment, at the end of Q1 2016 GSK also recognised liabilities for the future preferential dividends anticipated to become payable to Pfizer and Shionogi on the Group’s balance sheet.
Pfizer has the right to require GSK to acquire its shareholding in ViiV Healthcare in certain circumstances at any time. A put option liability is therefore recorded on the Group’s balance sheet as a current liability. It is measured on the gross redemption basis derived from an internal valuation of the ViiV Healthcare business.
The closing balances of the liabilities related to Pfizer’s shareholding are as follows:

	2022 £m	2021 £m

Pfizer put option	1,093	1,008

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GSK Annual Report 2022

Group financial review continued

Reporting framework
continued

Under the original agreements, Shionogi could also have requested GSK to acquire its shareholding in ViiV Healthcare in six-month windows commencing in 2017, 2020 and 2022. GSK had the unconditional right, so long as it made no subsequent distribution to its shareholders, to withhold its consent to the exercise of the Shionogi put option and, as a result, GSK did not recognise a liability for the put option on its balance sheet.
However, during Q1 2016, GSK notified Shionogi that it had irrevocably given up this right and accordingly recognised the liability for the put option on the Group’s balance sheet during Q1 2016 at an initial value of £926 million. In Q4 2016, Shionogi irrevocably agreed to waive its put option and as a result GSK de-recognised the liability for this put option on the Group’s balance sheet directly to equity. The value of the liability was £1,244 million when it was de-recognised.
GSK also has a call option over Shionogi’s shareholding in ViiV Healthcare, which under the original agreements was exercisable in six-month windows commencing in 2027, 2030 and 2032. GSK has now irrevocably agreed to waive the first two exercise windows, but the last six-month window in 2032 remains. As this call option is at fair value, it has no value for accounting purposes.
Settlement with Gilead
On 1 February 2022, ViiV Healthcare reached agreement with Gilead to settle the global patent infringement litigation relating to the commercialisation of Gilead’s Biktarvy. Under the terms of the global settlement and licensing agreement, Gilead made an upfront payment of $1.25 billion to ViiV Healthcare in February 2022. In addition, Gilead will also pay a 3% royalty on all future US sales of Biktarvy and in respect of the bictegravir component of any other future bictegravir-containing products sold in the US. These royalties will be payable by Gilead to ViiV Healthcare from 1 February 2022 until the expiry of ViiV Healthcare’s US Patent No. 8,129,385 on 5 October 2027. Gilead’s obligation to pay royalties does not extend into any period of regulatory paediatric exclusivity, if awarded.
The impact of the settlement with Gilead on the contingent consideration liability (CCL) was to increase it by £288 million, on a post-tax basis in Q4 2021 due to the obligation ViiV Healthcare has to pay future cash consideration to Shionogi for its share of the upfront and of the future US sales performance of Biktarvy and products containing bictegravir. The liability which is discounted at 8% is £5,890 million at 31 December 2022 on a post-tax basis. The impact of the settlement on the Pfizer put option liability was an increase of £114 million and was included in the re-measurement at 31 December 2021.

Reporting definitions
COVID-19 solutions
COVID-19 solutions include the sales of pandemic adjuvant and other COVID-19 solutions including vaccine manufacturing and
Xevudy
and the associated costs but does not include reinvestment in R&D. This categorisation is used by management and we believe is helpful to investors by providing clarity on the results of the Group by showing the contribution to growth from COVID-19 solutions.
General Medicines
General medicines are usually prescribed in the primary care or community settings by general healthcare practitioners. For GSK, this includes medicines in inhaled respiratory, dermatology, antibiotics and other diseases.
Specialty Medicines
Specialty medicines are typically prescription medicines used to treat complex or rare chronic conditions. For GSK, this comprises medicines in infectious diseases, HIV, oncology, immunology and respiratory.
Share Consolidation
Shareholders received 4 new Ordinary shares with a nominal value of 31
1
/
4
pence each for every 5 existing Ordinary shares which had a nominal value of 25 pence each. Earnings per share, diluted earnings per share, adjusted earnings per share and dividends per share were retrospectively adjusted to reflect the Share Consolidation in all the periods presented.
Earnings per share
Earnings per share has been retrospectively adjusted for the Share Consolidation on 18 July 2022, applying a ratio of 4 new Ordinary shares for every 5 existing Ordinary shares.
Total Earnings per share
Unless otherwise stated, Total earnings per share refers to Total basic earnings per share. The same principle applies to continuing and discontinued earnings per share.

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GSK Annual Report 2022

Financial performance

Group turnover
Group turnover by business

Group turnover by geographic region

Group turnover
GSK has revised its operating segments during the year. Previously, GSK reported results under four segments: Pharmaceuticals; Pharmaceuticals R&D; Vaccines and Consumer Healthcare. GSK now reports results under two segments namely Commercial Operations and Total R&D. See Note 6 to the consolidated financial statements for more details.
The Commercial Operations segment has three product groups of Specialty Medicines, Vaccines and General Medicines.

•	Specialty Medicines products which includes GSK’s marketed products for HIV, oncology, immuno-inflammation, respiratory and other specialty medicines (including
Nucala
) and the pandemic solution,
Xevudy
;

•	Vaccines products, including sales of GSK’s AS03 adjuvant as part of the pandemic solutions;

•	General Medicines products, which include products previously reported as Established Pharmaceuticals and sales of
Trelegy Ellipta
and
Anoro Ellipta
(previously reported within the Respiratory category under Specialty products). These products are typically accessed by patients through primary care settings.
Group turnover was £29,324 million in the year, up 19% at AER, 13% at CER. In 2022 sales grew 16% at AER, 10% CER excluding COVID-19 solutions.

Specialty medicines
Turnover (£bn)

Specialty medicines turnover

	2022 £m	2021 (revised) £m	Growth £%	Growth CER%

HIV	5,749	4,777	20	12

Oncology	602	489	23	17

Immuno-inflammation, respiratory and other	2,609	2,027	29	20

	8,960	7,293	23	15

Pandemic	2,309	958	>100	>100

Specialty medicines	11,269	8,251	37	29
2021 has been revised to reflect changes to product groups previously reported as Established Pharmaceuticals.
HIV
HIV sales were £5,749 million with growth of 20% at AER, 12% at CER. The performance benefited from strong patient demand for the new HIV medicines (
Dovato
,
Cabenuva
,
Juluca
,
Rukobia
and
Apretude
), which contributed approximately three quarters of the growth. US pricing favourability and year-end inventory build together contributed one third of the growth which was partially offset by International tender decline.
New HIV products delivered sales of over two billion to £2,474 million, up 78% at AER, 67% at CER, representing 43% of the total HIV portfolio compared to 29% last year. Growth was primarily driven by sales of
Dovato
and
Cabenuva
.
Dovato
recorded sales of £1,375 million up 75% at AER and 65% at CER and
Cabenuva
, the first long acting injectable for the treatment of HIV-1 infection, recorded sales of £340 million.
Apretude
, the first long acting injectable for the prevention of HIV-1 delivered sales of £41 million.

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GSK Annual Report 2022

Group financial review continued

Financial performance
continued

Oncology
Oncology sales were £602 million, up 23% at AER, 17% at CER.
Zejula
sales of £463 million were up 17% at AER, 12% at CER driven by the first line indication, but with diagnosis and treatment rates continuing to be impacted by the pandemic especially in the US. Sales of
Blenrep
of £118 million grew 33% at AER, 25% at CER, and included the impact of withdrawal from US market in Q4 2022.
Immuno-inflammation, respiratory and other
Immuno-inflammation, Respiratory and Other sales were £2,609 million up 29% at AER, 20% at CER on strong performance of
Benlysta
and
Nucala
.
Benlysta
sales were £1,146 million, up 31% at AER, 20% at CER, representing strong underlying demand in US and worldwide.
Nucala
sales were £1,423 million, up 25% at AER, 18% at CER, reflecting continued strong patient demand and the launch of additional indications.
Pandemic
Sales of
Xevudy
were £2,309 million, compared to £958 million sales in 2021. Sales were delivered in all regions, comprising £828 million in the US, £456 million in Europe, and £1,025 million in International.

Vaccines
Turnover (£bn)

Vaccines turnover

	2022 £m	2021 £m	Growth £%	Growth CER%

Meningitis	1,116	961	16	11

Influenza	714	679	5	(4)

Shingles	2,958	1,721	72	60

Established Vaccines	3,085	2,970	4	–

	7,873	6,331	24	17

Pandemic Vaccines	64	447	(86)	(86)

Vaccines	7,937	6,778	17	11
Meningitis
Meningitis vaccines sales grew 16% at AER, 11% at CER to £1,116 million mainly driven by
Bexsero
up 16% at AER, 12% at CER to £753 million resulting from higher CDC (Center for Disease Control) demand and increased share in the US.
Menveo
sales were also up 27% AER, 18% CER to £345 million, primarily driven by post-pandemic vaccination catch-up and higher public demand in International, together with favourable pricing mix and share gain in the US.
Influenza
Fluarix/FluLaval
sales grew by 5% AER but decreased 4% CER to £714 million, primarily driven by lower post-pandemic demand in Europe and the US, partly offset by lower expected returns in the US.

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GSK Annual Report 2022

Group financial review continued

Financial performance
continued

Shingles
Shingrix
sales grew 72% at AER, 60% at CER to £2,958 million. All regions grew significantly reflecting post-pandemic rebound, strong uptake and new market launches with more than half of the growth contributed from outside of the US. In the US,
Shingrix
grew 46% at AER, 32% at CER to £1,964 million due to higher non-retail and retail demand and strong commercial execution. Germany and China contributed strongly to the
Shingrix
growth.
Shingrix
was launched in 9 markets during 2022 and is now available in 26 countries.
Established Vaccines
Established Vaccines grew 4% AER but were stable at CER to £3,085 million mainly resulting from supply constraints in MMR/V vaccines and lower tender demand in International for
Synflorix
. This was offset by hepatitis vaccines demand rebound in the US and Europe and
Boostrix
post-pandemic demand recovery and increased share in the US.
Pandemic Vaccines
Pandemic Vaccines decreased 86% AER and CER primarily reflecting comparison to 2021 pandemic adjuvant sales to the US and Canadian governments partly offset by GSK’s share of 2022 contracted European volumes related to the COVID-19 booster vaccine developed through a collaboration with Sanofi Pasteur (Sanofi).

General Medicines
Turnover (£bn)

General Medicines turnover

	2022 £m	2021 (revised) £m	Growth £%	Growth CER%

Respiratory	6,548	6,048	8	3

Other general medicines	3,570	3,619	(1)	(2)

General medicines	10,118	9,667	5	1
2021 has been revised to reflect changes to product groups previously reported as Established Pharmaceuticals.
Respiratory
Respiratory sales were £6,548 million, up 8% at AER, 3% at CER. The performance was driven by
Trelegy
sales of £1,729 million, up 42% AER, 32% CER, including strong growth across all regions.
Advair/Seretide
sales of £1,159 million decreased 15% at AER, 17% at CER predominantly reflecting the adverse impact of generic competition, with growth in certain International markets due to targeted promotion offsetting the decrease.
Other general medicines
Other General Medicines sales were £3,570 million, decreasing 1% at AER, 2% at CER.
Augmentin
sales were £576 million, up 35% at AER, 38% at CER, reflecting the post pandemic rebound of the antibiotic market since H2 2021 in the International and Europe regions. This partially offsets the ongoing adverse impact of generic competition, and approximately two percentage points impact at AER and CER from the divestment of cephalosporin products in Q4 2021.

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Group financial review continued

Financial performance
continued

Turnover by regions
US
In the US, sales were £14,542 million, up 22% at AER, 10% at CER. Sales adjusted for COVID-19 solutions were up 24% AER, 12% CER. Sales of
Xevudy
were £828 million.
In Specialty, HIV sales of £3,756 million were up 30% at AER, 17% at CER. Growth benefited from strong patient demand for all new HIV products, pricing favourability and year-end inventory build. New HIV medicines (
Dovato
,
Cabenuva
,
Juluca
,
Rukobia
and
Apretude
) sales were £1,685 million up 88% at AER, 70% at CER.
Nucala
in respiratory and
Benlysta
in immunology both continued to grow double-digit and reflected ongoing strong patient demand. Oncology sales increased 14% at AER, 3% at CER with diagnosis and treatment rates continuing to be impacted by the pandemic for
Zejula
, and the withdrawal of
Blenrep
from the US market in Q4 2022.
Vaccine sales were £4,243 million, up 22% at AER, 10% at CER, excluding the impact of pandemic adjuvant sales in 2021, sales increased 31% at AER, 18% at CER. The performance was primarily driven by
Shingrix
sales of £1,964 million up 46% at AER, 32% at CER, mostly due to higher non-retail and retail demand and strong commercial execution. Demand recovery in Established Vaccines and share gains in Meningitis vaccines also contributed to growth.
General Medicines sales were £3,572 million up 10% at AER down 1% at CER.
Trelegy
was up 47% at AER, 32% at CER reflecting increased patient demand and growth of the single inhaler triple therapy market, and
Flovent
grew on launch of authorised generics in the year. Overall, there was a three-percentage point reduction in growth of US General Medicines due to prior period Returns and Rebates (RAR) adjustments in the year.
Europe
In Europe, sales were £6,348 million, up 18% at AER, 19% at CER, including COVID-19 solution sales of £513 million contributing 8 percentage points of growth at AER and CER.
In Specialty Medicines, HIV sales were £1,310 million up 10% at AER, 10% at CER primarily driven by strong patient demand for
Dovato
,
Cabenuva
and
Juluca
.
Dovato
delivered sales of £478 million,
Juluca
£127 million and
Cabenuva
£40 million.
Benlysta
in immunology,
Nucala
in respiratory, and Oncology medicines
Zejula
,
Blenrep
and
Jemperli
all continued to show strong double-digit growth.
Vaccine sales were £1,884 million, up 31% at AER, 32% at CER. The performance was driven by
Shingrix
sales of £688 million, >100% at AER and CER, particularly in Germany. Pandemic adjuvant sales of £57 million contributed four percentage points of growth at AER and CER.
General Medicines sales of £2,079 million decreased 3% at AER and CER, reflecting the ongoing impact of generic competitive pressures on
Seretide
and the divestment in Q4 2021 of cephalosporin products which caused one percentage point of drag on growth at AER and CER. This was partly offset, however, by strong demand for
Trelegy
and the growth of
Augmentin
following the post-pandemic rebound of the antibiotic market since H2 2021.
International
International sales were £8,434 million, up 14% at AER and CER, including
Xevudy
sales of £1,025 million. Sales grew 7% AER and 6% CER excluding sales of COVID-19 solutions.
In Specialty, HIV sales were £683 million, stable at AER and decreased 3% at CER, primarily driven by tender decline. Excluding tenders, International grew driven by strong
Dovato
growth. Combined
Tivicay
and
Triumeq
sales were £506 million, down 12% at AER and 15% at CER.
Nucala
sales of £242 million grew 24% at AER and 28% at CER reflecting strong market growth and patient uptake.
Benlysta
sales of £114 million grew 44% at AER, 43% at CER reflecting growth in the biological market in Japan and inclusion on China’s National Reimbursement Drug List.
Vaccine sales were £1,810 million, down 3% at AER, 5% at CER, reflecting an 11 percentage points drag at AER and CER from COVID-19 vaccine adjuvant sales in 2021. Growth excluding COVID-19 solutions was driven by strong
Shingrix
take-up in China, Canada and Japan more than offsetting the impact of supply constraints in MMR/V vaccines and lower
Synflorix
tender demand across several markets.
General Medicines sales were £4,467 million up 5% at AER and CER. Respiratory sales of £1,955 million increased 10% at AER, 9% at CER, with
Trelegy
sales up 47% at AER, 48% at CER reflecting strong demand and inclusion on China’s National Reimbursement Drug List. Sales of
Advair/Seretide
were up 3% at AER, 1% at CER with the adverse impact of generic competition offset by growth in certain markets due to targeted promotion. Other General Medicines sales of £2,512 million increased 1% at AER, 2% at CER, and reflected growth of
Augmentin
following the post-pandemic rebound of the antibiotic market since H2 2021, partially offset by generic competition and price reductions in certain markets.

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Group financial review continued

Financial performance
continued

Cost of sales

	2022 £m	2021 (1) £m	Growth £%	Growth CER%

Total cost of sales	(9,554)	(8,163)	17	16

Adjusted cost of sales	(8,741)	(7,346)	19	18

(1)	The 2021 comparative results have been restated on a consistent basis from those previously published to reflect the demerger of the Consumer Healthcare business (see page 238).
Total cost of sales as a percentage of turnover was 32.6%, 0.5 percentage points lower at AER and 0.9 percentage points higher in CER terms than 2021.
Adjusted cost of sales as a percentage of turnover was 29.8%, 0.1 percentage points higher at AER and 1.3 percentage points higher at CER compared with 2021. This primarily reflected higher sales of lower margin
Xevudy
compared to 2021 which included higher margin pandemic adjuvant sales, increasing cost of sales margin by 2.5 percentage points at AER and CER, as well as the impact of increased commodity prices and freight costs. This was partially offset by a favourable mix primarily from increased sales of
Shingrix
in the US and Europe and increased sales of HIV medicines in the US, lower inventory adjustments and write offs in Vaccines and continued contribution from restructuring savings.
Selling, general and administration

	2022 £m	2021 (1) £m	Growth £%	Growth CER%

Total selling, general and administration	(8,372)	(7,070)	18	13

Adjusted selling, general and administration	(8,128)	(6,749)	20	15

(1)	The 2021 comparative results have been restated on a consistent basis from those previously published to reflect the demerger of the Consumer Healthcare business (see page 238).
Total SG&A costs as a percentage of turnover were 28.6%, 0.1 percentage points lower at AER and stable at CER compared to 2021. This included a reduction in restructuring charges.
Adjusted SG&A costs as a percentage of turnover were 27.7%, 0.4 percentage points higher at AER and 0.5 percentage points higher at CER than in 2021. Adjusted SG&A costs increased 20% at AER, 15% at CER which primarily reflected an increased level of launch investment in Specialty Medicines particularly HIV and Vaccines including
Shingrix
to drive post-pandemic recovery demand and support market expansion. The growth in Adjusted SG&A also reflected an unfavourable comparison to a beneficial legal settlement in 2021 as well as impairment provisions relating to Russia and Ukraine. This growth was partly offset by the continuing benefit of restructuring and tight control of ongoing costs.
Research and development

	2022 £m	2021 (1) £m	Growth £%	Growth CER%

Total research and development	(5,488)	(5,019)	9	4

Adjusted research and development	(5,062)	(4,525)	12	6

(1)	The 2021 comparative results have been restated on a consistent basis from those previously published to reflect the demerger of the Consumer Healthcare business (see page 238).
Total R&D expenditure was £5,488 million up 9% at AER, 4% at CER. This included amortisation and impairments.
Adjusted R&D expenditure in the full-year increased by 12% at AER, and 6% at CER, to £5,062 million. This reflected continued increased investment across Vaccines clinical development, including investments into our mRNA technology platforms, continued investment in the late-stage portfolio and several early discovery programmes, as well as expenditure related to our recent acquisition of Affinivax, Inc (Affinivax).
In addition, in Specialty Medicines, the level of R&D investment increased to support the phase III respiratory programme for depemokimab, a potential new medicine to treat severe asthma, and bepirovirsen, our study in chronic hepatitis B, in preparation for the start of the phase III trial. In Oncology, investment increased in our early-stage immuno-oncology assets and in momelotinib (MMB), our potential new treatment of myelofibrosis patients with anaemia, acquired as part of the recent Sierra Oncology acquisition. These increases in investment were offset by decreases related to the completion of several late-stage clinical development programmes and reduced R&D investment in COVID-19 pandemic solutions versus 2021.
Royalty income
Royalty income was £758 million (2021: £417 million), up 82% at AER, 81% at CER, the increase primarily reflecting royalty income from Gilead under the settlement and licensing agreement with Gilead announced on 1 February 2022 and Gardasil royalty income increasing to £446 million due to higher sales.

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Group financial review continued

Financial performance
continued

Other operating income/(expense)
Net other operating expense was £235 million (2021: £504 million) reflecting accounting charges of £1,726 million (2021: £1,101 million) arising from the remeasurement of contingent consideration liabilities and the liabilities for the Pfizer put option and Pfizer and Shionogi preferential dividends in ViiV Healthcare. This included a remeasurement charge of £1,431 million (2021: £1,026 million) for the contingent consideration liability due to Shionogi, including the unwinding of the discount of £410 million and a charge for £1,021 million primarily from changes to exchange rates as well as adjustments to sales forecasts. This was partly offset by £922 million upfront income received from the settlement with Gilead, fair value gain on investments including £229 million on the retained stake in Haleon plc (Haleon), reflecting an increase in share price since listing and milestone income from disposals.
Operating profit
Total operating profit from continuing operations was £6,433 million compared with £4,357 million in 2021.
This included the £922 million upfront income received from the settlement with Gilead, increased profits on turnover growth of 19% at AER, 13% at CER and fair value gains on investments including £229 million on the retained stake in Haleon, partly offset by higher remeasurement charges for contingent consideration liabilities. Adjusted operating profit was £8,151 million, 26% higher at AER and 14% at CER than 2021 on a turnover increase of 13% at CER. The Adjusted operating margin of 27.8% was 1.5 percentage points higher at AER and 0.3 percentage points higher at CER compared to 2021. This primarily reflected the impact from low margin COVID-19 solutions sales (
Xevudy
), which reduced Adjusted Operating profit growth by 3% AER and CER and reduced the Adjusted operating margin by approximately 1.4 percentage points at AER and approximately 1.3 percentage points at CER. This was offset by operating leverage from strong sales growth, mix benefit, lower inventory adjustments and write offs and higher royalty income.
Contingent consideration cash payments made to Shionogi and other companies reduce the balance sheet liability and hence are not recorded in the income statement. Total contingent consideration cash payments in 2022 amounted to £1,137 million (2021: £856 million). These included cash payments made to Shionogi of £1,100 million (2021: £826 million).
Adjusted operating profit by business
Commercial Operations operating profit was £13,590 million, up 19% at AER and 10% at CER on a turnover increase of 13% at CER. The operating margin of 46.3% was 0.1 percentage points lower at AER, 1.2 percentage points lower at CER than in 2021. This primarily reflected strong sales of lower margin
Xevudy
, increased investment behind launches in Specialty Medicines including HIV and Vaccines plus higher commodity, freight and distribution costs as well as an adverse comparison to a favourable legal settlement in 2021. This was partly offset by leverage from strong sales growth, mix and lower inventory adjustments and write-offs, continued tight control of ongoing costs, benefits from continued restructuring and increased royalty income from Biktarvy and Gardasil sales.
R&D segment operating expenses were £5,060 million, up 11% at AER, 5% at CER, primarily reflecting increased investment in Vaccines including priority investments for mRNA, late stage portfolio and expenditure from the acquisition of Affinivax and in Specialty Medicines in early stage HIV and depemokimab. This was partly offset by decreases related to the completion of several late-stage clinical development programmes and reduced R&D investment in COVID-19 pandemic solutions versus 2021.

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Group financial review continued

Financial performance
continued

Net finance costs

Finance income	2022 £m	2021 (1) £m

Interest and other income	62	13

Fair value movements	14	1

	76	14

Finance expense

Interest expense	(789)	(735)

Unwinding of discounts on provisions	(7)	(2)

Remeasurements and fair value movements	(20)	(2)

Finance expense on lease liabilities	(30)	(27)

Other finance expense	(33)	(3)

	(879)	(769)

(1)	The 2021 comparative results have been restated on a consistent basis from those previously published to reflect the demerger of the Consumer Healthcare business (see page 238).
Total net finance costs were £803 million compared with £755 million in 2021. Adjusted net finance costs were £791 million compared with £752 million in 2021. The increase is mainly driven by costs associated with the Sterling Notes repurchase in Q4 2022 and higher interest on tax offset by increased interest income due to higher interest rates and larger cash balances as a result of the Consumer Healthcare demerger.
Share of after tax profits of associates and joint ventures
The share of after tax loss of associates and joint ventures was £2 million (2021: £33 million share of profit).
Loss on disposal of interest in associates
In 2021, the Group also reported a net loss on disposal of interests in associates of £36 million, primarily driven by a loss on disposal of our interest in the associate Innoviva Inc.
Profit before tax
Taking account of net finance costs, the share of profits of associates and loss on disposal of interest in associates, profit before taxation was £5,628 million compared with £3,599 million in 2021.
Taxation

	2022 £m	2021 (1) £m

UK current year charge	200	119

Rest of world current year charge	1,351	593

Charge/(credit) in respect of prior periods	(60)	219

Total current taxation	1,491	931

Total deferred taxation	(784)	(848)

Taxation on total profits	707	83

(1)	The 2021 comparative results have been restated on a consistent basis from those previously published to reflect the demerger of the Consumer Healthcare business (see page 238).
The charge of £707 million represented an effective tax rate on Total results of 12.6% (2021: 2.3%) and reflected the different tax effects of the various Adjusting items. Included in 2021 was a credit of £430 million resulting from the remeasurement of deferred tax assets following enactment of the proposed change of UK corporate income tax rates from 19% to 25%. Tax on Adjusted profit amounted to £1,138 million and represented an effective Adjusted tax rate of 15.5% (2021: 15.9%).
Issues related to taxation are described in Note 14 to the financial statements ‘Taxation’. The Group continues to believe it has made adequate provision for the liabilities likely to arise from periods which are open and not yet agreed by tax authorities. The ultimate liability for such matters may vary from the amounts provided and is dependent upon the outcome of agreements with relevant tax authorities.
Non-controlling interests
The allocation of Total profit from continuing operations to non-controlling interests amounted to £460 million (2021: £200 million). The increase was primarily due to an increased allocation of ViiV Healthcare profits of £416 million (2021: £197 million), including the Gilead upfront settlement income, partly offset by increased credits for remeasurement of contingent consideration liabilities, as well as higher net profits in some of the Group’s other entities with non-controlling interests.
The allocation of Adjusted earnings from continuing operations to non-controlling interests amounted to £595 million (2021: £441 million). The increase in allocation primarily reflected an increased allocation of ViiV Healthcare profits of £551 million (2021: £438 million), as well as higher net profits in some of the Group’s other entities with non-controlling interests.
Earnings per share from continuing operations
Total EPS from continuing operations was 110.8p compared with 82.9p in 2021. This primarily reflected the £922 million upfront income received from the settlement with Gilead, increased profits on turnover growth of 13% at CER and fair value gains on investments including the retained stake in Haleon, partly offset by higher remeasurement charges for contingent consideration liabilities and an unfavourable comparison due to a credit of £430 million to Taxation in 2021 resulting from the remeasurement of deferred tax assets.
Adjusted EPS was 139.7p compared with 110.3p in 2021, up 27% at AER, 15% at CER on a 13% CER turnover increase. Operating leverage from growth in sales of Specialty Medicines including HIV and Vaccines, beneficial mix and lower inventory adjustments and write-offs, higher royalty income and a lower effective tax rate was partly offset by increased investment behind launches in Specialty Medicines including HIV and Vaccines plus higher supply chain costs, freight and distribution costs and higher non-controlling interests. Growth in lower margin COVID-19 solutions sales reduced Adjusted EPS growth by 4% AER and 3% CER.

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Group financial review continued

Financial performance
continued

Profit and earnings per share from discontinued operations
Discontinued operations include the Consumer Healthcare business and certain Corporate costs directly attributable to the Consumer Healthcare business. Profit after taxation from discontinued operations amounted to £10,700 million (2021: £1,580 million). This includes £10,084 million for the gain arising on the demerger of Consumer Healthcare split between the amount distributed to shareholders on demerger of £7,651 million and profit after taxation on discontinued operations for the retained stake of £2,433 million. In addition, the Profit after taxation from discontinued operations for the Consumer Healthcare business was £616 million (2021: £1,580 million).
EPS from discontinued operations was 260.6p, compared with 26.7p in 2021. The increase primarily reflected the gain arising on the demerger of the Consumer Healthcare business. For further details see page 238.
Total earnings per share
Total EPS was 371.4p compared with 109.6p in 2021. The increase primarily reflected the profit after taxation for discontinued operations recognised on the Consumer Healthcare business demerger, upfront income received from the settlement with Gilead, increased profits and fair value gains on investments, partly offset by higher remeasurement charges for contingent consideration liabilities and an unfavourable comparison due to a credit of £397 million to Taxation in 2021.
Dividends
The Board has declared four interim dividends resulting in a total dividend for the year of 61.25p per share retrospectively adjusted for the share consolidation. The 2021 dividend per share was 100p retrospectively adjusted for the share consolidation. See Note 16 to the financial statements, ‘Dividends’.
Dividend policy
On 23 June 2021, at the new GSK Investor Update, GSK set out that from 2022 a progressive dividend policy will be implemented guided by a 40 to 60 percent pay-out ratio through the investment cycle. The dividend policy, the total expected cash distribution, and the respective dividend pay-out ratios for GSK remain unchanged.
GSK has previously stated that it expected to declare a 27p per share dividend for the first half of 2022, a 22p per share dividend for the second half of 2022 and a 45p per share dividend for 2023 (before the Share Consolidation) but that these targeted dividends per share would increase in step with the Share Consolidation to maintain the same aggregate dividend pay-out in absolute Sterling terms. Accordingly, using the consolidation ratio, GSK’s expected dividend for the fourth quarter of 2022 converts to 13.75p per new ordinary share. This results in an expected total dividend for the second half of 2022 of 27.5p per new ordinary share. The expected dividend for 2023 converts to 56.5p per new ordinary share in line with the original expectation converted for the Share Consolidation and rounded up.
Guidance and Outlook
GSK expects 2023 turnover to increase between 6 to 8 per cent, Adjusted operating profit to increase between 10 to 12 per cent and Adjusted earnings per share to increase between 12 to 15 per cent. This guidance is provided at CER and excludes any contributions from COVID-19 solutions.
In outlining the guidance for 2023, the Group has made certain assumptions about the healthcare sector, the different markets in which the Group operates and the delivery of revenues and financial benefits from its current portfolio, pipeline and restructuring programmes. Due to the phasing of quarterly results in 2022 and the resulting comparators, GSK expects turnover and Adjusted operating profit growth to be slightly lower in the first half of 2023 including a challenging comparator in Q1 2022 and somewhat higher in the second half, relative to full-year expectations. Despite the ongoing recovery of healthcare systems from the impact of the COVID-19 pandemic, uncertain economic conditions prevail across many markets in which GSK operates and we continue to expect to see variability in performance between quarters.
We expect sales of Specialty Medicines to increase mid to high single-digit per cent, sales of Vaccines to increase mid-teens per cent and sales of General Medicines to decrease slightly.
COVID-19 solutions
Based on known binding agreements with governments, GSK does not anticipate any significant COVID-19 pandemic-related sales or operating profit in 2023. Sales of COVID-19 solutions were £2.4 billion in 2022 and therefore we expect a reduction in Turnover growth by approximately 9% and a reduction in Adjusted Operating profit growth by 6% to 7%. However, the Company continues to discuss future opportunities to support governments, healthcare systems, and patients whereby its COVID-19 solutions can address the emergence of any new COVID-19 variant of concern.

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Group financial review continued

Adjusting items

Adjusted results reconciliation 31 December 2022	Total results £m	Profit from discon- tinued operations £m	Intangible asset amortisation £m	Intangible asset impairment £m	Major restructuring £m	Transaction- related £m	Divestments, significant legal and other items £m	Adjusted results £m

Turnover	29,324							29,324

Cost of sales	(9,554)		648		102	45	18	(8,741)

Gross profit	19,770		648		102	45	18	20,583

Selling, general and administration	(8,372)				180	13	51	(8,128)

Research and development	(5,488)		91	296	39			(5,062)

Royalty income	758							758

Other operating (expense)/income	(235)					1692	(1,457)	–

Operating profit	6,433		739	296	321	1,750	(1,388)	8,151

Net finance costs	(803)				2		10	(791)

Share of after-tax losses of associates and joint ventures	(2)							(2)

Profit before taxation	5,628		739	296	323	1,750	(1,378)	7,358

Taxation	(707)		(150)	(64)	(87)	(242)	112	(1,138)

Tax rate	12.6%							15.5%

Profit after taxation from continuing operations	4,921		589	232	236	1,508	(1,266)	6,220

Profit after taxation from discontinued operations and other gains/(losses) from the demerger	3,049	(3,049)

Remeasurement of discontinued operations distributed to shareholders on demerger	7,651	(7,651)

Profit after taxation from discontinued operations	10,700	(10,700)

Total profit after taxation for the year	15,621	(10,700)	589	232	236	1,508	(1,266)	6,220

Profit attributable to non-controlling interests from continuing operations	460					135		595

Profit attributable to shareholders from continuing operations	4,461		589	232	236	1,373	(1,266)	5,625

Profit attributable to non-controlling interest from discontinued operations	205	(205)

Profit attributable to shareholders from discontinued operations	10,495	(10,495)

	15,621	(10,700)	589	232	236	1,508	(1,266)	6,220

Total profit attributable to non-controlling interests	665	(205)				135		595

Total profit attributable to shareholders	14,956	(10,495)	589	232	236	1,373	(1,266)	5,625

	15,621	(10,700)	589	232	236	1,508	(1,266)	6,220

Earnings per share from continuing operations	110.8p		14.6p	5.8p	5.9p	34.1p	(31.5)p	139.7p

Earnings per share from discontinued operations	260.6p	(260.6)p

Total earnings per share	371.4p	(260.6)p	14.6p	5.8p	5.9p	34.1p	(31.5)p	139.7p

Weighted average number of shares (millions)	4,026							4,026

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GSK Annual Report 2022

Group financial review continued

Financial performance
continued

Adjusted results reconciliation 31 December 2021 (1)	Total results £m	Profit from discon- tinued operations £m	Intangible asset amortisation £m	Intangible asset impairment £m	Major restructuring £m	Transaction- related £m	Divestments, significant legal and other items £m	Adjusted results £m

Turnover	24,696							24,696

Cost of sales	(8,163)		660		102	28	27	(7,346)

Gross profit	16,533		660		102	28	27	17,350

Selling, general and administration	(7,070)				277	9	35	(6,749)

Research and development	(5,019)		101	347	45		1	(4,525)

Royalty income	417							417

Other operating (expense)/income	(504)					1,106	(602)

Operating profit	4,357		761	347	424	1,143	(539)	6,493

Net finance costs	(755)				2		1	(752)

Loss on disposal of interest in associates	(36)						36	–

Share of after-tax profits of associates and joint ventures	33							33

Profit before taxation	3,599		761	347	426	1,143	(502)	5,774

Taxation	(83)		(153)	(81)	(79)	(179)	(343)	(918)

Tax rate	2.3%							15.9%

Profit after taxation from continuing operations	3,516		608	266	347	964	(845)	4,856

Profit after taxation from discontinued operations and other gains/(losses) from the demerger	1,580	(1,580)

Profit after taxation from discontinued operations	1,580	(1,580)

Total profit after taxation for the year	5,096	(1,580)	608	266	347	964	(845)	4,856

Profit attributable to non-controlling interests from continuing operations	200					241		441

Profit attributable to shareholders from continuing operations	3,316		608	266	347	723	(845)	4,415

Profit attributable to non-controlling interest from discontinued operations	511	(511)

Profit attributable to shareholders from discontinued operations	1,069	(1,069)

	5,096	(1,580)	608	266	347	964	(845)	4,856

Total profit attributable to non-controlling interests	711	(511)				241		441

Total profit attributable to shareholders	4,385	(1,069)	608	266	347	723	(845)	4,415

	5,096	(1,580)	608	266	347	964	(845)	4,856

Earnings per share from continuing operations	82.9p		15.2p	6.6p	8.7p	18.1p	(21.2)p	110.3p

Earnings per share from discontinued operations	26.7p	(26.7)p

Total earnings per share	109.6p	(26.7)p	15.2p	6.6p	8.7p	18.1p	(21.2)p	110.3p

Weighted average number of shares (millions)	4,003							4,003

(1)	The 2021 comparative results have been restated on a consistent basis from those previously published to reflect the demerger of the Consumer Healthcare business (see page 238) and the impact of Share Consolidation implemented on 18 July 2022 (see page 233).

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Group financial review continued

Financial performance
continued

Adjusted results reconciliation 31 December 2020 (1)	Total results £m	Profit from discon- tinued operations £m	Intangible asset amortisation £m	Intangible asset impairment £m	Major restructuring £m	Transaction- related £m	Divestments, significant legal and other items £m	Adjusted results £m

Turnover	24,354							24,354

Cost of sales	(7,929)		649	–	585	23	–	(6,672)

Gross profit	16,425		649	–	585	23	–	17,682

Selling, general and administration	(7,437)			2	395	(1)	16	(7,025)

Research and development	(4,793)		75	198	198			(4,322)

Royalty income	321							321

Other operating (expense)/income	1,463					1,215	(2,678)	–

Operating profit	5,979		724	200	1,178	1,237	(2,662)	6,656

Net finance costs	(842)				2		2	(838)

Share of after-tax profits of associates and joint ventures	33							33

Profit before taxation	5,170		724	200	1,180	1,237	(2,660)	5,851

Taxation	(67)		(142)	(38)	(213)	(231)	(125)	(816)

Tax rate	1.3%							13.9%

Profit after taxation from continuing operations	5,103		582	162	967	1,006	(2,785)	5,035

Profit after taxation from discontinued operations and other gains/(losses) from the demerger	1,285	(1,285)

Profit after taxation from discontinued operations	1,285	(1,285)

Total profit after taxation for the year	6,388	(1,285)	582	162	967	1,006	(2,785)	5,035

Profit attributable to non-controlling interests from continuing operations	230					251		481

Profit attributable to shareholders from continuing operations	4,873		582	162	967	755	(2,785)	4,554

Profit attributable to non-controlling interest from discontinued operations	409	(409)

Profit attributable to shareholders from discontinued operations	876	(876)

	6,388	(1,285)	582	162	967	1,006	(2,785)	5,035

Total profit attributable to non-controlling interests	639	(409)				251		481

Total profit attributable to shareholders	5,749	(876)	582	162	967	755	(2,785)	4,554

	6,388	(1,285)	582	162	967	1,066	(2,785)	5,035

Earnings per share from continuing operations	122.4p		14.6p	4.1p	24.3p	19.0p	(70.0)p	114.4p

Earnings per share from discontinued operations	22.0p	(22.0)p

Total earnings per share	144.4p	(22.0)p	14.6p	4.1p	24.3p	19.0p	(70.0)p	114.4p

Weighted average number of shares (millions)	3,981							3,981

(1)
The 2020 comparative results have been restated on a consistent basis from those previously published to reflect the demerger of the Consumer Healthcare business (see page 238) and the impact of Share Consolidation implemented on 18 July 2022 (see page 233).

83

GSK Annual Report 2022

Group financial review continued

Adjusting items
continued

Profit from discontinued operations
Discontinued operations include the Consumer Healthcare business and certain Corporate costs directly attributable to the Consumer Healthcare business. Profit after taxation from discontinued operations amounted to £10,700 million (2021: £1,580 million). This includes £10,084 million for the gain arising on the demerger of Consumer Healthcare split between the amount distributed to shareholders on demerger of £7,651 million and profit after taxation on discontinued operations for the retained stake of £2,433 million. In addition, the Profit after taxation from discontinued operations for the Consumer Healthcare business was £616 million (2021: £1,580 million).
Intangible asset amortisation
See page 211 for description and information on Intangible asset amortisation.
Intangible asset impairment
See page 211 for description and information on Intangible asset impairment. No individual intangible asset accounted for a material impairment.
Major restructuring and integration
Within the Pharmaceuticals sector, the highly regulated manufacturing operations and supply chains and long life cycle of the business mean that restructuring programmes, particularly those that involve the rationalisation or closure of manufacturing or R&D sites are likely to take several years to complete.
Major restructuring costs are those related to specific Board-approved Major restructuring programmes and are excluded from Adjusted results. Major restructuring programmes, including integration costs following material acquisitions, are those that are structural and are of a significant scale where the costs of individual or related projects exceed £25 million. Other ordinary course smaller-scale restructuring costs are retained within Total and Adjusted results.
Total Major restructuring charges incurred in 2022 were £321 million (2021
(1)
: £424 million), analysed as follows:

	2022			2021 (1)
	Cash £m	Non- cash £m	Total £m	Cash £m	Non- cash £m	Total £m

Separation preparation restructuring programme	177	110	287	353	59	412

Significant acquisitions	20	–	20	–	–	–

Legacy programmes	9	5	14	32	(20)	12

	206	115	321	385	39	424

(1)	The 2021 comparative results have been restated on a consistent basis from those previously published to reflect the demerger of the Consumer Healthcare business (see page 238).
Cash charges of £177 million under the Separation Preparation programme primarily arose from the restructuring of some administrative functions as well as Global Supply Chain, R&D functions and commercial. The non-cash charges of £110 million primarily reflected the write-down of assets in administrative and manufacturing locations and impairment of IT assets.
Total cash payments made in 2022 were £388 million (2021: £551 million), £332 million (2021: £428 million) relating to the Separation Preparation restructuring programme, £17 million relating to significant acquisitions (2021: £nil) and £39 million (2021: £123 million) relating to other legacy programmes including the settlement of certain charges accrued in previous quarters.
The analysis of Major restructuring charges by income statement line was as follows:

	2022 £m	2021 (1) £m

Cost of sales	102	102

Selling, general and administration	180	277

Research and development	39	45

Total Major restructuring costs from continuing operations	321	424

(1)	The 2021 comparative results have been restated on a consistent basis from those previously published to reflect the demerger of the Consumer Healthcare business (see page 238).
The benefit in 2022 from restructuring programmes was £0.5 billion, primarily relating to the Separation Preparation restructuring programme.
The Group initiated in Q1 2020 a Separation Preparation programme to prepare for the separation of GSK into two companies: The programme aims were:

–	Drive a common approach to R&D with improved capital allocation

–	Align and improve the capabilities and efficiency of global support functions to support GSK

–	Further optimise the supply chain and product portfolio, including the divestment of non-core assets
– Prepare Consumer Healthcare to operate as a standalone company
The programme delivered £0.9 billion of annual savings by 2022 and targets to deliver £1.0 billion by 2023, with total costs estimated at £2.4 billion, of which £1.6 billion is expected to be cash costs. The proceeds of divestments have largely covered the cash costs of the programme.

84

GSK Annual Report 2022

Group financial review continued

Adjusting items
continued

Transaction-related adjustments
Transaction-related adjustments from continuing operations resulted in a net charge of £1,750 million (2021: £1,143 million). This included a net £1,726 million accounting charge for the re-measurement of the contingent consideration liabilities and the liabilities for the Pfizer put option and Pfizer and Shionogi preferential dividends in ViiV Healthcare.

Charge/(credit)	2022 £m	2021 (1) £m

Contingent consideration on former Shionogi-ViiV Healthcare Joint Venture (including Shionogi preferential dividends)	1,431	1,026

ViiV Healthcare put options and Pfizer preferential dividends	85	48

Contingent consideration on former Novartis Vaccines business	193	27

Contingent consideration on acquisition of Affinivax	17	–

Other adjustments	24	42

Total transaction-related charges	1,750	1,143

(1)	The 2021 comparative results have been restated on a consistent basis from those previously published to reflect the demerger of the Consumer Healthcare business (see page 238).
The £1,431 million charge relating to the contingent consideration for the former Shionogi-ViiV Healthcare joint venture represented an increase in the valuation of the contingent consideration due to Shionogi, as a result of the unwind of the discount for £410 million and a charge of £1,021 million primarily from adjustments to sales forecasts and the settlement with Gilead as well as updated exchange rate assumptions. The £85 million charge relating to the ViiV Healthcare put option and Pfizer preferential dividends represented an increase in the valuation of the put option as a result of the settlement with Gilead, offset by lower cash and updated exchange rate assumptions.
The ViiV Healthcare contingent consideration liability is fair valued under IFRS. An explanation of the accounting for the non-controlling interests in ViiV Healthcare is set out on page 71.
Divestments, significant legal charges and other items
Divestments, significant legal charges and other items primarily included the £922 million upfront settlement income received from Gilead, a fair value gain on investments including £229 million on the retained stake in Haleon as well as milestone income and gains from a number of asset disposals, partly offset by certain other Adjusting items.
Discontinued operations
From Q2 2020, the Group started to report additional costs to prepare for establishment of the Consumer Healthcare business as an independent entity (“Separation costs”). These are presented as part of discontinued operations. Total separation costs incurred in 2022 were £366 million (2021: £314 million). This includes £103 million relating to transaction costs incurred in connection with the demerger and preparatory admission costs related to the listing of Haleon.
Total separation costs to date are £748 million including £141 million relating to transaction costs.

85

GSK Annual Report 2022

Group financial review continued

Cash generation and conversion

A summary of the consolidated cash flow statement is set out below.

	2022 £m	2021 £m

Total net cash inflow from operating activities	7,403	7,952

Total net cash (outflow) from investing activities	(8,772)	(1,777)

Total net cash inflow/(outflow) from financing activities	823	(7,589)

Decrease in cash and bank overdrafts	(546)	(1,414)

Cash and bank overdrafts at beginning of year	3,819	5,262

Exchange adjustments	152	(29)

Decrease in cash and bank overdrafts	(546)	(1,414)

Cash and bank overdrafts at end of year	3,425	3,819

Cash and bank overdrafts at end of year comprise:

Cash and cash equivalents	3,723	4,274

Overdrafts	(298)	(455)

	3,425	3,819
Reconciliation of net cash inflow from continuing operating activities to free cash inflow
A reconciliation of net cash inflow from operating activities, which is the closest equivalent IFRS measure to free cash flow, is shown below.

	2022 £m	2021 (1) £m

Net cash inflow from continuing operating activities	6,634	6,277

Purchase of property, plant and equipment	(1,143)	(950)

Purchase of intangible assets	(1,115)	(1,704)

Proceeds from sale of property, plant and equipment	146	132

Proceeds from sale of intangible assets	196	641

Net finance costs	(784)	(758)

Dividends from joint ventures and associates	6	9

Contingent consideration paid (reported in investing activities)	(79)	(114)

Contribution from non-controlling interests	8	7

Distributions to non-controlling interests	(521)	(239)

Free cash inflow	3,348	3,301

(1)	The 2021 comparative results have been restated on a consistent basis from those previously published to reflect the demerger of the Consumer Healthcare business (see page 238).
Capital expenditure and financial investment
Cash payments for tangible and intangible fixed assets amounted to £2,258 million (2021: £2,654 million) and disposals realised £342 million (2021: £773 million). Cash payments to acquire equity investments amounted to £143 million (2021: £162 million) and sales of equity investments realised £238 million (2021: £202 million).
Free cash flow
Free cash flow is the amount of cash generated by the Group after meeting our obligations for contingent consideration, interest, tax and dividends paid to non-controlling interests, and after capital expenditure on property, plant and equipment and intangible assets.

	2022 £m	2021 (1) £m

Free cash inflow	3,348	3,301

(1)	The 2021 comparative results have been restated on a consistent basis from those previously published to reflect the demerger of the Consumer Healthcare business (see page 238).
Total cash payments to Shionogi in relation to the ViiV Healthcare contingent consideration liability in the year were £1,100 million (2021: £826 million), of which £1,031 million was recognised in cash flows from operating activities and £69 million was recognised in contingent consideration paid within investing cash flows. These payments are deductible for tax purposes.
Future cash flow
Over the long term, we expect that future cash generated from operations will be sufficient to fund our operating and debt servicing costs, normal levels of capital expenditure, obligations under existing licensing agreements, expenditure arising from restructuring programmes and other routine outflows including tax, pension contributions and dividends, subject to the ‘Principal risks and uncertainties’ discussed on pages 285 to 295. We may from time to time have additional demands for finance, such as for acquisitions. We have access to multiple sources of liquidity from short and long-term capital markets and financial institutions for such needs, in addition to the cash flow from operations.
Investment appraisal and capital allocation
We have a strong framework for capital allocation, including a board to govern the allocation of capital between our businesses. We utilise a consistent cash return on invested capital (CROIC) methodology to prioritise investment across the Group as a whole, so that we can more effectively compare the returns from each of the businesses as we allocate capital between them. We also consider the impact on EPS and our credit profile where relevant.

86

GSK Annual Report 2022

Group financial review continued

Financial position and resources

	2022 £m	2021 £m

Assets

Non-current assets

Property, plant and equipment	8,933	9,932

Right of use assets	687	740

Goodwill	7,046	10,552

Other intangible assets	14,318	30,079

Investments in associates and joint ventures	74	88

Other investments	1,467	2,126

Deferred tax assets	5,658	5,218

Derivative financial instruments	–	18

Other non-current assets	1,194	1,676

Total non-current assets	39,377	60,429

Current assets

Inventories	5,146	5,783

Current tax recoverable	405	486

Trade and other receivables	7,053	7,860

Derivative financial instruments	190	188

Current equity investments	4,087	–

Liquid investments	67	61

Cash and cash equivalents	3,723	4,274

Assets held for sale	98	22

Total current assets	20,769	18,674

Total assets	60,146	79,103

Liabilities

Current liabilities

Short-term borrowings	(3,952)	(3,601)

Contingent consideration liabilities	(1,289)	(958)

Trade and other payables	(16,263)	(17,554)

Derivative financial instruments	(183)	(227)

Current tax payable	(471)	(489)

Short-term provisions	(652)	(841)

Total current liabilities	(22,810)	(23,670)

Non-current liabilities

Long-term borrowings	(17,035)	(20,572)

Corporation tax payable	(127)	(180)

Deferred tax liabilities	(289)	(3,556)

Pensions and other post-employment benefits	(2,579)	(3,113)

Other provisions	(532)	(630)

Derivative financial instruments	–	(1)

Contingent consideration liabilities	(5,779)	(5,118)

Other non-current liabilities	(899)	(921)

Total non-current liabilities	(27,240)	(34,091)

Total liabilities	(50,050)	(57,761)

Net assets	10,096	21,342

Total equity	10,096	21,342

Property, plant and equipment
Our business is science-based, technology-intensive and highly regulated by governmental authorities. We allocate significant financial resources to the renewal and maintenance of our property, plant, equipment and vehicles to minimise risks of interruption to production and to ensure compliance with regulatory standards. A number of our processes use hazardous materials.
The total cost of our property, plant and equipment at 31 December 2022 was £19,451 million, with a net book value of £8,933 million. Of this, land and buildings represented £3,113 million, plant, equipment and vehicles £4,012 million and assets in construction £1,808 million. In 2022, we invested £1,245 million in new property, plant and equipment. This was mainly related to a large number of projects for the renewal, improvement and expansion of facilities at various worldwide sites to support new product development and launches as well as to improve the efficiency of existing supply chains. Property is mainly held freehold. New investment is financed from our liquid resources. At 31 December 2022, we had contractual commitments for future capital expenditure of £743 million. We believe that our property and plant facilities are adequate for our current requirements.
Right of use assets
Right of use assets amounted to £687 million at 31 December 2022 compared with £740 million at 31 December 2021. The decrease in the year reflected the impact of depreciation and transfer to assets held for sale/distribution of £192 million and £127 million respectively, disposals and impairments amounting to £75 million, partly offset by additions through business combinations of £53 million and other additions of £233 million.
Goodwill
Goodwill decreased to £7,046 million at 31 December 2022, from £10,552 million primarily as a result of transfer of assets held for sale/distribution of £5,183 million for the Consumer Healthcare demerger partially offset by an increase of £1,127 million for the acquisitions of Sierra Oncology and Affinivax.
Other intangible assets
Other intangible assets include the cost of intangibles acquired from third parties and computer software. The net book value of other intangible assets as at 31 December 2022 was £14,318 million (2021: £30,079 million). The decrease primarily reflected transfer to assets held for sale/distribution of £19,957 million, impairment losses, net of reversals and amortisation of £1,519 million, offset by additions, net of disposals, write-offs of £4,047 million and exchange rate gains of £1,628 million.

87

GSK Annual Report 2022

Group financial review continued

Financial position and resources
continued

Investments in associates and joint ventures
We held investments in associates and joint ventures with a carrying value at 31 December 2022 of £74 million (2021: £88 million). See Note 21 to the financial statements, ‘Investments in associates and joint ventures’ for more details.
Current equity investments
Current equity investments amounted to £4,087 million at 31 December 2022 (2021: £nil). Current equity investments comprise equity investments which the Group holds with the intention to sell and which it may sell in the short term. Where acquired with this intention, they are measured at fair value through the profit and loss (FVTPL). They are initially recorded at fair value plus transaction costs and then remeasured at subsequent reporting dates to fair value. Unrealised gains and losses are recognised in the income statement. The investment of £4,087 million (2021: £nil) represents the shares held in Haleon after the demerger.
Other investments
We held other investments with a carrying value at 31 December 2022 of £1,467 million (2021: £2,126 million). The most significant of these investments held at 31 December 2022 were in Vir Biotechnology and Nimbus Discovery. These investments had a fair value at 31 December 2022 of £180 million (2021: £266 million) and £139 million (2021: £32 million) respectively. The other investments included equity stakes in companies with which we have research collaborations, and which provide access to biotechnology developments of potential interest and interests in companies that arise from business divestments.
Derivative financial instruments: assets
We held current derivative financial assets at fair value of £190 million (2021: £188 million) and non-current derivative financial assets held at fair value of £nil (2021: £18 million). The majority of these financial instruments related to foreign exchange contracts both designated and not designated as accounting hedges.
Inventories
Inventories amounted to £5,146 million (2021: £5,783) at 31 December 2022. The decrease was mainly driven by the Consumer Healthcare demerger partially offset by vaccines stock build.
Trade and other receivables
Trade and other receivables amounted to £7,053 million (2021: £7,860 million) at 31 December 2022. The decrease was mainly driven by the Consumer Healthcare demerger and lower pandemic adjuvant sales compared to last year.
Deferred tax assets
Deferred tax assets amounted to £5,658 million (2021: £5,218 million) at 31 December 2022.
Derivative financial instruments: liabilities
We held current and non-current derivative financial liabilities at fair value of £183 million (2021: £228 million). This primarily related to foreign exchange contracts both designated and not designated as accounting hedges.
Trade and other payables
At 31 December 2022, trade and other payables were £16,263 million compared with £17,554 million at 31 December 2021. See Note 29 to the financial statements, ‘Trade and other payables’. The decrease was mainly driven by the Consumer Healthcare demerger and profit share collaborations offset by an increase in promotional activity in the regions.
Provisions
We carried deferred tax provisions and other short-term and non-current provisions of £1,473 million at 31 December 2022 (2021: £5,027 million). Other provisions at the year-end included £218 million (2021: £196 million) related to legal and other disputes and £351 million (2021: £652 million) related to Major restructuring programmes. Provision has been made for legal and other disputes, indemnified disposal liabilities, employee related liabilities and the costs of the restructuring programme to the extent that at the balance sheet date a legal or constructive obligation existed and could be reliably estimated.
Pensions and other post-employment benefits
We account for pension and other post-employment arrangements in accordance with IAS 19. The net deficits were £1,356 million (2021: £1,129 million) on pension arrangements and £994 million (2021: £1,243 million) on unfunded post-employment liabilities. See Note 31 to the financial statements, ‘Pensions and other post-employment benefits’.
Other non-current liabilities
Other non-current liabilities amounted to £899 million at 31 December 2022 (2021: £921 million).
Contingent consideration liabilities
Contingent consideration amounted to £7,068 million at 31 December 2022 (2021: £6,076 million), of which £5,890 million (2021: £5,559 million) represented the estimated present value of amounts payable to Shionogi relating to ViiV Healthcare, £501 million (2021: £nil) represented the estimated present value of contingent consideration payable to the former shareholders of Affinivax and £673 million (2021: £479 million) represented the estimated present value of contingent consideration payable to Novartis related to the Vaccines acquisition.
The liability due to Shionogi was £263 million in respect of preferential dividends. An explanation of the accounting for the non-controlling interests in ViiV Healthcare is set out on page 71.
Of the total contingent consideration payable (on a post-tax basis) at 31 December 2022, £940 million (2021: £937 million) is expected to be paid within one year. The consideration payable is expected to be paid over a number of years. As a result, the total estimated liabilities are discounted to their present values, on a post-tax basis using post-tax discount rates.
The Shionogi-ViiV Healthcare contingent consideration liability is discounted at 8% and the Novartis Vaccines contingent consideration liability is discounted partly at 7.5% and partly at 8.5%.

88

GSK Annual Report 2022

Group financial review continued

Financial position and resources
continued

Maturity profile of bond debt

Net debt

	2022 £m	2021 £m

Liquid investments	67	61

Cash and cash equivalents	3,723	4,274

Short term borrowings	(3,952)	(3,601)

Long term borrowings	(17,035)	(20,572)

Net debt the end of the year	(17,197)	(19,838)
At 31 December 2022, net debt was £17.2 billion, compared with £19.8 billion at 31 December 2021, comprising gross debt of £21.0 billion and cash and liquid investments of £3.8 billion. Net debt reduced by £2.6 billion primarily due to £3.3 billion free cash flow from continuing operations, £0.2 billion disposals of equity investments and £7.2 billion decrease from discontinued operations as result of demerger primarily reflecting £7.1 billion of pre-separation dividends attributable to GSK funded by Consumer Healthcare debt. This was partly offset by purchases of businesses of £3.1 billion, net of cash acquired, reflecting the acquisitions of Sierra Oncology and Affinivax, dividends paid to shareholders of £3.5 billion, net adverse exchange impacts of £1.4 billion from the translation of non-Sterling denominated debt and exchange on other financing items and £0.1 billion purchases of equity investments.
At 31 December 2022, GSK had short-term borrowings (including overdrafts and lease liabilities) repayable within 12 months of £4.0 billion and £1.9 billion repayable in the subsequent year.
At 31 December 2022, GSK’s cash and liquid investments were held as follows:

	2022 £m	2021 £m

Bank balances and deposits	1,324	2,825

US Treasury and Treasury repo only money market funds	146	54

Liquidity funds	2,253	1,395

Cash and cash equivalents	3,723	4,274

Liquid investments – government securities	67	61

	3,790	4,335
Cash and liquid investments of £3.1 billion (2021: £2.9 billion) were held centrally at 31 December 2022.
The analysis of cash and gross debt after the effects of hedging is as follows:

	2022 £m	2021 £m

Liquid investments	67	61

Cash and cash equivalents	3,723	4,274

Gross debt – fixed	(19,214)	(23,167)

– floating	(1,773)	(1,006)

Net debt	(17,197)	(19,838)
Movements in net debt

	2022 £m	2021 £m

Total net debt at beginning of year	(19,838)	(20,780)

Decrease in cash and bank overdrafts	(7,597)	(2,504)

Decrease in liquid investments	(1)	(18)

Net decrease in long-term loans	569	–

Net decrease of short-term loans	4,053	2,003

Repayment of lease liabilities	202	181

Debt of subsidiary undertaking acquired	(24)	–

Exchange adjustments	(1,531)	314

Other non-cash movements	(207)	(134)

Decrease/(increase) in net debt from continuing operations	(4,536)	(158)

Decrease/(increase) in net debt from discontinued operations	7,177	1,100

Total net debt at end of year	(17,197)	(19,838)

89

GSK Annual Report 2022

Group financial review continued

Financial position and resources
continued

Total equity
At 31 December 2022, total equity had decreased from £21,342 million at 31 December 2021 to £10,096 million.
A summary of the movements in equity is set out below:

	2022 £m	2021 £m

Total equity at beginning of year	21,342	20,808

Total comprehensive income for the year	14,790	4,759

Non-cash distribution to non-controlling interests	(2,960)	–

Deconsolidation of former subsidiaries	(3,045)	–

Dividends to shareholders	(3,467)	(3,999)

Ordinary shares issued	25	21

Changes in non-controlling interests	(20)	–

Non-cash dividends to shareholders	(15,526)	–

Hedging gain/loss transferred to non-financial assets	9	–

Transaction with non-controlling interest	–	10

Share-based incentive plans	357	367

Tax on share-based incentive plans	(8)	11

Contributions from non-controlling interests	8	7

Distributions to non-controlling interests	(1,409)	(642)

Total equity at end of year	10,096	21,342
Share purchases
At 31 December 2022, GSK held 217.1 million shares as Treasury shares (2021: 284.2 million shares), at a cost of £3,798 million (2021: £4,969 million), which has been deducted from retained earnings.
No ordinary shares were repurchased in the period 1 January 2023 to 9 March 2023 and the company does not expect to make any ordinary share repurchases in the remainder of 2023.
In 2022, 77.1 million Treasury shares were transferred to the Employee Share Ownership Plan (ESOP) Trusts, of which 50.3 million shares were transferred prior to share consolidation. Shares are held by the Trusts to satisfy future exercises of options and awards under the Group share option and award schemes.
A proportion of the shares held by the Trusts are in respect of awards where the rules of the scheme require GSK to satisfy exercises through market purchases rather than the issue of new shares. The shares held by the Trusts are matched to options and awards granted.
At 31 December 2022, the ESOP Trusts held 59.9 million (2021: 23.3 million) GSK shares against the future exercise of share options and share awards. The carrying value of £353 million (2021: £27 million) has been deducted from other reserves. The market value of these shares was £861 million (2021: £371 million).
Contractual obligations and commitments
Financial commitments are summarised in Note 36 to the financial statements, ‘Commitments’.
The following table sets out our contractual obligations and commitments at 31 December 2022 as they fall due for payment.

	Total £m	Under 1 yr £m	1-3 yrs £m	3-5 yrs £m	5 yrs+ £m

Loans	20,086	3,786	3,213	2,259	10,828

Interest on loans	6,322	594	1,101	961	3,666

Finance lease obligations	1,008	167	328	177	336

Future Finance Charges on leases	146	25	41	28	52

Lease contracts that have not yet commenced	396	18	42	68	268

Intangible assets	10,659	317	590	1,616	8,136

Property, plant & equipment	743	612	131	–	–

Investments	138	51	71	13	3

Purchase commitments	161	96	61	4	–

Pensions and post-retirement benefits	345	345	–	–	–

Total	40,004	6,011	5,578	5,126	23,289
Commitments in respect of loans and future interest payable on loans are disclosed before taking into account the effect of derivatives.
We have entered into a number of research collaborations to develop new compounds with other pharmaceutical companies. The terms of these arrangements can include upfront fees, equity investments, loans and commitments to fund specified levels of research. In addition, we will often agree to make further payments if future ‘milestones’ are achieved.
As some of these agreements relate to compounds in the early stages of development, the potential obligation to make milestone payments will continue for a number of years if the compounds move successfully through the development process. Generally, the closer the product is to marketing approval, the greater the probability of success. The amounts shown above within intangible assets represent the maximum that would be paid if all milestones were achieved. There was a decrease in the commitments in 2022 as a result of a reduction in outstanding loan commitments.

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GSK Annual Report 2022

Group financial review continued

Financial position and resources
continued

In connection with the demerger of Consumer Healthcare, the 31 December 2020 pension scheme valuations identified cash funding or technical provisions deficits in three GSK UK Pension Schemes. Scottish limited partnerships (“SLPs”) were established to provide a funding mechanism for each of GSK’s UK defined benefit pension schemes. The SLPs together hold shares representing 7.5% of the total issued share capital of Haleon.
Each pension scheme, through its SLP interest, is entitled to receive a distribution from that SLP in an amount equal to the net proceeds of sales of Haleon shares, and to receive dividend income on Haleon shares, until it has received an aggregate amount equal to an agreed threshold (“Proceeds Threshold”). The Proceeds Thresholds total £1,080 million (as increased by notional interest on the remaining balance from time to time), and payment of this amount would fully fund the cash funding or technical provisions deficits in the three schemes shown by the 31 December 2020 valuations. Once the Proceeds Threshold has been reached the GSK-controlled General Partner of each SLP is entitled to sell the remaining Haleon shares held by the SLP and distribute the proceeds to GSK. As at 31 December 2022, £345 million remains outstanding to the UK Pension Trustees.
Contingent liabilities
Other contingent liabilities are set out in Note 35 to the financial statements, ‘Contingent liabilities’.
The following table sets out contingent liabilities, comprising performance guarantees, letters of credit and other items arising in the normal course of business, and when they are expected to expire.

	Total £m	Under 1 yr £m	1-3 yrs £m	3-5 yrs £m	5 yrs+ £m

Guarantees	12	8	3	–	1

Other contingent liabilities	46	10	–	11	25

Total	58	18	3	11	26
In the normal course of business, we have provided various indemnification guarantees in respect of business disposals in which legal and other disputes have subsequently arisen. A provision is made where an outflow of resources is considered probable and a reliable estimate can be made of the likely outcome of the dispute and this is included in Note 32 to the financial statements, ‘Other provisions’.
We provide for the outcome of tax, legal and other disputes when an outflow of resources is considered probable and a reliable estimate of the outflow may be made. At 31 December 2022, other than for those disputes where provision has been made, it was not possible to make a reliable estimate of the potential outflow of funds that might be required to settle disputes where the possibility of there being an outflow was more than remote.
The ultimate liability for such matters may vary significantly from the amounts provided and is dependent upon negotiations with the relevant tax authorities and the outcome of litigation proceedings, where relevant. This is discussed further in ‘Principal risks and uncertainties’ on pages 285 to 295 and Note 47 to the financial statements, ‘Legal proceedings’.

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Group financial review continued

Approach to tax

Business makes a major contribution to the public purse through its tax contribution. This includes direct taxes (such as corporate income tax) and indirect taxes (such as VAT and customs duties) as well as other taxes (such as employment taxes and property taxes). It is therefore important that companies explain their approach to tax. This helps inform dialogue about tax and tax policy.
We are supportive of efforts to ensure companies are appropriately transparent about how their tax affairs are managed. As part of that, our Tax Strategy is set out in detail within the Public policies section of our website.
We support the exchange of country-by-country reporting (CBCR) data between tax authorities as, validated against existing information held on taxpayers, it will support their ability to ensure multinational groups pay the right amount of tax in the right places.
As a global biopharmaceutical company, we have a substantial business and employment presence in many countries around the world and pay a significant amount of tax. This includes corporate income tax and other business taxes, and tax associated with our employees. We also collect a significant amount of tax on behalf of governments along our supply chain, including from our employees.
We are subject to taxation throughout our supply chain. The worldwide nature of our operations means that our cross-border supply routes, necessary to ensure supplies of medicines into numerous countries, can result in conflicting claims from tax authorities as to the profits to be taxed in individual countries. This can lead to double taxation (with profits taxed in more than one country).
Profits are recognised in territories by reference to the activities performed there and the value they generate. To ensure the profits recognised in jurisdictions are aligned to the activity undertaken there, and in line with current OECD guidelines, we base our transfer pricing policy on the arm’s length principle and support our transfer prices with economic analysis and reports.
We do not engage in artificial tax arrangements – those without business or commercial substance. We do not seek to avoid tax by the use of ‘tax havens’ or transactions we would not fully disclose to a tax authority. We have a zero-tolerance approach to tax evasion and the facilitation of tax evasion.
Tax risk in all countries in which we operate is managed through robust internal policies, processes, training and compliance programmes. Our Board of Directors and the Audit & Risk Committee are responsible for approving our tax policies and risk management arrangements as part of our wider internal control framework.
We seek to maintain open and constructive relationships with tax authorities worldwide, meeting regularly to discuss our tax affairs and real time business updates wherever possible.
We also monitor government debate on tax policy in our key jurisdictions so that we can understand and share an informed point of view regarding any potential future changes in tax law. Where relevant, we provide pragmatic and constructive business input to tax policy makers either directly or through industry trade bodies, advocating reform to support economic growth and job creation as well as the needs of our patients and other key stakeholders.
In 2022, the Group corporate tax charge was £707 million (2021
(1)
: £83 million) on profits before tax of £5,628 million (2021
(1)
: £3,599 million) representing an effective tax rate of 12.6% (2021
(1)
: 2.3%). We made cash tax payments of £1,310 million in the year (2021
(1)
: £972 million). In addition to the taxes we pay on our profits, we pay duties, levies, transactional and employment taxes.
Our Adjusted tax rate for 2022 was 15.5% (2021
(1)
: 15.9%). The rate has benefited from the closure of open issues with tax authorities in various jurisdictions. Subject to any material changes in our product mix, or other material changes in tax regulations or laws in the countries in which we operate, the Group’s average effective Adjusted tax rate for 2023 is expected to be around 15%.
The Group’s Total tax rate for 2022 of 12.6% (2021
(1)
: 2.3%) was lower than the Adjusted tax rate reflecting the different tax effects of various Adjusting items.
The UK Government has confirmed that the Spring Finance Bill 2023 will include legislation introducing a 15% global minimum corporate income tax rate, to have effect from 2024. The detail of the measures and how they are to be accounted for is still being finalised and so it is not possible to accurately quantify the impact for GSK at this stage.
Further details about our corporate tax charges for the year are set out in Note 14.

(1)	The 2021 comparative results have been restated on a consistent basis from those previously published to reflect the demerger of the Consumer Healthcare business (see page 238).

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Group financial review continued

Treasury policies

We report in Sterling and pay dividends out of Sterling cash flows. The role of Treasury is to monitor and manage the Group’s external and internal funding requirements and financial risks in support of our strategic objectives. GSK operates on a global basis, primarily through subsidiary companies, and we manage our capital to ensure that our subsidiaries are able to operate as going concerns and to optimise returns to shareholders through an appropriate balance of debt and equity. Treasury activities are governed by policies approved annually by the Board of Directors, and most recently on 12 October 2022. A Treasury Management Group (TMG) meeting, chaired by our Chief Financial Officer, takes place on a regular basis to review Treasury activities. Its members receive management information relating to these activities.
Treasury operations
The objective of GSK’s Treasury activities is to minimise the post-tax net cost of financial operations and reduce its volatility in order to benefit earnings and cash flows. GSK uses a variety of financial instruments to finance its operations and derivative financial instruments to manage market risks from these operations. Derivatives principally comprise foreign exchange forward contracts and swaps which are used to swap borrowings and liquid assets into currencies required for Group purposes, as well as interest rate swaps which are used to manage exposure to financial risks from changes in interest rates.
Derivatives are used exclusively for hedging purposes in relation to underlying business activities and not as trading or speculative instruments.
Capital management
GSK’s financial strategy, implemented through the Group’s financial architecture, supports GSK’s strategic priorities and is regularly reviewed by the Board. We manage the capital structure of the Group through an appropriate mix of debt and equity. We continue to manage our financial policies to a credit profile that particularly targets short-term credit ratings of A-1 and P-1 while maintaining single A long-term ratings consistent with those targets.
GSK’s long-term credit rating with Standard and Poor’s is A (stable outlook) and with Moody’s Investor Services (‘Moody’s’) is A2 (stable outlook). Our short-term credit ratings are A-1 and P-1 with Standard and Poor’s and Moody’s respectively.
Liquidity risk management
GSK’s policy is to borrow centrally in order to meet anticipated funding requirements. Our cash flow forecasts and funding requirements are monitored by the TMG on a regular basis. Our strategy is to diversify liquidity sources using a range of facilities and to maintain broad access to financial markets.
Each day, we sweep cash to or from number of global subsidiaries to central Treasury accounts for liquidity management purposes.
Interest rate risk management
GSK’s objective is to minimise the effective net interest cost and to balance the mix of debt at fixed and floating interest rates over time. The policy on interest rate risk management limits the net amount of floating rate debt to a specific cap, reviewed and agreed no less than annually by the Board.
Foreign exchange risk management
Our objective is to minimise the exposure of overseas operating subsidiaries to transaction risk by matching local currency income with local currency costs where possible. Foreign currency transaction exposures arising on external and internal trade flows are selectively hedged. GSK’s internal trading transactions are matched centrally and we manage inter-company payment terms to reduce foreign currency risk. Where possible, we manage the cash surpluses or borrowing requirements of subsidiary companies centrally using forward contracts to hedge future repayments back into the originating currency.
In order to reduce foreign currency translation exposure, we seek to denominate borrowings in the currencies of our principal assets and cash flows. These are primarily denominated in US Dollars, Euros and Sterling.
Borrowings can be swapped into other currencies as required. Borrowings denominated in, or swapped into, foreign currencies that match investments in overseas Group assets may be treated as a hedge against the relevant assets. Forward contracts in major currencies are also used to reduce exposure to the Group’s investment in overseas Group assets. The TMG reviews the ratio of borrowings to assets for major currencies regularly.
Commodity risk management
Our objective is to minimise income statement volatility arising from fluctuations in commodity prices, where practical and cost effective to do so. The TMG is authorised to approve the execution of certain financial derivatives to hedge commodity price exposures.
Counterparty risk management
We set global counterparty limits for each of our banking and investment counterparties based on long-term credit ratings from Moody’s and Standard and Poor’s. Usage of these limits is actively monitored and any breach of these limits would be reported to the Chief Financial Officer immediately.
In addition, relationship banks and their credit ratings are reviewed regularly so that, when changes in ratings occur, changes can be made to investment levels or to authority limits as appropriate. All banking counterparty limits are reviewed at least annually.

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Group financial review continued

Critical accounting policies

The Group consolidated financial statements have been prepared in accordance with international accounting standards in conformity with the requirements of the Companies Act 2006 and the International Financial Reporting Standards (IFRS) as issued by the International Accounting Standard Board (IASB).
We are required to make estimates and assumptions that affect the amounts of assets, liabilities, revenue and expenses reported in the financial statements. Actual amounts and results could differ from those estimates.
The critical accounting policies relate to the following areas:

–	Turnover

–	Taxation (Note 14)

–	Legal and other disputes (Notes 47)

–	Contingent liabilities (Note 35)

–	Pensions and other post-employment benefits (Note 31)
Information on the judgements and estimates made in these areas is given in Note 3 to the financial statements, ‘Critical accounting judgements and key sources of estimation uncertainty’.
Turnover
In respect of the Turnover accounting policy, our largest business is US Commercial Operations, and the US market has the most complex arrangements for rebates, discounts and allowances. The following briefly describes the nature of the arrangements in existence in our US Commercial Operations:

–
We have arrangements with certain indirect customers whereby the customer is able to buy products from wholesalers at reduced prices. A chargeback represents the difference between the invoice price to the wholesaler and the indirect customer’s contractual discounted price. Accruals for estimating chargebacks are calculated based on the terms of each agreement, historical experience and product growth rates

–
Customer rebates are offered to key managed care and Group Purchasing Organisations and other direct and indirect customers. These arrangements require the customer to achieve certain performance targets relating to the value of product purchased, formulary status or pre-determined market shares relative to competitors. The accrual for customer rebates is estimated based on the specific terms in each agreement, historical experience and product growth rates

–
The US Medicaid programme is a state-administered programme providing assistance to certain poor and vulnerable patients. In 1990, the Medicaid Drug Rebate Program was established to reduce state and federal expenditure on prescription drugs. In 2010, the Patient Protection and Affordable Care Act became law. We participate by providing rebates to states. Accruals for Medicaid rebates are calculated based on the specific terms of the relevant regulations or the Patient Protection and Affordable Care Act

–	Cash discounts are offered to customers to encourage prompt payment. These are accrued for at the time of invoicing and adjusted subsequently to reflect actual experience

–
We record an accrual for estimated sales returns by applying historical experience of customer returns to the amounts invoiced, together with market-related information such as stock levels at wholesalers, anticipated price increases and competitor activity

A reconciliation of gross turnover to net turnover for US Commercial Operations is as follows:

		2022		2021		2020

	£m	Margin %	£m	Margin %	£m	Margin %

Gross turnover	29,814	100	24,432	100	24,570	100

Market-driven segments	(8,275)	(28)	(6,875)	(28)	(7,004)	(29)

Government mandated and state programmes	(6,218)	(21)	(5,134)	(21)	(5,710)	(23)

Cash discounts	(536)	(2)	(438)	(2)	(453)	(2)

Customer returns	(255)	(1)	(253)	(1)	(235)	(1)

Prior year adjustments	780	3	855	4	540	2

Other items	(768)	(2)	(673)	(3)	(560)	(2)

Total deductions	(15,272)	(51)	(12,518)	(51)	(13,422)	(55)

Net turnover	14,542	49	11,914	49	11,148	45
The reconciliation has been revised to include Vaccines as part of US Commercial Operations in all years.
Market-driven segments consist primarily of managed care and Medicare plans with which we negotiate contract pricing that is honoured via rebates and chargebacks. Mandated segments consist primarily of Medicaid and federal government programmes which receive government-mandated pricing via rebates and chargebacks.

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Group financial review continued

Critical accounting policies
continued

Overall sales deduction as a percentage of sales is consistent year over year with sales growth coming primarily from
Trelegy
and Specialty Products including ViiV. Deductions within the year were split approximately as follows: General Medicines 70%, Specialty Medicines 20% and Vaccines 10%.
At 31 December 2022, the total accrual for rebates, discounts, allowances and returns for US Commercial Operations amounted to £5,855 million (2021: £5,044 million).
A monthly process is operated to monitor inventory levels at wholesalers for any abnormal movements. This process uses gross sales volumes, prescription volumes based on third party data sources and information received from key wholesalers. The aim of this is to maintain inventories at a consistent level from year to year based on the pattern of consumption.
On this basis, US Commercial Operations inventory levels at wholesalers and in other distribution channels at 31 December 2022 were estimated to amount to approximately four weeks of turnover. This calculation uses third party information, the accuracy of which cannot be totally verified, but is believed to be sufficiently reliable for this purpose.
Legal and other disputes
In respect of the accounting policy for Legal and other disputes, the following briefly describes the process by which we determine the level of provision that is necessary.
In accordance with the requirements of IAS 37, ‘Provisions, contingent liabilities and contingent assets’, we provide for anticipated settlement costs where an outflow of resources is considered probable and a reliable estimate may be made of the likely outcome of the dispute and legal and other expenses arising from claims against the Group.
We may become involved in significant legal proceedings, in respect of which it is not possible to meaningfully assess whether the outcome will result in a probable outflow, or to quantify or reliably estimate the liability, if any, that could result from ultimate resolution of the proceedings. In these cases, appropriate disclosure about such cases would be included in the Annual Report, but no provision would be made.
This position could change over time and, therefore, there can be no assurance that any losses that result from the outcome of any legal proceedings will not exceed by a material amount the amount of the provisions reported in the Group’s financial statements.
Like many pharmaceutical companies, we are faced with various complex product liability, anti-trust and patent litigation, as well as investigations of our operations conducted by various governmental regulatory agencies. Throughout the year, the General Counsel of the Group, as head of the Group’s legal function, and the Senior Vice President and Head of Global Litigation for the Group, who is responsible for all litigation and government investigations, routinely brief the Chief Executive Officer, the Chief Financial Officer and the Board of Directors on the significant litigation pending against the Group and governmental investigations of the Group.
These meetings, as appropriate, detail the status of significant litigation and government investigations and review matters such as the number of claims notified to us, information on potential claims not yet notified, assessment of the validity of claims, progress made in settling claims, recent settlement levels and potential reimbursement by insurers.
The meetings also include an assessment of whether or not there is sufficient information available for us to be able to make a reliable estimate of the potential outcomes of the disputes. Often, external counsel assisting us with various litigation matters and investigations will also assist in the briefing of the Board and senior management. Following these discussions, for those matters where it is possible to make a reliable estimate of the amount of a provision, if any, that may be required, the level of provision for legal and other disputes is reviewed and adjusted as appropriate. These matters are discussed further in Note 47 to the financial statements, ‘Legal proceedings’.

Strategic report
The Strategic report was approved by the Board of Directors on
9 March 2023
Iain Mackay
Chief Financial Officer
9 March 2023

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The Board

Sir Jonathan Symonds, CBE Non-Executive Chair Age: 64 Nationality: British Appointed: 1 September 2019
Skills and experience
Jon has extensive international financial, life sciences and governance experience.

Jon served as an Independent Non-Executive Director of HSBC Holdings plc from April 2014, and as Deputy Group Chairman from August 2018, until his retirement from the Board in February 2020. He was previously Chairman of HSBC Bank plc, Chief Financial Officer of Novartis AG, Partner and Managing Director of Goldman Sachs, Chief Financial Officer of AstraZeneca plc, and a Partner at KPMG. His governance experience includes roles as Non-Executive Director and Chair of the Audit Committees of Diageo plc and QinetiQ Group plc, Non-Executive Chair of Proteus Digital Health Inc and Non-Executive Director of Rubius Therapeutics, Inc.

Jon is a Fellow of the Institute of Chartered Accountants in England and Wales.

External appointments
Non-Executive Director, Genomics England Limited having previously served as its Chairman; Non-Executive Chair, Energy Aspects; Member, European Round Table for Industry; Senior Advisor to Chatham House.

Dame Emma Walmsley Chief Executive Officer Age: 53 Nationality: British Appointed: 1 January 2017 Chief Executive Officer from 1 April 2017
Skills and experience
Prior to her appointment as GSK’s CEO, Emma was the CEO of GSK Consumer Healthcare, a Joint Venture between GSK and Novartis, from its creation in March 2015. Emma joined GSK in 2010 from L’Oreal, having worked for 17 years in a variety of roles in Paris, London, New York and Shanghai. Emma was previously a Non-Executive Director of Diageo plc.

Emma holds an MA in Classics and Modern Languages from Oxford University.

External appointments
Independent director, Microsoft, Inc.

Iain Mackay Chief Financial Officer Age: 61 Nationality: British Appointed: 14 January 2019 Chief Financial Officer from 1 April 2019
Skills and experience
Prior to joining GSK, Iain was Group Finance Director at HSBC Holdings plc, a position he held for eight years. A chartered accountant, Iain has lived and worked in Asia, the US and Europe and before HSBC was at General Electric, Schlumberger Dowell and Price Waterhouse. Iain was previously a Trustee of the British Heart Foundation and Chair of its Audit and Risk Committee.

Iain holds an MA in Business Studies and Accounting and holds an Honorary Doctorate from Aberdeen University in Scotland.

Iain is a member of the Institute of Chartered Accountants of Scotland.

Iain will step down as CFO and Executive Director on 1 May 2023. He will continue as an employee and leave the company on 31 December 2023.

External appointments
Non-Executive Director, Chair of Audit & Risk Committee and member of Remuneration Committee, National Grid plc; Member, Court of the University of Aberdeen and Chair of its Remuneration Committee; Member, The 100 Group and Chair of its Stakeholder Communications and Reporting Committee.

Elizabeth (Liz) McKee Anderson Independent Non-Executive Director Age: 65 Nationality: American Appointed: 1 September 2022
Skills and experience
Liz brings significant experience in commercial biopharmaceuticals and is a seasoned biotech board member. Her significant experience in commercial biopharmaceuticals, both operationally and at Board level, as well as her deep understanding of the biotechnology sector are invaluable to GSK as a pure biopharma company.

Prior to her current roles, Liz served as Worldwide Vice President and commercial leader in infectious diseases and vaccines and also for immunology and oncology at Janssen Pharmaceuticals, and as Vice President and General Manager at Wyeth Vaccines. Liz was also previously a Board member of Bavarian Nordic A/S and of Huntsworth Plc.

External appointments
Board Member, BioMarin Pharmaceutical, Inc; Board Member, Revolution Medicines, Inc; Board Member, Insmed, Inc; Trustee, The Wistar Institute; Director, Aro Biotherapeutics Company.

Key
Committee Chair Corporate Responsibility Science Nominations & Corporate Governance Audit & Risk Remuneration

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The Board continued

Charles Bancroft Senior Independent Non-Executive Director Age: 63 Nationality: American Appointed: 1 May 2020 Senior Independent Non-Executive Director from 18 July 2022
Skills and experience
Charlie has a wealth of financial and management experience in global biopharma.

Charlie retired from a successful career at Bristol Myers Squibb (BMS) in March 2020 where he held a number of leadership roles in commercial, strategy and finance. Beginning his career at BMS in 1984, he held positions of increasing responsibility within the finance organisation and had commercial operational responsibility for Latin America, Middle East, Africa, Canada, Japan and several Pacific Rim countries. He was appointed Chief Financial Officer in 2010, Chief Financial Officer and Executive Vice President, Global Business Operations in 2016 and Executive Vice President and Head of Integration and Strategy & Business Development in 2019. Charlie successfully steered BMS through a period of strategic transformation, including its $74 billion acquisition of Celgene. Charlie also served as a member of the Board of Colgate-Palmolive Company from 2017 until March 2020.

External appointments
Board Member, Kodiak Sciences Inc; Board Member, BioVector Inc; Advisory Board Member, Drexel University’s LeBow College of Business.

The Board determined that Charlie has recent and relevant financial experience and agreed that he has the appropriate qualifications and background to be an audit committee financial expert.

Dr Hal Barron
Non-Executive Director

Age:
60
Nationality:
American
Appointed:
1 January 2018
Chief Scientific Officer and
President, R&D from 1 April 2018
Transitioned to the role of Non-Executive
Director on 1 August 2022

Skills and experience
Hal joined GSK in 2018 as Chief Scientific Officer and President, R&D. On 1 August 2022, he transitioned to the role of Non-Executive Director, with additional responsibilities to support R&D.

Prior to joining GSK, Hal was President, R&D at Calico LLC (California Life Company), an Alphabet-funded company that uses advanced technologies to increase understanding of lifespan biology. Prior to this, Hal was Executive Vice President, Head of Global Product Development, and Chief Medical Officer of Roche, responsible for all the products in the combined portfolio of Roche and Genentech. At Genentech, he was Senior Vice President of Development and Chief Medical Officer. Hal was a Non-Executive Director and Chair of the Science & Technology Committee at Juno Therapeutics, Inc until March 2018, when it was acquired by Celgene Corporation. Hal previously served as a Non-Executive Board Director of GRAIL, Inc and an Advisory Board Member of Verily Life Sciences LLC.

External appointments
CEO and Board Co-Chair, Altos Labs Inc; Associate Adjunct Professor, Epidemiology & Biostatistics, University of California, San Francisco.

Dr Anne Beal Independent Non-Executive Director Age: 60 Nationality: American Appointed: 6 May 2021
Skills and experience
Anne brings extensive healthcare experience to the Board as a physician and entrepreneur combined with a passion for patient advocacy. She is a recognised health policy expert in the development of global and national programmes for improving healthcare access for all patient groups and in ensuring the voice of patients is reflected in research programmes.

Prior to her current roles, Anne spent six years at Harvard Medical School and Massachusetts General Hospital, where she was an instructor in paediatrics. She has also held leadership roles at the Commonwealth Fund and the Aetna Foundation. Anne was previously Deputy Executive Director and Chief Engagement Officer for The Patient-Centered Outcomes Research Institute in the US and Chief Patient Officer and Global Head of Patient Solutions at Sanofi.

External appointments
Founder and CEO, AbsoluteJOI Skincare; Board Member, AcademyHealth; Board Member, Prolacta Bioscience.

Key
Committee Chair
Corporate Responsibility
Science
Nominations & Corporate Governance
Audit & Risk
Remuneration

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The Board continued

Dr Harry (Hal) C Dietz Independent Non-Executive Director and Scientific & Medical Expert Age: 64 Nationality: American Appointed: 1 January 2022
Skills and experience
Hal brings extensive experience in the field of human genetics which is central to GSK’s approach to R&D. He is a former President of the American Society of Human Genetics and is recognised as the world’s leading authority on a genetic disorder known as Marfan Syndrome. He also brings experience in development of novel therapies, in particular in relation to disease-modifying treatments for fibrotic and neurodegenerative diseases. In total, Hal has authored 282 original publications in peer-reviewed journals across his career.

As a physician scientist, he has dedicated his entire career to the care and study of individuals with heritable connective tissue disorders with primary perturbations of extracellular matrix homeostasis and function. His lab has identified the genes for many of these conditions, for which he uses model systems to elucidate disease mechanisms.

Hal has received multiple prestigious awards including the Curt Stern Award from the American Society of Human Genetics, the Colonel Harland Sanders Lifetime Achievement Award in Medical Genetics, the Taubman Prize for excellence in translational medical science, the Harrington Prize from the American Society for Clinical Investigation and the Harrington Discovery Institute, the Pasarow Award in Cardiovascular Research, the InBev-Baillet Latour Health Prize from the country of Belgium, and the Research Achievement Award from the American Heart Association.

He is an inductee of the American Society for Clinical Investigation, American Association for the Advancement of Science, Association of American Physicians, National Academy of Medicine, and National Academy of Sciences.

External appointments
Victor A. McKusick Professor of Paediatrics, Medicine, and Molecular Biology & Genetics in the Department of Genetic Medicine, The Johns Hopkins University School of Medicine; Investigator, Howard Hughes Medical Institute; Consultant and Chair of Scientific Advisory Board, Aytu Biopharma; Independent Chair, GSK’s Human Genetics Scientific Advisory Board; founded and previously Scientific Adviser to Blade Therapeutics.

Dr Jesse Goodman Independent Non-Executive Director and Scientific & Medical Expert Age: 71 Nationality: American Appointed: 1 January 2016
Skills and experience
Jesse brings scientific and public health expertise to the Board’s deliberations. He has a wealth of experience spanning science, medicine, vaccines, regulation and public health, and has a proven record in addressing pressing public health needs from both the academic and federal sectors.

Jesse previously served in senior leadership positions at the US Food and Drug Administration (FDA), including most recently as the FDA’s Chief Scientist and previously as Deputy Commissioner for Science and Public Health and as Director of the Center for Biologics Evaluation and Research (CBER).

Jesse played a leadership role in developing the FDA’s Regulatory Science and Medical Countermeasures Initiatives and has worked collaboratively with industry, academia, government and global public health and regulatory partners to prepare for and respond to major public health threats, including emerging infectious diseases, disasters and terrorism. He led the FDA’s response to West Nile Virus and to the 2009 H1N1 influenza pandemic and served on the Senior Leadership Team for the 2010 White House Medical Countermeasure Review. Jesse was previously a member of both the Scientific Advisory Committee and the Regulatory and Legal Working Group of the Coalition for Epidemic Preparedness Innovations (CEPI).

External appointments
Professor of Medicine and Attending Physician, Infectious Diseases, Georgetown University and directs the Georgetown University Center on Medical Product Access, Safety and Stewardship (COMPASS); Board Member (formerly President), United States Pharmacopeia (USP); Board Member, Scientific Counselors for Infectious Diseases, Centers for Disease Control and Prevention (CDC); Board Member, Intellia Therapeutics Inc; Member, US National Academy of Medicine; Board Member, Adaptive Phage Therapeutics, Inc.

Key
Committee Chair Corporate Responsibility Science Nominations & Corporate Governance Audit & Risk Remuneration

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The Board continued

Urs Rohner Independent Non-Executive Director Age: 63 Nationality: Swiss Appointed: 1 January 2015
Skills and experience
Urs has a broad business, banking and legal background and extensive senior level experience at multinational companies.

Urs has served as Chairman on a number of Boards, most recently for Credit Suisse Group from 2011 until April 2021. Prior to joining Credit Suisse in 2004, Urs served as Chairman of the Executive Board and CEO of ProSieben and ProSiebenSat.1 Media AG. This followed a number of years in private practice at major law firms in Switzerland and the US, having been admitted to the bars of the canton of Zurich in Switzerland in 1986 and the state of New York in the US in 1990.

External appointments
Member, International Advisory Board, Investcorp; Chair, Vega Cyber Associates AG.

Dr Vishal Sikka Independent Non-Executive Director Age: 55 Nationality: American Appointed: 18 July 2022
Skills and experience
Vishal has a distinguished background in technology and particularly in the field of Artificial Intelligence (AI) and Machine Learning, which is central to GSK’s approach to R&D. He is the founder and CEO of Vianai Systems, Inc, a Silicon Valley-based company that provides advanced technological software and services in AI and Machine Learning to large enterprises around the world.

Prior to founding Vianai Systems, Vishal served as CEO of Infosys Limited and as a member of the Executive Board of SAP SE. Vishal has a PhD in Artificial Intelligence from Stanford University and has co-authored
several research abstracts related to AI, technology and database management.

External appointments
Founder and CEO, Vianai Systems, Inc; Board Member, Oracle Corporation; Member, Supervisory Board, BMW AG.

Key
Committee Chair Corporate Responsibility Science Nominations & Corporate Governance Audit & Risk Remuneration
Directors departing during 2022

Manvinder Singh (Vindi) Banga	1 Sept 2016 to July 2022	Retired from the Board on appointment to the Haleon plc Board effective on demerger
Dame Vivienne Cox	1 July 2016 to 18 July 2022

Lynn Elsenhans	1 July 2012 to 18 July 2022	Retired from the Board after nine years of service

Dr Laurie Glimcher	1 Sept 2017 to 10 Oct 2022	Retired from the Board after over five years of service

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GSK Leadership Team (GLT)

Skills and experience

Emma Walmsley Chief Executive Officer	Emma joined GSK in 2010 and the GLT in 2011. See Board biographies on pages 97 to 100.

Iain Mackay 1 Chief Financial Officer	Iain joined GSK and the GLT in 2019. See Board biographies on pages 97 to 100.

Diana Conrad Chief People Officer
Diana was appointed Chief People Officer and member of the GLT in April 2019. She was previously Senior Vice President, HR, Pharmaceuticals R&D from 2016 where she played a key strategic role as leader of the R&D people and culture agenda to support its transformation.

Diana joined GSK Canada’s HR team in 2000 where she held several roles of increasing responsibility before becoming Senior Vice President, HR for Consumer Healthcare in 2009.

Prior to joining GSK, she held HR roles in companies including GE Capital, Gennum Corporation and Zenon Environmental Laboratories. Diana has an Honours Bachelor of Arts from McMaster University in Canada.

James Ford SVP and Group General Counsel, Legal and Compliance	James joined the GLT in 2018, when he was appointed Senior Vice President and Group General Counsel, later taking responsibility for Compliance, Corporate Security and Investigations in 2021. He joined GSK in 1995 and has served as General Counsel Consumer Healthcare, General Counsel Global Pharmaceuticals, Vice President of Corporate Legal and was Acting Head of Global Ethics and Compliance. Prior to GSK, James was a solicitor at Clifford Chance and DLA. He holds a law degree from the University of East Anglia and a Diploma in Competition Law from King’s College. He is qualified as a solicitor in England and Wales and is an attorney at the New York State Bar. James is based in London and has practised law and lived in the US, Singapore and Hong Kong. James was co-chair
of the
US-based
Civil Justice Reform Group 2019-2022, and is a director of the European General Counsel Association and the Association of Corporate Counsel.

Sally Jackson SVP, Global Communications and CEO Office
Sally joined the GLT in March 2019 as Senior Vice President, Global Communications and CEO Office. She leads our Communications and Government Affairs function globally and is also the CEO’s Chief of Staff.

Prior to this, Sally was Senior Vice President, Office of the CEO and CFO and she previously served as Head of Investor Relations. She joined GSK in 2001.

Sally holds a degree in Natural Sciences from the University of Cambridge.

Luke Miels Chief Commercial Officer
Luke joined GSK and the GLT in 2017. As Chief Commercial Officer he is responsible for our commercial portfolio of medicines and vaccines. Luke also co-chairs
the Portfolio Investment Board with Tony Wood and is a member of the ViiV Healthcare Board. Outside of GSK, Luke is a member of the Singapore Economic Development Board.

He previously worked for AstraZeneca as Executive Vice President of their European business and, prior to that, was Executive Vice President of Global Product and Portfolio Strategy, Global Medical Affairs and Corporate Affairs. Before that, he was head of Asia for Roche, based in Shanghai and then Singapore. Prior to that he held roles of increasing seniority at Roche and Sanofi-Aventis in the US, Europe and Asia.

Luke holds a Bachelor of Science degree in Biology from Flinders University in Adelaide and a MBA from the Macquarie University, Sydney.

Shobie Ramakrishnan Chief Digital and Technology Officer
Shobie joined the GLT in 2021 when she was appointed Chief Digital and Technology Officer. She joined GSK in 2018 and has deep and broad experience in both biotech and hi-tech
companies and, most recently, has led Digital and Technology for GSK’s Global Commercial organisation, transforming the company’s capabilities in digital, data and analytics and playing a pivotal role in establishing a more agile commercial operating model. Before joining GSK, Shobie held senior technology leadership roles in organisations including AstraZeneca, Salesforce, Genentech and Roche. She is a former member of the board of directors at Remediant and is a member of the board of directors at SustainableIT.org.

Shobie holds a Bachelor’s degree in Electronics Engineering from Vellore Institute of Technology, University of Madras, India.

1 Iain Mackay will step down from the Board and GLT from 2023. He will be succeeded as CFO by Julie Brown.

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GSK Leadership Team continued

Skills and experience

David Redfern President, Corporate Development
David joined the GLT as Chief Strategy Officer in 2008 and is responsible for corporate development and strategic planning. Previously, he was Senior Vice President, Northern Europe with responsibility for GSK’s pharmaceutical businesses in that region and, before that, he was Senior Vice President for Central and Eastern Europe. He joined GSK in 1994. David was appointed Chairman of the Board of ViiV Healthcare Limited in 2011 and a
Non-Executive
Director of the Aspen Pharmacare Holdings Limited Board in 2015.

He has a Bachelor of Science degree from Bristol University and is a Chartered Accountant.

Regis Simard President, Global Supply Chain
Regis joined the GLT in 2018, when he became President, Pharmaceuticals Supply Chain.

He is responsible for the manufacturing and supply of GSK’s medicines and vaccines. In addition, he leads Quality and Environment, Health, Safety and Sustainability at a corporate level. Regis joined GSK in 2005 as a Site Director in France, rising to become Senior Vice President of Global Pharmaceuticals Manufacturing before his current role. Previously, he held senior positions at Sony, Konica Minolta and Tyco Healthcare. He is a member of the Board of ViiV Healthcare.

He is a mechanical engineer and holds an MBA.

Phil Thomson President, Global Affairs
Phil joined the GLT in 2011. He was appointed President, Global Affairs in 2017, and has responsibility for the Group’s strategic approach to stakeholder engagement, reputation and policy development. Previously, Phil was Senior Vice President, Communications and Government Affairs. He joined Glaxo Wellcome as a commercial trainee in 1996.

Phil is also Chair of The Whitehall & Industry Group and holds a degree in English, History and Russian Studies from Durham University.

Deborah Waterhouse CEO, ViiV Healthcare and President, GSK Global Health
Deborah was appointed to the GLT in January 2020. She became Chief Executive Officer of ViiV Healthcare in April 2017. In addition to ViiV, Deborah also leads GSK’s Global Health organisation.

Deborah joined GSK in 1996 and, prior to ViiV, was the Senior Vice President of Primary Care within GSK’s US business. She has a strong track record of performance in both specialty and primary care. Deborah led the HIV business in the UK before heading the HIV Centre of Excellence for Pharma Europe and held roles as General Manager of Australia and New Zealand and Senior Vice President for Central and Eastern Europe.

Deborah is a
Non-Executive
Director of Schroders plc and holds a degree in Economic History and English Literature from Liverpool University.

Tony Wood Chief Scientific Officer
Tony was appointed Chief Scientific Officer (CSO) designate on 19 January 2022 and became CSO, Head of R&D and a member of GLT on 1 August 2022. He joined GSK from Pfizer in 2017 as Senior Vice President, Medicinal Science and Technology, responsible for all science and technology platforms driving the delivery of new innovation.

Tony has led large-scale global organisations in drug discovery and development in multiple therapeutic areas, including immunology, oncology and infectious diseases. During his time at Pfizer, Tony was responsible for the invention of a new antiretroviral medication used to treat HIV infection. He is a Fellow of the Academy of Medical Sciences, an Honorary Fellow of the Royal Society of Chemistry (RSC), the highest honour given by the RSC, and a Fellow of the Royal Society of Biology.

Tony has a BSc in chemistry and PhD in organic synthesis from the University of Newcastle, and was a postdoctoral fellow at Imperial College, London. He is also currently a visiting professor at IMCM Oxford.

GLT members departing during 2022
Hal Barron was a member of the GLT and Chief Scientific Officer until 1 August 2022, when he transitioned to a
Non-Executive
Director. Roger Connor was a member of the GLT and President, Global Vaccines until 1 December 2022, when he left the company.

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GSK Annual Report 2022

Chair’s governance statement
2022 was one of the most important years in GSK’s recent history which saw the delivery of strong operational and financial performance, the successful demerger of Consumer Healthcare and the establishment of new GSK as a fully focused global biopharma company.
There was an intensity to the Board’s work in supporting and overseeing this, which required a number of additional meetings to be scheduled, as illustrated below.

2022 Board activity Pre-demerger (1 January to 17 July)

	Routine	Additional*

Board	3	3

Nominations & Corporate Governance	3	1

Science	1	2

Corporate Responsibility	1	1

Audit & Risk	3	2

Remuneration	3	2

Chairs’	0	5
*Additional activity:

–	Development and approval of demerger documentation and forecast

–	Haleon plc (Haleon): Chair appointment and Board development

–	GSK Remuneration policy development and investor approval

–	GSK Board development and CSO succession

–	Business development

Post-demerger (18 July to 31 December)

	Routine	Additional*

Board	3	2

Nominations & Corporate Governance	2	0

Science	2	1

Corporate Responsibility	3	0

Audit & Risk	3	2

Remuneration	3	1

Chairs’	0	1
*Additional activity:

–	CFO succession

–	Zantac litigation

–	Business development

Executing the demerger and creating new GSK
The Board’s work in the first half of the year was primarily occupied in overseeing the smooth execution of the demerger of Consumer Healthcare from GSK, resulting in the creation of two strong businesses. This culminated in the approval of the GSK Circular and the Haleon Prospectus which were overwhelmingly approved by shareholders at the General Meeting in July, with over 99% of votes cast in favour. This work included, at its heart, a robust focus on shareholder value creation embodied in the ambitions for both companies. These were communicated in the investor updates in February 2022 for Haleon and previously in June 2021 for GSK.

2022 separation process

–  Disciplined Board approach to deliver demerger

–  Creation of world-leading consumer healthcare business with competitive long-term growth prospects and compelling financial proposition

–  Newly focused GSK with strengthened balance sheet for investment in pipeline/R&D

–  Both companies with clear targets for upper-quartile growth, set out at Investor Updates

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Chair’s governance statement continued

At our investor updates, we set out what we believed to be competitive financial aspirations for new GSK. Namely: cumulative top-line
growth of 5% and operating profit growth of 10% (excluding
COVID-19
solutions), together with an aspiration of £31 billion to £33 billion of sales by 2031. This was not an ambition that the Board entered into lightly. It was a very important demonstration of the confidence the Board has in the business and our determination to be held accountable for a step-change in improved performance. 2022’s strong operational and financial performance is a good platform to progress from.
Similarly, for Haleon, the focus was on a
top-line
growth aspiration to signal that the business had upper quartile growth potential. This view was robustly tested when an unsolicited conditional and non-binding
proposal to acquire the Consumer Healthcare business was received. In exercising its fiduciary duties all proposals were evaluated but rejected by the Board as they were not in the best interests of shareholders. This is because the proposals fundamentally undervalued the Haleon business and its future prospects. The Board was confident that Haleon could deliver sustained organic sales growth in the range of
4-6%
CER over the medium term. It has been very pleasing to see that since separation, Haleon has subsequently announced strong performance.
A key part of our aspiration for GSK was the restructuring of the GSK balance sheet with an appropriate level of debt for Haleon. This sought to ensure the competitiveness of both companies on separation and GSK’s ability to continue to invest in external as well as internal science was improved. The refinancing of approximately £10 billion of indebtedness was successfully completed in the first quarter of 2022. This timing was opportune given the current environment. GSK received £7.1 billion of pre-separation dividends attributable to GSK funded by Consumer Healthcare debt and we continue to hold 13.5% of Haleon shares, which will be divested in due course.
R&D and business development
I have also previously described the succession process we followed for the CSO transition from Dr Hal Barron to Dr Tony Wood. We are very pleased with how smooth this process has been and that we are making good progress in R&D. The Board receives regular reports on R&D from Dr Wood as well as from the Science Committee, following its reviews. Progress is achieved by organic and inorganic business development (BD).
We now have an efficient Board cadence for BD to support R&D. The scientific screening of a target is undertaken first by the Science Committee, well in advance of the Board’s consideration. This is to ensure that we are confident with the scientific rationale underpinning a deal before progressing to the Board. If the proposal is for a late or later stage target or asset, we then also undertake a commercial review of the forecasts and the commercial assumptions underpinning it.
We consider deals in respect of their contribution to our ambitions for the periods: to 2026, 2026 to 2031, and beyond. The Board can then review the proposal knowing that these important aspects have been established. We then focus on the value associated with the transaction and how it contributes to furthering our strategy and plan.
During 2022, this process included the appraisal and approval of the acquisitions of:

–
Sierra Oncology
, a biopharmaceutical company focused on targeted therapies for rare forms of cancer. The acquisition included momelotinib, a new medicine with a unique dual mechanism of action intended to address the critical unmet medical needs of myelofibrosis patients with anaemia

–
Affinivax
, a clinical stage biopharmaceutical company providing GSK with access to a next generation pneumococcal vaccine candidate and a highly innovative Multiple Antigen Presenting System, known as MAPS

Other transactions reviewed by the Board included:

–	a licensing agreement with Spero Therapeutics for tebipenem HBr, a late-stage antibiotic targeted to treat complicated urinary tract infections; a significant unmet medical need

–	a collaboration with Wave Life Sciences, bringing together Wave’s oligonucleotide platform and GSK’s expertise in genetics and genomics

–
a collaboration with Tempus to provide GSK with access to Tempus’
AI-enabled
platform, including its library of
de-identified
patient data – one of the world’s largest sources of clinical and molecular data

Shareholder perspectives and engagement
The Board believes in the importance of maintaining a high and continuous level of engagement with shareholders. During 2022 and up to the date of publication of this Report, I held 27 individual meetings with a range of investors, who make up approximately 35% of the company’s share register. Charles Bancroft, who was appointed our new SID after the demerger, has held 14 introductory meetings with shareholders making up over 25% of our register. We were also pleased to be able to hold our Annual Governance Meeting in London in December 2022 as an ‘in person’ meeting once again. We extended an invitation to shareholders representing holdings totalling approximately 50% of our share register to this event and were pleased that representatives of over 25% participated virtually or in person. It is of prime importance for us to maintain a clear understanding of investors’ views on the company’s performance. These meetings help achieve that and provide a key input to our Board planning.

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Chair’s governance statement continued

2023 Board priorities
Externally facilitated Board review to agree priorities and ways of working
Focus on value creation, governance and oversight of Ahead Together strategy:

–	Delivery of performance targets

–	Execution of R&D pipeline and business development

–	Long-term R&D strategy and approach

–	People/Talent/Culture

–	ESG Leadership

–	Zantac litigation – defence and mitigation

–	Focus on shareholder value creation

New GSK Board priorities
When I joined the Board in September 2019, GSK was entering a period of significant transition in the run up to the separation of the Group. The Board engaged in a structured, externally facilitated appraisal of our governance and the architecture of the Board and its committees. The output of this was a Board agenda that was focused and linked directly to the business needs of innovation, pipeline, performance, culture and separation, and a refined committee architecture that reinforced these priorities.
Following separation, it was time to set new Board priorities. Ms Hall of No 4, a business advisory company, was engaged to facilitate this work following the success of her previous review. This work comprised two key aspects:

–	a review of our current ways of working, with recommendations for further improvement and establishing priorities for the Board agenda for the next three to five years

–	an evaluation of the Board and its committees during 2022
The Board is now aligned with management to deliver our new Ahead Together purpose, strategy and culture, with a strong emphasis on value creation over three time periods: near-term
(2023-26)
based around delivering our public commitments; medium- to long-term
(2026-31);
and beyond. Our Board programme for 2023 has been set accordingly.
The report of the formal independent external 2022 Board and committee performance review is set out on page 111.
Board culture and decision-making
The Board fully supported our new purpose, strategy and the performance culture for new GSK. We are now well-positioned to deliver on our public commitments for growth and to create sustainable long-term value. All Board discussions focus on the powerful combination of Science, Technology and Talent and realising GSK’s desired culture. These support our aim to be:

–	ambitious for patients

–	accountable for impact

–	doing the right thing
They also frame Board discussions when considering strategic decisions and actions to be taken.
Connecting with the business and our people
Following the
COVID-19
restrictions, the Board is now able to meet together in person. Time is set aside to enable our
Non-Executive
Directors to have more informal time, together with the GLT members presenting to them and to meet with other colleagues at each meeting location.
The Board and Board committees
The Board’s agenda seeks to be focused and not to duplicate work. Each committee remit defines its agenda to support our priorities. Our Committee Chairs continue to be responsible for sharing with the Board the work their committees undertake and the main issues they are overseeing. They also highlight specific committee papers which they believe would benefit the Board’s wider understanding. Non-Executive Directors may attend any committee meeting and have full access to agendas and papers. From time to time the Chairs’ Committee, or a more specific Board committee, may be convened for a specific topic. This creates flexibility and enables the Board to be more agile, if required. Given the increased biopharma expertise of the new Board, management has also been sharing proposals and opportunities at an earlier stage to facilitate more efficient decision-making.
The following is a snapshot of aspects of our Board committees, work in 2022.
Audit & Risk Committee:
assisted in the establishment of a robust internal control and risk management control framework for Haleon as an independent listed company. It also confirmed that GSK’s framework remained fit for our new future. The Committee took a lead role in completing the scrutiny of and then subsequently recommending to the Board the demerger and listing documents for shareholder approval at the General Meeting in July 2022.

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Chair’s governance statement continued

Since the demerger, the Group’s share price performance in the second half of the year was impacted by the uncertainties associated with the
Zantac
product liability litigation in the US. The Committee continues to have primary Board accountability for the
Zantac
litigation, including accounting, disclosure and communication assessments on behalf of the Board. The Committee has a clear remit and recommends decisions on the navigation of the litigation to the Board, as appropriate. I would reiterate at this point that the company remains very confident in its position on these matters and will defend itself vigorously against any claims brought.
Nominations & Corporate Governance Committee:
supported the demerger of the Consumer Healthcare business by assisting the Haleon Chair designate in completing the composition of the Haleon Board. This included the transfer, on demerger, of two of our serving Directors, Vindi Banga and Dame Vivienne Cox. The Committee felt strongly that their particular skills and experience would be valuable to Haleon and that they would also importantly provide continuity for the new Haleon Board.
The Committee’s other focus was on continuing to complete the composition of the new GSK Board and changes to the GLT. The key focus was in deepening the Board’s scientific and biopharma skills. The Committee selected new Directors with a strong emphasis on life sciences and technology to help deepen our biopharma expertise and experience:

–	Dr Vishal Sikka is a world-leading technologist in the field of advanced enterprise technologies with extraordinary credentials in AI and machine learning

–
Liz McKee Anderson
has deep commercial expertise across both large and specialty biopharma and has specific experience of global commercialisation and market access in specialisms such as respiratory, immunology, vaccines and HIV

–	Julie Brown , will join GSK in April as our incoming CFO. She has considerable listed pharmaceuticals and commercial experience
The Board now has scientific credentials ideally suited to its new purpose and which are among the strongest in the industry. We have moved away from the broader experience on the Board I originally joined in 2019. I am pleased at how the debate and discussion in Board and committee meetings has evolved to our new purpose and is deeper and more enriched as a result. The Committee will continue to recruit diverse Directors with scientific and biopharma expertise to meet the evolving needs of the Board to oversee the company’s strategy as a global biopharma business.
Science Committee:
Good progress has been made in R&D. The Committee continues to support the ambitious and agile development of our pipeline, both organically and through smart business development, by overseeing and reviewing our application of science. The Committee supported the seamless transition of leadership of R&D to Dr Tony Wood from Dr Hal Barron. Tony’s role as a key architect in rebuilding our pipeline was key to this.
Corporate Responsibility Committee:
The new culture at GSK is something that we all own. It powers our purpose, drives delivery of our strategy and helps make GSK a place where people can thrive. The Committee continues to focus its oversight on evolving the company’s ESG performance. I am pleased that we are able to report that we are on track
against our new ESG rating and reassured by the further enhancements to our ESG reporting and data oversight.
Remuneration Committee:
Our focused new Remuneration policy is a fundamental part of the architecture of new GSK post-separation. It is critical we now build a strong performance culture to generate sustained delivery of shareholder value. Our new policy seeks to achieve this key linkage between executive remuneration rewarding outperformance.
We engaged extensively with shareholders and shareholder representative bodies as we developed the new policy to recognise the importance of the new reward system to support new GSK’s success. The final policy was modified to reflect the feedback we received, whilst recognising the sizeable minority of shareholders who voted against it. We will continue to engage with shareholders to demonstrate the importance we place on rewarding over-performance in the policy at this crucial next stage of new GSK’s development. The strong operational and financial performance of the company in 2022 is an encouraging start. However, GSK has underperformed in terms of TSR and share price performance for many years. The new policy is firmly focused on addressing and reversing this trend and the outturns of awards in 2022 recognise the significant improvement in performance.
Overall good progress was made in 2022. However, your Board is clear that there is more to do to increase investor confidence in the ability of the Group to sustain growth over the next decade.
Thank you for your continued support and I look forward to connecting with you during the year, whether at our Annual General Meeting in May, or otherwise, to share our continued progress.
Sir Jonathan Symonds
Chair
9 March 2023

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GSK Annual Report 2022

Corporate governance architecture

Our corporate governance architecture is a framework designed to improve the effectiveness of the Board and to support its oversight of the GSK Leadership Team (GLT) in the delivery of our strategy. It continues to evolve to support our infrastructure and priorities as a pure biopharma business.
GSK’s internal control and risk management arrangements are an integral part of our overall corporate governance framework and are described on pages 51 to 64 and pages 125 and 126.
To ensure the framework’s optimal effectiveness it requires:

–	a clear division of responsibilities for individual and collective Board roles described on the next page

–	the appropriate distribution of workload to the Board committee with the requisite focus and skills

–	highly committed Board Directors motivated to discharge their roles and responsibilities for the success of the company

Committee roles			Committee
Committee	Role and focus	Membership	report on page

Chairs’	Acts on behalf of the Board between its scheduled meetings to take decisions on urgent matters in accordance with matters and authority delegated to it by the Board from time to time	Sir Jonathan Symonds (Company Chair) Senior Independent Director Chairs of the Board’s committees	–

Corporate Responsibility	Considers GSK’s Trust priority and has oversight of our responsible business approach and ESG strategy, performance and reporting. This reflects the most important issues for responsible and sustainable business growth. It has oversight of the views and interests of our internal and external stakeholders and reviews issues that have the potential for serious impact upon GSK’s business and reputation	Dr Anne Beal (Chair) Dr Jesse Goodman Dr Vishal Sikka	117-118

Science	Supports the Board in its understanding of the key strategic themes, upon which the company’s R&D strategy is based, and of external transactions, by performing in-depth
reviews of the underlying scientific assumptions to give the Board technical assurance. It also undertakes more in-depth
risk oversight of
R&D-related
	risks	Dr Hal Dietz (Chair from 1 January 2023) Dr Jesse Goodman (Chair to 31 December 2022) Dr Hal Barron	118-120

Nominations & Corporate Governance
Reviews the structure, size and composition of the Board, the appointment of members to Board committees and the appointment of Corporate Officers. It makes recommendations to the Board as appropriate. It also plans and assesses orderly succession for Executive and
Non-Executive
Directors and reviews management’s Succession Plan to ensure its adequacy

Is responsible for reporting to the Board, overseeing and monitoring corporate governance arrangements and for making recommendations to the Board to ensure the company’s standards and arrangements are consistent with existing corporate governance standards and emerging best practice. It also reviews Board and GLT conflicts of interest
		Sir Jonathan Symonds (Chair) Charles Bancroft Dr Anne Beal Urs Rohner	120-124

Audit & Risk
Reviews the financial reporting process, the integrity of the company’s financial statements, the external and internal audit process, the system of internal control and the identification and management of risks, and the company’s process for monitoring compliance with laws, regulations and ethical codes of practice. It also oversees ESG data reporting and assurance

Initiates audit tenders, the selection and appointment of the external auditor, setting its remuneration and exercising oversight of its work
		Charles Bancroft (Chair) Elizabeth McKee Anderson Urs Rohner	124-129

Remuneration
Sets the company’s Remuneration policy having regard to GSK’s workforce remuneration so that GSK is able to recruit, retain and motivate its executives

The Remuneration policy is regularly reviewed to ensure that it is consistent with the company’s scale and scope of operations, supports the business strategy and growth plans, is aligned to the wider workforce and helps drive the creation of shareholder value

(The Chair and the CEO are responsible for evaluating and making recommendations to the Board on the remuneration arrangements and policy for the
Non-Executive
Directors)
		Urs Rohner (Chair) Charles Bancroft Dr Anne Beal Elizabeth McKee Anderson	132-164

Each Board committee has written terms of reference which are approved by the Board and are reviewed at least annually to ensure that they comply with the latest legal and regulatory requirements and reflect best practice developments. The current full terms of reference of each Board committee are available on gsk.com. Board and committee meeting attendance for 2022 and oversight of the company’s policy on external appointments is set out on page 109.

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Corporate governance architecture continued

Leadership

Chair

Jonathan Symonds

–  leads and manages the business of the Board

–  provides direction and focus

–  ensures a clear structure for effective operation of the Board and its committees

–  maintains a dialogue with shareholders about the governance of the company

–  sets the Board agenda and ensures sufficient time is allocated to promote effective debate to support sound decision-making

–  ensures the Board receives accurate, timely and clear information

–  meets continuously with each Non-Executive Director to discuss individual contributions and performance, together with training and development needs

–  shares peer feedback that is provided as part of the Board evaluation process

–  meets regularly with all the Non-Executive Directors independently of the Executive Directors

+
  The Chair’s role description is available on gsk.com

Chief Executive Officer

Emma Walmsley

–  is responsible for the management of the Group and its business

–  develops the Group’s strategic direction for consideration and approval by the Board

–  implements the agreed strategy

–  is supported by members of the GLT

–  maintains a continual and active dialogue with shareholders in respect of the company’s performance

+
  The Chief Executive Officer’s role description is available on gsk.com

Independent oversight and rigorous challenge

Non-Executive Directors

–  provide a strong independent element to the Board

–  constructively support and challenge management and scrutinise its performance in achieving agreed deliverables

–  shape proposals on strategy and offer specialist advice to management

–  each has a letter of appointment setting out the terms and conditions of their directorship

–  devote such time as is necessary to the proper performance of their duties

–  are expected to attend all meetings as required

Independence statement

The Board considers all of its Non-Executive Directors who are identified on pages 97 to 100, with the exception of Dr Hal Barron, to be independent after being assessed against Provision 10 of the Financial Reporting Council's (FRC) UK Corporate Governance Code (Code).

The independence and commitment of Dr Jesse Goodman and Urs Rohner, who have each served on the Board for over six years, has been subjected to a rigorous review.

+
  GSK’s Non-Executive Director role description is available on gsk.com

Senior Independent Director

Charles Bancroft

–  acts as a sounding board for the Chair and a trusted intermediary for other Directors

–  together with the Non-Executive Directors, leads the annual review of the Chair’s performance, taking into account the views of the Executive Directors

–  discusses the results of the Chair’s effectiveness review with the Chair

–  leads the search and appointment process and makes the recommendation to the Board for a new Chair

–  acts as an additional point of contact for shareholders, maintains an understanding of the issues and concerns of major shareholders through meetings with investors and briefings from the Company Secretary and Investor Relations

+
  GSK’s Senior Independent Non-Executive Director’s role description is available on gsk.com

Company Secretary Victoria Whyte
–  is secretary to the Board and all Board committees

–  supports the Board and Committee Chairs in annual agenda planning

–  ensures information is made available to Board members in a timely fashion

–  supports the Chair in designing and delivering Board inductions

–  coordinates continuing business awareness and training requirements for the Non-Executive Directors

–  undertakes internal Board and committee evaluations at the request of the Chair

–  advises the Directors on Board practice and procedures, and corporate governance matters

–  chairs the Group’s Disclosure Committee

–  operates a Board-approved appointments policy that reflects the Board and external appointment requirements of the Code

–  is a point of contact for shareholders on all corporate governance matters

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GSK Annual Report 2022

Corporate governance architecture continued

2022 Board and committee attendance

	Board	Chairs’	Corporate Responsibility	Science	Nominations & Corporate Governance	Audit & Risk	Remuneration

Total number of routine meetings	6	6	4	3	5	6	6

Current members	Attended		Attended	Attended	Attended	Attended	Attended

Sir Jonathan Symonds	6	6			5

Emma Walmsley	6

Iain Mackay	6

Elizabeth McKee Anderson	1 (2)					1 (2)	1 (2)

Dr Hal Barron	6			2 (2)

Charles Bancroft	6	5			5	6	3 (3)

Dr Anne Beal	6	1 (3)	4		2 (2)	5 (5)	3 (3)

Dr Harry C Dietz	6			3

Dr Jesse Goodman	6	5	4	3

Urs Rohner	6	6			5	3 (3)	6

Dr Vishal Sikka	3 (3)		2 (3)

Retired members

Vindi Banga	3 (3)	4 (5)			3 (3)	3 (3)	3 (3)

Dame Vivienne Cox	3 (3)		1 (1)				3 (3)

Lynn Elsenhans	3 (3)	2 (3)	1 (1)		3 (3)	3 (3)

Dr Laurie Glimcher	5 (5)			2 (2)		5 (5)

Number of additional meetings	5	–	1	3	1	4	3

The numbers in brackets denote the number of meetings which these individuals were eligible to attend. See Board and committee changes during 2022 on page 123. Details of committee members’ skills and experience are included in their biographies under ‘The Board’ on pages 97 to 100.

FRC UK Corporate Governance Code
Financial experience
In accordance with the FRC’s Code, the Board has determined that Charles Bancroft has recent and relevant financial experience. It has also agreed that he has the appropriate qualifications and background to be an audit committee financial expert as defined by the Sarbanes-Oxley Act of 2002, and has determined that he is independent within the meaning of the Securities Exchange Act of 1934, as amended.
Compliance
The Board is pleased to report that in 2022 it was in full compliance with the provisions of the FRC’s Code, with the exception of Code provision 38.

Provision 38 requires alignment of pension rates for executive directors with those available to the local workforce. Since 1 January 2023, current Executive Directors’ pension rates have been aligned to the wider workforce local to them. This replicates the requirement for pension arrangements for any new Executive Directors appointed to GSK.
In addition, provision 38 requires that only base salary should be pensionable. US pension arrangements for employees allow basic salary and bonus to be pensionable. Following Dr Hal Barron’s transition to a
Non-Executive
Director with effect from 1 August 2022, this FRC Code requirement has also been met.
The Board is also pleased to report that it has consistently applied the principles of the FRC’s Code, as set out in the pages of this and the Remuneration report. A copy of the Code is available on the FRC’s website, www.frc.org.uk.
All our
Non-Executive
Directors are expected to devote such time as is necessary for the performance of their duties. Each Director is required to attend a minimum of 75% of scheduled Board and committees meetings. However, it is recognised that there may be rare occasions when this is not possible. Special allowance is given during the first year of Board membership while calendars are aligned. There was a high attendance record at scheduled Board and committee meetings for all our Directors who served during 2022, as set out above.
Our Board Directors’ external appointments are governed by a Board approved policy. External appointments can help Board and GLT members widen their expertise and knowledge and hence perform their roles more effectively. When proposing new
Non-Executive
Director appointments to the Board for approval, the Board takes into account other demands on the individuals’ time. Prior to appointment to the Board, an individual is required to disclose significant commitments they may have with an indication of the time involved.
All additional prospective external appointments for serving Board Directors are considered and approved by the Board, noting the nature of the role and type of organisation, time commitment and any potential conflicts that are envisaged.
The Company Secretary maintains a register of commitments and potential conflicts. The Board is satisfied that given Directors’ other interests, each has sufficient time to carry out their role. Our Executive or
Non-Executive
Directors may undertake a maximum of one, or up to four listed company directorships, respectively.

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Ahead Together – Board oversight
The Board discharges its responsibilities through an annual programme of meetings.
In 2022, papers and presentations were provided to the Board (and its committees) which were focused on the strengthening of the fundamental elements of the business to move Ahead Together in pursuit of the company’s strategy to deliver GSK’s growth-based performance ambitions, oversee the demerger and listing of Haleon, establishing GSK as a pure biopharma business and drive our ESG leadership priorities. In doing so, these papers and presentations also highlighted the relevant stakeholder impacts and perspectives.
These materials enable the Board’s effective decision-making, input and oversight of business performance and governance.
The key items of business considered critical to GSK’s long-term success through the achievement of GSK’s key priorities are highlighted below:

Areas of focus in 2022
Demerger and listing of Haleon	The Board’s preparation for the demerger as a value-based process included:

	–	discussing strategy and plans for Consumer Healthcare for the period up to and beyond its separation as Haleon

	–	receiving regular performance reports

	–	scrutinising and overseeing the Consumer Healthcare Capital Markets Day approach and materials

	–	supporting appointments to the Haleon Board, including the transition of Vindi Banga and Dame Vivienne Cox to Haleon

	–	scrutinising and responding to an unsolicited proposal for the Consumer Healthcare business in advance of the demerger

	–	approving the GSK Shareholder Circular recommending the demerger and overseeing the Haleon Prospectus

	–	approval of the demerger and subsequent GSK share consolidation

Build GSK as a pure biopharma business	The Board’s oversight of the creation of GSK as a pure biopharma business and delivery of a step-change in performance included:

	–	regularly discussing and scrutinising transformation plans for GSK

	–	scutinising updates on R&D strategy, progress and progression of the company’s pipeline

	–	requesting the Remuneration Committee renew the Remuneration policy’s focus to incentivise overdelivery and reward a new performance culture

–	Board and management succession planning, including approval of the appointment of a new Chief Scientific Officer, the transition of Dr Hal Barron to
Non-Executive
Director, and the appointment of two new independent
Non-Executive
Directors and a new Chief Financial Officer

	–	approval of Charles Bancroft as successor to Vindi Banga in the role of Senior Independent Director

	–	approval of a change in approach to workforce engagement

Ahead Together – further strengthening the fundamentals of value creation	The Board’s oversight of the fundamentals of commercial execution, cost base management, capital allocation, pipeline and culture included:

	–	setting and approving the Board’s 2022-24 priorities

	–	receiving regular progress updates and providing input into the company’s Vaccines mRNA strategy and plan

	–	receiving and discussing commercial strategy performance reports from Pharmaceuticals, Vaccines and ViiV Healthcare

	–	receiving updates on R&D strategy and pipeline progress

	–	approving business development transactions, acquisitions and strategic partnerships with third parties including: Sierra Oncology, Affinivax, Mersana Therapeutics, Spero Therapeutics, Wave Life Sciences and Tempus

	–	receiving quarterly reports from the CEO, CFO and CSO

	–	scrutinising the Group’s financial performance

	–	setting the company’s new name, purpose and simplified culture, through a new Code of Conduct

Enhancing ESG leadership	The Board’s oversight of our new culture and embedding ESG at our core:

	–	approving and supporting the new GSK culture

	–	approving the Responsible Business section of the Annual Report

	–	approving the Task Force on Climate-related Financial Disclosures section in the Annual Report

	–	final approval of our Pricing and Access Policy principles

	–	overseeing GSK’s overall response to the situation in Ukraine

Regular corporate governance oversight	The Board’s programme of governance included:

	–	reviewing the quarterly financial results, dividend proposals, earnings guidance, investor materials, results announcements and receiving reports from the external auditor

	–	approving the final 2021 Annual Report and Form 20-F

	–	setting the annual budget, and the forward-looking three-year plan

	–	conducting an annual review of the Board’s enterprise risk responsibility framework and enterprise-wide risks

	–	undertaking an annual Board evaluation and implementing its agreed outcomes

	–	reviewing and continuing to evolve the Board’s governance architecture

	–	evaluating the CEO’s 2021 performance, and setting her 2022 objectives

	–	reviewing the talent and succession plans annually

	–	receiving reports on Board committee work

	–	engaging with GSK’s stakeholders and the wider workforce to gather and understand their views on the company’s activities and operation

	–	reviewing the employee PULSE survey results

	–	receiving reports on wider corporate governance and regulatory developments, and the Company Secretary’s report

	–	approving the company’s modern slavery statement and gender pay gap positioning

	–	reviewing stakeholder perception research

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Ahead Together – Board oversight continued

Board performance
The Board evaluates its performance, and that of its committees, every year. The evaluation is normally carried out externally every third year, with the last one being facilitated in 2020 by Jan Hall of No 4, a business advisory company which does not have any other connection with GSK. The Board felt it would be helpful for No 4 to conduct the 2022 evaluation following the completion of the demerger of Haleon and the formation of GSK as a new biopharma company.
Preparation
No 4 met with the Chair and CEO in advance of the evaluation, for an update on how the Board is operating to understand GSK’s future priorities, and to agree the review’s objectives, scope and timetable. The Company Secretary also provided No 4 with access to Board and committee materials, and other information.
Interviews
During November and December 2022, No 4 conducted confidential and detailed interviews with the Board, selected GLT members, the Company Secretary, GSK’s external auditor and our incoming and outgoing independent remuneration adviser, to seek their views on the Board’s effectiveness. These meetings reflected an agreed discussion guideline that was sent to each participant beforehand. This included key topics from the Financial Reporting Council’s 2018 Guidance on Board Effectiveness and the relevant requirements of its 2018 UK Corporate Governance Code. However, this did not limit the feedback each participant could give.
Review
The Review sought to determine the Board’s priorities over the next three to five years and how they should be built into the Board’s agenda. The evaluation results and suggested next steps were included in a summary report, compiled by No 4 and discussed initially with the Chair, CEO and the Senior Independent Director (SID). The Review was presented to the Board in January 2023 which covered the following main areas of the effectiveness review:

–	Overall review of the Board

–	Board organisation, agenda and information

–	Board dynamics, challenge and input

–	Future strategy development

–	Performance delivery
Action points
After due consideration and discussion the following action points to further improve performance in 2023 were agreed:

–	The key area of focus for the Board should continue to be R&D (organic and inorganic). Meeting the pipeline goals, and therefore delivering shareholder value, is seen by all as the top priority

–	The importance of the Science Committee in working with the CSO to help optimise the pipeline

–	Supporting the onboarding of the new CFO, Julie Brown

–	Board succession planning would be progressed to ensure a broad range of diverse candidates for consideration as successor for the Remuneration Committee Chair
Board committees
The review of the Board committees focused on their progress. It involved virtual interviews with committee members conducted by No 4 on behalf of the respective Committee Chairs. Each committee was considered to operate effectively and the following further enhancements were agreed:

–	The importance of optimising concise feedback by Committee Chairs to the full Board following each committee meeting

–
Following agreement of the overall Board priorities and the Board agenda, Committee Chairs agreed to review the main areas of responsibility for their committees in line with the Board priorities and incorporate them into their committee programmes for 2023

–	In particular, the importance of the Science Committee in supporting organic and inorganic R&D and evolving the ways in which the committee works with the CSO and his team
Chair
The SID and No 4 sought feedback on the Chair’s performance from the Directors individually and collectively. This concluded that the Chair was operating effectively in leading the Board. The results of the review were then noted by No 4 and discussed by the Chair and the SID.

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Key decisions and engagements

Section 172 statement
Board members are required by law to promote the success of their organisation for the benefit of both shareholders and their wider stakeholders, including employees, suppliers and the community. This statement meets this requirement, as set out in Section 172 and Section 414CZA of the Companies Act 2006 (the Act). It states how, during the year, our Directors addressed the matters set out in Section 172(1) (a) to (f) of the Act when performing their duties.
The Board considers that the statement focuses on those risks and opportunities that are strategically important to GSK, and consistent with the Group’s size and complexity. This allows it to properly understand the potential impacts of the decisions it makes on all stakeholders.
Engagement with our main stakeholder groups, including our patients, shareholders, consumers, customers and employees at all levels and across the organisation, are summarised throughout the pages of our strategic report.
In particular, the Board’s continuous engagement with our investors and people is set out in this section on pages 114 to 116, and the company’s corporate governance architecture and processes are summarised on pages 107 to 109.
This summary sets out how the Board considered all relevant matters in making the principal decisions that contributed to the formation of two attractive and viable businesses with compelling investment propositions, through:

–	delivering the separation of Haleon from GSK with a strong focus on shareholder value (the Demerger) and

–	building GSK as a pure biopharma company that is ambitious for patients, accountable for impact and does the right thing (new GSK)
The Demerger represented a key step in a multi-year transformation of GSK to improve focus, performance and competitiveness, and to maximise value for shareholders. The Demerger also provided the right opportunity to implement the legal change of name of the company from GlaxoSmithKline plc to GSK plc. This was designed to mark the new GSK brand and culture and protect and build it for the future. The change was made in May 2022.

(a) Long-term results
The likely consequences of any decision in the long term

At the end of May 2022, the Board assessed the company’s readiness to proceed with the Demerger and approved the GSK Circular and agreed the Haleon Prospectus to be sent to shareholders as the final stage of the Demerger.

The Board exercised its Section 172 duties by reviewing the work of management and the Audit & Risk, Corporate Responsibility, Remuneration and Transformation & Separation committees in progressing the separation since mid-2020.
This included;

–  extensive consultations held with the key stakeholders, and sharing the long-term growth ambitions at the investor events for GSK in June 2021 and Haleon in February 2022

–  considering and rejecting the unsolicited, conditional and non-binding
proposals received to acquire the Consumer Healthcare business

In recommending these proposals to create two independent companies to most effectively serve their patients and customers respectively, the Board firmly believed that its decision would establish:

–  a newly independent global leader in consumer health with a focused strategy to drive penetration growth across its portfolio, capitalising on new and emerging growth opportunities, underpinned by strong execution and financial discipline. Haleon, as an independent company, would be able to deliver sustainable above-market growth, moderate sustainable adjusted operating margin expansion in the medium term with attractive returns to shareholders

–  new GSK, a pure biopharmaceuticals company with a portfolio focused on Vaccines, Specialty Medicines and General Medicines with clearly defined financial ambitions, a clear ambition to deliver large-scale and long-term positive human health impact and a strong balance sheet enabling a growth-oriented capital allocation policy and attractive shareholder returns

The Board believed that the Demerger would unlock the potential of both businesses, strengthen the balance sheet of new GSK and its ability to invest in growth and maximise long-term return for shareholders.

Shareholders duly approved the two resolutions proposed at the General Meeting held on 6 July 2022 and the Demerger was then effected on 18 July 2022.

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Key decisions and engagements continued

(b) Our workforce

The interests of the Group’s employees

The Board had continual regard to the interests of our people who were either remaining with new GSK or departing to form Haleon. It achieved this by using various employee voice mechanisms described on pages 10, 11 and 115 to help explain the future shape of these companies, understand and assess the impact of these changes on the organisation and how they were being experienced by our people.

Significant focus was dedicated in bringing to life new GSK’s Ahead Together purpose, strategy and culture for our people across the Group. A strong emphasis has been given to individual ownership of our new culture. This was formally launched in June 2022 with events held around the company’s locations globally.

These were attended by GLT members and
Non-Executive
Board members including the Chair.

In 2022, in addition to our annual bonus and long-term incentive structure, the Board also gave a special thank you to all our people (excluding GLT), allowing us to recognise what we had achieved together in preparation for the Demerger and the transformation of the company into a pure biopharma company. As a result, everyone received a one-off
payment equivalent to a week’s salary in March, separate to our 2021 bonus pay-out.

We also ensured that the treatment of awards or options held by GSK employees, and for departing Haleon employees, delivered a fair outcome in accordance with the rules of those share schemes as part of the Demerger and the GSK share consolidation.

(c) Our business relationships

The importance of developing the Group’s business relationships with suppliers, customers and others

A key imperative for the Board of GSK as a responsible business is to ensure the company develops and monitors these partnerships to ultimately serve patients. The benefits of these relationships and how they can support the achievement of our ambitions are described in the pages of our strategic report, for example:

–  achieving our Ahead Together ambition to positively impact the health of 2.5 billion people by the end of 2030, requires the development of vaccines and medicines and making them available through responsible pricing, strategic access programmes and partnerships

–  ethical behaviour is promoted across our business by supporting our people to do the right thing and working with suppliers that share our standards and operate in a responsible way. Our new Code of Conduct seeks to set out expectations in this regard

–  our third parties are expected to meet our ABAC and labour rights standards and to comply with our standards on quality, health and safety, and the environment. Approximately 29% of our total emissions footprint comes from the goods and services that we buy. In September 2022, in support of our net zero carbon impact on climate ambition, we launched our Sustainable Procurement Programme. This will require our suppliers to, among other things, disclose emissions, set carbon reduction targets, and switch to renewable power and heat

(d) The community and the environment

The impact of the Group’s operations on the community and our environment

Our approach to making a positive impact has been guided by extensive stakeholder engagement on the key issues relevant to new GSK and, prior to the demerger, Haleon’s respective industries and the nature of the companies themselves. The Board has sought to achieve this by:

–  in preparation for the Demerger, working with Haleon’s management team in developing its own distinctive responsible business approach and ESG framework bespoke to the needs of its customers and the communities it serves. This also involved scrutinising this framework and the proposed targets, including environmental sustainability targets. These were presented at Haleon’s investor update in February 2022

–  establishing the six areas of ESG focus for new GSK as a global biopharma company that are fundamental to our DNA and success. These six areas, detailed on pages 42 to 50, directly contribute to long-term shareholder value by contributing to our health impact, supporting thriving people and reducing risk. The environment is one of our principal ESG focus areas. In 2022, an environmental scorecard measure was introduced into our long-term incentive plans to incentivise and reward progress on delivering against our net zero impact on climate and net positive impact on nature public ambitions by 2030

The Board has also been focused on new GSK’s Ahead Together ambition to impact the lives of 2.5 billion patients over the next ten years. Human capital is key to GSK and as such we are seeking to strengthen early STEM education investments to further support a long-term diverse talent pool and increase the positive impact of volunteering activities within the communities in which we serve.

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Key decisions and engagements continued

(e) Our reputation

Our desire to maintain our reputation for high standards of business conduct

This duty guided the Board’s approach to the Demerger and the creation of new GSK. This was achieved by:

–  the transformation of the company, initially launched in early 2020. This included fundamentally reviewing our structure, cost base, ways of working and the effectiveness of both our biopharma and consumer healthcare businesses and implementing targeted enhancements in advance of the Demerger

–  choosing the optimal form of separation through a Demerger with the same listing location and structure for Haleon as GSK. As a result, Haleon should operate to the same premium listed, legal and corporate governance standards, in an environment with common business and ethical values to GSK

–  extensive legal and financial due diligence and engagement with key regulators, investors and other key stakeholders, which was undertaken in preparing the GSK Circular, the Haleon Prospectus and the Haleon 20-F

–  reaching an agreement with the trustees of the GSK UK Pension Schemes on a package of measures (including funding and protections) in relation to the Demerger and the GSK UK Pension Schemes’ triennial actuarial valuations

–  ensuring that GSK remained as one company in how we operated until the point of Demerger, with the overriding emphasis on driving top-line
growth and improving margin

–  implementing plans for the six areas of ESG focus for new GSK, outlined to investors in June 2021 to help retain and develop further GSK’s reputation for ESG leadership and responsible business conduct

–  developing a distinctive and holistic responsible business case and ESG framework for Haleon which was outlined to investors in February 2022. This supported Haleon’s purpose, strategy and culture as a premium UK listed company, with a focus on the key responsible business issues

–  ensuring that the Board and our people in new GSK commit annually to our new Code of Conduct introduced in June 2022. This Code sets out our Board endorsed Ahead Together purpose and culture, as well as the performance commitments our people make so we can all deliver on the company’s ambitions in the right way

(f) Fairness between our shareholders

Our aim to act fairly as between members of the Group
–  each shareholder receiving a
pro-rated
shareholding in Haleon after the Demerger, with the receipt of one Haleon share for each GSK share held. Additionally, all Haleon shares from the inception of the Demerger had equal rights to participate in capital, dividend and profit distributions by Haleon

–  the GSK Share Consolidation achieved consistency in the GSK share price pre- and post-Demerger to enable comparability between the new GSK earnings per share and share price with previous periods. It also preserved, as far as reasonably possible, the value of share options and awards granted to our people after the Demerger

It was of fundamental importance that the Board was able to ensure that shareholders were treated fairly up to, on and after the Demerger. This was demonstrated by:

–  deciding on the most appropriate capital structures required for the two companies to be competitive, on which stock exchanges Haleon should list, and whether, and to what extent, to distribute shares in Haleon to GSK’s shareholders and retain any stake in Haleon

–  each shareholder having a right to vote on a one vote for one share basis at the General Meeting for the Demerger and the new GSK share consolidation, and related party transactions resolutions. To ensure that as many shareholders as possible could participate in the meeting, shareholders were able to ask questions and vote either electronically or in person. Voting majorities in excess of 99% were recorded for each resolution

Approach to continuous engagement
Our stakeholders rightly have high expectations of us. The dynamic operating environment presents many challenges and opportunities. The Board aims to make sure that being commercially successful is balanced and aligned with meeting our stakeholders’ expectations, upholding our reputation, maintaining our licence to operate and building trust. The Board engages with or is briefed on the views of our stakeholders, to ensure it identifies and responds to their expectations effectively and appropriately.
How we engage with our main stakeholder groups – including patients, shareholders, consumers, customers and employees – across the company is covered in the pages of our strategic report.
The Board placed two of our main stakeholders at the heart of our renewed culture, with our people all being ambitious for patients, accountable for impact, and doing the right thing. Our culture is described on pages 10 and 11 of the strategic report.
The influence and importance of different stakeholder groups can vary, depending on the matter being considered. Certain stakeholders’ interests can be in conflict, meaning the Board needs to make balanced judgements.
Continuous stakeholder engagement and feedback helps us identify emerging issues. It also enables the Board to make decisions in the context of what is relevant and important to each of them.

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Key decisions and engagements continued

Our principal Board committees, and the GLT, undertake engagement on the Board’s behalf in accordance with their remit. This means that they can build a detailed understanding of how our actions or plans are/or may impact stakeholders. These insights are then shared with the Board.
In particular, the Board receives briefings on stakeholders’ perspectives from the work of the Corporate Responsibility Committee, which is discussed on pages 117 and 118.
Board members regularly receive:

–	the CEO’s Board Report

–
a specific External Stakeholders’ Report. This provides strategic insights based on an analysis of key developments, achievements and risks impacting our reputation and the perceptions of all our external stakeholders

–	a regular Investor Relations Report which summarises investor perceptions
– regular corporate governance, litigation and regulatory updates
The Board also learns of stakeholder views through:
Engagement and feedback events such as:
the quarterly investor results calls, the Annual General Meeting, employee survey reports, through the Board’s workforce engagement activities, and from experts presenting at Board or committee meetings. In addition to the Chair’s investor check-in
meetings which he holds on an ongoing basis, our new SID, Charles Bancroft, joined him for some meetings. Charles also met individually with investors to introduced himself and gain a personal understanding of issues and any views they may have.
Other opportunities:
Board members also gain wider stakeholder views during the annual strategy meeting with the GLT, as part of the annual review of strategy, budget and planning process. This includes a review of specific aspects of the company’s policies or strategy. In addition, Board members are encouraged to meet individually with employees, shareholders and other key stakeholders during their induction, and then on an ongoing basis. They are encouraged to report to the Board on such experiences where relevant and material.
Our people
We have well-established and strong engagement mechanisms with our colleagues, which are described on pages 10 and 11 and are monitored regularly by the Board. Three key governance channels help communicate what our people are thinking to the Board:

–	regular Board updates from our Chief People Officer and the CEO on culture and talent

–
feedback from a range of pulse surveys of varying sizes of employee groups to help check sentiment and culture more quickly and frequently and provide valuable insights on the impact of major initiatives, events or communications

–	direct engagement by the Board. Prior to the demerger, our designated Workforce Engagement Director, Dame Vivienne Cox, had a specific mandate to connect with our people
Workforce engagement:
Dame Vivienne concluded her workforce engagement activities in the first half of the year. This was prior to her transfer to the Haleon Board in July 2022 on the separation of the Consumer Healthcare business. Her programme of visits was conducted on the same basis as she described in previous Annual Reports.
Dame Vivienne provided a focus for employee engagement as our designated Workforce Engagement Director from December 2018. Her tenure coincided in its entirety with the programme to transform GSK into a focused biopharma company and the demerger of Consumer Healthcare to form Haleon. She continued to take questions and gather feedback for the Board from employees on the future strategy, shape and culture of the two new independent companies in the build up to separation. In doing so, during 2022 she held listening events with a cross-section of:

–	Consumer Healthcare employees in April 2022 prior to their transfer to Haleon and

–	Digital and Tech employees in June 2022 that were helping to ensure a strong and secure technology platform for both companies
Prior to separation, the Board reviewed its formal workforce engagement arrangements. It was decided to move from a specific Workforce Engagement Director model and apply an ‘alternative arrangement’ to the three methods set out in the FRC’s Code. Given that the new GSK Board was recently refreshed in terms of tenure, with over half of the independent Non-Executive Directors (NEDs) having served for less than three years, and with GSK’s renewed purpose and focus as a global biopharma company, it was considered important to adopt a collective Board engagement model. This was agreed to be the most effective approach to ensure newer Board members meet our people and hear their views. This has been implemented by:

–
a return to direct
in-person
receptions with local employees, following
COVID-19
restrictions during Board site visits. During the second half of 2022 these included: Stevenage, UK (as one of our two global R&D hubs), Boston, US, and our Global HQ in Brentford

–
the Chair undertaking a range of site visits, including: Raleigh Durham, US, to meet with our ViiV employees, King’s Cross, London where he met with our Artificial Intelligence and Machine Learning team, as well as our Respiratory supply chain employees based in Ware, UK and Aranda, Spain

–
the Chair and Corporate Responsibility Committee Chair meeting with leaders of our employee resource groups (ERGs) to discuss how they experience GSK as well as hearing their views on progress with our diversity, equity and inclusion (DEI) agenda and ambitions

–
utilising a variety of bespoke engagements that have enabled a broad and open dialogue and facilitated first hand engagement discussions between the NEDs and our people individually and as part of small groups, encompassing perspectives on our strategy, purpose and Ahead Together culture, and DEI

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Key decisions and engagements continued

Our shareholders
The Board seeks to directly engage with and be directly accountable to institutional investors and private retail shareholders. It seeks to discharge this direct and continuous accountability in several ways. These include regular communications, the Annual General Meeting, General Meeting and our Annual Governance Meeting, and through the work of our Investor Relations team, the Chair, Sir Jonathan Symonds, and our Company Secretary, Victoria Whyte.
During the year, our CEO, Emma Walmsley, and CFO, Iain Mackay, gave quarterly results presentations to institutional investors, analysts and the media by webcast. They are also regularly joined by the CSO, the Chief Commercial Officer, and CEO, ViiV Healthcare and GSK Global Health. They are able to provide investors with more detailed insights into their specific areas of responsibility.
Through regular meetings, Emma and Iain have an ongoing and active dialogue with institutional shareholders about our performance, plans and objectives. In 2022 the CEO held a total of 92 engagements with major shareholders, representing approximately 40% of the company’s share register. The CFO held a total of 113 such engagements with investors making up nearly 40% of the company’s share register.
The Chair has always maintained a constant dialogue with shareholders too – including fund and portfolio managers – as well as engaging with governance and ESG professionals. During 2022 and up to the date of publication of this Report, the Chair held 27 meetings with a range of investors, who make up approximately 35% of the company’s share register. This enables him to gain a current understanding of investor views, insights and perspectives of the company. He discusses the many aspects of Board governance, oversight and succession.
Charles Bancroft was appointed our new SID in July 2022, after the demerger of the Consumer Healthcare business. He has been introducing himself to our shareholders to seek their views on GSK and discuss any key matters of importance. From his appointment as SID to the date of publication of this Report he had 14 meetings with investors making up over 25% of our share register.
The Chair, CEO and the rest of the Board had a particular focus in 2022 on communicating the final process for demerging Haleon, the ambitions for GSK as a global biopharma business beyond the demerger and progression of our pipeline over three key focus periods: to 2026, 2026 to 2031 and 2031 and beyond. They also sought investors feedback on our new Remuneration policy.
Annual Governance Meeting
This year’s event was a hybrid meeting in central London. Institutional shareholders, key investment industry bodies and proxy advisory firms were invited. Over 14 institutional shareholders attended the event, representing approximately 25% of the company’s issued share capital. The Chair was joined by our new SID, Committee Chairs and GSK’s external audit partner and his successor.
We shared with investors the priorities and focus of the Board and its committees in 2022 and the progress made against them. This included:

–	the execution of a clear plan for separation of Haleon from GSK with strong focus on shareholder value creation

–	the creation of two attractive and viable businesses with compelling investment propositions

–	building two highly-qualified Boards to complement the world class management teams

–	re-architecting the GSK Board

–	supporting the Haleon Board build

–	the approval of a new binding Remuneration policy aligned to delivery of GSK’s public growth and ESG commitments announced at the Investor Update in June 2021 and

–	continuous engagement with shareholders and other stakeholders
The meeting was well-received and shareholder feedback was shared subsequently with the full Board.
Annual General Meeting
We were pleased to be able to hold a hybrid meeting at the Sofitel Heathrow in May 2022. This was the first meeting we were able to hold for in person attendance since the onset of the COVID-19 pandemic. We were pleased to see an increase in attendance by our shareholders compared to the 2021 AGM that had been held virtually at our registered office in Brentford. 94 shareholders joined the meeting in person and 68 shareholders joined virtually to watch or listen to updates from our Chair and the CEO, to ask questions, and vote. With the exception of our proposed Remuneration policy resolution which received shareholder approval of 62%, all our proposed resolutions were approved by shareholders, with majorities ranging from 91% to 99%.
Our AGM this year will be held once again in a hybrid format at the Sofitel Heathrow. Shareholders will also have the flexibility to be able to watch and listen, vote and ask questions at the meeting virtually via the Lumi platform and to ask questions via a video connection. See further details on page 299.
General Meeting
In addition, the Board convened a General Meeting at Sofitel Heathrow on 6 July 2022 to seek shareholder approvals to authorise the demerger of Haleon and the related share consolidation for GSK. The Chair, CEO and CFO were present in person with the Company Secretary while the rest of the Board joined the meeting virtually. 46 shareholders joined the meeting in person and 99 shareholders joined virtually. Both resolutions were approved by shareholders with majorities in excess of 99%.

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Board committee reports

Corporate Responsibility Committee report
Dr Anne Beal
Corporate Responsibility Committee
I am pleased to present this report, which is my first as Chair of the Corporate Responsibility Committee (the Committee).
I joined the Committee in May 2021 and succeeded Lynn Elsenhans as Chair in July 2022 after a comprehensive transition and handover. During her time as Chair, Lynn made an outstanding contribution in overseeing, shaping and embedding our Trust priority and our approach as a responsible business, and, more recently, establishing the six areas of ESG focus for GSK as a pure biopharma company. These six areas – detailed on pages 42 to 50 – directly contribute to long-term shareholder value by contributing to our health impact, supporting thriving people and reducing risk.
I have been drawing on my extensive healthcare experience as a physician and public health expert – including my time as Chief Patient Officer of Sanofi combined with my passion for patient advocacy, to continue building on the Committee’s work. I have framed the work and scrutiny of the Committee on the following questions:

–	how do we as a company and Committee know how we are performing across our ESG focus areas?

–	can we challenge ourselves to further improve our performance?

–	how we can best report to our key stakeholders on what we have done and the level of impact we have made?
Driving the Board’s oversight for enhanced ESG performance
A central element of the Committee’s work over the last 12 months has been devoted to accelerating improvements in how ESG performance is understood and managed.
The Committee agreed the introduction and disclosure of a new ESG Performance Rating – one of our company KPIs as a key management tool to drive delivery of ESG across our six ESG focus areas. This rating has been derived from assessing the performance of a number of stretching, independently assured metrics across the focus areas to arrive at a single composite measure. The Committee has regularly monitored the company’s progress against these metrics during the course of the year. We recommended to the Board the publication of a final on track
ESG Rating for 2022 alongside the other ESG disclosures in this Annual Report and our ESG Performance Report. Further details can be found on page 42 of the strategic report and within the ESG performance report, available on gsk.com.
ESG performance deep dives
Throughout the year the Committee has discussed with management the following areas of our ESG focus.
Access and pricing principles:
The Committee reviewed and recommended to the Board the adoption and publication of GSK’s Pricing and Access Principles (Principles).
The principles are a high-level articulation of management’s current approach to pricing and access. They have been prepared with extensive internal and external consultation and had been validated with key audiences including patient advocacy groups drawn from the US and UK.
The Committee, as part of its detailed input on these Principles, made sure that they captured:

–	the impact value of GSK’s innovation in terms of economic benefit

–	health equity within and between countries

–	the importance of the supply network for access and

–	that the Principles are sufficiently flexible to evolve over time and are subject to regular review
Diversity, Equity and Inclusion (DEI):
The Committee continues to regularly assess the progress of GSK’s DEI approach and the key metrics identified to drive performance. Metrics to support some of these areas form part of the new ESG Performance Rating, which can be explored further on page 47.
This work includes efforts to further increase our leadership diversity, build a diverse talent pipeline and foster an inclusive culture. The Committee was pleased to note the strong overall progress that was being made towards the gender and ethnicity aspirations for 2025. In particular, it was pleased that the US ethnic diversity aspiration of at least 30% had already been exceeded this year, while further work was being undertaken to increase Black VP representation in the UK. I firmly believe that GSK is doing some outstanding work in this area and have been pleased with how the Committee’s feedback is being utilised by management to further improve performance for maximum impact.
The Committee also reviewed progress on efforts to broaden diversity of our clinical trial participants, grow our supplier diversity, improve health equity within countries and expand equitable access to STEM education.
Environment:
The Committee has recently reviewed progress on the company’s ambition for net zero impact on climate and net positive impact on nature. The Committee is satisfied that good progress is being made to date, with a dual focus on maximising the success of the in-flight
initiatives and developing targeted actions to maintain momentum against stretching ambitions.
Human rights:
The Committee has reviewed management’s approach and progress on Human Rights including supply chain and third party interactions. We have also considered the complex and rapidly evolving legal and regulatory landscape for Human Rights.

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ESG disclosures and reporting:
GSK’s capability in respect of ESG reporting is continually evolving as we challenge ourselves on how best to report clearly and concisely on our performance. This is taking place against greater scrutiny on ESG from all stakeholders, with ESG reporting increasingly moving from voluntary to mandatory.
The Committee considers that GSK has a strong and mature ESG reporting approach, but there is an opportunity to bring the level of control of ESG data up to the same level as controls for financial data. With this in mind, the Committee has approved establishing an ESG data assurance hub to further strengthen ESG data oversight.
Collaborating with other Board committees
There has been a careful division of responsibilities and allocation of the workload between this Committee and the Remuneration Committee, in respect of the introduction of specific ESG targets into our short- and long-term incentive plans from the beginning of 2022. We have been monitoring and helping the Remuneration Committee determine vesting outcomes.
The Audit & Risk Committee (ARC) supported the Committee in its discussions over the introduction, measurement and disclosure of the ESG Performance Rating. The Committee will also work closely with the ARC from this year onwards over the implementation and operation of enhanced ESG data assurance oversight and determinations, which the ARC Chair sets out further in his report on page 125.
Dr Anne Beal
Corporate Responsibility Committee Chair
9 March 2023

Science Committee report
Dr Jesse Goodman
Science Committee
I am pleased to present this report as Chair of the Science Committee (the Committee) on our activities during 2022. It is the first since the demerger of Consumer Healthcare as Haleon in July 2022.
Key activities in 2022
As a result of the demerger, GSK is now a pure biopharma business with a goal of uniting Science, Technology and Talent to better prevent and treat disease. In R&D, we are combining the power of genetic and genomic insights into what causes disease, with the speed and scale of Artificial Intelligence and Machine Learning to make better predictions about who a treatment might work for, and why.
This renewed focus has been evident in the Committee’s discussions for some time and I am excited for the future opportunities it brings for GSK and its patients. The Committee’s key activities in 2022 can be split into the following key areas, which are covered in more detail below:

–	Pipeline reviews: monitoring of GSK’s pipeline

–	Scientific deep-dives: discussion and analysis of the key scientific themes which drive the company’s R&D strategy

–	Business development: undertaking technical reviews and assurance of the underlying science of potential business development transactions
Pipeline progress
Fundamental to GSK’s achievement of its growth ambitions is the delivery of a successful pipeline, which the Committee has continued to monitor throughout the year.
During 2021, the Committee participated in the Chief Scientific Officer (CSO) succession planning process. This led to the appointment of Dr Tony Wood in August 2022. Dr Wood has since continued to build on the outstanding progress made by Dr Hal Barron. Prior to his appointment as CSO, Dr Wood was integrally involved in delivering R&D productivity improvement and helped develop GSK’s current R&D approach focused on the science of the immune system, human genetics and advanced technologies. Consequently, he was well-placed to implement a pipeline to deliver on GSK’s bold ambitions for patients.
An exceptional milestone during this year was the very positive results from our late-stage respiratory syncytial virus vaccine candidate. The vaccine demonstrated unprecedented efficacy in older adults and has the potential to help reduce disease and death from a major respiratory infection which has not, until now, been vaccine preventable. Our regulatory submission for the vaccine has been accepted for review in Japan, accepted by the European Medicines Agency under accelerated assessment and was submitted to and granted Priority Review status by the US Food and Drug Administration (FDA).

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The Committee was also delighted with the positive phase III results for gepotidacin, a novel oral antibiotic, in the treatment of uncomplicated urinary tract infections. This is an important step in GSK’s continued scientific commitment and investment to address antimicrobial resistance (AMR).
Our licensing agreement with Spero Therapeutics (see below) provides further evidence of our continued leadership and focus in tackling infectious diseases and AMR.
A number of key approvals were also obtained during the year:

–	FDA approval of Boostrix for immunisation during pregnancy for the prevention of whooping cough in newborn infants

–	FDA approval of Menveo in a new single-vial presentation to help prevent disease caused by meningococcal bacteria serogroups A, C, Y and W

–	FDA approval of Priorix for the prevention of measles, mumps and rubella in individuals 12 months of age and older
As well as having an exciting late-stage pipeline, we also now have a robust early-stage portfolio with a number of innovative programmes capable of transforming the lives of patients.
Business development transactions
GSK is viewing research and development holistically and placing great importance on external as well as internal innovation to source promising new medicines and vaccines. During the year, the Committee continued to assess business development transactions from a scientific perspective. The acceleration of business development will be key to support GSK’s organic pipeline growth. Transactions reviewed by the Committee during the year include:
Sierra Oncology:
The acquisition of Sierra Oncology, a biopharmaceutical company focused on targeted therapies for rare forms of cancer. The acquisition included momelotinib, a new medicine with a unique dual mechanism of action intended to address the critical unmet medical needs of myelofibrosis patients with anaemia. A new drug application for momelotinib for the treatment of myelofibrosis was accepted in August 2022 by the FDA and in December 2022 by the EMA.
Affinivax:
The acquisition of Affinivax, a clinical-stage biopharmaceutical company, providing GSK with access to a next generation pneumococcal vaccine candidate and highly innovative Multiple Antigen Presenting System (
MAPS
) technology.
Mersana Therapeutics:
The collaboration with Mersana Therapeutics for the
co-development
and commercialisation of
XMT-2056,
a
first-in-class
HER2 STING antibody drug conjugate, initially for the treatment of advanced breast cancer.
Spero Therapeutics:
The licensing agreement with Spero Therapeutics for tebipenem HBr, a late-stage antibiotic that may treat complicated urinary tract infections. There is a significant unmet medical need for a novel oral antibiotic that can potentially provide an alternative to intravenous therapy, particularly for patients with multi-drug resistant organisms.
Wave Life Sciences:
This collaboration brings together Wave’s PRISM
TM
oligonucleotide platform and GSK’s expertise in genetics and genomics to drive the discovery and development of oligonucleotide therapeutics focusing on novel genetic targets.
Tempus:
The collaboration with Tempus provides GSK with access to Tempus’
AI-enabled
platform including its library of
de-identified
patient data – one of the world’s largest sources of clinical and molecular data. Through its own leading AI/ML capability, GSK will work with Tempus both to identify new drug targets and improve clinical trial design, speeding up enrolment and completion, and accelerating the development of personalised treatments for patients.
GSK’s dedicated AI/ML team is the largest
in-house
strategic function in the biopharma industry. Collaborations between R&D and Technology within GSK have become increasingly important in drug discovery, enabling GSK to more rapidly and effectively design new vaccines and medicines.
Scientific deep-dives
The Committee also dedicated a significant proportion of its time to discussing some of the most exciting and innovative areas of science which have been driving the company’s R&D strategy. Deep-dives undertaken during the year include:

–	Phase 1 Pipeline review

–	RNA based therapeutics and vaccines

–	Oncology
In particular, the Committee’s discussion of RNA, including oligonucleotide therapeutics, provided important insights into emerging science with the potential to transform the lives of patients. In November 2022, the company published positive results from a phase IIb trial evaluating the safety and efficacy of bepirovirsen – a potentially transformative treatment for people living with chronic hepatitis B.
The results offer an early indication that bepirovirsen might be a potential treatment, either as monotherapy or in combination with other drugs, that could result in a functional cure. GSK’s expertise in human genetics, functional genomics and AI/ML to identify novel, genetically validated targets, as well as our recent collaboration with Wave Life Sciences referred to above, demonstrate that we are well-positioned to become a leader in oligo-based therapeutics.

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Committee changes
As previously mentioned, in August 2022 Dr Tony Wood succeeded Dr Hal Barron as CSO. Tony is an outstanding and highly respected scientist and the Committee had engaged with him regularly in advance of his appointment. Dr Barron transitioned to a
Non-Executive
Director and member of the Committee. The Committee, and GSK, will therefore continue to benefit from his expert advice and support on scientific matters.
Dr Laurie Glimcher retired from the Board in October 2022. I would like to thank Laurie for her valuable expertise and scientific insights contributed to the Committee during her tenure.
Finally, having chaired the Committee since its inception over six years ago, my rotation as Chair concluded effective 1 January 2023. Dr Hal Dietz, who joined the Committee on 1 January 2022, has succeeded me as Committee Chair. His experience in human genetics, which is central to GSK’s approach in R&D, has already proven invaluable in the Committee’s discussions. He is an excellent successor in the role of Chair.
It has been a privilege to work with GSK’s outstanding scientists and leaders, as well as my fellow Committee members, and to chair the Committee during what has been a transformational period, both for the company and the scientific fields in which we operate. I remain a member of the Committee and look forward to continuing the progress outlined today.
Dr Jesse Goodman
Science Committee Chair (2017-2022)
9 March 2023

Nominations & Corporate Governance
Committee report
Jonathan Symonds
Nominations & Corporate Governance Committee
I am pleased to present my fourth report as Chair of the Nominations & Corporate Governance Committee (the Committee).
Key activities in 2022
During the year, the Committee continued its important role in the process of:

–	delivering the demerger of Haleon from the Group as a key Board governance workstream and

–	creating two attractive and viable businesses with compelling investment propositions, directed and overseen by highly capable boards
This was achieved in an orderly and targeted manner by building two highly-qualified boards to complement their world class leadership teams through:

–	supporting the shaping and creation of the Haleon Board; and

–	restructuring the GSK Board with a new focus and expertise for a pure biopharma business
Haleon Board appointments
In my report last year, I described the work of the Committee in appointing the CEO, CFO and Chair designates of Haleon. I also disclosed that two
Non-Executive
members of the GSK Board were expected to transfer to the Haleon Board on completion of the demerger.
The Committee subsequently supported the Haleon Chair, Sir Dave Lewis, in finalising the search for and the appointment of high calibre non-executive
directors to complete the Haleon Board and its committees. The Board subsequently endorsed the Committee’s recommendation to transition Vindi Banga and Dame Vivienne Cox to the Haleon Board on completion of the demerger. The Committee considered that the Haleon Board would benefit from both their knowledge and experience. They would also provide important continuity for Haleon post-demerger.
Separately, the company’s Consumer Healthcare joint venture partner (Pfizer) exercised its right to appoint two non-executive
directors to the Haleon Board.
Shaping our new biopharma Board
I previously described the process to transition the GSK Board as a pure focused global biopharma company and the work undertaken by the Committee in designing and planning the optimal structure and composition of the new biopharma Board.
New
Non-Executive
Directors
The Committee wanted to ensure that new Non-Executive Director appointments would further deepen the biopharma skills, expertise and experience on the Board. A global search process was activated to appoint directors with deep life sciences commercial expertise and Artificial Intelligence and Machine Learning (AI/ML) expertise. A diverse list of such candidates was identified, shortlisted and then interviewed by Committee members, the CEO, CSO and our Chief People Officer.

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Following careful review, the Committee was pleased to recommend the appointment of two high calibre individuals, Dr Vishal Sikka and Elizabeth McKee Anderson, as independent
Non-Executive
Directors with effect from 18 July and 1 September 2022, respectively.
Vishal has a very distinguished background as a world-leading technologist and most particularly in the field of AI/ML, which is not only central to GSK’s approach to R&D, but is also embraced across the Group. Meanwhile, Liz brings significant commercial understanding and experience in commercial biopharmaceuticals and is a seasoned biotech board member. Their contributions are already proving invaluable to the Board as a fully focused biopharma company.
Further details of Vishal and Liz’s experience and biographies can be found on pages 100 and 97. The rationale for their appointments was included in the company’s announcements on 4 May and 24 August 2022 respectively. They are available on gsk.com.
Dr Hal Dietz was appointed to the Board at the end of 2021, he joined the Board as a designated Scientific and Medical Expert on 1 January 2022. He has extensive experience in the field of human genetics, which is also central to GSK’s approach to R&D. The recruitment process for his appointment by the Committee was described in my report last year. After a year on the Board, Dr Dietz began his rotation as Science Committee Chair from 1 January 2023 in succession to Dr Jesse Goodman.
Senior Independent Director (SID) succession
Vindi Banga performed the role of SID for over six years. Vindi’s transition to the Haleon Board on completion of the demerger created the opportunity to appoint a successor. The Committee determined that Charles Bancroft, having served two years on the Board, with experience of working with investors from his role as CFO at Bristol Myers Squibb, a deep understanding of the pharma industry, his experience as a non-executive director of listed companies and having sufficient time to dedicate to the role, made him the ideal successor. He succeeded Vindi with effect from 18 July 2022. The Board fully endorsed his appointment.
Continuing to shape the GSK Board for the future
Management succession planning
I previously described the work of the Committee in the appointment of Dr Tony Wood as successor to Dr Hal Barron as CSO and a member of GLT. The transition of Drs Wood and Barron into the roles of CSO and
Non-Independent
Non-Executive
Director took effect as planned on 1 August 2022.
CFO succession
When our CFO, Iain Mackay, advised the Board of his intention to step down from the Board and leave the company, the Committee activated its CFO succession plan. A targeted search of high-quality executives for CFO succession had already been undertaken against a role profile for the next CFO for GSK as a pure biotech.
The Committee proposed, and the Board approved, the appointment of Ms Julie Brown as successor to Iain Mackay as CFO. Julie, currently Chief Operating and Financial Officer at Burberry Group plc, will join GSK in April 2023 and will work with Iain to transition his responsibilities. She will take on responsibilities as CFO and as an Executive Director on 1 May 2023. Our CFO succession process is described in more detail below.
In the Committee’s view, the ideal successor to Iain was a proven CFO of a global public company with deep biopharmaceutical experience. He or she would need to be an effective business partner to the CEO in the successful delivery of GSK’s growth ambitions. It was also important to the Committee that the successor be a good fit with our new culture and have a high energy and a positive mindset.
A thorough global search was initiated against this agreed profile. A shortlist of viable candidates was identified for the role. The CEO, other members of the Committee, the Chief People Officer and I met with Julie and there was unanimous support that she be recommended as Iain’s successor.
The Board is looking forward to welcoming Julie to GSK. She is a highly respected CFO with extensive experience in the biopharma and medtech sectors. Further details of Julie’s experience and the rationale for her appointment are included in the company’s announcement on 24 September 2022, which is available on gsk.com.
GLT changes
In addition to the new CSO and CFO, the Committee has also reviewed the following internal senior executive changes to the GLT to help bring further simplification and alignment of the GLT in these areas:

–
Luke Miels, Chief Commercial Officer, assumed full accountability for strategic commercial product development of vaccines, alongside his current accountabilities for strategic product development in Specialty and General Medicines and the commercial performance of the GSK portfolio in markets

–	Regis Simard, President Global Supply Chain, assumed accountability for both Vaccines and Medicines supply

–	Deborah Waterhouse, Chief Executive Officer ViiV Healthcare, assumed overall accountability for GSK Global Health

–	Roger Connor, President of Vaccines and Global Health, left GSK to progress a new role in healthcare, outside biopharma
The Committee continues to review our talent and succession pipelines and development plans for key management roles and their successors.
Non-Executive
Director succession planning
The Committee regularly reviews the Board’s composition and skills. It will be working with the Science Committee for the potential to add a further Scientific and Medical Expert, as the Board seeks to further contribute to our biopharma skills and expertise to support our growth ambitions. The Committee is also looking to identify a successor to Urs Rohner, our Remuneration Committee Chair, who is due to retire from the Board in 2024.
I look forward to providing further updates on these roles next year.

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Composition and tenure

The Board seeks to balance its composition and tenure, and that of its committees, and to refresh them over time. This enables the Board to benefit from the experience of longer-serving Directors as well as the fresh perspectives and insights from newer appointees. Our Non-Executive Directors are now drawn from industries and backgrounds most relevant to a pure biopharma company, including life sciences, the pharmaceuticals industry, R&D and Tech, vaccines and healthcare, medical research and academia and financial services. Collectively they have a wealth of experience of complex businesses with global reach.

Diversity, equity and inclusion

1
Target female representation on Board is 40%. Data from GSK Annual Report published in the first quarter of each year. Current female representation is 27.2% at the date of publication. This is expected to rise to 36% in May 2023 post-CFO
succession

We are committed to the diversity of our Board, just as GSK is committed to equal opportunities for all employees at all levels of our organisation. The Board and management seek to encourage a diverse and inclusive culture throughout the company.
An effective Board needs a range and balance of skills, experience, knowledge, ethnicity, gender, social-economic backgrounds and independence, with individuals who are prepared to challenge each other collaboratively. This mix needs to be complemented by a diversity of personal Board attributes, including character, intellect, judgement, honesty and courage.
The Committee is responsible for developing measurable objectives and monitoring progress towards their achievement to assist the implementation of the Board’s diversity policy (Policy), including gender and ethnic diversity. As a minimum, we seek to align our Policy objectives with the Financial Conduct Authority, FTSE Women Leaders Review and Parker Review diversity targets and ensure that they are consistent with our public diversity, equity and inclusion (DEI) aspirations.

Board and GLT gender diversity
Diversity objective	Status	Performance

At least 40% of Board positions held by women	Below objective	27.2%

At least one woman either in the Chair, SID role on the Board and/or one	Met objective	One Director (CEO)

woman in the Chief Executive Officer or Finance Director role by the end of 2025

At least 40% of GLT positions held by women	Met objective	41.7%

At least one Board Director is ethnically diverse	Exceed objective	Two Directors

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In May 2023, when Julie Brown becomes our new CFO, female Board representation will stand at 36%. GSK will then have one of the very few all-female
Executive Boards running a FTSE 100 company. We also expect to fully restore our Board gender diversity to meet or exceed 40% by 2024.
The Board has been pleased that for many years its gender representation objective has been in excess of the target of over 40% of Board positions being held by women. This is illustrated on the previous page of my Committee report. The composition and diversity of the Board is currently in a transitional period following the demerger and the reshaping of the Board for the new biopharma company, the transfer of Board members to Haleon and the retirement of two female Board Directors.

We also continue to oversee the developing pipeline of direct reports to the GLT by gender and from ethnically diverse backgrounds.
Details of GSK’s representation of women and ethnically diverse leaders is covered on page 47, as part of the diversity of our global workforce. Progress against our DEI commitments, including gender and ethnicity, is illustrated in our ESG Performance Report on gsk.com. This good progress has also been incentivised by the introduction of an ESG: DEI measure in the annual bonus arrangements for our Executive Directors and other GLT members.

Board committee and GLT membership and role changes in 2022

Director/GLT member	Membership/Role	Appointment date	Retirement date

Elizabeth McKee Anderson	Audit & Risk and Remuneration committees	1 September

Dr Hal Barron	Science Committee (following transition to role of Non-Executive Director)	1 August

Charles Bancroft	Science Committee		8 February (stepped down after Dr Hal Dietz joined the Committee)

	Senior Independent Director	18 July

	Remuneration Committee	18 July

Vindi Banga	Audit & Risk, Nominations & Corporate Governance and Remuneration committees		18 July
Senior Independent Director

Dr Anne Beal	Corporate Responsibility Committee Chair	4 May

	Nominations & Corporate Governance and Remuneration committees	18 July

	Audit & Risk Committee		25 October

Dame Vivienne Cox	Corporate Responsibility and Remuneration committees		18 July

Dr Hal Dietz	Science Committee	1 January
	Science Committee Chair	1 January 2023

Lynn Elsenhans	Corporate Responsibility Committee Chair		4 May
	Audit & Risk, Corporate Responsibility and Nominations & Corporate Governance committees		18 July

Dr Jesse Goodman	Science Committee Chair		31 December

Dr Laurie Glimcher	Audit & Risk and Science committees		10 October

Urs Rohner	Audit & Risk Committee	18 July

Dr Vishal Sikka	Corporate Responsibility Committee	18 July

Roger Connor	President, Global Vaccines		1 December

Dr Tony Wood	Chief Scientific Officer and GLT member	1 August

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Ways of working
The Committee seeks to follow best practice in all the appointments it recommends, agreeing the criteria for each role, the most appropriate interview panel, before then considering a comprehensive and diverse long list of candidates. Shortlisted candidates are interviewed and assessed against the chosen criteria. Due diligence is then undertaken before the Committee makes its final recommendation. Executive search firms are appointed in accordance with the company’s procurement policy based on their expertise relative to each role.
The Committee has agreed that only search firms who are signatories to the Voluntary Code of Conduct of Executive Search Firms on gender diversity and best practice will be engaged.
The Committee worked with a number of executive search firms in 2022, who provided additional consultancy services to the company as outlined below:

–	Korn Ferry: general recruitment, executive search and assessment services, coaching and other HR-related services

–	Egon Zehnder: executive search, assessment and coaching services to specific senior executives

–	Heidrick & Struggles: executive search services
The Committee reviewed the potential for conflicts of interest and judged that there were appropriate safeguards against such conflicts.
I look forward to reporting further progress in next year’s report.
Sir Jonathan Symonds
Nominations & Corporate Governance Committee Chair
9 March 2023

Audit & Risk Committee report
Charles Bancroft
Audit & Risk Committee
I am pleased to present this report, which is my second as Chair of the Audit & Risk Committee (the Committee).
In my report last year, I spoke about my initial, very favourable, impressions of the people, processes, systems and culture at GSK that underpin the successful management of financial reporting, audit, litigation and compliance risks. I am pleased to report that GSK continues to exhibit a strong compliance culture with a consistent tone and engagement from the top that runs throughout the organisation, and the financial reporting and controls framework remains robust and did not require any fundamental changes during the year.
Key activities in 2022
Key decisions:
As usual, it has been a busy year for the Committee. Not only working through its regular programme of activities, but making important decisions in support of the Board’s progression of its key priorities, in summary:

–
recommended to the Board approval of the planned separation of our Consumer Healthcare business in July 2022, based on the Committee’s awareness and review of the transaction and Haleon’s operational readiness, and the approval of final issuance of public documents and entry into associated legal agreements

–	exercised oversight for the Zantac product liability litigation by which I provided regular reports to the Board on progress

–
conducted a robust review process, together with the CFO, to select and appoint a replacement to the current lead audit partner, who under the five-year
audit partner rotation rules, rotates off after the publication of this Annual Report. Further details are set out on page 128

Completion of the demerger
I highlighted, in my report last year, details of the technical work of the Committee as a key demerger governance workstream. This included overseeing the evolution of financial reporting matters, risk and controls and the public documents associated with delivering the demerger and listing to form Haleon. This work continued and intensified through the first half of 2022 to the point at which the Committee was able to complete its review processes and recommend the approval of the GSK Circular, Haleon Prospectus and Form
20-F
and associated documents and matters to the Board. Separately, the Committee reviewed the processes to establish financial reporting systems and development of a robust internal control and risk management framework for Haleon. This was a significant and critical demerger workstream that was successfully delivered months prior to the demerger on a business-as-usual
basis.

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Information and cyber security
This is one of our principal risks which is regularly on the Committee’s agenda. During 2022 the Committee oversaw the merging of programme deliverables into an updated Cyber Maturity Plan (CMP) with additional capabilities to continue to get ahead of a dynamic threat environment. The Committee has also reviewed the benchmarking of our target cyber maturity against an industry best-practice framework, known as the National Institute of Standards and Technology Cyber Security Framework (NIST-CSF) and these learnings have been incorporated into the CMP. The Committee will continue to perform regular assessments of delivery against the Plan to further enhance the capabilities and maturity of our cyber security framework. I am pleased that the Committee’s oversight in this area has been further strengthened this year with the expertise of my fellow Board Director colleague, Dr Vishal Sikka, who advises the Committee on this enterprise risk. Vishal has a distinguished career in the Tech industry and served as CEO of Infosys Limited and provides the Committee and management with valuable insights.
Key risk indicators
For several years now, our Compliance function has worked with risk owners and management to develop and report to the Committee on key risk indicators (KRIs) at an enterprise level and across our markets. As a core part of this process, we have been using enhancements in our technology and data analytics capabilities to employ a more data-driven approach to risk management across a constantly evolving risk landscape to further strengthen our compliance oversight and culture.
Earlier this year, the Committee examined a review of our principal risks resulting in a simplified process with fewer KRIs, new KRIs, some revised definitions, and prioritisation of the most meaningful indicators for the company. The Committee was pleased to note that this simpler approach would result in more focus on fewer KRIs reported to Risk Oversight & Compliance Council (ROCC) which then reports to the Committee, with a greater focus being brought to bear on escalation of issues or concerns that are material to GSK. Meanwhile, operational data, monitoring findings and other established risks would continue to be analysed by risk owners to ensure appropriate risk mitigation continues and escalation, if necessary.
Zantac
litigation oversight
During the year, primary oversight for
Zantac
litigation, the related accounting, disclosure and communication assessments has continued to be undertaken by the Committee. I then report the Committee’s conclusions on these matters to the Board. The Committee continues to receive regular legally privileged updates. In December 2022, we welcomed the ruling by the United States District Court (Southern District of Florida) which dismissed all federal cases alleging the five remaining cancers in the Multi-District Litigation. We will continue to defend all claims brought at State level vigorously based on the science.
Audit quality indicators
Audit Quality Indicators (AQIs) are quantitative and qualitative measures of external audit quality at an audit firm-level,
an engagement level and from a management or company perspective. Together with our lead audit partner, I was pleased to participate in a project carried out by the FRC to identify the most useful engagement level AQIs relevant for the audit to help improve transparency and drive audit quality improvements. Our engagement with the FRC focused on our most recent Annual Report and considered the interactions between the auditor and the Committee during the audit process. We had a constructive dialogue and one which I hope was helpful to the FRC in progressing its work in promoting key drivers of audit quality.
Committee aims in 2023
The Committee’s remit has expanded from 2023 onwards as the Board has requested that it exercise oversight and review of GSK’s ESG data assurance work. In doing so, the Committee is currently overseeing the build and implementation of a new dedicated ESG data assurance hub in our Finance organisation to support this.
The hub will ensure minimum standards of controls, governance and data quality to assure the accuracy of ESG data in support of the company’s performance against ESG metrics and compliance with new ESG reporting requirements. Meanwhile, our Corporate Responsibility Committee, on behalf of the Board, continues to exercise oversight of ESG strategy, performance assessment and reporting.
Internal control framework
The Board recognises its obligation to present a fair, balanced and understandable assessment of GSK’s current position and prospects. Reflecting this responsibility, it is accountable for evaluating and approving the effectiveness of GSK’s internal controls, including financial, operational and compliance controls, and risk management processes.
We ensure the reliability of our financial reporting, and compliance with laws and regulations, through our internal control framework. This is a comprehensive enterprise-wide risk management model which supports the Board’s continuous identification, evaluation and management of the Group’s principal and emerging risks, as required by the FRC’s Code. The framework is designed to manage the risk of GSK not achieving its business objectives.
A
fit-for-purpose
framework – complemented by our corporate culture and Speak Up processes – ensures that the risks associated with our business activities are actively and effectively controlled in line with our agreed risk appetite. We believe GSK’s framework provides reasonable, but not absolute, assurance against material misstatement or loss.

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The Board mandates the Group’s ROCC of senior leaders to assist the Committee in overseeing risk management and internal control activities. It also provides the business with a framework for risk management and upward escalation of significant risks. Risk Management and Compliance Boards (RMCBs) across the Group promote the ‘tone from the top’ and establish our risk culture, as well as ensuring effective oversight of internal controls and risk management processes.
Each principal risk has an assigned risk owner, drawn from senior management, who is accountable for managing the principal risk with oversight from a GLT member, which includes setting and implementing risk mitigation plans. Risk owners report quarterly on their respective risk management approach and progress at the ROCC and the appropriate Board Committee. Our Compliance function assists the ROCC and RMCBs. Compliance is responsible for advancing enterprise-wide risk management and for developing risk-based and ethically sound working practices. It also actively promotes ethical behaviours by enabling all employees to operate in line with our culture and comply with applicable laws and regulations.
Our Audit & Assurance (A&A) function provides independent assurance to senior management and the Board on the effectiveness of risk management Group-wide, in line with an agreed assurance plan. This helps senior management and the Board to meet their oversight and advisory responsibilities in fulfilling GSK’s strategic objectives and building trust with patients and other stakeholders. A&A has a dual reporting line to the CFO and the Committee.
The Committee receives regular reports from principal risk owners, Compliance and A&A on areas of significant risk to the Group and on related internal controls. These reports assess the internal control environment within each principal risk area, including enhancements to strengthen controls. Following consideration of these reports, the Committee reports annually to the Board on the effectiveness of GSK’s internal controls.
In 2022, through the authority delegated to the Committee, the Board conducted a robust assessment of the Group’s principal risks. This assessment, which was in line with the FRC’s Code, included consideration of the nature and extent of risk the Board is willing to take in achieving GSK’s strategic objectives.
The Board, via the Committee, also oversaw the effectiveness of our internal control environment and risk management processes across the Group for the whole year, up to the approval date of this Annual Report.
A review of the Group’s risk management approach is further discussed in the ‘Risk management’ section of the strategic report on pages 51 to 64.
The management of each principal risk is explained in ‘Principal risks and uncertainties’ on pages 285 to 295. The Group’s viability is discussed in the Group risk management section of the strategic report on page 64.
Significant issues relating to the financial statements
In considering GSK’s quarterly financial results announcements and the financial results in the 2022 Annual Report, the Committee reviewed the significant issues and management judgements in determining those results. It reviewed management papers setting out the key areas of risk, actions taken to quantify the effects of the relevant issues, and judgements made by management on the appropriate accounting required to address those issues in the financial statements.
The significant issues considered in relation to the financial statements for the year ended 31 December 2022 are set out in the following table, with a summary of the financial outcomes where appropriate. The Committee and the external auditor have discussed the significant issues addressed by the Committee during the year and the areas of particular audit focus, as described in the Independent Auditor’s Report on pages 168 to 181.

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Board committee reports continued

Significant issues considered by the Committee in relation to the financial statements	How the issue was addressed by the Committee

Going concern basis for the preparation of the financial statements	The Committee considered the outcome of management’s half-yearly and year-end
reviews of current and forecast net debt positions and the various financing facilities and options available to the Group. The Committee also considered management’s review of the impacts of the current economic environment and climate change impacts. Following consideration of these assessments, which included stress testing and viability scenarios, sources of liquidity and funding, forecasts and estimates, the Committee confirmed that the application of the going concern basis for the preparation of the financial statements continued to be appropriate.

Revenue recognition, including returns and rebates (RAR) accruals	The Committee reviewed management’s approach to the timing of recognition of revenue and accruals for customer returns and rebates. The RAR accrual for US Commercial Operations was £5.9 billion at 31 December 2022 and the Committee reviewed the basis on which the accrual had been made and concurred with management’s judgements on the amounts involved. A fuller description of the process operated in US Commercial Operations in determining the level of accrual necessary is set out in ‘Critical accounting policies’ on pages 94 and 95.

Provisions for legal matters, including investigations into the Group’s commercial practices	The Committee received detailed reports on actual and potential litigation from both internal and external legal counsel including the
Zantac
litigation, together with a number of detailed updates on investigations into the Group’s commercial practices. Management outlined the levels of provision and corresponding disclosure considered necessary in respect of potential adverse litigation outcomes and also those areas where it was not yet possible to determine if a provision was necessary, or its amount. At 31 December 2022, the provision for legal matters was £0.2 billion, see Note 32 to the financial statements, ‘Other provisions’ for more details.

Provisions for uncertain tax positions	The Committee considered current tax disputes and areas of potential risk and concurred with management’s judgement on the levels of tax contingencies required. At 31 December 2022, a tax payable liability of £0.6 billion, including provisions for uncertain tax positions, was recognised on the Group’s balance sheet.

Impairments of intangible assets	The Committee reviewed management’s process for reviewing and testing goodwill and other intangible assets for potential impairment. The Committee accepted management’s judgements on the intangible assets that required writing down and the resulting impairment charge of £402 million in 2022. See Note 20 to the financial statements, ‘Other intangible assets’ for more details.

Valuation of contingent consideration in relation to ViiV Healthcare	The Committee considered management’s judgement that it was necessary to increase the liability to pay contingent consideration primarily as a result of updated exchange rate assumptions as well as increases in sales forecasts and the unwind of the discount. After cash payments of nearly £1.1 billion in the year, at 31 December 2022, the Groups’ balance sheet included a contingent consideration liability of £5.9 billion in relation to ViiV Healthcare. See Note 33 to the financial statements, ‘Contingent consideration liabilities’ for more details.

ViiV Healthcare put option	The Committee reviewed and agreed the accounting for the Pfizer put option and concurred with management’s judgement on the valuation of the put option of £1.1 billion at 31 December 2022.

Consumer Healthcare demerger	The Committee reviewed management’s process for presenting Consumer Healthcare as a discontinued operation and the subsequent demerger accounting. The gain on the demerger of £10.1 billion included significant values relating to the fair value of assets distributed and ownership in Haleon retained, the net assets and non-controlling
interest
distributed/de-recognised
and the cumulative foreign exchange recycled. See Note 41 ‘Acquisitions and Disposals’ to the financial statements for more details.

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Board committee reports continued

Effectiveness and quality of external audit process
The Committee is committed to ensuring that GSK receives a high-quality and effective external audit. In evaluating Deloitte’s performance during 2021, prior to making a recommendation on its reappointment in early 2022, the Committee reviewed the effectiveness of its performance against the criteria which it agreed with management at the beginning of 2021. The detailed criteria used for judging the effectiveness of Deloitte as external auditor are available on gsk.com. These are based on the audit approach and strategy, ensuring a high-quality independent audit, effective partnership and value for money.
The Committee monitors engagements with external stakeholders relevant to the Committee’s areas of oversight, including the FRC and Securities and Exchange Commission. During the year the FRC’s Audit Quality Review (AQR) team reviewed Deloitte’s audit of the Group’s 2021 financial statements as part of its annual inspection of audit firms. The Committee received and reviewed the final report from the AQR team which identified no key findings, assessed the audit as requiring limited improvement and noted several areas of good practice.
The Committee sought to ensure that Deloitte would deliver a smooth, thorough and efficiently-executed audit for 2022. In undertaking its review, the Committee considered:

–	the overall quality of the audit

–	the independence of Deloitte

–	whether Deloitte exhibited an appropriate level of challenge and scepticism in its work
Deloitte’s length of tenure was not taken into account when assessing its independence and objectivity, given it only commenced its role as auditor in 2018. However, the Committee did consider how effectively it had assumed its role as auditor. The Committee also considered feedback on the 2022 external audit, through a survey of Committee members and the financial management team at corporate and business unit level. The survey covered the:

–	effectiveness of the auditor’s challenge

–	integrity of Deloitte

–	transparency of its reporting to management and the Committee

–	clarity of the auditor’s communications and ways of working

–	alignment of the 2021 audit to the Group’s investment in Systems, Applications and Products (SAP)

–	quality of the audit team’s leadership and

–	skills and experience of the audit team
The Committee Chair regularly meets independently with the audit partners. The Committee also meets with the auditor privately at the end of each meeting to discuss progress, as appropriate. Having reviewed the above feedback, and noted any areas of improvement to be implemented by the audit team for 2023, the Committee was satisfied with the:
– effectiveness of the auditor and the external audit process and
–	auditor’s independence, qualifications, objectivity, expertise and resources
The Committee therefore agreed to recommend the reappointment of Deloitte to the Board at the forthcoming AGM. In making its recommendation, the Committee was free from the influence of any third party.
Auditor’s reappointment
External auditor

External auditor appointment

Last tender	May – December 2016

Transition year	2017

First shareholder approval of current auditor	May 2018

First audited Annual Report and 20-F	Year ending 31 December 2018

New lead audit engagement partner	2023

Next audit tender required by regulations	2026 (to take effect from 2028)
There were no contractual or similar obligations restricting the Group’s choice of external auditor.
Audit partner rotation
The external auditor is required to rotate the audit engagement partner for GSK every five years.
Our current audit partner is due to step down from their position after the audit of GSK’s financial statements for 2022 has been concluded.
After a robust review process by the Committee, together with the involvement of the CFO, to select their replacement, the Committee approved the appointment of the next audit engagement partner with effect from the financial year commencing on 1 January 2023.
The Committee is satisfied that Deloitte has been managing an orderly handover to the new audit engagement partner to ensure there is a seamless transition and maintenance of high levels of audit quality and effectiveness.
Audit tender
The Committee considers that during 2022 the company complied with the mandatory audit processes and audit committee responsibility provisions of the Competition and Markets Authority Statutory Audit Services Order 2014.
As Deloitte continues to maintain its independence and objectivity, and the Committee remains satisfied with its performance, GSK does not intend to tender the external auditor contract before the end of the current required period of 10 years identified above and considers that this is in the best interests of shareholders. The Committee is mindful that the 2023 financial year will see a new CFO for GSK and audit partner for Deloitte, which will help further mitigate the risks of any over-familiarity between the company and the auditor.

128

GSK Annual Report 2022

Board committee reports continued

Non-audit
services
Management operates on the presumption that other accountancy firms will provide non-audit
services to GSK. However, where the external auditor’s skills and experience make it the only suitable supplier of non-audit
support – such as for audit-related matters, tax and other services – it may be used, in the best interests of the company. In line with GSK’s non-audit
services policy, the Committee ensures that auditor objectivity and independence are safeguarded by reviewing and pre-approving
the external auditor’s provision of such services. The company policy complies with the FRC’s 2019 Revised Ethical Standard and the Sarbanes-Oxley Act of 2002. It observes the following core policy features on engaging the external auditor for non-audit
services:
GSK
non-audit
services policy, key features:

Process:	All
non-audit
services over £50,000 are put to competitive tender with other financial services providers, in line with the Group’s procurement process, unless the skills and experience of the external auditor make it the only suitable supplier.

Safeguards:	Adequate safeguards are established so that the objectivity and independence of the Group audit are not threatened or compromised.

Fee cap:	The total fee payable for
non-audit
services should not exceed 50% of the annual audit fee, except in special circumstances where there would be a clear advantage in the auditor undertaking the additional work.

Prohibitions:	GSK’s policy includes a ‘whitelist’ of permitted non-audit services in line with the relevant regulations. Any service not on this list is prohibited.

Pre-approval:	All
non-audit
services require
pre-approval
as set out in the table below to ensure services approved are consistent with GSK’s non-audit
policy for permissible services. This process ensures all services fall within the scope of services permitted and pre-approved
by the Committee and does not represent a delegation of authority for pre-approval.

	Value More than £50,000 Between £25,000 and £50,000 Under £25,000	Pre-approver Committee Chair and CFO Group Financial Controller Designate of the Group Financial Controller
Audit and other services comparison (£m)

Note 8 to the financial statements provides further details of fees payable to the company’s auditor.
The fees paid to the company’s auditor and its associates are set out overleaf. Further details are given in Note 8 to the financial statements, ‘Operating profit’ on page 199.
During the year, fees for audit-related and other assurance services of £6.3 million included £4.4 million related to the continued work in the year associated with Deloitte’s reporting accountant role in preparing for the demerger of the Consumer Healthcare business. Including audit fees in respect of the GSK pension schemes of £0.2 million, fees for audit-related and other assurance services represent 31.6% of the annual audit service fee (2021: 15.2%). Excluding the demerger work and quarterly review work, fees for audit-related and other assurance services would have represented 4.4% of the annual audit fee.
The Committee’s rationale for originally hiring Deloitte to undertake the reporting accountant role is set out on page 115 of GSK’s 2021 Annual Report.
The Committee considered the level of
non-audit
services incurred as part of its annual review of Deloitte’s independence set out on the previous page and was satisfied that the auditor continued to be independent and exercised objectivity throughout 2022.
Fair, balanced and understandable assessment
The need for an annual report to be fair, balanced and understandable is one of the key compliance requirements for a company’s financial statements. To ensure that GSK’s Annual Report meets this requirement, we have a well-established and documented process governing the coordination and review of Group-wide contributions to the publication. This runs in parallel with the process followed by the external auditor. The Committee received a summary of management’s approach to GSK’s 2022 Annual Report to ensure it met the requirements of the FRC’s Code. This enabled the Committee, and the Board, to confirm that GSK’s 2022 Annual Report as a whole is fair, balanced and understandable and provides the necessary information for shareholders to assess the company’s position and performance, business model and strategy.
Code of Conduct and reporting lines
We have a number of well-established policies (including a new Code of Conduct), which are available on gsk.com, together with details of our confidential Speak Up lines for reporting and investigating unlawful conduct.
Charles Bancroft
Audit & Risk Committee Chair
9 March 2023

129

GSK Annual Report 2022

Directors’ report

Directors’ powers
Our Directors’ powers are determined by UK legislation and our Articles of Association, which contain rules about the appointment and replacement of Directors. They provide that Directors may be appointed by an ordinary resolution of the members or by a resolution of the Board, provided that, if appointed by the Board, the Director retires at the next Annual General Meeting following their appointment.
Our Articles also provide that all Directors are required to seek re-election
annually at the Annual General Meeting in accordance with the FRC’s Code.
A Director will cease to be a Director if he or she:

–	becomes bankrupt

–	ceases to be a Director by virtue of the Companies Act or the Articles

–	suffers mental or physical ill health and the Board resolves that he or she shall cease to be a Director

–	has missed Directors’ meetings for a continuous period of six months without permission and the Board resolves that he or she shall cease to be a Director

–	is prohibited from being a Director by law

–	resigns, or offers to resign and the Board accepts that offer

–	is required to resign by the Board
Directors’ conflicts of interest
All Directors have a duty under the Companies Act 2006 to avoid a situation in which they have, or could have, a direct or indirect conflict of interest or possible conflict with the company. Our Articles provide a general power for the Board to authorise such conflicts.
The Board reviews any new potential or actual conflict, which is recorded by the Company Secretary. Directors are not counted in the quorum for the authorisation of their own actual or potential conflicts. The Nominations & Corporate Governance Committee reviews the Register of Conflicts on an annual basis which the Board subsequently approves.
On a continuing basis, the Directors are responsible for informing the Company Secretary of any such new actual or potential conflicts that may arise or if there are any changes in circumstances that may affect an authorisation previously given. Even when provided with authorisation, a Director is not absolved from his or her statutory duty to promote the success of the company. If an actual conflict arises post-authorisation, the Board may choose to exclude the Director from receipt of the relevant information and participation in the debate, or suspend the Director from the Board, or, as a last resort, require the Director to resign.
The Nominations & Corporate Governance Committee reviewed the register of potential conflict authorisations (the Register of Conflicts) in January 2022. The Committee reported to the Board that the conflicts had been appropriately authorised and that the process for authorisation continued to operate effectively. The Committee then recommended the approval of the Register of Conflicts to the Board which it subsequently approved. Except as described in Note 40 to the financial statements, ‘Related party transactions’, during or at the end of the financial year no Director or Person Closely Associated had any material interest in any contract of significance with a Group company.
Our Articles prohibit a Director from voting on any resolution concerning his or her appointment or the terms or termination of his or her appointment.
Independent advice
The company has an agreed procedure for Directors to take independent legal and/or financial advice at the company’s expense where they deem it necessary.
Indemnification of Directors
Qualifying third party indemnity provisions (as defined in the Companies Act 2006) are in force for the benefit of Directors and former Directors who held office during 2022 and up to the approval and signature of the Annual Report.
Change of control and essential contracts
We do not have contracts or other arrangements which individually are fundamental to the ability of the business to operate effectively. Neither is the company party to any material agreements that would take effect, be altered, or terminate upon a change of control following a takeover bid. We do not have agreements with any Director that would provide compensation for loss of office or employment resulting from a takeover, except that provisions of the company’s share plans may cause options and awards granted under such plans to vest on a takeover.
Details of the termination provisions in the Executive Directors’ service contracts are given in the full version of the company’s 2022 Remuneration policy which is available on gsk.com in the Investors section.

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GSK Annual Report 2022

Directors’ report continued

Content of the Directors’ report
For the purposes of the UK Companies Act 2006, the Directors’ report of GSK plc for the year ended 31 December 2022 comprises:
Directors’ report

Section	Pages

Corporate governance report	96 to 131

Employee engagement	115

Directors’ statements of responsibilities	166 and 167

Investor information	273 to 314

The strategic report sets out those matters required to be disclosed in the Directors’ report which are considered to be of strategic importance:

Strategic report

Section	Pages

Risk management objectives and policies	51 to 64 and 285 to 295

Likely future developments of the company	1 to 95

Research and development activities	15 to 28

Business relationships	49 and 50

Diversity	47

Provision of information to and consultations with employees	10, 11 and 47

Carbon emissions	45 and 46

Section 172 statement	112 to 114 and throughout 10 to 63
The following information is also incorporated into the Directors’ report:

Location in Annual Report

Interest capitalised	Financial statements, Notes 17 and 20

Publication of unaudited financial information	Group financial review, page 65

Details of any long-term incentive schemes	Remuneration report

Waiver of emoluments by a Director	Not applicable

Waiver of future emoluments by a Director	Not applicable

Non pre-emptive issues of equity for cash	Not applicable

Non pre-emptive issues of equity for cash by any unlisted major subsidiary undertaking	Not applicable

Parent company participation in a placing by a listed subsidiary	Not applicable

Provision of services by a controlling shareholder	Not applicable

Shareholder waiver of dividends	Financial statements, Notes 16 and 45

Shareholder waiver of future dividends	Financial statements, Notes 16 and 44

Agreements with controlling shareholders	Not applicable
The Directors’ report

–
has been drawn up and presented in accordance with and in reliance upon English company law and the liabilities of the Directors in connection with that Report shall be subject to the limitations and restrictions provided by such law.

–	was approved by the Board of Directors on 9 March 2023 and signed on its behalf by:
Sir Jonathan Symonds
Chair
9 March 2023

131

                                   GSK Annual Report 2022
    Remuneration

In this section

Committee Chair’s annual statement	133

Annual report on remuneration	136

2022 Remuneration policy summary	158
                        132

GSK Annual Report 2022

Remuneration report
Committee Chair’s annual statement

Dear Shareholder,
On behalf of the Remuneration Committee, I am pleased to present our Remuneration report for 2022. This includes my annual statement, explaining the Committee’s work this year, our annual report on remuneration for 2022, a summary of our Remuneration policy which was approved by shareholders at the 2022 AGM, and details of how we propose to operate the Policy this year.
GSK’s Remuneration policy 2022
As detailed last year, we introduced a new Remuneration policy in 2022 to better link executive remuneration to delivery of outperformance.
The new arrangements were designed to reward the delivery of the bold new performance ambitions set out at our Investor Update in 2021 – to deliver sales growth of more than 5% CAGR and adjusted operating profit growth of more than 10% CAGR from 2021 to 2026. These ambitions represent a step-change in performance for the Group and achievement of them should deliver top quartile performance for our sector.
The Committee concluded that the design of its existing Remuneration policy framework remained fit for purpose. However, given that driving long-term performance through consistent year-on-year
improvement was the main aim behind these targets, changing the short-term Annual Bonus plan was determined to be the key imperative.
The main change to the plan was to significantly reduce the Annual Bonus opportunity for below-target performance while increasing the Annual Bonus opportunity for ‘exceptional performance’ to 300% of salary. The increase in overall Annual Bonus opportunity does not increase the cash reward opportunity, as any incremental reward is delivered in the form of shares deferred for three years.
The Committee is very aware of the sensitivity amongst stakeholders to levels of executive pay.
We engaged extensively with shareholders to gain their views and feedback on these changes. Please see the table below which sets out the full details of this process.
As a result, we made adjustments to quantum, clarity on disclosure of outcomes, and transparency in relation to the targets set, that all feature in the final policy.
At the 2022 AGM, the new policy was approved with 62% of shareholders voting in favour, but the Committee recognises that a significant minority of shareholders voted against. Following the AGM, the Committee ensured continued consultation with shareholders to understand the full range of views, including those who voted against the proposals. The Committee thanks shareholders for their feedback and remains committed to engaging on remuneration. It continues to believe that incentivising outperformance against stretching targets will create long-term value for shareholders. Noting that no new issues were raised, the Committee is comfortable that no further change is required to the Annual Bonus plan. The Committee will review with shareholders the evolving needs of the business in advance of the renewal of our Remuneration policy in 2025.
Two administrative amendments to the 2022 Remuneration policy are being proposed for shareholder approval at the 2023 AGM. Further details are set out on page 163.
2022 remuneration outcomes
The very strong operating performance for GSK in the first year of the new remuneration arrangements has highlighted the importance of incentivising exceptional performance.
As set out earlier in the Annual Report, in 2022 the Group delivered strong sales growth of Vaccines and Specialty Medicines and double-digit growth in operating profit and earnings per share.

2022 Remuneration policy engagement

Details of the extensive consultation by the Committee and company Chairs regarding the 2022 Remuneration policy prior to the 2022 AGM vote and continuing engagement with shareholders afterwards, are set out below.

Engagement events		Dates	Investor participation	Share capital represented

Initial individual consultation meetings		October to	5 of the largest	12%

		November 2021	15 shareholders

2021 Annual Governance Meeting:	invitations	November 2021	60 investors	50%
	attendance	December 2021	13 investors	15%

Follow-up letter after Annual Governance Meeting to non-attendees, setting out		January to February	30 investors	35%
proposed Remuneration policy asking for input via meeting with the Remuneration		2022
Committee and company Chairs

Letter circulated advising how feedback was incorporated into the final Remuneration		March 2022	40 investors	45%
policy to be submitted to the 2022 Annual General Meeting for binding approval

Meetings held with shareholders prior to AGM		January to April 2022	11 investors	16%

2022 Annual Governance Meeting:	invitations	November 2022	60 investors	50%
	attendance	December 2022	14 investors	25%

Meetings held after the AGM to the publication of this Annual Report		May 2022 to February 2023	20 meetings	35%

The principal proxy advisory firms were also consulted throughout the Remuneration policy process. This included invitations to the Annual Governance Meeting, receipt of engagement letters and meetings with the company and Remuneration Committee Chairs.

133

GSK Annual Report 2022

Committee Chair’s annual statement continued

Remuneration awards for the year reflect this excellent operating performance, alongside successful delivery of the demerger of Consumer Healthcare to form Haleon, the largest demerger in Europe for over 20 years.
2022 Annual Bonus
The Bonus outcomes for the CEO and CFO were each determined by reference to performance against stretching total sales, adjusted operating profit and diversity, equity and inclusion (DEI) targets as well as the Committee’s assessment of their individual performance against specific strategic and operational measures.
The total sales growth rate was 3.4% above the target growth rate of 6.5% and the adjusted operating profit growth rate was 3.9% above the target growth rate of 12.8%. This led to an overall payout under the financial elements of 149.5% of salary. The targets were set with consideration given to analyst consensus, hence the Committee is comfortable that the payout represents exceptional performance. The full target range is set out on page 139. When combined with the assessment of the non-financial elements, the overall payout was 249.5% of salary for the CEO (149.5% of salary delivered in deferred shares) and 227.5% of salary for the CFO (127.5% of salary delivered in deferred shares).
The Committee believes the Bonus outcomes appropriately reflect the overall performance achieved in 2022. Full details are provided on page 139.
Long-term incentive (LTI) awards
52% of the 2020 Performance Share Plan (PSP) award vested.
Targets were set against pipeline progress (20%), innovation sales (20%), adjusted free cash flow (30%) and relative TSR (30%). Disappointingly there was nil-vesting
under relative TSR. However, strong performance against other metrics was evidenced with full vesting under the cash flow element and partial vesting under pipeline progress and innovation sales. This reflects progress in R&D, including positive data for the company’s potential new RSV vaccine, and strong sales from products launched over the last five years, including shingles vaccine
Shingrix
which generated sales of £3 billion during the year.
Following a review of contextual factors including previous payouts, the Committee believes that the formulaic outcomes appropriately reflect performance in the round having considered the experience of all stakeholders including shareholders and our employees. The Committee did not deem it necessary to exercise discretion. Incentive awards in relation to 2022 were made in accordance with the 2022 Remuneration policy.
Remuneration policy implementation for 2023
Annual Bonus and LTI performance measures
Following changes to the bonus in 2022, for 2023 we are maintaining the performance measures in our incentive plans as they continue to align with our strategic goals.
Annual Bonus measures will be: annual total sales growth (30%); annual adjusted operating profit growth (30%); personal performance against strategic and operational measures (30%); ESG: diversity, equity and inclusion (DEI) (10%).
LTI measures will be: relative TSR (30%), total sales growth over three years (20%); adjusted operating profit growth over three years (20%); pipeline progress (20%); and ESG: environment composite scorecard (10%).
The nature of the strategic and operational objectives for each Executive Director will be in line with those agreed for the 2022 Annual Bonus. These focus particularly on individual areas of accountability to deliver the company’s strategy. For example, the CEO has clear pipeline delivery objectives. Each Executive’s objectives also require demonstration of their contribution to leading and living our culture of performance with integrity which the Board believes is a critical lever of long-term value creation for GSK.
The Committee has reflected at length on investor input regarding the most appropriate ESG measures to focus on. One theme which arose during consultation was the possibility of introducing a metric on access to medicines. However, as GSK is already an industry leader in this area, and as it is deeply engrained in the company’s culture and values, the Committee felt that it was not necessary to include this as a specific metric in incentives. Instead, the Committee has selected measures aimed at specific GSK challenges and opportunities in environmental sustainability and DEI.
Performance targets have been calibrated to consider a number of internal and external reference points, in particular analyst consensus has been considered for financial metrics where available. The Committee is therefore satisfied that the targets set for 2023 are sufficiently stretching.
Salary
The Committee agreed that the CEO should receive a 4% salary increase for 2023 which is lower than the average increase to the wider workforce in the UK of 5%. In addition to the 5% average salary increase, the company has implemented a number of monetary and non-monetary initiatives for our colleagues in reaction to the cost of living crisis as explained in my statement.
Workforce fairness
In setting executive pay it is important that the Committee does so with a good understanding of the Group’s wider workforce pay approach, with an emphasis on fairness and equity.
To that end, on an annual basis, I meet with senior Human Resources Leaders from across the company to understand perspectives on pay and GSK’s remuneration arrangements for the wider workforce. This year was the fourth such annual meeting held.

134

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Committee Chair’s annual statement continued

At the meeting, we discussed how GSK continues to support its diversity aspiration through fair pay processes and proactive reviews and enhancements to its employee benefits. These included:

–	new global minimum standards for parental leave and for care of a family member

–	review of medical and insured benefits with a focus on equity for same sex couples wherever legally possible and

–	new financial education support
Given the very challenging economic environment and cost of living pressures in many countries, management has taken action to support current employees and to attract talent, through competitive salary increases, one-off
support payments to staff at lower grades, and enhancements to workforce wellbeing programmes.
At the start of 2022, changes were also made to the Annual Bonus plan below the GLT level to reflect a greater focus on performance. The new plan has been generally well received and first payments will be made in Q1 2023.
Director changes
In August 2022, Dr Hal Barron transitioned, as planned, from his role as CSO to a non-independent
Non-Executive
Director. Dr Barron was contractually entitled to receive a
pro-rated
target bonus in respect of 2022. He did not receive an LTI grant in 2022.
We also announced the appointment of Julie Brown as CFO from May 2023, when Iain Mackay will step down from the Board. As previously communicated, Mr Mackay will continue to receive his base salary until he leaves GSK at the end of the year and will be eligible to receive an Annual Bonus in respect of 2023. He will not be eligible to receive any further LTI awards and will receive no salary increase in 2023. Full details of his retirement arrangements including the treatment of in-flight
LTI awards can be found on page 149.
Our new CFO, Julie Brown’s salary of £915,335 was preliminarily set in line with that of her predecessor in September 2022. Her salary upon joining has been increased by 4% to £951,948. This is in line with the increase agreed for the CEO and is below that which has been awarded to the UK wider workforce.
AGM
Finally, I would like to again thank shareholders for their valued input and engagement. I welcome all further feedback and look forward to receiving your support for this report at our Annual General Meeting on 3 May 2023.
Urs Rohner
Remuneration Committee Chair
9 March 2023

Consideration of potential windfall gains
The Committee is aware of the guidance from investor bodies around considering a potential executive benefit arising from share award grants around the time of the stock market fall at the onset of the
COVID-19
pandemic in March 2020.

Our Remuneration Policy contains sufficient flexibility to reduce the vesting of awards if required.

However, the Committee determined that no reduction is required in respect of the awards granted in March 2020. In making this determination, the Committee considered the share price at the following points:

–  The share price at the time of the February 2020 award of £16.81

–  The share price over the final quarter of 2022 of £13.99

–  The share price at the time of the March 2019 award (grant previous to the 2020 award) of £15.09

Whilst there have been upward and downward movements in GSK’s share price over the period, taking these above points into consideration the Committee was satisfied that there was no risk of windfall gains.

135

GSK Annual Report 2022

Annual report on remuneration

2022 Total remuneration (audited)

2022 Total remuneration (audited)

					Dr Hal Barron, former CSO
	Emma Walmsley, CEO		Iain Mackay, CFO		(to 31 July 2022) (2)

	2022	2021	2022	2021	2022	2021
	£000	£000	£000	£000	$000	$000
Fixed pay

Salary	1,260	1,223	915	889	1,332	1,883

Benefits	131	134	291	242	107	145

Pension	253	245	183	178	190	651

Total fixed pay	1,644	1,602	1,389	1,309	1,629	2,679

Pay for performance

Annual bonus (1)	3,143	2,275	2,082	1,573	1,177	3,483

Vesting of PSP LTI awards (3) (4)	3,666	4,326	1,854	2,408	4,381	6,371

Total pay for performance (5)	6,809	6,601	3,936	3,981	5,558	9,854

Total remuneration	£8,453	£8,203	£5,325	£5,290	$7,187	$12,533

Notes:
(1)	The mandatory Deferred Annual Bonus Plan (DABP) bonus deferrals for 2022 and 2023 are set out on page 154. The payment shown for Dr Barron represents a pro-rated
on-target
payment in respect of 1 January 2022 to 31 July 2022, in lieu of an Annual Bonus opportunity.

(2)	Dr Barron transitioned from his role as CSO to
Non-Executive
Director on 1 August 2022. Salary above includes the basic salary earned for his time as CSO from 1 January to 31 July 2022 plus payment in lieu of accrued holiday not taken, in accordance with GSK’s standard all employee US holiday pay policy. His
Non-Executive
Director fees earned from 1 August to 31 December 2022 were $177,107. Please see page 153 for further details.

(3)	The PSP vesting figure for the CEO is inclusive of a top-up award (25% of salary) made in May 2020 following the vote in favour of the Remuneration policy at the company’s 2020 AGM. This award will not vest until May 2023 and the final actual value received for the
2020-22
PSP will be restated in the 2023 Annual Report.

(4)	The 2020 PSP was valued based on the vesting prices on 10 February 2023 of £14.78 and the ADS price of $35.727. The share and ADS prices on 14 February 2020, the main date of grant were £16.686 and $43.74. In respect of the top-up award for the CEO, the share price was £16.814. Of the vested amounts for the Executive Directors, nothing was attributable to share price appreciation over the performance period. The Committee did not exercise any discretion in relation to the vesting of the awards or share price changes. The value for Dr Hal Barron is illustrative as the award will not vest until August 2023 in accordance with the terms of the Executive and Senior Management Recoupment Policy. The actual value received will be restated in the 2023 Annual Report.

(5)	The Committee may in specific circumstances, and in line with stated principles, apply malus/clawback, as it determines appropriate. Following due consideration by the Committee, there has been no recovery of sums paid (clawback) or reduction of outstanding awards or vesting levels (malus) applied during 2022 in respect of any of the CEO, CFO or the former CSO.

136

GSK Annual Report 2022

Annual report on remuneration continued

2022 Total remuneration (audited)
continued
The following sections provide details of each element of 2022 ‘Total remuneration’, and how the Committee implemented the company’s shareholder-approved Remuneration policy during the year in terms of fixed and performance pay:

Fixed pay (audited)

Salary
The table below sets out the base salaries of the Executive Directors over the last two years compared to increases for the UK and US workforce.

	2022 effective date
		2022 % change	Salary
			2022	2021

UK & US employees	1 April	3%	–	–

Emma Walmsley			£1,259,855	£1,223,160

Iain Mackay	1 January	3%	£915,335	£888,675

Dr Hal Barron (1)			$2,026,549	$1,967,523

(1)
With effect from 1 August 2022, Dr Barron transitioned to a Non-Executive Director role and has not received a salary since that date. He receives Non-Executive Director fees as described on page 153. Dr Barron’s 2021 base salary was increased by 8% from $1,821,781 to $1,967,523 with effect from 1 August 2021. See page 126 of the 2021 Annual Report for further details.

Details of salary levels for 2023 are provided on page 147.
Benefits
The UK remuneration reporting regulations require the company to add into each Executive Director’s total benefits all items which are deemed by tax authorities to be a taxable benefit for them.
These comprise:

–	Employee benefits in line with the policy for other employees, which may vary by location and role

–
Business-related services
provided to employees to assist or enable them to carry out their role, which a tax authority has deemed to be a taxable “benefit” to the individual. Because these are business expenses, the company meets the tax which arises on them and therefore the items are shown grossed up for tax. These include business travel and other related business costs

The table below provides an analysis of Total benefits (grossed up for tax) received by the Executive Directors in 2022 and 2021.

	2022 Benefits	2021 Benefits
	£000	£000

Emma Walmsley

Benefits available to employees	66	71

Business-related services	65	63

Total benefits	131	134

Iain Mackay

Benefits available to employees	156	131

Business-related services	135	111

Total benefits	291	242

Dr Hal Barron	$000	$000

Benefits available to employees	71	83

Business-related services	36	64

Accommodation whilst on business travel (1)	—	(2)

Total benefits	107	145

Notes:

(1) 2021 represents one-off refund of accommodation costs relating to 2020.

137

GSK Annual Report 2022

Annual report on remuneration continued
Fixed pay (audited)
continued
Pensions
From 1 January 2023, pension arrangements for Executive Directors were aligned to the wider workforce. Further details are given on page 147.

Executive Director	Member since	Pension arrangements in 2022

Emma Walmsley	2010	Pension contributions of 20% of base salary and matching contributions of up to 5% on the first
Iain Mackay	2019	£13,333 of salary, with a cash payment of 20% of base salary in lieu of pension on salary in excess of £13,333 in line with plan rates.

Dr Hal Barron	2018-July 2022	Member of the 401(k) plan open to all US employees and the Executive Supplemental Savings Plan (ESSP), a savings scheme open to US executives to accrue benefits above the 401(k) plan limits.

He received 38% of base salary, less a contribution to the 401(k) and ESSP equivalent to 5% of total base salary and bonus (net of the bonus deferred under the DABP). In addition, in line with the wider US workforce, from 1 January 2021, a combined contribution rate under the 401(k) and ESSP plans of 11% (7% core contribution plus a match of up to 4%) of total base salary and bonus (net of the bonus deferred under the DABP).

The following table shows the breakdown of the pension values included in Total remuneration on page 136. They are calculated in accordance with the methodology set out in the UK Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008 (as amended) (Remuneration regulations).

	Emma Walmsley		Iain Mackay		Dr Hal Barron

	2022	2021	2022	2021	Jan-Jul 2022	2021
Pension remuneration values	£000	£000	£000	£000	$000	$000

UK defined contribution	3	3	3	3	–	–

US defined benefit	–	–	–	–	(134)	350

Employer cash contributions	250	242	180	175	324	301

Total pension remuneration value	253	245	183	178	190	651
Dr Hal Barron is now a deferred member of the US style defined benefit plan. Further details regarding the 2022 pension values for Dr Barron are set out in the table below. His accrued benefit (ie the annual pension accrued to date) for 2022 was calculated as the increase in the accrued benefit, adjusted for inflation and multiplied by 20 to reflect the fact that the benefit will be received over a number of years. The normal retirement age under the Cash Balance Pension Plan is age 65. Dr Barron has not received any additional benefit for retiring early.

	Accrued pension		Pension remuneration
	31 July 2022	31 December 2021	value for 2022
Dr Hal Barron pension values	$000	$000	$000
US – Funded	2	2	(6)
US – Unfunded	194	187	(128)
Total	196	189	(134)

138

GSK Annual Report 2022

Annual report on remuneration continued

Pay for performance (audited)
Annual Bonus

2022 Annual Bonus performance against measures
The following table shows the Annual Bonuses earned compared to the bonus opportunity for 2022:

		2022 Bonus opportunity						2022 Bonus outcome

					Adjusted	Strategic and
				Total sales	operating	operational		Total 2022
	Target	Maximum	2022	growth	profit growth	measures	ESG	bonus	Total 2022
Bonus	(% of salary)	(% of salary)	salary	(% of salary)	(% of salary)	(% of salary)	(% of salary)	(% of salary)	bonus

Emma Walmsley	100	300	£1,259,855	71	79	90	10	249.5	£3,143,340
Iain Mackay			£915,335			78	0	227.5	£2,082,390
Details of the mandatory deferral by Executive Directors into the DABP for the 2022 bonus are set out on page 147.
Dr Barron received a
pro-rated
‘on-target’
payment for 2022 of $1,177,064 in lieu of a bonus opportunity. This is because he transitioned to a
Non-Executive
Director role on 1 August 2022. This contractual payment, in accordance with the company’s Remuneration policy, is included in his remuneration for 2022 under Annual Bonus in the table on page 136.
2022 financial performance measures

	2022 Performance

	Target	Target	Outcome	Positioning
	weighting	growth rate	growth rate	achieved

Total sales growth	30%	6.5%	9.9%	+3.4%

Adjusted operating profit growth	30%	12.8%	16.8%	+3.9%
These targets were set following consideration of analyst consensus as well as internal budgets. The annual targets for 2022 exceeded the long-term sales and profit targets stated in our Investor Update of 5% and 10% respectively. The Committee is therefore comfortable that over achievement of these represents exceptional performance. Threshold and maximum performance targets were set at 1% below and 5% above target growth respectively. The total sales and adjusted operating profit targets and outcomes for the purposes of the Annual Bonus calculation are based on CER and exclude the commercial benefit from
COVID-19
solutions.

Overview of performance against financial performance measures

–
2022 saw a step-change in commercial execution; earnings guidance was updated during the year as momentum grew. This was driven by strong sales growth across Specialty Medicines and Vaccines, exceeding guidance for sales and operating profit

–
Delivered full-year reported Group sales of £29.3 billion (+19% AER, +13% CER) with Specialty growth of 37% AER, 29% CER with double-digit growth across all Specialty therapy areas and Vaccines growth of 17% AER, 11% with a record year for
Shingrix
. The outcome was adjusted to exclude the benefit from
COVID-19
solutions

–
Adjusted Group operating profit of £8,151 million above target, driven by higher sales supported by prioritised investment and effective cost control. The outcome was adjusted to exclude the commercial benefit from
COVID-19
solutions

–	Adjusted EPS of 139.7p (+27% AER, +15% CER) was ahead of guidance excluding COVID-19 solutions

139

GSK Annual Report 2022

Annual report on remuneration continued
Pay for performance (audited)
continued
2022 strategic and operational measures performance
The Committee received and considered a performance assessment report for each Executive Director showing the extent of their achievement against the individual personal strategic and operational measures agreed by the Committee for them to support the delivery of our strategic commitments during 2022. The Committee also reviewed Dr Hal Barron’s performance in July 2022 before the release of his contractual
‘on-target’
bonus payment.
As with the financial elements of the Annual Bonus, the Committee was satisfied that the scale of Executive Directors’ achievements this year was of an exceptional nature. In particular, these achievements relate to the pipeline, commercial execution and Haleon demerger.

Strategic and operational measures	Performance achieved

Emma Walmsley The Committee determined that the CEO clearly exceeded or met her individual objectives

Strengthen pipeline and build GSK’s reputation for Innovation	–	47 potential new medicines and 22 vaccine candidates in development, with 18 now in phase 3/registration. Two-thirds of pipeline now focused on infectious diseases
–
Significant progress to strengthen pipeline and advance key assets (including RSV OA vaccine, bepirovirsen, gepotidican, daprodustat and depemokimab) more than offset termination decisions on otilimab and RSV maternal

	–	Continued progress in development of long-acting HIV treatments including launch of Apretude , for HIV prevention and positive data for new broadly neutralising antibody N6LS
	–	Successful business development to support future growth and focus in Vaccines and Specialty Medicines including Affinivax, Sierra Oncology and Spero Therapeutics

Demonstrate continued commercial execution excellence	–	Step-change in commercial execution, with double-digit sales growth across Specialty Medicines and Vaccines
	–	10 products now exceeding £1 billion in annual sales, including Trelegy , Nucala , Benlysta and Dovato
	–	Strong momentum for Shingrix (sales +60% to £3 billion), reflecting post pandemic rebound, new geographic launches and excellent commercial execution

Complete separation and unlocked value	–	Haleon successfully demerged on schedule from GSK on 18 July 2022. Largest demerger in Europe for 20 years
	–	Meaningful progress in value recognition prior to impact of market uncertainty following Zantac litigation

Demonstrate strong Environmental, Social and Governance (ESG) credentials and build trust in future delivery	–	Sustained leading ESG performance, with delivery against Global Health, Environment and Inclusion and Diversity commitments
–
Maintained sector-leading rankings in key ESG indices. Ranked number 1 in Access to Medicines Index for the 8th consecutive time and 2nd in S&P Corporate Sustainability Assessment for the pharmaceutical industry

Demonstrate strong culture and leadership	–	Drove rapid ownership of new culture; launch and roll out of new internal GSK Code, Talent Management and Performance with Choice programmes
	–	Employee engagement up to 81% (versus 78% in 2021)
	–	Continued development and succession planning for leadership team, with Tony Wood appointed CSO and new Chief Financial Officer Designate appointed

Iain Mackay The Committee determined that the CFO successfully met his individual objectives

Demonstrate financial leadership	–	Group financial targets exceeded: total sales £29.3 billion (+19% AER, +13% CER, +10% excl COVID); adjusted operating margin 27.8%; adjusted operating profit growth +26% AER, +14% CER, +17% excl COVID

	–	Adjusted EPS 139.7p (+15% CER)

Cost discipline and cash flow management	–	Prioritised investment and cost discipline supported strong growth in operating profit and EPS.
	–	Transformation programme delivering £0.9 billion annual savings by end 2022, on track to deliver £1 billion by end 2023
	–	Cash generated from operations £7.9 billion and free cash flow of £3.3 billion

Complete separation and unlocked value	–	Haleon successfully demerged on schedule from GSK on 18 July 2022. Largest demerger in Europe for 20 years
	–	Meaningful progress in value recognition prior to impact of market uncertainty following Zantac litigation

Demonstrate strong culture and leadership	–	Finance and Tech engagement, confidence, culture and inclusivity employee survey scores all increased versus 2021

2022 ESG: diversity, equity and inclusion (DEI) performance
Our first Annual Bonus ESG measure reinforces achievement of our DEI ambitions, as set out on page 47. DEI is an important business imperative and aspirational targets could be set to warrant additional reward. To stay on track for the 2025 Aspirational Targets for diversity of senior leadership, the Committee agreed interim, annual aspirational targets including global gender representation and US and UK race and ethnicity representation. These interim, annual aspirations were agreed by the Committee for the CEO. An internal governance team comprising members of Reward and Legal audited their performance against these interim aspirations for consideration by the Committee. These interim aspirations were achieved in 2022 and at year end we had 42% gender representation and 31.3% US ethnicity and 14.3% UK ethnicity in our VP and above employee population which are above or on track to meet the 2025 Aspirations.
In addition, most directorates also performed strongly against their respective contributions to our Aspirations. However, not all directorates achieved their expected contributions to the aspirational targets including Finance.

140

GSK Annual Report 2022

Annual report on remuneration continued

Pay for performance (audited)
continued
Vesting of PSP LTI awards
The following sets out the performance achieved for the company’s PSP and includes an update on performance of outstanding awards. In line with the Committee’s agreed principles, actual performance against each measure is carefully reviewed and adjustments are made, as appropriate, to ensure that the vesting outcome reflects genuine underlying business performance and has been delivered in line with our culture and responsible business priorities.
Overall, 52% of the 2020 PSP award vested. Targets were set against pipeline progress (20%), innovation sales (20%), adjusted free cash flow (30%) and relative TSR (30%). Disappointingly there was nil-vesting
under relative TSR. However, strong performance against other metrics was evidenced with full vesting under the cash flow element and partial vesting under pipeline progress and innovation sales.
During the
2020-22
period, significant progress was achieved in accelerating the delivery of our pipeline, notably the company’s RSV vaccine, depemokimab and niraparib. Robust oversight resulted in a number of assets being discontinued as resources were reprioritised to focus on those with the greatest potential. Major approvals in the period included: niraparib, for ovarian cancer; sotrovimab (emergency use authorization) for
COVID-19;
Cabenuva
for HIV treatment and
Apretude
for HIV
pre-exposure
prevention. Innovation sales, in the period, reflected particularly strong performance of HIV medicines and our shingles vaccine,
Shingrix
.

							Outcome and vesting level
Performance measures								% of	% of
and relative weighting	Performance targets						Outcome	maximum	award

Pipeline progress (20%)	The pipeline progress measure targets rewarding strengthening of our pipeline through progression of high quality assets into pivotal trials and the achievement of regulatory approvals in major markets. Points based on achievement are allocated to these two equally weighted elements.

		LTI award	Threshold			Maximum	16.5 points	88%	13.8%
	Measure	%	25%	50%	75%	100%	19 points	50%
	Pivotal Trial starts	10	13 points	14 points	15 points	18 points
	Major regulatory	10	18 points	19 points	20 points	22 points
	approval milestones

Innovation sales (20%)	The innovation sales measure recognises the importance of launching new products successfully and that driving their performance is key to our commercial success. This measure aggregates three-year sales for new innovative products launched in the three-year performance period and the preceding two years, ie 2018-22.						£15.368 billion	41%	8.2%

		Innovation sales (billion)			% vesting

	Maximum	£18.132			100%
		£16.484			75%
		£15.660			50%
	Threshold	£14.836			25%
		<£14.836			0%

Adjusted free cash flow (AFCF) performance (30%)	In line with the company’s agreed principles, the AFCF figures included adjustments for a number of material distorting items, including legal settlements, exchange rate movements and special pension contributions.						£13.08 billion	100%	30%

		Original target (billion)	Revised target (billion) (1)		% vesting

	Maximum	£11.84	£10.47		100%
		£11.33	£10.01		75%
		£10.30	£9.10		50%
	Threshold	£9.99	£8.83		25%
		<£9.99	<£8.83		0%
	(1) The revised target has been further adjusted since the 2021 Annual Report as noted overleaf.

Relative TSR		TSR ranking within comparator group (2)			% vesting		Ranked 9th	0%	0%

performance	Maximum	1st, 2nd, 3rd			100%
(30%)		4th			70%
		5th			40%
	Threshold (3)	Median			25%
		6th to 10th			0%

	(2) TSR comparator group: AstraZeneca, Bristol-Myers Squibb, Eli Lilly, GSK, Johnson & Johnson, Merck & Co, Novartis, Pfizer, Roche Holdings and Sanofi.
	(3) The vesting schedule is based on delivering 25% vesting for median performance. In a comparator group of ten companies, median falls between two companies.

Total vesting in respect of 2020 awards									52%

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GSK Annual Report 2022

Annual report on remuneration continued

Pay for performance (audited)
continued
The Adjusted free cash flow (AFCF) target was revised in line with the disclosure on page 131 of the 2021 Annual Report. It has been further restated to take account of the demerger by removing the share of target cash flows related to Consumer Healthcare following the demerger in 2022, revised phasing of the Future Ready programme restructuring cash payments based on detailed programme planning undertaken in 2022, and revised timing of divestments. As a result, the target was decreased by £0.99 billion to £9.10 billion.
The Committee did not exercise any discretion in relation to the vesting of the awards or share price changes.
2020 PSP vesting

	Granted	Vested (1)	Value of vested shares (1)

Emma Walmsley (2)	410,090	248,018	£3,666,163

Iain Mackay	207,267	125,432	£1,854,116

Dr Hal Barron – Pro-rated (3)	203,981	122,634	$4,381,400

(1)
The vested number of shares and the value it represented at vesting includes dividend reinvestments during the performance period. These are based on the vesting price of £14.78 and the closing ADS price of $35.727 on 10 February 2023.

(2)
The shares granted for Emma Walmsley include the additional ‘top-up’ award made in May 2020 which will not vest until May 2023. The final actual value received and any amount attributable to share price appreciation over the performance period will be restated in the 2023 Annual Report.

(3)	The PSP award for Dr Hal Barron will not vest until August 2023 under the terms of the Executive & Senior Manager Financial Recoupment Policy.
Performance of ongoing LTI awards
The Committee also reviewed the performance of the PSP awards granted to Executive Directors in 2021 and 2022.
The following charts provide an estimate of the vesting levels of the 2021 and 2022 awards, taking into account performance to 31 December 2022.

–
Actual vesting levels will only be determined based on performance over the full three-year performance periods. The indications below should therefore not be regarded as predictions of the final vesting levels

–
The AFCF measure target, threshold and associated vesting scales for the 2021 awards have been adjusted. The net overall impact is a decrease in the target of £3.02 billion to £5.64 billion for the 2021 award

–
The adjustments took into account of the following items: the removal of the share of target cash flows relating to Consumer Healthcare in 2022 and 2023 following the demerger in 2022, revised phasing of the Future Ready programme restructuring cash payments, and revised timing of divestments

–	There were no changes to other measures

For threshold performance 25% of each award will vest in respect of each performance measure. Individual 2021 LTI award levels appear on page 131 of the 2021 Annual Report. They are set out below for the 2022 LTI awards.

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Annual report on remuneration continued

Pay for performance (audited)
continued
2022 LTI awards
The 2022 DABP awards, in respect of the deferral of 2021 bonus, and the 2022 PSP awards are both shown in the table below.

		2022 DABP awards		2022 PSP awards

	2021 % of total bonus deferred	Number of shares	Face value of award (1)	Award level as % of base salary	Number of shares	Face value of award (2)(3)

Emma Walmsley		72,399 shares	£1.138m	575%	461,059 shares	£7.2m

Iain Mackay	50%	50,056 shares	£0.786m	400%	233,028 shares	£3.7m

Dr Hal Barron (4)		40,617 ADS	$1.741m	–	–	–

(1)
The face values of the DABP awards have been calculated based on a share price of £15.712 and an ADS price of $42.87, being the closing prices on 14 February 2022 (the day before grant). These are nil-cost
options for the UK Executive Directors and restricted shares for the US Executive Director. No performance conditions are attached to the DABP awards, as they reflect the mandatory three-year deferrals in respect of the Annual Bonus for 2021.

(2)
The face values of the PSP awards have been calculated based on a share price of £15.712, being the closing price on 14 February 2022 (the day before grant). These are conditional shares, based on the performance measures outlined above. Dr Barron did not receive a 2022 PSP award given his transition to a
Non-Executive
Director role on 1 August 2022.

(3)	The performance period for the 2022 PSP awards is from 1 January 2022 to 31 December 2024. Awards vest at 25% of maximum for threshold performance.

(4)	Dr Barron’s DABP award will vest as normal three years after the date it was granted.
Historical vesting for LTI plans
The following table summarises LTI vesting by performance measure for GSK over the last ten years.

	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020

Relative TSR	0	0	0	0	15	0	0	0	0	0

Adjusted free cash flow	13	0	0	0	21	26	33	33	33	30

Innovation sales (previously R&D new product)	16	7	21	33	33	33	33	33	25	8.2

Pipeline progress										13.8

Business diversification	11	7	17

Total vested %	40	14	38	33	69	59	67	67	58	52
Malus and clawback policy
For details of our existing policy on malus and clawback, please refer to the company’s 2022 Remuneration policy report on page 147 of the 2021 Annual Report, available on gsk.com.
The Committee reviews and discloses whether it (or the Recoupment Committee) has exercised malus or clawback.Disclosure is only made when the matter has been the subject of public reports of misconduct, where it has been fully resolved, where it is legally permissible to disclose and where it can be made without unduly prejudicing the company and therefore shareholders.
In line with these disclosure guidelines, neither the Committee (nor the Recoupment Committee) exercised malus or clawback during 2022.
An administrative amendment is proposed to the malus and clawback section of the 2022 Remuneration policy for shareholder approval at the 2023 AGM, as described on page 163.
Other policies
For details of our existing policies on recruitment remuneration, loss of office and termination payments, please refer to the 2022 Remuneration policy report on pages 144 to 152 of the 2021 Annual Report, available on gsk.com.

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Annual report on remuneration continued

Directors’ pay in a wider setting
Internal context
Remuneration structure for employees compared to Executive Directors and GLT during 2022

Element	Wider workforce pay	Comparison with Executive Director and GLT pay

Salary
–  The market competitiveness of base salaries across the company is assessed at a local market level. The competitiveness of roles, which is measured against the external market and internal peers, is kept under regular review

–  Increases may also be made to reflect a change in scope of an individual’s role, responsibilities or experience

–  For our Executive Directors and the GLT, following a performance review, increases in base salaries are considered in line with market practice, the average increase for the wider employee population and other comparotor tools.

–  Increases may also be made to reflect a change in scope of an individual’s role, responsibilities or experience

–  In agreeing increases for Executive Directors and the GLT, the Committee is mindful of the multiplier effect on the individual’s total remuneration

Pensions and benefits
–  The company seeks to provide an appropriate pension and benefits package that is aligned to competitive market practices in those countries in which the company operates and where our employees are based

–  Our Executive Directors and the GLT are eligible to receive benefits broadly in line with the policy for other employees, which may vary by location

–  Pension arrangements are structured in accordance with where the Executive Director or GLT member is expected to retire. Current and future Executive Directors’ pension arrangements have been aligned to the wider workforce in their location since 1 January 2023

Annual Bonus
–  With the exception of our sales force, who participate in separate arrangements, our wider workforce participates in a plan based on performance against four business and financial measures. These are structured to reflect the priorities of each specific business area

–  This plan is designed to reward our employees’ collective contribution to business achievement. Separate mechanisms are in place to recognise outstanding individual performance or to address under-performance

–  Our Executive Directors and the GLT participate in a plan based on an assessment of a combination of stretching financial/business, ESG: DEI and personal objectives

–  For Executive Directors, any bonus up to 200% of salary is paid 50% in cash and 50% in shares deferred for three years. Any bonus earned in excess of this (up to a maximum of 300% of salary) would be delivered fully in shares deferred for three years

–  For GLT members, any bonus up to 170% of salary is paid 75% in cash and 25% in shares deferred for three years. Any bonus earned in excess of this (up to a maximum of 255% of salary) would be delivered fully in shares deferred for three years

–  Clawback and/or malus provisions apply

LTI plans
–  Our employees at Senior Vice President (SVP) and Vice President (VP) level participate in the same PSP as our Executive Directors and the GLT with the same performance targets and periods

–  Clawback and/or malus provisions apply

–  Our SVP and VP employees, together with Directors and Managers below the GLT, receive annual Share Value Plan awards of restricted shares

–  Our Executive Directors and the GLT are granted annual PSP awards with the same performance targets and periods as employees

–  Executive Directors are required to hold vested awards for an additional two-year
period

–  Clawback and/or malus provisions apply

–  Executive Directors and the GLT do not receive Share Value Plan awards following appointment

All-employee
share plans
UK Executive Directors may participate in His Majesty’s Revenue & Customs approved all-employee
share plans along with the wider UK workforce, namely the company’s Share Save and Share Reward plans.
Participants of the company’s Share Save plan may save up to £250 a month for three years and at the end of the period have the option to buy GSK shares at a discount of up to 20% to the share price at the start of the savings contract. Participants of the Share Reward plan contribute up to £125 a month to purchase GSK shares which the company then matches on a one for one basis.
For further details see page 154.
Dilution limits
All awards are made under plans which incorporate dilution limits consistent with the guidelines published by the Investment Association (IA). These limits are 10% in any rolling ten-year
period for all plans and 5% in any rolling
ten-year
period for executive share plans (granted to senior executives). Estimated dilution from existing awards made over the last ten years up to 31 December 2022 is as follows:

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Annual report on remuneration continued

Directors’ pay in a wider setting
continued
CEO pay ratios – Option A methodology

Financial year	Lower quartile P25	Median P50	Upper quartile P75

2022	144:1	106:1	67:1

2021	154:1	108:1	67:1

2020	130:1	96:1	62:1

2019	160:1	119:1	73:1
GSK continues to use the Option A methodology because it is the most robust and statistically accurate way to calculate the three ratios from the options available in the Remuneration regulations. The pay ratio is broadly similar to 2021 with the reduction at P25 influenced by the change in workforce composition following the Consumer Healthcare demerger.
The pay ratios above are calculated using actual earnings for the CEO and UK employees. The CEO’s total single figure remuneration of £8,453,253 for 2022 and £8,203,422 for 2021 are detailed on page 136.
Total remuneration for all UK full-time equivalent employees on
31 December 2022 has been calculated in line with the single figure methodology. This reflects their actual earnings received in 2022 (excluding business expenses), which were used to produce the percentile calculation under Option A of the Remuneration regulations. Business expenses have been excluded as they are reimbursed to employees and are not sufficiently substantial in value to significantly impact the ratios.

The table below shows the salary, and total pay and benefits for each of the percentiles.

	2022	2021	2020	2019	2022	2021	2020	2019	2022	2021	2020	2019

£	P25				P50				P75

Salary	37,776	37,251	36,924	34,510	52,107	51,492	50,000	47,029	74,905	72,997	70,203	66,561

Total pay and benefits	58,883	53,151	54,133	50,467	79,428	76,234	73,340	68,200	126,594	122,852	113,830	110,638
The Committee believes that the median pay ratio is consistent with the company’s pay, reward and progression policies. The base salaries of all employees, including the Executive Directors, are set with reference to a range of factors including market practice, experience and performance in role.

Supplemental and additional ratios
The CEO pay ratio is likely to vary, potentially significantly, over time since it will be driven largely by CEO variable pay outcomes. In line with our reward principles, the CEO has a larger portion of her pay based on performance than the individuals at P25, P50 and P75. This means that depending on GSK’s performance the ratio could increase or decrease significantly.
The Committee believes that our senior executives should have a significant proportion of their pay linked directly to performance.
In light of this we have also provided supplemental ratios, where LTI compensation has been excluded.
We believe this provides an additional view as LTIs formed a substantial percentage of the CEO’s total remuneration, which is highly variable and dependent on business performance. The CEO’s 2022 total remuneration excluding LTI compensation is £4,787,090.
CEO pay ratios (less LTI awards)

Option A Methodology

Financial year	P25	P50	P75

2022	81:1	60:1	40:1

2021	73:1	51:1	34:1

2020	51:1	38:1	26:1

2019	65:1	48:1	32:1
Relative importance of spend on pay
The table shows total employee pay and the Group’s dividends paid to shareholders.

	Change %	2022 £m	2021 £m

Total employee pay	0.2	7,693	7,680

Dividends paid in the year	(13.3)	3,467	3,999
The figures in the table above, which reflect payments made during each year and the impact of movements in exchange rates, are as set out on pages 200 and 207. However, cash dividends declared in respect of 2022 were £2,468 million (2021: £4,011 million) a decrease of 38.5%. Please see Note 16 to the financial statements for further details.
Total employee pay is based on 69,130 employees, the average number of people employed during 2022 (2021: 71,345). Please see Note 9 to the financial statements for further details.
There were no share repurchases made by the company during 2022 and 2021.

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Directors’ pay in a wider setting
continued
External context

Comparator groups
The Committee used two pay comparator groups when considering executive pay for 2022. The European cross-industry comparator group is the primary comparator group used for the CEO and CFO. The Global pharmaceutical comparator group is the secondary group for the CEO and is also used to measure relative TSR performance.

European cross-industry comparator group

Roche Holding AG	Linde	Deutsche Telekom
Novartis	Sanofi	Kering
LVMH	AstraZeneca	Heineken
Anheuser-Busch InBev	Diageo	BASF
Unilever	Siemens	Vinci
SAP	Christian Dior	Adidas
L’Oreal	Inditex	Bayer
Novo Nordisk A/S	BAT	Safran
Airbus	Volkswagen	Reckitt Benckiser

Global pharmaceutical comparator group

France Sanofi Switzerland Novartis Roche Holdings UK AstraZeneca	US AbbVie (1) Amgen (1) Bristol-Myers Squibb Eli Lilly Johnson & Johnson Merck & Co Pfizer

(1)	AbbVie and Amgen are included for remuneration benchmarking, but are not included in the relative TSR comparator group.
2022 target CEO total remuneration positioning
When reviewing the CEO’s remuneration, the Committee’s primary comparator group is the European cross-industry comparator group. It also references pay for the Global pharmaceutical comparator group.

Remuneration includes salary and the expected value of incentives based on the Committee’s agreed benchmarking methodology.
TSR Performance graph
The following graph sets out the performance of the company relative to the FTSE 100 Index and to the Global pharmaceutical performance comparator group for the ten-year
period to 31 December 2022. These indices were selected for comparison purposes as they reflect both the primary index of which GSK is a constituent and the industry in which it operates.

*	This index comprises AstraZeneca, Bristol-Myers Squibb, Eli Lilly, Johnson & Johnson, Merck & Co, Novartis, Pfizer, Roche Holdings and Sanofi.
Historic CEO remuneration

Emma Walmsley						£000

	2022	2021	2020	2019	2018	2017

Total remuneration	8,453	8,203	7,031	8,094	5,887	4,883 (1)

% of maximum

Annual Bonus award (2)	83%	93%	49%	79%	93%	77%

Vesting of LTI awards	52%	58%	67%	67%	59%	69%

Sir Andrew Witty						£000

		2017	2016	2015	2014	2013

Total remuneration		715 (2)	6,830	6,661	3,902	7,207

% of maximum

Annual Bonus award (2)		0% (2)	97%	100%	42%	88%

Vesting of LTI awards		0% (3)	33%	38%	14%	31%

(1)	Emma Walmsley’s total remuneration includes her pay for the period 1 January to 31 March 2017, before she became CEO.

(2)	Sir Andrew Witty received a pro-rata payment for 2017 in lieu of a variable bonus opportunity, in accordance with the 2014 Remuneration policy.

(3)	PSP and DABP awards for Sir Andrew Witty granted in 2015 did not vest until April 2018, in accordance with the terms of the Executive financial recoupment policy.

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Implementation of Remuneration policy for 2023

Fixed Pay
Salary
The Committee is very aware of the sensitivity amongst stakeholders to levels of Executive pay. Before reviewing Executive Directors’ salary, it considered the average increases being awarded to employees below the level of Executive Directors and was mindful of the multiplier effect of increases in base pay. After due consideration of the wider economic context, individual performance and market positioning it was agreed that it was appropriate to award increases below that of the wider workforce to the CEO.
During the year, in addition to the 5% average salary increase, the company has implemented a number of monetary initiatives for our colleagues in the wider workforce, in reaction to the cost of living crisis, which can be found on pages 134 and 135.

Base salary	2023	% change

Wider workforce (1)	–	5%

Emma Walmsley	£1,310,249	4%

Iain Mackay (2)	£915,335	0%

(1)	Based on the average increase budget for employees below the level of GLT in the UK.

(2)	As a known leaver on 31 December 2023, Mr Mackay is not eligible to receive a salary increase.
Benefits
No significant changes to the provision of benefits are proposed for 2023.
For full details of the policy in relation to benefits, please refer to the 2022 Remuneration policy report on page 144 of the 2021 Annual Report.
Pension
The table below provides an overview of the pension arrangements for each Executive Director in 2023.
Executive Directors’ pensions were reduced to align with the wider UK workforce effective 1 January 2023.
Any new Executive Director’s pension will be aligned to the appropriate wider workforce on appointment.

2023 Pension contribution

Emma Walmsley Iain Mackay
– 7% of base salary contribution to defined contribution plan and a further 3% in matched contributions on the first £26,666 of salary in accordance with the terms of the plan and

– 7% of base salary as a cash payment in lieu of pension contribution on salary in excess of £26,666, or

– 7% of base salary as a cash payment in lieu of pension contribution

Pay for performance
Annual Bonus
There are no changes to the operation of the Annual Bonus plan.
For full details of the policy please refer to pages 145 and 146 of the 2021 Annual Report.

	Bonus opportunity % of salary

	Target	Maximum (1)
Emma Walmsley	100	300
Iain Mackay

(1)	50% of the equivalent of the first 200% of salary is deferred, and any portion in excess of 200% is deferred in full.

	Weighting of performance measures %
	Total sales growth	Adjusted operating profit growth	Strategic and operational measures	ESG: diversity, equity and inclusion
Emma Walmsley	30	30	30	10
Iain Mackay
Inevitably, targets linked directly to our financial and strategic plan are commercially sensitive. The Committee does not consider it appropriate to disclose Annual Bonus targets during the year, as it may result in competitive harm. However, details of the performance targets will, as usual, be disclosed on a retrospective basis in the 2023 Annual Report.
Deferred Annual Bonus Plan (DABP) 2023 awards
The table below provides details of the mandatory deferral into the DABP of the 2022 Annual Bonus payments and the associated awards granted. The shares awarded have no performance conditions, but must be held for three years, regardless of continued employment.

	Total bonus deferred	DABP awards
	into shares %	Shares

Emma Walmsley	59.9	125,482

Iain Mackay	56.0	77,751
Performance Share Plan (PSP) 2023 awards
The table below provides details of awards granted under the PSP.

	% of salary	Shares

Emma Walmsley	575	501,927
LTI performance measures
The measures and weightings for the 2023 awards remain unchanged from those used for the 2022 awards. The weightings for the five LTI measures are:

LTI measure	Measure	Weighting

Innovation	Pipeline progress	20%

Performance	Relative TSR	30%

	Total sales growth	20%

	Adjusted operating profit growth	20%

Trust	ESG: environment	10%

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Implementation of Remuneration policy for 2023
continued

Innovation
The Pipeline progress measure seeks to reward acceleration and strengthening of the pipeline. This is based on two equally weighted elements of our key assets or indications measured over a three-year performance period.
Points are allocated for successful assets in each
sub-measure
based upon their forecast commercial value (peak year sales) at the end of the performance period.
The
sub-measures
for the 2023 award will vest as follows:
Pivotal trial starts
Focuses mainly on phase III registrational trial starts, but may also include phase II starts.

Performance level	Points	Payout

Below Threshold	<12	Nil

Threshold	12	25%

	14	50%

	16	75%

Maximum	20	100%
Major regulatory approvals

Performance level	Points	Payout

Below Threshold	<17	Nil

Threshold	17	25%

	19	50%

	20	75%

Maximum	22	100%
The Pipeline progress measure is commercially sensitive at the time of grant. At the end of the performance period we will provide disclosure of what has been achieved.
Performance
Relative TSR will continue to be measured against GSK’s Global pharmaceutical comparator group (see page 146). The total sales growth and adjusted operating profit growth measures recognise the importance of our commercial ambitions and the Committee has set targets that align with those ambitions. The targets for total sales growth and adjusted operating profit growth are commercially sensitive at the time of grant.
ESG: environment
The ESG: environment measure is based on the goal of having a Nature Net Positive and Climate Net Zero impact by 2030 (see pages 45 and 46). The targets for the ESG: environment measure for the 2023 grant are based on a series of Nature goals relating to Water, Waste & Materials reduction, Biodiversity impact and Climate goals that incorporate Scope 1 & 2 emission reduction targets, carbon offsetting and our industrialisation of green
Ventolin
.
The ESG: environment measure includes six key performance measures:

–	3x Climate ambitions

–	3x Nature ambitions
To achieve:

–	75% vesting, all six measures must have met their 2025 targets

–	100% vesting, two of the six measures, at least one in Climate and one in Nature, must have exceeded their 2025 targets

Shareholdings versus Share Ownership Requirement (SOR) (audited)
To align the interests of Executive Directors with those of shareholders, they are required to build and maintain significant holdings of shares in GSK over time. Executive Directors are required to continue to satisfy these Share Ownership Requirements (SOR) by holding 100% of their SOR for the first 12 months after leaving GSK and not less than 50% of their SOR for months
13-24
after leaving GSK.

		Value of holdings as % of salary
	SOR % of salary	3 March 2023	31 December 2022

Emma Walmsley	650	1,292	1,031

Iain Mackay	300	406	228
Shares subject to performance conditions are excluded from each Executive Director’s SOR calculation until the end of the performance period. These vested shares are then included as part of the Director’s SOR to the extent that the performance conditions are met. The value of the holdings has been calculated on a post-tax
basis.
Emma Walmsley and Iain Mackay, at the date of publication of this Report, exceed their SOR. Dr Hal Barron exceeded his SOR prior to his transition to a
Non-Executive
Director role on 1 August 2022.
The company has processes in place to ensure that each Executive Director maintains their SOR after leaving GSK. Each Executive Director agrees to the terms of the SOR as part of their service contract.

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Implementation of Remuneration policy for 2023
continued
Termination arrangements for Executive Directors
As announced during 2022, Iain Mackay will step down as CFO and Executive Director on 1 May 2023, continue as an employee and leave the company on 31 December 2023.

Remuneration element	Summary of treatment

Annual Bonus	Eligible to receive bonuses which will be determined by the Committee based on a combination of business and individual performance for his service during 2022 and 2023.

PSP	Not eligible to receive any further PSP awards.

Outstanding PSP and DABP awards	All existing LTI awards will be retained and PSP awards will be pro-rated for time.

DABP deferred bonus awards	Awards in respect of bonuses deferred in 2022 and prior years will vest at their normal vesting dates.
In addition to the above, Iain Mackay will be required to maintain his SOR in accordance with the company’s Remuneration policy.
Remuneration arrangements for Julie Brown

The Committee considered the remuneration arrangements that would be appropriate to enable the company to recruit and retain an experienced CFO within the criteria for the role in the company’s 2022 Remuneration policy.
Given Julie Brown’s wealth of experience as a CFO and of the industry, it was agreed that her remuneration should be set in line with Iain Mackay’s remuneration, as follows:

Remuneration element		Notes

Salary	£951,948	Ms Brown’s salary was preliminarily set in line with that of her predecessor in September 2022 (£915,335) and her salary upon joining will be 4% higher than this figure, in line with the increase agreed for the CEO. The comparator group for pay for the CFO remains the European cross-industry comparator group as set out on page 146.

Annual Bonus	£951,948	The on-target bonus would be 100%, with a maximum of 300% for incremental exceptional performance as for Mr Mackay.

Award of Long Term Incentives (LTIs)	£1,903,896	This assumes an expected value of 50% of an award of performance shares under the PSP at a 4x multiple of base salary as for Mr Mackay.

Share Ownership Requirement (SOR)	300% of salary	This is in line with the 2022 Remuneration policy.

Pension		Pension arrangements will be in line with those of the wider UK workforce in accordance with GSK’s commitment from 1 January 2023.

Benefits		Benefits will be in line with GSK’s policy and arrangements for other executives to support them in undertaking their role.
The Committee sought to ensure Ms Brown was compensated on a like-for-like basis as far as possible when concluding her buyout payments, which are set out below:

–	a sum (the Bonus Buyout) equivalent to Ms Brown’s on-target Burberry bonus for the period from 1 April 2022 to 31 March 2023, which she will forego on leaving Burberry

–
a sum (the LTI Buyout) equivalent to the aggregate value of (i) her outstanding Burberry LTIs and SIP shares, which will be lost on leaving Burberry, at a price equivalent to the average price of such shares for the one-month
period ended on 7 September 2022, and (ii) the value of any dividend equivalents accruing on those shares between their date of award and her departure from Burberry. Given that the Burberry LTIs are not subject to a performance measure, and only to a performance underpin, no discount will be applied to the value of the shares so calculated

The Committee agreed that these payments would be made in stages over a two year period as follows, as cash amounts equivalent to:

–	the Bonus Buyout and one-third of 85% of the LTI Buyout will be paid to her in the first payroll following the commencement of her employment with GSK

–	one-third of 85% of the LTI Buyout will be paid to her in the first payroll following the first anniversary of the commencement of her employment and

–	one-third of 85% of the LTI Buyout will be paid to her in the first payroll following the second anniversary of the commencement of her employment
In addition, she will be paid an amount equivalent to 15% of the LTI Buyout in the first payroll following the commencement of her employment. Ms Brown has agreed that she will invest the net of tax proceeds of this 15% tranche in GSK shares at the first reasonably available opportunity, subject to dealing clearance, and that she will then hold those shares for a period of at least two years. Ms Brown’s SOR as CFO will be three times her base salary which she will be required to build over time.

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Remuneration governance

Committee role and membership
These details are available on page 107 and are incorporated by reference into this Report. The Chair, CEO, Chief People Officer, Head of Reward, Group Financial Controller and the Company Secretary assisted the Committee during the year.
Adviser to the Committee
The company undertook a full commercial tender process during 2022 and appointed Willis Towers Watson LLP (WTW) as independent adviser to the Committee with effect from 1 December 2022. WTW replaced PricewaterhouseCoopers LLP (PwC) who served as independent adviser up to 1 December 2022 and for over four years in total.
Both WTW and PwC are members of the Remuneration Consultants’ Group and, as such, voluntarily operate under the code of conduct in relation to executive remuneration consulting in the UK. The code of conduct can be found at www.remunerationconsultantsgroup.com.
WTW provided additional market data to the Committee and other HR consulting services to the company prior to and after their appointment as independent Committee advisers. During the year, in addition to providing consultancy services to the Committee, PwC also provided other consulting and assurance services to the company prior to WTW’s appointment.
In line with the protocols agreed and set by the Committee Chair under which WTW and PwC provided their advice, the Committee is satisfied that such advice has been objective and independent. During their respective tenures in 2022, PwC and WTW have provided independent commentary on matters under consideration by the Committee and updates on market practice and legislative requirements.
The Committee also reviewed the potential for conflicts of interest and judged that there were appropriate safeguards against such conflicts. WTW’s and PwC’s fees for advice during that period, which were charged on a time and materials basis, were £4,000 and £162,945 respectively. The Committee is satisfied that these fees did not compromise either firm’s independence.
Statement of consideration of shareholder views
The Committee engages in regular dialogue with shareholders and holds annual meetings with GSK’s largest investors to discuss and take feedback on its Remuneration policy practices and governance matters.
2022 AGM voting
Details of voting levels in respect of our Remuneration arrangements are set out below.

	Total votes cast (billion)	Total votes for (%)	Total votes against (%)	Votes withheld (million)

2022 AGM

Remuneration report	3.6	91.05	8.95	12.3

Remuneration policy	3.6	61.76	38.24	13.3
Service contracts and letters of appointment
The table below sets out the dates of the Executive Directors’ service contracts, which are available for review at the company’s registered office and on gsk.com, with the exception of Julie Brown, whose contract will be available on gsk.com following her appointment. Each Executive Director’s service contract contains a
12-month
notice period.

	Date of contract	Effective date	Expiry date

Emma Walmsley	29.03.17	01.04.17	30.06.34

Iain Mackay	18.09.18	14.01.19	n/a

Julie Brown	25.09.22	01.05.23	n/a
The
Non-Executive
Directors have letters of appointment, which are available to view at the company’s registered office. Each
Non-Executive
Director is expected to serve on the Board until the end of the AGM following the third anniversary of their appointment. This is subject to election and subsequent annual re-election.
Subject to mutual agreement, they are each expected to serve a further three years, and up to nine years from appointment in line with the provisions of the FRC’s UK Corporate Governance Code, subject to annual re-election.

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Remuneration governance
continued

Committee focus during 2022	Items discussed

Remuneration policy
The Committee sets the Remuneration policy for shareholder approval and then determines the remuneration of the Executive Directors, the Chair and other corporate officers in line with that policy.

–  Prepared and agreed the proposed 2022 Remuneration policy

–  Remuneration impact of Consumer Healthcare demerger

–  Shareholder and advisory body engagement on new Remuneration policy. See page 133 for further details

–  Review and consideration of shareholder and proxy adviser feedback

–  Amendments to the proposed Remuneration policy following careful consideration of shareholder feedback

–  Continued engagement with shareholders

Salary review
The Committee periodically reviews and considers the remuneration environment for Executive Directors and GLT and approves, when appropriate, annual adjustments as necessary having regard to performance, market positioning and the remuneration of the wider workforce.

–  Executive Director and GLT benchmarking, competitiveness and GSK comparator groups

–  GLT and Company Secretary salary review and recommendations for 2022

–  Executive Director salary review and recommendations for 2023

–  Setting remuneration for Julie Brown, the new CFO

–  Review of company Chair’s fee

Annual Bonus The Committee is responsible for setting specific performance measures for the Annual Bonus and for assessments of performance against these measures.
–  CEO, Executive Directors and GLT 2021 bonus recommendations and 2022 CEO and Executive Directors’ bonus objectives

–  Proposed new Annual Bonus performance measures aligned with June 2021 Investor Update commitments

LTI plans
The Committee is responsible for approving LTI plan rule changes, grants, assessments of performance, and the vesting of LTI awards for the Executive Directors, GLT and below (including interim awards).

–  LTI performance outcomes and award vesting for the CEO, Executive Directors, GLT and below

–  Confirmation of LTI grants for the CEO, Executive Directors, GLT and below

–  Proposed new performance conditions aligned with June 2021 Investor Update commitments

Governance and other areas of focus The Committee adheres to a robust remuneration governance framework, ensuring alignment between internal actions and external reporting/compliance requirements.
–  Remuneration considerations and Committee programme for 2022

–  Review of Terms of Reference

–  Committee evaluation annual review

–  2021 Remuneration report

–  Confirmation of 2022 Group Budget for remuneration purposes

–  AGM and Remuneration report feedback, the external remuneration environment and performance target disclosure for incentive plans

–  2022 Remuneration report disclosures, including CEO pay ratio

–  Annual Governance Meeting key Committee messages

–  Committee Chair consultation with employee representatives on setting pay and wider workforce pay practices

–  Remuneration adviser tender process

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Non-Executive
Directors’ fees
Chair and other
Non-Executive
Directors
The company aims to provide the Chair and other
Non-Executive
Directors with fees that are competitive with those paid by other companies of equivalent size and complexity, subject to the limits contained in its Articles of Association.
Chair’s fees
The Chair’s fee was set at £700,000 per annum, nearly four years ago in September 2019 when he was first appointed to the Board. It has remained unchanged since that time. After a review of independently sourced data by the Committee in January 2023 it was agreed that it was appropriate to increase his fees by £35,000 to £735,000 from 1 January 2023 – a 5% increase from the rate originally set in 2019.
During 2022 the Chair invested approximately 25% of his
pre-tax
fees in notional shares under the GSK NED share allocation plan (NED plan). Since September 2022 he invests approximately 25% of his net fees in the purchase of GSK shares.
2022
Non-Executive
Directors’ fees
The
Non-Executive
Directors’ fees that applied during 2022 are set out in the table below:

Per annum

Standard annual fee	£95,000

Supplemental fees

Chair of the Audit & Risk Committee	£80,000

Senior Independent Director	£50,000

Scientific & Medical Experts	£30,000

Chairs of the Remuneration, Corporate Responsibility and Science committees and Workforce Engagement Director	£40,000

Science Committee members undertaking significant additional responsibilities on behalf of GSK to support R&D	Up to £200,000

Non-Executive Director undertaking intercontinental travel to meetings	£7,500 per meeting
Standard annual fee for
Non-Executive
Directors
The standard
Non-Executive
Director annual fee was last increased in 2020. Following a review of independently sourced data and recognising the ever-increasing workload for
Non-Executive
Directors it was agreed that it was appropriate to increase the standard annual fee by £3,800 (4%) from £95,000 to £98,800 per annum from 1 January 2023.
With a view to further simplicity, creating greater transparency of the overall standard
Non-Executive
Director fee and based on review of independent data, going forward the intercontinental travel allowance of £7,500 per meeting will be added to the standard fee. Ordinarily,
Non-Executive
Directors are expected to travel overseas to attend two meetings per year and so can expect to receive two travel allowance payments totalling £15,000. The Chair does not receive this allowance. This amount will now be added to the
Non-Executive
Director standard fee from 1 January 2023 bringing the total standard fee to £113,800.
Non-Executive
Director Share Ownership Requirement
Following approval of the new Remuneration policy at the last AGM, in July 2022 it was agreed to implement a minimum
Non-Executive
Director share ownership requirement (SOR) of at least one times the annual standard fee (or the Chair’s fee) to be maintained until after retirement from the Board. The Chair, non-US
based
Non-Executive
Directors and newly appointed
Non-Executive
Directors commenced purchasing shares or ADS in the market towards their new
Non-Executive
Director SOR from September 2022. US
Non-Executive
Directors began purchasing ADS towards their SOR from 1 January 2023.
Shareholder approval will be sought at the AGM for an administrative amendment to the
Non-Executive
Director section of the Remuneration policy to allow the notional shares or ADS previously allocated under the
Non-Executive
Director plan to be delivered to the Chair and
Non-Executive
Directors at such time as the Committee and Board considers appropriate after any applicable tax withholding. This would be subject to the Chair and
Non-Executive
Directors undertaking to hold these shares or ADS until they retire from the Board. This change will not only give the company greater operational flexibility, it will also reduce the administrative burden of operating the
Non-Executive
Director plan, and will ensure that the Chair and
Non-Executive
Directors directly maintain a meaningful and prudent level of investment which closer aligns their interests with shareholders.
The company does not expect to make any significant changes to the fee structure for
Non-Executive
Directors during the remainder of the 2022 Remuneration policy period.

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2022 Total fees (audited)
The audited table below sets out the value of fees and benefits received by the
Non-Executive
Directors in the form of cash and shares or ADS. Further details of the NED plan are set out on page 155.
Non-Executive
Directors fees paid in a currency other than Sterling are converted using an average exchange rate that is reviewed from time to time. The average exchange rates were updated in 2022.
Non-Executive
Directors fees were converted to US Dollars using an exchange rate of $1.3481 in 2022. Benefits comprise the grossed up cash value of travel and subsistence costs incurred in the normal course of business, in relation to attendance at Board and Committee meetings and in fulfilling their role as
Non-Executive
Directors.

	2022				2021

Non-Executive Directors’	Fixed fees				Fixed fees

emoluments (000) (audited)	Cash	Shares/ADS	Benefits	Total pay	Cash	Shares/ADS	Benefits	Total pay

Sir Jonathan Symonds	£525	£175	£10	£710	£525	£175	£3	£703

Elizabeth McKee Anderson	$35	$8	–	$43	–	–	–	–

Charles Bancroft	–	$287	$10	$297	–	$210	$5	$215

Dr Hal Barron	$150	$16	$11	$177	–	–	–	–

Dr Anne Beal	$138	$46	$15	$199	$62	$21	–	$83

Dr Hal Dietz	$174	$58	$2	$234	–	–	–	–

Dr Jesse Goodman	$182	$61	$31	$274	$164	$55	$23	$242

Urs Rohner	£112	£31	£23	£166	£101	£34	£11	£146

Dr Vishal Sikka	–	$58	–	$58	–	–	–	–

Retired Directors

Vindi Banga (1)	£65	£22	£4	£91	£109	£36	£1	£146

Dame Vivienne Cox (1)	£55	£18	£1	£74	£101	£34	£1	£136

Lynn Elsenhans (1)	$74	$25	$23	$122	$134	$45	$5	$184

Dr Laurie Glimcher (2)	–	$136	$20	$156	–	$165	$13	$178

(1)	Retired from the Board on 18 July 2022.

(2)	Retired from the Board on 13 October 2022.

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Directors’ interests in shares (audited)
Executive Directors’ interests in shares
The interests of the Executive Directors of the company in office during 2022 and their persons closely associated (PCA) are shown in the table below:

			As at 31 December 2022
				Unvested share plan interests
			Beneficial			Subject to
	Total directors’ interests		interests	Not subject to performance		performance
	3 March 2023 (1)	31 December 2022 (1)	Shares/ADS (2)	Shares/ADS (3,7)	Options (4,7)	Shares/ADS (5)

Shares

Emma Walmsley	1,503,484	1,334,155	493,081	656,084	184,990	1,550,844

Iain Mackay	471,595	284,967	–	157,965	127,002	783,978

ADS

Dr Hal Barron	552,499	547,374	306,004	241,370	–	348,459

1)
Total directors’ interests
includes beneficial interests and unvested share plan interests not subject to performance. For Emma Walmsley and Iain Mackay, the balance as at 3 March 2023 includes shares/ADS awarded in 2020 under the PSP and the DABP which vested in February 2023 less those sold to satisfy tax liabilities on the vested amounts where relevant. ADS awarded in 2020 under the PSP and the DABP to Dr Hal Barron will not vest until August 2023 in accordance with the terms of the Executive and Senior Management Recoupment Policy. Executive Directors’ shareholdings against their SOR are outlined on page 148.

2)
Beneficial interests
includes shares/ADS held by the Executive Directors and their PCAs. For Emma Walmsley, this includes 2,166 shares purchased through the GSK Share Reward plan. Iain Mackay does not currently participate in the Share Reward plan. As a US employee, Dr Hal Barron was not eligible to participate in the Share Reward plan which is only open to UK employees. Dr Barron’s beneficial interests include ADS and notional ADS held by way of his investments in the GSK 401(k) plan and the Executive Supplemental Savings Plan (ESSP). Further details on Dr Barron’s membership of these plans can be found on page 138.

3)
Unvested shares/ADS not subject to performance
represent PSP shares/ADS which have vested but are subject to an additional two-year
holding period. Unvested ADS not subject to performance for Dr Barron also represent bonus deferrals (as described in note 7 below).

4)
Unvested options not subject to performance
represent bonus deferrals under the DABP which are awarded as nil-cost
options (as described in note 7 below). This figure excludes 790 options held by Emma Walmsley under the GSK Share Save plan.

5)	Unvested shares/ADS subject to performance represent unvested PSP awards.

6)	Vested but unexercised options: None of the Directors hold vested but unexercised options.

7)
DABP:
The table below shows bonus deferrals and subsequent reinvestment of dividends under the DABP. The amounts represent the gross shares/ADS balances prior to the sale of any shares/ADS to satisfy tax liabilities on vesting. As UK employees, bonus deferrals under the DABP are granted as nil-cost
options to Emma Walmsley and Iain Mackay.

DABP (Bonus deferrals)	3 March 2023	31 December 2022	1 January 2022

Shares

Emma Walmsley	251,541	184,990	176,801

Iain Mackay	164,988	127,002	71,972

ADS

Dr Hal Barron	104,563	103,600	101,801

8)
Options exercised in 2022:
The following table sets out details of options (including
nil-cost
options under the DABP) exercised during 2022 by Executive Directors. Iain Mackay did not exercise any options during the year.

		Number of shares	Date of		Market price
Type of award	Date of grant	under option	exercise	Grant price	at exercise	Gain on exercise

Emma Walmsley

Deferral award – DABP	13.02.2019	72,296	14.02.22	£0.00	£16.10	£1,164,000

Share Save	29.11.2018	744	25.02.22	£12.09	£15.82	£2,775
In respect of the
nil-cost
options awarded in 2019 under the DABP, the bonus which is deferred by the Executive Director was recorded as remuneration (under Annual Bonus) in the Total remuneration table in respect of 2018. The number of shares under option includes the initial award amount together with reinvested dividends accrued to the date of exercise.
In respect of options under the GSK Share Save plan, the remuneration receivable by an Executive Director is calculated on the date that the options first vest. The remuneration is the difference between the amount the Executive Director is required to pay to buy the shares and the total value of the shares on the vesting date. If the Executive Director chooses not to exercise the options on the vesting date, any subsequent increase or decrease in the amount realised will be due to movements in the share price between the vesting date and the date of exercise. This increase or decrease in value is the result of an investment decision by the Executive Director and, as such, is not recorded as remuneration.

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Directors’ interests in shares (audited)
continued
Non-Executive
Directors’ interests in shares
The interests of the
Non-Executive
Directors of the company in office during 2022 and their persons closely associated (PCA) are shown in the table below:

				Share allocation plan for Non-Executive Directors

	Total directors’ interests as at (1)			Number of shares/ADS

			Beneficial
			interests at
		31 December	31 December	Dividends	31 December		Elected &
		2022	2022	reinvested	2022 or	Adjustments	allocated
	3 March	or date of	or date of	after	date of	for share	during	1 January
	2023	retirement	retirement (2)	year end	retirement	consolidation (4)	the year (3)	2022

Shares

Sir Jonathan Symonds	69,045	68,316	33,925	728	34,391	(8,598)	15,273	27,716

Vindi Banga (5)	–	93,391	57,440	–	35,951	(8,987)	12,266	32,672

Dame Vivienne Cox (5)	–	12,252	–	–	12,252	(3,062)	4,767	10,547

Urs Rohner	19,710	19,317	798	392	18,519	(4,630)	6,722	16,427

ADS

Elizabeth McKee Anderson	–	–	–	–	–	–	–	–

Charles Bancroft	15,804	15,564	–	240	15,564	(2,617)	10,715	7,466

Dr Anne Beal	1,800	1,777	–	23	1,777	(233)	1,507	503

Dr Hal Barron	552,499	547,374	306,004	–	–	–	–	–

Dr Hal Dietz	1,593	1,575	–	18	1,575	(164)	1,739	–

Lynn Elsenhans (5)	–	47,692	800	–	46,892	(11,722)	14,631	43,983

Dr Laurie Glimcher (6)	–	27,408	–	–	27,408	(6,430)	11,186	22,652

Dr Jesse Goodman	12,614	12,375	–	238	12,375	(2,846)	4,999	10,222

Dr Vishal Sikka	1,147	1,147	1,147	–	–	–	–	–

1)
Total directors’ interests
include beneficial interests and any notional shares/ADS received as all or part of their fees under the NED plan. Dividends received on notional shares/ADS under the NED Plan during the year and in January 2023 were converted into notional shares/ADS as at 12 January 2023.

2)	Beneficial interests includes shares/ADS held by the Non-Executive Directors and their PCAs.

3)
Notional shares/ADS allocated during the year
under the NED plan includes (i) dividends reinvested during the year; and (ii) the reinvestment, on demerger, of an amount equivalent to the value of the Haleon plc shares/ADS attributable to the Non-Executive Directors’ notional allocation of GSK plc shares/ADS (see note 4 below).

4)
To align as closely as possible the treatment of Non-Executive Directors in respect of their NED plan allocations with those of shareholders on the demerger and share consolidation, NED plan allocations were adjusted as follows: (a) an amount equivalent to the value of the Haleon plc shares/ ADS attributable to the Non-Executive Directors’ notional holding of GSK plc shares/ADSs was reinvested so as to increase those notional allocations of GSK plc shares/ADS on 18 July 2022; and (b) all notional GSK share/ADS allocations in the NED plan, including allocations arising under (a), were consolidated at a ratio of four new notional GSK shares/ADS for every five notional GSK shares/ADS held as at 18 July 2022.

5)	Vindi Banga, Dame Vivienne Cox and Lynn Elsenhans all retired from the Board on 18 July 2022.

6)	Dr Laurie Glimcher retired from the Board on 13 October 2022.

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Percentage change in remuneration of Directors

	2022 percentage change			2021 percentage change			2020 percentage change
	Salary/fee %	Benefits %	Bonus %	Salary/fee %	Benefits %	Bonus %	Salary/fee %	Benefits %	Bonus %

UK employees (1)	3.0	2.26	44.81	2.0	0.0	4.85	2.5	0.0	1.1
Executive Directors (2,3)

Emma Walmsley	3.0	(2.2)	38.2	2.0	(5.0)	94.6	8.0	(26.6)	(33.4)

Iain Mackay	3.0	20.2	32.4	2.0	56.1	94.2	5.6	11.5	(31.6)

Dr Hal Barron (4)	(29.2)	(26.2)	(66.2)	5.4	150.0	100.1	2.5	(91.2)	(34.9)
Non-Executive Directors (2,5,6)

Sir Jonathan Symonds	0.0	233.3	–	0.0	50.0	–	201.7	0.0	–

Elizabeth McKee Anderson	–	–	–	–	–	–	–	–	–

Charles Bancroft	36.7	100.0	–	156.1	–	–	–	–	–

Dr Hal Barron (4)	–	–	–	–	–	–	–	–	–

Dr Anne Beal	121.7	–	–	–	–	–	–	–	–

Dr Hal Dietz	–	–	–	–	–	–	–	–	–

Dr Jesse Goodman	11.0	34.8	–	(5.6)	0.0	–	(12.5)	(65.2)	–

Urs Rohner	5.9	109.1	–	(5.6)	175.0	–	16.3	(69.2)	–

Dr Vishal Sikka	–	–	–	–	–	–	–	–	–
Retired Non-Executive Directors (2,5,6)

Vindi Banga	(40.0)	300.0	–	(4.6)	(50.0)	–	23.6	(50.0)	–

Dame Vivienne Cox	(45.9)	0.0	–	(5.6)	(50.0)	–	55.4	(75.0)	–

Lynn Elsenhans	(44.7)	360.0	–	(7.3)	(75.0)	–	(12.3)	(73.3)	–

Dr Laurie Glimcher	(17.6)	53.8	–	(8.3)	(61.8)	–	(18.2)	(55.3)	–

(1)
This table is provided in accordance with Schedule 8 of The Companies (Directors’ Remuneration Policy and Directors’ Remuneration Report) Regulations 2019. The UK employee population was considered to be the most relevant comparison as it most closely reflects the economic environment encountered by the majority of the Executive Directors.

(2)
Percentage changes have been calculated based on the 2022 Total remuneration table on page 136 for Executive Directors and the 2022 Total fees table on page 153 for
Non-Executive
Directors. Increases in benefits for
Non-Executive
Directors are due to increased travel costs following the return to in-person
meetings
post-COVID-19.

(3)	Further information on Executive Directors’ salary and benefits can be found on page 137.

(4)	Dr Hal Barron transitioned to a Non-Executive Director role on 1 August 2022.

(5)	Fees of Non-Executive Directors include fees received as cash and in the form of shares or ADS under the terms of the NED plan.

(6)	See page 123 for details of Non-Executive Director changes during the year.

Directors and Senior Management
Further information is provided on compensation and interests of Directors and Senior Management as a group (the group). For this purpose, the group is defined as the Executive and
Non-Executive
Directors, other members of the GLT and the Company Secretary. For the financial year 2022, the following table sets out aggregate remuneration for the group for the periods during which they served in that capacity.

Remuneration for 2022	£

Total compensation paid	31,807,039

Aggregate decrease in accrued pension benefits (net of inflation)	(19,550)

Aggregate payments to defined contribution schemes	1,739,677
During 2022, members of the group were awarded shares and ADS under the company’s various LTI plans, as set out in the table below. To align the interests of Senior Management with those of shareholders, Executive Directors and GLT members are required to build and maintain significant holdings of shares in GSK over time. GLT members are required to hold shares to an equivalent multiple of two times their base salary, and must continue to satisfy these share ownership requirements for a minimum of 12 months after leaving GSK.

	Awards		Dividend reinvestment awards
Awarded during 2022	Shares	ADS	Shares	ADS

Performance Share Plan	1,973,531	52,484	317,026	32,823

Deferred Investment Awards (1,2)	–	–	17,352	419

Share Value Plan (2)	16,380	–	–	–

1)	Notional shares and ADS.

2)	Executive Directors are not eligible to receive Deferred Investment Awards or participate in the Share Value Plan.

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Directors and Senior Management
continued
At 3 March 2023, the group and their PCAs had the following interests in shares and ADS of the company. Interests awarded under the various LTI plans are described in Note 44 to the financial statements, ‘Employee share schemes’ on pages 262 to 263.

Interests at 3 March 2023	Shares	ADS

Owned	2,533,721	409,464

Unexercised options	3,160	–

Deferred Annual Bonus Plan	842,660	118,293

Performance Share Plan	7,084,743	617,307

Deferred Investment Awards (1,2)	280,056	8,968

Share Value Plan (2)	68,345	5,740

1)	Notional shares.

2)	Executive Directors are not eligible to receive Deferred Investment Awards or participate in the Share Value Plan.

Fees in respect of Executive Directors’ external appointments
CEO
Emma Walmsley is an independent
non-executive
director of Microsoft Corporation. During 2022, she received $360,208, of which $125,208 was delivered as cash and $235,000 as stock options under the Microsoft Corporation’s Deferred Compensation Plan for its
non-employee
directors.
CFO
On 11 July 2022, Iain Mackay became an independent
non-executive
director of National Grid plc. During 2022, he received £33,330 in fees which was delivered as cash.

Payments to past Directors (audited)
No payments were made to past Directors in 2022 with the exception of the value of the deferred bonus and accrued dividends made to Simon Dingemans, as described on page 142 of the 2021 Annual Report.
Payments for loss of office (audited)
No loss of office payments were made during 2022.

How our Remuneration policy continues to reflect Provision 40 of the UK Corporate Governance Code (the Code)
Clarity and simplicity
The remuneration arrangements for the Executive Directors are set out in a clear and simple way in the Remuneration policy. Whilst compiling and before finalising the Remuneration policy, the Committee consulted extensively with 40 shareholders representing 45% of our issued share capital, to ensure its full understanding of their views on the policy and transparency and clarity of the proposals and how they would be implemented. The fixed remuneration elements (salary, benefits and pension) are closely aligned with wider workforce arrangements and our pay for performance plans (Annual Bonus and Long-term incentive) reward delivery of financial, strategic and ESG objectives in the short and long term.
Risk
In line with the Code, we operate both deferral and post-vesting holding arrangements, in addition to operating malus and clawback provisions. The Committee retains discretion to adjust award outcomes (to zero if appropriate) should it consider the payout determined does not appropriately reflect the overall position and performance of the company.
Predictability and proportionality
Our Remuneration policy defines maximum limits on the total Annual Bonus and Long-term incentive opportunities, and payouts under these elements are linked to fulfilment of performance conditions that support the company’s publicly stated ambitions. Through its implementation, maximum reward under our short- and long-term plans are only achievable for material outperformance against our stated ambitions.
Alignment to culture
GSK’s purpose, strategy and culture continue to be directly reflected in the performance conditions set under the Annual Bonus and Long-term incentive. In particular, we have introduced an ESG measure in both our short- and long-term plans. These currently reinforce our diversity, equity and inclusion aspirations for 2025, and our Nature Net Positive and Climate Net Zero ambition by 2030. Our Share Ownership Requirements strengthen the focus on our strategic aims, and ensure alignment with the interests and experiences of shareholders, both during and after employment.
The Committee believes the Remuneration policy has been operated as intended in terms of company performance and quantum during 2022.

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GSK Annual Report 2022

2022 Remuneration policy summary
The company’s Remuneration policy was approved on 4 May 2022 at GSK’s Annual General Meeting and has operated as intended since its approval. The full policy is available at gsk.com in the Investors section. Two administrative amendments to the company’s Remuneration policy are being proposed for binding shareholder approval at GSK’s 2023 Annual General Meeting, as described on page 163.

Executive Director Remuneration policy

Salary	To provide a core reward for the role. Set at a level appropriate to secure and retain high calibre individuals needed to deliver the Group’s strategic priorities.

Operation	Opportunity

Individual’s role, experience, performance and independently sourced data for relevant comparator groups considered when determining salary levels.

Salary increases typically take effect in the first quarter of each year.

Salaries are normally paid in the currency of the Executive Director’s home country.

There is no formal maximum limit and, ordinarily, salary increases will be broadly in line with the average increases for the wider GSK workforce.

However, increases may be higher to reflect a change in the scope of the individual’s role, responsibilities or experience. Salary adjustments may also reflect wider market conditions in the geography in which the individual operates.

Details of current salary levels are set out in the Annual report on remuneration.

Performance measures

The overall performance of the individual is a key consideration when determining salary increases.

Benefits	Levels are set to recruit and retain high calibre individuals to execute the business strategy.

Operation
Executive Directors are eligible to receive benefits in line with the policy for other employees which may vary by location. These include, but are not limited to, car allowances, healthcare, life assurance/death in service (where not provided as part of the individual’s pension arrangements), personal financial advice and contractual post-retirement benefits. In line with the policy for other employees, Executive Directors may be eligible to receive overseas relocation allowances and international transfer-related benefits when required. Executive Directors in the UK are also eligible to participate in all-employee
share schemes (e.g. Share Save and Share Reward plans), under which they are subject to the same terms as all other employees.
In order to recognise the high business travel requirements of the role, Executive Directors are also entitled to car travel and exceptionally may be accompanied by their spouse/partner on business trips. Other benefits include expenses incurred in the ordinary course of business, which are deemed to be taxable benefits on the individual.
Where an Executive Director is based outside the UK, but is required to travel to the UK to fulfil the responsibilities of their role and to attend Board Meetings, they may be subject to tax on their business travel expenses to and from the UK and on the provision of any accommodation in the UK. Although in reality it represents a business expense, the tax treatment requires that their travel and accommodation expenses are then included as benefits. Because of the business context, the tax liabilities will be covered by the company on a grossed-up
basis.
Benefit provision is tailored to reflect market practice in the geography in which the Executive Director is based and different policies may apply if current or future Executive Directors are based in a different country.
Opportunity
There is no formal maximum limit as benefits costs can fluctuate depending on changes in provider cost and individual circumstances.
Details of current benefits and costs are set out in the Annual report on remuneration.
Performance measure
None

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Executive Director Remuneration policy
continued

Pension	Pension arrangements provide a competitive level of retirement income.

Pension arrangements provide a competitive level of retirement income.
Operation
Pension arrangements are structured in accordance with the plans operated in the country in which the individual is likely to retire. Where the individual chooses not to become a member of the pension plan, cash in lieu of the relevant pension contribution is paid instead. Executive Directors in the UK are entitled either to join the defined contribution pension plan or to receive a cash payment in lieu of pension contribution.
Where an individual is a member of a GSK legacy defined benefit plan, a defined contribution plan or an alternative pension plan arrangement and is subsequently appointed to the Board, he or she may remain a member of that plan.
Opportunity
The policy for all current Executive Directors is:
UK:

–
20% of base salary contribution to defined contribution plan and further 5% in matched contributions subject to any relevant cap and in line with implementation principles for other members of the plan; and

–	20% of base salary as a cash payment in lieu of pension contribution for the portion above the relevant cap;

or

–	20% of base salary as a cash payment in lieu of pension contribution.
From 1 January 2023, any current UK Directors who are still in role will have their pension arrangements aligned to new Executive Directors’ arrangements as follows.
Any new Executive Directors in the UK will receive from date of appointment:

–
7% of base salary contribution to defined contribution plan and further 3% in matched contributions subject to any relevant cap and in line with implementation principles for other members of the plan; and

–	7% of base salary as a cash payment in lieu of pension contribution for the portion above the relevant cap;

or

–	7% of base salary as a cash payment in lieu of pension contribution.
US
(1)
:

–	Supplemental Cash Balance pension plan, providing annual contribution of 38% of base salary, less 5% of total base salary and bonus (net of the bonus deferred under the DABP) (3).

–	GSK 401(k) plan (1) and the ESSP (1) with core contributions of 7% of salary and bonus (2) and matched contributions of 4% of salary and bonus (2) .
From 1 January 2023, any current US Executive Directors who are still in role will have their pension arrangements aligned to new Executive Directors’ arrangements as follows.
Any new Executive Directors in the US will receive from date of appointment:

–	GSK 401(k) plan (1) and the ESSP (1) with core contributions of 7% of salary and bonus (2) and matched contributions of 4% of salary and bonus (2) .
Global:

–	Eligible for appropriate equivalent arrangement not in excess of the US/UK arrangements.
Performance measures
None.

(1)	In the event of any change to the plans operated in the US, a similar treatment would be provided under any successor arrangements introduced within the market

(2)	Less bonus deferred under the DABP

(3)	The 5% offset is equal to the contribution to the 401(k) and ESSP which was moved from the pension plans, in line with the wider US workforce, from 1 January 2021

Annual Bonus	To incentivise and recognise execution of the business strategy on an annual basis. Rewards the achievement of stretching annual financial, strategic and operational measures.

Operation
Financial, operational and business targets are set at the start of the year by the Committee and bonus levels are determined by the Committee based on performance against those targets.
Strategic and operational measures are set at the start of the year by the Committee and performance against those measures is assessed by the Committee.
Executive Directors are required to defer part of any bonus earned into shares, or ADS as appropriate, for three years. 50% of the equivalent of the first 200% of salary is deferred, and any portion in excess of 200% is deferred in full. Deferred bonus shares are eligible for dividend equivalents up to the date of vesting.
The Committee may adjust the formulaic vesting outcome (either up or down) to ensure that the overall outcome reflects underlying business performance over the vesting period. Clawback and/or malus provisions apply as described on page 147 of the 2021 Annual Report.
Opportunity
The maximum bonus opportunity for Executive Directors is 300% of salary. Below 99% of target performance, the bonus payout on the financial measures will be nil. For target performance, the bonus payout will be 100% of salary.

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Executive Director Remuneration policy
continued

Performance measures
Based on a combination of financial targets and individual/strategic and ESG performance objectives, with the majority of the bonus assessed against the financial measures. The weighting between different measures will be determined each year according to business priorities. Further details, including the measures to be used in the financial year, are provided in the Annual report on remuneration.
Selection of Annual Bonus measures
The Annual Bonus is designed to drive the achievement of GSK’s annual financial, strategic and operational measures.

For this reason the majority of the Annual Bonus opportunity is based on a formal review of performance against stretching financial targets, with the remainder of the bonus subject to assessment of individual performance against the key strategic and operational measures which are aligned to the company’s key objectives for that financial year and/or assessment of performance against ESG targets.
The Annual Bonus financial targets are set by reference to internal budget and external consensus targets.

Performance Share Plan (PSP)	To incentivise and recognise delivery of the longer term business priorities, financial growth and increases in shareholder value compared to other pharmaceutical companies. In addition, to provide alignment with shareholder interests, a retention element, to encourage long-term shareholding and discourage excessive risk taking.

Operation
Conditional awards are made annually with vesting dependent on the achievement of performance conditions over three years and are subject to an additional two-year
holding period. PSP targets are set by reference to internal budget and external consensus targets.
Awards are eligible for dividend equivalents up to the date of vesting and release.
The Committee may adjust the formulaic vesting outcome (either up or down) to ensure that the overall outcome reflects underlying business performance over the vesting period.
Clawback and/or malus provisions apply as described on page 147 of the 2021 Annual Report.
Opportunity
The normal maximum award limits that may be granted under the PSP to an individual in any one year are set out in the table below:

% of salary

CEO	600

CFO	400

Other Executive Directors	500
Performance measures
Based on a combination of financial, share price related and strategic and ESG performance conditions which are aligned to the company’s strategic plan. For all measures, 25% of awards will vest at threshold performance. Further details, including the performance targets attached to the PSP in respect of each year, and the weightings of the targets for the 2022 PSP awards are provided in the Annual report on remuneration.

Selection of Long-term incentive measures
The Committee selects performance measures which focus Executive Directors’ long-term remuneration on the delivery of GSK’s key strategic priorities over the longer term. In addition to setting robust targets, the Committee has implemented a number of safeguards to ensure the targets are met in a sustainable way and performance reflects genuine achievement against targets and therefore represents the delivery of value for shareholders.
For each performance measure, the impact of any acquisition or divestment will be quantified and adjusted for after the event.
Any major adjustment in the calculation of performance measures will be disclosed to shareholders on vesting.
The Audit & Risk Committee chair and other members, who are also members of the Remuneration Committee, provide input on the Audit & Risk Committee’s review of the Group’s performance and oversight of any risk factors relevant to remuneration decisions.
Details of the rationale behind the performance measures selected and how they are calculated are set out in the 2021 Annual report on remuneration.

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Executive Director Remuneration policy
continued

Share Ownership Requirements No change
To align the interests of Executive Directors with those of shareholders, they are required to build and maintain significant holdings of shares in GSK over time. The requirements for each Executive Director are as follows:
As a minimum, Executive Directors are required to maintain 100% of their share ownership requirements to the end of the first year following retirement from the company and 50% to the end of the second year.

% salary

CEO	650

Other Executive Directors	300

For details of our policy on clawback and malus, approach to recruitment remuneration, loss of office and termination payments, please refer to the full 2022 Remuneration policy report on pages 144 to 152 of the 2021 Annual Report, available on gsk.com in the Investors section

Differences between Remuneration policy for Executive Directors and other employees

When setting remuneration for the Executive Directors, the Committee considers the company’s strategic priorities, prevailing market conditions for global talent, the competitive environment (through comparison with the remuneration of executives at companies of similar size, complexity and international reach) and the positioning and relativities of pay and employment conditions across the broader GSK workforce.
In particular, the Committee considers the range of base salary rises for the workforces of those parts of GSK where the Executive Directors are employed. This is considered to be the most relevant comparison as these populations reflect most closely the economic environments encountered by the individuals.
The same principles apply to the Remuneration policy for Executive Directors and other employees although the remuneration offered to Executive Directors under this policy has a stronger emphasis on performance-related pay than that offered to other employees of the Group.

–	Salary and benefits (including pension) are tailored to the local market

–	The Annual Bonus plan applies to the wider employee population and is based on business performance

–	A combination of performance-related and restricted share plans apply to the wider employee population

–	All-employee share plans are available to employees in the UK, including the HM Revenue & Customs approved UK Share Save and Share Reward plans
While employees are not directly consulted in respect of the Remuneration policy, Urs Rohner, the Committee Chair, meets with senior HR representatives from across the business to review employee feedback. Dame Vivienne Cox, an Independent
Non-Executive
Director, engages with employees on various topics, including remuneration, in her role as Workforce Engagement Director. Board members engage with employees around during Board meetings where they are encouraged to share their views on the company, management and remuneration.
Since approval of the Policy in May 2022, the Board has evolved its approach to workforce engagement. Further details are provided on page 115.
In the wider organisation, we have aligned our performance and reward systems with our Innovation, Performance and responsible business priorities and with a culture anchored in purpose and performance. Our performance system evaluates employees on both ‘what’ they need to do and ‘how’ they do it. Also, for our most senior people we disincentivise unethical working practices using a clawback mechanism that allows us to recover performance-related pay.

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2022 Remuneration policy summary continued

Non-Executive
Director Remuneration policy 2022

Non-Executive Directors’ fees

Element	Purpose and link to strategy	Operation

Chair’s fees	To provide an inclusive flat rate fee that is competitive with those paid by other companies of equivalent size and complexity subject to the limits contained in GSK’s Articles of Association.
There is no formal maximum. However, fees are reviewed annually and set by reference to a review of the Chair’s performance and independently sourced market data.

The Committee is responsible for evaluating and making recommendations to the Board on the fees payable to the Chair. The Chair does not participate in discussions in respect of their fees.

Basic fees	As above
There is no formal maximum. As with the Chair, fees are reviewed annually and set by reference to independently sourced data.

The Chair and CEO are responsible for evaluating and making recommendations to the Board on the fees payable to the company’s
Non-Executive
Directors.

Fee payment	Alignment with shareholders	Fees are paid in cash.
Non-Executive
Directors (including the Chair) were required to invest at least 25% of their total net fees in shares or ADS of the company. The company has since replaced the 25% minimum investment requirement with a minimum share or ADS ownership requirement of at least one times the
Non-Executive
Director’s (or Chair’s) gross annual standard fees to be retained until their retirement from the Board. An administrative amendment to this section of the Remuneration policy is proposed for binding shareholder approval at the 2023 AGM as described on page 163.

Supplemental fees	To compensate Non-Executive Directors (other than the Chair) for taking on additional Board responsibilities or undertaking intercontinental travel.
Additional fees for the Senior Independent Director, Committee Chairs, Scientific and Medical Experts, the Workforce Engagement Director role and intercontinental travel.

The company has the authority to pay an additional fee, up to the equivalent of the Committee Chair supplement to a
Non-Executive
Director, should the company require significant additional time commitment in exceptional or unforeseen circumstances.

The company has the authority to pay an additional fee of up to £200,000 to
Non-Executive
Directors (excluding the Chair) who are members of the Science Committee for undertaking additional responsibilities on behalf of GSK and to support R&D.

Benefits	To facilitate execution of responsibilities and duties required by the role.	Travel and subsistence costs for
Non-Executive
Directors are incurred in the normal course of business in relation to meetings on Board and Committee matters and other
GSK-hosted
events. For overseas-based
Non-Executive
Directors, this includes travel to meetings in the UK. In the event it is necessary for business purposes, whilst not normal practice,
Non-Executive
Directors may be accompanied by their spouse or partner to these meetings or events. The costs associated with the above are all met by the company and, in some instances, they are deemed to be taxable and therefore treated as benefits for the
Non-Executive
Director.

Approach to recruitment remuneration

The following policy and principles apply to the roles of Chair and
Non-Executive
Director. It seeks to ensure alignment with shareholders through the requirement to invest in company shares and ADS.
Chair
Fees will be set at a level that is competitive with those paid by other companies of equivalent size and complexity. Fees will be paid partly in shares.

Non-Executive
Directors
Fee levels for new
Non-Executive
Directors will be set on the same basis as for existing
Non-Executive
Directors of the company, subject to local laws and regulations.
In the event of a
Non-Executive
Director with a different role and responsibilities being appointed, fee levels will be benchmarked and set by reference to comparable roles in companies of equivalent size and complexity.

Loss of office
The Chair and other
Non-Executive
Directors are not entitled to receive any payments in respect of fees for loss of office when they retire or step down from the Board.

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GSK Annual Report 2022

Administrative amendments to the 2022 Remuneration policy

Proposed amendments
Two administrative amendments to the company’s 2022 Remuneration policy (Policy), which was approved at last year’s AGM, are being proposed as ordinary resolutions for binding shareholder approval at the AGM on 3 May 2023. The Policy is subject to renewal in respect of remuneration for 2025. Given that these changes are purely administrative, a full consultation with employees was not undertaken on these amendments.
Non-Executive
Directors’ minimum share ownership requirement
The
Non-Executive
Directors section of the 2022 Policy includes a requirement for
Non-Executive
Directors (including the Chair) to invest a minimum of 25% of their net basic fees in shares or ADS of the company. The Policy also states that, should the company replace this requirement, any shares or ADS previously acquired in accordance with this 25% minimum investment requirement would: (i) continue to be held under those previous arrangements, (ii) count towards any expected minimum ownership requirement; and (iii) be delivered or released following the
Non-Executive
Director’s (or Chair’s) retirement from the Board.
The company has since replaced the 25% minimum investment requirement, as set out in the 2021 Annual Report, with a minimum share or ADS ownership requirement of at least one times the
Non-Executive
Director’s (or Chair’s) gross Annual Standard Fees to be retained until their retirement from the Board.
Shareholder approval will be sought to amend the
Non-Executive
Directors section of the Policy to allow the shares or ADS acquired under the previous 25% minimum investment requirement to be delivered or released to the
Non-Executive
Director (or Chair) at such time as the Board (excluding that
Non-Executive
Director or the Chair) considers appropriate (subject to any applicable tax withholding), rather than continue to be held under the previous arrangements.
This is subject to the
Non-Executive
Directors (or the Chair) undertaking to the company to hold such shares or ADS in the company until they retire from the Board. This will give the company greater operational flexibility, and reduce the administrative burden, in the implementation of the new minimum share ownership requirement whilst ensuring that the
Non-Executive
Directors (and the Chair) continue to maintain a meaningful and prudent level of investment which aligns their interests with shareholders.
Clawback and malus
Shareholder approval will be sought to amend the Clawback and malus section of the Policy to expressly refer to the company’s ability to update its clawback policies, and to make disclosures in relation to clawback, in each case as required by applicable regulatory requirements, including the recently adopted Securities and Exchange Commission (SEC) rules (and the New York Stock Exchange (NYSE) listing standards implementing those rules) on clawback in the event of an accounting restatement.
The SEC adopted new rules, in late 2022, which require the NYSE (amongst others) to adopt new listing standards that require a listed company to clawback erroneously awarded incentive-based compensation whenever it is required to prepare an accounting restatement that corrects an error in a previously issued financial statement, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. These new listing standards are expected to become effective in late 2023. GSK shares are listed and traded on the NYSE in the form of ADS and GSK will, as a result, be subject to the new listing standards which are expected to require clawback in circumstances that are wider than those currently provided for by the company’s policies. The related SEC rules will also require GSK to make certain disclosures in connection with its clawback policy in its annual report on Form
20-F
(including filing a copy of the clawback policy with the SEC).
The proposed changes to the `Clawback and malus’ element of the Policy are intended to ensure clarity by expressly referring to the company’s ability to update its clawback policies, and to make disclosures in relation to clawback, in each case as required by applicable regulatory requirements (including the SEC and NYSE requirements). The Committee will update its current recoupment policies as required to meet the new NYSE listing standards and the related SEC disclosure requirements once they become effective.

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GSK Annual Report 2022

Operation and scope of Remuneration policy

The Remuneration policy (Policy) is set out on pages 144 to 152 of the 2021 Annual Report and it is intended that the Policy for GSK’s Executive and
Non-Executive
Directors will operate for a period of three years from the date of approval at the company’s Annual General Meeting on 4 May 2022.
The Committee wrote the Policy principally in relation to the remuneration arrangements for the Executive Directors, whilst taking into account the possible recruitment of a replacement or an additional Executive Director during the operation of the Policy. The Committee intends the Policy to operate for the period set out above in its entirety. However, it may after due consideration seek to change the Policy during this period, but only if it believes it is appropriate to do so for the long-term success of the company, after consultation with shareholders and having sought shareholder approval at a general meeting.
The Committee reserves the right to make any remuneration payments and/or payments for loss of office (including exercising any discretions available to it in connection with such payments) notwithstanding that they are not in line with the Policy where the terms of the payment were agreed:
(i) before the AGM on 7 May 2014 (the date the company’s first shareholder-approved Directors’ Remuneration policy came into effect);
(ii) before the Policy came into effect, provided that the terms of the payment were consistent with the shareholder-approved Remuneration policy in force at the time they were agreed; or
(iii) at a time when the relevant individual was not a Director of the company and, in the opinion of the Committee, the payment was not in consideration for the individual becoming a Director of the company. For these purposes ‘payments’ includes the Committee satisfying awards of variable remuneration and, in relation to an award over shares or ADS, the terms of the payment are ‘agreed’ at the time the award is granted.
Performance Share Plan (PSP) awards are subject to the terms of the PSP plan rules under which the award has been granted. The Committee may adjust or amend awards only in accordance with the provisions of the plan rules. This includes making adjustments to reflect one-off
corporate events, such as a change in the company’s capital structure.
The Committee may also make minor amendments to the Policy (for regulatory, exchange control, tax or administrative purposes or to take account of a change in legislation) without obtaining shareholder approval for such amendments.

Basis of preparation

The Annual report on remuneration has been prepared in accordance with the Companies Act 2006 and The Large and
Medium-sized
Companies and Groups (Accounts and Reports) (Amendment) Regulations 2013 (the Regulations). In accordance with the Regulations, the following parts of the Annual report on remuneration are subject to audit: total remuneration figures for Executive Directors including further details for each element of remuneration (salary, benefits, pension, Annual Bonus and Long-term incentive awards);
Non-Executive
Directors’ fees and emoluments received in the year; Directors’ interests in shares, including interests in GSK share plans; payments to past Directors; payments for loss of office; and share ownership requirements and holdings, for which the opinion thereon is expressed on page 181. The remaining sections of the Annual report on remuneration are not subject to audit nor are the pages referred to from within the audited sections.
The Annual report on remuneration has been approved by the Board of Directors and signed on its behalf by:
Urs Rohner
Remuneration Committee Chair
9 March 2023

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		GSK Annual Report 2022

Financial statements

In this section

Directors’ statement of responsibilities	166

Financial statements	182

Notes to the financial statements	186

Financial statements of GSK plc prepared under UK GAAP	268

		165

GSK Annual Report 2022

Directors’ statement of responsibilities

The Directors are responsible for preparing the Annual Report, the Remuneration report and the Group and parent company financial statements in accordance with applicable law and regulations.
UK company law requires the Directors to prepare financial statements for each financial year. The Directors are required to prepare the Group consolidated financial statements in accordance with International Accounting Standards in conformity with the requirements of the Companies Act 2006 and the International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB). The Directors have elected to prepare the parent company financial statements in accordance with United Kingdom Accounting Standards and applicable law (United Kingdom Generally Accepted Accounting Practice) (Financial Reporting Standard 101 Reduced Disclosure Framework). Under company law the Directors must not approve the financial statements unless they are satisfied that they give a true and fair view of the state of affairs of the Group and its profit or loss for that period. In preparing the financial statements, the Directors are required to:

–	select suitable accounting policies and then apply them consistently;

–	make judgements and accounting estimates that are reasonable and prudent;

–	state that the Group financial statements comply with IFRS, as issued by the IASB and in conformity with the requirements of the Companies Act 2006;

–	state with regard to the parent company financial statements that applicable UK Accounting Standards have been followed, subject to any material departures disclosed and explained in the parent company financial statements; and

–	prepare the financial statements on a going concern basis unless it is inappropriate to presume that the Group and the parent company will continue in business.
In preparing the Group financial statements, International Accounting Standard 1 requires that directors properly select and apply accounting policies; present information, including accounting policies, in a manner that provides relevant, reliable, comparable and understandable information; provide additional disclosures when compliance with the specific requirements in IFRS Standards are insufficient to enable users to understand the impact of particular transactions, other event and conditions on the entity’s financial position and financial performance; and make an assessment of the company’s ability to continue as a going concern.
The Directors are responsible for keeping adequate accounting records that are sufficient to show and explain the company’s transactions and disclose with reasonable accuracy at any time the financial position of the Group and to enable them to ensure that the Group financial statements and the Remuneration report comply with the Companies Act 2006. They are also responsible for safeguarding the assets of the Group and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.
The Group financial statements for the year ended 31 December 2022, comprising principal statements and supporting notes, are set out in the ‘Financial statements’ on pages 182 to 267 of this report. The parent company financial statements for the year ended 31 December 2022, comprising the balance sheet and the statement of changes in equity for the year ended 31 December 2022 and supporting notes, are set out on pages 268 to 272.
The responsibilities of the auditor in relation to the financial statements are set out in the Independent Auditor’s report on pages 168 to 181.
The financial statements for the year ended 31 December 2022 are included in the Annual Report, which is published in printed form and made available on our website. The Directors are responsible for the maintenance and integrity of the corporate and financial information included on the company’s website. Legislation in the United Kingdom governing the preparation and dissemination of financial statements may differ from legislation in other jurisdictions.
Each of the current Directors, whose names and functions are listed in the Corporate Governance section of the Annual Report 2022 confirms that, to the best of his or her knowledge:

–	the Group financial statements, which have been prepared in accordance with IFRS, as issued by the IASB and in conformity with the requirements of Companies Act 2006, give a true and fair view of the assets, liabilities, financial position and profit of the Group;

–	the Strategic report and risk sections of the Annual Report, which represent the management report, include a fair review of the development and performance of the business and the position of the company and the Group taken as a whole, together with a description of the principal risks and uncertainties that it faces; and

–	the annual report and financial statement, taken as a whole, are fair, balanced and understandable and provide the information necessary for shareholders to assess the company’s position and performance, business model and strategy.

166

GSK Annual Report 2022

Directors’ statement of responsibilities continued

Disclosure of information to auditor
The Directors in office at the date of this Annual Report have each confirmed that:

–	so far as he or she is aware, there is no relevant audit information of which the company’s auditor is unaware; and

–
he or she has taken all the steps that he or she ought to have taken as a Director to make himself or herself aware of any relevant audit information and to establish that the company’s auditor is aware of that information.

This confirmation is given and should be interpreted in accordance with the provisions of section 418 of the Companies Act 2006.
Going concern basis
Pages 66 to 95 and pages 55 to 61 contain information on the performance of the Group, its financial position, cash flows, net debt position, borrowing facilities and climate related risks. Further information, including Treasury risk management policies, exposures to market and credit risk and hedging activities, is given in Note 44 to the financial statements, ‘Financial instruments and related disclosures’. Having assessed the principal risks and other matters considered in connection with the viability statement, the Directors considered it appropriate to adopt the going concern basis of accounting in preparing the financial statements.
Internal control
The Board, through the Audit & Risk Committee, has reviewed the assessment of risks and the internal control framework that operates in GSK and has considered the effectiveness of the system of internal control in operation in the Group for the year covered by this Annual Report and up to the date of its approval by the Board of Directors. Further detail on the review of internal controls is set out in the Governance report on page 125.
The 2018 UK Corporate Governance Code
The Board considers that GSK plc applies the principles and complies with the provisions of the UK Corporate Governance Code maintained by the Financial Reporting Council, as described in the Corporate Governance section on pages 97 to 131. The Board further considers that the Annual Report, taken as a whole, is fair, balanced and understandable, and provides the information necessary for shareholders to assess the Group’s position and performance, business model and strategy.
As required by the Financial Conduct Authority’s Listing Rules, the auditor has considered the Directors’ statement of compliance in relation to those points of the UK Corporate Governance Code which are specified for their review.
Annual Report
The Annual Report for the year ended 31 December 2022, comprising the Report of the Directors, the Remuneration report, the Financial statements and Additional information for investors, has been approved by the Board of Directors and signed on its behalf by
Sir Jonathan Symonds
Chair
9 March 2023

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GSK Annual Report 2022

Consolidated income statement
for the year ended 31 December 2022

	Notes	2022 £m	2021 (1) £m	2020 (1) £m

Turnover	6	29,324	24,696	24,354

Cost of sales		(9,554)	(8,163)	(7,929)

Gross profit		19,770	16,533	16,425

Selling, general and administration		(8,372)	(7,070)	(7,437)

Research and development		(5,488)	(5,019)	(4,793)

Royalty income		758	417	321

Other operating (expense)/income	7	(235)	(504)	1,463

Operating profit	8	6,433	4,357	5,979

Finance income	11	76	14	32

Finance expense	12	(879)	(769)	(874)

Loss on disposal of interest in associates	13	–	(36)	–

Share of after tax (loss)/profits of associates and joint ventures		(2)	33	33

Profit before taxation		5,628	3,599	5,170

Taxation	14	(707)	(83)	(67)

Profit after taxation from continuing operations		4,921	3,516	5,103

Profit after taxation from discontinued operations and other gains/(losses) from the demerger		3,049	1,580	1,285

Re-measurement of discontinued operations distributed to shareholders on demerger		7,651	–	–

Profit after taxation from discontinued operations		10,700	1,580	1,285

Total profit after taxation for the year		15,621	5,096	6,388

Profit attributable to non-controlling interests from continuing operations		460	200	230

Profit attributable to shareholders from continuing operations		4,461	3,316	4,873

Profit attributable to non-controlling interests from discontinued operations		205	511	409

Profit attributable to shareholders from discontinued operations		10,495	1,069	876

		15,621	5,096	6,388

Total profit attributable to non-controlling interests		665	711	639

Total profit attributable to shareholders		14,956	4,385	5,749

		15,621	5,096	6,388

Basic earnings per share (pence) from continuing operations	15	110.8p	82.9p	122.4p

Basic earnings per share (pence) from discontinued operations		260.6p	26.7p	22.0p

Total Basic earnings per share (pence)		371.4p	109.6p	144.4p

Diluted earnings per share (pence) from continued operations	15	109.2p	81.8p	120.9p

Diluted earnings per share (pence) from discontinued operations		257.0p	26.4p	21.7p

Total diluted earnings per share (pence)		366.2p	108.2p	142.6p
Consolidated statement of comprehensive income
for the year ended 31 December 2022

	Notes	2022 £m	2021 (a) £m	2020 (a) £m

Total profit for the year		15,621	5,096	6,388

Other comprehensive income/(expense) for the year

Items that may be subsequently reclassified to continuing operations income statement:

Exchange movements on overseas net assets and net investment hedges	38	113	(339)	(416)

Reclassification of exchange movements on liquidation or disposal of overseas subsidiaries and associates	38	2	(25)	36

Fair value movements on cash flow hedges		(18)	5	(19)

Reclassification of cash flow hedges to income statement		14	12	54

Deferred tax on fair value movements on cash flow hedges		9	(8)	(18)

		120	(355)	(363)

Items that will not be reclassified to continuing operations income statement:

Exchange movements on overseas net assets of non-controlling interests	38	(28)	(20)	(10)

Fair value movements on equity investments		(754)	(911)	1,346

Tax on fair value movements on equity investments		56	131	(220)

Remeasurement (losses)/gains on defined benefit plans		(786)	940	(164)

Tax on remeasurement losses/(gains) on defined benefit plans		211	(223)	55

Fair value movements on cash flow hedges		(6)	–	–

		(1,307)	(83)	1,007

Other comprehensive expense for the year from continuing operations	38	(1,187)	(438)	644

Other comprehensive income for the year from discontinued operations		356	101	326

Total comprehensive income for the year		14,790	4,759	7,358

Total comprehensive income for the year attributable to:

Shareholders		14,153	4,068	6,753

Non-controlling interests		637	691	605

Total comprehensive income for the year		14,790	4,759	7,358

(1)
The 2021 and 2020 comparatives have been restated on a consistent basis from those previously published to reflect the demerger of the Consumer Healthcare business (see Note 41) and/or the impact of Share Consolidation (see Note 37).

182

GSK Annual Report 2022

Consolidated balance sheet
as at 31 December 2022

	Notes	2022 £m	2021 £m

Non-current assets

Property, plant and equipment	17	8,933	9,932

Right of use assets	18	687	740

Goodwill	19	7,046	10,552

Other intangible assets	20	14,318	30,079

Investments in associates and joint ventures	21	74	88

Other investments	23	1,467	2,126

Deferred tax assets	14	5,658	5,218

Derivative financial instruments	44	–	18

Other non-current assets	24	1,194	1,676

Total non-current assets		39,377	60,429

Current assets

Inventories	25	5,146	5,783

Current tax recoverable	14	405	486

Trade and other receivables	26	7,053	7,860

Derivative financial instruments	44	190	188

Current equity investments	22	4,087	–

Liquid investments	30	67	61

Cash and cash equivalents	27	3,723	4,274

Assets held for sale	28	98	22

Total current assets		20,769	18,674

Total assets		60,146	79,103

Current liabilities

Short-term borrowings	30	(3,952)	(3,601)

Contingent consideration liabilities	33	(1,289)	(958)

Trade and other payables	29	(16,263)	(17,554)

Derivative financial instruments	44	(183)	(227)

Current tax payable	14	(471)	(489)

Short-term provisions	32	(652)	(841)

Total current liabilities		(22,810)	(23,670)

Non-current liabilities

Long-term borrowings	30	(17,035)	(20,572)

Corporation tax payable	14	(127)	(180)

Deferred tax liabilities	14	(289)	(3,556)

Pensions and other post-employment benefits	31	(2,579)	(3,113)

Other provisions	32	(532)	(630)

Derivative financial instruments	44	–	(1)

Contingent consideration liabilities	33	(5,779)	(5,118)

Other non-current liabilities	34	(899)	(921)

Total non-current liabilities		(27,240)	(34,091)

Total liabilities		(50,050)	(57,761)

Net assets		10,096	21,342

Equity

Share capital	37	1,347	1,347

Share premium account	37	3,440	3,301

Retained earnings	38	4,363	7,944

Other reserves	38	1,448	2,463

Shareholders’ equity		10,598	15,055

Non-controlling interests		(502)	6,287

Total equity		10,096	21,342
The financial statements on pages 182 to 267 were approved by the Board on 9 March 2023 and signed on its behalf by
Sir Jonathan Symonds
Chair

183

GSK Annual Report 2022

Consolidated statement of changes in equity
for the year ended 31 December 2022

	Shareholders’ equity

	Share capital £m	Share premium £m	Retained earnings £m	Other reserves* £m	Total £m	Non-controlling interests £m	Total equity £m

At 31 December 2019	1,346	3,174	4,530	2,355	11,405	6,952	18,357

Profit for the year	–	–	5,749	–	5,749	639	6,388

Other comprehensive (expense)/income for the year	–	–	(133)	1,137	1,004	(34)	970

Total comprehensive income for the year	–	–	5,616	1,137	6,753	605	7,358

Distributions to non-controlling interests	–	–	–	–	–	(1,208)	(1,208)

Contributions from non-controlling interests	–	–	–	–	–	3	3

Changes in non-controlling interests	–	–	–	–	–	(131)	(131)

Dividends to shareholders	–	–	(3,977)	–	(3,977)	–	(3,977)

Realised profits after taxation on disposal of equity investments	–	–	163	(163)	–	–	–

Share of associates and joint ventures realised profits on disposal of equity investments	–	–	44	(44)	–	–	–

Shares issued	–	29	–	–	29	–	29

Shares acquired by ESOP Trusts	–	78	531	(609)	–	–	–

Write-down of shares held by ESOP Trusts	–	–	(529)	529	–	–	–

Share-based incentive plans	–	–	381	–	381	–	381

Tax on share-based incentive plans	–	–	(4)	–	(4)	–	(4)

At 31 December 2020	1,346	3,281	6,755	3,205	14,587	6,221	20,808

Profit for the year	–	–	4,385	–	4,385	711	5,096

Other comprehensive (expense)/income for the year	–	–	454	(771)	(317)	(20)	(337)

Total comprehensive income for the year	–	–	4,839	(771)	4,068	691	4,759

Distributions to non-controlling interests	–	–	–	–	–	(642)	(642)

Contributions from non-controlling interests	–	–	–	–	–	7	7

Dividends to shareholders	–	–	(3,999)	–	(3,999)	–	(3,999)

Shares issued	1	20	–	–	21	–	21

Realised after tax profits on disposal of equity investments	–	–	132	(132)	–	–	–

Share of associates and joint ventures realised profits on disposal of equity investments	–	–	7	(7)	–	–	–

Write-down of shares held by ESOP Trusts	–	–	(168)	168	–	–	–

Share-based incentive plans	–	–	367	–	367	–	367

Transaction with non-controlling interests	–	–	–	–	–	10	10

Tax on share-based incentive plans	–	–	11	–	11	–	11

At 31 December 2021	1,347	3,301	7,944	2,463	15,055	6,287	21,342

Profit for the year	–	–	14,956	–	14,956	665	15,621

Other comprehensive (expense)/income for the year	–	–	(89)	(714)	(803)	(28)	(831)

Total comprehensive income for the year	–	–	14,867	(714)	14,153	637	14,790

Distributions to non-controlling interests	–	–	–	–	–	(1,409)	(1,409)

Non-cash distribution to non-controlling interests	–	–	–	–	–	(2,960)	(2,960)

Contributions from non-controlling interests	–	–	–	–	–	8	8

Changes to non-controlling interests	–	–	–	–	–	(20)	(20)

Deconsolidation of former subsidiaries	–	–	–	–	–	(3,045)	(3,045)

Dividends to shareholders	–	–	(3,467)	–	(3,467)	–	(3,467)

Non-cash dividend to shareholders	–	–	(15,526)	–	(15,526)	–	(15,526)

Realised after tax losses on disposal or liquidation of equity investments	–	–	14	(14)	–	–	–

Share of associates and joint ventures realised profits on disposal of equity investments	–	–	7	(7)	–	–	–

Shares issued	–	25	–	–	25	–	25

Write-down of shares held by ESOP Trusts	–		(911)	911	–	–	–

Shares acquired by ESOP Trusts	–	114	1,086	(1,200)	–	–	–

Share-based incentive plans	–	–	357	–	357	–	357

Tax on share-based incentive plans	–	–	(8)	–	(8)	–	(8)

Hedging gain after taxation transferred to non-financial assets	–	–	–	9	9	–	9

At 31 December 2022	1,347	3,440	4,363	1,448	10,598	(502)	10,096

*	an analysis of Other reserves is presented as part of Note 38, ‘Movements in equity’.

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Consolidated cash flow statement
for the year ended 31 December 2022

	Notes	2022 £m	2021 (1) £m	2020 (1) £m

Cash flow from operating activities

Profit after taxation from continuing operations for the year		4,921	3,516	5,103

Adjustments reconciling profit after tax to operating cash flows	42	3,023	3733	2,571

Cash generated from operations attributable to continuing operations		7,944	7,249	7,674

Taxation paid		(1,310)	(972)	(1,086)

Net cash inflow from continuing operating activities		6,634	6,277	6,588

Cash generated from operations attributable to discontinued operations		932	1,994	2,422

Taxation paid from discontinued operations		(163)	(319)	(569)

Net operating cash flows attributable to discontinued operations		769	1,675	1,853

Total net cash inflows from operating activities		7,403	7,952	8,441

Cash flow from investing activities

Purchase of property, plant and equipment		(1,143)	(950)	(989)

Proceeds from sale of property, plant and equipment		146	132	49

Purchase of intangible assets		(1,115)	(1,704)	(956)

Proceeds from sale of intangible assets		196	641	343

Purchase of equity investments		(143)	(162)	(411)

Purchase of businesses, net of cash acquired	41	(3,108)	–	–

Proceeds from sale of equity investments		238	202	3,269

Contingent consideration paid		(79)	(114)	(120)

Disposal of businesses	41	(43)	(17)	117

Investments in associates and joint ventures	41	(1)	(1)	(4)

Proceeds from disposal of associates and joint ventures		–	277	–

Interest received		64	14	27

Decrease/(increase) in liquid investments		1	18	(1)

Dividends from associates and joint ventures		6	9	31

Net cash outflow from continuing investing activities		(4,981)	(1,655)	1,355

Net cash investing cash flows attributable to discontinued operations		(3,791)	(122)	806

Total net cash (outflow)/inflow from investing activities		(8,772)	(1,777)	2,161

Cash flow from financing activities

Issue of share capital	37	25	21	29

Repayment of long-term loans		(1,594)	–	–

Issue of long-term notes		1,025		3,298

Repayment of short-term loans		(5,074)	(2,304)	(3,738)

Increase in/(repayment of) other short-term loans		1,021	301	(3,594)

Repayment of lease liabilities		(202)	(181)	(182)

Interest paid		(848)	(772)	(851)

Dividends paid to shareholders		(3,467)	(3,999)	(3,977)

Distributions to non-controlling interests		(521)	(239)	(442)

Contributions from non-controlling interests		8	7	3

Other financing items		376	40	(89)

Net cash outflow from continuing financing activities		(9,251)	(7,126)	(9,543)

Net financing cash flows attributable to discontinued operations		10,074	(463)	(589)

Total net cash inflow/(outflow) from financing activities		823	(7,589)	(10,132)

(Increase)/decrease in cash and bank overdrafts	43	(546)	(1,414)	470

Cash and bank overdrafts at the beginning of year		3,819	5,262	4,831

Exchange adjustments		152	(29)	(39)

Increase/(Decrease) in cash and bank overdrafts in the year		(546)	(1,414)	470

Cash and bank overdrafts at the end of year		3,425	3,819	5,262

Cash and bank overdrafts at end of year comprise:

Cash and cash equivalents		3,723	4,274	6,292

Overdrafts		(298)	(455)	(1,030)
		3,425	3,819	5,262

(1)	The 2021 and 2020 comparative results have been restated on a consistent basis from those previously published to reflect the demerger of the Consumer Healthcare business (see Note 41).

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Notes to the financial statements

1. Presentation of the financial statements

Description of business
GSK is a global biopharma group which makes innovative vaccines and specialty medicines to prevent and treat disease. GSK’s R&D focuses on the science of the immune system, human genetics and advanced technologies primarily in the following four therapeutic areas: infectious diseases, HIV, oncology and immunology/respiratory.
Compliance with applicable law and IFRS
The financial statements have been prepared in accordance with international accounting standards in conformity with the requirements of the Companies Act 2006 and the International Financial Reporting Standards as issued by the IASB.
Composition of financial statements
The consolidated financial statements are drawn up in Sterling, the functional currency of GSK plc, and in accordance with IFRS accounting presentation. The financial statements comprise:

–	Consolidated income statement

–	Consolidated statement of comprehensive income

–	Consolidated balance sheet

–	Consolidated statement of changes in equity

–	Consolidated cash flow statement

–	Notes to the financial statements.
Composition of the Group
A list of the subsidiaries and associates which, in the opinion of the Directors, principally affected the amount of profit or net assets of the Group is given in Note 46, ‘Principal Group companies’.
Financial period
These financial statements cover the financial year from 1 January to 31 December 2022, with comparative figures for the financial years from 1 January to 31 December 2021 and, where appropriate, from 1 January to 31 December 2020. Income statement and cash flow comparatives have been restated on a consistent basis from those previously published to reflect the classification of the Consumer Healthcare business as a discontinued operation (see Note 41).
Accounting principles and policies
The financial statements have been prepared using the historical cost convention modified by the revaluation of certain items, as stated in the accounting policies, and on a going concern basis.
The financial statements have been prepared in accordance with the Group’s accounting policies approved by the Board and described in Note 2, ‘Accounting principles and policies’. Information on the application of these accounting policies, including areas of estimation and judgement is given in Note 3, ‘Critical accounting judgements and key sources of estimation uncertainty’.
The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Parent company financial statements
The financial statements of the parent company, GSK plc, have been prepared in accordance with UK GAAP and with UK accounting presentation. The company balance sheet is presented on page 268 and the accounting policies are given on pages 269 to 272.

2. Accounting principles and policies

Consolidation
The consolidated financial statements include:

–	the assets and liabilities, and the results and cash flows, of the company and its subsidiaries, including ESOP Trusts

–	the Group’s share of the results and net assets of associates and joint ventures

–	the Group’s share of assets, liabilities, revenue and expenses of joint operations.
The financial statements of entities consolidated are made up to 31 December each year.
Entities over which the Group has the power to direct the relevant activities so as to affect the returns to the Group, generally through control over the financial and operating policies, are accounted for as subsidiaries.

Where the Group has the ability to exercise joint control over, and rights to, the net assets of entities, the entities are accounted for as joint ventures. Where the Group has the ability to exercise joint control over an arrangement, but has rights to specified assets and obligations for specified liabilities of the arrangement, the arrangement is accounted for as a joint operation. Where the Group has the ability to exercise significant influence over entities, they are accounted for as associates. The results and assets and liabilities of associates and joint ventures are incorporated into the consolidated financial statements using the equity method of accounting. The assets, liabilities, revenue and expenses of joint operations are included in the consolidated financial statements in accordance with the Group’s rights and obligations.
Interests acquired in entities are consolidated from the date the Group acquires control and interests sold are de-consolidated
from the date control ceases.

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Notes to the financial statements continued

2. Accounting principles and policies
continued

Transactions and balances between subsidiaries are eliminated and no profit before tax is taken on sales between subsidiaries until the products are sold to customers outside the Group. The relevant proportion of profits on transactions with joint ventures, joint operations and associates is also deferred until the products are sold to third parties. Transactions with non-controlling
interests are recorded directly in equity. Deferred tax relief on unrealised intra-Group profit is accounted for only to the extent that it is considered recoverable.
Business combinations
Business combinations are accounted for using the acquisition accounting method. Identifiable assets, liabilities and contingent liabilities acquired are measured at fair value at acquisition date. The consideration transferred is measured at fair value and includes the fair value of any contingent consideration.
The fair value of contingent consideration liabilities is reassessed at each balance sheet date with changes recognised in the income statement. Payments of contingent consideration reduce the balance sheet liability and as a result are not recorded in the income statement.
The part of each payment relating to the original estimate of the fair value of the contingent consideration on acquisition is reported within investing activities in the cash flow statement and the part of each payment relating to the increase in the liability since the acquisition date is reported within operating cash flows.
Where the consideration transferred, together with the
non-controlling
interest, exceeds the fair value of the net assets, liabilities and contingent liabilities acquired, the excess is recorded as goodwill. The costs of effecting an acquisition are charged to the income statement in the period in which they are incurred.
Goodwill is capitalised as a separate item in the case of subsidiaries and as part of the cost of investment in the case of joint ventures and associates. Goodwill is denominated in the currency of the operation acquired.
Where the cost of acquisition is below the Group’s interest in the net assets acquired, the difference is recognised directly in the income statement.
Where not all of the equity of a subsidiary is acquired the
non-controlling
interest is recognised either at fair value or at the
non-controlling
interest’s share of the net assets of the subsidiary, on a
case-by-case
basis. Changes in the Group’s ownership percentage of subsidiaries are accounted for within equity.
Foreign currency translation
Foreign currency transactions are booked in the functional currency of the Group company at the exchange rate ruling on the date of transaction. Foreign currency monetary assets and liabilities are retranslated into the functional currency at rates of exchange ruling at the balance sheet date. Exchange differences are included in the income statement.
On consolidation, assets and liabilities, including related goodwill, of overseas subsidiaries, associates and joint ventures, are translated into Sterling at rates of exchange ruling at the balance sheet date. The results and cash flows of overseas subsidiaries, associates and joint ventures are translated into Sterling using average rates of exchange.

Exchange adjustments arising when the opening net assets and the profits for the year retained by overseas subsidiaries, associates and joint ventures are translated into Sterling, less exchange differences arising on related foreign currency borrowings which hedge the Group’s net investment in these operations, are taken to a separate component of equity within Retained Earnings.
When translating into Sterling the assets, liabilities, results and cash flows of overseas subsidiaries, associates and joint ventures which are reported in currencies of hyper-inflationary
economies, adjustments are made where material to reflect current price levels. Any loss on net monetary assets is charged to the consolidated income statement.
Revenue
Turnover
The Group receives revenue for supply of goods to external customers against orders received. The majority of contracts that GSK enters into relate to sales orders containing single performance obligations for the delivery of pharmaceutical, vaccine and (prior to the demerger of the Consumer Healthcare business) consumer healthcare products. The average duration of a sales order is less than 12 months.
Product revenue is recognised when control of the goods is passed to the customer. The point at which control passes is determined by each customer arrangement, but generally occurs on delivery to the customer.
Product revenue represents net invoice value including fixed and variable consideration. Variable consideration arises on the sale of goods as a result of discounts and allowances given and accruals for estimated future returns and rebates. Revenue is not recognised in full until it is highly probable that a significant reversal in the amount of cumulative revenue recognised will not occur. The methodology and assumptions used to estimate rebates and returns are monitored and adjusted regularly in the light of contractual and legal obligations, historical trends, past experience and projected market conditions. Estimates associated with returns and rebates are revisited at each reporting date or when they are resolved and revenue is adjusted accordingly. Please refer to Note 3 for the details on rebates, discounts and allowances.
The Group has entered into collaborative agreements, typically with other pharmaceutical or biotechnology companies to develop, produce and market drug candidates and vaccines that do not qualify as joint arrangements. When GSK has control over the commercialisation activities, the Group recognises turnover and cost of sales on a gross basis. Profit sharing amounts and royalties due to the counterparty are recorded within cost of sales. Cost of sales includes profit sharing costs and royalties due to the counterparty of £1,635 million (2021: £640 million; 2020: £4 million). When the counterparty controls the commercialisation activities and records the sale, the Group is not deemed principal in the customer contract and instead records its share of gross profit as co-promotion
income, on a net basis, within turnover. The nature of
co-promotion
activities is such that the Group records no costs of sales. Commercial Operations turnover includes co-promotion
revenue of £3 million (2021: £7 million; 2020: £12 million). Reimbursements to and from the counterparty under collaboration agreements for ‘selling, general and administration’ and ‘research and development’ costs are recorded net in the respective lines in the Consolidated income statement.

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GSK Annual Report 2022

Notes to the financial statements continued

2. Accounting principles and policies
continued

Other operating income and royalty income
GSK enters into development and marketing collaborations and out-licences
of the Group’s compounds or products to other parties. These contracts give rise to fixed and variable consideration from upfront payments, development milestones, sales-based milestones and royalties.
Income dependent on the achievement of a development milestone is recognised when it is highly probable that a significant reversal in the amount of cumulative revenue recognised will not occur, which is usually when the related event occurs. Sales-based milestone income is recognised when it is highly probable that the sales threshold will be reached.
Sales-based royalties on a licence of intellectual property are not recognised until the relevant product sale occurs.
For all revenue, if the time between the recognition of revenue and payment from the customer is expected to be more than one year and the impact is material, the amount of consideration is discounted using appropriate discount rates.
Value added tax and other sales taxes are excluded from revenue.
Expenditure
Expenditure is recognised in respect of goods and services received when supplied in accordance with contractual terms. Provision is made when an obligation exists for a future liability in respect of a past event and where the amount of the obligation can be reliably estimated. Manufacturing start-up
costs between validation and the achievement of normal production are expensed as incurred.
Advertising and promotion expenditure is charged to the income statement as incurred.
Shipment costs on inter-company transfers are charged to cost of sales; distribution costs on sales to customers are included in selling, general and administration expenditure.
Restructuring costs are recognised and provided for, where appropriate, in respect of the direct expenditure of a business reorganisation where the plans are sufficiently detailed and well advanced, and where appropriate communication to those affected has been undertaken.
Software as a service (SaaS) configuration costs are expensed as they are incurred where the software being configured is controlled by the SaaS provider.
Research and development
Research and development expenditure is charged to the income statement in the period in which it is incurred. Development expenditure is capitalised when the criteria for recognising an asset are met, usually when a regulatory filing has been made in a major market and approval is considered highly probable. Property, plant and equipment used for research and development is capitalised and depreciated in accordance with the Group’s policy.
Environmental expenditure
Environmental expenditure related to existing conditions resulting from past or current operations and from which no current or future benefit is discernible is charged to the income statement. The Group recognises its liability on a site-by-site
basis when it can be reliably estimated.
This liability includes the Group’s portion of the total costs and also a portion of other potentially responsible parties’ costs when it is probable that they will not be able to satisfy their respective shares of the clean-up
obligation. Recoveries of reimbursements are recorded as assets when virtually certain.
Legal and other disputes
Provision is made for the anticipated settlement costs of legal or other disputes against the Group where an outflow of resources is considered probable and a reliable estimate can be made of the likely outcome. In respect of product liability claims related to certain products, provision is made when there is sufficient history of claims made and settlements to enable management to make a reliable estimate of the provision required to cover asserted and unasserted claims.
In certain cases, an incurred but not reported (IBNR) actuarial technique is used to determine this estimate. In addition, provision is made for legal or other expenses arising from claims received or other disputes.
The Group may become involved in legal proceedings, in respect of which it is not possible to meaningfully assess whether the outcome will result in a probable outflow, or to quantify or reliably estimate the liability. In these cases, appropriate disclosure about such cases is included but no provision is made.
Costs associated with claims made by the Group against third parties are charged to the income statement as they are incurred.
Pensions and other post-employment benefits
The costs of providing pensions under defined benefit schemes are calculated using the projected unit credit method and spread over the period during which benefit is expected to be derived from the employees’ services, consistent with the advice of qualified actuaries.
Pension obligations are measured as the present value of estimated future cash flows discounted at rates reflecting the yields of high-quality corporate bonds. Pension scheme assets are measured at fair value at the balance sheet date.
The costs of other post-employment liabilities are calculated in a similar way to defined benefit pension schemes and spread over the period during which benefit is expected to be derived from the employees’ services, in accordance with the advice of qualified actuaries.
The service cost of providing retirement benefits to employees during the year, together with the cost of any curtailment, is charged to operating profit in the year.
Actuarial gains and losses and the effect of changes in actuarial assumptions are recognised in the statement of comprehensive income in the year in which they arise.
The Group’s contributions to defined contribution plans are charged to the income statement as incurred.

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GSK Annual Report 2022

Notes to the financial statements continued

2. Accounting principles and policies
continued

Employee share plans
Incentives in the form of shares are provided to employees under share option and share award schemes.
The fair values of these options and awards are calculated at their grant dates using a Black-Scholes option pricing model and charged to the income statement over the relevant vesting periods.
The Group provides finance to ESOP Trusts to purchase company shares to meet the obligation to provide shares when employees exercise their options or awards. Costs of running the ESOP Trusts are charged to the income statement.
Shares held by the ESOP Trusts are deducted from other reserves. A transfer is made between other reserves and retained earnings over the vesting periods of the related share options or awards to reflect the ultimate proceeds receivable from employees on exercise.
Property, plant and equipment
Property, plant and equipment (PP&E) is stated at the cost of purchase or construction, less provisions for depreciation and impairment. Financing costs are capitalised within the cost of qualifying assets in construction.
Depreciation is calculated to write off the cost less residual value of PP&E, excluding freehold land, using the straight-line basis over the expected useful life. Residual values and lives are reviewed, and where appropriate adjusted annually. The normal expected useful lives of the major categories of PP&E are:

Freehold buildings	20 to 50 years

Leasehold land and buildings	Lease term or 20 to 50 years

Plant and machinery	10 to 20 years

Equipment and vehicles	3 to 10 years
On disposal of PP&E, the cost and related accumulated depreciation and impairments are removed from the financial statements and the net amount, less any proceeds, is taken to the income statement.
Leases
The Group recognises right of use assets under lease arrangements in which it is the lessee, except for short-term leases (defined as leases with a lease term of 12 months or less) and leases of low value assets. Rights to use assets owned by third parties under lease agreements are capitalised at the inception of the lease and recognised on the consolidated balance sheet.
The corresponding liability to the lessor is recognised as a lease obligation within short and long-term borrowings. The carrying amount is subsequently increased to reflect interest on the lease liability and reduced by lease payments made.
For calculating the discounted lease liability on leases with annual payments of £2 million or more, the implicit rate in the lease is used. If this is not available, the incremental borrowing rate with a lease specific adjustment is used. If neither of these is available, and for leases with annual payments of less than £2 million, the incremental borrowing rate is used. The incremental borrowing rate is calculated at the rate of interest at which GSK would have been able to borrow for a similar term and with a similar security the funds necessary to obtain a similar asset in a similar market.
Finance costs are charged to the income statement so as to produce a constant periodic rate of charge on the remaining balance of the obligations for each accounting period.
Variable rents are not part of the lease liability and the right of use asset. These payments are charged to the income statement as incurred. Lease rental costs for short-term and low-value
leases which are not capitalised are also charged to the income statement as incurred.
Non-lease
components are accounted for separately from the lease components in plant and equipment leases but are not separately accounted for in land and buildings or vehicle leases.
If modifications or reassessments of lease obligations occur, the lease liability and right of use asset are remeasured.
Right of use assets where title is expected to pass to GSK at a point in the future are depreciated on a basis consistent with similar owned assets. In other cases, right of use assets are depreciated over the shorter of the useful life of the asset or the lease term.
Goodwill
Goodwill is stated at cost less impairments. Goodwill is deemed to have an indefinite useful life and is tested for impairment at least annually.
Where the fair value of the interest acquired in an entity’s assets, liabilities and contingent liabilities exceeds the consideration paid, this excess is recognised immediately as a gain in the income statement.
Other intangible assets
Intangible assets are stated at cost less provisions for amortisation and impairments.
Licences, patents,
know-how
and marketing rights separately acquired or acquired as part of a business combination are amortised over their estimated useful lives, generally not exceeding 30 years, using the straight-line basis, from the time they are available for use. The estimated useful lives for determining the amortisation charge take into account patent lives (exclusivity period), where applicable, as well as the value obtained from periods of non-exclusivity.
For Pharmaceutical intangible assets, depending on the characteristics, competitive environment and estimated long-term profits of the asset, between 80% to 90% of the book value is amortised over the exclusivity period on a straight-line basis and the remaining book value is amortised over a non-exclusivity
period of
5-15
years on a straight-line basis. For Vaccines intangible assets, cost is usually amortised over the exclusivity period plus 10 years, or 30 years if no exclusivity period is granted, on a straight-line basis. Asset lives are reviewed, and where appropriate adjusted, annually.
Contingent milestone payments are recognised at the point that the contingent event becomes probable. Any development costs incurred by the Group and associated with acquired licences, patents, know-how
or marketing rights are written off to the income statement when incurred, unless the criteria for recognition of an internally generated intangible asset are met, usually when a regulatory filing has been made in a major market and approval is considered highly probable.

189

GSK Annual Report 2022

Notes to the financial statements continued

2. Accounting principles and policies
continued

Acquired in process R&D and marketed products are valued independently as part of the fair value of businesses acquired from third parties where they have a value which is substantial and long term and where the brands either are contractual or legal in nature or can be sold separately from the rest of the businesses acquired.
The costs of acquiring and developing computer software for internal use and internet sites for external use are capitalised as intangible fixed assets where the software or site supports a significant business system and the expenditure leads to the creation of a durable asset controlled by the Group. ERP systems software is amortised over seven to ten years and other computer software over three to five years using the straight-line basis.
Impairment of
non-current
assets
The carrying values of all
non-current
assets are reviewed for impairment, either on a stand-alone basis or as part of a larger cash generating unit, when there is an indication that the assets might be impaired. Additionally, goodwill and intangible assets which are not yet available for use are tested for impairment annually. Any provision for impairment is charged to the income statement in the year concerned.
Impairments of goodwill are not reversed. Impairment losses on other non-current
assets are only reversed if there has been a change in estimates used to determine recoverable amounts and only to the extent that the revised recoverable amounts do not exceed the carrying values that would have existed, net of depreciation or amortisation, had no impairments been recognised.
Investments in associates, joint ventures and joint operations
Investments in associates and joint ventures are carried in the consolidated balance sheet at the Group’s share of their net assets at date of acquisition and of their post-acquisition retained profits or losses and other comprehensive income together with any goodwill arising on the acquisition. The Group recognises the assets, liabilities, revenue and expenses of joint operations in accordance with its rights and obligations.
Inventories
Inventories are included in the financial statements at the lower of cost (including raw materials, direct labour, other direct costs and related production overheads) and net realisable value. Cost is generally determined on a first in, first out basis.
Pre-launch
inventory is held as an asset when there is a high probability of regulatory approval for the product. Before that point a provision is made against the carrying value to reduce it to its recoverable amount; the provision is then reversed at the point when a high probability of regulatory approval is determined.
Financial instruments
Financial assets
Financial assets are measured at amortised cost, fair value through other comprehensive income (FVTOCI) or fair value through profit or loss (FVTPL). The measurement basis is determined by reference to both the business model for managing the financial asset and the contractual cash flow characteristics of the financial asset. For financial assets other than trade receivables a
12-month
expected credit loss (ECL) allowance is recorded on initial recognition. If there is subsequent evidence of a significant increase in the credit risk of an asset, the allowance is increased to reflect the full lifetime ECL. If there is no realistic prospect of recovery, the asset is written off.
Expected credit losses are recognised in the income statement on financial assets measured at amortised cost and at fair value through other comprehensive income apart from equity investments.
Current equity investments
Current equity investments comprise equity investments which the Group holds with the intention to sell and which it may sell in the short term. Where acquired with this intention, they are measured at FVTPL. They are initially recorded at fair value and then remeasured at subsequent reporting dates to fair value. Unrealised gains and losses are recognised in the income statement. Dividend income is recognised in the income statement when the Group’s right to receive payment is established. Purchases and sales of Current equity investments are accounted for on the trade date.
Other investments
Other investments comprise equity investments and investments in limited life funds. The Group has elected to designate the majority of its equity investments as measured at FVTOCI. They are initially recorded at fair value plus transaction costs and then remeasured at subsequent reporting dates to fair value. Unrealised gains and losses are recognised in other comprehensive income. On disposal of the equity investment, gains and losses that have been deferred in other comprehensive income are transferred directly to retained earnings.
Investments in limited life funds are measured at FVTPL. They are initially recorded at fair value and then remeasured at subsequent reporting dates to fair value. Unrealised gains and losses are recognised in the income statement.
Dividends on equity investments and distributions from funds are recognised in the income statement when the Group’s right to receive payment is established.
Purchases and sales of Other investments are accounted for on the trade date.

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GSK Annual Report 2022

Notes to the financial statements continued

2. Accounting principles and policies
continued

Trade receivables
Trade receivables are measured in accordance with the business model under which each portfolio of trade receivables is held. The Group has portfolios in each of the three business models under IFRS 9: to collect the contractual cash flows where there is no factoring agreement in place (measured at amortised cost), to sell the contractual cash flows where the trade receivables will be sold under a factoring agreement (measured at FVTPL), and both to collect and to sell the contractual cash flows where the trade receivables may be sold under a factoring arrangement (measured at FVTOCI). Trade receivables measured at amortised cost are carried at the original invoice amount less allowances for expected credit losses.
Expected credit losses are calculated in accordance with the simplified approach permitted by IFRS 9, using a provision matrix applying lifetime historical credit loss experience to the trade receivables. The expected credit loss rate varies depending on whether, and the extent to which, settlement of the trade receivables is overdue and it is also adjusted as appropriate to reflect current economic conditions and estimates of future conditions. For the purpose of determining credit loss rates, customers are classified into groupings that have similar loss patterns. The key drivers of the loss rate are the nature of the business unit and the location and type of customer.
When a trade receivable is determined to have no reasonable expectation of recovery it is written off, firstly against any expected credit loss allowance available and then to the income statement.
Subsequent recoveries of amounts previously provided for or written off are credited to the income statement. Long-term receivables are discounted where the effect is material.
Cash and cash equivalents
Cash held in deposit accounts is measured at amortised cost. Investments in money market funds are held at fair value through profit or loss because the funds fail the solely payments of principal and interest (SPPI) test.
Borrowings
All borrowings are initially recorded at the amount of proceeds received, net of transaction costs. Borrowings are subsequently carried at amortised cost, with the difference between the proceeds, net of transaction costs, and the amount due on redemption being recognised as a charge to the income statement over the period of the relevant borrowing.
Derivative financial instruments
Derivative financial instruments are used to manage exposure to market risks. The principal derivative instruments used by GSK are foreign currency swaps, interest rate swaps, foreign exchange forward contracts and options. The Group does not hold or issue derivative financial instruments for trading or speculative purposes.
Derivative financial assets and liabilities, including derivatives embedded in host contracts which have been separated from the host contract, are classified as held-for-trading
and are measured at fair value. Changes in the fair value of any derivative instruments that do not qualify for hedge accounting are recognised immediately in the income statement.
Hedge accounting
Derivatives designated as hedging instruments are classified at inception of hedge relationship as cash flow hedges, net investment hedges or fair value hedges.
Changes in the fair value of derivatives designated as cash flow hedges are recognised in other comprehensive income to the extent that the hedges are effective and accumulated in the cash flow hedge reserve. Ineffective portions are recognised in profit or loss immediately. Amounts deferred in the cash flow hedge reserve are reclassified to the income statement when the hedged item affects profit or loss, or if the hedged forecast transaction is to purchase a non-financial
asset, the amount deferred in the cash flow hedge reserve is transferred directly from equity and included in the carrying value of the recognised non-financial
asset.
Net investment hedges are accounted for in a similar way to cash flow hedges which are reclassified to the income statement when the hedged item affects profit or loss.
Changes in the fair value of derivatives designated as fair value hedges are recorded in the income statement, together with the changes in the fair value of the hedged asset or liability.
Taxation
Current tax is provided at the amounts expected to be paid, applying tax rates that have been enacted or substantively enacted by the balance sheet date. The tax charge for the period is recognised in the income statement, the statement of comprehensive income or directly in equity, according to the accounting treatment of the related transaction.
Deferred tax is provided in full on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements. Deferred tax assets are recognised to the extent that it is probable that future taxable profits will be available against which the temporary differences can be utilised. Deferred tax is provided on temporary differences arising on investments in subsidiaries, associates and joint ventures, except where the timing of the reversal of the temporary difference can be controlled and it is probable that the temporary difference will not reverse in the foreseeable future. Deferred tax is provided using rates of tax that have been enacted or substantively enacted by the balance sheet date. Deferred tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when they relate to income taxes levied by the same tax authority and the Company and its subsidiaries intend to settle their current tax assets and liabilities on a net basis.
Deferred tax assets and liabilities are not recognised if the temporary differences arise from the initial recognition of goodwill or from the initial recognition of other assets and liabilities in a transaction (other than a business combination) that affects neither the accounting nor the taxable profit or loss. Unrecognised deferred tax assets are reassessed at each reporting date and are recognised to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered.

191

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Notes to the financial statements continued

2. Accounting principles and policies
continued

Where an uncertain tax position is identified, management will make a judgement as to what the probable outcome will be, assuming the relevant tax authority has full knowledge of the situation. Where it is assessed that an economic outflow is probable to arise, a provision is made for the best estimate of the liability. In estimating any such liability GSK applies a risk-based approach which takes into account, as appropriate, the probability that the Group would be able to obtain compensatory adjustments under international tax treaties. These estimates take into account the specific circumstances of each dispute and relevant external advice.
Discounting
Where the time value of money is material, balances are discounted to current values using appropriate discount rates. The unwinding of the discounts is recorded in finance income and finance expense.
Assets and liabilities held for sale or distribution and discontinued operations
Disposal groups are classified as held for sale or distribution if their carrying amount will be recovered principally through sale or a distribution to shareholders rather than through continuing use, they are available for sale or distribution in their present condition and the sale or distribution is considered highly probable. Assets held in Assets held for sale or distribution are measured at the lower of their carrying amount and fair value less costs to sell or distribute.
Non-current
assets included in Assets held for sale or distribution are not depreciated or amortised. Assets and liabilities classified as held for sale or distribution are presented in current assets and current liabilities separately from the other assets and liabilities in the balance sheet.
A discontinued operation is a component of the Group that has been disposed of, distributed or is classified as held for sale or distribution and that represents a separate major line of business. The results of discontinued operations are presented separately in the Consolidated income statement, the Consolidated statement of other comprehensive income and the Consolidated statement of cash flows and comparatives are restated on a consistent basis.

3. Critical accounting judgements and key sources of
estimation uncertainty

In preparing the financial statements, management is required to make judgements about when or how items should be recognised in the financial statements and estimates and assumptions that affect the amounts of assets, liabilities, revenue and expenses reported in the financial statements. Actual amounts and results could differ from those estimates. The following are considered to be the critical accounting judgements and key sources of estimation uncertainty.
Turnover
Reported Group turnover for 2022 was £29,324 million (2021
(1)
: £24,696 million).
Estimates
Gross turnover is reduced by rebates, discounts, allowances and product returns given or expected to be given, which vary by product arrangements and buying groups. These arrangements with purchasing organisations are dependent upon the submission of claims some time after the initial recognition of the sale. Accruals are made at the time of sale for the estimated rebates, discounts or allowances payable or returns to be made, based on available market information and historical experience.

(1)	The 2021 comparative results have been restated on a consistent basis from those previously published to reflect the demerger of the Consumer Healthcare business (see page 238).
Sales of pharmaceutical and vaccine products in the US have complex arrangements for rebates, discounts and allowances. Turnover of Commercial Operations products in the US for 2022 of £14,542 million (2021: £11,914 million) was after recording deductions of £15,272 million (2021: £12,518 million) for rebates, allowances, returns and other discounts. At 31 December 2022, the total accrual amounted to £5,855 million (2021: £5,044 million). Due to the nature of these accruals it is not practicable to give meaningful sensitivity estimates due to the large volume of variables that contribute to the overall rebates, chargebacks, returns and other revenue accruals.
As there can be significant variability in final outcomes, the Group applies a constraint when measuring the variable element within revenue, so that revenue is recognised at a suitably cautious amount. The objective of the constraint is to ensure that it is highly probable that a significant reversal of revenue will not occur when the uncertainties are resolved. The constraint is applied by making suitably cautious estimates of the inputs and assumptions used in estimating the variable consideration. Because the amounts are estimated they may not fully reflect the final outcome, and the amounts are subject to change dependent upon, amongst other things, the types of buying group and product sales mix. The constraints applied in recognising revenue mean that the risk of a material downward adjustment to revenue in the next financial year is low.

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Notes to the financial statements continued

3. Critical accounting judgements and key sources of estimation uncertainty
continued

The level of accrual for rebates and returns is reviewed and adjusted regularly in the light of contractual and legal obligations, historical trends, past experience and projected market conditions. Market conditions are evaluated using wholesaler and other third-party analyses, market research data and internally generated information. It is reasonably possible that there could be a significant adjustment within the next 12 months to recognise additional revenue, if actual outcomes are better than the cautious constrained estimates.
Revenue is not recognised in full until it is highly probable that a significant reversal in the amount of cumulative revenue recognised will not occur. The amount of turnover recognised in the year from performance obligations satisfied in previous periods is set out in Note 6, ‘Turnover and segment information’, and is an indication of the level of sensitivity in the estimate.
Future events could cause the assumptions on which the accruals are based to change, which could materially affect the future results of the Group.
Taxation
The tax charge for the year was £707 million (2021
(1)
: £83 million). At December 2022, current tax payable was £471 million (2021: £489 million), non-current
corporation tax payable was £127 million (2021: £180 million) and current tax recoverable was £405 million (2021: £486 million).
Estimates
The Group has open tax issues with a number of revenue authorities. Management makes a judgement of whether there is sufficient information to be able to make a reliable estimate of the outcome of the dispute. If insufficient information is available, no provision is made.
If sufficient information is available, in estimating a potential tax liability GSK applies a risk-based approach which takes into account, as appropriate, the probability that the Group would be able to obtain compensatory adjustments under international tax treaties. These estimates take into account the specific circumstances of each dispute and relevant external advice, are inherently judgemental and could change substantially over time as each dispute progresses and new facts emerge.
At 31 December 2022, the Group had recognised provisions of £551 million in respect of uncertain tax positions (2021: £858 million). Due to the number of uncertain tax positions held and the number of jurisdictions to which these relate, it is not practicable to give meaningful sensitivity estimates. No uncertain tax position is individually significant to the Group.
Factors affecting the tax charge in future years are set out in Note 14, ‘Taxation’. GSK continues to believe that it has made adequate provision for the liabilities likely to arise from open assessments. Where open issues exist, the ultimate liability for such matters may vary from the amounts provided and is dependent upon the outcome of negotiations with the relevant tax authorities or, if necessary, litigation proceedings.

(1)	The 2021 comparative results have been restated on a consistent basis from those previously published to reflect the demerger of the Consumer Healthcare business (see page 238).
Legal and other disputes
Legal costs for the year were £144 million (2021
(1)
: £50 million). At 31 December 2022 provisions for legal and other disputes amounted to £218 million (2021: £196 million).
Estimates
Management makes a judgement of whether there is sufficient information to be able to make a reliable estimate of the likely outcome of the dispute and the legal and other expenses arising from claims against the Group. If insufficient information is available, no provision is made and disclosure of the claim is given.
The estimated provisions take into account the specific circumstances of each dispute and relevant external advice, are inherently judgemental and could change substantially over time as each dispute progresses and new facts emerge. Details of the status and various uncertainties involved in the significant unresolved disputes are set out in Note 47, ‘Legal proceedings’.
The company’s Directors, having taken legal advice, have established provisions after taking into account the relevant facts and circumstances of each matter and in accordance with accounting requirements. In respect of product liability claims related to certain products, there is sufficient history of claims made and settlements to enable management to make a reliable estimate of the provision required to cover unasserted claims.
The Group may become involved in legal proceedings, in respect of which it is not possible to meaningfully assess whether the outcome will result in a probable outflow, or to quantify or reliably estimate the liability. In these cases, appropriate disclosure about such cases would be provided, but no provision would be made and no contingent liability can be quantified.
The ultimate liability for legal claims may vary from the amounts provided and is dependent upon the outcome of litigation proceedings, investigations and possible settlement negotiations. The position could change over time and, therefore, there can be no assurance that any losses that result from the outcome of any legal proceedings will not exceed the amount of the provisions reported in the Group’s financial statements by a material amount.
Contingent consideration
The 2022 income statement charge for contingent consideration was £1,645 million (2021: £1,063 million).
At 31 December 2022, the liability for contingent consideration amounted to £7,068 million (2021: £6,076 million). Of this amount, £5,890 million (2021: £5,559 million) related to the acquisition of the former Shionogi-ViiV Healthcare joint venture in 2012.
Estimates
Any contingent consideration included in the consideration payable for a business combination is recorded at fair value at the date of acquisition. These fair values are generally based on risk-adjusted future cash flows discounted using appropriate post-tax
discount rates. The fair values are reviewed on a regular basis, at least annually, and any changes are reflected in the income statement. See Note 33, ‘Contingent consideration liabilities’.

193

GSK Annual Report 2022

Notes to the financial statements continued

3. Critical accounting judgements and key sources of estimation uncertainty
continued

Pensions and other post-employment benefits
Judgement
Where a surplus on a defined benefit scheme arises, or there is potential for a surplus to arise from committed future contributions, the rights of the Trustees to prevent the Group obtaining a refund of that surplus in the future are considered in determining whether it is necessary to restrict the amount of the surplus that is recognised. Two UK schemes are in surplus (2021: three UK schemes), with a combined surplus of £109 million at 31 December 2022 (2021: £606 million). There are further recognised pension surpluses totalling £120 million spread across five countries (2021: £135 million across six countries). GSK has made the judgement that these amounts meet the requirements of recoverability.
Estimates
The costs of providing pensions and other post-employment benefits are assessed on the basis of assumptions selected by management. These assumptions include future earnings and pension increases, discount rates, expected long-term rates of return on assets and mortality rates, and are disclosed in Note 31, ‘Pensions and other post-employment benefits’.
Discount rates are derived from AA rated corporate bond yields except in countries where there is no deep market in corporate bonds where government bond yields are used. A sensitivity analysis is provided in Note 31, ‘Pensions and other post-employment benefits’, a 0.25% reduction in the discount rate would lead to an increase in the net pension deficit of approximately £424 million and an increase in the annual pension cost of approximately £19 million. Similarly, a 0.25% increase in the discount rate would lead to a decrease in the net pension deficit of approximately £400 million and a decrease in the annual pension cost of approximately £19 million. A 0.75% reduction in the discount rate would lead to an increase in the net pension deficit of approximately £1,341 million and an increase in the annual pension cost of approximately £52 million. Similarly, a 0.75% increase in the discount rate would lead to a decrease in the net pension deficit of approximately £1,147 million and a decrease in the annual pension cost of approximately £60 million. The selection of different assumptions could affect the future results of the Group.

4. New accounting requirements

Amendments to accounting standards issued by the IASB and adopted in the year ended 31 December 2022 did not have a material impact on the results or financial position of the Group.

Certain new accounting standards, amendments to accounting standards and interpretations have been published that are not mandatory for 31 December 2022 reporting periods and have not been adopted early by the Group. These standards, amendments and interpretations are not expected to have a material impact on the results or financial position of the Group in future reporting periods.

5. Exchange rates
The Group uses the average of exchange rates prevailing during the period to translate the results and cash flows of overseas subsidiaries, joint ventures and associates into Sterling and period end rates to translate the net assets of those entities. The currencies which most influence these translations and the relevant exchange rates were:

	2022	2021	2020

Average rates:

US$/£	1.24	1.38	1.29

Euro/£	1.17	1.16	1.13

Yen/£	161	151	137

	2022	2021	2020

Period end rates:

US$/£	1.20	1.35	1.36

Euro/£	1.13	1.19	1.11

Yen/£	159	155	141

194

GSK Annual Report 2022

Notes to the financial statements continued

6. Turnover and segment information
Operating segments are reported based on the financial information provided to the Chief Executive Officer and the responsibilities of the GSK Leadership Team (GLT). GSK has revised its operating segments from Q1 2022 and from Q2 2022. Previously GSK reported results under four segments: Pharmaceuticals, Pharmaceuticals R&D, Vaccines and Consumer Healthcare. For the first quarter 2022, GSK reported results under three segments: Commercial Operations, Total R&D and Consumer Healthcare. From Q2 2022, GSK reports under two segments from continuing operations as the demerger of the Consumer Healthcare segment was completed on 18 July 2022. Members of the GLT are responsible for each segment. Comparative information has been retrospectively revised on a consistent basis.
R&D investment is essential for the sustainability of the business. However for segment reporting the Commercial Operating profits exclude allocations of globally funded R&D.
The Total R&D segment is the responsibility of the Chief Scientific Officer and is reported as a separate segment. The operating costs of this segment includes R&D activities across Specialty Medicines, including HIV and Vaccines. It includes R&D and some SG&A costs relating to regulatory and other functions.
The Group’s management reporting process allocates intra-Group profit on a product sale to the segment in which that sale is recorded, and the profit analyses below have been presented on that basis.

Turnover by segment	2022 £m	2021 (revised) £m	2020 (revised) £m

Commercial operations	29,324	24,696	24,232

Consumer Healthcare	–	–	122

	29,324	24,696	24,354
On 1 April 2020, GSK completed its divestment of Horlicks and other Consumer Healthcare nutrition products in India and a number of other countries (excluding Bangladesh) to Unilever and the merger of GSK’s Indian listed Consumer Healthcare entity with Hindustan Unilever, an Indian listed company. GSK completed the divestment of Bangladesh on 30 June 2020.
This business was excluded from the Consumer Healthcare Joint Venture but was included in the Consumer Healthcare segment performance in 2020.
For 2022, product sales are reported within three product groups: Specialty Medicines, Vaccines and General Medicines.

Commercial Operations:	2022 £m	2021 (1) (revised) £m	2020 (1) (revised) £m

HIV	5,749	4,777	4,876

Oncology	602	489	372

Immuno-inflammation, respiratory and other	2,609	2,027	1,721

	8,960	7,293	6,969

Pandemic	2,309	958	–

Specialty Medicines	11,269	8,251	6,969

Meningitis	1,116	961	1,029

Influenza	714	679	733

Shingles	2,958	1,721	1,989

Established Vaccines	3,085	2,970	3,231

	7,873	6,331	6,982

Pandemic Vaccines	64	447	–

Vaccines	7,937	6,778	6,982

Respiratory	6,548	6,048	6,006

Other General Medicines	3,570	3,619	4,275

General Medicines	10,118	9,667	10,281

Total Commercial Operations	29,324	24,696	24,232

Total Consumer Healthcare	–	–	122

(1)	The 2021 and 2020 comparatives have been revised to reflect the Commercial Operations segment.

195

GSK Annual Report 2022

Notes to the financial statements continued

6. Turnover and segment information
continued
During 2022, sales were made to three US wholesalers of £4,045 million (2021: £3,159 million; 2020: £2,928 million), £4,161 million (2021: £3,081 million; 2020: £3,085 million) and £3,227 million (2021: £2,670 million; 2020: £2,795 million) respectively, after allocating final-customer
discounts to the wholesalers.
Revenue recognised in the year from performance obligations satisfied in previous periods totalled £1,601 million (2021
(1)
: £1,438 million) including £898 million (2021
(1)
: £949 million) impacting turnover arising from changes to prior year estimates of RAR (returns and rebates) accruals, £115 million (2021: £61 million) of milestone income and £588 million (2021: £428 million) of royalty income recognised in the current year.

Segment profit	2022 £m	2021 (1) (revised) £m	2020 (1) (revised) £m

Commercial Operations	13,590	11,467	11,297

Research and development	(5,060)	(4,567)	(4,397)

Consumer Healthcare	–	–	55

Segment profit	8,530	6,900	6,955

Corporate and other unallocated costs	(379)	(407)	(299)

Other reconciling items between segment profit and operating profit	(1,718)	(2,136)	(677)

Total Operating profit	6,433	4,357	5,979

Finance income	76	14	32

Finance costs	(879)	(769)	(874)

Loss on disposal of interest in associates	–	(36)	–

Share of after-tax profits/(losses) of associates and joint ventures	(2)	33	33

Profit before taxation from continuing operations	5,628	3,599	5,170

Taxation	(707)	(83)	(67)

Profit after taxation for the year from continuing operations	4,921	3,516	5,103
On 1 April 2020, GSK completed its divestment of Horlicks and other Consumer Healthcare nutrition products in India and a number of other countries (excluding Bangladesh) to Unilever and the merger of GSK’s Indian listed Consumer Healthcare entity with Hindustan Unilever, an Indian listed company. GSK completed the divestment of Bangladesh on 30 June 2020.
Other reconciling items between segment profit and operating profit comprise items not specifically allocated to segment profit. These include impairment and amortisation of intangible assets; major restructuring costs, which include impairments of tangible assets and computer software; transaction-related adjustments related to significant acquisitions; proceeds and costs of disposals of products and businesses, significant legal charges and expenses on the settlement of litigation and government investigations, other operating income other than royalty income and other items. Please refer to the detail of Other reconciling items between segment profit and operating profit in the analysis of adjusting items (Group financial review).

Depreciation and amortisation by segment	2022 £m	2021 (a) (revised) £m	2020 (a) (revised) £m

Commercial Operations	829	915	904

Research and development	467	378	355

Segment depreciation and amortisation	1,296	1,293	1,259

Corporate and other unallocated depreciation and amortisation	112	68	67

Other reconciling items between segment depreciation and amortisation and total depreciation and amortisation	739	761	724

Total depreciation and amortisation	2,147	2,122	2,050

(1)	The 2021 and 2020 comparatives have been restated on a consistent basis from those previously published to reflect the demerger of the Consumer Healthcare business (see Note 41).

196

GSK Annual Report 2022

Notes to the financial statements continued

6. Turnover and segment information
continued

PP&E, intangible asset and goodwill impairment by segment	2022 £m	2021 (1) (revised) (2) £m	2020 (1) (revised) (2) £m

Commercial Operations	29	30	87

Research and development	32	55	37

Segment impairment	61	85	124

Corporate and other unallocated impairment	20	63	5

Other reconciling items between segment impairment and total impairment	420	392	583

Total impairment	501	540	712

PP&E and intangible asset impairment reversals by segment

Commercial Operations	(6)	(8)	(14)

Research and development	(19)	(2)	(4)

Segment impairment reversals	(25)	(10)	(18)

Corporate and other unallocated impairment reversals	–	–	(1)

Other reconciling items between segment impairment reversals and total impairment reversals	(1)	(2)	(35)

Total impairment reversals	(26)	(12)	(54)

Net operating assets by segment	2022 £m	2021 (revised) (2) £m

Commercial Operations	10,288	9,440

Research and development	7,299	3,461

Segment net operating assets	17,587	12,901

Corporate and other unallocated net operating assets	264	1,504

Discontinued operations	–	25,208

Net operating assets	17,851	39,613

Net debt	(17,197)	(19,838)

Investments in associates and joint ventures	74	88

Current Equity Investment	4,087	–

Derivative financial instruments	7	(22)

Current and deferred taxation	5,176	1,479

Assets held for sale (excluding cash and cash equivalents)	98	22

Net assets	10,096	21,342
The Commercial Operations segment includes the Shionogi-ViiV Healthcare contingent consideration liability of £5,890 million (2021: £5,559 million) and the Pfizer put option of £1,093 million (2021: £1,008 million).
Geographical information
The UK is regarded as being the Group’s country of domicile.

Turnover by location of customer	2022 £m	2021 (1) (revised) (2) £m	2020 (1) (revised) (2) £m

UK	695	656	659

US	14,542	11,914	11,148

Rest of World	14,087	12,126	12,547

External turnover	29,324	24,696	24,354

Non-current assets by location of subsidiary	2022 £m	2021 £m

UK	5,134	6,618

US	14,024	17,852

Belgium	5,415	5,065

Switzerland	34	6,552

Rest of World	6,559	15,390

Non-current assets	31,166	51,477
Non-current
assets by location excludes amounts relating to other investments, deferred tax assets, derivative financial instruments, pension assets, amounts receivable under insurance contracts and certain other non-current
receivables. There are no other countries with individually material external revenue or non-current
assets.

(1)	The 2021 and 2020 comparatives have been restated on a consistent basis from those previously published to reflect the demerger of the Consumer Healthcare business (see Note 41).

(2)	The 2021 and 2020 comparatives have been revised to reflect the new segments.

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GSK Annual Report 2022

Notes to the financial statements continued

7. Other operating income/(expense)

	2022 £m	2021 (1) £m	2020 (1) £m

Upfront settlement income (2)	922	–	–

Fair value remeasurements of equity investments	256	37	(6)

Disposal of businesses and assets	215	552	2,621

Fair value remeasurements on contingent consideration recognised in business combinations	(1,607)	(1,058)	(1,286)

Remeasurement of ViiV Healthcare put option liabilities and preferential dividends	(85)	(48)	52

Fair value adjustments on derivative financial instruments	3	(4)	20

Other income	61	17	62

	(235)	(504)	1,463

(1)	The 2021 and 2020 comparatives have been restated on a consistent basis from those previously published to reflect the demerger of the Consumer Healthcare business (see Note 41).

(2)
On 1 February 2022, ViiV Healthcare reached agreement with Gilead Sciences, Inc (Gilead) to settle the global patent infringement litigation relating to the commercialisation of Gilead’s Biktarvy concerning ViiV Healthcare’s patents relating to dolutegravir, an anti-retroviral medication used, together with other medicines, to treat human immunodeficiency virus (HIV). Under the terms of the global settlement and licensing agreement, Gilead made an upfront payment of $1.25 billion (£922 million) to ViiV Healthcare on 15 February 2022. In addition, Gilead will also pay a 3% royalty on all future US sales of Biktarvy and in respect of the bictegravir component of any other future bictegravir-containing products sold in the US. These royalties will be payable by Gilead to ViiV Healthcare from 1 February 2022 until the expiry of ViiV Healthcare’s US Patent No. 8,129,385 on 5 October 2027 and will be recorded as Royalty income in the Income Statement.

Fair value remeasurement on equity investments in 2022 included a gain/loss of £229 million from the remeasurement of the Group’s retained investment in Haleon plc to fair value at 31 December 2022 from the initial recognition fair value
(five-day
average share price after the demerger). See details in Note 22.
Disposal of businesses and assets in 2022 includes milestone income and the reversal of provisions no longer required.
Disposal of businesses and assets in 2021 included a net gain on disposal of the rights to the royalty stream for cabozantinib and a net gain on disposal of the cephalosporin antibiotic brands to Sandoz.
Disposal of businesses and assets in 2020 included a net profit on disposal of the Horlicks and other Consumer Healthcare nutritional brands and two subsidiaries in India and Bangladesh of £2,815 million, which reflected reversal of £240 million of embedded derivative gains on the value of the shares taken in prior years. This was partly offset by the related £476 million loss on the shares in Hindustan Unilever Limited, including fair value remeasurement losses between their acquisition as consideration for the divestment of GSK Consumer Healthcare Limited in India and their subsequent disposal. Other operating income also included an increase in profit and milestone income from a number of asset disposals.
Fair value remeasurements on contingent consideration recognised as business combinations included £1,431 million related to the acquisition of the former Shionogi-ViiV Healthcare joint venture and £193 million payable to Novartis related to the Vaccines acquisition, together with fair value movements on related hedging contracts.

198

GSK Annual Report 2022

Notes to the financial statements continued

8. Operating profit

The following items have been included in operating profit:	2022 £m	2021 (1) £m	2020 (1) £m

Employee costs (Note 9)	7,693	7,680	8,555

Advertising	735	433	361

Distribution costs	192	169	176

Depreciation of property, plant and equipment	885	855	822

Impairment of property, plant and equipment, net of reversals	70	87	424

Depreciation of right of use assets	176	179	182

Impairment of right of use assets	40	5	2

Amortisation of intangible assets	1,086	1,088	1,046

Impairment of intangible assets, net of reversals	365	435	230

Impairment of intangible assets held for sale, net of reversals	–	1	–

Impairment of goodwill allocated to a disposal group, net of reversals	–	–	2

Net foreign exchange (gains)/losses	11	(4)	99

Inventories:

Cost of inventories included in cost of sales	6,137	5,885	5,934

Write-down of inventories	687	800	607

Reversal of prior year write-down of inventories	(483)	(325)	(250)

Short-term lease charge	6	7	11

Low-value lease charge	2	3	5

Variable lease payments	9	10	11

Fees payable to the company’s auditor and its associates in relation to the Group (see below)	26.9	31.7	29.9
The reversals of prior year write-downs of inventories principally arise from the reassessment of usage or demand expectations prior to inventory expiration.
Net foreign exchange (gains)/losses include a net loss of £2 million (2021: £35 million gain; 2020: £36 million loss) arising from the recycling of exchange on liquidation or disposal of overseas subsidiaries. The recycling of exchange on disposal of overseas associates of a loss of £nil (2021: £10 million) is reported through loss on disposal of interest in associates. The recycling of exchange on disposal of overseas subsidiaries does not include recycling of exchange on disposal of Consumer Healthcare subsidiaries as this is reported as Profit after taxation on demerger of discontinued operations.
Included within operating profit are Major restructuring charges of £321 million (2021: £424 million; 2020: £1,178 million), see Note 10, ‘Major restructuring costs’.

Fees payable to the company’s auditor and its associates:	2022 £m	2021 £m	2020 £m
Audit of parent company and consolidated financial statements including attestation under s.404 of Sarbanes-Oxley Act 2002	10.9	13.2	13.8

Audit of the company’s subsidiaries	9.7	14.5	14.5

Total audit services	20.6	27.7	28.3

Audit-related and other assurance services	6.3	4.0	1.6

Total audit services, audit-related and other assurance services	26.9	31.7	29.9
The other assurance services provided by the auditor related to agreed upon procedures and other assurance services outside of statutory audit requirements. In addition to the above, fees paid to the auditor in respect of the GSK pension schemes were:

	2022 £m	2021 £m	2020 £m

Audit	0.2	0.2	0.2
There were immaterial fees of £0.1 million paid in 2022 (versus 2021: £nil; 2020 £0.2 million) to other auditors in respect of audits of certain of the company’s subsidiaries.
Audit related and other assurance services include £4.4 million (2021: £2.4 million) due to reporting accountant work performed in preparation for the Consumer Healthcare demerger.

(1)	The 2021 and 2020 comparatives have been restated on a consistent basis from those previously published to reflect the demerger of the Consumer Healthcare business (see Note 41).

199

GSK Annual Report 2022

Notes to the financial statements continued

9. Employee costs

	2022 £m	2021 (1) £m	2020 (1) £m

Wages and salaries	6,110	5,858	6,464

Social security costs	763	793	775

Pension and other post-employment costs, including augmentations (Note 31)	369	415	466

Cost of share-based incentive plans	314	345	330

Severance and other costs from integration and restructuring activities	137	269	520

	7,693	7,680	8,555

The Group provides benefits to employees, commensurate with local practice in individual countries, including in some markets, healthcare insurance, subsidised car schemes and personal life assurance.
The cost of share-based incentive plans is analysed as follows:

	2022 £m	2021 (1) £m	2020 (1) £m

Share Value Plan	243	258	266

Performance Share Plan	55	51	56

Share option plans	4	5	4

Cash settled and other plans	12	31	4

	314	345	330

The average number of persons employed by the Group (including Directors) during the year:

	2022 Number	2021 (1) Number	2020 (1) Number

Manufacturing	22,946	23,562	24,536

Selling, general and administration	34,642	36,909	37,977

Research and development	11,542	10,874	10,744

Total Continuing Operations	69,130	71,345	73,257

Discontinued Operations	21,292	20,616	22,628

Total	90,422	91,961	95,885
Note: Consumer Healthcare divested on 18 July 2022 is shown as Discontinued Operations in the above table.
The average monthly number of Group employees excludes temporary and contract staff. The numbers of Group employees at the end of each financial year are given in the financial record on page 277.
The compensation of the Directors and senior management (members of the GLT) in aggregate, was as follows:

	2022 £m	2021 (1) £m	2020 (1) £m

Wages and salaries	31	27	21

Social security costs	5	3	4

Pension and other post-employment costs	2	3	3

Cost of share-based incentive plans	28	27	23

	66	60	51

Further information on the remuneration of the Directors is given in the sections of the Annual Report on remuneration labelled as audited within pages 133 to 164.

(1)	The 2021 and 2020 comparatives have been restated on a consistent basis from those previously published to reflect the demerger of the Consumer Healthcare business (see Note 41).

200

GSK Annual Report 2022

Notes to the financial statements continued

10. Major restructuring costs
Within the Pharmaceuticals sector, the highly regulated manufacturing operations and supply chains and long lifecycle of the business mean that restructuring programmes, particularly those that involve the rationalisation or closure of manufacturing or R&D sites, are likely to take several years to complete.
Major restructuring costs are those related to specific Board-approved Major restructuring programmes, including integration costs following material acquisitions, which are structural and are of a significant scale where the costs of individual or related projects exceed £25 million.
In January 2020, the Board approved a Separation Preparation programme to prepare for the separation of GSK into two companies. Materially all of the Separation Preparation restructuring programme has been included as part of continuing operations. The legacy Consumer Healthcare Joint Venture integration programme is now included as part of discontinued operations.
After the acquisition of Sierra Oncology (July 2022) and Affinivax (August 2022), the Board approved a Major restructuring programme for the Integration of significant acquisitions designed to integrate and achieve synergies.
The total restructuring costs of £321 million in 2022 were incurred in the following areas:

–	Restructuring costs to prepare for separation of GSK into two companies

–	Continued transformation of central functions, including GSK technology platforms and interfaces, to deliver greater digital synergies, simplification of applications and staff reductions

–	The integration of acquisitions.
The analysis of the costs charged to operating profit from continuing operations under these programmes was as follows:

	2022 £m	2021 (1) £m	2020 (1) £m

Increase in provision for Major restructuring programmes (see Note 32 )	138	321	606

Amount of provision reversed unused (see Note 32)	(111)	(140)	(71)

Impairment losses recognised	122	14	347

Other non-cash charges/(credit)	(7)	25	62

Other cash costs	179	204	234

	321	424	1,178
Provision reversals of £111 million (2021
(1)
: £140 million; 2020
(1)
: £71 million) reflected provision releases mainly related to the Separation Preparation programme. Asset impairments of £122 million and other non-cash
credit of £7 million principally comprised fixed asset write-downs of manufacturing facilities and accelerated depreciation where asset lives have been shortened in the supply chain manufacturing network as a result of the Major restructuring programmes, offset by profit on disposals. All other charges have been or will be settled in cash and include site closure costs, consultancy and project management costs.
The analysis of Major restructuring charges from continuing operations by programme was as follows:

			2022
	Cash £m	Non-cash £m	Total £m

Separation Preparation programme	177	110	287

Significant acquisitions	20	–	20

Legacy programmes	9	5	14

	206	115	321

			2021 (a)
	Cash £m	Non-cash £m	Total £m

Separation Preparation programme	353	59	412

Legacy programmes	32	(20)	12

	385	39	424

(1)	The 2021 and 2020 comparatives have been restated on a consistent basis from those previously published to reflect the demerger of the Consumer Healthcare business (see Note 41).

201

GSK Annual Report 2022

Notes to the financial statements continued

10. Major restructuring costs
continued
The analysis of Major restructuring charges from continuing operations by income statement line was as follows:

	2022 £m	2021 (1) £m	2020 (1) £m

Cost of sales	102	102	585

Selling, general and administration	180	277	395

Research and development	39	45	198

	321	424	1,178

11. Finance income

	2022 £m	2021 (1) £m	2020 (1) £m

Finance income arising from:

Financial assets measured at amortised cost	31	11	17

Financial assets measured at fair value through profit or loss	31	2	9

Net gains arising from the forward element of forward contracts in net investment hedge relationships	12	–	5

Other finance income	2	1	1

	76	14	32

12. Finance expense

	2022 £m	2021 (1) £m	2020 (1) £m

Finance expense arising on:

Financial liabilities at amortised cost	(789)	(735)	(811)

Net losses arising from:

Financial instruments mandatorily measured at fair value through profit or loss	743	(565)	382

Retranslation of loans	(761)	565	(384)

Reclassification of hedges from other comprehensive income	(2)	(2)	(2)

Unwinding of discounts on provisions	(7)	(2)	(3)

Finance expense arising on lease liabilities	(30)	(27)	(33)

Other finance expense	(33)	(3)	(23)

	(879)	(769)	(874)

(1)	The 2021 and 2020 comparatives have been restated on a consistent basis from those previously published to reflect the demerger of the Consumer Healthcare business (see Note 41).

202

GSK Annual Report 2022

Notes to the financial statements continued

13. Associates and joint ventures
The Group’s share of
after-tax
profits and losses of associates and joint ventures is set out below:

	2022 £m	2021 (1) £m	2020 (1) £m

Share of after-tax profits of associates	1	36	33

Share of after-tax losses of joint ventures	(3)	(3)	–

	(2)	33	33

(1)	2021 and 2020 comparatives have not been restated, as the demerged Consumer Healthcare business contained no associates or joint ventures.
Following the disposal of Innoviva, Inc in May 2021 (see details in Note 41), at 31 December 2022 and 31 December 2021 the Group held no significant individual associates. At 31 December 2020, the Group held one significant associate, Innoviva, Inc.
Summarised income statement information in respect of Innoviva until May 2021 is set out below. The Group’s 2021 share of after-tax
profits of associates and other comprehensive income included a profit of £33 million and other comprehensive income of £nil in respect of Innoviva.
The results of Innoviva included in the summarised income statement information below represent the estimated earnings of Innoviva in the relevant periods, based on publicly available information at the balance sheet date. Figures for 2021 include share of Innoviva’s turnover, profit and total comprehensive income until the date of the disposal.

	2021 £m	2020 £m

Turnover	108	253

Profit after taxation	106	174

Total comprehensive income	106	174
Aggregated financial information in respect of GSK’s share of other associated undertakings and joint ventures is set out below:

	2022 £m	2021 £m	2020 £m

Share of after-tax losses	(2)	–	(8)

Share of other comprehensive income/(expense)	(9)	28	53

Share of total comprehensive income/(expense)	(11)	28	45
The Group’s sales to associates and joint ventures were £nil in 2022 (2021: £nil; 2020: £nil).
Please refer to the Balance sheet information on associates and joint ventures in Note 21.

203

GSK Annual Report 2022

Notes to the financial statements continued

14. Taxation
The Group’s tax charge is the sum of the total current and deferred tax expense.

Taxation charge based on profits for the year	2022 £m	2021 (1) £m	2020 (1) £m

UK current year charge	200	119	(45)

Rest of World current year charge	1,351	593	745

Charge/(credit) in respect of prior periods	(60)	219	11

Current taxation	1,491	931	711

Deferred taxation	(784)	(848)	(644)

	707	83	67
In 2022, GSK made corporate income tax payments globally of £1.5 billion for continuing and discontinued operations, of which £48 million was UK corporation tax paid to HMRC. These amounts are for corporate income tax only, and do not include the various other business taxes borne by GSK each year.
The deferred tax credits in each period reflect current year losses where offset against taxable profits in future periods is probable and the release of deferred tax liabilities. The latter relates primarily to the unwind of deferred tax liabilities on intangible assets. The deferred tax credit in 2021 also reflected the impact of the remeasurement of deferred tax assets and liabilities following enactment of the increase in the headline rate of UK corporation tax from 19% to 25%.
The following table reconciles the tax charge calculated at the UK statutory rate on the Group profit before tax with the actual tax charge for the year.

Reconciliation of taxation on Group profits	2022 £m	2022%	2021 (1) £m	2021%	2020 (1) £m	2020%

Profit before tax	5,628		3,599		5,170

UK statutory rate of taxation	1,069	19.0	685	19.0	984	19.0

Differences in overseas taxation rates	318	5.6	302	8.4	363	7.0

Benefit of intellectual property incentives	(600)	(10.7)	(382)	(10.6)	(516)	(9.9)

R&D credits	(119)	(2.1)	(100)	(2.8)	(103)	(2.0)

Permanent differences on disposals, acquisitions and transfers	275	4.9	(3)	(0.1)	(316)	(6.1)

Other permanent differences	82	1.5	(4)	(0.1)	90	1.7

Re-assessments of prior year current tax estimates	(60)	(1.1)	219	6.1	11	0.2

Re-assessments of prior year deferred tax estimates	(233)	(4.1)	(281)	(7.8)	(283)	(5.5)

Changes in Tax Rates	(25)	(0.4)	(353)	(9.8)	(163)	(3.1)

Tax charge/tax rate	707	12.6	83	2.3	67	12.9
As a global biopharmaceutical company, we have a substantial business and employment presence in many countries around the world. The impact of differences in overseas taxation rates arose from profits being earned in countries with tax rates higher than the UK statutory rate, the most significant of which in 2022 were the US, Belgium, Germany and Japan. This adverse impact was offset by the benefit of intellectual property incentives such as the UK Patent Box and Belgian Innovation Income Deduction regimes, which provide a reduced rate of corporation tax on profits earned from qualifying patents. We claim these incentives in the manner intended by the relevant statutory or regulatory framework.
In 2021, ‘Changes in tax rates’ included credits in relation to the enactment of the increase in the headline rate of UK corporate income tax from 19% to 25% (effective 2023). In 2020, ‘Changes in tax rates’ included credits in relation to the UK, where a reduction in the corporate income tax rate from 19% to 17% was cancelled, and India, where the tax treatment of dividends changed with effect from 1 April 2020.
Permanent differences on disposals, acquisitions and transfers in 2022 includes tax on internal restructuring to simplify the group structure. The tax credit in 2020 reflected the tax impact of the disposal of Horlicks and other Consumer Healthcare brands to, and subsequent disposal of shares received in, Hindustan Unilever.
The Group’s 2022 tax rate has also been influenced by updates to estimates of prior period tax liabilities following closure of open issues with tax authorities in various jurisdictions.

(1)	The 2021 and 2020 comparatives have been restated on a consistent basis from those previously published to reflect the demerger of the Consumer Healthcare business (see Note 41).

204

GSK Annual Report 2022

Notes to the financial statements continued

14. Taxation
continued
Future tax charges, and therefore our effective tax rate, may be affected by factors such as acquisitions, disposals, restructurings, the location of research and development activity, tax regime reforms and resolution of open matters as we continue to bring our tax affairs up to date around the world.
The UK Government has confirmed that the Spring Finance Bill 2023 will include legislation introducing a 15% global minimum corporate income tax rate, to have effect from 2024 in line with the OECD’s Pillar Two model framework. The detail of the measures and how they are to be accounted for is still being finalised and so it is not possible to accurately quantify the impact for GSK at this stage.

Tax on items charged to equity and statement of comprehensive income	2022 £m	2021 (1) £m	2020 (1) £m

Current taxation

Share-based payments	(3)	–	(14)

Defined benefit plans	–	–	(4)

Fair value movements on cash flow hedges	–	5	12

Fair value movements on equity investments	12	36	89

	9	41	83

Deferred taxation

Share-based payments	11	(11)	18

Defined benefit plans	(211)	223	(51)

Fair value movements on cash flow hedges	(9)	3	6

Fair value movements on equity investments	(68)	(167)	131

	(277)	48	104

Total credit to equity and statement of comprehensive income	(268)	89	187

(1)	The 2021 and 2020 comparatives have been restated on a consistent basis from those previously published to reflect the demerger of the Consumer Healthcare business (see Note 41).
All of the above items have been charged to the statement of comprehensive income except for tax on share-based payments.
Issues relating to taxation
The integrated nature of the Group’s worldwide operations involves significant investment in research and strategic manufacture at a limited number of locations, with consequential cross-border supply routes into numerous end-markets.
In line with current OECD guidelines, we base our transfer pricing policy on the arm’s length principle and support our transfer prices with economic analysis and reports. However, different tax authorities may seek to attribute further profit to activities being undertaken in their jurisdiction potentially resulting in double taxation. The Group also has open items in several jurisdictions concerning such matters as the deductibility of particular expenses and the tax treatment of certain business transactions. GSK applies a risk based approach to determine the transactions most likely to be subject to challenge and the probability that the Group would be able to obtain compensatory adjustments under international tax treaties.
The calculation of the Group’s total tax charge therefore necessarily involves a degree of estimation and judgement in respect of certain items whose tax treatment cannot be finally determined until resolution has been reached with the relevant tax authority or, as appropriate, through a formal legal process. At 31 December 2022 the Group had recognised provisions of £551 million in respect of such uncertain tax positions (2021: £858 million). The net decrease in recognised provisions during 2022 was driven by the reassessment of estimates, the agreement of a number of open issues with tax authorities in various jurisdictions and amounts related to discontinued operations. Whilst the ultimate liability for such matters may vary from the amounts provided and is dependent upon the outcome of agreements with the relevant tax authorities, or litigation where appropriate, the Group continues to consider that it has made appropriate provision for periods which are open and not yet agreed by the tax authorities.
A provision for deferred tax liabilities of £157 million as at 31 December 2022 (2021: £204 million) has been made in respect of taxation that would be payable on the remittance of profits by certain overseas subsidiaries. Whilst the aggregate amount of unremitted profits at the balance sheet date was approximately £16 billion (2021: £15 billion), the majority of these unremitted profits would not be subject to tax (including withholding tax) on repatriation, as UK legislation relating to company distributions provides for exemption from tax for most overseas profits, subject to certain exceptions. Deferred tax is not provided on temporary differences of £660 million (2021: £831 million) arising on unremitted profits as management has the ability to control any future reversal and does not consider such a reversal to be probable.

205

GSK Annual Report 2022

Notes to the financial statements continued

14. Taxation
continued
Movement in deferred tax assets and liabilities

	Accelerated capital allowances £m	Intangible assets £m	Contingent consideration £m	Intra-Group profit £m	Pensions & other post employment benefits £m	Tax losses £m	Share option and award schemes £m	Other net temporary differences £m	Total £m

At 1 January 2021	(296)	(3,982)	843	1,024	874	1,060	60	1,104	687

Exchange adjustments	17	(41)	–	6	(17)	(1)	–	–	(36)

Credit/(charge) to income statement	65	312	7	(31)	6	391	20	232	1,002

Credit/(charge) to statement of comprehensive income	–	–	–	–	(223)	–	11	164	(48)

Acquisitions/Disposals	3	–	–	–	–	–	–	(4)	(1)

R&D credits utilisation	–	–	–	–	–	–	–	58	58

At 31 December 2021	(211)	(3,711)	850	999	640	1,450	91	1,554	1,662

Exchange adjustments	(29)	(264)	–	(40)	64	6	1	160	(102)

Credit/(charge) to income statement	122	126	142	258	(32)	104	(22)	190	888

Credit/(charge) to statement of comprehensive income	–	–	–	–	182	42	(11)	(12)	201

Acquisitions/Disposals	(1)	(637)	–	–	–	67	–	76	(495)

R&D credits utilisation	–	–	–	–	–	–	–	(76)	(76)

Transfer of assets held for sale/distribution	62	3,667	–	(118)	(60)	(8)	(2)	(250)	3,291

At 31 December 2022	(57)	(819)	992	1,099	794	1,661	57	1,642	5,369
Deferred tax liabilities in relation to intangible assets predominately relate to temporary differences arising as a result of historic business combinations.
The Group continues to recognise deferred tax assets on future obligations in respect of contingent consideration amounts payable to minority shareholders. These payments are tax deductible at the point in time at which payment is made.
A deferred tax asset is recognised on intra-Group profits arising on inter-company inventory which are eliminated within the consolidated accounts. As intra-Group profits are not eliminated from the individual entities’ tax returns a temporary difference arises that will reverse at the point in time inventory is sold externally.
The deferred tax asset recognised on tax losses of £1,661 million (2021: £1,450 million) relates to trading losses. Such deferred tax assets are recognised where it is probable that future taxable profit will be available to utilise losses, as supported by long-range product level forecasts. Current forecasts indicate the assets will be utilised by around 2030. Other net temporary differences included accrued expenses for which a tax deduction is only available on a paid basis.
Deferred tax assets and liabilities are recognised on the balance sheet as follows:

	2022 £m	2021 £m

Deferred tax assets	5,658	5,218

Deferred tax liabilities	(289)	(3,556)

	5,369	1,662

		2022		2021

Unrecognised tax losses	Tax losses £m	Unrecognised deferred tax asset £m	Tax losses £m	Unrecognised deferred tax asset £m

Trading losses expiring:

Within 10 years	967	175	1,068	198

More than 10 years	44	13	390	62

Available indefinitely	192	41	200	43

At 31 December	1,203	229	1,658	303

Capital losses expiring:

Available indefinitely	2,326	548	2,356	557

At 31 December	2,326	548	2,356	557
Deferred tax assets are only recognised where it is probable that future taxable profit will be available to utilise losses.

206

GSK Annual Report 2022

Notes to the financial statements continued

15. Earnings per share

	2022 pence	2021 (1) pence	2020 (1) pence

Basic earnings per share from continuing operations	110.8	82.9	122.4

Basic earnings per share from discontinued operations	260.6	26.7	22.0

Total basic earnings per share	371.4	109.6	144.4

Diluted earnings per share from continuing operations	109.2	81.8	120.9

Diluted earnings per share from discontinued operations	257.0	26.4	21.7

Total diluted earnings per share	366.2	108.2	142.6

(1)
The 2021 and 2020 comparatives have been restated on a consistent basis from those previously published to reflect the demerger of the Consumer Healthcare business (see Note 41) and/or the impact of Share Consolidation (see Note 37).

Basic earnings per share has been calculated by dividing the profit attributable to shareholders by the weighted average number of shares in issue during the period after deducting shares held by the ESOP Trusts and Treasury shares. The trustees have waived their rights to cash dividends on the GSK shares held by the ESOP Trusts.
Diluted earnings per share has been calculated after adjusting the weighted average number of shares used in the basic calculation to assume the conversion of all potentially dilutive shares. A potentially dilutive share forms part of the employee share schemes where its exercise price is below the average market price of GSK shares during the period and any performance conditions attaching to the scheme have been met at the balance sheet date.
The numbers of shares used in calculating basic and diluted earnings per share are reconciled below.

Weighted average number of shares in issue	2022 millions	2021 (2) millions	2020 (2) millions

Basic	4,026	4,003	3,981

Dilution for share options and awards	58	49	49

Diluted	4,084	4,052	4,030

(2)	Restated to reflect the impact share consolidation (see N ote 37).

16. Dividends

			2022			2021				2020
	Paid/payable	Dividend per share (pence) (3)	Total dividend £m	Paid	Dividend per share (pence) (3)	Total dividend £m		Paid	Dividend per share (pence) (3)	Total dividend £m

First interim	1 July 2022	17.50	704	8 July 2021	23.75	951		9 July 2020	23.75	946

Second interim	6 October 2022	16.25	654	7 October 2021	23.75	951		8 October 2020	23.75	946

Third interim	12 January 2023	13.75	555	13 January 2022	23.75	952		14 January 2021	23.75	946

Fourth interim	13 April 2023	13.75	555	7 April 2022	28.75	1,157	*	8 April 2021	28.75	1,151

Total		61.25	2,468		100	4,011			100	3,989

*	The estimate for the fourth interim dividend for 2021 disclosed in the 2021 annual report was £1,152 million, £5 million less than the dividend that was ultimately paid.

(3)	Dividends per share were retrospectively adjusted to reflect the Share Consolidation in all the periods presented. See details in Note 37.
Under IFRS, interim dividends are only recognised in the financial statements when paid and not when declared. GSK normally pays a dividend two quarters after the quarter to which it relates and one quarter after it is declared. The 2022 financial statements recognise those dividends paid in 2022, namely the third and fourth interim dividends for 2021, and the first and second interim dividends for 2022.
The demerger of the Consumer Healthcare business was effected by GSK declaring an interim dividend in specie of Haleon plc shares. The fair value of the distribution was £15,526 million.
The amounts recognised in each year were as follows:

	2022 £m	2021 £m	2020 £m

Cash dividends to shareholders	3,467	3,999	3,977

Dividends in specie to shareholders in Haleon plc shares (Note 41)	15,526	–	–

	18,993	3,999	3,977

207

GSK Annual Report 2022

Notes to the financial statements continued

17. Property, plant and equipment

	Land and buildings £m	Plant, equipment and vehicles £m	Assets in construction £m	Total £m

Cost at 1 January 2021	7,488	12,105	1,890	21,483

Exchange adjustments	(214)	(315)	(47)	(576)

Other additions	16	98	1,091	1,205

Capitalised borrowing costs	–	–	16	16

Disposals and write-offs	(217)	(940)	(17)	(1,174)

Reclassifications	202	906	(1,182)	(74)

Transfer to assets held for sale/distribution	(63)	(38)	(1)	(102)

Cost at 31 December 2021	7,212	11,816	1,750	20,778

Exchange adjustments	403	542	105	1,050

Additions through business combinations	5	8	17	30

Other additions	13	79	1,153	1,245

Capitalised borrowing costs	–	–	21	21

Disposals and write-offs	(64)	(222)	(5)	(291)

Reclassifications	146	689	(874)	(39)

Transfer to assets held for sale/distribution	(1,067)	(1,959)	(317)	(3,343)

Cost at 31 December 2022	6,648	10,953	1,850	19,451

Depreciation at 1 January 2021	(3,310)	(7,140)	–	(10,450)

Exchange adjustments	100	191	–	291

Charge for the year	(267)	(715)	–	(982)

Disposals and write-offs	169	893	–	1,062

Transfer to assets held for sale/distribution	27	27	–	54

Depreciation at 31 December 2021	(3,281)	(6,744)	–	(10,025)

Exchange adjustments	(191)	(310)	–	(501)

Charge for the year	(226)	(726)	–	(952)

Disposals and write-offs	47	181	–	228

Transfer to assets held for sale/distribution	376	1,130	–	1,506

Depreciation at 31 December 2022	(3,275)	(6,469)	–	(9,744)

Impairment at 1 January 2021	(280)	(551)	(26)	(857)

Exchange adjustments	7	10	3	20

Disposals and write-offs	30	76	13	119

Impairment losses	(21)	(54)	(37)	(112)

Reversal of impairments	–	5	4	9

Impairment at 31 December 2021	(264)	(514)	(43)	(821)

Exchange adjustments	(9)	(14)	(1)	(24)

Disposals and write-offs	9	47	5	61

Impairment losses	(33)	(45)	(5)	(83)

Reversal of impairments	–	9	–	9

Transfer to assets held for sale/distribution	37	45	2	84

Impairment at 31 December 2022	(260)	(472)	(42)	(774)

Total depreciation and impairment at 31 December 2021	(3,545)	(7,258)	(43)	(10,846)

Total depreciation and impairment at 31 December 2022	(3,535)	(6,941)	(42)	(10,518)

Net book value at 1 January 2021	3,898	4,414	1,864	10,176

Net book value at 31 December 2021	3,667	4,558	1,707	9,932

Net book value at 31 December 2022	3,113	4,012	1,808	8,933

208

GSK Annual Report 2022

Notes to the financial statements continued

17. Property, plant and equipment
continued

The weighted average interest rate for capitalised borrowing costs in the year was 4% (2021: 3%). Disposals and write-offs in the year included a number of assets with nil net book value that are no longer in use in the business.
The impairment losses principally arose from decisions to rationalise facilities and were calculated based on fair value less costs of disposal. The fair value less costs of disposal valuation methodology uses significant inputs which are not based on observable market data, and therefore this valuation technique is classified as level 3 of the fair value hierarchy. These calculations determine the net present value of the projected risk-adjusted, post-tax
cash flows of the relevant asset or cash generating unit, applying a discount rate of the Group post-tax
weighted average cost of capital (WACC) of 7%, adjusted where appropriate for specific segment, country and currency risk.
Assets that continue to be used by the Group are generally assessed as part of their associated cash generating unit on a value in use basis. For value in use calculations, the post-tax
cash flows do not include the impact of future uncommitted restructuring plans or improvements. Where an impairment is indicated and a pre-tax
cash flow calculation is expected to give a materially different result, the test would be reperformed using pre-tax
cash flows and a
pre-tax
discount rate. The Group WACC is equivalent to a
pre-tax
discount rate of approximately 9%.
The net impairment losses have been charged to cost of sales: £11 million (2021: £46 million), R&D: £7 million (2021: £3 million) and SG&A: £55 million (2021: £54 million), and included £34 million (2021: £20 million) arising from the Major restructuring programmes.
Reversals of impairment arose from subsequent reviews of the impaired assets where the conditions which gave rise to the original impairments were deemed no longer to apply. All of the reversals have been credited to cost of sales.
During 2022, £39 million (2021: £74 million) of computer software was reclassified from assets in construction to intangible assets on becoming ready for use.
GSK has assessed the qualitative and quantitative impact of climate related risks on asset recoverable amounts and concluded that there are no material impairments.

18. Right of use assets

	Land and buildings £m	Plant and equipment £m	Vehicles £m	Total £m

Net book value at 1 January 2021	699	18	113	830

Exchange adjustments	(9)	(1)	(5)	(15)

Additions	152	1	62	215

Depreciation	(149)	(5)	(59)	(213)

Disposals	(53)	(4)	(13)	(70)

Impairments	(7)	–	–	(7)

Net book value at 31 December 2021	633	9	98	740

Exchange adjustments	47	–	8	55

Additions through business combinations	53	–	–	53

Other additions	140	2	91	233

Depreciation	(131)	(3)	(58)	(192)

Transfer to assets held for sale/distribution	(115)	(1)	(11)	(127)

Disposals	(27)	(1)	(8)	(36)

Impairments	(39)	–	–	(39)

Net book value at 31 December 2022	561	6	120	687
The Group has entered into some commitments for lease contracts that have not yet commenced. See Note 36.
An analysis of lease liabilities is set out in Note 30, ‘Net debt’.

209

GSK Annual Report 2022

Notes to the financial statements continued

19. Goodwill

	2022 £m	2021 £m

Cost at 1 January	10,552	10,597

Exchange adjustments	550	(55)

Additions through business combinations (Note 41)	1,127	–

Other movements	–	10

Transfer to assets held for sale/distribution	(5,183)	–

Cost at 31 December	7,046	10,552

Net book value at 1 January	10,552	10,597

Net book value at 31 December	7,046	10,552
All Goodwill is allocated to the Group’s segments as follows:

2022 £m

Commercial operations	6,148

Total R&D	898

Net book value at 31 December	7,046
In 2021, prior to changes in the Group’s segment reporting (Note 6) Goodwill was allocated as follows:

2021 £m

Pharmaceuticals	4,228

Vaccines	1,264

Consumer Healthcare	5,060

Net book value at 31 December	10,552
Goodwill of £5,183 million allocated to Consumer Healthcare was transferred to ‘assets held for sale/distribution’ prior to the Consumer Healthcare demerger (Note 41).
The recoverable amounts of the cash generating units are assessed using a fair value less costs of disposal model. Fair value less costs of disposal is calculated using a discounted cash flow approach, with a post-tax
discount rate applied to the projected risk-adjusted
post-tax
cash flows and terminal value.
The discount rate used is based on the Group WACC of 7% (2021: 6.5%), as most cash generating units have integrated operations across large parts of the Group. The discount rate is adjusted where appropriate for specific segment, country and currency risks. The valuation methodology uses significant inputs which are not based on observable market data, therefore this valuation technique is classified as level 3 in the fair value hierarchy.
The R&D segment is evaluated on an arms length pricing model, see assumptions below.

Details relating to the discounted cash flow models used in the impairment tests are as follows:

Valuation basis	Fair value less costs of disposal

Key assumptions	Sales growth rates Profit margins Terminal growth rate Discount rate Taxation rate

Determination of assumptions
Growth rates are internal forecasts based on both internal and external market information.

Margins reflect past experience, adjusted for expected changes.

Terminal growth rates based on management’s estimate of future long-term average growth rates.

Discount rates based on Group WACC, adjusted where appropriate.

Taxation rates based on appropriate rates for each jurisdiction.

Period of specific projected cash flows	Five years

Terminal growth rate and discount rate		Terminal growth rate	Discount rate

2022
	Commercial operations	0% p.a.	7% p.a
	R&D	0% p.a.	7% p.a

2021
	Pharmaceuticals	0% p.a.	7% p.a
	Vaccines	0% p.a.	7% p.a
	Consumer Healthcare	2.5% p.a.	6% p.a
The terminal growth rate does not exceed the long-term projected growth rates for relevant markets, reflects the impact of future generic competition and take account of new product launches. Goodwill is monitored for impairment at the segmental level and the valuations indicated sufficient headroom such that a reasonably possible change to key assumptions is unlikely to result in an impairment of the related goodwill.
GSK has assessed the qualitative and quantitative impact of climate related risks on asset recoverable amounts and concluded that there are no material impairments.

210

GSK Annual Report 2022

Notes to the financial statements continued

20. Other intangible assets

	Computer software £m	Licences, patents, amortised brands etc. £m	Indefinite life brands £m	Total £m

Cost at 1 January 2021	2,403	20,822	18,613	41,838

Exchange adjustments	(15)	(207)	65	(157)

Capitalised development costs	–	346	–	346

Other additions	184	1,410	–	1,594

Disposals and asset write-offs	(221)	(935)	–	(1,156)

Transfer to assets held for sale/distribution	(1)	(6)	(43)	(50)

Reclassifications	74	9	(9)	74

Cost at 31 December 2021	2,424	21,439	18,626	42,489

Exchange adjustments	63	934	1,112	2,109

Capitalised development costs	–	317	–	317

Additions through business combinations	–	2,964	–	2,964

Other additions	149	626	–	775

Disposals and asset write-offs	(203)	(33)	–	(236)

Transfer to assets held for sale/distribution	(513)	(496)	(19,772)	(20,781)

Reclassifications	39	(34)	34	39

Cost at 31 December 2022	1,959	25,717	–	27,676

Amortisation at 1 January 2021	(1,322)	(7,932)	–	(9,254)

Exchange adjustments	13	52	–	65

Charge for the year	(225)	(956)	–	(1,181)

Disposals and asset write-offs	165	572	–	737

Transfer to assets held for sale	–	2	–	2

Amortisation at 31 December 2021	(1,369)	(8,262)	–	(9,631)

Exchange adjustments	(33)	(307)	–	(340)

Charge for the year	(204)	(931)	–	(1,135)

Disposals and asset write-offs	129	19	–	148

Transfer to assets held for sale/distribution	254	300	–	554

Amortisation at 31 December 2022	(1,223)	(9,181)	–	(10,404)

Impairment at 1 January 2021	(28)	(2,487)	(245)	(2,760)

Exchange adjustments	–	5	–	5

Impairment losses	(93)	(362)	–	(455)

Reversal of impairments	–	2	37	39

Disposals and asset write-offs	30	362	–	392

Impairment at 31 December 2021	(91)	(2,480)	(208)	(2,779)

Exchange adjustments	(2)	(138)	(1)	(141)

Impairment losses	(72)	(313)	(17)	(402)

Transfer to assets held for sale/distribution	10	34	226	270

Reversal of impairments	1	17	–	18

Disposals and asset write-offs	73	7	–	80

Impairment at 31 December 2022	(81)	(2,873)	–	(2,954)

Total amortisation and impairment at 31 December 2021	(1,460)	(10,742)	(208)	(12,410)

Total amortisation and impairment at 31 December 2022	(1,304)	(12,054)	–	(13,358)

Net book value at 1 January 2021	1,053	10,403	18,368	29,824

Net book value at 31 December 2021	964	10,697	18,418	30,079

Net book value at 31 December 2022	655	13,663	–	14,318
The weighted average interest rate for capitalised borrowing costs in the year was 4% (2021: 3%).
The net book value of computer software included £479 million (2021: £526 million) of internally generated costs.
The carrying value at 31 December 2022 of intangible assets, for which impairments have been charged in the year following those impairments, was £83 million (2021: £694 million). The carrying value at 31 December 2022 of intangible assets, for which impairment reversals have been charged in the year following those impairment reversals, was £776 million (2021: £104 million). No individual intangible asset accounted for a material impairment.
The patent expiry dates of the Group’s most significant assets, where relevant, are set out on pages 282 to 284. Please refer to Note 2 to the Group’s accounting policy and estimate of the useful life for intangible assets over the exclusivity and non-exclusivity
periods.

211

GSK Annual Report 2022

Notes to the financial statements continued

20. Other intangible assets
continued
Amortisation and impairment losses, net of reversals, have been charged in the income statement as follows:

		Amortisation	Net impairment losses

	2022 £m	2021 (a) £m	2022 £m	2021 (a) £m

Cost of sales	663	750	2	–

Selling, general and administration	116	126	66	65

Research and development	307	212	299	373
	1,086	1,088	367	438

(a)	The 2021 comparatives have been restated on a consistent basis from those previously published to reflect the demerger of the Consumer Healthcare business (see Note 41).
Licences, patents, amortised brands etc. includes a large number of acquired licences, patents, know-how
agreements and marketing rights, which are either marketed or in use, or still in development. Note 41, ‘Acquisitions and disposals’ gives details of additions through business combinations in the year. The book values of the largest individual items are as follows:

	2022 £m	2021 £m

Tesaro Assets	2,858	2,677

Meningitis portfolio	1,855	1,889

Momelotinib	1,499	–

Affinivax Assets	1,473	–

Dolutegravir	1,150	1,093

Benlysta	541	644

Alector Assets	509	509

iTeos Assets	443	444

Shingrix	288	268

Okairos	202	191

BMS Assets	196	219

Spero	163	–

Vir Assets	159	212

Fluarix/FluLaval	147	180

Stiefel trade name	142	151

CureVac Assets	106	164

Lamisil (a)	–	259

Others	1,932	1,797

	13,663	10,697

(a)	Disposed of as part of the Consumer Healthcare demerger (Note 41).
On 1 July 2022, GSK completed the acquisition of Sierra Oncology Inc, The main asset is momelotinib.
On 15 August 2022, GSK completed the acquisition of Affinivax, Inc.
Indefinite life brands related to healthcare brands used within the Consumer Healthcare business. Indefinite life brands were disposed of as part of the Consumer Healthcare demerger (Note 41).
The Group do not consider that any reasonably possible changes in the key assumptions would cause the recoverable amount of the Intangible assets disclosed above to fall below their carrying values.
GSK has assessed the qualitative and quantitative impact of climate related risks on asset recoverable amounts and concluded that there are no material impairments.

212

GSK Annual Report 2022

Notes to the financial statements continued

21. Investments in associates and
joint
ventures

	Joint ventures £m	Associates £m	2022 Total £m	Joint ventures £m	Associates £m	2021 Total £m

At 1 January	12	76	88	15	349	364

Exchange adjustments	1	1	2	–	(15)	(15)

Additions	–	1	1	–	1	1

Disposals	–	–	–	–	(278)	(278)

Distributions received	–	(6)	(6)	–	(9)	(9)

Net fair value movements through Other comprehensive income	–	(9)	(9)	–	28	28

Impairment of interest in associates	–	–	–	–	(36)	(36)

Profit/(loss) after tax recognised in the consolidated income statement	(3)	1	(2)	(3)	36	33

At 31 December	10	64	74	12	76	88
On 20 May 2021, the Group agreed with Innoviva Inc to sell all of its shares in Innoviva back to Innoviva for £277 million. Following settlement of the transaction, GSK no longer held any Innoviva stock. A loss of £46 million (including £10 million of recycling of exchange differences in Innoviva) is presented in Loss on disposal of interest in associates in the 2021 Consolidated income statement. The transaction did not include any changes in Innoviva’s commercial interest in royalties paid by GSK. Loss on disposal of interest in associates in 2021 also includes a £10 million gain from a disposal of another immaterial associate.
Please refer to the Income statement information on associates and joint ventures in Note 13.

22. Current equity investments

Current	Investments measured at FVTPL 2022 £m

At 1 January	–

Exchange adjustments	2

Additions	3,852

Net fair value movements through profit or loss	233

At 31 December	4,087
Current equity investments represent Haleon
plc
shares held after the demerger of Consumer Healthcare. Shares are held for trading and measured at fair value through profit or loss (FVTPL) based on the Haleon plc share price. Changes in fair value after the demerger are presented as Other operating income/expense in continuing operations. The Group’s investment in Haleon plc at the end of December 2022 is held by Glaxo Group Limited (5.4%), Scottish Limited Partnerships (SLPs) which were set up to collateralise agreed additional funding for GSK’s UK Defined Benefit pension schemes (7.5%) (Note 31) and the ESOP Trusts (0.6%). Net fair value movement through profit or loss of £233 million includes a fair value gain of £229 million and £4 million of other adjustments.

213

GSK Annual Report 2022

Notes to the financial statements continued

23. Other investments

Non-current	Investments designated as measured at FVTOCI £m	Investments measured at FVTPL £m	2022 £m	Investments designated as measured at FVTOCI £m	Investments measured at FVTPL £m	2021 £m

At 1 January	1,927	199	2,126	2,939	121	3,060

Exchange adjustments	75	25	100	5	–	5

Additions	87	63	150	125	52	177

Net fair value movements through Other comprehensive income	(716)	–	(716)	(902)	–	(902)

Net fair value movements through profit or loss	–	27	27	–	37	37

Disposals	(220)	–	(220)	(240)	(11)	(251)

At 31 December	1,153	314	1,467	1,927	199	2,126
Non-current other investments comprise
non-current
equity investments which are recorded at fair value at each balance sheet date. For investments traded in an active market, the fair value is determined by reference to the relevant stock exchange quoted bid price. For other investments, the fair value is estimated by management with reference to relevant available information, including the current market value of similar instruments, recent financing rounds and discounted cash flows of the underlying net assets. Movements arising on the translation of overseas net assets for consolidation into the Group accounts are recorded as Exchange adjustments. Net fair value movements include the impact of other exchange gains of £134 million through Other comprehensive income and £nil through profit or loss (2021: gains of £15 million through Other comprehensive income and £2 million through profit or loss). Other investments include listed investments of £823 million (2021: £1,736 million).
GSK has elected to designate the majority of its equity investments as measured at fair value through Other comprehensive income (FVTOCI). The most significant of these investments held at 31 December 2022 were in Vir Biotechnology, Inc. which had a fair value at 31 December 2022 of £180 million (2021: £266 million) and Nimbus Therapeutics, LLC which had a fair value at 31 December 2022 of £139 million (2021: £32 million). The fair value of the investment in CureVac N.V., disclosed as a significant investment at 31 December 2021, was £75 million at 31 December 2022 (2021: £380 million). The other investments include equity stakes in companies with which GSK has research collaborations and in companies which provide access to biotechnology developments of potential interest.
On disposal of equity investments measured at FVTOCI, the accumulated fair value movements are reclassified from the fair value reserve to retained earnings. Investments measured at FVTOCI with a fair value of £220 million (2021: £240 million) were disposed of during the year. The cumulative gain on these investments after tax was £14 million (2021: £132 million).
Certain other investments, such as investments in funds with limited lives and investments acquired with an intention to sell, are measured at fair value through profit or loss (FVTPL).

214

GSK Annual Report 2022
Notes to the financial statements continued

24. Other
non-current
assets

	2022 £m	2021 £m

Amounts receivable under insurance contracts	857	849

Pension schemes in surplus	229	741

Other receivables	108	86

	1,194	1,676

Amounts receivable under insurance contracts are held at cash surrender value with movements through profit or loss.
Within the other receivables of £108 million (2021: £86 million), £34 million (2021: £44 million) is classified as financial assets of which £13 million (2021: £23 million) is classified as fair value through profit or loss. On the remaining balance of £21 million (2021: £21 million), the expected credit loss allowance was immaterial at 31 December 2022 and 2021.

25. Inventories

	2022 £m	2021 £m

Raw materials and consumables	1,576	1,772

Work in progress	2,286	1,889

Finished goods	1,284	2,122

	5,146	5,783

26. Trade and other receivables

	2022 £m	2021 £m

Trade receivables, net of loss allowance	5,452	6,246

Accrued income	19	12

Prepayments	343	315

Interest receivable	2	3

Employee loans and advances	11	18

Other receivables	1,226	1,266

	7,053	7,860

There were no trade or other receivable balances (2021: £nil) due from associates and joint ventures. The most significant component of other receivables comprises receivables for taxes other than corporate income tax. Other significant balances within other receivables are royalties receivable and amounts receivable from collaboration partners.

Loss allowance - trade receivables	2022 £m	2021 £m

At 1 January	150	151

Exchange adjustments	9	(3)

Charge for the year	35	52

Transfer to assets held for sale	(60)	–

Subsequent recoveries of amounts provided for	(19)	(39)

Utilised	(24)	(11)

At 31 December	91	150
Of the total trade receivables balance, £58 million (2021: £86 million) is considered credit impaired, against which a £26 million (2021: £4 million) expected credit loss allowance has been applied. No amount was purchased or originated credit impaired.
Within the other receivables of £1,226 million (2021: £1,266 million), £683 million (2021: £553 million) is classified as financial assets of which £nil (2021: £nil) is classified as held at fair value through profit or loss. At 31 December 2022 an expected credit loss allowance of £6 million (2021: £5 million) was recognised in respect of financial assets with no charge reported in profit or loss during the year.
For more discussion on credit risk practices, please refer to Note 44.

215

GSK Annual Report 2022

Notes to the financial statements continued

27. Cash and cash equivalents

	2022 £m	2021 £m

Cash at bank and in hand	879	1,427

Short-term deposits	2,844	2,847

	3,723	4,274

During 2022 £1,421 million was transferred to assets held for sale relating to the Consumer Healthcare business that was demerged during the year (see Note 41). Cash and cash equivalents included £0.2 billion (2021: £0.2 billion) not available for general use due to restrictions applying in the subsidiaries where it is held. Restrictions include exchange controls and taxes on repatriation.

28. Assets held for sale

	2022 £m	2021 £m

Property, plant and equipment	83	22

Other	15	–

	98	22

Non-current
assets and disposal groups are transferred to assets held for sale when it is expected that their carrying amounts will be recovered principally through disposal and a sale is considered highly probable. They are held at the lower of carrying amount and fair value less costs to sell.
In Q2 2022, the Consumer Healthcare business was classified as held for sale. Following completion of the demerger of the Consumer Healthcare business in Q3 2022, a total of £12.9 billion of net assets and liabilities were distributed/derecognised as part of the gain on the demerger.

216

GSK Annual Report 2022

Notes to the financial statements continued

29. Trade and other payables

	2022 £m	2021 £m

Trade payables	3,866	4,535

Wages and salaries	1,488	1,470

Social security	126	152

ViiV Healthcare put option	1,093	1,008

Other payables	418	518

Deferred income	299	307

Customer return and rebate accruals	6,627	6,322

Other accruals	2,346	3,242

	16,263	17,554
Trade and other payables included £nil (2021: £nil) due to associates and joint ventures. The Group provides limited supplier financing arrangements to certain customers. The amounts involved at 31 December 2022 were not material.
Revenue recognised in the year that was included in deferred income at 1 January 2022 was £85 million (2021: £29 million).
Customer return and rebate accruals are provided for by the Group at the point of sale in respect of estimated rebates, discounts or allowances payable to customers as more fully described in the Group financial review on page 94. At 31 December 2022, Customer return and rebate accruals included £5,717 million (2021: £5,044 million) in respect of US Commercial Operations. Accruals are made at the time of sale but the actual amounts paid are based on claims made some time after the initial recognition of the sale. As the amounts are estimated, they may not fully reflect the final outcome and are subject to change dependent upon, amongst other things, the types of buying group and product sales mix. The level of accrual is reviewed and adjusted quarterly in light of historical experience of actual amounts paid and any changes in arrangements. Future events could cause the assumptions on which the accruals are based to change, which could affect the future results of the Group.
Pfizer’s put option over its shareholding in ViiV Healthcare is currently exercisable. Pfizer may request an IPO of ViiV Healthcare at any time and if either GSK does not consent to such IPO or an offering is not completed within nine months, Pfizer could require GSK to acquire its shareholding. The amount of the liability for this put option, which is held on the gross redemption basis, is derived from an internal valuation of the ViiV Healthcare business, utilising both discounted forecast future cash flow and multiples-based methodologies.
The table below shows on an indicative basis the income statement and balance sheet sensitivity of the Pfizer put option to reasonably possible changes in key assumptions.

Increase/(decrease) in financial liability and loss/(gain) in Income statement	2022 £m	2021 £m

10% increase in sales forecasts*	100	89

15% increase in sales forecasts*	149	133

10% decrease in sales forecasts*	(99)	(89)

15% decrease in sales forecast*	(149)	(134)

1% (100 basis points) increase in discount rate	(32)	(30)

1.50% (150 basis points) increase in discount rate	(48)	(45)

1% (100 basis points) decrease in discount rate	35	34

1.50% (150 basis points) decrease in discount rate	53	50

10 cent appreciation of US Dollar	66	55

15 cent appreciation of US Dollar	103	81

10 cent depreciation of US Dollar	(56)	(47)

15 cent depreciation of US Dollar	(80)	(64)

10 cent appreciation of Euro	29	26

15 cent appreciation of Euro	46	41

10 cent depreciation of Euro	(24)	(22)

15 cent depreciation of Euro	(35)	(32)
* The sales forecast is for ViiV Healthcare sales only in respect of the ViiV Healthcare put option.
Other accruals includes interest accrued on financial liabilities at amortised cost of £207 million (2021: £244 million).
An explanation of the accounting for ViiV Healthcare is set out on page 71.

217

GSK Annual Report 2022

Notes to the financial statements continued

30. Net debt

	Listing exchange	2022 £m	2021 £m

Current assets:

Liquid investments		67	61

Cash and cash equivalents		3,723	4,274

		3,790	4,335

Short-term borrowings:

Commercial paper		(1,191)	(252)

Bank loans, overdrafts and other		(448)	(550)

2.850% US$ US Medium Term Note 2022	New York Stock Exchange	–	(1,483)

2.875% US$ US Medium Term Note 2022	New York Stock Exchange	–	(1,113)

0.125% € European Medium Term Note 2023	London Stock Exchange	(665)	–

0.000% € European Medium Term Note 2023	London Stock Exchange	(443)	–

0.534% US$ Medium Term Note 2023	New York Stock Exchange	(1,038)	–

Lease liabilities		(167)	(203)

		(3,952)	(3,601)

Long-term borrowings:

2.800% US$ US Medium Term Note 2023	New York Stock Exchange	–	(926)

0.125% € Euro Medium Term Note 2023	London Stock Exchange	–	(629)

3.375% US$ US Medium Term Note 2023	New York Stock Exchange	–	(925)

0.000% US$ US Medium Term Note 2023	New York Stock Exchange	–	(204)

0.000% € Euro Medium Term Note 2023	London Stock Exchange	–	(420)

0.534% US$ US Medium Term Note 2023	New York Stock Exchange	–	(926)

3.000% US$ US Medium Term Note 2024	New York Stock Exchange	(829)	(739)

1.375% € Euro Medium Term Note 2024	London Stock Exchange	(884)	(836)

4.000% € Euro Medium Term Note 2025	London Stock Exchange	(663)	(627)

3.625% US$ US Medium Term Note 2025	New York Stock Exchange	(827)	(738)

1.000% € Euro Medium Term Note 2026	London Stock Exchange	(620)	(587)

1.250% € Euro Medium Term Note 2026	London Stock Exchange	(885)	(838)

3.000% € Euro Medium Term Note 2027	London Stock Exchange	(442)	–

3.375% £ Euro Medium Term Note 2027	London Stock Exchange	(306)	(595)

3.875% US$ US Medium Term Note 2028	New York Stock Exchange	(1,450)	(1,294)

1.250% £ Euro Medium Term Note 2028	London Stock Exchange	(744)	(743)

3.375% US$ US Medium Term Note 2029	New York Stock Exchange	(822)	(733)

1.375% € Euro Medium Term Note 2029	London Stock Exchange	(441)	(418)

1.750% € Euro Medium Term Note 2030	London Stock Exchange	(663)	(628)

3.125% € Euro Medium Term Note 2032	London Stock Exchange	(616)	–

5.250% £ Euro Medium Term Note 2033 (1)	London Stock Exchange	(640)	(984)

5.375% US$ US Medium Term Note 2034	London Stock Exchange	(412)	(368)

1.625% £ Euro Medium Term Note 2035	London Stock Exchange	(744)	(744)

6.375% US$ US Medium Term Note 2038	New York Stock Exchange	(2,264)	(2,022)

6.375% £ Euro Medium Term Note 2039 (1)	London Stock Exchange	(695)	(695)

5.250% £ Euro Medium Term Note 2042	London Stock Exchange	(472)	(987)

4.200% US$ US Medium Term Note 2043	New York Stock Exchange	(408)	(364)

4.250% £ Euro Medium Term Note 2045	London Stock Exchange	(366)	(789)

Other long-term borrowings		(1)	(1)

Lease liabilities		(841)	(812)

		(17,035)	(20,572)

Net debt		(17,197)	(19,838)

(1)	Partially purchased and cancelled on 13 February 2023.

218

GSK Annual Report 2022

Notes to the financial statements continued

30. Net debt
continued
Current assets
Liquid investments are classified as financial assets at amortised cost. At 31 December 2022, they included US Treasury Notes and other government bonds. The effective interest rate on liquid investments at 31 December 2022 was approximately 0.1% (2021: approximately 0.1%). Liquid investment balances at 31 December 2022 earning interest at floating rates amount to £67 million (2021: £2 million). Liquid investment balances at 31 December 2022 earning interest at fixed rates amount to £nil (2021: £59 million).
Balances reported within cash and cash equivalents have an original maturity of three months or less. The effective interest rate on cash and cash equivalents at 31 December 2022 was approximately 3.1% (2021: approximately 0.6%). Cash and cash equivalents at 31 December 2022 earning interest at floating and fixed rates amounted to £3,441 million and £10 million respectively (2021: £3,906 million and £39 million) and non-interest
bearing holdings amounted to £272 million (2021: £329 million).
GSK’s policy regarding the credit quality of cash and cash equivalents is set out in Note 44, ‘Financial instruments and related disclosures’.
Short-term borrowings
GSK has a $10 billion (£8.3 billion) US commercial paper programme, of which $900 million (£748 million) was in issue at 31 December 2022 (2021: $nil). GSK has a £5 billion Euro commercial paper programme, of which
€
500 million (£443 million) was in issue at 31 December 2022 (2021:
€
300 million (£252 million)). In February 2022 GSK cancelled the £1.9 billion three year and $2.5 billion (£2.1 billion) 364 day committed facilities and replaced them with new revolving credit facilities of equivalent size with maturities in September 2025 and September 2023 respectively. Post separation of the Consumer Healthcare business these facilities were reduced to £1.6 billion and $2.2 billion (£1.8 billion) respectively.
The weighted average interest rate on commercial paper borrowings at 31 December 2022 was 3.5% (2021:
-0.5%).
The weighted average interest rate on current bank loans and overdrafts at 31 December 2022 was 7.8% (2021: 7.9%).
The average effective
pre-swap
interest rate of notes classified as short-term at 31 December 2022 was 0.4% (2021: 3.0%).
Long-term borrowings
At the
year-end,
GSK had long-term borrowings of £17.0 billion (2021: £20.6 billion), of which £11.1 billion (2021: £11.7 billion) fell due in more than five years.
During 2022, three bonds were repaid earlier than original maturity, those being the 2.800% US$ US Medium Term Note 2023, the 3.375% US$ US Medium Term Note 2023 and the 0.000% US$ US Medium Term Note 2023. Also, during 2022 GSK undertook a tender on outstanding Sterling Notes, repaying face values of £292 million on the 3.375% £ Euro Medium Term Note 2027, £350 million on the 5.250% £ Euro Medium Term Note 2033, £522 million on the 5.250% £ Euro Medium Term Note 2042 and £429 million on the 4.250% £ Euro Medium Term Note 2045.
The average effective
pre-swap
interest rate of all notes in issue at 31 December 2022 was approximately 3.5% (2021: approximately 3.3%).
Long-term borrowings repayable after five years carry interest at effective rates between 1.4% and 6.4%, with repayment dates ranging from 2027 to 2045.
Both effective rates exclude the impact of
one-off
premiums associated with the early repayment of the Sterling Notes.
Pledged assets
The Group held pledged investments in US Treasury Notes with a par value of $56 million (£47 million), (2021: $56 million (£42 million)) as security against irrevocable letters of credit issued on the Group’s behalf in respect of the Group’s self-insurance activity. Provisions in respect of self-insurance are included within the provisions for legal and other disputes discussed in Note 32, ‘Other provisions’.
Lease liabilities
The maturity analysis of discounted lease liabilities recognised on the Group balance sheet is as follows:

	2022 £m	2021 £m

Rental payments due within one year	167	203

Rental payments due between one and two years	201	185

Rental payments due between two and three years	127	120

Rental payments due between three and four years	97	93

Rental payments due between four and five years	80	73

Rental payments due after five years	336	341

Total lease liabilities	1,008	1,015

219

GSK Annual Report 2022

Notes to the financial statements continued

31. Pensions and other post-employment benefits

Pension and other post-employment costs	2022 £m	2021 (a) £m	2020 (a) £m

UK pension schemes	114	185	239

US pension schemes	48	40	58

Other overseas pension schemes	154	153	170

Unfunded post-retirement healthcare schemes	53	37	(1)

	369	415	466

Analysed as:

Funded defined benefit/hybrid pension schemes	152	231	318

Unfunded defined benefit pension schemes	31	23	30

Unfunded post-retirement healthcare schemes	53	37	(1)

Defined benefit schemes	236	291	347

Defined contribution pension schemes	133	124	119

	369	415	466
The costs of the defined benefit pension and post-retirement healthcare schemes are charged in the income statement as follows:

	2022 £m	2021 (a) £m	2020 (a) £m

Cost of sales	104	106	128

Selling, general and administration	90	136	167

Research and development	42	49	52

	236	291	347

(a)	The 2021 and 2020 comparatives have been restated on a consistent basis from those previously published to reflect the demerger of the Consumer Healthcare business (see Note 41).
GSK entities operate pension arrangements which cover the Group’s material obligations to provide pensions to retired employees. These arrangements have been developed in accordance with local practices in the countries concerned. Pension benefits can be provided by state schemes; by defined contribution schemes, whereby retirement benefits are determined by the value of funds arising from contributions paid in respect of each employee; or by defined benefit schemes, whereby retirement benefits are based on employee pensionable remuneration and length of service.
Pension costs of defined benefit schemes for accounting purposes have been calculated using the projected unit credit method. In certain countries pension benefits are provided on an unfunded basis, some administered by trustee companies. Formal, independent, actuarial valuations of the Group’s main plans are undertaken regularly, normally at least every three years.
Remeasurement movements in the year are recognised through the statement of comprehensive income. Discount rates are derived from AA rated corporate bond yields except in countries where there is no deep market in corporate bonds where government bond yields are used. Discount rates are selected to reflect the term of the expected benefit payments. Projected inflation rates and pension increases are long-term predictions based on the yield gap between long-term index-linked and fixed interest Gilts. In the UK, mortality rates are determined by adjusting the SAPS S3 standard mortality tables to reflect recent scheme experience. These rates are then projected to reflect improvements in life expectancy in line with the CMI 2021 projections with a long-term rate of improvement of 1.0% per year for both males and females. In the US, mortality rates are calculated using the
PRI-2012
white collar table adjusted to reflect recent experience. These rates are projected using
MP-2020
to allow for future improvements in life expectancy.

220

GSK Annual Report 2022

Notes to the financial statements continued

31. Pensions and other post-employment benefits
continued
The average life expectancy assumed now for an individual at the age of 60 and projected to apply in 2042 for an individual then at the age of 60 is as follows:

		UK		US

	Male Years	Female Years	Male Years	Female Years

Current	27.3	28.2	27.3	28.6

Projected for 2042	28.5	29.5	28.8	30.1
The assets of funded schemes are generally held in separately administered trusts, either as specific assets or as a proportion of a general fund, or are insurance contracts. Assets are invested in different classes in order to maintain a balance between risk and return. Investments are diversified to limit the financial effect of the failure of any individual investment. The physical asset allocation strategy for three of the four UK plans is 36% in return-seeking assets and 64% in liability-matching assets. During 2019, a buy-in
insurance contract was purchased to cover substantially all of the obligations of the other UK plan. At 31 December 2022, the value of the insurance contract was £402 million (2021: £570 million). The asset allocation of the US plans is currently set at 25% return-seeking assets and 75% liability-matching assets.
The pension plans are exposed to risk that arises because the estimated market value of the plans’ assets might decline, the investment returns might reduce, or the estimated value of the plans’ liabilities might increase.
In line with the agreed mix of return-seeking assets to generate future returns and liability-matching assets to better match future pension obligations, the Group has defined an overall long-term investment strategy for the plans, with investments across a broad range of assets. The main market risks within the asset and hedging portfolio are against credit risk, interest rates, long-term inflation, equities, property, currency and bank counterparty risk.
The plan liabilities are a series of future cash flows with relatively long duration. On an IAS 19 basis, these cash flows are sensitive to changes in the expected long-term inflation rate and the discount rate (AA corporate bond yield curve) where an increase in long-term inflation corresponds with an increase in the liabilities, and an increase in the discount rate corresponds with a decrease in the liabilities.
The interest rate risk and credit rate risk in the US are partially hedged. The targets are based on an accounting measure of the plan liabilities.
For the UK plans, there is an interest rate and inflation hedging strategy in place. The targets are based on an economic measure of the plan liabilities.
In the UK, the defined benefit pension schemes operated for the benefit of former Glaxo Wellcome employees and former SmithKline Beecham employees remain separate. These schemes were closed to new entrants in 2001 and subsequent UK employees are entitled to join a defined contribution scheme. In addition, the Group operates a number of post-retirement healthcare schemes, the principal one of which is in the US.
Following a period of consultation with impacted employees, it was announced on 17 December 2020 that the UK defined benefit plans would be closed to future accrual effective from 31 March 2022. As a result, post closure the accrued benefits of active participants will be revalued in line with inflation (RPI for the legacy Glaxo Wellcome plans and CPI for the legacy SmithKline Beecham plans subject to the relevant caps for each arrangement) rather than capped pay increases. In addition, all defined benefit plan participants who were still active at 1 April 2022 received a defined pension contribution of £10,000 each. The effect of closure and the defined contribution enhancement together resulted in a one-off
cost of £74 million in 2020. As announced, the plan was closed to new entrants at 31 March 2022. From 1 April 2022, former defined benefits plans employees were transferred to the defined contribution plans.
It was announced on 9 September 2020 that the US cash balance pension plans would be closed to future accrual from 1 January 2021. This change resulted in a credit of £56 million. On 1 June 2020 and 9 September 2020, two amendments were made to the retiree healthcare plans in the US resulting in a credit of £55 million.
The Group has applied the following financial assumptions in assessing the defined benefit liabilities:

	UK			US			Rest of World

	2022 % pa	2021 % pa	2020 % pa	2022 % pa	2021 % pa	2020 % pa	2022 % pa	2021 % pa	2020 % pa

Rate of increase of future earnings	n/a	2.00	2.00	n/a	n/a	n/a	3.40	2.90	2.60

Discount rate	4.80	2.00	1.40	5.30	2.70	2.30	3.40	1.10	0.60

Expected pension increases	3.10	3.20	2.80	n/a	n/a	n/a	2.40	2.30	2.10

Cash balance credit/conversion rate	n/a	n/a	n/a	3.90	2.00	1.90	0.80	0.20	0.10

Inflation rate	3.10	3.20	2.80	2.50	2.25	2.00	2.30	1.90	1.30
Sensitivity analysis detailing the effect of changes in assumptions is provided on page 228. The analysis provided reflects the assumption changes which have the most material impact on the results of the Group.

221

GSK Annual Report 2022

Notes to the financial statements continued

31. Pensions and other post-employment benefits
continued
The amounts recorded in the income statement and statement of comprehensive income for the three years ended 31 December 2022 in relation to the defined benefit pension and post-retirement healthcare schemes were as follows:

				Pensions	Post-retirement benefits

2022	UK £m	US £m	Rest of World £m	Group £m	Group £m

Amounts charged to operating profit

Current service cost	13	7	126	146	22

Past service cost	6	–	–	6	–

Net interest cost	(11)	20	9	18	32

Gains from settlements	–	–	(22)	(22)	–

Expenses	14	21	–	35	(1)

	22	48	113	183	53

Remeasurement gains/(losses) recorded in the statement of comprehensive income (1)	(1,169)	36	261	(872)	228

				Pensions	Post-retirement benefits

2021 (2)	UK £m	US £m	Rest of World £m	Group £m	Group £m

Amounts charged to operating profit

Current service cost	53	9	119	181	17

Past service cost/(credit)	27	2	(10)	19	(3)

Net interest (income)/cost	3	18	7	28	22

Gains from settlements	–	–	(2)	(2)	–

Expenses	15	12	2	29	–

	98	41	116	255	36

Remeasurement gains/(losses) recorded in the statement of comprehensive income	572	98	186	856	68

				Pensions	Post-retirement benefits

2020 (2)	UK £m	US £m	Rest of World £m	Group £m	Group £m

Amounts charged to operating profit

Current service cost	58	72	125	255	22

Past service cost/(credit)	93	(49)	1	45	(53)

Net interest (income)/cost	3	23	8	34	36

Gains from settlements	–	12	(7)	5	(6)

Expenses	9	–	–	9	–

	163	58	127	348	(1)

Remeasurement losses recorded in the statement of comprehensive income	51	(96)	(45)	(90)	(73)
The amounts included within past service costs in the UK included £6 million (2021
(2)
: £26 million; 2020
(2)
: £23 million) of augmentation costs which arose from Major restructuring programmes, together with a charge of £
nil
(2021: £
nil
; 2020
(2)
: £70 million) in relation to the impact of the closure of the defined benefit schemes to future accrual.
In 2020, the past service credit of £49 million in the US reflected the closure of the cash balance pension plans from 1 January 2021. Amendments to the retiree healthcare plan in the US in 2020
(2)
resulted in a credit of £53 million to past service costs in post-retirement benefits in 2020.

(1)	These numbers do not include remeasurement gains/(losses) related to the demerged Consumer Healthcare business.

(2)	The 2021 and 2020 comparatives have been restated on a consistent basis from those previously published to reflect the demerger of the Consumer Healthcare business (see Note 41).

222

GSK Annual Report 2022

Notes to the financial statements continued

31. Pensions and other post-employment benefits
continued
A summarised balance sheet presentation of the Group defined benefit pension schemes and other post-retirement benefits is set out in the table below:

	2022 £m	2021 £m	2020 £m

Recognised in Other non-current assets:

Pension schemes in surplus	229	741	183

Recognised in Pensions and other post-employment benefits:

Pension schemes in deficit	(1,585)	(1,870)	(2,287)

Post-retirement benefits	(994)	(1,243)	(1,363)

	(2,579)	(3,113)	(3,650)
In the event of a plan
wind-up,
GSK believes the UK pension scheme rules provide the company with the right to a refund of surplus assets following the full settlement of plan liabilities. As a result, the net surplus in the UK defined benefit pension schemes is recognised in full.
The fair values of the assets and liabilities of the UK and US defined benefit pension schemes, together with aggregated data for other defined benefit pension schemes in the Group are as follows:

At 31 December 2022		UK £m	US £m	Rest of World £m	Group £m

Equities:	– listed	1,351	437	371	2,159

	– unlisted	–	–	2	2

Multi-asset funds		1,101	–	–	1,101

Property:	– listed	–	–	19	19

	– unlisted	464	140	1	605

Corporate bonds:	– listed	1,692	779	124	2,595

	– unlisted	–	–	15	15

Government bonds:	– listed	4,048	723	558	5,329

Insurance contracts		1,003	–	691	1,694

Other (liabilities)/assets		(645)	181	89	(375)

Fair value of assets		9,014	2,260	1,870	13,144

Present value of scheme obligations		(9,117)	(3,030)	(2,353)	(14,500)

Net surplus/(obligation)		(103)	(770)	(483)	(1,356)

Included in Other non-current assets		109	–	120	229

Included in Pensions and other post-employment benefits		(212)	(770)	(603)	(1,585)

		(103)	(770)	(483)	(1,356)

Actual return on plan assets		(4,710)	(253)	(550)	(5,513)
The multi-asset funds comprise investments in pooled investment vehicles that are invested across a range of asset classes, increasing diversification within the growth portfolio. The value of funds in this asset class with a quoted market price is £211 million (2021: £350 million).
The ‘Other (liabilities)/assets’ category comprises cash and mark to market values of derivative positions.
Index-linked gilts held as part of a UK repo programme are included in government bonds. The related loan of £2,376 million at 31 December 2022 (2021: £513 million; 2020: £650 million) is deducted within ‘Other assets’.

223

GSK Annual Report 2022

Notes to the financial statements continued

31. Pensions and other post-employment benefits
continued

At 31 December 2021		UK £m	US £m	Rest of World £m	Group £m

Equities:	– listed	3,954	522	731	5,207

	– unlisted	–	–	4	4

Multi-asset funds		1,415	–	–	1,415

Property:	– listed	–	–	68	68

	– unlisted	502	154	1	657

Corporate bonds:	– listed	1,503	975	140	2,618

	– unlisted	–	–	15	15

Government bonds:	– listed	5,054	724	984	6,762

Insurance contracts		1,334	–	917	2,251

Other (liabilities)/assets		(130)	149	72	91

Fair value of assets		13,632	2,524	2,932	19,088

Asset ceiling restrictions		–	–	(26)	(26)

Present value of scheme obligations		(13,299)	(3,248)	(3,644)	(20,191)

Net surplus/(obligation)		333	(724)	(738)	(1,129)

Included in Other non-current assets		606	–	135	741

Included in Pensions and other post-employment benefits		(273)	(724)	(873)	(1,870)

		333	(724)	(738)	(1,129)

Actual return on plan assets		541	97	48	686

At 31 December 2020		UK £m	US £m	Rest of World £m	Group £m

Equities:	– listed	2,686	539	686	3,911

	– unlisted	–	–	5	5

Multi-asset funds		2,075	–	–	2,075

Property:	– listed	–	–	57	57

	– unlisted	447	136	2	585

Corporate bonds:	– listed	1,113	1,066	154	2,333

	– unlisted	–	–	20	20

Government bonds:	– listed	6,055	758	999	7,812

Insurance contracts		1,409	–	988	2,397

Other (liabilities)/assets		(203)	136	78	11

Fair value of assets		13,582	2,635	2,989	19,206

Present value of scheme obligations		(13,858)	(3,445)	(4,007)	(21,310)

Net surplus/(obligation)		(276)	(810)	(1,018)	(2,104)

Included in Other non-current assets		77	–	106	183

Included in Pensions and other post-employment benefits		(353)	(810)	(1,124)	(2,287)

		(276)	(810)	(1,018)	(2,104)

Actual return on plan assets		1,092	159	177	1,428

224

GSK Annual Report 2022

Notes to the financial statements continued

31. Pensions and other post-employment benefits
continued

				Pensions	Post-retirement benefits

Movements in fair values of assets	UK £m	US £m	Rest of World £m	Group £m	Group £m

Assets at 1 January 2020	12,981	2,789	2,662	18,432	–

Exchange adjustments	–	(86)	138	52	–

Interest income	256	87	29	372	–

Expenses	(9)	(12)	–	(21)	–

Settlements and curtailments	–	–	(20)	(20)	–

Remeasurement	836	72	148	1,056	–

Employer contributions	156	33	124	313	105

Scheme participants’ contributions	3	–	18	21	18

Benefits paid	(641)	(248)	(110)	(999)	(123)

Assets at 31 December 2020	13,582	2,635	2,989	19,206	–

Exchange adjustments	–	31	(184)	(153)	–

Interest income	187	57	18	262	–

Expenses	(15)	(12)	–	(27)	–

Settlements and curtailments	–	–	(7)	(7)	–

Remeasurement	354	40	30	424	–

Employer contributions	139	40	133	312	105

Scheme participants’ contributions	3	–	24	27	15

Benefits paid	(618)	(267)	(97)	(982)	(120)

Assets at 31 December 2021	13,632	2,524	2,906	19,062	–

Exchange adjustments	–	286	122	408	–

Interest income	271	71	28	370	–

Expenses	(14)	(21)	–	(35)	–

Settlements and curtailments	–	–	(8)	(8)	–

Remeasurement	(4,981)	(324)	(578)	(5,883)	–

Employer contributions	755	50	114	919	117

Scheme participants’ contributions	–	–	15	15	18

Transfer to assets held for sale/distribution	–	–	(624)	(624)	–

Benefits paid	(649)	(326)	(105)	(1,080)	(135)

Assets at 31 December 2022	9,014	2,260	1,870	13,144	–
In connection with the demerger of Consumer Healthcare, the 31 December 2020 pension scheme valuations identified cash funding or technical provisions deficits in three GSK UK Pension Schemes.
During March 2022, GSK transferred 7,004 GSK Consumer Healthcare Holdings Limited (GSKCHH) C Ordinary Shares (representing 11.03%. (in aggregate) of GSK’s interest in GSKCHH to three Scottish Limited Partnerships (“SLPs”), each providing a funding mechanism for a separate GSK UK defined benefit pension scheme. As part of the steps relating to the demerger and separation, the SLPs transferred their applicable portion of GSKCHH C Ordinary Shares to Haleon plc (“Haleon”) in consideration for shares in Haleon. The SLPs together hold shares representing 7.5% of the total issued share capital of Haleon.
Each pension scheme, through its SLP interest, is entitled to receive a distribution from that SLP in an amount equal to the net proceeds of sales of Haleon shares, and to receive dividend income on the Haleon shares until it has received an aggregate amount equal to an agreed threshold (“Proceeds Threshold”). The Proceeds Thresholds total £1,080 million (as increased by notional interest on the remaining balance from time to time), and payment of this amount would fully fund the cash funding or “technical provisions” deficits in the three pension schemes shown by the 31 December 2020 valuations. Once the applicable Proceeds Threshold has been reached the
GSK-controlled
General Partner of each SLP is entitled to sell the remaining Haleon shares held by the SLP and distribute the proceeds to GSK. If a pension scheme does not receive aggregate cash equal to the applicable Proceeds Threshold within 18 months after separation, then the trustee of that pension scheme will have the ability to require the SLP to instruct a broker to liquidate any remaining Haleon shares on behalf of the SLP in accordance with an agreed mandate.
During 2022, the Group made additional funding contributions to the UK pension schemes of £691 million (2021: £44 million; 2020: £76 million) but no additional funding (2021: £nil; 2020: £nil) to the US schemes.
As at 31 December 2022, total cash contributions totalling £735 million were made towards the Proceeds Thresholds leaving a principal amount of £345 million outstanding to the UK pension schemes. The cash contributions of £735 million include voluntary cash contributions made by GSK in Q4 2022 to two of the UK defined benefit pension schemes totalling £334 million in response to the market volatility in the UK gilt markets.

225

GSK Annual Report 2022

Notes to the financial statements continued

31. Pensions and other post-employment benefits
continued
The outstanding accelerated contributions were collateralised by the creation of three Scottish Limited Partnerships (SLPs), into which GSK inserted a total of 692,593,037 Haleon ordinary shares across the three SLPs. Each of the three principal UK defined benefit pension schemes (two benefiting current and former Glaxo Welcome employees, with the third benefiting current and former SmithKline Beecham employees) has an interest in one of the SLPs as shown below:

Scottish Limited Partnership	General Partner	Limited Partners

GSK (No. 1) Scottish Limited Partnership	GSK GP1 Ltd	GSK LP Ltd	Berkeley Square Pension Trustee Company Ltd acting on behalf of the GSK Pension Scheme

GSK (No. 2) Scottish Limited Partnership	GSK GP1 Ltd	GSK LP Ltd	Berkeley Square Pension Trustee Company Ltd acting on behalf of the GSK Pension Fund

GSK (No. 3) Scottish Limited Partnership	GSK GP2 Ltd	GSK LP Ltd	SmithKline Beecham Pension Plan Trustee Ltd acting on behalf of the SmithKline Beecham Pension Plan
Under each of the SLP partnership agreements, the limited partners have no involvement in the management of the business and shall not take any part in the control of SLP. The general partner (in all cases, controlled by GSK plc) is responsible for the management and control of each SLP and, as such, each SLP is consolidated into the results of the Group. Each SLP therefore takes advantage of the exemption in Regulation 7 of The Partnership (Accounts) Regulations 2008 Act to not prepare and deliver audited accounts to the UK registrar.
Under the SLP partnership agreement, distributions will be made from partnership income to the defined benefit pension schemes if equivalent payments have not already been made to the three defined benefit pension schemes by another GSK entity. To date, £735 million has been paid to the defined benefit pension schemes by GSK under this structure and once contributions under this structure reach £1,080 million, the defined benefit pension schemes interests’ in the SLPs ends. The remaining economic interest in the SLPs will be held by GSK LP Ltd, a 100% owned subsidiary of GSK plc. At 31 December 2022, £345 million of these additional contributions remains to be paid.
Employer contributions for 2023, excluding special funding contributions stated above, are estimated to be approximately £350 million in respect of defined benefit pension schemes and £100 million in respect of post-retirement benefits.

				Pensions	Post-retirement benefits

Movements in defined benefit obligations	UK £m	US £m	Rest of World £m	Group £m	Group £m

Obligations at 1 January 2020	(13,293)	(3,506)	(3,554)	(20,353)	(1,418)

Exchange adjustments	–	118	(188)	(70)	36

Disposals	–	–	–	–	9

Service cost	(61)	(83)	(147)	(291)	(36)

Past service cost	(98)	56	(1)	(43)	55

Interest cost	(259)	(110)	(39)	(408)	(39)

Settlements and curtailments	–	–	38	38	7

Remeasurement	(785)	(168)	(208)	(1,161)	(82)

Scheme participants’ contributions	(3)	–	(18)	(21)	(18)

Benefits paid	641	248	110	999	123

Obligations at 31 December 2020	(13,858)	(3,445)	(4,007)	(21,310)	(1,363)

Exchange adjustments	–	(40)	258	218	4

Service cost	(56)	(9)	(151)	(216)	(29)

Past service cost	(28)	(2)	25	(5)	(12)

Interest cost	(190)	(76)	(23)	(289)	(26)

Settlements and curtailments	–	–	17	17	–

Remeasurement	218	57	164	439	78

Scheme participants’ contributions	(3)	–	(24)	(27)	(15)

Benefits paid	618	267	97	982	120

Obligations at 31 December 2021	(13,299)	(3,248)	(3,644)	(20,191)	(1,243)

Exchange adjustments	–	(371)	(124)	(495)	(125)

Service cost	(13)	(7)	(126)	(146)	(22)

Past service cost	(6)	–	–	(6)	–

Interest cost	(260)	(91)	(37)	(388)	(32)

Settlements and curtailments	–	–	29	29	–

Remeasurement	3,812	360	839	5,011	228

Scheme participants’ contributions	–	–	(15)	(15)	(18)

Transfer to assets held for sale/distribution	–	–	621	621	83

Benefits paid	649	326	105	1,080	135

Obligations at 31 December 2022	(9,117)	(3,031)	(2,352)	(14,500)	(994)

226

GSK Annual Report 2022

Notes to the financial statements continued

31. Pensions and other post-employment benefits
continued
The defined benefit pension obligation is analysed as follows:

	2022 £m	2021 £m	2020 £m

Funded	(13,887)	(19,419)	(20,504)

Unfunded	(613)	(772)	(806)

	(14,500)	(20,191)	(21,310)
The liability for the US post-retirement healthcare scheme has been assessed using the same assumptions as for the US pension scheme, together with the assumption for future medical inflation of 7% (2021: 6.25%) in 2022, grading down to 5% in 2031 and thereafter. At 31 December 2022, the US post-retirement healthcare scheme obligation was £870 million (2021: £1,059 million; 2020: £1,124 million). Post-retirement benefits are unfunded.
The movement in the net defined benefit liability is as follows:

	2022 £m	2021 £m	2020 £m

At 1 January	(1,129)	(2,104)	(1,921)

Exchange adjustments	(87)	65	(18)

Service cost	(146)	(216)	(291)

Past service cost	(6)	(5)	(43)

Interest cost	(18)	(27)	(36)

Settlements and curtailments	21	10	18

Remeasurements:

Return on plan assets, excluding amounts included in interest	(5,883)	424	1,056

(Loss)/gain from change in demographic assumptions	92	(62)	69

Gain/(loss) from change in financial assumptions	5,868	716	(1,340)

Experience (loss)/gain	(949)	(215)	110

Employer contributions	919	312	313

Transfer to assets held for sale/distribution	(3)	–	–

Expenses	(35)	(27)	(21)

At 31 December	(1,356)	(1,129)	(2,104)
The remeasurements included within post-retirement benefits are detailed below:

	2022 £m	2021 £m	2020 £m

Gain from change in demographic assumptions	21	19	7

Gain/(loss) from change in financial assumptions	219	35	(93)

Experience gains	(12)	24	4

	228	78	(82)
The defined benefit pension obligation analysed by membership category is as follows:

	2022 £m	2021 (1) £m	2020 (1) £m

Active	1,390	4,196	4,660

Retired	8,540	11,115	11,257

Deferred	4,570	4,880	5,393

	14,500	20,191	21,310
The post-retirement benefit obligation analysed by membership category is as follows:

	2022 £m	2021 (1) £m	2020 (1) £m

Active	306	494	551

Retired	688	748	808

Deferred	–	1	4

	994	1,243	1,363
The weighted average duration of the defined benefit obligation is as follows:

	2022 years	2021 years	2020 years

Pension benefits	12	15	16

Post-retirement benefits	10	12	12

(1)	Membership numbers are not restated as the disclosure relates to the post-retirement benefit obligations.

227

GSK Annual Report 2022

Notes to the financial statements continued

31. Pensions and other post-employment benefits
continued
Sensitivity analysis
The effect of changes in assumptions used on the benefit obligations and on the 2023 annual defined benefit pension and post-retirement costs are detailed below. This information has been determined by taking into account the duration of the liabilities and the overall profile of the plan memberships.

	0.25% increase £m	0.25% decrease £m

Discount rate

(Decrease)/increase in annual pension cost	(19)	19

Increase/(decrease) in annual post-retirement benefits cost	1	(1)

(Decrease)/increase in pension obligation	(400)	424

(Decrease)/increase in post-retirement benefits obligation	(21)	21

	0.75% increase £m	0.75% decrease £m

(Decrease)/increase in annual pension cost	(60)	52

Increase/(decrease) in annual post-retirement benefits cost	2	(3)

(Decrease)/increase in pension obligation	(1,147)	1,341

(Decrease)/increase in post-retirement benefits obligation	(61)	70

	0.25% increase £m	0.25% decrease £m

Inflation rate

Increase/(decrease) in annual pension cost	17	(15)

Increase/(decrease) in pension obligation	301	(290)

	0.75% increase £m	0.75% decrease £m

Increase/(decrease) in annual pension cost	50	(43)

Increase/(decrease) in pension obligation	945	(827)

1 year increase £m

Life expectancy

Increase in annual pension cost	22

Increase in annual post-retirement benefits cost	2

Increase in pension obligation	432

Increase in post-retirement benefits obligation	34

1% increase £m

Rate of future healthcare inflation

Increase in annual post-retirement benefits cost	1

Increase in post-retirement benefits obligation	25

228

GSK Annual Report 2022

Notes to the financial statements continued

32. Other provisions

	Legal and other disputes £m	Major restructuring programmes £m	Employee related provisions £m	Other provisions £m	Total £m

At 1 January 2022	196	652	322	301	1,471

Exchange adjustments	28	21	16	20	85

Charge for the year	145	144	125	141	555

Reversed unused	(12)	(131)	(40)	(78)	(261)

Unwinding of discount	3	1	–	–	4

Utilised	(126)	(277)	(91)	(45)	(539)

Transfer to assets held for sale/distribution	(16)	(60)	(22)	(21)	(119)

Additions through business combinations	–	15	–	8	23

Reclassifications and other movements	–	(8)	(1)	(20)	(29)

Transfer to Pension obligations	–	(6)	–	–	(6)

At 31 December 2022	218	351	309	306	1,184

To be settled within one year	190	259	75	128	652

To be settled after one year	28	92	234	178	532

At 31 December 2022	218	351	309	306	1,184

Legal and other disputes
The Group is involved in a substantial number of legal and other disputes, including notification of possible claims, as set out in Note 47, ‘Legal proceedings’. Provisions for legal and other disputes include amounts relating to product liability, anti-trust, government investigations, contract terminations and self insurance.
The Group may become involved in significant legal proceedings in respect of which it is not possible to meaningfully assess whether the outcome will result in a probable outflow, or to quantify or reliably estimate the liability, if any, that could result from ultimate resolution of the proceedings. In these cases, the Group would provide appropriate disclosures about such cases, but no provision would be made.
The net charge for the year of £133 million (including reversals and estimated insurance recoveries) primarily related to provisions for product liability cases, commercial disputes and various other government investigations.
The discount on the provision is £3 million in 2022 (2021: £nil). The discount was calculated using risk-adjusted projected cash flows and risk-free rates of return.
In respect of product liability claims related to certain products, provision is made when there is sufficient history of claims made and settlements to enable management to make a reliable estimate of the provision required to cover unasserted claims. The ultimate liability for such matters may vary from the amounts provided and is dependent upon the outcome of litigation proceedings, investigations and possible settlement negotiations.
The Group’s position could change over time, and, therefore, there can be no assurance that any losses that result from the outcome of any legal proceedings will not exceed by a material amount the amount of the provisions reported in the Group’s financial accounts.
It is in the nature of the Group’s business that a number of these matters may be the subject of negotiation and litigation over many years. Litigation proceedings, including the various appeal procedures, often take many years to reach resolution, and out-of-court
settlement discussions can also often be protracted. Indemnified disputes will result in a provision charge and a corresponding receivable.
The Group is in potential settlement discussions in a number of the disputes for which amounts have been provided and, based on its current assessment of the progress of these disputes, estimates that £190 million of the amount provided at 31 December 2022 will be settled within one year. At 31 December 2022, it was expected that £nil (2021: £4 million) of the provision made for legal and other disputes will be reimbursed by third parties. For a discussion of legal issues, See Note 47, ‘Legal proceedings’.
Major restructuring programmes
During 2022, the Group had two major restructuring programmes in progress: the Separation Preparation programme which focused on preparing for the separation of GSK into two new companies and the Significant Acquisitions programme which is focused on the integration of recent acquisitions.
Restructuring provisions primarily include severance costs when management has made a formal decision to eliminate certain positions and this has been communicated to the groups of employees affected and appropriate consultation procedures completed, where appropriate. No provision is made for staff severance payments that are paid immediately.
The discount on the provisions increased by £1 million in 2022 (2021: increased by £2 million).
Pension augmentation includes £6 million relating to the defined benefit plan arising from staff redundancies, as shown in Note 30, ‘Pensions and other post-employment benefits’.

229

GSK Annual Report 2022

Notes to the financial statements continued

Employee related provisions
Employee related provisions include obligations for certain medical benefits to disabled employees and their spouses in the US.
At 31 December 2022, the provision for these benefits amounted to £66 million (2021: £69 million). Other employee benefits reflect a variety of provisions for severance costs, jubilee awards and other long-service benefits.
Given the nature of these provisions, the amounts are likely to be settled over many years.
Other provisions
Included in other provisions are provisions for onerous contracts, insurance provisions and a number of other provisions including vehicle insurance and regulatory matters.

230

GSK Annual Report 2022

Notes to the financial statements continued

33. Contingent consideration liabilities
The consideration for certain acquisitions includes amounts contingent on future events such as development milestones or sales performance. The Group has provided for the fair value of this contingent consideration as follows:

	Shionogi- ViiV Healthcare £m	Affinivax £m	Novartis Vaccines £m	Other £m	Total £m

At 1 January 2020	5,103	–	339	37	5,479

Remeasurement through income statement	1,114	–	161	–	1,275

Cash payments: operating cash flows	(751)	–	(14)	–	(765)

Cash payments: investing activities	(107)	–	(9)	(4)	(120)

At 31 December 2021	5,359	–	477	33	5,869

Remeasurement through income statement	1,026	–	32	5	1,063

Cash payments: operating cash flows	(721)	–	(21)	–	(742)

Cash payments: investing activities	(105)	–	(9)	–	(114)

At 31 December 2021	5,559	–	479	38	6,076

Remeasurement through income statement	1,431	17	231	(34)	1,645

Exchange movement through reserves	–	2	–	–	2

Initial recognition from business combinations	–	482	–	–	482

Cash payments: operating cash flows	(1,031)	–	(27)	–	(1,058)

Cash payments: investing activities	(69)	–	(10)	–	(79)

At 31 December 2022	5,890	501	673	4	7,068
Of the contingent consideration payable at 31 December 2022, £1,289 million (2021: £958 million) is expected to be paid within one year.
The consideration payable for the acquisition of the Shionogi-ViiV Healthcare joint venture, Affinivax and the Novartis Vaccines business are expected to be paid over a number of years. As a result, the total estimated liabilities are discounted to their present values, shown above. The Shionogi-ViiV Healthcare contingent consideration liability is discounted at 8% (2021: 8%), the Affinivax contingent consideration liability is discounted at 9.9% and the Novartis Vaccines contingent consideration liability is discounted at 7.5% (2021: 7.5%) for commercialised products and at 8.5% (2021: 8.5%) for pipeline assets.
The Shionogi-ViiV Healthcare and Novartis Vaccines contingent consideration liabilities are calculated principally based on the forecast sales performance of specified products over the lives of those products.
The Affinivax contingent consideration is based upon two potential milestone payments, each of $0.6 billion (£0.5 billion) which will be paid if certain pediatric clinical development milestones are achieved.
The table below shows on an indicative basis the income statement and balance sheet sensitivity to reasonably possible changes in key inputs to the valuations of the contingent consideration liabilities.

	2022			2021
Increase/(decrease) in financial liability and loss/(gain) in Income statement	Shionogi- ViiV Healthcare £m	Affinivax £m	Novartis Vaccines £m	Shionogi- ViiV Healthcare £m	Novartis Vaccines £m

10% increase in sales forecasts*	556	n/a	103	506	61

15% increase in sales forecasts*	834	n/a	154	759	92

10% decrease in sales forecasts*	(555)	n/a	(103)	(506)	(57)

15% decrease in sales forecasts*	(833)	n/a	(153)	(759)	(79)

1% increase in discount rate	(199)	(7)	(55)	(198)	(38)

1.5% increase in discount rate	(292)	(10)	(80)	(286)	(55)

1% decrease in discount rate	214	7	65	213	45

1.5% decrease in discount rate	328	11	101	319	70

10 cent appreciation of US Dollar	411	45	22	343	4

15 cent appreciation of US Dollar	645	71	36	495	10

10 cent depreciation of US Dollar	(347)	(38)	(19)	(299)	(2)

15 cent depreciation of US Dollar	(501)	(56)	(27)	(398)	(3)

10 cent appreciation of Euro	109	n/a	23	102	19

15 cent appreciation of Euro	171	n/a	36	160	30

10 cent depreciation of Euro	(91)	n/a	(19)	(85)	(16)

15 cent depreciation of Euro	(130)	n/a	(28)	(124)	(23)

10% increase in probability of milestone success	n/a	82	20	n/a	17

10% decrease in probability of milestone success	n/a	(82)	(10)	n/a	(8)

*	The sales forecast is for ViiV Healthcare sales only in respect of the Shionogi-ViiV Healthcare contingent consideration.
An explanation of the accounting for ViiV Healthcare is set out on page 71.

231

GSK Annual Report 2022

Notes to the financial statements continued

34. Other
non-current
liabilities

	2022 £m	2021 £m

Accruals	11	13

Deferred income	83	85

Other payables	805	823

	899	921
Other payables includes a number of employee-related liabilities including employee savings plans.

35. Contingent liabilities
At 31 December 2022, contingent liabilities where GSK has a present obligation as a result of a past event, comprising guarantees and other items arising in the normal course of business, amounted to £58 million (2021: £126 million). At 31 December 2022, £0.5 million (2021: £0.2 million) of financial assets were pledged as collateral for contingent liabilities. Provision is made for the outcome of tax, legal and other disputes where it is both probable that the Group will suffer an outflow of funds and it is possible to make a reliable estimate of that outflow. If it is not possible to meaningfully assess whether the outcomes will result in a probable outflow, or to quantify or reliably estimate the liability, if any, no provision is recorded. Descriptions of the significant legal and other disputes to which the Group is a party are set out in Note 47, ‘Legal proceedings’.

36. Commitments

Contractual obligations and commitments	2022 £m	2021 £m

Contracted for but not provided in the financial statements:

Intangible assets	10,659	12,082

Property, plant and equipment	743	616

Investments	138	146

Purchase commitments	161	484

Pensions and post-retirement benefits	345	44

Interest on loans	6,322	7,603

Future finance charges on leases	146	153

Lease contracts that have not yet commenced	395	60

	18,909	21,188
The commitments related to intangible assets include milestone payments, which are dependent on successful clinical development or on meeting specified sales targets, and which represent the maximum that would be paid if all milestones, however unlikely, are achieved. The amounts are not risk-adjusted or discounted. The net decrease in intangible asset commitments in 2022 is mainly attributable to the termination of certain agreements, offset by a number of new R&D collaborations including collaborations with Spero Therapeutics, Inc., Wuxi Biologics Ireland Limited, SpringWorks Therapeutics, Inc. and Arrowhead Pharmaceuticals, Inc.
In 2022, GSK reached an agreement with the trustees of the UK pension schemes to make additional contributions of £1,080 million, to eliminate the pension deficit identified at the 31 December 2020 actuarial funding valuation. Prior to the Consumer Healthcare demerger, GSK agreed to collateralise this commitment and accelerate funding with additional contributions (see Note 31). At 31 December 2022, £345 million of these additional contributions remained unpaid.
The Group also has other commitments which principally relate to revenue payments to be made under licences and other alliances.
Commitments in respect of future interest payable on loans are disclosed before taking into account the effect of interest rate swaps.

232

GSK Annual Report 2022

Notes to the financial statements continued

37. Share capital and share premium account
Share Consolidation
Following completion of the Consumer Healthcare business demerger on 18 July 2022, GSK plc Ordinary shares were consolidated to maintain share price comparability before and after demerger. The consolidation was approved by GSK shareholders at a General Meeting held on 6 July 2022. Shareholders received 4 new Ordinary shares with a nominal value of 31
1
⁄
4
pence each for every 5 existing Ordinary share which had a nominal value of 25 pence each. Earnings per share, diluted earnings per share, adjusted earnings per share and dividends per share were retrospectively adjusted to reflect the Share Consolidation in all the periods presented.

	Ordinary shares of 25p each pre-share consolidation Ordinary shares of 31 1 ⁄ 4 p each post-share consolidation		Share premium

	Number	£m	£m

Share capital issued and fully paid:

At 1 January 2020	5,383,102,231	1,346	3,174

Issued under employee share schemes	2,087,386	–	29

Ordinary shares acquired by ESOP Trusts	–	–	78

At 31 December 2020	5,385,189,617	1,346	3,281

Issued under employee share schemes	1,825,442	1	20

Ordinary shares acquired by ESOP Trusts	–	–	–

At 31 December 2021	5,387,015,059	1,347	3,301

Impact of share consolidation	(1,077,403,011)	–	–

Issued under employee share schemes	1,731,293	–	25

Ordinary shares acquired by ESOP Trusts	–	–	114

At 31 December 2022	4,311,343,341	1,347	3,440
At 31 December 2022, of the issued share capital, 59,878,735 shares were held in the ESOP Trusts, 217,124,760 shares were held as Treasury shares and 4,034,339,846 shares were in free issue. All issued shares are fully paid and there are no shares authorised but not in issue. The nominal, carrying and market values of the shares held in the ESOP Trusts are disclosed in Note 45, ‘Employee share schemes’.

38. Movements in equity
Retained earnings and other reserves amounted to £5,811 million at 31 December 2022 (2021: £10,407 million; 2020: £9,960 million) of which £463 million (2021: £476 million; 2020: £440 million) related to associates and joint ventures
.
The cumulative translation exchange in equity is as follows:

	Net translation exchange included in:
	Retained earnings £m	Fair value reserve £m	Non- controlling interests £m	Total translation exchange £m

At 1 January 2020	(524)	(1)	(127)	(652)

Exchange movements on overseas net assets and net investment hedges	(51)	(8)	(34)	(93)

Reclassification of exchange movements on liquidation or disposal of overseas subsidiaries and associates	36	–	–	36

At 31 December 2020	(539)	(9)	(161)	(709)

Exchange movements on overseas net assets and net investment hedges	(239)	–	(20)	(259)

Reclassification of exchange movements on liquidation or disposal of overseas subsidiaries and associates	(25)	–	–	(25)

At 31 December 2021	(803)	(9)	(181)	(993)

Exchange movements on overseas net assets and net investment hedges	109	4	(28)	85

Reclassification of exchange movements on liquidation or disposal of overseas subsidiaries and associates	2	–	–	2

Movement attributable to continuing operations	(692)	(5)	(209)	(906)

Movement attributable to discontinued operations (a)	263	–	112	375

At 31 December 2022	(429)	(5)	97	(531)
(a) Includes £(554) million reclassification to the Consolidated income statement of exchange movements related to the demerger of the Consumer Healthcare business.

233

GSK Annual Report 2022

Notes to the financial statements continued

38. Movements in equity
continued
The analysis of other comprehensive income by equity category is as follows:

2022	Retained earnings £m	Other reserves £m	Non- controlling interests £m	Total £m

Items that may be subsequently reclassified to income statement:

Exchange movements on overseas net assets and net investment hedges	109	4	–	113

Reclassification of exchange movements on liquidation or disposal of subsidiaries and associates	2	–	–	2

Fair value movements on cash flow hedges	–	(18)	–	(18)

Tax on fair value movements on cash flow hedges	–	9	–	9

Reclassification of cash flow hedges to income	–	14	–	14

Items that will not be reclassified to income statement:

Exchange movements on overseas net assets of non-controlling interests	–	–	(28)	(28)

Fair value movements on equity investments	–	(754)	–	(754)

Tax on fair value movements on equity investments	–	56	–	56

Remeasurement on defined benefit plans	(786)	–	–	(786)

Tax on remeasurement defined benefit plans	211	–	–	211

Fair value movements on cash flow hedges	–	(6)	–	(6)

Other comprehensive (expense)/income for the year from continuing operations	(464)	(695)	(28)	(1,187)

Other comprehensive (expense)/income for the year from discontinued operations	375	(19)	–	356

Total other comprehensive (expense)/income for the year	(89)	(714)	(28)	(831)

2021	Retained earnings £m	Other reserves £m	Non- controlling interests £m	Total £m

Items that may be subsequently reclassified to income statement:

Exchange movements on overseas net assets and net investment hedges	(239)	–	–	(239)

Reclassification of exchange movements on liquidation or disposal of subsidiaries and associates	(25)	–	–	(25)

Fair value movements on cash flow hedges	–	5	–	5

Tax on fair value movements on cash flow hedges	–	(8)	–	(8)

Reclassification of cash flow hedges to income statement	–	12	–	12

Items that will not be reclassified to income statement:

Exchange movements on overseas net assets of non-controlling interests	–	–	(20)	(20)

Fair value movements on equity investments	–	(911)	–	(911)

Tax on fair value movements on equity investments	–	131	–	131

Remeasurement losses on defined benefit plans	941	–	–	941

Tax on remeasurement defined benefit plans	(223)	–	–	(223)

Other comprehensive (expense)/income for the year	454	(771)	(20)	(337)

2020	Retained earnings £m	Other reserves £m	Non- controlling interests £m	Total £m

Items that may be subsequently reclassified to income statement:

Exchange movements on overseas net assets and net investment hedges	(51)	(8)	–	(59)

Reclassification of exchange movements on liquidation or disposal of subsidiaries and associates	36	–	–	36

Fair value movements on cash flow hedges	–	(19)	–	(19)

Tax on fair value movements on cash flow hedges	–	(18)	–	(18)

Reclassification of cash flow hedges to income statement	–	54	–	54

Items that will not be reclassified to income statement:

Exchange movements on overseas net assets of non-controlling interests	–	–	(34)	(34)

Fair value movements on equity investments	–	1,348	–	1,348

Tax on fair value movements on equity investments	–	(220)	–	(220)

Remeasurement gains on defined benefit plans	(187)	–	–	(187)

Tax on remeasurement defined benefit plans	69	–	–	69

Other comprehensive (expense)/income for the year	(133)	1,137	(34)	970
Information on net investment hedges is provided in part (d) of Note 44 ‘Financial instruments and related disclosures’.

234

GSK Annual Report 2022

Notes to the financial statements continued

38. Movements in equity
continued
The analysis of other reserves is as follows:

	ESOP Trust shares £m	Fair value reserve £m	Cash flow hedge reserve £m	Other reserves £m	Total £m

At 1 January 2020	(135)	409	(48)	2,129	2,355

Exchange adjustments	20	–	–	–	20

Transferred to retained earnings in the year on disposal of equity investments	–	(207)	–	–	(207)

Net fair value movement in the year	–	1,100	17	–	1,117

Ordinary shares acquired by ESOP Trusts	(609)	–	–	–	(609)

Write-down of shares held by ESOP Trusts	529	–	–	–	529

At 31 December 2020	(195)	1,302	(31)	2,129	3,205

Exchange adjustments	(1)	–	–	–	(1)

Transferred to income and expenses in the year on impairments of equity investments	168	–	–	–	168

Transferred to retained earnings in the year on disposal of equity investments	–	(139)	–	–	(139)

Net fair value movement in the year	–	(780)	10	–	(770)

At 31 December 2021	(28)	383	(21)	2,129	2,463

Exchange adjustments	(36)	28	12	–	4

Transferred to retained earnings in the year on disposal of equity investments	–	(21)	17	–	(4)

Balances derecognised on demerger	–	–	(169)	–	(169)

Net fair value movement in the year	–	(698)	141	–	(557)

Ordinary shares acquired by ESOP Trusts	(1,200)	–	–	–	(1,200)

Write-down of shares held by ESOP Trusts	911	–	–	–	911

At 31 December 2022	(353)	(308)	(20)	2,129	1,448
Other reserves include various
non-distributable
merger and
pre-merger
reserves amounting to £1,849 million at 31 December 2022 (2021: £1,849 million; 2020: £1,849 million). Other reserves also include the capital redemption reserve created as a result of the share buy-back
programme amounting to £280 million at 31 December 2022 (2021: £280 million; 2020: £280 million).

39.
Non-controlling
interests
Total
non-controlling
interests includes the following individually material
non-controlling
interests. Other
non-controlling
interests are individually not material.
ViiV Healthcare
GSK holds 78.3% of the ViiV Healthcare
sub-group,
giving rise to a material
non-controlling
interest. Summarised financial information available at the latest practicable date in respect of the ViiV Healthcare sub-group
is as follows:

	2022 £m	2021 £m	2020 £m

Turnover	5,619	4,637	4,848

Profit after taxation	1,528	1,087	762

Other comprehensive income/(expense)	94	(17)	33

Total comprehensive income	1,622	1,070	795

	2022 £m	2021 £m

Non-current assets	2,716	2,796

Current assets	3,354	2,711

Total assets	6,070	5,507

Current liabilities	(3,762)	(3,121)

Non-current liabilities	(8,983)	(8,472)

Total liabilities	(12,745)	(11,593)

Net liabilities	(6,675)	(6,086)

	2022 £m	2021 £m	2020 £m

Net cash inflow from operating activities	3,442	2,128	2,249

Net cash outflow from investing activities	(174)	(287)	(294)

Net cash outflow from financing activities	(2,718)	(1,608)	(2,483)

Increase/(decrease) in cash and bank overdrafts in the year	550	233	(528)

235

GSK Annual Report 2022

Notes to the financial statements continued

39.
Non-controlling
interests
continued
The above financial information relates to the ViiV Healthcare group on a stand-alone basis, before the impact of Group-related adjustments, primarily related to the recognition of preferential dividends. The profit after taxation of £1,528 million (2021: £1,087 million; 2020: £762 million) is stated after charging preferential dividends payable to GSK and Pfizer and after a charge of £1,483 million (2021: £1,218 million; 2020: £1,112 million) for remeasurement of contingent consideration payable. This consideration is expected to be paid over a number of years.
The following amounts attributable to the ViiV Healthcare group are included in GSK’s financial statements:

	2022 £m	2021 £m	2020 £m

Share of profit for the year attributable to non-controlling interest	415	196	223

Dividends paid to non-controlling interest	480	224	419

Non-controlling interest in the Consolidated balance sheet	(611)	(570)	(539)

Consumer Healthcare Joint Venture
GSK held 68% of the Consumer Healthcare
sub-group
until the demerger on 18 July 2022 (see details in Note 41), giving rise to a material non-controlling
interest. Summarised financial information in respect of the Consumer Healthcare sub-group
at 31 December 2021 is as follows:

2021 £m

Non-current assets	29,200

Current assets	5,251

Total assets	34,451

Current liabilities	(4,238)

Non-current liabilities	(3,733)

Total liabilities	(7,971)

Net assets	26,480
The above financial information relates to the former Consumer Healthcare Joint Venture on a stand-alone basis, before the impact of Group-related adjustments and the classification of cash pooling accounts with Group companies outside the Consumer Healthcare Joint Venture but after Major restructuring charges.
The following amounts attributable to the Consumer Healthcare Joint Venture were included in GSK’s financial statements in prior years:

	2021 £m	2020 £m

Non-controlling interest in the Consolidated balance sheet	6,609	6,538

40. Related party transactions
At 31 December 2022, there were no loans due to GSK from related parties (2021: £4.6 million was due from Medicxi Ventures I LP). Cash distributions were received from investment in Medicxi Ventures I LP of £6.0 million (2021: Medicxi Ventures I LP of £5.5 million, Longwood Founders Fund, LP of £3.0 million and Apollo Therapeutics LLP of £0.1 million).
As part of the joint venture agreement with Qura Therapeutics LLC, the Group has an obligation to fund the joint venture up to April 2025, with both GSK and its joint venture partner committing financial support in the amount of £21.6 million. At December 2022, the outstanding liability due to Qura was £8.3 million (2021: £10.7 million).
The Group had no other significant related party transactions which might reasonably be expected to influence decisions made by the users of these Financial Statements.
The aggregate compensation of the Directors and GLT is given in Note 9, ‘Employee costs’.

236

GSK Annual Report 2022

Notes to the financial statements continued

41. Acquisitions and disposals
Details of the acquisition and disposal of significant subsidiaries, associates, joint ventures and other businesses are given below:
2022
Business acquisitions
On 1 July 2022, GSK completed the acquisition of 100% of Sierra Oncology, Inc., a California-based, late-stage biopharmaceutical company focused on targeted therapies for the treatment of rare forms of cancer, for $1.9 billion (£1.6 billion). The main asset is momelotinib which targets the medical needs of myelofibrosis patients with anaemia. Total transaction costs were £52 million.
On 15 August 2022, GSK completed the acquisition of 100% of Affinivax, Inc. a clinical-stage biopharmaceutical company based in Cambridge, Boston, Massachusetts focused on pneumococcal vaccine candidates. The consideration for the acquisition comprised an upfront payment of $2.2 billion (£1.8 billion) as adjusted for working capital acquired paid upon closing and two potential milestone payments each of $0.6 billion (£0.5 billion) to be paid upon the achievement of certain paediatric clinical development milestones. The estimated fair value of the contingent consideration payable was £482 million. The values are provisional and are subject to change. The total transaction costs were £71 million.
Since acquisition, no sales arising from the Sierra Oncology or Affinivax businesses have been included in Group turnover and no revenue is expected until regulatory approval is received on the acquired assets.
GSK continues to support the ongoing development of the acquired assets and consequently these assets will be loss making until regulatory approval on these assets is received. The development of these assets has been integrated into the Group’s existing R&D activities, so it is impracticable to quantify these development costs or the impact on Total profit after taxation for the period.
Goodwill of £1,127 million (£162 million for Sierra Oncology and £965 million for Affinivax), which is not expected to be deductible for tax purposes, has been recognised. The goodwill represents workforce in place, and specific synergies available to GSK from the business combinations. The goodwill has been allocated to the Group’s Commercial Operations and R&D segments, (refer to Note 19 ‘Goodwill’ for allocation methodology).

	Sierra Oncology £m	Affinivax £m	Total £m

Net assets acquired

Intangible assets	1,497	1,467	2,964

Property, plant and equipment	–	30	30

Right of use assets	1	52	53

Inventory	60	–	60

Trade and other receivables	2	17	19

Cash and cash equivalents	175	109	284

Lease liabilities	(1)	(55)	(56)

Trade and other payables	(40)	(77)	(117)

Taxation	(259)	(236)	(495)

	1,435	1,307	2,742

Goodwill	162	965	1,127

Total	1,597	2,272	3,869

Total cash	1,597	1,790	3,387

Fair value of contingent consideration	–	482	482
On 24 November 2022 GSK signed an agreement to buy out the 25%
non-controlling
interest in Glaxo Saudi Arabia Ltd for SAR94 million (£21 million), to be paid in 2023.

237

GSK Annual Report 2022

Notes to the financial statements continued

41. Acquisitions and disposals
continued
Demerger of Consumer Healthcare business
On 18 July 2022, GSK plc separated its Consumer Healthcare business from the GSK Group to form Haleon, an independent listed company. The separation was effected by way of a demerger of 80.1% of GSK’s 68% holding in the Consumer Healthcare business to GSK shareholders. Following the demerger, 54.5% of Haleon was held in aggregate by GSK shareholders, 6.0% remains held by GSK (including shares received by GSK’s consolidated ESOP trusts) and 7.5% remains held by certain Scottish Limited Partnerships (SLPs) set up to provide collateral for a funding mechanism pursuant to which GSK will provide additional funding for GSK’s UK defined benefit pension schemes (Note 31). The aggregate ownership by GSK (including ownership by the ESOP trusts and SLPs) after the demerger of 13.5% was measured at fair value with changes through profit or loss. Pfizer continued to hold 32% of Haleon after the demerger.
Under IFRIC 17 ‘Distributions of Non-cash Assets to Owners’ a liability and an equity distribution are measured at the fair value of the assets to be distributed when the dividend is appropriately authorised and it is no longer at the entity’s discretion. The liability and equity movement, and associated gain on distribution were recognised in Q3 2022 when the demerger distribution was authorised and occurred.
The asset distributed was the 54.5% ownership of the Consumer Healthcare business. The net carrying value of the Consumer Healthcare business in the consolidated financial statements, including the retained 13.5% and net of the amount attributable to the non-controlling
interest, was approximately £11.0 billion at the end of June. GSK’s £6.3 billion share of the shareholder loans made in Q1 2022 in advance of the pre-separation
dividends was eliminated in the consolidated financial statements. The assets distributed were reduced by Consumer Healthcare transactions up to 18 July that principally included pre-separation
dividends declared and settled after the end of Q2 2022 and before 18 July 2022. Those dividends included: £10.4 billion (£7.1 billion attributable to GSK) of dividends funded by Consumer Healthcare debt that was partially on-lent
during Q1 2022 and dividends of £0.6 billion (£0.4 billion attributable to GSK) from available cash balances.
The fair value of the 54.5% ownership of the Consumer Healthcare business distributed was £15.5 billion. This was measured by reference to the quoted average Haleon share price over the first five days of trading, this being a fair value measured with observable inputs which was considered to be representative of the fair value at the distribution date. A gain on distribution of this fair value less book value of the attributable net assets of the Consumer Healthcare business of £7.7 billion was recorded in the Income Statement in 2022. There was an additional gain of £2.4 billion to remeasure the retained 13.5% from its book value to fair value of £3.9 billion using the same fair value methodology as used for the distributed shares. The gain on distribution and on remeasurement of the retained stake upon demerger was presented as part of discontinued operations. Any future gains or losses on the retained stake in Haleon will be recognised in continuing operations. In addition, there was a reclassification of the Group’s share of cumulative exchange differences arising on translation of the foreign currency net assets of the divested subsidiaries and offsetting net investment hedges from reserves into the Income Statement of £0.6 billion. The total gain on demerger of Consumer Healthcare was £10.1 billion. These transactions were presented in profit from discontinued operations in 2022.

2022 £m

Fair value of the Consumer Healthcare business distributed (54.5%)	15,526

Fair value of the retained ownership in Haleon plc (13.5%)	3,853

Total fair value	19,379

Carrying amount of the net assets and liabilities distributed/de-recognised	(12,887)

Carrying amount of the non-controlling interest de-recognised	3,038

Gain on demerger before exchange movements and transaction costs	9,530

Reclassification of exchange movements and net investment hedge movements on disposal of overseas subsidiaries	554

Total gain on the demerger of Consumer Healthcare	10,084

238

GSK Annual Report 2022

Notes to the financial statements continued

41. Acquisitions and disposals
continued
Consumer Healthcare was presented as a discontinued operation as at 30 June 2022 and disclosed as such in the interim financial statements. The Consolidated Income Statement and Consolidated Cash Flow Statement distinguish discontinued operations from continuing operations. Comparative figures have been restated on a consistent basis. Financial information relating to the operations of Consumer Healthcare for the period is set out below and includes financial information until 18 July 2022.
This financial information differs both in purpose and basis of preparation from the Historical Financial Information and the Interim Financial Information included in the Haleon prospectus and from that which will be published by Haleon on 2 March 2023. As a result, whilst the two sets of financial information are similar, they are not the same because of certain differences in accounting and disclosure under IFRS.

Total results	2022 £m	2021 £m	2020 £m

Turnover	5,581	9,418	9,745

Expense	(4,730)	(7,575)	(7,947)

Profit before tax	851	1,843	1,798

Taxation	(235)	(263)	(513)

Tax rate %	27.6%	14.3%	28.5%

(Loss)/profit after taxation from discontinued operations: Consumer Healthcare	616	1,580	1,285

Other gains/(losses) on demerger	2,433	–	–

Remeasurement of discontinued operations distributed to shareholders on demerger	7,651	–	–

Profit after taxation on demerger of discontinued operations	10,700	1,580	1,285

Non-controlling interest in discontinued operations	205	511	409

Earnings attributable to shareholders from discontinued operations	10,495	1,069	876

Earnings per share from discontinued operations	260.6p	26.7p	22.0p
Other business disposals
There were no other material business disposals in 2022.

Cash flows	Business acquisitions £m	Business disposals - demerger £m	Business disposals - other £m

Cash consideration	(3,392)	–	–

Net deferred consideration paid	–	–	(34)

Cash and cash equivalents (divested)/acquired	284	(933)	(9)

	(3,108)	(933)	(43)

Transaction costs paid	(79)	(141)	–

Cash (outflow)/inflow	(3,187)	(1,074)	(43)
Cash consideration for business acquisitions included £5 million related to other business acquisition activity.
2021
Business acquisitions
GSK completed no material business acquisitions in 2021.
Business disposals
GSK made a number of business disposals for net cash consideration received in the year of £10 million. The profit on the disposal of the businesses in the year of £24 million was calculated as follows:

Total £m

Consideration:

Cash consideration including currency forwards, purchase adjustments and deferred consideration	10

Total	10

Net assets sold:

Property, plant and equipment	3

Cash and cash equivalents	1

Other net assets	1

Total	5

Costs:

Deal costs	(16)

Reclassification of exchange from other comprehensive income	35

Gain on disposals in 2021	24

239

GSK Annual Report 2022

Notes to the financial statements continued

41. Acquisitions and disposals
continued
Associates and joint ventures
On 20 May 2021 GSK agreed with Innoviva, Inc. (“Innoviva”) to sell all of its approximately 32 million shares of common stock of Innoviva back to Innoviva at a price of $12.25 per share, raising gross proceeds of approximately $392 million. Following settlement of the transaction, GSK will no longer hold any Innoviva stock. See details in Note 21 ‘Investment in associates and joint ventures’.
Cash flows

	Business disposals £m	Associates and joint ventures disposals £m

Cash consideration received	43	277

Net deferred consideration paid	(51)	–

Transaction costs	(8)	–

Cash and cash equivalents (divested)/acquired	(1)	–

Cash (outflow)/inflow	(17)	277
2020
Business acquisitions
GSK completed one smaller business acquisition when it acquired 55% of Pfizer Biotech Corporation Taiwan, a part of Pfizer’s consumer healthcare business, which was not previously recognised as part of the Consumer Healthcare Joint Venture, on 28 September 2020 for non cash consideration of £129 million. This represented goodwill of £124 million, cash of £21 million and other assets acquired of £18 million less non-controlling
interest of £14 million and net liabilities of £20 million.

Total £m

Net assets acquired:

Intangible assets	2

Property, plant and equipment	5

Inventory	5

Trade and other receivables	6

Cash and cash equivalents	21

Trade and other payables	(20)

19

Non-controlling interest	(14)

Goodwill	124

129

Non-cash consideration (settlement of a promissory note)	129

Total consideration	129
Business disposals
On 1 April 2020, GSK completed its divestment of Horlicks and other Consumer Healthcare nutrition products in India and a number of other countries (excluding Bangladesh) to Unilever and the merger of GSK’s Indian listed Consumer Healthcare entity with Hindustan Unilever, an Indian listed public company. GSK received a 5.7% equity stake in Hindustan Unilever and £395 million in cash. GSK disposed of its equity stake in Hindustan Unilever during May 2020.
The divestment in Bangladesh closed on 30 June 2020. Total cash consideration received was £177 million.
The cash divested as part of the disposal of the India and Bangladesh Consumer Healthcare entities was £478 million.

240

GSK Annual Report 2022

Notes to the financial statements continued

41. Acquisitions and disposals
continued
The profit on the disposal of the businesses in the year of £2,795 million was
calculated as follows:

	Horlicks divestment £m	Other (1) £m	Total £m

Consideration:

Cash consideration receivable including currency forwards and purchase adjustments	492	157	649

Equity investment in Hindustan Unilever Limited	3,124	–	3,124

Total	3,616	157	3,773

Net assets disposed:

Goodwill	142	1	143

Intangible assets	15	103	118

Property, plant and equipment	56	12	68

Inventory	–	6	6

Cash and cash equivalents	478	3	481

Other net (liabilities)/assets	(155)	1	(154)

Total	536	126	662

Costs:

Transaction costs	12	28	40

Derivative	240	–	240

Reclassification of exchange from other comprehensive income	36	–	36

Total	288	28	316

Gain on disposals	2,792	3	2,795
The exposure to share price movements embedded in the agreement to merge GSK’s Indian listed Consumer Healthcare entity with Hindustan Unilever Limited as part of the divestment of Horlicks and other nutrition products in India and a number of other countries was recognised as a derivative between signing of the agreement in 2018 and completion of the transaction in 2020. £240 million is recorded as a cost in the table above for the derecognition of the derivative asset. This largely reflects fair value gains recognised in the Income Statement in prior periods.
Associates and joint ventures
During the year, GSK made investments into associates of £4 million and £4 million was paid in cash.

Cash flows	Business acquisitions £m	Business disposals £m	Associates and joint ventures investments £m

Cash consideration received/(paid)	–	786	(4)

Net deferred consideration	–	(19)	–

Transaction costs	(6)	(27)	–

Cash and cash equivalents acquired/(divested)	21	(481)	–

Cash (outflow)/inflow	15	259	(4)

(1)	Other includes Consumer Healthcare disposals where the income statement impact is not restated.

241

GSK Annual Report 2022

Notes to the financial statements continued

42. Adjustments reconciling Total profit after tax to operating cash flows

	2022 £m	2021 (1) £m	2020 (1) £m

Total profit after tax from continuing operations	4,921	3,516	5,103

Tax on profits	707	83	67

Share of after-tax profits of associates and joint ventures	2	(33)	(33)

Finance expense net of finance income	803	755	842

Depreciation	1,061	1,034	1,004

Amortisation of intangible assets	1,086	1,088	1,046

Impairment and assets written off	481	529	684

Profit on sale of businesses	(36)	(47)	(2,815)

Profit on sale of intangible assets	(185)	(539)	(279)

Loss on sale of investments in associates	–	36	–

Profit on sale of equity investments	(1)	(8)	(69)

Changes in working capital:

Decrease/(increase)in inventories	(269)	51	100

Increase in trade receivables	(158)	(780)	(279)

Increase in trade payables	494	229	132

(Increase) in other receivables	(458)	(382)	(349)

Contingent consideration paid (see Note 33)	(1,058)	(742)	(765)

Other non-cash increase in contingent consideration liabilities	1,628	1,063	1,275

Increase in other payables	(5)	1,505	885

Increase/(decrease) in pension and other provisions	(962)	(299)	428

Share-based incentive plans	346	343	337

Fair value adjustments	(283)	(31)	373

Other	(170)	(122)	(13)

Operating cash flow from continuing operations	7,944	7,249	7,674

Operating cash flow from discontinued operations	932	1,994	2,422

Total cash generated from operations	8,876	9,243	10,096

(1)	The 2021 and 2020 comparatives have been restated on a consistent basis from those previously published to reflect the demerger of the Consumer Healthcare business (see Note 41).

242

GSK Annual Report 2022

Notes to the financial statements continued

43. Reconciliation of net cash flow to movement in net debt

	2022 £m	2021 £m	2020 £m

Net debt, at beginning of year, as adjusted	(19,838)	(20,780)	(25,215)

Increase in cash and bank overdrafts	(7,597)	(2,504)	(1,579)

Increase/(decrease) in liquid investments	(1)	(18)	1

Increase in long-term loans	(1,025)	–	(3,298)

Repayment of short-term Notes	5,074	2,304	3,738

Repayment of/(increase in) other short-term loans	(1,021)	(301)	3,594

Repayment of medium term notes (MTNs)	1,594	–	–

Repayment of lease liabilities	202	181	182

Debt of subsidiary undertakings acquired	(24)	–	–

Exchange adjustments	(1,531)	314	(128)

Other non-cash movements	(207)	(134)	(102)

Decrease/(increase) in net debt from continuing operations	(4,536)	(158)	2,408

Decrease/(increase) in net debt from discontinued operations	7,177	1,100	2,027

Total net debt at end of year	(17,197)	(19,838)	(20,780)

Analysis of changes in net debt	At 1 January 2022 £m	Exchange £m	Other £m	Interest expense £m	Change in fair value £m	Reclass- ifications £m	Demerger £m	Cash flow £m	At 31 December 2022 £m

Liquid investments	61	7	–	–	–	–		(1)	67

Cash and cash equivalents	3,861	99	1	–	–	–	7,496	(7,734)	3,723

Overdrafts	(450)	15	–	–	–	–	–	137	(298)

Liquid investments attributed to continuing operations	3,411	114	1	–	–	–	7,496	(7,597)	3,425

Liquid investments attributed to discontinued operations	407	37	–	–	–	–	(7,496)	7,052	–

	3,818	151	1	–	–	–	–	(545)	3,425

Debt due within one year:

Commercial paper	(252)	(30)	–	–	–	–	–	(909)	(1,191)

European/US MTN & Bank facilities	(2,596)	(174)	–	–	–	(4,426)	–	5,050	(2,146)

Lease liabilities	(173)	(14)	5	–	–	(186)	–	201	(167)

Other	(52)	(2)	(9)	–	–	–	–	(87)	(150)

Debt due within one year attributed to continuing operations	(3,073)	(220)	(4)	–	–	(4,612)	–	4,255	(3,654)

Debt due within one year attributed to discontinued operations	(72)	(3)	(15)	–	–	(3)	1,559	(1,466)	–

	(3,145)	(223)	(19)	–	–	(4,615)	1,559	2,789	(3,654)

Debt due after one year:

European/US MTN & Bank facilities	(19,760)	(1,386)	–	(43)	–	4,426	–	569	(16,194)

Lease liabilities	(725)	(59)	(243)	–	–	186	–	–	(841)

Debt due after one year attributed to continuing operations	(20,485)	(1,445)	(243)	(43)	–	4,612	–	569	(17,035)

Debt due after one year attributed to discontinued operations	(87)	(777)	(6)	(4)	48	3	10,059	(9,236)	–

	(20,572)	(2,222)	(249)	(47)	48	4,615	10,059	(8,667)	(17,035)

Net debt	(19,838)	(2,287)	(267)	(47)	48	–	11,618	(6,424)	(17,197)

Interest payable	(244)	(5)	(33)	(865)	–	–	92	848	(207)

Derivative financial instruments	(22)	–	–	–	670	–	–	(640)	8

Total liabilities from financing activities*	(23,983)	(2,450)	(301)	(912)	718	–	11,710	(5,670)	(20,888)

*	Excluding cash and cash equivalents, overdrafts and liquid investments.

243

GSK Annual Report 2022

Notes to the financial statements continued

43. Reconciliation of net cash flow to movement in net debt
continued

Analysis of changes in net debt	At 1 January 2021 £m	Exchange £m	Other £m	Interest expense £m	Change in fair value £m	Reclass- ifications £m	Cash flow £m	At 31 December 2021 £m

Liquid investments	78	1	–	–	–	–	(18)	61

Cash and cash equivalents	6,292	(29)	(1)	–	–	–	(1,988)	4,274

Overdrafts	(1,030)	–	–	–	–	–	574	(456)

	5,262	(29)	(1)	–	–	–	(1,414)	3,818

Debt due within one year:

Commercial paper	(17)	8	–	–	–	–	(243)	(252)

European/US MTN & Bank facilities	(2,350)	1	–	–	–	(2,494)	2,247	(2,596)

Lease liabilities	(230)	5	7	–	–	(200)	215	(203)

Other	(98)	15	(2)	–	–	–	(9)	(94)

	(2,695)	29	5	–	–	(2,694)	2,210	(3,145)

Debt due after one year:

European/US MTN & Bank facilities	(22,538)	306	–	(22)	–	2,494	–	(19,760)

Lease liabilities	(887)	7	(132)	–	–	200	–	(812)

	(23,425)	313	(132)	(22)	–	2,694	–	(20,572)

Net debt	(20,780)	314	(128)	(22)	–	–	778	(19,838)

Interest payable	(247)	–	(30)	(753)	–	–	786	(244)

Derivative financial instruments	(74)	–	–	–	72	–	(20)	(22)

Total liabilities from financing activities*	(26,441)	342	(157)	(775)	72	–	2,976	(23,983)

*	Excluding cash and cash equivalents, overdrafts and liquid investments.
For further information on significant changes in net debt see Note 30, ‘Net debt’.

244

GSK Annual Report 2022

Notes to the financial statements continued

44. Financial instruments and related disclosures

The objective of GSK’s Treasury activities is to
minimise
the
post-tax
net cost of financial operations and reduce its volatility to benefit earnings and cash flows. GSK uses a variety of financial instruments to finance its operations and derivative financial instruments to manage market risks from these operations. Derivatives principally comprise foreign exchange forward contracts and swaps which are used to swap borrowings and liquid assets into currencies required for Group purposes as well as interest rate swaps which are used to manage exposure to financial risks from changes in interest rates. These financial instruments reduce the uncertainty of foreign currency transactions and interest payments.
Derivatives are used exclusively for hedging purposes in relation to underlying business activities and not as trading or speculative instruments.
Capital management
GSK’s financial strategy supports the Group’s strategic priorities and is regularly reviewed by the Board. GSK manages the capital structure of the Group through an appropriate mix of debt and equity.
The capital structure of the Group consists of net debt of £17.2 billion (see Note 30, ‘Net debt’) and total equity, including items related to non-controlling
interests, of £10.1 billion (see ‘Consolidated statement of changes in equity’ on page 184). Total capital, including that provided by non-controlling
interests, is £27.3 billion.
The Group continues to manage its financial policies to a credit profile that particularly targets short-term credit ratings of
A-1
and
P-1
while maintaining single A long-term ratings consistent with those targets. The Group’s long-term credit rating with Standard & Poor’s is A (stable outlook) and with Moody’s Investor Services (‘Moody’s’) it is A2 (stable outlook). The Group’s short-term credit ratings are
A-1
and
P-1
with Standard & Poor’s and Moody’s respectively.
Liquidity risk management
GSK’s policy is to borrow centrally in order to meet anticipated funding requirements. The strategy is to diversify liquidity sources using a range of facilities and to maintain broad access to financial markets. Each day, we sweep cash to or from a number of global subsidiaries and central Treasury accounts for liquidity management purposes. GSK utilises both physical and notional cash pool arrangements as appropriate by location and currency. For notional cash pools, liquidity is drawn against foreign currency balances to provide both local funding and central liquidity as required and with balances actively managed and maintained to appropriate levels. As balances in notional pooling arrangements are not settled across currencies, gross cash and overdraft balances are reported.
At 31 December 2022, GSK had £4 billion of borrowings repayable within one year and held £3.8 billion of cash and cash equivalents and liquid investments of which £3.1 billion was held centrally.
GSK has access to short-term finance under a $10 billion (£8.3 billion) US commercial paper programme; $900 million (£748 million) was in issue at 31 December 2022 (2021: $nil). GSK has access to short-term finance under a £5 billion Euro commercial paper programme;
€
500 million (£443 million) was in issue at 31 December 2022 (2021:
€
300 million (£252 million)). In February 2022 GSK cancelled the £1.9 billion three year and $2.5 billion (£2.1 billion) 364 day committed facilities and replaced them with new revolving credit facilities of equivalent size with maturities of September 2025 and September 2023 respectively. Post separation of the Consumer Healthcare business these facilities were reduced to £1.6 billion and $2.2 billion (£1.8 billion) respectively.
These committed facilities were undrawn at 31 December 2022. GSK considers this level of committed facilities to be adequate, given current liquidity requirements.
GSK has a £20.0 billion Euro Medium Term Note programme and at 31 December 2022, £10.3 billion of notes were in issue under this programme. The Group also had $9.7 billion (£8.1 billion) of notes in issue at 31 December 2022 under a US shelf registration. GSK is currently in the process of renewing its US shelf registration statement in order to maintain access to the US debt markets. GSK’s borrowings mature at dates between 2023 and 2045.
The put option owned by Pfizer in ViiV Healthcare is exercisable. In reviewing liquidity requirements GSK considers that sufficient financing options are available should the put option be exercised.
Market risk
Interest rate risk management
GSK’s objective is to minimise the effective net interest cost and to balance the mix of debt at fixed and floating rates over time.
The Group’s main interest rate risk arises from borrowings and investments with floating rates and refinancing of maturing fixed rate debt where any changes in interest rates will affect future cash flows or the fair values of financial instruments. The policy on interest rate risk management limits the net amount of floating rate debt to a specific cap, reviewed and agreed no less than annually by the Board.
The majority of debt is issued at fixed interest rates and changes in the floating rates of interest do not significantly affect the Group’s net interest charge. Short-term borrowings including bank facilities are exposed to the risk of future changes in market interest rates as are the majority of cash and liquid investments.

245

GSK Annual Report 2022

Notes to the financial statements continued

44. Financial instruments and related disclosures
continued

Foreign exchange risk management
The Group’s objective is to minimise the exposure of overseas operating subsidiaries to transaction risk by matching local currency income with local currency costs where possible. Foreign currency transaction exposures arising on external and internal trade flows are selectively hedged. GSK’s internal trading transactions are matched centrally and inter-company payment terms are managed to reduce foreign currency risk. Where possible, GSK manages the cash surpluses or borrowing requirements of subsidiary companies centrally using forward contracts to hedge future repayments back into the originating currency.
In order to reduce foreign currency translation exposure, the Group seeks to denominate borrowings in the currencies of our principal assets and cash flows. These are primarily denominated in US Dollars, Euros and Sterling. Borrowings can be swapped into other currencies as required.
Borrowings denominated in, or swapped into, foreign currencies that match investments in overseas Group assets may be treated as a hedge against the relevant assets. Forward contracts in major currencies are also used to reduce exposure to the Group’s investment in overseas assets (see ‘Net investment hedges’ section of this note for further details).
Credit risk
Credit risk is the risk that a counterparty will default on its contractual obligations resulting in financial loss to the Group and arises on cash and cash equivalents and favourable derivative financial instruments held with banks and financial institutions as well as credit exposures to wholesale and retail customers, including outstanding receivables.
The Group considers its maximum credit risk at 31 December 2022 to be £10,180 million (31 December 2021: £11,417 million) which is the total of the Group’s financial assets with the exception of ’Other investments’ (comprising equity investments) which bear equity risk rather than credit risk. See page 249 for details on the Group’s total financial assets. At 31 December 2022, GSK’s greatest concentration of credit risk was £1.1 billion with a wholesaler in the US (2021: £0.9 billion with a wholesaler in the US). See page 247 for further information on the Group’s credit risk exposure in respect of the three largest US wholesaler customers.
There has been no change in the estimation techniques or significant assumptions made during the current reporting period in assessing the loss allowance for financial assets at amortised cost or at FVTOCI since the adoption of IFRS 9 at the start of the 2018 reporting period.
Treasury-related credit risk
GSK sets global counterparty limits for each of GSK’s banking and investment counterparties based on long-term credit ratings from Moody’s and Standard & Poor’s. Usage of these limits is actively monitored.
GSK actively manages its exposure to credit risk, reducing surplus cash balances wherever possible. This is part of GSK’s strategy to regionalise cash management and to concentrate cash centrally as much as possible. The table below sets out the credit exposure to counterparties by rating for liquid investments, cash and cash equivalents and derivatives.
The gross asset position on each derivative contract is considered for the purpose of this table, although, under ISDA agreements, the amount at risk is the net position with each counterparty. Table (e) on page 257 sets out the Group’s financial assets and liabilities on an offset basis.

246

GSK Annual Report 2022

Notes to the financial statements continued

44. Financial instruments and related disclosures
continued
At 31 December 2022, £60 million (2021: £54 million) of cash is categorised as held with unrated or sub-investment
grade rated counterparties (lower than
BBB-/Baa3)
of which £nil (2021: £7 million) is cash in transit. The remaining exposure is concentrated in overseas banks used for local cash management or investment purposes, including: £23 million in Nigeria held with United Bank for Africa, Zenith Bank, Access Bank and Stanbic IBTC Bank; £14 million with Halk Bank in the UK; £6 million with Produbanco in Ecuador; £2 million with J Trust Royal Bank in Cambodia; £2 million with Banco Do Brasil in Brazil; £1 million with Banco de Honduras in Honduras; and £1 million with BAC San José in Costa Rica. Of the £49 million of bank balances and deposits held with BBB/Baa rated counterparties, £1.4 million was held with
BBB-/Baa3
rated counterparties, including balances or deposits of £1 million with State Bank of India in India. These banks are used for local investment purposes.
GSK measures expected credit losses over cash and cash equivalents as a function of individual counterparty credit ratings and associated 12 month default rates. Expected credit losses over cash and cash equivalents and third-party financial derivatives are deemed to be immaterial and no such loss has been experienced during 2022.
Credit ratings are assigned by Standard & Poor’s and Moody’s respectively. Where the opinions of the two rating agencies differ, GSK assigns the lower rating of the two to the counterparty. Where local rating agency or Fitch data is the only source available, the ratings are converted to global ratings equivalent to those of Standard & Poor’s or Moody’s using published conversion tables. These credit ratings form the basis of the assessment of the expected credit loss on Treasury-related balances held at amortised cost being bank balances and deposits and Government securities.

2022	AAA/Aaa £m	AA/Aa £m	A/A £m	BBB/Baa £m	BB+/Ba1 and below /unrated £m	Total £m

Bank balances and deposits	–	–	1,215	49	60	1,324

US Treasury and Treasury repo only money market funds	146	–	–	–	–	146

Liquidity funds	2,253	–	–	–	–	2,253

Government securities	–	67	–	–	–	67

Third party financial derivatives	–	–	188	–	–	188

Total	2,399	67	1,403	49	60	3,978

2021	AAA/Aaa £m	AA/Aa £m	A/A £m	BBB/Baa £m	BB+/Ba1 and below /unrated £m	Total £m

Bank balances and deposits	–	7	2,687	77	54	2,825

US Treasury and Treasury repo only money market funds	54	–	–	–	–	54

Liquidity funds	1,395	–	–	–	–	1,395

Government securities	–	60	–	1	–	61

Third party financial derivatives	–	–	200	–	–	200

Total	1,449	67	2,887	78	54	4,535

GSK’s centrally managed cash reserves amounted to £3.1 billion at 31 December 2022, all available within three months. This includes £2.2 billion of cash managed by the Group for ViiV Healthcare, a 78.3% owned subsidiary. The Group has invested centrally managed liquid assets in bank deposits, Aaa/AAA rated US Treasury and Treasury repo only money market funds and Aaa/AAA rated liquidity funds.
Wholesale and retail credit risk
Outside the US, no customer accounts for more than 5% of the Group’s trade receivables balance.
In the US, in line with other pharmaceutical companies, the Group sells its products through a small number of wholesalers in addition to hospitals, pharmacies, physicians and other groups. Sales to the three largest wholesalers amounted to approximately 79% (2021: 75%) of the sales of the US Commercial Operations business in 2022.
At 31 December 2022, the Group had trade receivables due from these three wholesalers totalling £3,001 million or 55% of total trade receivables (2021: £2,430 million or 39%). The Group is exposed to a concentration of credit risk in respect of these wholesalers such that, if one or more of them encounters financial difficulty, it could materially and adversely affect the Group’s financial results.
This concentration of trade receivables is reflective of standard market practice in the US pharmaceuticals sector where a significant portion of sales are made to these three wholesalers, as disclosed in Note 6. GSK’s assessment is that there is limited credit risk associated with these customers.
The Group’s credit risk monitoring activities relating to these wholesalers include a review of their quarterly financial information and Standard & Poor’s credit ratings, development of GSK internal risk ratings, and establishment and periodic review of credit limits.
All new customers are subject to a credit vetting process and existing customers will be subject to a review at least annually. The vetting process and subsequent reviews involve obtaining information including the customer’s status as a government or private sector entity, audited financial statements, credit bureau reports, debt rating agency (eg Moody’s, Standard & Poor’s) reports, payment performance history (from trade references, industry credit groups) and bank references.

247

GSK Annual Report 2022

Notes to the financial statements continued

44. Financial instruments and related disclosures
continued

Trade receivables consist of amounts due from a large number of customers, spread across diverse industries and geographical areas. Ongoing credit evaluation is performed on the financial condition of accounts receivable and, where appropriate, credit insurance is purchased or factoring arrangements put in place.
The amount of information obtained is proportional to the level of exposure being considered. The information is evaluated quantitatively (i.e. credit score) and qualitatively (i.e. judgement) in conjunction with the customer’s credit requirements to determine a credit limit.
Trade receivables are grouped into customer segments that have similar loss patterns to assess credit risk while other receivables and other financial assets are assessed individually. Historical and forward-looking information is considered to determine the appropriate expected credit loss allowance.
The Group believes there is no further credit risk provision required in excess of the allowance for expected credit losses (see Note 26, ‘Trade and other receivables’).
Credit enhancements
The Group uses credit enhancements including factoring and credit insurance to minimise the credit risk of the trade receivables in the Group. At 31 December 2022, £332 million (2021: £315 million) of trade receivables were insured in order to protect the receivables from loss due to credit risks such as default, insolvency and bankruptcy.
Each Group entity assesses the credit risk of its private customers to determine if credit insurance is required.
Factoring arrangements are managed locally by entities and are used to mitigate risk arising from large credit risk concentrations. All factoring arrangements are non-recourse.
Fair value of financial assets and liabilities excluding lease liabilities
The table on page 249 presents the carrying amounts and the fair values of the Group’s financial assets and liabilities excluding lease liabilities at 31 December 2022 and 31 December 2021.
The fair values of the financial assets and liabilities are included at the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.
The following methods and assumptions are used to measure the fair values of significant financial instruments carried at fair value on the balance sheet:

–
Other investments – equity investments traded in an active market determined by reference to the relevant stock exchange quoted bid price; other equity investments determined by reference to the current market value of similar instruments, recent financing rounds or the discounted cash flows of the underlying net assets

–	Trade receivables carried at fair value – based on invoiced amount

–
Interest rate swaps, foreign exchange forward contracts, swaps and options – based on the present value of contractual cash flows or option valuation models using market sourced data (exchange rates or interest rates) at the balance sheet date

–	Cash and cash equivalents carried at fair value – based on net asset value of the funds

–	Contingent consideration for business acquisitions and divestments – based on present values of expected future cash flows.
The following methods and assumptions are used to estimate the fair values of significant financial instruments which are not measured at fair value on the balance sheet:

–	Receivables and payables, including put options, carried at amortised cost – approximates to the carrying amount

–	Liquid investments – approximates to the carrying amount

–	Cash and cash equivalents carried at amortised cost – approximates to the carrying amount

–
Long-term loans – based on quoted market prices (a level 1 fair value measurement) in the case of European and US Medium Term Notes; approximates to the carrying amount in the case of other fixed rate borrowings and floating rate bank loans

–	Short-term loans, overdrafts and commercial paper – approximates to the carrying amount because of the short maturity of these instruments.

248

GSK Annual Report 2022

Notes to the financial statements continued

44. Financial instruments and related disclosures
continued

			2022		2021
	Notes	Carrying value £m	Fair value £m	Carrying value £m	Fair value £m

Financial assets measured at amortised cost:

Other non-current assets	b	21	21	21	21

Trade and other receivables	b	3,789	3,789	4,830	4,830

Liquid investments		67	67	61	61

Cash and cash equivalents		1,324	1,324	2,825	2,825

Financial assets measured at fair value through other comprehensive income (FVTOCI):

Other investments designated at FVTOCI	a	1,153	1,153	1,927	1,927

Trade and other receivables	a,b	2,327	2,327	1,943	1,943

Financial assets mandatorily measured at fair value through profit or loss (FVTPL):

Current equity investments and Other investments	a	4,401	4,401	199	199

Other non-current assets	a,b	13	13	23	23

Trade and other receivables	a,b	50	50	59	59

Held for trading derivatives that are not in a designated and effective hedging relationship	a,d,e	165	165	83	83

Cash and cash equivalents	a	2,399	2,399	1,449	1,449

Derivatives designated and effective as hedging instruments (fair value movements through Other comprehensive income)	a,d,e	25	25	123	123

Total financial assets		15,734	15,734	13,543	13,543

Financial liabilities measured at amortised cost:

Borrowings excluding obligations under lease liabilities:

– bonds in a designated hedging relationship	d	(6,322)	(6,035)	(4,982)	(5,311)

– other bonds		(12,017)	(11,930)	(17,373)	(20,746)

– bank loans and overdrafts		(447)	(447)	(550)	(550)

– commercial paper in a designated hedging relationship		(443)	(443)	(252)	(252)

– other commercial paper		(748)	(748)	–	–

– other borrowings		(2)	(2)	(1)	(1)

Total borrowings excluding lease liabilities	f	(19,979)	(19,605)	(23,158)	(26,860)

Trade and other payables	c	(14,065)	(14,065)	(15,431)	(15,431)

Other provisions	d	(63)	(63)	(113)	(113)

Other non-current liabilities	c	(84)	(84)	(52)	(52)

Financial liabilities mandatorily measured at fair value through profit or loss (FVTPL):

Contingent consideration liabilities	a,c	(7,068)	(7,068)	(6,076)	(6,076)

Held for trading derivatives that are not in a designated and effective hedging relationship	a,d,e	(77)	(77)	(171)	(171)

Derivatives designated and effective as hedging instruments (fair value movements through Other comprehensive income)	a,d,e	(106)	(106)	(57)	(57)

Total financial liabilities excluding lease liabilities		(41,442)	(41,068)	(45,058)	(48,760)

Net financial assets and financial liabilities excluding lease liabilities		(25,708)	(25,334)	(31,515)	(35,217)
The valuation methodology used to measure fair value in the above table is described and categorised on page 248.
Trade and other receivables, Other
non-current
assets, Trade and other payables, Other provisions, Contingent consideration liabilities and Other non-current
liabilities are reconciled to the relevant Notes on pages 251 to 252.

249

GSK Annual Report 2022

Notes to the financial statements continued

44. Financial instruments and related disclosures
continued
Fair value of investments in GSK shares
At 31 December 2022, the Employee Share Ownership Plan (ESOP) Trusts held GSK shares with a carrying value of £354 million (2021: £28 million) and a market value of £861 million (2021: £373 million) based on quoted market price. The shares are held by the ESOP Trusts to satisfy future exercises of options and awards under employee incentive schemes. In 2022, the carrying value, which is the lower of cost or expected proceeds, of these shares has been recognised as a deduction from other reserves. At 31 December 2022, GSK held Treasury shares at a cost of £3,797 million (2021: £4,969 million) which has been deducted from retained earnings.
(a) Financial instruments held at fair value
The following tables categorise the Group’s financial assets and liabilities held at fair value by the valuation methodology applied in determining their fair value. Where possible, quoted prices in active markets are used (Level 1). Where such prices are not available, the asset or liability is classified as Level 2, provided all significant inputs to the valuation model used are based on observable market data. If one or more of the significant inputs to the valuation model is not based on observable market data, the instrument is classified as Level 3. Other investments classified as Level 3 in the tables below comprise equity investments in unlisted entities with which the Group has entered into research collaborations and investments which provide access to biotechnology developments of potential interest.

At 31 December 2022	Level 1 £m	Level 2 £m	Level 3 £m	Total £m

Financial assets at fair value

Financial assets measured at fair value through other comprehensive income (FVTOCI):

Other investments designated at FVTOCI	823	–	330	1,153

Trade and other receivables	–	2,327	–	2,327

Financial assets mandatorily measured at fair value through profit or loss (FVTPL):

Current equity investments and Other investments	4,087	–	314	4,401

Other non-current assets	–	–	13	13

Trade and other receivables	–	50	–	50

Held for trading derivatives that are not in a designated and effective hedging relationship	–	165	–	165

Cash and cash equivalents	2,399	–	–	2,399

Derivatives designated and effective as hedging instruments (fair value movements through OCI)	–	25	–	25

	7,309	2,567	657	10,533

Financial liabilities at fair value

Financial liabilities mandatorily measured at fair value through profit or loss (FVTPL):

Contingent consideration liabilities	–	–	(7,068)	(7,068)

Held for trading derivatives that are not in a designated and effective hedging relationship	–	(77)	–	(77)

Derivatives designated and effective as hedging instruments (fair value movements through OCI)	–	(106)	–	(106)

	–	(183)	(7,068)	(7,251)

At 31 December 2021	Level 1 £m	Level 2 £m	Level 3 £m	Total £m

Financial assets at fair value

Financial assets measured at fair value through other comprehensive income (FVTOCI):

Other investments designated at FVTOCI	1,736	–	191	1,927

Trade and other receivables	–	1,943	–	1,943

Financial assets mandatorily measured at fair value through profit or loss (FVTPL):

Other investments	–	–	199	199

Other non-current assets	–	–	23	23

Trade and other receivables	–	59	–	59

Held for trading derivatives that are not in a designated and effective hedging relationship	–	77	6	83

Cash and cash equivalents	1,449	–	–	1,449

Derivatives designated and effective as hedging instruments (fair value movements through OCI)	–	123	–	123

	3,185	2,202	419	5,806

Financial liabilities at fair value

Financial liabilities mandatorily measured at fair value through profit or loss (FVTPL):

Contingent consideration liabilities	–	–	(6,076)	(6,076)

Held for trading derivatives that are not in a designated and effective hedging relationship	–	(171)	–	(171)

Derivatives designated and effective as hedging instruments (fair value movements through OCI)	–	(57)	–	(57)

	–	(228)	(6,076)	(6,304)

250

GSK Annual Report 2022

Notes to the financial statements continued

44. Financial instruments and related disclosures
continued
Movements in the year for financial instruments measured using Level 3 valuation methods are presented below:

	2022 £m	2021 £m

At 1 January	(5,657)	(5,064)

Exchange adjustments	46	4

Net losses recognised in the income statement	(1,627)	(1,024)

Net gains recognised in other comprehensive income	91	185

Contingent consideration related to business acquisitions in the period	(482)	–

Settlement of contingent consideration liabilities	1,137	856

Additions	97	99

Disposals and settlements	(16)	(19)

Transfers from Level 3	–	(694)

At 31 December	(6,411)	(5,657)
Of the total net losses of £1,627 million (2021: £1,024 million) attributable to Level 3 financial instruments which were recognised in the income statement, £1,623 million (2021: £1,024 million) were in respect of financial instruments which were held at the end of the year and were reported in Other operating income/expense. Charges of £1,431 million (2021: £1,026 million) arose from remeasurement of the contingent consideration payable for the acquisition of the former Shionogi-ViiV Healthcare joint venture and £231 million (2021: £32 million) arose from remeasurement of the contingent consideration payable for the acquisition of the Novartis Vaccines business. The acquisition of Affinivax in 2022 resulted in the addition of £482 million of contingent consideration to Level 3 financial liabilities, with a further £17 million remeasurement charge arising for the period between acquisition and 31 December 2022. There were no transfers into or out of Level 3 financial instruments in the year (2021 – transfers related to equity instruments which transferred to a Level 1 valuation methodology as a result of listing on a recognised stock exchange during the year). Movements arising on the translation of overseas net assets for consolidation into the Group accounts are recorded as Exchange adjustments. Net gains and losses include the impact of other exchange movements.
Financial liabilities measured using Level 3 valuation methods at 31 December included £5,890 million (2021: £5,559 million) in respect of contingent consideration payable for the acquisition in 2012 of the former Shionogi-ViiV Healthcare joint venture. This consideration is expected to be paid over a number of years and will vary in line with the future performance of specified products and movements in certain foreign currencies. A further £673 million (2021: £479 million) is in respect of contingent consideration for the acquisition in 2015 of the Novartis Vaccines business. This consideration is expected to be paid over a number of years and will vary in line with the future performance of specified products, the achievement of certain milestone targets and movements in certain foreign currencies. As a result of the Group’s acquisition of Affinivax in 2022, contingent consideration payable of £501 million is recognised at 31 December 2022. This consideration is expected to be paid over a number of years and will vary in line with the achievement of certain development milestones and movements in the USD/GBP exchange rate. Sensitivity analysis on these balances is provided in Note 33, ‘Contingent consideration liabilities’.
(b) Trade and other receivables and Other
non-current
assets in scope of IFRS 9
The following table reconciles financial instruments within Trade and other receivables and Other non-current
assets which fall within the scope of IFRS 9 to the relevant balance sheet amounts. The financial assets are predominantly non-interest
earning.
Non-financial
instruments include tax receivables, pension surplus balances and prepayments, which are outside the scope of IFRS 9.

						2022						2021
	At FVTPL £m	At FVTOCI £m	Amortised cost £m	Financial instruments £m	Non- financial instruments £m	Total £m	At FVTPL £m	At FVTOCI £m	Amortised cost £m	Financial instruments £m	Non- financial instruments £m	Total £m

Trade and other receivables (Note 26)	50	2,327	3,789	6,166	887	7,053	59	1,943	4,830	6,832	1,028	7,860

Other non-current assets (Note 24)	13	–	21	34	1,160	1,194	23	–	21	44	1,632	1,676

	63	2,327	3,810	6,200	2,047	8,247	82	1,943	4,851	6,876	2,660	9,536
Trade and other receivables include trade receivables of £5,452 million (2021: £6,246 million). The Group has portfolios in each of the three business models under IFRS 9: £50 million (2021: £59 million), measured at FVTPL, is held to sell the contractual cash flows as the receivables will be sold under a factoring arrangement, £2,327 million (2021: £1,943 million), measured at FVTOCI, is held to either collect or sell the contractual cash flows as the receivables may be sold under a factoring agreement, and £3,075 million (2021: £4,244 million), measured at amortised cost, is held to collect the contractual cash flows and there is no factoring agreement in place.

251

GSK Annual Report 2022

Notes to the financial statements continued

44. Financial instruments and related disclosures
continued
(c) Trade and other payables, Other provisions, Contingent consideration liabilities and Other non-current
liabilities in scope of IFRS 9
The following table reconciles financial instruments within Trade and other payables, Other provisions, Contingent consideration liabilities and Other non-current
liabilities which fall within the scope of IFRS 9 to the relevant balance sheet amounts. The financial liabilities are predominantly non-interest
bearing.
Non-financial
instruments include payments on account, tax and social security payables and provisions which do not arise from contractual obligations to deliver cash or another financial asset, which are outside the scope of IFRS 9.

					2022					2021

	At FVTPL £m	Amortised cost £m	Financial instruments £m	Non- financial instruments £m	Total £m	At FVTPL £m	Amortised cost £m	Financial instruments £m	Non- financial instruments £m	Total £m

Trade and other payables (Note 29)	–	(14,065)	(14,065)	(2,198)	(16,263)	–	(15,431)	(15,431)	(2,123)	(17,554)

Other provisions (Note 32)	–	(63)	(63)	(1,121)	(1,184)	–	(113)	(113)	(1,358)	(1,471)

Contingent consideration liabilities (Note 33)	(7,068)	–	(7,068)	–	(7,068)	(6,076)	–	(6,076)	–	(6,076)

Other non-current liabilities (Note 34)	–	(84)	(84)	(815)	(899)	–	(52)	(52)	(869)	(921)

	(7,068)	(14,212)	(21,280)	(4,134)	(25,414)	(6,076)	(15,596)	(21,672)	(4,350)	(26,022)
(d) Derivative financial instruments and hedging programmes
Derivatives are only used for economic hedging purposes and not as speculative investments and are classified as ‘held for trading’, other than designated and effective hedging instruments, and are presented as current assets or liabilities if they are expected to be settled within 12 months after the end of the reporting period, otherwise they are classified as non-current.
The Group has the following derivative financial instruments:

		2022 Fair value		2021 Fair value

	Assets £m	Liabilities £m	Assets £m	Liabilities £m

Non-current

Cash flow hedges – Interest rate swap contracts (principal amount – £nil (2021: £1,996 million))	–	–	12	(1)

Current

Cash flow hedges – Foreign exchange contracts (principal amount – £167 million (2021: £160 million))	5	–	–	(3)

Net investment hedges – Foreign exchange contracts (principal amount – £7,197 million (2021: £5,469 million))	20	(106)	111	(53)

Derivatives designated and effective as hedging instruments	25	(106)	123	(57)

Non-current

Embedded and other derivatives	–	–	6	–

Current

Foreign exchange contracts (principal amount – £5,908 million (2021: £9,728 million))	163	(76)	77	(169)

Embedded and other derivatives	2	(1)	–	(2)

Derivatives classified as held for trading	165	(77)	83	(171)

Total derivative instruments	190	(183)	206	(228)

252

GSK Annual Report 2022

Notes to the financial statements continued

44. Financial instruments and related disclosures
continued
Fair value hedges
At 31 December 2022 and 31 December 2021, the Group had no designated fair value hedges.
Net investment hedges
At 31 December 2022, certain foreign exchange contracts were designated as net investment hedges in respect of the foreign currency translation risk arising on consolidation of the Group’s net investment in its European (Euro), Singaporean (SGD), Canadian (CAD) and Japanese (JPY) foreign operations as shown in the table above.
The carrying value of bonds on page 249 included £6,322 million (2021: £4,982 million) that were designated as hedging instruments in net investment hedges.
Cash flow hedges
During 2021 and 2022, the Group entered into forward foreign exchange contracts which have been designated as cash flow hedges. These were entered into to hedge the foreign exchange exposure arising on cash flows from Euro denominated coupon payments relating to notes issued under the Group’s European Medium Term Note programme, and to hedge foreign currency payments due on collaboration or licensing arrangements.
The Group manages its cash flow interest rate risk by using
floating-to-fixed
interest rate swaps. In addition, the Group carries a balance in reserves that arose from pre-hedging
fluctuations in long-term interest rates when pricing bonds issued in prior years and in the current year. The balance is reclassified to finance costs over the life of these bonds.
Foreign exchange risk
In the current year, the Group has designated certain foreign exchange forward contracts and swaps as cash flow and net investment hedges. Foreign exchange derivative financial assets and liabilities are presented in the line ‘Derivative financial instruments’ (either as assets or liabilities) on the Consolidated balance sheet. The following tables detail the foreign exchange forward contracts and swaps outstanding at the end of the reporting period, as well as information on the related hedged items.
Hedge effectiveness is determined at the inception of the hedge relationship, and through periodic prospective effectiveness assessments to ensure that an economic relationship exists between the hedged item and hedging instrument. The Group enters into hedge relationships where the critical terms of the hedging instrument match exactly with the terms of the hedged item, and so a qualitative assessment of effectiveness is performed. If changes in circumstances affect the terms of the hedged item such that the critical terms no longer match exactly with the critical terms of the hedging instrument, the Group uses the hypothetical derivative method to assess effectiveness.
The main source of hedge ineffectiveness in these hedging relationships is the effect of the counterparty and the Group’s own credit risk on the fair value of the foreign exchange forward contracts and swaps, which is not reflected in the fair value of the hedged item attributable to changes in foreign exchange rates and ineffectiveness on rolling the cash flow hedges of the divestments mentioned above. No other sources of ineffectiveness emerged from these hedging relationships. No ineffectiveness was recorded from cash flow hedges in 2022 (2021: £nil). No ineffectiveness was recorded from net investment hedges (2021: £nil).

	2022

Hedging instruments	Average exchange rate	Foreign currency	Notional value £m	Carrying value £m	Periodic change in value for calculating hedge ineffectiveness £m

Cash flow hedges

Foreign exchange contracts

Buy foreign currency:

Less than 3 months	1.23	USD	100	2	2

3 to 6 months	1.16	EUR	50	2	2

Over 6 months	1.15	EUR	24	1	1

Sell foreign currency

Less than 3 months	1.14	EUR	(7)	–	–

			167	5	5

253

GSK Annual Report 2022

Notes to the financial statements continued

44. Financial instruments and related disclosures
continued

					2022

Hedging instruments	Average exchange rate	Foreign currency	Notional value £m	Carrying value £m	Periodic change in value for calculating hedge ineffectiveness £m

Net investment hedges

Foreign exchange contracts

Sell foreign currency:

Less than 3 months	1.14	EUR	6,559	(103)	(317)

	160.90	JPY	194	(3)	(9)

Over 6 months	1.57	CAD	270	18	15

	1.59	SGD	174	2	1

Borrowings

Less than 3 months		EUR	293	(293)	(4)

3 to 6 months		EUR	150	(150)	(3)

Over 6 months		EUR	6,341	(6,322)	(300)

			13,981	(6,851)	(617)

			2022

Hedged items	Periodic change in value for calculating hedge ineffectiveness £m	Cumulative balance in cash flow hedge reserve/foreign currency translation reserve for continuing hedges £m	Balance in cash flow hedge reserve arising from hedging relationships for which hedge accounting is no longer applied £m

Cash flow hedges

Variability in cash flows from a highly probable forecast transaction	(2)	2	–

Variability in cash flows from foreign exchange exposure arising on Euro denominated coupon payments relating to debt issued	(3)	2	–

Net investment hedges

Net investment in foreign operations	617	(1,120)	–

					2021

Hedging instruments	Average exchange rate	Foreign currency	Notional value £m	Carrying value £m	Periodic change in value for calculating hedge ineffectiveness £m

Cash flow hedges

Foreign exchange contracts

Buy foreign currency:

Less than 3 months	1.32	USD	89	(2)	–

3 to 6 months	1.17	EUR	48	(1)	(1)

Over 6 months	1.17	EUR	23	–	–

			160	(3)	(1)

					2021

Hedging instruments	Average exchange rate	Foreign currency	Notional value £m	Carrying value £m	Periodic change in value for calculating hedge ineffectiveness £m

Net investment hedges

Foreign exchange contracts

Sell foreign currency:

Less than 3 months	1.18	EUR	5,348	58	578

		SGD	–	–	55

	155.19	JPY	121	–	15

Borrowings

Less than 3 months		EUR	252	(252)	11

Over 6 months		EUR	4,998	(4,982)	459

			10,719	(5,176)	1,118

254

GSK Annual Report 2022

Notes to the financial statements continued

44. Financial instruments and related disclosures
continued

	2021

Hedged items	Periodic change in value for calculating hedge ineffectiveness £m	Cumulative balance in cash flow hedge reserve/foreign currency translation reserve for continuing hedges £m

Cash flow hedges

Variability in cash flows from foreign exchange exposure arising on Euro denominated coupon payments relating to debt issued	1	(1)

Net investment hedges

Net investment in foreign operations	(1,117)	(873)
£3 million (2021: £19 million) of balances in the ca
s
h flow hedge reserve arise from hedging relationships for which hedge accounting is no longer applied.
The following table details the effectiveness of the hedging relationships and the amounts reclassified from the hedging reserve to profit or loss:

								2022

		Amount reclassified to profit or loss					Amount reclassified to balance sheet
	Hedging gains/(losses) recognised in reserves £m	Amount of hedge ineffectiveness recognised in profit or loss £m	Line item in profit or loss in which hedge ineffectiveness is included	Hedged future cash flows no longer expected to occur £m	Due to hedged item affecting profit or loss £m	Line item in profit or loss in which reclassification adjustment is included	Due to hedged item affecting balance sheet £m	Line item in balance sheet in which reclassification adjustment is included

Cash flow hedges

Variability in cash flows from a highly probable forecast transaction	(5)	–	Finance income or expense	–	–	–	8	Intangible assets

Variability in cash flows from foreign exchange exposure arising on Euro denominated coupon payments relating to debt issued	4	–	Finance income or expense	–	(2)	Finance income or expense	–	–

Net investment hedges

Net investment in foreign operations	(617)	–	Finance income or expense	–	194	Discontinued operations (1)	–	–

								2021

		Amount reclassified to profit or loss					Amount reclassified to balance sheet
	Hedging gains/(losses) recognised in reserves £m	Amount of hedge ineffectiveness recognised in profit or loss £m	Line item in profit or loss in which hedge ineffectiveness is included	Hedged future cash flows no longer expected to occur £m	Due to hedged item affecting profit or loss £m	Line item in profit or loss in which reclassification adjustment is included	Due to hedged item affecting balance sheet £m	Line item in balance sheet in which reclassification adjustment is included

Cash flow hedges

Variability in cash flows from a highly probable forecast transaction	7	–	Other operating income/ (expense)	–	(7)	Other operating income/ (expense)	–	–

Variability in cash flows from foreign exchange exposure arising on Euro denominated coupon payments relating to debt issued	(1)	–	Finance income or expense	–	–	Finance income or expense	–	–

Net investment hedges

Net investment in foreign operations	1,117	–	Finance income or expense	–	(7)	Finance income or expense	–	–

(1)	Reclassified to the Consolidated income statement on demerger of the Consumer Healthcare business

255

GSK Annual Report 2022

Notes to the financial statements continued

44. Financial instruments and related disclosures
continued
Interest rate risk
The Group manages its cash flow interest rate risk by using
floating-to-fixed
interest rate swaps, where at quarterly intervals the difference between fixed contract rates and floating rate interest amounts calculated by reference to the agreed notional principal amounts are exchanged.
There are none of these swaps outstanding a
t
31 December 2022. At 31 December 2021, the interest rate risk on an element of future debt issuance had been managed by entering into forward starting interest rate swaps, effectively to lock in the interest rates on the debt in advance. These were closed out at the time of issuing the debt, and the resulting gain or loss held in the Cash flow hedge reserve and reclassified to income statement as the interest payments on the debt impacted the income statement until the debt was derecognised on demerger of the Consumer Healthcare business in July 2022.
Forward starting interest rate swaps
The forward starting interest rate contracts, exchanging floating interest for fixed interest, were
designated as cash flow hedges to hedge the interest variability of the interest cash flows associated with the future fixed rate debt.
Interest rate swaps
The following tables provide information regarding interest rate swap and forward starting interest rate swap contracts outstanding and the related hedged items at 31 December 2021. There were no such swaps at 31 December 2022. Interest rate swap contract assets and liabilities are presented in the line ‘Derivative financial instruments’ (either as assets or liabilities) on the Consolidated balance sheet.
£24 million (2021: £11 million) of balances in the cash flow hedge reserve arise from hedge relationships for which hedge accounting is no longer applied.

			2021

			Change in
			fair value for
	Average	Notional	recognising	Fair value
	contracted	principal	hedge	assets/
	fixed rate	value	ineffectiveness	(liabilities)
Hedging instruments	%	£m	£m	£m

5-10 years	1.1038	668	4	4

10-30 years	1.3385	935	3	3

More than 30 years	1.4515	393	4	4

2021

Balance in
	Change in	cash flow
	value used for	hedge reserve
	calculating	for continuing
	hedge	hedges
	ineffectiveness	after tax
Hedged items	£m	£m

Pre-hedging of long-term interest rate	(11)	(8)

256

GSK Annual Report 2022

Notes to the financial statements continued

44. Financial instruments and related disclosures
continued
The following table details the effectiveness of the hedging relationships and the amounts reclassified from the hedging reserve to profit or loss:

	2022

				Amount reclassified to profit or loss

	Hedging gains/(losses) recognised in reserves £m	Amount of hedge ineffectiveness recognised in profit or loss £m	Line item in profit or loss in which hedge ineffectiveness is included	Due to hedged future cash flows no longer expected to occur £m	Due to hedged item affecting profit or loss £m	Line item in profit or loss in which reclassification adjustment is included

Cash flow hedges

Pre-hedging of long-term interest rates:			Finance income or expense			Finance income or expense
Matured in the past	(23)	–		–	3

						2021

				Amount reclassified to profit or loss

	Hedging gains/(losses) recognised in reserves £m	Amount of hedge ineffectiveness recognised in profit or loss £m	Line item in profit or loss in which hedge ineffectiveness is included	Due to hedged future cash flows no longer expected to occur £m	Due to hedged item affecting profit or loss £m	Line item in profit or loss in which reclassification adjustment is included

Cash flow hedges

Variability in cash flows	(11)	–	Finance	–	17	Finance
			income or			income or
			expense			expense

Pre-hedging of long-term interest rates:

Matured in the past	–	–	Finance income or expense	–	2	Finance income or expense
5-10 years	4	–		–	–
10-30 years	3	–		–	–

>30 years	4	–		–	–

(e) Offsetting of financial assets and liabilities
Financial assets and liabilities are offset and the net amount reported in the balance sheet where there is a legally enforceable right to offset the recognised amounts, and there is an intention to settle on a net basis or realise the asset and settle the liability simultaneously. There are also arrangements that do not meet the criteria for offsetting but still allow for the related amounts to be offset in certain circumstances, such as bankruptcy or the termination of a contract.
The following tables set out the financial assets and liabilities that are offset, or subject to enforceable master netting arrangements and other similar agreements but not offset, as at 31 December 2022 and 31 December 2021. The column ‘Net amount’ shows the impact on the Group’s balance sheet if all offset rights were exercised.

At 31 December 2022	Gross financial assets/ (liabilities) £m	Gross financial (liabilities)/ assets set off £m	Net financial assets/ (liabilities) per balance sheet £m	Related amounts not set off in the balance sheet £m	Net £m

Financial assets

Trade and other receivables	6,166	–	6,166	–	6,166

Derivative financial instruments	190	–	190	(163)	27

Financial liabilities

Trade and other payables	(14,065)	–	(14,065)	–	(14,065)

Derivative financial instruments	(183)	–	(183)	163	(20)

257

GSK Annual Report 2022

Notes to the financial statements continued

44. Financial instruments and related disclosures
continued

At 31 December 2021	Gross financial assets/ (liabilities) £m	Financial (liabilities)/ assets offset £m	Net financial assets/ (liabilities) £m	Related amounts not offset £m	Net balance £m

Financial assets

Trade and other receivables	6,851	(19)	6,832	(3)	6,829

Derivative financial instruments	206	–	206	(192)	14

Financial liabilities

Trade and other payables	(15,450)	19	(15,431)	3	(15,428)

Derivative financial instruments	(228)	–	(228)	192	(36)
Amounts which do not meet the criteria for offsetting on the balance sheet but could be settled net in certain circumstances principally relate to derivative transactions under ISDA (International Swaps and Derivatives Association) agreements where each party has the option to settle amounts on a net basis in the event of default of the other party. As there is presently not a legally enforceable right of offset, these amounts have not been offset in the balance sheet, but have been presented separately in the table above.
(f) Debt interest rate repricing table
The following table sets out the exposure of the Group to interest rates on debt, including commercial paper. The maturity analysis of fixed rate debt is stated by contractual maturity and of floating rate debt by interest rate repricing dates. For the purpose of this table, debt is defined as all classes of borrowings other than lease liabilities.

	2022	2021
	Total debt £m	Total £m

Floating and fixed rate debt less than one year	(3,785)	(3,398)

Between one and two years	(1,714)	(4,030)

Between two and three years	(1,490)	(1,576)

Between three and four years	(1,505)	(1,365)

Between four and five years	(748)	(1,425)

Between five and ten years	(4,736)	(4,411)

Greater than ten years	(6,001)	(6,953)

Total	(19,979)	(23,158)

Original issuance profile:

Fixed rate interest	(18,355)	(22,355)

Floating rate interest	(1,624)	(803)
	(19,979)	(23,158)

258

GSK Annual Report 2022

Notes to the financial statements continued

44. Financial instruments and related disclosures
continued
(g) Sensitivity analysis
The tables below illustrate the estimated impact on the income statement and equity as a result of hypothetical market movements in foreign exchange and interest rates in relation to the Group’s financial instruments. The range of variables chosen for the sensitivity analysis reflects management’s view of changes which are reasonably possible over a one-year
period.
Foreign exchange sensitivity
The Group operates internationally and is primarily exposed to foreign exchange risk in relation to Sterling against movements in US Dollar, Euro and Japanese Yen. Foreign exchange risk arises from the translation of financial assets and liabilities which are not in the functional currency of the entity that holds them. Based on the Group’s net financial assets and liabilities as at 31 December, a weakening and strengthening of Sterling against these currencies, with all other variables held constant, is illustrated in the tables below. The tables exclude financial instruments that expose the Group to foreign exchange risk where this risk is fully hedged with another financial instrument.

	2022	2021
Income statement impact of non-functional currency foreign exchange exposures	Increase/(decrease) in income £m	Increase/(decrease) in income £m

10 cent appreciation of the US Dollar	99	5

15 cent appreciation of the US Dollar	155	8

10 cent appreciation of the Euro	(7)	(26)

15 cent appreciation of the Euro	(12)	(41)

10 yen appreciation of the Yen	–	–

15 yen appreciation of the Yen	(1)	–

	2022	2021
Income statement impact of non-functional currency foreign exchange exposures	Increase/(decrease) in income £m	Increase/(decrease) in income £m

10 cent depreciation of the US Dollar	(84)	(4)

15 cent depreciation of the US Dollar	(121)	(6)

10 cent depreciation of the Euro	6	22

15 cent depreciation of the Euro	9	32

10 yen depreciation of the Yen	–	–

15 yen depreciation of the Yen	–	–
The equity impact, shown below, for foreign exchange sensitivity relates to derivative and non-derivative
financial instruments hedging the Group’s net investments in its European (Euro) foreign operations and cash flow hedges of its foreign exchange exposure arising on Euro denominated coupon payments relating to notes issued under the Group’s European Medium Term Note programme.

	2022	2021
Equity impact of non-functional currency foreign exchange exposures	Increase/(decrease) in equity £m	Increase/(decrease) in equity £m

10 cent appreciation of the Euro	(1,290)	(964)

15 cent appreciation in Euro	(2,034)	(1,515)

	2022	2021
Equity impact of non-functional currency foreign exchange exposures	Increase/(decrease) in equity £m	Increase/(decrease) in equity £m

10 cent depreciation of the Euro	1,080	814

15 cent depreciation of the Euro	1,557	1,176

259

GSK Annual Report 2022

Notes to the financial statements continued

44. Financial instruments and related disclosures
continued
The tables below present the Group’s sensitivity to a weakening and strengthening of Sterling against the relevant currency based on the composition of net debt as shown in Note 30 adjusted for the effects of foreign exchange derivatives that are not part of net debt but affect future foreign currency cash flows.

	2022	2021
Impact of foreign exchange movements on net debt	(Increase)/decrease in net debt £m	(Increase)/decrease in net debt £m

10 cent appreciation of the US Dollar	(999)	(767)

15 cent appreciation of the US Dollar	(1,570)	(1,199)

10 cent appreciation of the Euro	11	444

15 cent appreciation of the Euro	17	698

10 yen appreciation of the Yen	13	17

15 yen appreciation of the Yen	20	26

	2022	2021
Impact of foreign exchange movements on net debt	(Increase)/decrease in net debt £m	(Increase)/decrease in net debt £m

10 cent depreciation of the US Dollar	846	661

15 cent depreciation of the US Dollar	1,222	959

10 cent depreciation of the Euro	(9)	(375)

15 cent depreciation of the Euro	(13)	(542)

10 yen depreciation of the Yen	(12)	(15)

15 yen depreciation of the Yen	(17)	(21)
Interest rate sensitivity
The Group is exposed to interest rate risk on its outstanding borrowings and investments where any changes in interest rates will affect future cash flows or the fair values of financial instruments.
The majority of debt is issued at fixed interest rates and changes in the floating rates of interest do not significantly affect the Group’s net interest charge, although the majority of cash and liquid investments earn floating rates of interest.
The table below hypothetically shows the Group’s sensitivity to changes in interest rates in relation to Sterling, US Dollar and Euro floating rate financial assets and liabilities. A 1% (100 basis points) movement in USD interest rates would cause an increase of £nil to equity (2021: £197 million). A 1.5% (150 basis points) movement in USD interest rates would cause an increase of £nil to equity (2021: £297 million). A 1% (100 basis points) or 1.5% (150 basis points) movement in EUR or Sterling interest rates is not deemed to have a material effect on equity.

	2022	2021
Income statement impact of interest rate movements	Increase/(decrease) in income £m	Increase/(decrease) in income £m

1% (100 basis points) increase in Sterling interest rates	36	(25)

1.5% (150 basis points) increase in Sterling interest rates	55	(38)

1% (100 basis points) increase in US Dollar interest rates	(34)	11

1.5% (150 basis points) increase in US Dollar interest rates	(51)	17

1% (100 basis points) increase in Euro interest rates	(13)	3

1.5% (150 basis points) increase in Euro interest rates	(19)	5

260

GSK Annual Report 2022

Notes to the financial statements continued

44. Financial instruments and related disclosures
continued
(h) Contractual cash flows for
non-derivative
financial liabilities and derivative instruments
The following tables provide an analysis of the anticipated contractual cash flows including interest payable for the Group’s non-derivative
financial liabilities on an undiscounted basis. For the purpose of this table, debt is defined as all classes of borrowings except for lease liabilities. Interest is calculated based on debt held at 31 December without taking account of future issuance. Floating rate interest is estimated using the prevailing interest rate at the balance sheet date. Cash flows in foreign currencies are translated using spot rates at 31 December.

At 31 December 2022	Debt £m	Interest on debt £m	Lease liabilities £m	Finance charge on lease liabilities £m	Trade payables and other liabilities not in net debt £m	Total £m

Due in less than one year	(3,786)	(594)	(167)	(25)	(15,362)	(19,934)

Between one and two years	(1,717)	(570)	(201)	(22)	(1,097)	(3,607)

Between two and three years	(1,496)	(531)	(127)	(19)	(1,034)	(3,207)

Between three and four years	(1,508)	(489)	(97)	(15)	(1,277)	(3,386)

Between four and five years	(751)	(472)	(80)	(13)	(1,008)	(2,324)

Between five and ten years	(4,765)	(1,810)	(201)	(41)	(2,641)	(9,458)

Greater than ten years	(6,063)	(1,856)	(135)	(11)	(1,134)	(9,199)

Gross contractual cash flows	(20,086)	(6,322)	(1,008)	(146)	(23,553)	(51,115)

At 31 December 2021	Debt £m	Interest on debt £m	Lease liabilities £m	Finance charge on lease liabilities £m	Trade payables and other liabilities not in net debt £m	Total £m

Due in less than one year	(3,399)	(686)	(203)	(25)	(16,432)	(20,745)

Between one and two years	(4,042)	(620)	(185)	(22)	(935)	(5,804)

Between two and three years	(1,582)	(574)	(120)	(19)	(893)	(3,188)

Between three and four years	(1,372)	(538)	(93)	(16)	(919)	(2,938)

Between four and five years	(1,428)	(500)	(73)	(14)	(924)	(2,939)

Between five and ten years	(4,440)	(2,046)	(205)	(44)	(2,703)	(9,438)

Greater than ten years	(7,033)	(2,639)	(136)	(13)	(1,571)	(11,392)

Gross contractual cash flows	(23,296)	(7,603)	(1,015)	(153)	(24,377)	(56,444)
The table below provides an analysis of the anticipated contractual cash flows for the Group’s derivative instruments excluding equity options which do not give rise to cash flows, and other embedded derivatives, which are not material, using undiscounted cash flows. Cash flows in foreign currencies are translated using spot rates at 31 December. The gross cash flows of foreign exchange contracts are presented for the purpose of this table although, in practice, the Group uses standard settlement arrangements to reduce its liquidity requirements on these instruments.

	2022				2021

	Gross cash inflows		Gross cash outflows		Gross cash inflows		Gross cash outflows
	Forward starting interest rate swaps £m	Foreign exchange forward contracts and swaps £m	Forward starting interest rate swaps £m	Foreign exchange forward contracts and swaps £m	Forward starting interest rate swaps £m	Foreign exchange forward contracts and swaps £m	Forward starting interest rate swaps £m	Foreign exchange forward contracts and swaps £m

Less than one year	–	24,418	–	(24,410)	–	41,252	(13)	(41,290)

Between one and two years	–	–	–	–	12	–	(26)	–

Between two and three years	–	–	–	–	24	–	(26)	–

Between three and four years	–	–	–	–	28	–	(26)	–

Between four and five years	–	–	–	–	28	–	(26)	–

Greater than five years	–	–	–	–	259	–	(220)	–

Gross contractual cash flows	–	24,418	–	(24,410)	351	41,252	(337)	(41,290)

261

GSK Annual Report 2022

Notes to the financial statements continued

45. Employee share schemes
GSK operates several employee share schemes, including the Share Value Plan, whereby awards are granted to employees to acquire shares or ADS in GSK plc at no cost after a three-year vesting period and the Performance Share Plan, whereby awards are granted to employees to acquire shares or ADS in GSK plc at no cost, subject to the achievement by the Group of specified performance targets. The granting of these restricted share awards has replaced the granting of options to employees as the cost of the schemes more readily equates to the potential gain to be made by the employee. The Group also operates savings related share option schemes, whereby options are granted to employees to acquire shares in GSK plc at a discounted price.
Grants of restricted share awards are normally exercisable at the end of the three-year vesting or performance period. Awards are normally granted to employees to acquire shares or ADS in GSK plc but in some circumstances may be settled in cash. Grants under savings-related share option schemes are normally exercisable after three years’ saving. In accordance with UK practice, the majority of options under the savings-related share option schemes are granted at a price 20% below the market price ruling at the date of grant. Options under historical share option schemes were granted at the market price ruling at the date of grant.
The value of the plans for participating employees has been maintained after the demerger of the Consumer Healthcare business through the effect of the share consolidation (see Note 37). The total charge for share-based incentive plans in 2022 was £314 million (2021
(1)
: £345 million; 2020
(1)
: £330 million). Of this amount, £243 million (2021
(1)
: £258million; 2020
(1)
: £266 million) arose from the Share Value Plan. See Note 9, ‘Employee Costs’ for further details.

(1)	The 2021 and 2020 comparatives have been restated to reflect on a consistent basis from those previously published to reflect the demerger of the Consumer Healthcare business. See Note 41.
GSK share award schemes
Share Value Plan
Under the Share Value Plan, share awards are granted to certain employees at no cost. The awards vest after two and a half to three years and there are no performance criteria attached. The fair value of these awards is determined based on the closing share price on the day of grant, after deducting the expected future dividend yield of 3.2% (2021: 3.8%; 2020: 5.0%) over the duration of the award.

Number of shares and ADS issuable	Shares (1) Number (000)	Weighted fair value	ADS (1) Number (000)	Weighted fair value

At 1 January 2020	29,459		15,850

Awards granted	11,115	£13.58	6,633	$34.43

Awards exercised	(10,284)		(5,353)

Awards cancelled	(1,416)		(1,014)

At 31 December 2020	28,874		16,116

Awards granted	11,220	£13.28	6,358	$36.68

Awards exercised	(10,074)		(5,240)

Awards cancelled	(1,776)		(1,705)

At 31 December 2021	28,244		15,529

Awards granted	10,987	£13.00	6,133	$30.64

Awards exercised	(9,538)		(4,919)

Awards cancelled	(1,718)		(1,314)

At 31 December 2022	27,975		15,429

(1)	The 2021 and 2020 comparatives have been restated to reflect the demerger of the Consumer Healthcare business and aid year on year volume comparability of awards granted to GSK employees.
Performance Share Plan
Under the Performance Share Plan, share awards are granted to Directors and senior executives at no cost. The percentage of each award that vests is based upon the performance of the Group over a defined measurement period with dividends reinvested during the same period. For awards granted from 2016 to 2019, the performance conditions are based on three equally weighted measures over a three-year performance period. These were adjusted free cash flow, TSR and R&D new product performance. For awards granted from 2020, the performance conditions are based on four measures over a three-year performance period. These are adjusted free cash flow (30%), TSR (30%), R&D new product performance (20%) and pipeline progress (20%). For awards granted from 2022, the performance conditions are based on five measures over a three-year performance period. These are TSR (
30
%), pipeline progress (
20
%), profit measure (
20
%), sale measure (
20
%) and ESG environment (
10
%).
The fair value of the awards is determined based on the closing share price on the day of grant. For TSR performance elements, this is adjusted by the likelihood of that condition being met, as assessed at the time of grant.
During 2022, awards for the continuing business were made of 4.0 million shares at a weighted fair value of £13.36 and 1.0 million ADS at a weighted fair value of $35.88. At 31 December 2022, there were outstanding awards over 12.6 million shares and 2.8 million ADS.

262

GSK Annual Report 2022

Notes to the financial statements continued

45. Employee share schemes
continued
Share options and savings-related options
For the purposes of valuing savings-related options to arrive at the share-based payment charge, a Black-Scholes option pricing model has been used. The assumptions used in the model are as follows:

	2022 Grant	2021 Grant	2020 Grant

Risk-free interest rate	3.37%	0.74%	(0.07)%

Dividend yield	3.3%	3.8%	6.2%

Volatility	36%	27%	27%

Expected life	3 years	3 years	3 years

Savings-related options grant price (including 20% discount)	£11.39	£12.07	£10.34

Options outstanding for the Share Save Plan	Savings-related share option schemes
	Number 000	Weighted exercise price

At 31 December 2022	5,803	£11.38

Range of exercise prices on options outstanding at year end	£10.34	– £14.15

Weighted average market price on exercise during year		£16.15

Weighted average remaining contractual life		2.0 years
Options over 1.2 million shares were granted during the year under the savings-related share option scheme at a weighted average fair value of £4.34. At 31 December 2022, 5.3 million of the savings-related share options were not exercisable.
There has been no change in the effective exercise price of any outstanding options during the year.
Employee Share Ownership Plan Trusts
The Group sponsors Employee Share Ownership Plan (ESOP) Trusts to acquire and hold shares in GSK plc to satisfy awards made under employee incentive plans and options granted under employee share option schemes. The trustees of the ESOP Trusts purchase shares with finance provided by the Group by way of loans or contributions. The costs of running the ESOP Trusts are charged to the income statement. Shares held by the ESOP Trusts are deducted from other reserves and amortised down to the value of proceeds, if any, receivable from employees on exercise by a transfer to retained earnings. The trustees have waived their rights to dividends on the shares held by the ESOP Trusts.

Shares held for share award schemes	2022	2021

Number of shares (000)	59,814	23,065

	£m	£m

Nominal value	19	6

Carrying value	353	27

Market value	860	371

Shares held for share option schemes	2022	2021

Number of shares (000)	65	139

	£m	£m

Nominal value	–	–

Carrying value	1	1

Market value	1	2

263

GSK Annual Report 2022

Notes to the financial statements continued

46. Principal Group companies
The following represent the principal subsidiaries and their countries of incorporation of the Group at 31 December 2022. The equity share capital of these entities is shown in the percentage columns. All companies are incorporated in their principal country of operation except where stated.

England	%

Glaxo Group Limited	100

Glaxo Operations UK Limited	100

Glaxo Wellcome UK Limited	100

GlaxoSmithKline Capital plc	100

GlaxoSmithKline Export Limited	100

GlaxoSmithKline Finance plc	100

GlaxoSmithKline Holdings Limited (a)	100

GlaxoSmithKline IHC Limited	100

GlaxoSmithKline Intellectual Property (No.2) Limited	100

GlaxoSmithKline Intellectual Property (No.3) Limited	100

GlaxoSmithKline Intellectual Property (No.4) Limited	100

GlaxoSmithKline Intellectual Property Development Limited	100

GlaxoSmithKline Intellectual Property Limited	100

GlaxoSmithKline Research & Development Limited	100

GlaxoSmithKline Services Unlimited (a)	100

GlaxoSmithKline UK Limited	100

GlaxoSmithKline US Trading Limited	100

Setfirst Limited	100

SmithKline Beecham Limited	100

ViiV Healthcare Finance Limited	78.3

ViiV Healthcare UK (No.3) Limited	78.3

Viiv Healthcare UK Limited	78.3

Scotland	%

GSK (No.1) Scottish Limited Partnership (c)

GSK (No.2) Scottish Limited Partnership (c)

GSK (No.3) Scottish Limited Partnership (d)

US	%

Affinivax, Inc	100

Corixa Corporation	100

GlaxoSmithKline Capital Inc.	100

GlaxoSmithKline Holdings (Americas) Inc.	100

GlaxoSmithKline LLC	100

GSK Equity Investments, Limited	100

Human Genome Sciences, Inc	100

Stiefel Laboratories, Inc	100

Tesaro, Inc.	100

ViiV Healthcare Company	78.3

Europe	%

GlaxoSmithKline AG (Switzerland)	100

GlaxoSmithKline B.V. (Netherlands)	100

GlaxoSmithKline Biologicals SA (Belgium)	100

GlaxoSmithKline GmbH & Co. KG (Germany)	100

GlaxoSmithKline Pharma GmbH (Austria)	100

GlaxoSmithKline Pharmaceuticals SA (Belgium)	100

GlaxoSmithKline S.A. (Spain)	100

GlaxoSmithKline S.p.A. (Italy)	100

GlaxoSmithKline Single Member A.E.B.E. (Greece)	100

GlaxoSmithKline Trading Services Limited (Republic of Ireland) (b)	100

GSK Capital B.V. (Netherlands) (b)	100

GSK Services Sp z o.o. (Poland)	100

GSK Vaccines GmbH (Germany)	100

GSK Vaccines S.r.l. (Italy)	100

JSC GlaxoSmithKline Trading (Russia)	100

Laboratoire GlaxoSmithKline (France)	100

Laboratorios ViiV Healthcare, S.L. (Spain)	78.3

ViiV Healthcare GmbH (Germany)	78.3

ViiV Healthcare S.r.l. (Italy)	78.3

ViiV Healthcare SAS (France)	78.3

Others	%

Glaxo Saudi Arabia Limited (Saudi Arabia)	75

Glaxo Wellcome Manufacturing Pte Ltd (Singapore)	100

GlaxoSmithKline (Thailand) Limited (Thailand)	100

GlaxoSmithKline Australia Pty Ltd (Australia)	100

GlaxoSmithKline Brasil Limitada (Brazil)	100

GlaxoSmithKline Far East B.V. (Taiwan)	100

GlaxoSmithKline Ilaclari Sanayi ve Ticaret A.S. (Turkey)	100

GlaxoSmithKline Inc. (Canada)	100

GlaxoSmithKline K.K. (Japan)	100

GlaxoSmithKline Korea Limited (Republic of Korea)	100

GlaxoSmithKline Limited (Hong Kong)	100

GlaxoSmithKline Mexico S.A. de C.V. (Mexico)	100

GlaxoSmithKline Pakistan Limited (Pakistan)	82.6

GlaxoSmithKline Pharmaceuticals Limited (India)	75

GSK Enterprise Management Co, Ltd (China)	100

GSK Pharma Vietnam Company Limited (Vietnam)	100

ID Biomedical Corporation of Quebec (Canada)	100

ViiV Healthcare K.K (Japan)	78.3

ViiV Healthcare ULC (Canada)	78.3

(a)	Directly held wholly-owned subsidiary of GSK plc.
(b)	Tax resident in UK.
(c)
GSK GP 1 Limited is a subsidiary undertaking of GSK plc and Berkeley Square Pension Trustee Company Limited and is the general partner of GSK (No.1) Scottish Limited Partnership and GSK (No.2) Scottish Limited Partnership. GSK GP
1
Limited’s share capital is
99
% indirectly owned by GSK plc and
1
% owned by Berkeley Square Pension Trustee Company Limited.

(d)	GSK GP 2 Limited is a subsidiary undertaking of GSK plc and is the general partner of GSK (No.3) Scottish Limited Partnership. GSK GP 2 Limited’s share capital is 100 % indirectly owned by GSK plc.
The subsidiaries and associates listed above principally affect the figures in the Group’s financial statements. Each of GlaxoSmithKline Capital Inc., GlaxoSmithKline Capital plc, GlaxoSmithKline Finance plc, GSK Captial BV and GlaxoSmithKline LLC, is a wholly-owned finance subsidiary of the company, and the company has fully and unconditionally guaranteed the securities issued by each of GlaxoSmithKline Capital Inc., GlaxoSmithKline Capital plc, GlaxoSmithKline Finance plc, GSK Capital BV and GlaxoSmithKline LLC.
See pages 307 to 314 for a complete list of subsidiary undertakings, associates and joint ventures, which form part of these financial statements.

264

GSK Annual Report 2022

Notes to the financial statements continued

47. Legal proceedings

The Group is involved in significant legal and administrative proceedings, principally product liability, intellectual property, tax, anti-trust, consumer fraud and governmental investigations. The most significant of these matters, other than tax matters, are described below. The Group makes provision for these proceedings on a regular basis as summarised in Note 2, ‘Accounting principles and policies’ and Note 32, ‘Other provisions’. Note 2 also describes when disclosure is made of proceedings for which there is no provision. Legal expenses incurred and provisions related to legal claims are charged to selling, general and administration costs. The Group does not believe that information about the amount sought by plaintiffs, if that is known, would be meaningful with respect to those legal proceedings. This is due to a number of factors, including, but not limited to, the stage of proceedings, the entitlement of parties to appeal a decision and clarity as to theories of liability, damages and governing law.
At 31 December 2022, the Group’s aggregate provision for legal and other disputes (not including tax matters described in Note 14, ‘Taxation’) was £218 million. There can be no assurance that any losses that result from the outcome of any legal proceedings will not exceed by a material amount the amount of the provisions reported in the Group’s financial statements. If this were to happen, it could have a material adverse impact on the results of operations of the Group in the reporting period in which the judgements are incurred or the settlements entered into.
Intellectual property
Intellectual property claims include challenges to the validity and enforceability of the Group’s patents on various products or processes as well as assertions of non-infringement
of those patents. A loss in any of these cases could result in loss of patent protection for the product at issue. The consequences of any such loss could be a significant decrease in sales of that product and could materially affect future results of operations for the Group.
Coreg
In 2014, GSK initiated suit against Teva for inducing infringement of its patent relating to the use of carvedilol (
Coreg
) in decreasing mortality caused by congestive heart failure. In June 2017, the case proceeded to a jury trial in the US District Court for the District of Delaware. The jury returned a verdict in GSK’s favour, awarding GSK lost profits and reasonable royalties for a total award of $235.51 million. On 29 March 2018, the trial judge ruled on post-trial motions filed by Teva and found that substantial evidence at trial did not support the jury’s finding of induced infringement, overturning the jury award. GSK appealed, and on 2 October 2020, a divided panel of the Court of Appeals for the Federal Circuit reversed the district court’s ruling and reinstated the jury award in GSK’s favour.
On 2 December 2020, Teva filed a petition for rehearing en banc. The court granted Teva’s petition, but only for a rehearing by the three-member panel that issued the original decision. On 5 August 2021, the original panel issued its rehearing opinion where the majority again reinstated the jury’s damages award of $235.51 million in GSK’s favour.
Teva again filed a petition for rehearing en banc which was rejected by the Court of Appeals for the Federal Circuit on 11 February 2022. On 11 July 2022, Teva filed a petition for writ of certiorari with the Supreme Court of the United States seeking to overturn the Federal Court decision. On 3 October 2022, the Supreme Court invited the United States Solicitor General to file briefs expressing the views of the United States.
Dolutegravir Proceedings
– Tivicay/Triumeq
In September 2021, ViiV Healthcare received a paragraph IV letter from Lupin relating to the
Tivicay
5mg dosage for oral suspension, challenging only the crystal form patent. On 2 November 2021, ViiV Healthcare filed suit against Lupin in the US District Court for the District of Delaware. No trial date has yet been set.
– Dovato
In September 2019, ViiV Healthcare received a paragraph IV letter from Cipla relating to
Dovato
and challenging only the crystal form patent. On 4 November 2019, ViiV Healthcare filed suit against Cipla in the US District Court for the District of Delaware. A settlement has been reached in the case.
– Juluca
In January 2020, ViiV Healthcare received a paragraph IV letter from Lupin relating to
Juluca
and challenging the crystal form patent as well as a patent relating to the combination of dolutegravir and rilpivirine that expires on 24 January 2031. On 28 February 2020, ViiV Healthcare filed suit against Lupin on both patents. A settlement has been reached with Lupin. Additionally, on 12 June 2020, Cipla sent ViiV Healthcare a paragraph IV letter related to
Juluca
, and on 22 July 2020, ViiV Healthcare filed suit against Cipla in federal court in Delaware. The court has not set a trial date.
Product liability
The Group is currently a defendant in a number of product liability lawsuits.
Avandia
There are two pending US class actions brought by third-party payers which assert claims under the Racketeer Influenced and Corrupt Organizations Act (RICO) and state consumer protection laws. In December 2019, the Third Circuit Court of Appeals reversed the summary judgements granted in favour of the Group and remanded the third-party payer cases back to district court. Discovery is underway in the district court but no trial dates have yet been set. It is possible that a class certification hearing will be held in 2023.

265

GSK Annual Report 2022

Notes to the financial statements continued

47. Legal proceedings
continued

Zantac
In 2019, the Group was contacted by several regulatory authorities regarding the detection of
N-Nitroso-dimethylamine
(NDMA) in
Zantac
(ranitidine) products. Based on information available at the time and correspondence with regulators, the Group made the decision to suspend the release, distribution and supply of all dose forms of
Zantac
to all markets pending the outcome of the ongoing tests and investigations. Also, as a precautionary action, the Group made the decision to initiate a voluntary pharmacy/retail level recall of
Zantac
products globally.
On 30 April 2020, the European Medicines Agency (EMA) recommended the suspension of ranitidine medicines. Following the publication of the EMA’s recommendation, the Company communicated a decision not to re-enter
the market. In the US, FDA requested that all manufacturers withdraw ranitidine products from the market.
The Group has been named as a defendant in approximately 4,500 personal injury cases in US state courts and the federal Zantac Multidistrict Litigation (MDL) court proceeding in the Southern District of Florida. There are approximately 84,000 plaintiffs named in these cases. A significant majority of these plaintiffs were named in a series of multi-plaintiff complaints filed in Delaware state court and most of these plaintiffs were previously in the MDL Census Registry. They were removed because they allege a cancer other than the 5 cancers being pursued by the MDL plaintiffs. In the MDL, plaintiffs originally identified 10 different types of cancers they wished to pursue. Plaintiffs subsequently dropped 5 of the 10 cancers, and proceeded only as to bladder, esophageal, gastric, liver, and pancreatic cancers, although plaintiffs in state courts continue to pursue claims beyond the 5 designated cancers. There are 46,697 unfiled claims relating to the Group and other co-defendants
(32,970 mapped to the Group) concerning the 5 designated cancers in the MDL Census Registry. There are also over 2,000 California state court cases subject to an agreement between the Group and the plaintiffs which suspends the statute of limitations to allow the plaintiffs to bring their claims at a later date. These filed and unfiled counts are subject to change.
On 6 December 2022, the court presiding over the federal MDL proceeding granted Defendants’ Daubert motions, finding that Plaintiffs’ experts’ causation opinions regarding whether
Zantac
can cause the five cancers at issue in the MDL (liver, bladder, pancreatic, esophageal, and stomach) are unreliable and thus inadmissible. Without expert causation opinions, the MDL Court granted summary judgment to GSK and the other brand defendants. The MDL Court found that “there is no scientist outside this litigation who concluded ranitidine causes cancer, and the plaintiffs’ scientists within this litigation systemically utilized unreliable methodologies,” and failed to use “consistent, objective, science-based standards for the even-handed evaluation of data.” This ruling effectively dismissed approximately 2,200 filed cases in the MDL and is binding on all of the claims in the Census Registry. Plaintiffs have indicated they will appeal the MDL decision.
In the California
Zantac
litigation Cases JCCP 5150 (JCCP), the Court held a Sargon hearing regarding the admissibility of expert witness testimony, including the testimony of general and specific causation expert witnesses, for the first bellwether trial. The hearing occurred over a four-day period in February and March 2023. The first bellwether trial, which is a bladder cancer case, was expected to start on 27 February 2023 in the California JCCP, however the Court has moved the trial date to 24 July 2023. Three other California bellwether trials have been scheduled for May, August and October 2023, although these dates are likely to be extended as well.
The Illinois Supreme Court recently consolidated all Illinois ranitidine cases in Cook County for pretrial proceedings with trial dates to be set at a later date, including the previously scheduled Madison County trial.
Beyond the personal injury actions, class actions alleging economic injury and a third-party payer class action also have been filed in federal court. Plaintiffs have moved to stay the class actions pending appeal of the Daubert ruling. Defendants oppose the request for stay and are asking the Court to dismiss the class actions. Outside the US, there are seven class actions pending against the Group in Canada, along with a class action in Israel.
Given the complex ownership and marketing of
Zantac
prescription and
over-the-counter
(OTC) medicine over many years, numerous claims involve several defendants. As a result, some defendants have served one another, including the Group, with notice of potential indemnification claims about possible liabilities connected particularly with
Zantac
OTC. Given the early stage of the proceedings, the Group cannot meaningfully assess what liability, if any, it may have, nor can it meaningfully assess the liability of other parties under relevant indemnification provisions.
In addition, on 20 March 2020, the Department of Justice (DOJ) sent the Group notice of a civil investigation it had opened into allegations of False Claims Act violations by the Group related to
Zantac
. On 18 June 2020, the DOJ served a Civil Investigative Demand on the Group, formalizing its request for documents. On the same day, the New Mexico Attorney General filed a lawsuit against multiple defendants, including the Group, alleging violations of state consumer protection and false advertising statutes, among other claims.
Zofran
The Group was a defendant in over 400 product liability cases involving
Zofran
pending in a Multidistrict Litigation (MDL) proceeding in the District of Massachusetts. The cases alleged that children suffered birth defects due to their mothers’ ingestion of
Zofran
and/or generic ondansetron for pregnancy- related nausea and vomiting. Plaintiffs asserted that the Group sold
Zofran
knowing it was unsafe for pregnant women, failed to warn of the risks and illegally marketed
Zofran
“off-label”
for use by pregnant women.

266

GSK Annual Report 2022

Notes to the financial statements continued

47. Legal proceedings
continued

On 1 June 2021, the MDL Court granted the Group’s motion for summary judgment on federal pre-emption
grounds. The Court found that the FDA was fully informed of all relevant safety information regarding
Zofran
and had repeatedly rejected any attempt to add a birth defect warning to the label. At that time, the Court granted judgment for the Group in all cases pending in the MDL (approximately 431 cases) and closed the MDL proceeding. Plaintiffs appealed this decision and, on 9 January 2023, the United States Court of Appeals for the First Circuit affirmed the district court’s decision in favour of the Group.
There remains one state court case and four proposed class actions in Canada.
Sales and marketing and regulation
The Group’s marketing and promotion of its Pharmaceutical and Vaccine products are the subject of certain governmental investigations and private lawsuits brought by litigants under various theories of law.
GSK Korea – Proceedings under Fair Trade Laws
In August 2020, GSK Korea was indicted under Korea’s Monopoly Regulation and Fair Trade laws in relation to government tenders of HPV (
Cervarix
) and PCV (
Synflorix
) vaccines in 2018 and 2019. The prosecutor alleged that GSK Korea, through the actions of at least one of its employees, interfered with the tender process under the National Immunisation Programme by using “straw bidders.”
A former GSK Korea employee was also charged in his individual capacity by the prosecutor in relation to the same matter. Further, a number of wholesalers are co-defendants
in the proceedings. On 1 February 2023, the court rendered a guilty verdict in respect of all defendants. GSK Korea was fined KRW 70 million which is approximately £45,000. Appeal proceedings are ongoing.
The Korea Fair Trade Commission also has commenced proceedings regarding the same matter. GSK Korea is cooperating with the authorities on these matters.
Anti-trust/competition
Certain governmental actions and private lawsuits have been brought against the Group alleging violation of competition or anti-trust laws.
Lamictal
Purported classes of direct purchasers filed suit in the US District Court for the District of New Jersey alleging that the Group and Teva Pharmaceuticals unlawfully conspired to delay generic competition for
Lamictal
, resulting in overcharges to the purchasers, by entering into an allegedly anti-competitive reverse payment settlement to resolve patent infringement litigation. A separate count accuses the Group of monopolising the market.
On 13 December 2018, the trial judge granted plaintiffs’ class certification motion, certifying a class of direct purchasers. The Group filed a Rule 23(f) motion in the Court of Appeals for the Third Circuit, challenging the class certification decision. On 22 April 2020, the Court of Appeals vacated the lower court’s grant of class certification and remanded the issue back to the lower court for further analysis.
On 9 October 2020, the district court heard argument on plaintiffs’ renewed motion for class certification after remand. On 9 April 2021, the district court denied Plaintiffs’ motion for class certification of the putative direct purchaser class, leaving a potential class of brand-only purchasers. Plaintiffs moved to supplement their expert report and seek additional discovery to support the addition of certain generic purchasers. On 21 January 2022, the district court denied Plaintiffs’ motion to supplement their expert report and seek additional discovery and held that the issue of generic purchasers had already been decided and denied in the court’s ruling on decertification. The parties have conducted briefing on class certification as to the remaining brand-only purchasers, with plaintiffs also seeking to add a smaller category of purchasers.
On 1 February 2023, the district court denied Plaintiffs’ renewed class certification motion. A follow-on
complaint was filed in the US District Court for the Eastern District of Pennsylvania on 2 February 2023 by a group of alleged purchasers.
Commercial and corporate
The Group is involved in certain contractual and/or commercial disputes.
Zejula
Royalty Dispute
In October 2012, Tesaro, Inc. (now a wholly owned subsidiary of GSK) entered into two worldwide patent license agreements with AstraZeneca UK Limited related to niraparib (later approved as
Zejula
). In May 2021, AstraZeneca filed a lawsuit against Tesaro in the High Court, England and Wales alleging that Tesaro failed to pay some of the royalties due under the license agreements. Tesaro has counterclaimed based on a calculated overpayment. A trial is scheduled for March 2023.

48. Post balance sheet events
There is no material post balance sheet event that requires an adjustment or a disclosure within the financial statements.

267

GSK Annual Report 2022

Company balance sheet – UK GAAP
(including FRS 101 ‘Reduced Disclosure Framework’) as at 31 December 2022

	Notes	2022 £m	2022 £m	2021 £m	2021 £m

Fixed assets – investments	E		22,881		54,995

Current assets:

Trade and other receivables	F		17,748		2,720

Cash at bank			20		17

Total current assets			17,768		2,737

Trade and other payables	G		(545)		(598)

Total current liabilities			(545)		(598)

Net current assets			17,223		2,139

Total assets less current liabilities			40,104		57,134

Provisions for liabilities	H		(13)		(12)

Other non-current liabilities	I		(645)		(458)

Net assets			39,446		56,664

Capital and reserves

Share capital	J		1,347		1,347

Share premium account	J		3,440		3,301

Other reserves	K		1,420		1,420

Retained earnings:

At 1 January		50,596		49,653

Profit/(loss) for the year		710		4,942

Treasury shares transferred to the ESOP Trust		1,089		–

Dividends in specie		(15,689)		–

Dividends paid to shareholders		(3,467)		(3,999)

	K		33,239		50,596

Equity shareholders’ funds			39,446		56,664
The financial statements on pages 268 to 272 were approved by the Board on 9 March 2023 and signed on its behalf by
Sir Jonathan Symonds
Chair
GSK plc
Registered number: 3888792
Company statement of changes in equity
for the year ended 31 December 2022

	Share capital £m	Share premium account £m	Other reserves £m	Retained earnings £m	Total equity £m

At 1 January 2021	1,346	3,281	1,420	49,653	55,700

Profit and Total comprehensive income attributable to shareholders	–	–	–	4,942	4,942

Dividends to shareholders	–	–	–	(3,999)	(3,999)

Shares issued under employee share schemes	1	20	–	–	21

At 31 December 2021	1,347	3,301	1,420	50,596	56,664

Profit and Total comprehensive income attributable to shareholders	–	–	–	710	710

Treasury shares transferred to the ESOP Trust				1,089	1,089

Dividends to shareholders (Note D)	–	–	–	(3,467)	(3,467)

Dividends in specie (Note D)	–	–	–	(15,689)	(15,689)

Shares issued under employee share schemes	–	139	–	–	139

At 31 December 2022	1,347	3,440	1,420	33,239	39,446

268

GSK Annual Report 2022

Notes to the company balance sheet –
UK GAAP
(including FRS 101 ‘Reduced Disclosure Framework’)

A) Presentation of the financial statements
Description of business
GSK plc is the parent company of GSK, a major global biopharma group which makes innovative vaccines and specialty medicines to prevent and treat disease. GSK’s R&D focuses on the science of the immune system, human genetics and advanced technologies primarily in the following four therapeutic areas: infectious diseases, HIV, oncology and immunology/respiratory.
Preparation of financial statements
The financial statements, which are prepared using the historical cost convention (as modified to include the revaluation of certain financial instruments) and on a going concern basis, are prepared in accordance with Financial Reporting Standard 101 ‘Reduced Disclosure Framework’ and with UK accounting presentation and the Companies Act 2006 as at 31 December 2022, with comparative figures as at 31 December 2021.
As permitted by section 408 of the Companies Act 2006, the income statement of the company is not presented in this Annual Report.
The company is included in the Group financial statements of GSK plc, which are publicly available.
The following exemptions from the requirements of IFRS have been applied in the preparation of these financial statements, in accordance with FRS 101:

–	Paragraphs 45(b) and 46 to 52 of IFRS 2, ‘Share-based payment’

–	IFRS 7, ‘Financial Instruments – Disclosures’

–	Paragraphs 91-99 of IFRS 13, ‘Fair value measurement’

–	Paragraph 38 of IAS 1, ‘Presentation of financial statements’ comparative information requirements in respect of paragraph 79(a) (iv) of IAS 1

–	Paragraphs 10(d), 10(f), 16, 38(A), 38 (B to D), 40 (A to D), 111 and 134 to 136 of IAS 1, ‘Presentation of financial statements’

–	IAS 7, ‘Statement of cash flows’

–	Paragraph 30 and 31 of IAS 8, ‘Accounting policies, changes in accounting estimates and errors’

–	Paragraph 17 of IAS 24, ‘Related party disclosures’ and the further requirement in IAS 24 to disclose related party transactions entered into between two or more members of a Group.
Accounting convention and standards
The balance sheet has been prepared using the historical cost convention and complies with applicable UK accounting standards.
Accounting principles and policies
The preparation of the balance sheet in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet. Actual amounts could differ from those estimates.
The balance sheet has been prepared in accordance with the company’s accounting policies approved by the Board and described in Note B. These policies have been consistently applied, unless otherwise stated.
Key accounting judgements and estimates
No key accounting judgements or estimates were required in the current year.
B) Accounting policies
Foreign currency transactions
Foreign currency transactions are recorded at the exchange rate ruling on the date of transaction. Foreign currency assets and liabilities are translated at rates of exchange ruling at the balance sheet date.
Dividends paid and received
Dividends paid and received are included in the financial statements in the period in which the related dividends are actually paid or received.
Expenditure
Expenditure is recognised in respect of goods and services received when supplied in accordance with contractual terms. Provision is made when an obligation exists for a future liability in respect of a past event and where the amount of the obligation can be reliably estimated.
Investments in subsidiary companies
Investments in subsidiary companies are held at cost less any provision for impairment and also includes a capital contribution in relation to movements in contingent consideration.
Impairment of investments
The carrying value of investments are reviewed for impairment when there is an indication that the investment might be impaired. One of the assessment methods used is to compare the carrying value of each investment against its share of the net assets value of the investment or against its share of the valuation of the subsidiary based on expected discounted cash flows. The total amount of investments is also evaluated against the Group’s valuation on the basis of overall market capitalisation. Any impairment charge is recognised in the income statement in the year concerned.
Assets held for sale/distribution
Non-current
assets are held for disposal/demerger only if available for immediate disposal/demerger in their present condition, a disposal/demerger is highly probable and expected to be completed within one year from the date of classification. Such assets are measured at the lower of carrying value and fair value less the cost of disposal.
Share-based payments
The issuance by the company to its subsidiaries of a grant over the company’s shares, represents additional capital contributions by the company in its subsidiaries. An additional investment in subsidiaries results in a corresponding increase in shareholders’ equity. The additional capital contribution is based on the fair value of the grant issued, allocated over the underlying grant’s vesting period.

269

GSK Annual Report 2022

Notes to the company balance sheet – UK GAAP
(including FRS 101 ‘Reduced Disclosure Framework’) continued

Taxation
Current tax is provided at the amounts expected to be paid applying tax rates that have been enacted or substantively enacted by the balance sheet date.
Deferred tax is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements. Deferred tax assets are only recognised to the extent that they are considered recoverable against future taxable profits.
Deferred tax is measured at the average tax rates that are expected to apply in the periods in which the temporary differences are expected to be realised or settled. Deferred tax liabilities and assets are not discounted.
Financial guarantees
Liabilities relating to guarantees issued by the company on behalf of its subsidiaries are initially recognised at fair value and amortised over the life of the guarantee.
C) Operating profit
A fee of £12,600 (2021: £12,600) relating to the audit of the company has been charged in operating profit.

D) Dividends
The Directors declared four interim dividends resulting in a dividend for the year of 61.25 pence adjusted for the share consolidation. For further details, see Note 16 to the Group financial statements, ‘Dividends’.
In addition, the demerger of the Consumer Healthcare business was implemented by GSK declaring an interim dividend as follows.

£m

Dividend in specie of Haleon plc shares distributed to external shareholders	15,526

Dividend in specie of Haleon plc shares distributed to the ESOP Trusts	163

15,689
E) Fixed assets – investments

	2022 £m	2021 £m

Shares in GlaxoSmithKline Services Unlimited	637	637

Shares in GlaxoSmithKline Holdings (One) Limited	18	18

Shares in GlaxoSmithKline Holdings Limited	17,888	17,888

Shares in GlaxoSmithKline Consumer Healthcare Holdings Limited	–	34,800

Shares in GlaxoSmithKline Mercury Limited	33	33

Shares in GSK LP Limited	2,493	–

	21,069	53,376

Capital contribution relating to share-based payments	1,139	1,139

Contribution relating to contingent consideration	673	480

	22,881	54,995
The investments in GlaxoSmithKline Consumer Healthcare Holdings Limited were derecognised of as part of the demerger of the Consumer Healthcare business, which was executed in specie shares (see Note 41 to the Group financial statements).
F) Trade and other receivables

	2022 £m	2021 £m

Amounts due within one year:

UK Corporation tax recoverable	–	9

Other debtors	2	–

Amounts owed by Group undertakings	17,422	2,319

	17,424	2,328

Amounts due after more than one year:

Amounts owed by Group undertakings	324	392

	17,748	2,720
The movement in the Amounts owed by Group undertakings in the period, as reflected within Notes F and G, primarily reflects the receipt of dividend income from subsidiaries including the pre-demerger
dividend from GlaxoSmithKline Consumer Healthcare Holdings Limited and utilisation of the company’s current account to fund the payment of interim dividends.

270

GSK Annual Report 2022 Notes to the company balance sheet – UK GAAP (including FRS 101 ‘Reduced Disclosure Framework’) continued

G) Trade and other payables

	2022 £m	2021 £m

Amounts due within one year:

Other creditors	396	457

Contingent consideration payable	28	22

Corporation tax	18	–

Amounts owed to Group undertakings	103	119

	545	598
The company has guaranteed debt issued by its subsidiary companies from one of which it receives fees. In aggregate, the company has outstanding guarantees over £19.5 billion of debt instruments (2021: £22.4 billion). The amounts due from the subsidiary company in relation to these guarantee fees will be recovered over the life of the bonds and are disclosed within ‘Trade and other receivables’ (see Note 26).
H) Provisions for liabilities

	2022 £m	2021 £m

At 1 January	12	7

Charge for the year	43	24

Utilised	(42)	(19)

At 31 December	13	12
The provisions relate to a number of legal and other disputes in which the company is currently involved.
I) Other
non-current
liabilities

	2022 £m	2021 £m

Contingent consideration payable	645	458
The contingent consideration relates to the amount payable for the acquisition in 2015 of the Novartis Vaccines portfolio. The current year liability is included within ‘Trade and other payables’. For further details, see Note 33 to the Group financial statements, ‘Contingent consideration liabilities’.
J) Share capital and share premium account

	Ordinary shares		Share premium account

	Number	£m	£m

Share capital issued and fully paid

At 1 January 2021	5,385,189,617	1,346	3,281

Issued under employee share schemes	1,825,442	1	20

At 31 December 2021	5,387,015,059	1,347	3,301

Impact of share consolidation	(1,077,403,011)	–	–

Issued under employee share schemes	1,731,293	–	25

Ordinary shares acquired by ESOP Trust	–	–	114

At 31 December 2022	4,311,343,341	1,347	3,440
At 31 December 2022, of the issued share capital, 59,878,735 shares were held in the ESOP Trusts, 217,124,760 shares were held as Treasury shares and 4,034,339,846 shares were in free issue. All issued shares are fully paid and there are no shares authorised but not in issue. The nominal, carrying and market values of the shares held in the ESOP Trusts are disclosed in Note 45, ‘Employee share schemes’.

271

GSK Annual Report 2022

Notes to the company balance sheet – UK GAAP
(including FRS 101 ‘Reduced Disclosure Framework’) continued

K) Retained earnings and other reserves
The profit of GSK plc for the year was £710 million (2021: £4,942 million profit). After dividends paid and distributed in specie of £19,156 million (including the Consumer Healthcare business demerger dividend of £15,689 million) (2021: £3,999 million), and the effect of £1,089 million Treasury shares transferred to a subsidiary company (2021: £nil) retained earnings at 31 December 2022 stood at £33,239 million (2021: £50,596 million), of which £8,140 million was unrealised (2021: £38,896 million). Dividends to shareholders are paid out of the realised profits of the company, which at 31 December 2022 amounted to £25,099 million (2021: £11,700 million).
Other reserves includes a capital redemption reserve and a reserve reflecting historical contributions of shares in the company which were issued to satisfy share option awards granted to employees of subsidiary companies.
L) Divestment
On 18 July 2022, GSK plc separated its Consumer Healthcare business from the GSK Group to form Haleon plc, an independent listed company. The separation was effected by way of a demerger of 80.1% of GSK’s 68% holding in the Consumer Healthcare business to GSK shareholders. Following the demerger, 54.47% of Haleon plc is held in aggregate by GSK Shareholders, 6.03% is held by GSK (including shares received by GSK’s consolidated ESOT trusts) and 7.5% is held by three Scottish Limited Partnerships (SLPs) set up to provide collateral for a funding mechanism pursuant to which GSK will provide additional funding for GSK’s UK Pension Schemes. The aggregate ownership by GSK (including ownership by the ESOT trust and SLPs) after the demerger is 13.53%.
Following completion of the Consumer Healthcare business demerger, on 18 July 2022, GSK plc Ordinary shares were consolidated in order to maintain share price comparability before and after demerger. The consolidation was approved by GSK plc shareholders at a General Meeting held on 6 July 2022. Shareholders of GSK plc received 4 new Ordinary shares with a nominal value of 31.25 pence each for each existing 5 Ordinary share which had a nominal value of 25 pence each.
M) Group companies
See pages 307 to 314 for a complete list of subsidiaries, associates, joint ventures and other significant shareholdings, which forms part of these financial statements.

272

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Investor
information

273

GSK Annual Report 2022

Financial record

Commercial Operations turnover by therapeutic area 2022

	Total			US			Europe			International

	2022		Growth	2022		Growth	2022		Growth	2022		Growth
	£m	£%	CER%	£m	£%	CER%	£m	£%	CER%	£m	£%	CER%

HIV	5,749	20	12	3,756	30	17	1,310	10	10	683	-	(3)

Dolutegravir products	5,191	14	6	3,311	19	8	1,239	8	8	641	-	(3)

Tivicay	1,381	–	(7)	823	8	(3)	273	(5)	(4)	285	(14)	(19)

Triumeq	1,799	(4)	(11)	1,217	2	(8)	361	(20)	(19)	221	(8)	(9)

Juluca	636	23	14	494	26	13	127	14	15	15	15	8

Dovato	1,375	75	65	777	82	64	478	58	59	120	>100	>100

Rukobia	82	82	64	79	84	65	3	50	50	–	–	–

Cabenuva	340	>100	>100	294	>100	>100	40	>100	>100	6	>100	>100

Apretude	41	–	–	41	–	–	–	–	–	–	–	–

Others	95	(25)	(29)	31	(37)	(45)	28	(22)	(22)	36	(14)	(17)

Oncology	602	23	17	313	14	3	253	30	31	36	80	75

Zejula	463	17	12	235	11	–	194	19	20	34	70	75

Blenrep	118	33	25	66	8	(3)	52	86	86	–	–	–

Jemperli	21	>100	>100	13	>100	>100	8	>100	>100	–	–	–

Other	–	–	–	(1)	–	–	(1)	–	–	2	–	–

Immuno-inflamm. respiratory and other	2,609	29	20	1,830	29	16	366	13	13	413	45	47

Benlysta	1,146	31	20	949	31	18	83	22	22	114	44	43

Nucala	1,423	25	18	881	28	15	300	17	17	242	24	28

Other	40	>100	>100	–	–	–	(17)	–	–	57	>100	>100

Specialty Medicines excl. pandemic	8,960	23	15	5,899	29	16	1,929	13	13	1,132	14	13

Pandemic	2,309	>100	>100	828	38	24	456	>100	>100	1,025	>100	>100

Xevudy	2,309	>100	>100	828	38	24	456	>100	>100	1,025	>100	>100

Specialty Medicines	11,269	37	29	6,727	30	17	2,385	34	35	2,157	69	70

Meningitis	1,116	16	11	573	26	14	362	2	3	181	18	20

Bexsero	753	16	12	333	32	19	337	3	4	83	20	23

Menveo	345	27	18	240	20	8	20	(5)	(10)	85	67	71

Other	18	(54)	(54)	–	–	–	5	–	–	13	(62)	(62)

Influenza	714	5	(4)	549	20	9	57	(44)	(44)	108	(11)	(16)

Fluarix/Flulaval	714	5	(4)	549	20	9	57	(44)	(44)	108	(11)	(16)

Shingles	2,958	72	60	1,964	46	32	688	>100	>100	306	>100	>100

Shringrix	2,958	72	60	1,964	46	32	688	>100	>100	306	>100	>100

Established vaccines	3,085	4	–	1,157	18	7	720	3	4	1,208	(7)	8

Infanrix, Pediarix	594	9	3	327	8	(3)	131	13	13	136	10	6

Boostrix	594	14	7	360	33	20	138	(1)	(1)	96	(14)	(15)

Hepatitis	571	24	16	343	28	15	142	30	31	86	5	(1)

Rotarix	527	(3)	(3)	95	(14)	(23)	122	3	5	310	(1)	1

Synflorix	305	(15)	(15)	–	–	–	34	(24)	(22)	271	(13)	(14)

Priorix, Priorix Tetra, Varilrix	188	(28)	(29)	10	–	–	97	(22)	(22)	81	(40)	(43)

Cervarix	117	(15)	(20)	–	–	–	22	(12)	(8)	95	(16)	(22)

Others	189	26	26	22	(8)	(17)	34	55	45	133	28	32

Vaccines excluding pandemic	7,873	24	17	4,243	31	18	1,827	27	28	1,803	8	6

Pandemic vaccines	64	(86)	(86)	–	(100)	(100)	57	–	–	7	(97)	(97)

Pandemic adjuvant	64	(86)	(86)	–	(100)	(100)	57	–	–	7	(97)	(97)

Vaccines	7,937	17	11	4,243	22	10	1,884	31	32	1,810	(3)	(5)

Respiratory	6,548	8	3	3,209	10	(1)	1,384	3	3	1,955	10	9

Arnuity Ellipta	56	19	9	48	20	10	–	–	–	8	14	–

Anoro Ellipta	483	(4)	(9)	233	(16)	(24)	165	11	11	85	10	10

Avamys/Veramyst	321	8	6	–	–	–	65	–	2	256	10	8

Flixotide/Flovent	545	23	15	353	28	16	74	7	7	118	18	16

Incruse Ellipta	196	(4)	(10)	104	(5)	(14)	64	(9)	(7)	28	8	–

Relvar/Breo Ellipta	1,145	2	(2)	498	2	(8)	347	4	4	300	–	2

Seretide/Advair	1,159	(15)	(17)	308	(37)	(43)	287	(11)	(11)	564	3	1

Trelegy Ellipta	1,729	42	32	1,253	47	32	236	18	19	240	47	48

Ventolin	771	7	2	411	5	(5)	116	7	8	244	11	10

Other Respiratory	143	4	6	1	–	–	30	11	7	112	2	5

Other General Medicines	3,570	(1)	(2)	363	10	(1)	695	(14)	(13)	2,512	1	2

Dermatology	376	(6)	(5)	(1)	–	–	107	(18)	(18)	270	–	1

Augmentin	576	35	38	–	–	–	151	22	23	425	41	44

Avodart	330	(1)	(3)	–	–	–	107	(9)	(8)	223	5	–

Lamictal	511	7	1	265	14	3	109	(3)	(3)	137	2	–

Other	1,777	(10)	(10)	99	–	(9)	221	(31)	(31)	1,457	(7)	(6)

General Medicines	10,118	5	1	3,572	10	(1)	2,079	(3)	(3)	4,467	5	5

Total Commercial Operations	29,324	19	13	14,542	22	10	6,348	18	19	8,434	14	14

274

GSK Annual Report 2022

Financial record continued

Commercial Operations turnover by therapeutic area 2021

	Total			US			Europe			International

	2021		Growth	2021		Growth	2021		Growth	2021		Growth
	£m	£%	CER%	£m	£%	CER%	£m	£%	CER%	£m	£%	CER%

HIV	4,777	(2)	3	2,898	(4)	3	1,194	(2)	1	685	4	11

Dolutegravir products	4,567	(3)	2	2,774	(6)	–	1,151	(1)	1	642	7	14

Tivicay	1,381	(10)	(4)	763	(12)	(7)	286	(22)	(20)	332	15	24

Triumeq	1,882	(18)	(14)	1,190	(18)	(13)	452	(20)	(18)	240	(15)	(12)

Juluca	517	4	10	393	2	8	111	14	18	13	18	27

Dovato	787	>100	>100	428	87	99	302	>100	>100	57	>100	>100

Rukobia	45	>100	>100	43	>100	>100	2	>100	>100	–	–	–

Cabenuva	38	>100	>100	32	–	–	5	–	–	1	>100	>(100)

Apretude	–	–	–	–	–	–	–	–	–	–	–	–

Others	127	(22)	(18)	49	(8)	(4)	36	(28)	(26)	42	(30)	(23)

Oncology	489	31	37	274	19	26	195	43	46	20	>100	>100

Zejula	395	17	22	212	3	10	163	27	30	20	>100	>100

Blenrep	89	>100	>100	61	>100	>100	28	>100	>100	–	–	–

Jemperli	5	>100	>100	2	–	–	3	>100	>100	–	–	–

Other	–	–	–	(1)	(>100)	(>100)	1	>100	(>100)	–	–	–

Immuno-Inflamm. respiratory and other	2,027	18	25	1,417	17	25	325	11	13	285	31	41

Benlysta	874	22	29	727	19	26	68	21	25	79	55	67

Nucala	1,142	15	22	690	15	23	257	8	11	195	23	34

Other	11	38	38	–	–	–	–	–	–	11	38	38

Specialty Medicines excl. pandemic	7,293	5	10	4,589	3	10	1,714	4	7	990	12	20

Pandemic	958	–	–	602	–	–	69	–	–	287	–	–

Xevudy	958	–	–	602	–	–	69	–	–	287	–	–

Specialty Medicines	8,251	18	25	5,191	17	24	1,783	9	11	1,277	45	55

Meningitis	961	(7)	(2)	453	5	11	354	(1)	2	154	(36)	(30)

Bexsero	650	–	5	253	(3)	3	328	1	4	69	5	20

Menveo	272	3	9	200	16	23	21	(19)	(15)	51	(23)	(18)

Other	39	(66)	(65)	–	–	–	5	(17)	(17)	34	(69)	(68)

Influenza	679	(7)	(2)	456	(15)	(9)	101	3	6	122	22	28

Fluarix/Flulaval	679	(7)	(2)	456	(15)	(9)	101	3	6	122	22	28

Shingles	1,721	(13)	(9)	1,344	(20)	(15)	281	51	54	96	(25)	(23)

Shringrix	1,721	(13)	(9)	1,344	(20)	(15)	281	51	54	96	(25)	(23)

Established vaccines	2,970	(8)	(4)	977	(7)	(1)	700	(13)	(10)	1,293	(6)	(3)

Infanrix, Pediarix	543	(14)	(9)	303	(3)	4	116	(33)	(32)	124	(14)	(10)

Boostrix	521	9	14	270	5	12	140	–	2	111	41	44

Hepatitis	460	(20)	(16)	269	(19)	(14)	109	(22)	(21)	82	(20)	(17)

Rotarix	541	(3)	1	111	(10)	(4)	118	(1)	2	312	(2)	3

Synflorix	357	(11)	(8)	–	–	–	45	(15)	(13)	312	(11)	(7)

Priorix, Priorix Tetra, Varilrix	260	–	4	–	–	–	125	(1)	2	135	–	5

Cervarix	138	(1)	–	–	–	–	25	(17)	(17)	113	4	5

Others	150	(21)	(19)	24	(20)	(13)	22	16	26	104	(26)	(26)

Vaccines excluding pandemic	6,331	(9)	(5)	3,230	(13)	(7)	1,436	–	2	1,665	(10)	(6)

Pandemic vaccines	447	–	–	242	–	–	–	–	–	205	–	–

Pandemic adjuvant	444	–	–	242	–	–	–	–	–	202	–	–

Others	3	–	–	–	–	–	–	–	–	3	–	–

Vaccines	6,778	(3)	2	3,472	(6)	–	1,436	–	2	1,870	1	5

Respiratory	6,048	1	6	2,920	14	21	1,344	(7)	(5)	1,784	(11)	(5)

Arnuity Ellipta	47	4	11	40	8	16	–	–	–	7	(12)	(13)

Anoro Ellipta	504	(8)	(3)	278	(15)	(9)	149	5	8	77	(1)	3

Avamys/Veramyst	298	–	7	–	–	–	65	(2)	2	233	1	8

Flixotide/Flovent	444	6	12	275	50	60	69	(14)	(11)	100	(36)	(32)

Incruse Ellipta	205	(7)	(3)	109	(7)	(2)	70	(5)	(3)	26	(10)	(7)

Relvar/Breo Ellipta	1,121	–	5	488	3	9	334	4	6	299	(9)	(2)

Seretide/Advair	1,357	(12)	(7)	486	12	19	322	(28)	(27)	549	(16)	(11)

Trelegy Ellipta	1,217	49	57	854	52	62	200	19	21	163	81	92

Ventolin	718	(9)	(4)	390	(9)	(3)	108	(7)	(5)	220	(8)	(3)

Other Respiratory	137	(36)	(31)	–	–	–	27	–	–	110	(41)	(36)

Other General Medicines	3,619	(15)	(15)	331	(25)	(20)	807	(21)	(19)	2,481	(12)	(13)

Dermatology	399	(6)	(1)	(1)	>(100)	>(100)	131	(6)	(4)	269	(5)	2

Augmentin	426	(13)	(7)	–	–	–	124	(14)	(12)	302	(12)	(4)

Avodart	332	(29)	(25)	1	(80)	(80)	118	(25)	(23)	213	(30)	(25)

Lamictal	478	(11)	(6)	232	(14)	(9)	112	(7)	(5)	134	(9)	(3)

Other	1,984	(16)	(19)	99	(40)	(36)	322	(29)	(27)	1,563	(10)	(16)

General Medicines	9,667	(6)	(3)	3,251	8	15	2,151	(13)	(11)	4,265	(11)	(10)

Total Commercial Operations	24,696	1	6	11,914	7	14	5,370	(3)	(1)	7,412	(3)	–

275

GSK Annual Report 2022

Financial record continued

Three-year selected financial data
A record of financial performance is provided, analysed in accordance with current reporting practice. The information included in the selected financial data (except for number of employees and adjusted results) is prepared in accordance with International Accounting Standards in conformity with the requirements of the Companies Act 2006 and also with IFRS as issued by the International Accounting Standards Board. Three year financial data is presented reflecting the restated results following the demerger of the Consumer Healthcare business. The financial results of 2019 and 2018 are not restated and are not presented here.

Group turnover by geographic region	2022 £m	2021 (revised) (1) £m	2020 (revised) (1) £m

US	14,542	11,914	11,148

Europe	6,348	5,370	5,545

International	8,434	7,412	7,661

	29,324	24,696	24,354

Group turnover by product group	2022 £m	2021 (revised) (1) £m	2020 (revised) (1) £m

Specialty Medicines	11,269	8,251	6,969

Vaccines	7,937	6,778	6,982

General Medicines	10,118	9,667	10,281

Consumer Healthcare (2)	–	–	122

	29,324	24,696	24,354

Specialty Medicines turnover	2022 £m	2021 (revised) (1) £m	2020 (revised) (1) £m

HIV	5,749	4,777	4,876

Oncology	602	489	372

Immuno-inflammation and other	2,609	2,027	1,721

Pandemic	2,309	958	–

	11,269	8,251	6,969

Vaccines turnover	2022 £m	2021 £m	2020 £m

Meningitis	1,116	961	1,029

Influenza	714	679	733

Shingles	2,958	1,721	1,989

Established Vaccines	3,085	2,970	3,231

Pandemic Vaccines	64	447	–

	7,937	6,778	6,982

General Medicines	2022 £m	2021 £m	2020 £m

Respiratory	6,548	6,048	6,006

Other General Medicines	3,570	3,619	4,275

	10,118	9,667	10,281

Financial results – Total	2022 £m	2021 (1) £m	2020 (1) £m

Turnover	29,324	24,696	24,354

Profit after taxation from continuing operations	4,921	3,516	5,103

Profit after taxation from discontinued operations and other gains/(losses) from the demerger	3,049	1,580	1,285

Remeasurement of discontinued operations distributed to shareholders on demerger	7,651	–	–

Profit after taxation from discontinued operations	10,700	1,580	1,285

Profit after taxation for the year	15,621	5,096	6,388

	pence	pence (3)	pence (3)

Basic earnings per share from continuing operations	110.8p	82.9p	122.4p

Basic earnings per share from discontinued operations	260.6p	26.7p	22.0p

Total basic earnings per share	371.4p	109.6p	144.4p

Diluted earnings per share from continuing operations	109.2p	81.8p	120.9p

Diluted earnings per share from discontinued operations	257.0p	26.4p	21.7p

Total diluted earnings per share	366.2p	108,2p	142.6p

(1)	GSK has revised its operating segments during the year. See Note 6 to the consolidated financial statements for more details.
(2)
On 1 April 2020, GSK completed its divestment of Horlicks and other Consumer Healthcare nutrition products in India and a number of other countries (excluding Bangladesh) to Unilever and the merger of GSK’s Indian listed Consumer Healthcare entity with Hindustan Unilever, an Indian listed public company, GSK completed the divestment of Bangladesh on 30 June 2020.

(3)
The 2021 and 2020 comparatives have been restated on a consistent basis from those previously published to reflect the demerger of the Consumer Healthcare business (see Note 41) and the impact of Share Consolidation (see Note 37) of the consolidated financial statements.

276

GSK Annual Report 2022

Financial record continued

Three year selected financial data
continued

Financial results – Adjusted	2022 £m	2021 (1) £m	2020 (1) £m

Turnover	29,324	24,696	24,354

Continuing operating profit	8,151	6,493	6,656

Continuing profit before taxation	7,358	5,774	5,851

Continuing profit after taxation	6,220	4,856	5,035
The reconciliations between Total and Adjusted operating profit over the last three years can be summarised as follows:

	2022 £m	2021 (1) £m	2020 (1) £m

Total continuing operating profit	6,433	4,357	5,979

Intangible asset amortisation	739	761	724

Intangible asset impairment	296	347	200

Major restructuring	321	424	1,178

Transaction-related items	1,750	1,143	1,237

Divestments, significant legal and other items	(1,388)	(539)	(2,662)

Adjusted continuing operating profit	8,151	6,493	6,656
The reconciliation between total and Adjusted earnings per share over the last three years can be summarised as follows:

	pence	pence (1)	pence (1)

Total continuing earnings per share	110.8p	82.9p	122.4p

Intangible asset amortisation	14.6p	15.2p	14.6p

Intangible asset impairment	5.8p	6.6p	4.1p

Major restructuring	5.9p	8.7p	24.3p

Transaction-related items	34.1p	18.1p	19.0p

Divestments, significant legal and other items	(31.5)p	(21.2)p	(70.0)p

Adjusted continuing earnings per share	139.7p	110.3p	114.4p

	%	%	%

Return on capital employed	n/m	25.8	35.6
For 2021 and 2022 return on capital employed is calculated as total profit before taxation as a percentage of average net assets over the year and is not restated. Return on capital employed is not calculated for 2022 as it is not meaningful (n/m) as the average net assets over the year include Consumer Healthcare.

Balance sheet	2022	2021	2020

Non-current assets	39,377	60,429	60,184

Current assets	20,769	18,674	20,247

Total assets	60,146	79,103	80,431

Current liabilities	(22,810)	(23,670)	(22,148)

Non-current liabilities	(27,240)	(34,091)	(37,475)

Total liabilities	(50,050)	(57,761)	(59,623)

Net assets	10,096	21,342	20,808

Shareholders’ equity	10,598	15,055	14,587

Non-controlling interests	(502)	6,287	6,221

Total equity	10,096	21,342	20,808

Number of employees	2022	2021 (1)	2020 (1)

US	11,946	14,289	15,706

Europe	31,800	38,809	40,711

International	25,654	36,998	37,649

	69,400	90,096	94,066

Manufacturing	23,292	32,141	33,848

Selling	26,310	34,846	36,391

Administration	7,605	11,014	11,730

Research and development	12,193	12,095	12,097

	69,400	90,096	94,066
The geographic distribution of employees in the table above is based on the location of GSK’s subsidiary companies. The number of employees is the number of permanent employed staff at the end of the financial period. It excludes those employees who are employed and managed by GSK on a contract basis.

(1)	The employee numbers have not been restated for the purposes of the Consumer Healthcare demerger.

277

GSK Annual Report 2022

Pipeline, products and competition

Pharmaceuticals and Vaccines product development pipeline

Key	† ^	In-license or other alliance relationship with third party ViiV Healthcare, a global specialist HIV company with	EUA Phase I	Emergency Use Authorisation Evaluation of clinical pharmacology, usually conducted in volunteers

GSK, Pfizer, Inc. and Shionogi Limited as shareholders,
		is responsible for developing and delivering HIV medicines	Phase II	Determination of dose and initial evaluation of efficacy,
	BLA	Biological Licence Application		conducted in a small number of patients
	MAA	Marketing Authorisation Application (Europe)	Phase III	Large comparative study (compound versus placebo
	NDA	New Drug Application (US)		and/or established treatment) in patients to establish
	A	Approved		clinical benefit and safety
	S	Submitted

MAA and NDA/BLA regulatory review milestones shown in the table below are those that have been achieved. Future filing dates are not included in this list.

Achieved regulatory review milestones

Compound	Mechanism of Action/Vaccine Type	Indication	Phase	MAA	NDA/BLA

Oncology
momelotinib †	JAK1, JAK2 and ACVR1 inhibitor	myelofibrosis	Registration	S:Nov22	S:Jun22
Jemperli	Anti-Programmed Cell Death protein 1 receptor	1L endometrial cancer	III
(dostarlimab) †	(PD-1) antibody	1L endometrial cancer combination with Zejula (niraparib)	III
		Non-small cell lung cancer 1	II
Zejula (niraparib) †	Poly (ADP-ribose) polymerase (PARP) 1/2 inhibitor	1L maintenance ovarian cancer combination with Jemperli (dostarlimab)	III
		1L maintenance non small cell lung cancer (NSCLC) combination with pembrolizumab	III
		Pre-metastatic, select biomarker population Breast Cancer	III
Blenrep ( belantamab	ADC targeting B-cell maturation antigen	2L+ multiple myeloma combination with Pomalyst and dexamethasone	III
mafodotin) †		2L+ multiple myeloma combination with Velcade and dexamethasone	III
		Multiple myeloma in combination with	II
anti-cancer treatments (platform study)
		1L multiple myeloma combination with Velcade, Revlimid and dexamethasone	I
cobolimab †	Anti-T-cell immunoglobulin and mucin domain-3 (TIM-3) antibody	Non-small cell lung cancer combination with Jemperli (dostarlimab) and docetaxel	III
4428859 (EOS884448) †	anti-TIGIT	Non-small cell lung cancer combination with Jemperli (platform study)	II
4074386 †	Anti-lymphocyte activation gene-3 (LAG-3) antibody	Cancer	I
4381562 †	anti-PVRIG	Cancer	I
3745417	STING cytosolic DNA pathway agonist	Advanced solid tumors	I
		Myeloid malignancies	I
6097608 †	anti-CD96	Cancer	I
XMT-2056 2 (wholly owned by Mersana Therapeutics)	STING agonist ADC	Cancer	I

HIV^
Apretude	HIV integrase strand transfer inhibitor (long-acting)	HIV pre-exposure prophylaxis	Approved	S:Jun22	A: Dec21
(cabotegravir)		HIV infection (400 mg/ml formulation)	I
3640254	HIV maturation inhibitor	HIV infection	II 3
3810109 †	HIV broadly neutralising antibody	HIV infection	II
3739937	HIV maturation inhibitor	HIV infection	I
4004280	HIV capsid protein inhibitor	HIV infection	I
4011499	HIV capsid protein inhibitor	HIV infection	I
4524184 †	HIV integrase inhibitor	HIV infection	I
Brand names appearing in italics are trade marks owned by or licensed to the GSK group of companies.
Footnotes
1	non-registrational
2	GSK has an exclusive global license option to co-develop and commercialize the candidate
3	will not progress to Phase 3

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Pipelines, products and competition continued

Pharmaceuticals and Vaccines product development pipeline
continued

Achieved regulatory review milestones
Compound	Mechanism of Action/Vaccine Type	Indication	Phase	MAA	NDA/BLA

Infectious Diseases
Xevudy (sotrovimab) †	Anti-spike protein antibody	COVID-19	Approved	A:Dec21	EUA:
May21 4
Priorix (MMR vaccine)	Live attenuated	Measles, mumps, rubella prophylaxis (US)	Approved		A: Jun22
Menveo vaccine	Conjugated-liquid formulation	Meningococcal A, C, W, Y disease prophylaxis in adolescents	Approved		A: Oct22
Rotarix vaccine	Live attenuated, PCV (Porcine circovirus) free	Rotavirus prophylaxis (US)	Approved		A: Nov22
VidPrevtyn Beta	Recombinant protein-adjuvanted vaccine	COVID-19	Approved	A: Nov22
COVID-19 vaccine
(Sanofi) † 5
3844766 (RSV vaccine) †	Recombinant protein – adjuvanted vaccine	Respiratory syncytial virus prophylaxis in older adult population 60 years of age and older Respiratory syncytial virus prophylaxis in older adult population 50-59 years of age	Registration III	S:Oct22	S: Oct22
SKYCovione (SK Bioscience) † 5	Recombinant protein nanoparticle-adjuvanted vaccine	COVID-19	Registration 6	S:Jul22
gepotidacin †	Triazaacenaphthylene bacterial type II	Uncomplicated urinary tract infection (uUTI)	III
	topoisomerase inhibitor	Urogenital gonorrhea (GC)	III
bepirovirsen †	HBV antisense	Hepatitis B	III
		Hepatitis B sequential therapy with Pegylated Interferon	II
Bexsero vaccine	Recombinant protein vaccine	Meningococcal B disease prophylaxis 2 months of age and older (US)	III
3536819 (Men ABCWY vaccine)	Recombinant protein – conjugated vaccine	Meningococcal A, B, C, W, Y disease prophylaxis in adolescents	III
tebipenem pivoxil †	Antibacterial carbapenem	Complicated urinary tract infection (UTI) 7	III
3036656 †	Leucyl t-RNA synthetase inhibitor	Tuberculosis	II
BVL-GSK098 †	Ethionamide booster	Tuberculosis	II
VIR-2482 † 8	Neutralizing monoclonal antibody	Influenza	II
3437949 † (Malaria fractional dose)	Recombinant protein – adjuvanted vaccine	Malaria prophylaxis ( Plasmodium falciparum )	II
3536852 †	Generalized Modules for Membrane Antigens (GMMA) vaccine	Shigella diarrhea prophylaxis	II
3528869 † (Therapeutic HBV)	Prime-boost with viral vector co- or sequentially administrated with adjuvanted recombinant proteins	Treatment of chronic Hepatitis B infections – aims at functional cure by controlling and resolving the clinical sequelae of the infection and reducing the need for further treatment	II
4023393 (Men ABCWY, 2nd Gen)	Recombinant protein – conjugated vaccine	Meningococcal A, B, C, W, Y disease prophylaxis in adolescents and children 6 weeks and older	II
4178116 (Varicella new strain)	Live attenuated vaccine	Active immunization for the prevention of varicella in individuals from 12 months of age and older	II
sanfetrinem cilexetil †	Serine beta lactamase inhibitor	Tuberculosis	II
4106647 †	Recombinant protein-adjuvanted vaccine	Active immunization of girls and women, boys and men
(9-45
		years), for the prevention of cancer, genital warts and precancerous or dysplastic lesions (girls, boys AIN only) caused by Human papillomavirus (HPV)	II
Brand names appearing in italics are trade marks owned by or licensed to the GSK group of companies.
Footnotes
4	As of Apr22, sotrovimab is no longer authorized to treat COVID-19 in U.S. due to increases in the proportion of COVID-19 cases caused by the Omicron BA.2 sub-variant
5	GSK is contributing pandemic adjuvant to COVID-19 vaccines collaborations
6	Approved in South Korea (Jun22)
7	Phase 2 or 3 study start expected in 2023
8	GSK has exclusive option to co-develop post Phase 2

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Pipelines, products and competition continued

Pharmaceuticals and Vaccines product development pipeline
continued

Achieved regulatory review milestones
Compound	Mechanism of Action/Vaccine Type	Indication	Phase	MAA	NDA/BLA

Infectious Diseases continued
4388067 (CHBV ASO combo) †	Targeted Immunotherapy (viral vector; adjuvanted recombinant proteins) & Direct Acting Antiviral (GSK’s bepirovirsen)	Treatment of chronic Hepatitis B virus infection in individuals >18 years without decompensated cirrhosis	II
5101955 †	Vaccine using Multiple Antigen Presenting System (MAPS) platform	Prevention of pneumonia and invasive pneumococcal disease caused by the Streptococcus pneumoniae 24 serotypes included in the vaccine in children aged 6 weeks – 17 years.	II
5101956 †	Vaccine using Multiple Antigen Presenting System (MAPS) platform	Prevention of pneumonia and invasive pneumococcal disease caused by the Streptococcus pneumoniae 24 serotypes included in the vaccine in adults aged 18 years and older	II
4406371 (MMRV new strain)	Live attenuated vaccine	Active immunization for the prevention of measles, mumps, rubella, and varicella in children 12 months through 12 years of age	II
3882347 †	FimH antagonist	Uncomplicated urinary tract infection (uUTI)	I
3186899 † 9	CRK-12 inhibitor	Visceral leishmaniasis	I
3494245 †	Proteasome inhibitor	Visceral leishmaniasis	I
2556286 †	Mtb cholesterol dependent inhibitor	Tuberculosis	I
4182137 (VIR-7832) †	Anti-spike protein antibody	COVID-19	I
3923868	PI4K beta inhibitor	Viral COPD exacerbations	I
2904545 †	Recombinant protein – adjuvanted vaccine	Active immunization for the prevention of the primary C. difficile diseases and for prevention of recurrences	I
4429016 †	Recombinant protein – bioconjugated – adjuvanted vaccine	Klebsiella pneumoniae prophylaxis	I
3993129	Recombinant subunit – adjuvanted vaccine	Cytomegalovirus (CMV) infection prophylaxis in females 16-49 years of age	I
4382276 †	mRNA vaccine	Active immunization for the prevention of disease caused by influenza viruses in adults 18 years and older	I
4396687 †	mRNA vaccine	Active immunization to prevent COVID-19 disease caused by SARS-CoV-2 virus in individuals 12 years and older	I
3943104 † (Therapeutic HSV)	Recombinant protein-adjuvanted	Active immunization to suppress recurrence of Genital Herpes in adults aged 18 years and older.	I
4077164 †	Bivalent Generalized Modules for Membrane Antigens (GMMA) vaccine	Invasive non-typhoidal salmonella	I
4077164 †	Bivalent Generalized Modules for Membrane Antigens (GMMA) vaccine and typhoid conjugate vaccine (TCV)	Invasive non-typhoidal salmonella and typhoid fever	I
3536867 †	Bivalent Typhoid and Paratyphoid A conjugate	Salmonella typhoid and paratyphoid (A) enteric fever	I
3965193	PAPD5/PAPD7 inhibitor	Hepatitis B	I
5251738 †	TLR8 agonist	Hepatitis B	I
3772701 †	P falciparum whole cell inhibitor (pyrrolidine amides)	Malaria	I
4348413	Generalized Modules for Membrane Antigens (GMMA) vaccine	Active immunization to prevent gonorrhea in individuals age 16 years and older, regardless of previous gonorrhea infection history	I
Brand names appearing in italics are trade marks owned by or licensed to the GSK group of companies.
Footnotes
9	Transition activities underway to enable further progression by partner

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Pipelines, products and competition continued

Pharmaceuticals and Vaccines product development pipeline
continued

Achieved regulatory review milestones
Compound	Mechanism of Action/Vaccine Type	Indication	Phase	MAA	NDA/BLA

Immunology and Respiratory
Nucala (mepolizumab)	Anti-IL5	COPD	III
depemokimab †	Anti-IL5 (long-acting)	Asthma	III
		Chronic rhinosinusitis with nasal polyps (CRSwNP)	III
		Eosinophilic granulomatosis with polyangiitis (EGPA)	III
		Hypereosinophilic syndrome (HES)	III
latozinemab †	Anti-Sortilin monoclonal antibody	Frontotemporal Dementia (FTD) due to	III
		Heterozygous Mutations in the Progranulin Gene Amyotrophic Lateral Sclerosis (ALS)	II
		Frontotemporal Dementia (FTD) due to Mutations in the C9orf72 Gene	II
Benlysta (belimumab)	B lymphocyte stimulator monoclonal antibody	Systemic sclerosis associated interstitial lung disease 7	II
3858279 †	Anti-CCL17	Osteoarthritis pain	I
4527226 (AL101) †	Anti-sortilin monoclonal antibody	Neurodegenerative disease	I
1070806	Anti-IL18	Atopic dermatitis	I
3888130 †	Anti-IL7	Multiple sclerosis (MS)	I

Opportunity Driven
Jesduvroq (daprodustat)	Prolyl hydroxylase inhibitor	Anaemia of chronic kidney disease	Approved	S:Feb22	A:Feb23
linerixibat	Ileal bile acid transporter (IBAT) inhibitor	Cholestatic pruritus in PBC (primary biliary cholangitis)	III
4532990 †	HSD17B13 silencer	Non-alcoholic steatohepatitis (NASH) 7	II
4172239 †	DNMT1 inhibitor	Sickle cell disease 10	I
Brand names appearing in italics are trade marks owned by or licensed to the GSK group of companies.
Footnotes
7	Phase 2 or 3 study start expected in 2023
10	Imminent study start

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Pipelines, products and competition continued

Pharmaceutical products, competition and intellectual property

			Major	Patent expiry dates 1
Products	Compounds	Indication(s)	competitor brands	US	EU

Respiratory

Anoro Ellipta	umeclidinium bromide/ vilanterol trifenatate	COPD	Spiolto/Stiolto Respimat, Utibron/Ultibro Breezhaler, Duaklir Genuair Bevespi Aerosphere, Brimica Genuair	2027 (NCE) 2027-2030 (device)	2029 (NCE) 2022-2026 (device)

Avamys/Veramyst	fluticasone furoate	Allergic rhinitis	Dymista, Xhance, Nasonex, Fluticasone Gx	expired	expired

Relvar/Breo Ellipta	fluticasone furoate/vilanterol trifenatate	Asthma, COPD	Symbicort, Foster, Budesonide/Formoterol Gx Sirdupla, Dulera	2025 (NCE) 2027-2030 (device)	2027 (NCE) 2022-2026 (device)

Seretide/Advair	salmeterol xinafoate/ fluticasone propionate	Asthma, COPD	Symbicort, Foster, Budesonide/ Formoterol Gx Sirdupla, Dulera	expired ( Diskus device) 2023-2026 (HFA-device)	expired ( Diskus device) expired (HFA-device)

Trelegy Ellipta	fluticasone furoate/vilanterol trifenatate umeclidinium bromide	COPD, asthma	Trimbow pMDI/ NEXThaler, Breztri Aerosphere, Trixeo Aerosphere, Enerzair Breezhaler	2027 (NCE) 2027-2030 (device)	2029 (NCE) 2022-2026 (device)

Ventolin HFA	Salbutamol sulphate	Asthma, COPD	generic companies	2023-2026 (HFA-device)	expired (HFA-device)

Xevudy	sotrovimab	Early treatment of COVID-19	REGEN-COV, bamlanivimab/ etesevimab, Evusheld	2041 (NBE)	NA

Central nervous system

Lamictal	lamotrigine	Epilepsy, bipolar disorder	Vimpat, Trokendi XR, Inovelon, Keppra	expired	expired

Keppra	levetiracetam	Epilepsy	Briviact, Vimpat, Lamictal, Depakene, Depacon	NA	NA

Cardiovascular and urogenital

Avodart & Duodart	dutasteride dutasteride + tamsulosin	Benign prostatic hyperplasia (BPH)	Generic products, Finasteride, Alpha Blockers	expired	expired

Anti-bacterials

Augmentin	Amoxicillin trihydrate/potassium clavulanate	Common bacterial infections	Generic products (Clavam, Moxikind-CV, Enhancin, Curam, Calamox) Oral Cephalosporins – Cefuroxime axetil, Cefixime, Cefpodoxime, Cefdinir, Cephalexin Oral Macrolides – Azithromycin, Clarithromycin	NA	expired

1	Includes Supplementary Protection Certificates which were granted in multiple countries in EU (including the UK) and patent term extensions granted in the US.

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Pipelines, products and competition continued

Pharmaceutical products, competition and intellectual property
continued

			Major	Patent expiry dates 1
Products	Compounds	Indication(s)	competitor brands	US	EU
Dermatology

Dermovate, Betnovate, Cutivate, Eumovate	Clobetasol propionate, Betamethasone valerate, Fluticasone propionate, Clobetasone butyrate	Inflammatory skin conditions	Generic products, Other topical corticosteroids like Mometasone furoate, Methylprednisolone aceponate and Hydrocortisone.	Not marketed in US	Expired
Oncology

Zejula	niraparib	ovarian cancer	Lynparza, Rubraca	2031 (NCE)	2028 (NCE)

Blenrep	belantamab mafodotin	relapsed/refractory multiple myeloma	Sarclisa, Xpovio	2032	2032

Jemperli	dostarlimab	dMMR recurrent or advanced endometrial cancer, solid tumours	Keytruda	2034 (NBE)	2034 (NBE)
Immuno-inflammation

Benlysta, Benlysta (SC and IV)	belimumab	systemic lupus erythematosus, lupus nephritis	Lupkynis, Saphnelo	2025	2026

Jesduvroq, Duvroq	Daprodustat	anaemia of chronic kidney disease	Evrenzo (roxadustat), vadadustat	2027 (NCE)	2027 (NCE)
HIV

Apretude	Cabotegravir	HIV prevention	Descovy, Truvada	2026 (NCE)	2026 (NCE)

Cabenuva/Vocabria + Rekambys	Cabotegravir, rilpivirine	HIV/AIDS	Descovy, Genvoya, Odefsey, Biktarvy	2026 (NCE)	2026 (NCE)

Rukobia	Fostemsavir	HIV/AIDS	Trogarzo	2025 (NCE)	2025 (NCE)

Dovato	Dolutegravir, lamivudine	HIV/AIDS	Descovy, Genvoya, Odefsey, Biktarvy	2027 (NCE)	2029 (NCE)

Juluca	Dolutegravir, rilpivirine	HIV/AIDS	Descovy, Genvoya, Odefsey, Biktarvy	2027 (NCE)	2029 (NCE)

Triumeq	Dolutegravir, lamivudine and abacavir	HIV/AIDS	Descovy, Genvoya, Odefsey, Biktarvy	2027 (NCE)	2029 (NCE)

Tivicay	Dolutegravir	HIV/AIDS	Isentress, Prezista Symtuza, Reyataz, Biktarvy	2027 (NCE)	2029 (NCE)

1	See Note 47 to the financial statements, ‘Legal proceedings’.
2	Includes Supplementary Protection Certificates which were granted in multiple countries in EU (including the UK), and patent term extensions granted in the US.
a	Related compounds/indications are measles, mumps and rubella vaccine/prophylaxisb.
b	Related compound is varicella vaccine.

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Pipelines, products and competition continued

Vaccine products, competition and intellectual property

			Major	Patent expiry dates 2
Products	Compounds	Indication(s)	competitor brands	US	EU

Bexsero	meningococcal group-B vaccine	Meningitis group B prevention	Trumenba	2027	2028

Boostrix	diphtheria, tetanus, acellular pertussis	diphtheria, tetanus, acellular Pertussis booster vaccination	Adacel	expired	expired

Infanrix Hexa/Pediarix	diphtheria, tetanus, pertussis, polio, hepatitis B, Haemophilus influenzae type B (EU)	Prophylaxis against diphtheria, tetanus, pertussis, polio, hepatitis B, Haemophilus influenzae type B (EU)	Pentacel, Pediacel, Pentaxim, Pentavac, Hexaxim, Hexyon Vaxelis	expired	expired

Cervarix	HPV 16 & 18 virus like particles (VLPs), AS04 adjuvant (MPL + aluminium hydroxide)	human papilloma virus type 16 and 18	Gardasil (Silgard)	2028	expired

Fluarix Tetra	split inactivated influenza antigens (2 virus subtypes A and 2 subtype B)	seasonal influenza prophylaxis	Intenza, Flumist QIV, Vaxigrip QIV, Fluzone QIV, Fluzone High Dose	expired	expired

FluLaval	split inactivated influenza antigens (2 virus subtypes A and 2 subtype B)	seasonal influenza prophylaxis	Vaxigrip, Mutagrip, Fluzone, Influvac, Aggripal, Fluad, Intenza, Flumist	expired	expired

Menveo	meningococcal group A, C, W- 135 and Y conjugate vaccine	Meningitis group A, C, W-135 and Y prophylaxis	Nimenrix, Menactra	2025	2025

Priorix, Priorix Tetra a,b Varilrix b	live attenuated measles, mumps, rubella and varicella vaccine	measles, mumps, rubella and chickenpox prophylaxis	MMR II (M-M-RVaxPro) Proquad, Varivax	expired	expired

Rotarix	Human rotavirus RIX4414 strain	Rotavirus prophylaxis	Rotateq	2022	2026

Synflorix	conjugated pneumococcal polysaccharide	Prophylaxis against invasive disease, pneumonia, acute otitis media	Prevenar (Prevnar)	NA	2026

Shingrix	zoster vaccine recombinant, adjuvanted	herpes zoster (shingles)	Zostavax	2029	2031

1	See Note 47 to the financial statements, ‘Legal proceedings’.
2	Includes Supplementary Protection Certificates which were granted in multiple countries in EU (including the UK), and patent term extensions granted in the US.
a	Related compounds/indications are measles, mumps and rubella vaccine/prophylaxisb.
b	Related compound is varicella vaccine.

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Principal risks and uncertainties

We outline below the principal risks and uncertainties relevant to GSK’s business, financial condition and operations that may affect our performance and ability to achieve our objectives. These are the risks that we believe could cause our actual results to differ materially from expected and historical results.
Operating in the biopharmaceutical sector carries various inherent risks and uncertainties that may affect our business.
We must comply with a broad range of laws and regulations which apply to the research and development, manufacturing, testing, approval, distribution, sales, and marketing of pharmaceutical and vaccine products. These affect the cost of product development, the time required to reach the market and the likelihood of doing so successfully on an uninterrupted basis.
As rules and regulations change, government interpretation evolves, and our business activities develop, the nature of a particular risk may also alter. Changes to regulatory regimes may be substantial. Any alteration in, and failure to comply with, applicable laws and regulations could materially and adversely affect our financial results.
Similarly, our global business exposes us to litigation and government investigations, including product liability litigation, patent and antitrust litigation and sales and marketing litigation. Litigation and government investigations, and the related provisions we may make for unfavourable outcomes and increases in related costs such as insurance premiums, could also materially and adversely affect our financial results.
More detail on the status and various uncertainties in our significant unresolved disputes and potential litigation is set out in Note 47, ‘Legal proceedings.’
More details regarding our risk management framework and how we identify our principal risks can be found on pages 51 to 54 and incorporated herein. Other risks, not at the level of principal risk, and opportunities, related to Environmental, Social, and Governance (ESG), including environmental sustainability and climate change, are managed through our six focus areas, as described in our ESG Performance Report. Additional information on climate related risk management is in our climate related financial disclosure. See pages 55 to 62.
UK regulations require a description of principal risks and uncertainties and explanation of how these are being managed or mitigated. Below is a description of each of our principal risks together with a summary of how we manage each risk across our businesses. They are not listed in order of significance and are consistent with the principal risks detailed on pages 53 to 54. In July 2022, the Board agreed that Separation was no longer a principal risk following the successful demerger and analysis of any residual risk.

Patient safety

Risk definition
The risk that GSK, including our third parties, potentially fails to appropriately collect, review, follow up, or report human safety information, including adverse events, from all potential sources or that GSK potentially fails to act on any relevant findings in a timely manner.
Risk impact
GSK will not tolerate an unfavourable
benefit-to-risk
profile for patients who use our products. As the most important consequence of ineffective pharmacovigilance is the potential for harm to patients, we maintain robust processes for managing human safety information, conducting timely safety signal detection, and ensuring appropriate measures are in place to manage risks to patients. GSK also intends to fully comply with pharmacovigilance and other relevant regulations worldwide.
Non-compliance
could result in inspection findings, regulatory scrutiny, civil or criminal sanctions and either temporary or permanent loss of product marketing authorisation. We regularly review and respond to all patient safety risks to limit the potential for reputational damage, loss of trust by patients and healthcare providers, product-related litigation, and loss of shareholder confidence.
Context
We are fully accountable for safeguarding patients; our failure to do so effectively could result most importantly in harm to patients, as well as reputational damage and/or product liability litigation. We conduct internal safety surveillance and rely on access to safety information from external sources. Information on the safety and efficacy of our products in humans is collected during clinical development, with more comprehensive information incorporated from real-world use once our products are marketed. There are examples of regulatory agencies using real-world evidence from sources which may not be accessible to the industry to supplement and validate the evidence we use to support the safety and efficacy of our products. There is a potential emerging risk that technology companies or other data custodians may similarly draw and communicate conclusions about the safety of our products based on digital health data collected through their platforms that is inaccessible by either the industry or regulatory agencies.

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Principal risks and uncertainties continued

Patient safety continued

Our licence to operate depends on our compliance with regulatory requirements worldwide, not only those directly related to patient safety but extending to privacy and information security regulations as well. Regulatory compliance depends on appropriate identification and management of human safety information by all employees and third parties acting on our behalf. We are pursuing innovative solutions to enhance our ability to perform pharmacovigilance, including Artificial Intelligence and Machine Learning technology to augment our capacity to manage increasing volumes of adverse event reports from varied sources, and advancing technical solutions for delivering safety information and risk minimisation measures to patients and health care providers.
The
COVID-19
pandemic has had an impact on pharmacovigilance activities by increasing public focus on safety and efficacy of medicines and vaccines, highlighting the importance of robust business continuity planning for uninterrupted safety oversight and regulatory compliance (including the ability to accommodate remote regulatory inspections), and accelerating automation to manage increasing volumes of adverse events.
Mitigating activities
Our Chief Medical Officer is accountable for the Patient Safety enterprise risk and human safety matters, in collaboration with the Head of Global Safety. A cross-enterprise safety governance board oversees implementation of our control framework, including risk management. Our Global Safety Board ensures that we address human safety proactively throughout a product’s lifecycle. Our global policy on management of human safety information requires that all employees immediately report issues relating to the safety of our products.

Our Third Party Oversight framework ensures that third parties who may encounter human safety information are identified and trained appropriately. We manage safety information for all products and from all sources in compliance with global regulations. This information allows us to detect safety signals for our products and take timely action on information that changes a product’s risk/benefit profile.
Any actions are discussed beforehand with regulatory authorities, and can include updating the prescribing information, communicating with healthcare providers, restricting product prescribing/availability to help assure safe use, and carrying out further clinical trials. In certain cases, it may be appropriate to stop clinical trials or to withdraw a product (or a specific batch) from the market.
In 2022, we completed the simplification and optimisation of our core patient safety processes, which we expect to improve cross-functional stakeholder engagement in safety activities across GSK. We began automated end-to-end
processing of individual case safety reports to deliver better case quality and consistency as well as enhanced efficiency. Our Pharmacovigilance Operations model expanded to ensure connectivity between central and local safety teams. We have created resources for R&D leaders that enable them to advocate the need for industry access to safety data from all sources as the best way to safeguard patients. In 2023, we will transition from a two-vendor
to a single-vendor model for key operational activities which will improve efficiency and reduce the risk of regulatory non-compliance.
We will also expand our Global Safety team to include additional expertise to optimise our strategy and approach to product-related risk mitigation/ minimisation.

Product quality

Risk definition
The risk that GSK or our third parties potentially fail to ensure appropriate controls and governance of quality for development and commercial products; compliance with industry practices and regulations in manufacturing and distribution activities; and terms of GSK product licenses and supporting regulatory activities.
Risk impact
A failure to ensure product quality could have
far-reaching
implications for patient safety, cause product launch delays, drug shortages or product recalls, and have regulatory, legal, and financial consequences. These could materially and adversely affect GSK’s reputation and financial results.
Context
The external environment for product quality remains challenging, with increased cyber-attacks and data breaches across the industry. Cyber-attacks remain a key risk to the integrity of product quality data and its audit trail. We met our commitments for the 2021 European Medicines Agency (EMA) requirements for licensing of Medical Devices. We continue to plan for the deployment of the New Annex 1 guidance for the manufacture of Sterile Medicinal products which was published in September 2022 and sets an expectation for compliance by August 2023. We are actively managing this implementation in the context of global equipment and component supply chain constraints effecting the industry. We are increasingly applying advanced digital technologies and insights to drive scientific excellence to enhance the development, manufacture and testing of our products. For example, we use new electronic documentation systems and advanced laboratory information management tools. Our quality organisations are aligned to make sure quality procedures and governance can facilitate the new company strategy.
Pre-pandemic
levels of
on-site
inspections have resumed, and we continue to take steps to ensure our inspection readiness.

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Principal risks and uncertainties continued

Product quality continued

Mitigating activities
We align an extensive global network of quality and compliance professionals, from site-level to senior management within each business unit to provide oversight and assist with the delivery of quality performance and operational compliance. We deliver this management oversight through a hierarchy of quality councils, an independent chief product quality officer and a global product quality office that oversees product quality risk across the company. We have developed and implemented a single quality management system that defines the quality standards and systems for our businesses associated with the development and commercialisation of our vaccines, specialty, and general medicines. A consolidation of regulatory requirements from markets across the world augments this system, which means it meets external expectations for product quality in the markets we supply. Our system is based on the internationally recognised principles from the ICH Q10 pharmaceutical quality system framework.
We routinely update our quality management system (QMS), so it keeps pace with the evolving external regulatory environment and new scientific understanding of our products and processes. We have also made our policies and procedures simpler to understand and implement and adopted innovative tools to make them more user-friendly. We regularly train staff in regulatory expectations and learnings from inspections and existing procedures so they can maintain Current Good Manufacturing Practice standards.
We have implemented a risk-based approach to assessing and managing third party suppliers that provide materials used in our finished products. We expect contract manufacturers that make our products to comply with GSK standards and regularly conduct audits to provide us with assurance that they do. We have product incident committee processes in place to investigate product issues and make recommendations on remediation activities including, where necessary, the recall of medicines and vaccines to protect our patients and the public.
Our established complaint process ensures we respond appropriately to product quality issues raised by patients. Independent functions review and triage allegations of noncompliance or misconduct received through formal and informal ‘Speak Up’ channels. Global disciplinary and enforcement procedures apply to any breaches of our standards, and are initiated, as appropriate, following investigations. We use key risk indicators to support risk management activities and provide GSK’s Leadership Team and Risk Oversight and Compliance Council with an integrated assessment of product quality performance. We have completed all product assessments for the presence of nitrosamines and reported as necessary to all Health Authorities. We have also developed mitigation plans which will be executed throughout 2023 per the regulatory requirements. We are actively working with industry bodies and the European Regulatory Authorities to complete the safety evaluation of Titanium Dioxide in Medicines as well as identifying any potential substitutes.

Financial controls and reporting

Risk definition
The risk that GSK fails to comply with current tax laws, fails to report accurate financial information in compliance with accounting standards and applicable legislation, or incurs significant losses due to treasury activities.
Risk impact
Non-compliance
with existing or new financial or new ESG reporting and disclosure requirements, or changes to the recognition of income and expenses, could expose GSK to litigation and regulatory action and could materially and adversely affect our financial results. Failure to comply with changes in the substance or application of the laws governing transfer pricing, dividends, tax credits and intellectual property could also materially and adversely affect our financial results. Failure to comply with applicable sanctions laws and regulations could result in GSK being investigated by relevant government agencies and authorities and/or in legal proceedings against us. Government investigations and litigation, can be unpredictable and regardless of their outcome, may be costly, require significant management attention, and damage our reputation. Inconsistent application of treasury policies, transactional or settlement errors, or counterparty defaults could lead to significant losses.
Context
We are required by the laws of various jurisdictions to publicly disclose our financial results and events that could materially affect the Group’s financial results. Regulators routinely review the financial statements of listed companies for compliance with new, revised, or existing accounting and regulatory requirements. We believe that we comply with the appropriate regulatory requirements concerning our financial statements and the disclosure of material information, including any transactions relating to business restructuring such as acquisitions and divestitures. However, should we be subject to an investigation into potential non-compliance
with accounting and disclosure requirements, this could lead to restatements of previously reported results and significant penalties.
Our Treasury group deals daily in high value transactions, mostly foreign exchange, and cash management transactions. These transactions involve market volatility and counterparty risk. The Group’s effective tax rate reflects the locations of our activities and the value they generate, which determine the jurisdictions in which profits arise and the applicable tax rates.

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Principal risks and uncertainties continued

Financial controls and reporting continued

These may be higher or lower than the UK statutory rate and may reflect regimes that encourage innovation and investment in R&D by providing tax incentives which, if changed, could affect GSK’s tax rate. In addition, the worldwide nature of our operations means that our cross-border supply routes, necessary to ensure supplies of medicines and vaccines, can result in conflicting claims from tax authorities as to the profits to be taxed in individual countries. This can lead to double taxation, with profits taxed in more than one country. The complexity of tax regulations also means that we may occasionally disagree with tax authorities on the technical interpretation of a particular area of tax law. The tax charge included in our financial statements is our best estimate of tax liability pending any audits by tax authorities. We expect there to be a continued focus on tax reform, driven by initiatives by the OECD and the EC to address the tax challenges arising from digitalisation of the economy. Together with domestic initiatives around the world, these may result in significant changes to established tax principles and an increase in tax authority disputes. Regardless of their merit or outcomes, these may be costly, divert management attention and adversely impact our reputation and relationship with key stakeholders. Laws, regulations, orders and other measures restrict dealings with certain countries, governments, government officials, entities, individuals, use of financial institutions and movement of funds. Circumvention of sanctions and export controls can be a criminal offence and GSK seeks to comply with its sanctions obligations. While we believe the Group complies with all applicable sanctions in all material respects, such laws are complex and continue to evolve rapidly.
Mitigating activities
We keep up to date with the latest developments in financial reporting requirements by reviewing updates from regulators, working with our external auditor and legal advisors and performing and responding to emerging risks. Financial results are reviewed and approved by regional management, before being reviewed by GSK’s Group Financial Controller and Chief Financial Officer (CFO). This allows our Financial Controller and CFO to assess the evolution of the business over time, and to evaluate its performance to plan. Significant judgements are reviewed and confirmed by senior management. We integrate technical or organisational transformation, newly acquired activities and external risks into our risk assessments and apply appropriate controls and reviews. We maintain a control environment designed to identify material errors in financial reporting and disclosure. We have a standardised global financial reporting operating model.
The design and operating effectiveness of key financial reporting controls are regularly reviewed by management and tested by external third parties. The few locations which are not on the standard model apply a minimum standard set of controls which are reviewed by management and monitored independently. This gives us assurance that controls over key financial reporting and disclosure processes are operating effectively. Our Global Finance Risk Management and Controls (FRMC) group provides extra support during significant transformations, such as system deployment or management/ structural reorganisations. We add operational resources and adapt programme timelines to ensure processes and controls are maintained during significant changes.
The Disclosure Committee, reporting to the Board, reviews GSK’s quarterly results and annual report. Throughout the year, in consultation with its legal advisors, the Disclosure Committee also determines whether it is necessary to disclose publicly information about the Group through stock exchange announcements. The Treasury Management Group meets regularly to ensure that liquidity, interest rate, counterparty, foreign currency transaction and foreign currency translation risks are all managed in line with the prudent approach detailed in the risk strategies and policies adopted by our Board.
Counterparty exposure is subject to defined limits approved by the Board for both credit rating and individual counterparties. The Middle Office within Treasury monitor the management of counterparty risk in line with agreed policy with oversight from a corporate compliance officer, operating independently of Treasury. Further details on mitigation of Treasury risks can be found on pages 246 to 248. We manage tax risk through robust internal policies, processes, training, and compliance programmes.
We maintain open and constructive relationships with tax authorities worldwide. We monitor government debate on tax policy in our key jurisdictions, so that we can understand any potential future changes in tax law and share an informed point of view. Where relevant, we provide pragmatic and constructive business input to tax policy makers, either directly or through industry trade bodies. This includes advocating reform to support economic growth and job creation, as well as the needs of our patients and other key stakeholders. Our tax affairs are managed on a global basis by a team of tax professionals, led by the Global Head of Tax, who work closely with the business on a day-to-day
basis. The Global Tax team is suitably qualified for the roles they perform, and we support their training needs so they can provide up to date technical advice in line with their responsibilities. We submit tax returns according to statutory time limits and engage proactively with tax authorities to ensure our tax affairs are current, entering into continuous audit programmes and advance pricing agreements where appropriate. These arrangements provide long-term certainty for both tax authorities and GSK over the tax treatment of our business, based on full disclosure of all relevant facts. We seek to resolve any differences of interpretation in tax legislation with tax authorities in a cooperative manner. In exceptional cases, we may have to resolve disputes through formal proceedings. GSK is committed to complying with all applicable sanctions, laws and regulations, and has deployed a programme to enable management of sanctions risk. The programme, jointly led by GSK Finance and Legal & Compliance, is made up of various systems and controls including, but not limited to, policies and procedures, training and awareness, screening, monitoring and risk reporting.

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Principal risks and uncertainties continued

Anti-bribery and corruption (ABAC)

Risk definition
The risk that GSK or our third parties potentially fail to comply with applicable laws, regulations, or internal requirements and to ensure appropriate controls and governance over bribery and corruption in business activities.
Risk impact
Failure to mitigate this risk could expose GSK and associated persons to governmental investigation, regulatory action, and civil and criminal liability. It may compromise GSK’s ability to supply its products under certain government contracts. In addition, failure to prevent bribery or corruption could have substantial implications for GSK’s reputation and the credibility of senior leaders. It might erode investor confidence in our governance, risk management and future performance, and have a consequential negative impact on share performance. It could also lead to the imposition of significant financial penalties and the imposition of additional reporting obligations.
Context
There continues to be a strong enforcement appetite for foreign bribery investigations and prosecutions, with a particular focus on the conduct of multinational companies wherever they operate. Financial penalties handed down in proven corruption cases are often very significant.
Disruption to global supply chains and the commercial pressures caused by higher than usual inflation rates are likely to increase the risks of bribery and corruption in certain contexts.
However, greater transparency and collaboration among enforcement authorities, advances in technology and the use of data analytics are providing better platforms to streamline processes and detect potential issues.
Mitigating activities
We have an enterprise-wide ABAC programme designed to ensure compliance with applicable laws and regulations prohibiting bribery and corruption and related offences. It builds on our business standards and culture to form a comprehensive and practical approach to compliance that responds to the evolving nature of our business. GSK’s ABAC Governance Board oversees and provides programme governance and enterprise risk management which includes representation from key functional areas.
We continue to enhance our controls around third-party engagements to ensure that they are sufficient to meet evolving and emerging risks.
We plan to continue with
pre-
and post-transaction ABAC due diligence, and to increase the capabilities in the organisation around the onboarding, continual monitoring and management of third parties.

We continue to assess and understand our money laundering risk exposure and mitigate any existing risk.
Our Code of Conduct, culture, and commitment to zero tolerance towards bribery and corruption are integral to how we mitigate this risk. In light of the complexity and geographic breadth of the risk, we constantly evolve our oversight of activities and data, reinforce to our workforce GSK’s clear expectations regarding acceptable behaviours, and maintain regular communications with local markets.
We built our ABAC programme based on
best-in-class
principles to help us manage risk from the top down and the bottom up. For example, the programme includes senior-level commitment from our Board and leadership, and a data analytics programme to create and embed local key risk indicators to enable targeted intervention and risk management activities. We continue to actively consider improvements to the programme.
The ABAC programme is underpinned by our global ABAC policy and other written standards and controls which address the business activities that give rise to bribery and corruption risks and establish due diligence requirements for the engagement of third parties. The programme also mandates enhanced controls over interactions with government officials and during business development transactions. We have a dedicated team responsible for the programme’s implementation and evolution. The ABAC team works with other groups across the organisation to address and improve controls and monitoring requirements. Audit & Assurance and independent business monitoring teams complement the ABAC team’s work and provide added assurance.
We use issues found during oversight and assurance exercises and investigations to identify areas for specific intervention in our markets and to drive the continuous improvement of the programme.
We provide mandatory ABAC training at least annually to employees and relevant third parties differentiated according to seniority, roles and responsibilities, and geographic location.
Formal and informal ‘Speak Up’ channels are available to report misconduct or non-compliance.
The central investigations team reviews and triages allegations of non-compliance
and triggers investigation as appropriate.

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Principal risks and uncertainties continued

Commercial practices

Risk definition
The risk that GSK or our third parties potentially engage in commercial activities that fail to comply with laws, regulations, industry codes, and internal controls and requirements.
Risk impact
Failure to engage in activities that are consistent with the letter and spirit of the law, industry regulations, or the Group’s requirements relating to sales and promotion of medicines and vaccines; with appropriate interactions with healthcare professionals (HCPs), organisations and patients; with legitimate and transparent transfers of value; and with pricing and competition (or antitrust) regulations in commercial practices, including trade channel activities and business tendering, could materially and adversely affect our ability to deliver our strategy and long-term priorities. Additionally, it may result in incomplete awareness of the risk/benefit profile of our products and possibly suboptimal treatment of patients and consumers; governmental investigation, regulatory action and legal proceedings brought against the Group by governmental and private plaintiffs which could result in government sanctions, and criminal and/or financial penalties. Any practices that are found to be misaligned with our values and expectations could also result in reputational harm and dilute the trust established with external stakeholders.
Context
We operate in a highly regulated and extremely competitive biopharma industry, amongst peers who make significant product innovations and technical advances and intensify price competition. Additional external factors impacting our business operations include the ongoing effects of the
COVID-19
global pandemic, access limitations to our customers, macroeconomic inflationary dynamics, and pricing pressure across markets. To achieve our strategic objectives, we must continue to develop commercially viable new products and deliver additional uses for existing products that address the needs of patients, consumers, HCPs and payers. Financially, new products/indications carry with them an uncertainty with regards to future success. Product development is costly, lengthy, and uncertain, and carries with it the potential for failure at any stage. Even after successful product development, we face challenges in how we launch, and our competitors’ products or pricing strategies could render our assets less competitive. We support product innovation through our continued focus on both in-person
and virtual engagement, with a constant focus on our patient.
Once we have an approved medicine or vaccine, it is our obligation to provide important information to the healthcare community in various ways, always in a responsible, legal, and ethical manner. Appropriate product promotion ensures HCPs have access to the information they need, that patients and consumers have the facts about the medicines and vaccines they require, and that products are prescribed, recommended, or used in a manner that provides healthcare benefit. We are committed to the ethical and responsible commercialisation of our products in support of our purpose to improve the quality of human life and get ahead of disease together.
Mitigating activities
To achieve our strategic objectives, we must meet price expectations of payers, HCPs, consumers, and the community. Our culture provides a guide for how we lead and make decisions. We constantly strive to do the right thing and deliver quality medicines and vaccines and sustain reliable supply to meet customer needs. In doing so, we seek to ensure our actions reflect GSK’s values, behaviours, and purpose. We understand the impact of data on our industry and strive to become an organisation that makes data-driven decisions; this approach is aligned to our efforts to become more agile and work at pace. GSK has acted to enhance and improve our policies and standards, application of data analytics and our channel activities. We have evolved policies and standards incrementally to ensure that commercial activities that we undertake or are conducted on our behalf are executed within our established governance. We train employees on relevant information with a focus on interactive learning and elements of behavioural science. All our commercial activities worldwide must conform to high ethical, regulatory, and industry standards. Where local standards differ from global ones, we apply those that are most stringent. Where the standards of an acquired company or joint venture partner differ from our global standards, we remediate legacy policies and implement revisions, so they align.
Our businesses continue to use our internal control framework to support the assessment and management of risks. Business unit risk management and compliance boards, which manage risks across global and in-country
business activities, oversee commercial activities and their monitoring programmes. All promotional materials and activities must be reviewed and approved according to our policies and standards and conducted in accordance with local laws and regulations; these requirements seek to ensure that such materials and activities fairly represent the Group’s products or services. Where necessary, in the event of misconduct, we have disciplined employees, up to and including termination of contract, and clawed back remuneration from senior management. We have continued to evolve our incentive programme for sales representatives to better recognise and reward individual effort. In nearly all markets, the capped variable pay element of representatives’ compensation is evaluated on the basis of individual sales targets.
We allow fair-market value payments to be made by GSK to expert practitioners to speak about our innovative medicines and vaccines during a restricted period in a product’s lifecycle, or when new and competitive data is published. To support this, we have rolled out a global end-to-end
process across GSK in 2022 to drive consistent ways of working and efficiencies and strengthen controls through automation and use of data. Where permitted we report payments to individual HCPs as part of our commitment to transparency and responsible disclosure.

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Principal risks and uncertainties continued

Scientific and patient engagement

Risk definition
The risk that GSK or our third parties potentially fail to engage externally to gain insights, educate and communicate on the science of our medicines and associated disease areas, and provide grants and donations in a legitimate and transparent manner compliant with laws, regulations, industry codes and internal controls and requirements.
Risk impact
Without controls in place, the risk could result in real, perceived, or disguised promotion including off-label
and prior-authorisation promotion, and real or perceived provision of medical advice. This in turn could lead to criminal investigations and penalties, civil litigation, or competitor complaints. At the same time, if we do not engage fully and appropriately, this could result in patient harm, failure to advance science and innovation, reputational damage, and financial loss. Such consequences may reduce the trust of the public, patients, healthcare professionals, payers, regulators, and governments.
Context
Scientific and patient engagements are diverse
non-promotional
activities directed at healthcare professionals, patients, payers, and external stakeholders. Such engagements aim to improve patient care through the exchange or provision of knowledge on the use of our products and related diseases. Scientific and patient engagement with external stakeholder groups is vital to GSK, as a research-based biopharma company that is ambitious for patients and is necessary to advance science and medicine.
We expect our activities to be scientifically sound and accurate, conducted ethically and transparently, and compliant with applicable codes, laws, and regulations. There are many industry and local codes and laws and other regulations that apply (such as Privacy, Data integrity). That means measured risk-taking, rooted in sound ethical considerations, and principles-based decision-making, training, communication, and monitoring of such activities are key to managing the risk and enabling full and appropriate engagement.
Mitigating activities
Our Chief Medical Officer (CMO) oversees all
non-promotional
scientific and patient engagement as enterprise risk owner. The GSK Code of Practice is the key internal policy for non-promotional
engagement activities. These activities include scientific interactions, support for medical education, advice seeking, gathering insights on unmet needs of patients, scientific communication of our research, and disease awareness.
Since the
COVID-19
pandemic we have seen a continued increase in virtual engagements (e.g. with external experts, advisory boards, patient advocacy, patient engagements and scientific congresses). We further developed and modernised our digital approach to HCPs, our patient engagement framework and insight-gathering, and applied our internal principles and policies to this rapidly changing and growing environment.
We continuously improve our internal controls and networks to identify emerging risks early and to support staff to conduct activities in compliance with GSK’s culture and policies, local laws, and regulations, while building effective risk management and management monitoring systems.

Data ethics and privacy

Risk definition
The risk that GSK or our third parties potentially fail to ethically collect; use;
re-use
through artificial intelligence, data analytics or automation; secure; share and destroy personal information in accordance with laws, regulations, and internal controls and requirements.
Risk impact
Non-compliance
with data privacy laws globally could lead to harm to individuals and GSK. It could also damage trust between GSK and individuals, communities, business partners and government authorities. Many countries have increased the enforcement powers of their data protection authorities by allowing them to impose significant fines, impact cross-border data flows, or temporarily ban data processing. Many new national laws also enable individuals to bring collective legal actions against companies such as GSK for failure to follow data privacy laws.
Context
Data protection and privacy legislation is diverse, with limited global harmonisation or simplification. It is challenging for multinationals to standardise their approach to compliance with data privacy laws. Governments are enforcing compliance with data protection and privacy laws more rigorously. The approach and focus of data protection and privacy regulators also differs between regions and countries, which further creates challenges for global organisations seeking to implement a single harmonised global privacy programme.
Increases in the volume of data processed and advances in technology have resulted in a greater focus on data governance and the ethical use of personal information, over and above compliance with data privacy laws. Companies seeking to foster innovation in artificial intelligence and other new technologies are faced with evolving decisions from global policymakers on how best to promote trust in these systems and avoid unintended outcomes or harmful impacts.

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Principal risks and uncertainties continued

Data ethics and privacy continued

Additionally, there are a number of emerging laws concerning the localisation of data, restrictions on international transfers and data security, which are changing existing frameworks that GSK has previously relied upon. This increasing trend for data sovereignty affects our ability to drive medical innovation and to effectively operate internationally.
Mitigating activities
Our General Counsel is GSK’s Enterprise Risk Owner (ERO), and chairs our Privacy Governance Board, which oversees GSK’s overall data privacy operating model. Each GSK business area has appointed a risk owner accountable for overseeing its privacy risks, supported by privacy leaders within their business. In countries where local data privacy laws require appointment of a Data Protection Officer (DPO), GSK has made such appointments, including an EU DPO.
As a result of GSK’s focus on technology, data-driven science, use of artificial intelligence/machine learning and evolving global data strategy, we have sought to address the key risks by creating a new team with Group Legal and Compliance responsible for advising on global digital privacy and cybersecurity strategy. The ERO has appointed a Head of Digital, Privacy and Cybersecurity (Head of DPC), who has
day-to-day
accountability for designing and implementing the control framework.
The Head of DPC leads a global, cross-functional core team of digital- and privacy-qualified attorneys and privacy compliance professionals, supported by a network of privacy leaders within business units/functions, privacy contracts locally, and the wider Legal and Compliance team. GSK has a global privacy framework based on the EU General Data Protection Regulation, which is deployed in every market based on factors including the robustness of local privacy legislation, established data protection authorities, and GSK’s footprint. Beyond those countries, we are deploying a proportionate control framework to set up minimum privacy standards irrespective of any applicable legislation.
Our core team is responsible for:

–	operating and improving the centralised global privacy control framework

–	continuously assessing and providing relevant and proportionate controls and aid to non-deployed markets

–	monitoring new, or changing, laws and adapting the privacy framework accordingly

–	deploying a comprehensive training programme to drive greater awareness and accountability for managing personal information across the entire organisation
We certify key GSK privacy network roles have sufficient training and experience to carry out their roles effectively. We continuously improve our processes, such as issue identification, reporting and handling, through monitoring. Our core team works with the business to ensure we build in privacy controls into all existing and new business initiatives, as well as ensuring we meet our accountability obligations in accordance with global data protection and privacy laws.

Research practices

Risk definition
The risk that GSK or our third parties potentially fail to adequately conduct ethical and credible pre-clinical
and clinical research, collaborate in research activities compliant with laws, regulations, and internal controls and requirements.
Risk impact
The potential impacts of the risk include harm to human subjects, reputational damage, failure to obtain the necessary regulatory approvals for our products, governmental investigation, legal proceedings brought against the GSK by governmental and private plaintiffs (product liability suits and claims for damages), loss of revenue due to inadequate patent protection or inability to supply our products, and regulatory action such as fines, penalties, or loss of product authorisation. Poor data integrity and governance could compromise GSK’s R&D efforts and negatively impact our reputation. Any of these could materially and adversely affect our financial results and damage the trust of patients and customers.
Context
Research involving animals can raise ethical concerns. In many cases, however, research involving animals is the only way to investigate the effects of a potential new medicine in a living body other than in humans. Animal research provides critical information about the causes and mechanisms of diseases and therefore remains a vital part of our research. We continually seek ways in which we can minimise our use of animals in research, development, and testing, while complying with regulatory requirements and reducing the impact on the animals used. Human subject research is critical to assessing and demonstrating the safety and efficacy of our investigational products or further evaluating our products once they have been approved. This research includes clinical trials in healthy volunteers and patients and adheres to regulations and high ethical, medical, and scientific standards. We disclose the results of this research externally regardless of whether they reflect positively or negatively on our products, so that the scientific community can learn from the outcomes of our research. We also work with human biological samples which are fundamental to the discovery, development, and safety monitoring of our products.

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Principal risks and uncertainties continued

Research practices continued

We are committed to managing human biological samples in accordance with relevant laws, regulations, and ethical principles, and in a manner that respects the interests of sample donors. Data is pivotal to our R&D strategy, and we are maximising the use of data to serve patients. Governing our data in accordance with relevant laws, regulations, contractual obligations, expectations, and our culture across privacy, information security, and data integrity is essential.
We use a wide variety of biological materials in the discovery, research, and development of our assets. Through the Convention on Biological Diversity (CBD) and the Nagoya Protocol, the international community has established a global framework regulating access to, and use of, genetic resources of non-human
origin in research and development. We support the principles of access to, and benefit-sharing
of, genetic resources as outlined in the CBD and the Nagoya Protocol. We also recognise the importance of appropriate, effective, and proportionate implementation measures at national and regional levels.
Mitigating activities
The Research Practices risk is overseen by an enterprise framework that seeks to strengthen governance across R&D. Under the leadership of the Research Practices Enterprise Risk Owner, management of the risk takes a pragmatic approach to information sharing, streamlining risk identification and escalation while ensuring ownership of risk mitigation stays with the business.
We have an established Office of Animal Welfare, Ethics and Strategy and Risk (OAWESR), led by our Chief Veterinary Officer, which supports the humane and responsible care of animals, carries out ethical reviews and independent scientific reviews of animal studies, and shares knowledge and advocates for the application of non-animal
alternatives. The OAWESR provides a framework of animal welfare governance; defines and provides oversight for training in animal care; promotes the replacement, refinement and reduction of animal research; conducts quality assessments; manages a programme of external animal diligence; and develops and deploys strategies for reproducing experiments and translating them to human clinical end points. Ensuring we implement and maintain proper data governance controls remains an important priority, especially as our scientific strategy is evolving to take advantage of the breadth of our data (for example: genomics and artificial intelligence and machine learning). We focus on building data integrity, privacy and usage controls into our internal control framework. Quality assurance teams conduct audits to provide independent business monitoring of our internal controls. Our R&D organisation maintains and controls pre-publication
procedures to guard against public disclosure before patent applications are filed. In addition, because a lack of data integrity in preparing patent application data and information can lead to a loss of patent protection, legal experts collaborate with R&D to support the review process for new patent applications. Our R&D organisation also collaborates with legal experts throughout the development of our assets to take account of any relevant third-party patent rights.

Environment, health, and safety (EHS)

Risk definition
The risk that GSK or our third parties potentially fail to ensure appropriate controls and governance of the organization’s assets, facilities, infrastructure, and business activities, including execution of hazardous activities, handling of hazardous materials, or release of substances harmful to the environment that disrupts supply or harms employees, third parties or the environment.
Risk impact
Failure to manage EHS risks could lead to significant harm to people, the environment and the communities in which we operate, fines, inability to meet stakeholder expectations and regulatory requirements, litigation or regulatory action, and damage to the company’s reputation, which could materially and adversely affect our financial results.
Context
GSK is subject to the health, safety and environmental laws of various jurisdictions. These laws impose duties to protect people, the environment and the communities in which we operate.
Mitigating activities
The GSK Leadership Team is responsible for EHS governance and risk oversight. They ensure there is an effective control framework
‘in-place’
and
‘in-use’
to manage the EHS risks, impacts, and legal compliance issues in each of our businesses. This includes assigning responsibility to senior managers for providing and maintaining our controls and for ensuring that tiered monitoring and governance processes are in place within their business units. Function leaders ensure that the EHS control framework is implemented effectively in their respective business area, that it is compliant with applicable laws and regulations, and that it is adequately resourced, maintained, communicated, and monitored. Every employee and qualified contractor acting on behalf of GSK is personally responsible for ensuring that they follow all applicable local standard operating procedures. Our risk-based, proactive approach is articulated in our global EHS policy and detailed in our global EHS standards, against which we audit all our operations to ensure compliance. We ensure hazards are appropriately controlled through the design of facilities, equipment and systems. These rigorous procedures, when applied correctly, put effective barriers in place to protect employees’ health and safety. In 2020 we created a safety improvement plan, focusing on Life Saving Rules, Safety Leadership and Warehouse Safety. All significant milestones for these programmes were delivered in 2022 according to plan. Our Safety Leadership Experience and warehouse improvements will continue implementation into 2023.

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Principal risks and uncertainties continued

Information security

Risk definition
The risk that GSK or our third parties potentially fail to ensure appropriate controls and governance over unauthorised access, disclosure, theft, unavailability or corruption of GSK’s information, key systems or technology infrastructure.
Risk impact
Failure to adequately protect our information and systems may cause harm to our patients, workforce and customers, disruption to our business and/or loss of commercial or strategic advantage, regulatory sanction or damage to our reputation.
Context
The external environment continues to be extremely challenging, making it hard to keep pace with increasingly sophisticated cyber threats. This is due to many factors including increased geopolitical conflict and digital nationalism, rising frequency and severity of data breaches and growing capability and sophistication of bad actors and cyber criminals. GSK’s business relies on operating a highly connected information network of internal and external systems, which hold confidential research and development, manufacturing, commercial, workforce and financial data. This means that our systems and information have been and will continue to be the target of cyberattacks. Acceleration in the use of digital, data and analytics and cloud computing capabilities to drive GSK’s pipeline and performance requires us to continuously adapt and strengthen our controls and defensive capabilities. GSK also relies on third-party contractors, partners and suppliers who face similar cyber threats and this continues to be a vector of risk to manage as well.
Mitigating activities
Cyber Security Office and Cyber Maturity Programme
GSK has a Cyber Security Office and our Chief Information Security Officer is responsible for identifying and putting in place measures to help GSK mitigate and manage cyber security risks. This includes active monitoring and initiating remediation or other actions in response to cyber security intelligence and threats, while also enhancing our capabilities through an ongoing programme of investment in people, process and technology to improve our ability to prevent, detect, respond and recover from any cyber security incidents. A risk based Third-party security risk management program is also in place to aid in assessing cyber security risk during selection of third parties and also provide ongoing monitoring of our external partner and supplier ecosystem.
Information Security Governance
The Cyber Security Office periodically provides updates on key information security risks and issues, as well as progress reports on the Cyber Maturity Programme to both the Risk Oversight & Compliance Council and the Audit & Risk Committee. The Information Security Enterprise Risk Plan and Cyber Maturity Programme are overseen by the Chief Digital and Technology Officer as well as the Chief Financial Officer.
Cyber Security Awareness, Training and Readiness
Cyber Security Awareness and Training programs including phishing simulation programs are in place to increase awareness of cyber related risks and reinforce the message that security is everyone’s responsibility at GSK. Periodic crisis simulation tabletop exercises are planned at various levels of the organisation to test our ability to respond to cyber incidents.
Compliance with various governmental cyber security regulations
The Cyber Security Office, with the General Counsel’s guidance, works to stay abreast of various emergent governmental regulations, emergent trends and compliance expectations regarding cyber security or information security. As new regulatory guidance becomes available, remedial compliance related actions are put in place as appropriate.

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Principal risks and uncertainties continued

Supply continuity

Risk definition
The risk that GSK or our third parties potentially fail to deliver a continuous supply of compliant finished product or respond effectively to a crisis incident in a timely manner to recover and sustain critical supply operations.
Risk impact
We recognise how important the continuity of supply of our products is to the patients who rely on them. Supply disruption can lead to:

–	Product shortages and product recalls

–	Regulatory intervention

–	Reputational harm

–	Lost sales revenue
Consequently, we need sophisticated
end-to-end
supply chain management with robust crisis management and business continuity plans in place to respond.
Context
We run our supply chains in a continually evolving, highly-regulated environment. There is no single set of global regulations which governs the manufacture and distribution of medicines, and we must adhere to the requirements in all those markets in which we licence, sell or manufacture our products. We rely upon our internal Quality Management System and our Internal Control Framework to ensure we continue to preserve our licence to operate.
Our complex
end-to-end
supply chains often involve third-party suppliers, from Active Pharmaceutical Ingredient (API) manufacturers and raw material suppliers through to Third-Party Logistics Providers and contract engineering firms. We embed integrated risk management into our sourcing and day to day business processes, alongside our Third-Party Oversight programme.
External factors continued to challenge supply continuity in 2022. In the early part of the year
COVID-19
continued to disrupt our sourcing of biosciences materials across our Medicines and Vaccines supply chains (e.g. vials, syringes and single-use
systems components). The Ukraine conflict has resulted in supply disruption to the region. To manage these disruptions, we deployed bespoke de-risking
plans using crisis and continuity plans to manage the detail and mitigate the risk of supply continuity problems, e.g. by dual sourcing of materials or re-routing
of shipments to avoid conflict zones. Keeping our patients supplied with their medicines is our priority.

New technology and modality platforms within supply chains are changing the requirements for the skillsets of people working in this field. We have implemented a new Chemistry, Manufacturing and Controls Operating Model in 2022. This brings cross-fertilisation of talent focus on the skills needed for the future for innovative manufacturing.
Industrial relations are also a current risk to supply continuity, with the threat of industrial action being averted in our UK manufacturing sites through successful dialogue with unions. Continued business monitoring is in place to assess the risk of the spread of industrial relations challenges resulting from global cost of living pressures.
Mitigating activities
Risk Management
Our Medicines and Vaccine supply chains are set up to ensure sustainable global supply. The GSK Internal Control Framework drives our approach to risk management, and it has been designed to identify emerging new risks and support clear decision making. Risk oversight is managed through a hierarchy of Risk Management and Compliance Boards to assure risk mitigation (including identifying new and emerging threats).
Inventory Management
Supply chain governance committees in Medicines and Vaccines closely monitor the inventory status and delivery of our products. Our core commercial cycle links supply chain forecasting with our commercial ambition. It is designed to reduce the risk of demand fluctuations and manage temporary shortages in supply. We periodically review each node of our supply chains to ensure we hold adequate safety stocks, whilst balancing working capital. We put particular emphasis on mitigating supply risks associated with medically-critical, high-revenue products and new product launches, for example using dual sourcing for key products or APIs. We use the monthly Performance Management Process across our supply chains to monitor business activity and highlight adverse trends in supply, operations, budget and workforce capability.
Business continuity
Crisis management and business continuity plans are in place across our supply chains, which include authorised response and recovery strategies, key areas of responsibility and clear communication routes. We regularly use business continuity plans to manage potential supply disruptions. Our manufacturing sites have crisis management plans in place. These plans are tested at least annually to ensure maintenance of core skills in crisis management.

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Shareholder information

Demerger and Share Consolidation

On Monday 18 July 2022, the company completed the demerger of the Consumer Healthcare business from the Group to form the Haleon Group (Demerger). Under the terms of the Demerger, shareholders received one Haleon plc share for each GSK plc share held at the record time of 6.00 pm (UK) on Friday 15 July 2022.
Following the Demerger, the company consolidated its share capital (Share Consolidation). The Share Consolidation took effect on Tuesday 19 July 2022 and resulted in shareholders receiving four new GSK plc shares of nominal value 31
1
/
4
pence each for every five GSK plc shares of nominal value 25 pence each held at the record time of 8.00pm (UK) on Monday 18 July 2022.
The circular in relation to the Demerger and the Share Consolidation (Circular) and the prospectus regarding the admission of Haleon’s ordinary shares to the premium listing segment of the Official List of the Financial Conduct Authority (FCA) and trading on the Main Market of the London Stock Exchange (LSE) were published by the company and Haleon plc respectively on Wednesday 1 June 2022.

Share capital and control

Details of our issued share capital and the number of shares held in Treasury as at 31 December 2022 can be found in Note 37 to the financial statements, ‘Share capital and share premium account’.
Our Ordinary Shares are listed on the LSE and are also quoted on the New York Stock Exchange (NYSE) in the form of American Depositary Shares (ADS). Each ADS represents two Ordinary Shares. For details of listed debt and where it is listed refer to Note 30 to the financial statements, ‘Net debt’.
Holders of Ordinary Shares and ADS are entitled to receive dividends (when declared) and the company’s Annual Report. They are also entitled to attend, speak, appoint proxies and exercise voting rights at general meetings of the company.
There are no restrictions on the transfer, or limitations on the holding, of Ordinary Shares and ADS and no requirements to obtain approval prior to any transfers. No Ordinary Shares or ADS carry any special rights with regard to control of the company and there are no restrictions on voting rights. Major shareholders have the same voting rights per share as all other shareholders. There are no known arrangements under which financial rights are held by a person other than the holder of the shares and no known agreements on restrictions on share transfers or on voting rights.
Shares acquired through the Group’s employee share plans rank equally with the other shares in issue and have no special rights. The trustees of our Employee Share Ownership Plan trusts have waived their rights to dividends on shares held by those trusts.

Exchange controls and other limitations affecting holders
Other than certain economic sanctions, which may be in force from time to time, there are currently no applicable laws, decrees or regulations in force in the UK restricting the import or export of capital or restricting the remittance of dividends or other payments to holders of the company’s shares who are non-residents
of the UK.
Similarly, other than certain economic sanctions which may be in force from time to time, there are no limitations relating only to non-residents
of the UK under English law or the company’s Articles of Association on the right to be a holder of, and to vote in respect of, the company’s shares.
Interests in voting rights
Other than as stated below, as far as we are aware, there are no persons with significant direct or indirect holdings in the company. Information provided to the company pursuant to the FCA’s Disclosure Guidance and Transparency Rules (DTR 5) is published on a Regulatory Information Service and on the company’s website, gsk.com.
The company has received notifications in accordance with DTR 5 of the following notifiable interests in the voting rights in the company’s issued share capital:

	31 December 2022		3 March 2023
	No. of voting rights	Percentage of total voting rights (1)	No. of voting rights	Percentage of total voting rights (1)

BlackRock, Inc	231,975,400 (2)	5.69%	231,975,400 (2)	5.69%

Dodge & Cox	253,464,108 (3)	5.04%	253,464,108 (3)	5.04%

(1)	Percentage of total voting rights at the date of notification to the company.

(2)	Comprising an indirect interest in 229,134,683 Ordinary Shares and a holding of 2,840,717 Qualifying Financial Instruments (Contracts for Difference).

(3)	Comprising an indirect interest in 99,377,874 Ordinary Shares and 154,086,234 ADS.
The company has not acquired or disposed of any interests in its own shares during the period under review.

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Shareholder information continued

Share capital and control
continued

Share
buy-back
programme
The Board has been authorised to issue and allot Ordinary Shares under Article 9 of the company’s Articles of Association. The power under Article 9 and the authority for the company to make purchases of its own shares are subject to shareholder authorities which are sought on an annual basis at our Annual General Meeting (AGM). Any shares purchased by the company may be cancelled, held as Treasury shares or used for satisfying share options and grants under the Group’s employee share plans.
Our programme covers purchases of shares for cancellation or to be held as Treasury shares, in accordance with the authority renewed by shareholders at the AGM in May 2022, when the company was authorised to purchase a maximum of just over 508 million shares. Details of shares purchased, cancelled, held as Treasury shares and subsequently transferred from Treasury to satisfy awards under the Group’s employee share plans are disclosed in Note 37 to the financial statements, ‘Share capital and share premium account’.
In determining specific share repurchase levels, the company considers the development of free cash flow during the year. No Treasury shares have been purchased since 2014.
The company confirms that it does not currently intend to make any market purchases in 2023. The company will review the potential for future share buy-backs
in line with its usual annual cycle and subject to return and ratings criteria.
Market capitalisation
The market capitalisation, based on shares in issue excluding Treasury shares, of GSK at 31 December 2022 was £58.9 billion. At that date, GSK was the 10 th
largest company by market capitalisation in the FTSE index.

Share price	2022 £	2021 £	2020 £

At 1 January	16.25	13.42	17.79

At 31 December	14.38	16.07	13.42

Increase/(decrease)	(12)%	20%	(24.6)%

High during the year	18.31	16.19	18.46

Low during the year	12.96	11.91	12.92
The table above sets out middle market closing prices. The company’s share price decreased by 12% in 2022. This compares with an increase in the FTSE 100 index of 1% during the year. The middle market closing share price on 3 March 2023 was £14.42.
Share price trend in the three years ended 31 December 2022

Nature of trading market
The following table sets out, for the periods indicated, the high and low middle market closing prices for the company’s Ordinary Shares on the LSE and for the ADS on the NYSE.

	Ordinary Shares			ADS

	UK£ per share			US$ per share

	High	Low	High	Low

March 2023*	14.42	14.22	34.66	34.26

February 2023	15.03	14.20	36.43	34.27

January 2023	14.51	13.87	35.61	34.48

December 2022	14.92	13.88	37.92	34.78

November 2022	14.48	13.24	34.59	31.58

October 2022	14.29	13.19	33.29	30.01

September 2022	13.78	12.96	32.47	28.67

Quarter ended 31 December 2022	14.92	13.20	37.92	30.00

Quarter ended 30 September 2022	18.23	12.96	44.53	28.67

Quarter ended 30 June 2022	18.31	16.72	47.70	41.98

Quarter ended 31 March 2022	17.27	15.01	47.66	40.17

Quarter ended 31 December 2021	16.19	13.80	44.44	38.13

Quarter ended 30 September 2021	15.26	13.83	42.33	38.05

Quarter ended 30 June 2021	14.36	12.78	40.66	35.82

Quarter ended 31 March 2021	14.14	11.91	39.24	33.61

Year ended 31 December 2021	16.19	13.80	44.44	38.13

Year ended 31 December 2020	14.68	12.92	39.17	33.42

Year ended 31 December 2019	18.19	14.36	47.32	37.83

Year ended 31 December 2018	16.22	12.43	41.94	35.49
* to 3 March 2023

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Shareholder information continued

Analysis of shareholdings at 31 December 2022

	Number of accounts	% of total accounts	% of total shares	Number of shares

Holding of shares

Up to 1,000	48,487	75.32	0.34	14,478,112

1,001 to 5,000	11,929	18.53	0.58	25,184,737

5,001 to 100,000	2,944	4.57	1.24	53,490,777

100,001 to 1,000,000	682	1.06	5.52	237,893,148

Over 1,000,000	333	0.52	92.32	3,980,296,567

	64,375	100.00	100.00	4,311,343,341

Held by

Institutional and Corporate holders	2,383	3.70	61.71	2,660,734,974

Individuals and other corporate bodies	61,990	96.30	13.46	580,447,710

Guaranty Nominees Limited (ADR Programme)	1	0.00	19.79	853,035,897

Held as Treasury shares by GSK	1	0.00	5.04	217,124,760
JP Morgan Chase Bank NA is the Depositary for the company’s American Depository Receipt (ADR) programme. The company’s ADS are listed on the NYSE. Ordinary Shares representing the company’s ADR programme, which is managed by the Depositary, are registered in the name of Guaranty Nominees Limited. At 3 March 2023, Guaranty Nominees Limited held 852,687,041 Ordinary Shares representing 20.82% of the issued share capital (excluding Treasury shares).
At 3 March 2023, the number of holders of Ordinary Shares in the US was 852 with holdings of 716,804 Ordinary Shares, and the number of registered holders of ADS was 16,757 with holdings of 426,343,520 ADS. Certain of these Ordinary Shares and ADS were held by brokers or other nominees. As a result, the number of holders of record or registered holders in the US is not representative of the number of beneficial holders or of the residence of beneficial holders.

Dividends

The company pays dividends quarterly and continues to return cash to shareholders through its dividend policy. Dividends remain an essential component of total shareholder return and GSK recognises the importance of dividends to shareholders.
On 23 June 2021, at the new GSK Investor Update, GSK set out that from 2022 a progressive dividend policy will be implemented guided by a 40 to 60 percent pay-out
ratio through the investment cycle. The dividend policy, the total expected cash distribution, and the respective dividend pay-out
ratios for GSK remain unchanged.

Dividends per share
The table below sets out the dividend per share and per ADS for the last five years. The dividend per ADS is translated into US dollars at applicable exchange rates.

Year	pence		US$ (1)

2022	61.25	(2)	– (3)

2021	80		2.16

2020	80		2.12

2019	80		2.01

2018	80		2.08

(1)	An annual fee of $0.03 per ADS (or $0.0075 per ADS per quarter) will be charged by the Depository. The amounts shown are the dividends paid per ADS before the annual fee is charged.

(2)
Adjusted for the Share Consolidation (2022 only; prior years have not been adjusted). Dividends declared and paid in respect of 2022 were 14p per share for Q1 2022, 16.25p per share for Q2 2022 and 13.75p per share for Q3 2022. A dividend of 13.75p per share has been declared for Q4 2022.

(3)
The Q4 2022 ordinary dividend receivable by ADS holders will be calculated based on the exchange rate on 13 April 2023. The cumulative dividend receivable by ADS holders for Q1, Q2 and Q3 2022 was $1.05.

GSK has previously stated that it expected to declare a 27p per share dividend for the first half of 2022, a 22p per share dividend for the second half of 2022 and a 45p per share dividend for 2023 (before the Share Consolidation) but that these targeted dividends per share would increase in step with the Share Consolidation to maintain the same aggregate dividend pay-out
in absolute Pound Sterling terms. Accordingly, using the consolidation ratio, GSK’s expected dividend for the fourth quarter of 2022 converts to 13.75p per new Ordinary Share, this results in an expected total dividend for the second half of 2022 of 27.5p per new Ordinary Share. The expected dividend for 2023 is now 56.5p per new Ordinary Share, in line with the original expectation converted for the Share Consolidation and rounded up.
Details of the dividends declared, the amounts and the payment dates are given in Note 16 to the financial statements, ‘Dividends’.
2023 Dividend calendar

Quarter	Ex-dividend date	Record date	Payment date

Q4 2022	23 February 2023	24 February 2023	13 April 2023

Q1 2023	18 May 2023	19 May 2023	13 July 2023

Q2 2023	17 August 2023	18 August 2023	12 October 2023

Q3 2023	16 November 2023	17 November 2023	11 January 2024

Q4 2023	22 February 2024	23 February 2024	11 April 2024

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Shareholder information continued

Financial calendar 2023

Event	Date

Quarter 1 Results announcement	26 April 2023

Annual General Meeting	3 May 2023

Quarter 2 Results announcement	26 July 2023

Quarter 3 Results announcement	1 November 2023

Preliminary/Quarter 4 Results announcement	31 January 2024

Annual Report publication	February/March 2024

Annual Report distribution	March 2024
Information about the company, including the share and ADS price, is available on our website at gsk.com. Information made available on the website does not constitute part of this Annual Report.
Results announcements
Results announcements are issued to the LSE and are available on its news service. They are also sent to the US Securities and Exchange Commission (SEC) and the NYSE, issued to the media and made available on our website.
Financial reports
The company publishes an Annual Report which is made available on our website from the date of publication. Shareholders may elect to receive notification by email of the publication of Annual Reports by registering on www.shareview.co.uk, and may also elect to receive a printed copy of the Annual Report by contacting our registrar, Equiniti Limited.
Copies of previous Annual Reports are available on our website. Printed copies can also be obtained from our registrar (see page 302 for the contact details).

Annual General Meeting 2023

Our Annual General Meeting (AGM) will be held at 2.30pm (UK time) on Wednesday, 3 May 2023 at the Sofitel London Heathrow, Terminal 5, London Heathrow Airport, TW6 2GD and will also be broadcast live for you to join electronically.
The AGM is the company’s principal forum for communication with private shareholders. In addition to the formal AGM business, there will be a presentation by the CEO on the performance of the Group and its future development. There will be an opportunity for questions to be asked of the Board and Chairs of the Board’s Committees will be available to take questions relating to their roles.
Further details on how to access the AGM electronically or attend in person, ask questions and vote, can be found in the notice of Annual General Meeting 2023 (AGM Notice) which is available on our website at gsk.com.
Investors holding shares through a nominee service should arrange with that service for them to be appointed as a proxy in respect of their shareholding to attend and vote at the meeting electronically.
ADS holders wishing to attend the meeting electronically should refer to the AGM Notice for details on how to request a proxy appointment from the Depositary, JP Morgan Chase Bank NA. This will enable them to attend, ask questions and vote, all electronically, on the business to be transacted at the meeting. ADS holders are reminded that if they do not instruct the Depositary as to the way in which the shares represented by their ADS should be voted by completing and returning the voting card provided by the Depositary, their shares will not be voted.
Documents on display
The Articles of Association of the company and Directors’ service contracts or, where applicable, letters of appointment between Directors and the company or any of its subsidiaries (and any side letters relating to severance terms and pension arrangements) are available for inspection at the company’s registered office and will be made available for inspection at the AGM.

Tax information for shareholders

A summary of certain UK tax and US federal income tax consequences for holders of shares and ADS who are citizens of the UK or the US is set out below. It is not a complete analysis of all the possible tax consequences of the purchase, ownership or sale of these securities. It is intended only as a general guide. Holders are advised to consult their advisers with respect to the tax consequences of the purchase, ownership or sale of their shares or ADS and the consequences under state and local tax laws in the US and the implications of the current UK/US tax conventions.
US holders of ADS generally will be treated as the owners of the underlying shares for the purposes of the current UK/US double taxation conventions relating to income and gains (Income Tax Convention), estate and gift taxes (Estate and Gift Tax Convention), and for the purposes of the Internal Revenue Code of 1986, as amended.

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Shareholder information continued

Tax information for shareholders
continued

UK shareholders
This summary only applies to a UK resident shareholder that holds shares as capital assets.
Taxation of dividends
For the 2022/23 UK tax year, UK resident individuals are entitled to a dividend tax allowance of up to £2,000, so that the first £2,000 of dividends received in a tax year will be free of tax. Dividends in excess of this allowance will be taxed at 8.75% for basic rate taxpayers, 33.75% for higher rate taxpayers and 39.35% for additional rate taxpayers. Note that from 6 April 2023 the dividend allowance will be reduced to £1,000, and that from 6 April 2024 the dividend allowance will be reduced again to £500
UK resident shareholders that are corporation taxpayers should note that dividends payable on ordinary shares are generally entitled to exemption from corporation tax.
Taxation of capital gains
UK resident shareholders may be liable for UK tax on gains on the disposal of shares or ADS.
For disposals by individuals in the 2022/23 UK tax year, a taxable capital gain accruing on a disposal of shares or ADS will be taxed at 10% for basic rate taxpayers, or 20% if, after all allowable deductions, the individual’s taxable income for the year exceeds the basic rate income tax banding. Note this is following the use of any exemptions available to the individual taxpayer such as the annual exempt amount.
Corporation taxpayers may be entitled to an indexation allowance which applies to reduce capital gains to the extent that such gains arise due to inflation. Indexation allowance may reduce a chargeable gain but will not create an allowable loss. For assets acquired on or before 1 January 2018, legislation in the Finance Act 2018 freezes the level of indexation allowance that is given in calculating a company’s chargeable gains at the value that would apply to the disposal of an asset in December 2017. For assets acquired from 1 January 2018 onwards, legislation in the Finance Act 2018 removes any indexation allowance on disposal.
Inheritance tax
Individual
(UK-domiciled
or otherwise) shareholders may be liable to UK inheritance tax on the transfer of shares or ADS. Exposure to a UK Inheritance tax charge typically occurs on death of the asset owner. However, transfers of shares (other than commercial sales) within 7 years of death remain relevant to any inheritance tax exposure at death. Further, transfers to a trust arrangement during lifetime can give rise to an immediate inheritance tax charge.
Tax may be charged on the amount by which the value of the shareholder’s estate is reduced as a result of any transfer by way of lifetime gift or other disposal at less than full market value. In the case of a bequest on death, tax may be charged on the value of the shares at the date of the shareholder’s death. Where an exposure to UK inheritance tax and US estate or gift tax exists careful planning must be undertaken to understand the opportunity to utilise the US/UK Estate and Gift Double Tax Convention to manage tax credits and avoid double taxation.
The overall exposure will be dependent on the specific circumstances of each situation and it’s also important to note that tax charges may arise in other jurisdictions. Bespoke advice tailored to an individual’s personal circumstances should therefore be obtained from a tax professional.
Stamp duty and stamp duty reserve tax
UK stamp duty and/or stamp duty reserve tax (SDRT) will, subject to certain exemptions, be payable on the transfer of shares at a rate of 0.5% (rounded up to the nearest £5 in the case of stamp duty) of the consideration for the transfer. Notwithstanding this, provided that an instrument is executed in pursuance of the agreement that gave rise to the charge to SDRT and that instrument is stamped within six years of the agreement (including being stamped as exempt) any SDRT charge should be cancelled and any SDRT which has already been paid will be repaid. Where listed shares are transferred to a company connected to the transferor the chargeable consideration will be deemed to be not less than the market value of the shares transferred. This market value override also applies where non-listed
shares are transferred to a company connected to the transferor where the consideration includes an issue of shares.
US shareholders
This summary only applies to a shareholder (who is a citizen or resident of the US or a domestic corporation or a person that is otherwise subject to US federal income tax on a net income basis in respect of the shares or ADS) that holds shares or ADS as capital assets, is not resident in the UK for UK tax purposes and does not hold shares for the purposes of a trade, profession or vocation that is carried on in the UK through a branch or agency.
The summary also does not address the tax treatment of holders that are subject to special tax rules, such as banks, tax-exempt
entities, insurance companies, dealers in securities or currencies, persons that hold shares or ADS as part of an integrated investment (including a ‘straddle’) comprised of a share or ADS and one or more other positions, and persons that own (directly, indirectly or constructively) 10% or more of the company’s stock (by vote or value), nor does it address tax treatment that may be applicable as a result of international income tax treaties.
Taxation of dividends
The gross amount of dividends received is treated as foreign source dividend income for US tax purposes. It is not eligible for the dividend received deduction allowed to US corporations. Dividends on ADS are payable in US dollars; dividends on Ordinary Shares are payable in Sterling. Dividends paid in Sterling will be included in income in the US dollar amount calculated by reference to the exchange rate on the day the dividends are received by the holder. Subject to certain exceptions for short-term or hedged positions, an individual eligible US holder will be subject to US taxation at a maximum federal rate of 23.8% plus applicable state and local tax in respect of qualified dividends. A qualified dividend as defined by the US Internal Revenue Service (IRS) is a dividend that meets the following criteria:

1.
Must be issued by a US corporation, a corporation incorporated in a US possession, or a corporation that is eligible for the benefits of a comprehensive income tax treaty deemed satisfactory, as published by the IRS.

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Shareholder information continued

Tax information for shareholders
continued

2.	The dividends are not of a type listed by the IRS as dividends that do not qualify.

3.
The required dividend holding period has been met. The shares must have been owned by you for more than 60 days of the ‘holding period’ – which is defined as the
121-day
period that begins 60 days before the
ex-dividend
date, or the day in which the stock trades without the dividend priced in. For example, if a stock’s ex-dividend
date is 1 October, the shares must be held for more than 60 days in the period between 2 August and 30 November of that year in order to count as a qualified dividend.

Dividends that are not qualified are subject to taxation at the US federal graduated tax rates, at a maximum rate of 40.8%. Some types of dividends are automatically excluded from being qualified dividends, even if they meet the other requirements. These include (but are not limited to):

1.	Capital gains distributions

2.	Dividends on bank deposits

3.	Dividends held by a corporation in an Employee Stock Ownership Plan (ESOP)

4.	Dividends paid by tax-exempt corporations.
US state and local tax rates on qualified and
non-qualified
dividends may vary and would be assessed in addition to the federal tax rates communicated above.
Taxation of capital gains
Generally, US holders will not be subject to UK capital gains tax, but will be subject to US tax on capital gains realised on the sale or other disposal of shares or ADS. Such gains will be long-term capital gains (subject to reduced rates of taxation for individual holders) if the shares or ADS were held for more than one year, from the date the shares were vested/released. Short-term capital gains can be subject to taxation of rates of up to 40.8%, whereas long-term capital gains may be subject to rates of up to 23.8%. State and local tax rates on capital gains may also apply.
Information reporting and backup withholding
Dividends and payments of the proceeds on a sale of shares or
ADS, paid within the US or through certain
US-related
financial intermediaries, are subject to information reporting and may be subject to backup withholding unless the US holder is a corporation or other exempt recipient or provides a taxpayer identification number and certifies that no loss of exemption has occurred.
Non-US
holders generally are not subject to information reporting or backup withholding, but may be required to provide a certification of their non-US
status in connection with payments received. Any amounts withheld will be allowed as a refund or credit against a holder’s US federal income tax liability provided the required information is furnished to the IRS.
Estate and gift taxes
Under the Estate and Gift Tax Convention, a US shareholder is not generally subject to UK inheritance tax. However, a US holder may be subject to US federal estate and gift tax.
Stamp duty
UK stamp duty and/or SDRT will, subject to certain exemptions, be payable on any transfer of shares to the ADS custodian or depository at a rate of 1.5% of the amount of any consideration provided (if transferred on sale), or their value (if transferred for no consideration).
However, no stamp duty or SDRT should be payable on the transfer of, or agreement to transfer an ADS or on transfers within the clearance service. Notwithstanding the above, where the clearance service operator has made an election under s97A Finance Act 1986, broadly the 1.5% stamp duty/ SDRT charge should not arise on the transfer into the clearance service, but transfers to, and within, the system (where there is a change in beneficial ownership) would attract a 0.5% charge.
Demerger and Share Consolidation
A summary of certain UK and US tax consequences in respect of the Demerger and Share Consolidation relevant to the company’s shareholders who are resident (or, in the case of individuals, resident and domiciled) in the UK for UK tax purposes or who are citizens of or resident in the US for US tax purposes is set out in Part 6 of the Circular (pages 83 to 87). The Circular, along with other information regarding the Demerger and Share Consolidation can be found at gsk.com in the demerger section.
Further information on the tax base cost allocation to assist UK shareholders apportion their base cost between their GSK plc shares and Haleon plc shares for UK capital gains tax purposes following the Demerger, including a worked example, can be found in the Tax section at gsk.com in the demerger section.

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Other statutory disclosures

Shareholder services and contacts
Registrar
The company’s registrar is:
Equiniti Limited
Aspect House, Spencer Road, Lancing, BN99 6DA
www.shareview.co.uk
Tel: +44 (0)371 384 2991*
Equiniti provides a range of services for shareholders:

Service	What it offers	How to participate

Dividend Reinvestment Plan (DRIP)	As an alternative to receiving cash dividends you may choose to reinvest your dividends to buy more GSK shares.	A DRIP election form, Terms and Conditions and information on fees can be downloaded from www.shareview.co.uk or requested by contacting Equiniti.

Dividend payment direct to your bank account (Bank Mandate)	All dividends are paid directly into your bank or building society account. To receive your cash dividends, you must provide Equiniti with your bank or building society account details. This is a quick and secure method of payment.	A dividend bank mandate form can be downloaded from www.shareview.co.uk or requested by contacting Equiniti.

Dividend payment direct to bank account for overseas shareholders (Overseas Payment Service)	Equiniti can convert your dividend into your local currency and send it direct to your local bank account. The Overseas Payment Service is available in approximately 100 countries worldwide.	More information on the Overseas Payment Service (including information on fees) can be found at www.shareview.co.uk or by contacting Equiniti.

Electronic communications	Shareholders may elect to receive electronic notifications of company communications including our Annual Report, dividend payments, dividend confirmations and the availability of online voting for all general meetings. Each time GSK publishes shareholder documents you will receive an email containing a link to the document or relevant website.	Please register at www.shareview.co.uk.

Shareview portfolio service	This enables you to create a free online portfolio to view your share balance and movements, update your address and dividend payment instructions and register your votes for our general meetings.	Please register at www.shareview.co.uk.

Deduplication of publications or mailings	If you receive duplicate copies of mailings, you may have more than one account. Please contact Equiniti and they will arrange for your accounts to be merged into one for your convenience and to avoid waste and unnecessary costs.	Please contact Equiniti.

Share dealing service † (please note that market trading hours are from 8.00am to 4.30pm UK time,Monday to Friday (excluding public holidays in England and Wales))	Shareholders may trade shares, either held in certificated form or in our Corporate Sponsored Nominee, online, by telephone or via postal dealing service provided by Equiniti Financial Services Limited.
More information on the share dealing service (including information on fees) can be found at www.shareview.co.uk/dealing

For online transactions, please log on to: www.shareview.co.uk/dealing.

For telephone transactions, please call: 0345 603 7037 (in the UK) or +44 (0)345 603 7037 (outside the UK). Lines are open from 8.00am to 4.30pm UK time, Monday to Friday (excluding UK public holidays).

For postal transactions, please call: 0371 384 2991* to request a dealing form.

Corporate Sponsored Nominee Account	This is a convenient way to manage your shares without requiring a share certificate. The service provides a facility for you to hold your shares in a nominee account sponsored by the company. You will continue to receive dividend payments and can attend and vote at the company’s general meetings. Shareholders’ names do not appear on the publicly available share register and the service is free to join.	An application form can be requested from www.shareview.co.uk or by contacting Equiniti.

Individual Savings Accounts (ISAs) †	Equiniti Financial Services Limited provide the EQi Flexible ISA to hold GSK shares.	Details (including information on fees) are available from www.eqi.co.uk or can be requested by calling the Equiniti Customer Experience Team on 0345 0700 720. Lines are open 8:00am to 5:30pm, UK time Monday to Friday (excluding UK public holidays).

*	Lines are open from 8.30am to 5.30pm, UK time Monday to Friday (excluding public holidays in England and Wales). Please use the country code when dialling from outside the UK.

†
The provision of share dealing details is not intended to be an invitation or inducement to engage in an investment activity. Advice on share dealing should be obtained from a stockbroker or independent financial adviser.

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Shareholder information continued

Shareholders services and contacts
continued

ADS Depositary
The ADR programme is administered by JP Morgan Chase Bank, NA:
Regular Correspondence:
EQ Shareowner Services
P.O. Box 64504
St. Paul, MN 55164-0504
Delivery of Stock Certificates and Overnight Mail:
EQ Shareowner Services
1110 Centre Pointe Curve, Suite 101
Mendota Heights, MN 55120-4100
shareowneronline.com/informational/contact-us/
From the US: +1 877 353 1154
From outside the US: +1 651 453 2128
The Depository also provides Global Invest Direct, a direct ADS purchase/sale and dividend reinvestment plan for ADS holders. For details on how to enrol please visit www.adr.com or call the above helpline number to obtain an enrolment pack.
Donating shares to Save the Children
In 2013, GSK embarked on an ambitious global partnership with Save the Children to share our expertise and resources with the aim of finding innovative ways to reduce the number of children dying from preventable diseases.
Shareholders with a small number of shares, the value of which makes it uneconomical to sell, may wish to consider donating them to Save the Children. Donated shares will be aggregated and sold on behalf of Save the Children who will use the funds raised to help them reach the above goal.
†
To obtain a share donation form, please contact our registrar, Equiniti, which is managing the donation and sale of UK shares to Save the Children free of charge.

†
The provision of share dealing details is not intended to be an invitation or inducement to engage in an investment activity. Advice on share dealing should be obtained from a stockbroker or independent financial adviser.

Stock Exchange announcement notifications
We provide shareholders with a service to receive automatic email notifications when we publish a stock exchange announcement. To receive email notifications, please sign up for announcements at gsk.com in the Investors section.
Contacts
Investor relations
Investor relations may be contacted as follows:
UK
980 Great West Road
Brentford, Middlesex, TW8 9GS
Tel: +44 (0)20 8047 5000
US
2929 Walnut Street
Philadelphia PA 19104
Tel: +1 888 825 5249 (US toll free)
Tel: +1 215 751 4000 (outside the US)
GSK Response Center
Tel: +1 888 825 5249 (US toll free)
Tel: +1 215 751 4600 (outside the US)
Share scam alert
If you receive an unsolicited telephone call offering to sell or buy your shares, please take extra care. The caller may be part of a highly organised financial scam.
If you are a UK shareholder, please contact the Financial Conduct Authority at www.fca.org.uk/consumers or on its consumer helpline:
Tel: 0800 111 6768 (in the UK)*
Tel: +44 207 066 1000 (outside the UK)*

*	Lines are open from 8.00am to 6.00pm, UK time, Monday to Friday, except UK public holidays, and 9.00am to 1.00pm on Saturdays.

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Other statutory disclosures continued

US law and regulation

A number of provisions of US law and regulation apply to the company because our shares are quoted on the NYSE in the form of ADS.
NYSE rules
In general, the NYSE rules permit the company to follow UK corporate governance practices instead of those applied in the US, provided that we explain any significant variations. This explanation is contained in our Form
20-F,
which can be accessed from the SEC’s EDGAR database or via our website. NYSE rules require us to file annual and interim written affirmations concerning our Audit & Risk Committee (ARC) and our statement on significant differences in corporate governance.
Sarbanes-Oxley Act of 2002
Following a number of corporate and accounting scandals in the US, Congress passed the Sarbanes-Oxley Act of 2002. Sarbanes-Oxley is a wide-ranging piece of legislation concerned largely with financial reporting and corporate governance.
As recommended by the SEC, the company has an established Disclosure Committee. The Committee reports to the CEO, the CFO and to the ARC. It is chaired by the Company Secretary and its members consist of senior managers from finance, legal, corporate communications and investor relations.
Where appropriate, external legal counsel, the external auditors, our sponsor bank, and internal experts are invited to attend the Disclosure Committee’s meetings periodically. The Committee has responsibility for considering the materiality of information and, on a timely basis, determining the disclosure of that information. It has responsibility for the timely filing of reports with the SEC and the formal review of the Annual Report and Form
20-F.
In 2022, the Committee met 28 times, including for the purpose of receiving relevant and appropriate training.
Sarbanes-Oxley requires that the annual report on Form
20-F
contains a statement as to whether a member of the ARC is an audit committee financial expert, as defined in rules under Sarbanes-Oxley. Such a statement for the relevant members of the ARC (Charles Bancroft) is included in the Board Committee information area of the Corporate Governance report on page 109 and in his biography on page 98. Additional disclosure requirements arise under section 302 and section 404 of Sarbanes-Oxley in respect of disclosure controls and procedures and internal control over financial reporting.
Section 302: Corporate responsibility for financial reports
Sarbanes-Oxley requires for the CEO and the CFO to complete formal certifications, confirming that:

–	they have each reviewed the annual report on Form 20-F;

–	based on their knowledge, the annual report on Form 20-F contains no material misstatements or omissions;

–
based on their knowledge, the financial statements and other financial information fairly present, in all material respects, the financial condition, results of operations and cash flows as of the dates, and for the periods, presented in the annual report on Form
20-F;

–
they are responsible for establishing and maintaining disclosure controls and procedures that ensure that material information is made known to them, and have evaluated the effectiveness of these controls and procedures as at the year end, the results of such evaluation being contained in the annual report on Form
20-F;

–
they are responsible for establishing and maintaining internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles; and

–
they have disclosed in the annual report on Form
20-F
any changes in internal controls over financial reporting during the period covered by the annual report on Form
20-F
that have materially affected, or are reasonably likely to affect materially, the company’s internal control over financial reporting, and they have disclosed, based on their most recent evaluation of internal control over financial reporting, to the external auditor and the ARC, all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to affect adversely the company’s ability to record, process, summarise and report financial information, and any fraud (regardless of materiality) involving persons that have a significant role in the company’s internal control over financial reporting.

The Group has carried out an evaluation under the supervision and with the participation of its management, including the CEO and CFO, of the effectiveness of the design and operation of the Group’s disclosure controls and procedures as at 31 December 2022.
There are inherent limitations to the effectiveness of any system of disclosure controls and procedures, including the possibility of human error and the circumvention or overriding of the controls and procedures. Accordingly, even effective disclosure controls and procedures can only provide reasonable assurance of achieving their control objectives.

304

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Other statutory disclosures continued

US law and regulation
continued

The CEO and CFO expect to complete these certifications and report their conclusions on the effectiveness of disclosure controls and procedures in March 2023, following which the certifications will be filed with the SEC as part of our Group’s Form
20-F.
Section 404: Management’s annual report on internal control over financial reporting
In accordance with the requirements of section 404 of Sarbanes-Oxley, the following report is provided by management in respect of the company’s internal control over financial reporting (as defined in Rules
13a-15(f)
and
15d-15(f)
under the US Securities Exchange Act of 1934, as amended (the Exchange Act)):

–
management is responsible for establishing and maintaining adequate internal control over financial reporting for the Group. Internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS;

–
management conducted an evaluation of the effectiveness of internal control over financial reporting based on the framework, Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organisations of the Treadway Commission (COSO);

–
there have been no changes in the Group’s internal control over financial reporting during 2022 that have materially affected, or are reasonably likely to materially affect, the Group’s internal control over financial reporting;

–	management has assessed the effectiveness of internal control over financial reporting as at 31 December 2022 and its conclusion will be filed as part of the Group’s Form 20-F; and

–
Deloitte LLP, which has audited the consolidated financial statements of the Group for the year ended 31 December 2022, has also assessed the effectiveness of the Group’s internal control over financial reporting under Auditing Standard 2201 of the Public Company Accounting Oversight Board (United States). Their audit report will be filed with the Group’s Form
20-F.

Section 13(r) of the Exchange Act
Section 13(r) of the Exchange Act requires issuers to make specific disclosure in their annual reports of certain types of dealings with Iran, including transactions or dealings with government-owned or-controlled
entities, as well as dealings with entities sanctioned for activities related to terrorism or proliferation of weapons of mass destruction, even when those activities are not prohibited by US law and do not involve US persons.
The Group exports certain pharmaceutical, vaccine and consumer products to Iran, via sales by non-US
entities that are not subsidiaries of a US entity, to two privately held Iranian distributors.
The Group does not regularly receive information regarding the identity of its distributors’ downstream customers and intermediaries in Iran, and it is possible that these parties include entities, such as government-owned hospitals and pharmacies, that are owned directly or indirectly by the Iranian government or by persons or entities sanctioned in connection with terrorism or proliferation activities.
Because the Group does not regularly receive information regarding the identity of its distributors’ downstream customers it cannot establish the proportion of gross revenue or sales potentially attributable to entities affiliated with the Iranian government or parties sanctioned for disclosable activities. As a result, the Group is reporting the entire gross revenues (£8.7 million) and net profits (£3.7 million) from the Group’s sales to Iran in 2022.
The Group is also aware that some hospitals or other medical facilities in Lebanon may be affiliated with or controlled by Hezbollah or other groups that are designated by the United States pursuant to Executive Order 13224. Again, the Group does not deal directly with such hospitals or facilities and instead sells through distributors. The Group is unable to establish the proportion of gross revenue or sales potentially attributable to reportable activities. As a result, the Group is reporting the entire gross revenues (£6.3 million) and net losses (£0.2 million) from the Group’s sales to Lebanon in 2022.
Unless noted, the Group intends to continue the activities described above.
In addition to Section 13(r) of the Exchange Act, US law generally restricts dealings by US persons and dealings that otherwise are subject to US jurisdiction with certain countries or territories that are subject to comprehensive sanctions, currently Crimea, Cuba, the so-called
Donetsk People’s Republic, Iran, the
so-called
Luhansk People’s Republic, North Korea and Syria, as well as with the Government of Venezuela (though not with the country of Venezuela as a whole). The Group does business, via non-US
entities (which are not owned or controlled by US entities), in certain such jurisdictions. While we believe the Group complies with all applicable US sanctions in all material respects, such laws are complex and continue to evolve rapidly.

305

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Other statutory disclosures continued

Donations to political organisations and political expenditure

To ensure a consistent approach to political contributions across the Group, in 2009 a global policy was introduced to voluntarily stop all corporate political contributions.
In the period from 1 January 2009 to 31 December 2022, the Group did not make any political donations to EU or non-EU
organisations.
Notwithstanding the introduction of this policy, in accordance with the Federal Election Campaign Act in the US, we continue to support an employee-operated Political Action Committee (PAC) that facilitates voluntary political donations by eligible GSK employees.
The PAC is not controlled by GSK. Decisions on the amounts and recipients of contributions are governed by the PAC Board of Directors. Contributions to the PAC are made by participating eligible employees exercising their legal right to pool their resources and make political contributions, which are subject to strict limitations under US law. In 2022, a total of US$360,950 (2021: US$298,000) was donated to political organisations by the GSK employee PAC.
English law requires prior shareholder approval for political contributions to EU political parties and independent election candidates as well as for any EU political expenditure. The definitions of political donations, political expenditure and political organisations used in the legislation are, however, quite broad. In particular, the definition of EU political organisations may extend to bodies such as those concerned with policy review, law reform, the representation of the business community and special interest groups such as those concerned with the environment, which the company and its subsidiaries might wish to support.
As a result, the definitions may cover legitimate business activities not in the ordinary sense considered to be political donations or political expenditure, nor are they designed to support any political party or independent election candidate.
Therefore, notwithstanding our policy, and while we do not intend to make donations to any EU political parties or organisations, nor to incur any EU political expenditure, we annually seek shareholder authorisation for any inadvertent expenditure.
The authority is a precautionary measure to ensure that the company and its subsidiaries do not inadvertently breach the legislation.
This authorisation process, for expenditure of up to £100,000 each year, dates back to the AGM held in May 2001, following the introduction of the Political Parties, Elections and Referendums Act 2000. The authority has since been renewed annually.

306

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Other statutory disclosures continued

Group companies
In accordance with Section 409 of the Companies Act 2006 a full list of subsidiaries, associates, joint ventures and joint arrangements, the address of the registered office and effective percentage of equity owned, as at 31 December 2022 are disclosed below. Unless otherwise stated the share capital disclosed comprises ordinary shares which are indirectly held by GSK plc. The percentage held by class of share is stated where this is less than 100%. Unless otherwise stated, all subsidiary companies have their registered office and are tax resident in their country of incorporation.

Name	Security	Registered address

Wholly owned subsidiaries

1506369 Alberta ULC	Common	3500 855-2nd Street SW, Calgary AB T2P 4J8, Canada

Action Potential Venture Capital Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

Adechsa GmbH (ii)	Ordinary	c/o PRV Provides Treuhandgesellschaft AG, Dorfstrasse 38, 6341, Baar, Switzerland

Affinivax Securities Corporation	Common	c/o Affinivax, Inc., 301 Binney Street, Cambridge MA 02142, United States

Affinivax, Inc.	Common	Corporation Service Company, 251 Little Falls Drive, Wilmington DE 19808, United States

Allen & Hanburys Limited (ii)	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

Allen & Hanburys Pharmaceutical Nigeria Limited	Ordinary	49, Town Planning Way, Ilupeju, Lagos, Nigeria

Allen Pharmazeutika Gesellschaft m.b.H.	Ordinary	Wienerbergstraße 7, Wien, 1100, Austria, Austria

BEECHAM GROUP p.l.c	5p Ordinary B; 20p Ordinary A	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

Beecham Pharmaceuticals (Pte) Limited	Ordinary	38 Quality Road, Jurong Industrial Estate, Jurong, 618809, Singapore

Beecham Portuguesa-Produtos Farmaceuticos e Quimicos, Lda,	Quota	Rua Dr Antonio Loureiro Borges No 3, Arquiparque, Miraflores, 1495-131, Alges, Portugal

Beecham S.A.	Ordinary	Avenue Fleming 20, 1300 Wavre, Belgium

Biovesta Ilaçlari Ltd. Sti. (ii)	Nominative	Büyükdere Caddesi No. 173, 1.Levent Plaza B Blok, 1.Levent, Istanbul, 34394, Turkey

Cascan GmbH & Co. KG	Partnership Capital	Prinzregentenplatz 9, 81675, Munich, Germany

Cellzome GmbH	Ordinary	Meyerhofstrasse 1, 69117, Heidelberg, Germany

Cellzome Limited (in liquidation)	Ordinary	c/o BDO LLP, 5 Temple Square, Temple Street, Liverpool, L2 5RH, United Kingdom

Charles Midgley Limited (in liquidation)	Ordinary	c/o BDO LLP, 5 Temple Square, Temple Street, Liverpool, L2 5RH, United Kingdom

Clarges Pharmaceuticals Limited (in liquidation)	Ordinary; Preference	c/o BDO LLP, 5 Temple Square, Temple Street, Liverpool, L2 5RH, United Kingdom

Clarges Pharmaceutical Trustees Limited (ii) (iv)	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

Colleen Corporation	Common	Corporation Service Company, 251 Little Falls Drive, Wilmington DE 19808, United States

Corixa Corporation	Common	Corporation Service Company, 251 Little Falls Drive, Wilmington DE 19808, United States

Dealcyber Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

Desarrollo Energia Solar Alternativa S.L.	Ordinary	Severo Ochoa, 2, Parque Tecnologico de Madrid, Tres Cantos, 28760, Madrid, Spain

Duncan Pharmaceuticals Philippines Inc.	Common	23rd Floor, The Finance Centre, 26th Street Corner 9th Avenue, Bonifacio Global City, Taguig City, 1634, Philippines

Etex Farmaceutica Ltda	Social Capital	Av. Andrés Bello 2457, Costanera Center, Torre 2, Piso 20, Providencia, Santiago, 7510689, Chile

Genelabs Technologies, Inc.	Common	Corporation Service Company, 2710 Gateway Oaks Drive, Suite 150N, Sacramento CA 95833, United States

Glaxo Group Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

Glaxo Kabushiki Kaisha (ii)	Ordinary	1-8-1 Akasaka Minato-ku, Tokyo, Japan

Glaxo Laboratories (Nigeria) Limited (ii)	Ordinary	82 Marine Road, Apapa, Lagos, Nigeria

Glaxo Laboratories Limited (In Liquidation)	Ordinary	55 Baker Street, London, W1U 7EU, United Kingdom

Glaxo New Zealand Pension Plan Trustee Limited	Ordinary	Level 2 E.2, Generator at GridAKL, 12 Madden Street, Wynyard Quarter, Auckland, 1010, New Zealand

Glaxo Operations UK Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

Glaxo Properties BV	Ordinary	Van Asch van Wijckstraat 55h, 3811 LP, Amersfoort, Netherlands

Glaxo Trustees Limited (in liquidation)	Ordinary	55 Baker Street, London, W1U 7EU, United Kingdom

Glaxo Verwaltungs GmbH	Ordinary	Prinzregentenplatz 9, 81675, Munich, Germany

Glaxo Wellcome Farmaceutica, Limitada	Ordinary Quota	Rua Dr Antonio Loureiro Borges No 3, Arquiparque, Miraflores, 1495-131, Alges, Portugal

Glaxo Wellcome Manufacturing Pte Ltd	Ordinary	1 Pioneer Sector 1, Jurong Industrial Estate, Jurong, 628413, Singapore

Glaxo Wellcome Production	Ordinary	23 rue François Jacob, 92500, Rueil-Malmaison, France

Glaxo Wellcome Vidhyasom Limited (ii)	Ordinary	12th Floor Wave Place, 55 Wireless Road, Lumpini, Pathumwan, Bangkok, 10330, Thailand

307

GSK Annual Report 2022

Other statutory disclosures continued

Group companies
continued

Name	Security	Registered address

Wholly owned subsidiaries continued

Glaxo Wellcome, S.A.	Ordinary	Poligono Industrial Allendeduero, Avenida de Extremadura, 3, Aranda de Duero, 09400, Burgos, Spain

Glaxo, S.A.	Ordinary	Severo Ochoa, 2, Parque Tecnologico de Madrid, Tres Cantos, 28760, Madrid, Spain

Glaxo-Allenburys (Nigeria) Limited (ii)	Ordinary	41 Creek Road, Apapa, Lagos, PMB 1401, Nigeria

Glaxochem Pte Ltd (iii)	Ordinary	23 Rochester Park, 139234, Singapore

GlaxoSmithKline - Produtos Farmaceuticos, Limitada	Ordinary Quota	Rua Dr Antonio Loureiro Borges No 3, Arquiparque, Miraflores, 1495-131, Alges, Portugal

GlaxoSmithKline (Cambodia) Co., Ltd.	Ordinary	5th Floor DKSH Building, No.797 Preah Monivong Boulevard (Co, Sangkat Phsar Deum Thakov, Khan Chamkarmon, Phnom Penh, Cambodia

GlaxoSmithKline (China) Investment Co Ltd	Ordinary	Room 901, 902, 903, 905, 908, 909 and 910, Unit 901, Floor 9, No. 56 Mid 4th East Ring Road, Chaoyang District, Beijing, China

GlaxoSmithKline (China) R&D Company Limited	Equity	F1-3, No.18 Building, 999 Huanke Road, Pilot Free Trade Zone, Shanghai, 201210, China

GlaxoSmithKline (GSK) S.R.L.	Ordinary	1-5 Costache Negri Street, Opera Center One, 5th and 6th floors, Zone 1, District 5, Bucharest, Romania

GlaxoSmithKline (Ireland) Limited	Ordinary	12 Riverwalk, Citywest Business Campus, Dublin 24, Ireland

GlaxoSmithKline (Israel) Ltd	Ordinary	25 Basel Street, PO Box 10283, Petach-Tikva, 49002, Israel

GlaxoSmithKline (Malta) Limited	Ordinary	1, First Floor, De La Cruz Avenue, Qormi, QRM2458, Malta

GlaxoSmithKline (Private) Limited (ii)	Ordinary	Unit 3, 20 Anthony Road, Msasa, Harare, Zimbabwe

GlaxoSmithKline (Thailand) Limited	Ordinary	12th Floor Wave Place, 55 Wireless Road, Lumpini, Pathumwan, Bangkok, 10330, Thailand

GlaxoSmithKline AB	Ordinary	Hemvarnsg. 9, 171 54, Solna, Sweden

GlaxoSmithKline AG	Ordinary	Talstrasse 3-5, 3053 Muenchenbuchsee, Switzerland

GlaxoSmithKline Angola Unipessoal Limitada	Quota	Luanda, Bairro Petrangol, Estrada de Cacuaco n ° 288, Angola

GlaxoSmithKline Argentina S.A.	Ordinary	Tucumán 1, piso 4, Buenos Aires, C1049AAA, Argentina

GlaxoSmithKline AS	Ordinary	Drammensveien 288, Oslo, NO-0283, Norway

GlaxoSmithKline Australia Pty Ltd	Ordinary	1061 Mountain Highway, Boronia Victoria VIC 3155, Australia

GlaxoSmithKline B.V.	Ordinary	Van Asch van, Wijckstraat 55h, 3811 LP Amersfoort, The Netherlands, Netherlands

GlaxoSmithKline Beteiligungs GmbH	Ordinary	Prinzregentenplatz 9, 81675, Munchen, Germany

GlaxoSmithKline Biologicals Kft.	Ordinary	2100 Gödöllõ, Homoki Nagy István utca 1, Hungary

GlaxoSmithKline Biologicals S.A.S.	Ordinary	637 Rue des Aulnois, Saint-Amand Les Eaux, 59230, France

GlaxoSmithKline Biologicals SA	Ordinary; Preference	Rue de l’Institut 89 B-1330 Rixensart, Belgium

GlaxoSmithKline Brasil Limitada	Quotas	Estrada dos Banderiantes, 8464, Rio de Janeiro, 22783-110, Brazil

GlaxoSmithKline Capital Inc.	Common	Wilmington Trust SP Services, Inc., 1100 N. Market Street, 4th Floor, Wilmington DE 19890, United States

GlaxoSmithKline Capital plc	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Caribbean Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Chile Farmaceutica Limitada	Social Capital	Av Andrés Bello 2457, Torre 2, piso 20, Providencia, Santiago, Región Metropolitana, Chile

GlaxoSmithKline Colombia S.A.	Ordinary	Avenida El Dorado, #69B-45/Piso 9, Bogota, Colombia

GlaxoSmithKline Consumer Holding B.V. (ii)	Ordinary	Van Asch van Wijckstraat 55h, 3811 LP, Amersfoort, Netherlands

GlaxoSmithKline d.o.o Sarajevo – u likvidaciji (In Liquidation)	Quotas	Zmja od Bosne broj 7-7a, Sarajevo, 71000, Bosnia and Herzegovina

GlaxoSmithKline d.o.o.	Equity Capital	Ulica Damira Tomljanovica Gavrana 15, Zagreb, Croatia

GlaxoSmithKline doo Beograd-Novi Beograd – U LIKVIDACIJI (In liquidation)	Ordinary	Milutin Milankovic, 1J, Novi Beograd, Belgrade, 11070, Serbia

GlaxoSmithKline Ecuador S.A.	Ordinary	Av 10 De Agosto N36-239, y Naciones Unidas, Edificio Electroectuatoriana, 2do piso, Quito, Ecuador

GlaxoSmithKline El Salvador S.A. de C.V.	Ordinary	Municipio de San Salvador, Departamento de San Salvador, El Salvador

GlaxoSmithKline EOOD	Ordinary	16 Nedelcho Bonchev str., Sofia, 1592, Bulgaria

GlaxoSmithKline Export Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Export Panama S.A.	Ordinary	Panama City, Republic of Panama, Panama

GlaxoSmithKline Far East B.V.	Ordinary	Van Asch van Wijckstraat 55h, 3811 LP, Amersfoort, Netherlands

GlaxoSmithKline Finance plc	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline GmbH & Co. KG	Partnership Capital	Prinzregentenplatz 9, 81675, Munchen, Germany

GlaxoSmithKline Guatemala S.A.	Ordinary	3ra. Av. 13-78 Zona 10, Torre Citibank, Nivel 8, Guatemala City, Guatemala

GlaxoSmithKline Holding AS	Ordinary	Drammensveien 288, Oslo, NO-0283, Norway

GlaxoSmithKline Holdings (Americas) Inc.	Common	Wilmington Trust SP Services Inc., 1100 North Market Street, 4th Floor, Wilmington, Delaware, 19890

GlaxoSmithKline Holdings (One) Limited (i)	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Holdings Limited (i)	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

308

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Other statutory disclosures continued

Group companies
continued

Name	Security	Registered address

Wholly owned subsidiaries continued

GlaxoSmithKline Holdings Pty Ltd	Ordinary	1061 Mountain Highway, Boronia Victoria VIC 3155, Australia

GlaxoSmithKline Honduras S.A.	Ordinary	Tegucigalpa, MDC, Honduras

GlaxoSmithKline IHC Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Ilaclari Sanayi ve Ticaret A.S.	Nominative	Büyükdere Caddesi No. 173, 1.Levent Plaza B Blok, 1.Levent, Istanbul, 34394, Turkey

GlaxoSmithKline Inc.	Class A Common; Class C Preference	100 Milverton Drive, Suite 800 , Mississauga ON L5R 4H1, Canada

GlaxoSmithKline Insurance Ltd.	Ordinary	c/o Trinity Corporate Services Ltd., Trinity Hall, 43 Cedar Avenue, Hamilton, Hamilton, HM12, Bermuda

GlaxoSmithKline Intellectual Property (No.2) Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Intellectual Property Development Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Intellectual Property Holdings Limited	A Ordinary; B Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Intellectual Property Limited	Deferred; Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Intellectual Property Management Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Investigación y Desarrollo, S.L.	Ordinary	Severo Ochoa 2 Parque Tecnológico de Madrid, Tres Cantos, 28760, Madrid, Spain

GlaxoSmithKline Investments Pty Ltd	Ordinary	1061 Mountain Highway, Boronia Victoria VIC 3155, Australia

GlaxoSmithKline K.K.	Ordinary	1-8-1 Akasaka Minato-ku, Tokyo, Japan

GlaxoSmithKline Korea Limited	Ordinary	9F LS Yongsan Tower, 92 Hangang-daero, Yongsan-gu, Seoul, 04386, Korea, Republic of

GlaxoSmithKline Latin America, S.A.	Ordinary	Panama City, Republic of Panama, Panama

GlaxoSmithKline Lietuva UAB	Ordinary	Ukmerges st. 120, Vilnius, LT-08105, Lithuania

GlaxoSmithKline Limited	Ordinary	23/F., Tower 6, The Gateway, 9 Canton Road, Tsimshatsui, Kowloon, Hong Kong

GlaxoSmithKline Limited (ii)	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline LLC	LLC Interests	Corporation Service Company, 251 Little Falls Drive, Wilmington DE 19808, United States

GlaxoSmithKline Manufacturing SpA	Ordinary	Viale dell’Agricoltura 7, 37135, Verona, Italy

GlaxoSmithKline Maroc S.A.	Ordinary	42-44 Angle Bd, Rachidi et Abou Hamed El Glaza, Casablanca, Morocco

GlaxoSmithKline Medical and Healthcare Products Limited	Ordinary	H-1124, Csorsz utca 43, Budapest, Hungary

GlaxoSmithKline Mercury Limited (i)	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Mexico S.A. de C.V.	Ordinary A; Ordinary B	Av. Real Mayorazgo 130 Piso 20, Colonia Xoco, Alcaldia Benito Juárez, Ciudad de Mexico, 03330, Mexico

GlaxoSmithKline NZ Limited	Ordinary	Level 2 E.2, Generator @GridAKL, 12 Madden Street, Wynyard Quarter, Auckland, 1010, New Zealand

GlaxoSmithKline Oy	Ordinary	Piispansilta 9A, P.O. Box 24, Espoo, FIN-02230, Finland

GlaxoSmithKline Peru S.A.	Ordinary	Av. Víctor Andrés Belaúnde N°147, Vía Principal N°133, Piso 7, Distrito de San Isidro, Lima, Lima, Perú

GlaxoSmithKline Pharma A/S	Ordinary	Vallensbæk Company House III , Delta Park 37, DK-2665, Valle, Denmark

GlaxoSmithKline Pharma GmbH	Ordinary	Wienerbergstraße 7, Wien, 1100, Austria, Austria

GlaxoSmithKline Pharmaceutical Kenya Limited	Ordinary	Likoni Road, Nairobi, 78392 - 00507, Kenya

GlaxoSmithKline Pharmaceutical Nigeria Limited	Ordinary	1 Industrial Avenue, Ilupeju, Ikeja, Lagos, PM B 21218, Nigeria

GlaxoSmithKline Pharmaceutical Sdn Bhd	Ordinary	HZ.01, Horizon Penthouse, 1 Powerhouse, 1, Persiaran Bandar Utama, Bandar Utama, 47800 Petaling Jaya, Selangor, Malaysia

GlaxoSmithKline Pharmaceuticals (Pvt) Ltd	Ordinary	121 Galle Road, Kaldemulla, Moratuwa, Sri Lanka

GlaxoSmithKline Pharmaceuticals Costa Rica S.A	Ordinary	Autopista Florencia del Castillo, kilómetro siete, Oficentro TerraCampus, edificio uno, cuarto piso, San Diego, Cartago, 30302, Costa Rica

GlaxoSmithKline Pharmaceuticals SA	Ordinary	Site Apollo, Avenue Pascal 2-4-6, Wavre, 1300, Belgium

GlaxoSmithKline Pharmaceuticals Ukraine LLC	Chartered Capital	Pavla Tychyny avenue, 1-V, Kiev, 02152, Ukraine

GlaxoSmithKline Philippines Inc	Ordinary	23rd Floor, The Finance Centre, 26th Street Corner 9th Avenue, Bonifacio Global City, Taguig City, 1634, Philippines

GlaxoSmithKline Pte Ltd	Ordinary	23 Rochester Park, 139234, Singapore

GlaxoSmithKline Puerto Rico, Inc.	Common	Corporation Service Company Puerto Rico Inc., c/o RVM Professional Services, LLC, A4 Reparto Mendoza, Humacao, 00791, Puerto Rico

GlaxoSmithKline Republica Dominicana S.A.	Ordinary	Blue Mall Tower, Floor 23 Ave., Winston Churchill 95, Santo Domingo, Dominican Republic

GlaxoSmithKline Research & Development Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline S.A.	Ordinary	Severo Ochoa, 2, Parque Tecnologico de Madrid, Tres Cantos, 28760, Madrid, Spain

GlaxoSmithKline S.p.A.	Ordinary	Viale dell’Agricoltura 7, 37135, Verona, Italy

GlaxoSmithKline s.r.o.	Ordinary	Hvezdova 1734/2c, Prague, 4 140 00, Czech Republic

GlaxoSmithKline Services GmbH & Co. KG	Partnership Capital	Prinzregentenplatz 9, 81675, Munchen, Germany

309

GSK Annual Report 2022

Other statutory disclosures continued

Group companies
continued

Name	Security	Registered address

Wholly owned subsidiaries continued

GlaxoSmithKline Services Unlimited (i)	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Single Member A.E.B.E.	Ordinary	266 Kifissias Avenue, Halandri, Athens, 152 32, Greece

GlaxoSmithKline SL LLC	LLC Interests	Corporation Service Company, 251 Little Falls Drive, Wilmington DE 19808, United States

GlaxoSmithKline SL LP (ii) (viii)	Partnership	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Slovakia s.r.o., v likvidácii (In Liquidation)	Ordinary	KPMG Slovensko Advisory k.s., Dvořákovo nábrežie 10, 811 02 Bratislava, Slovakia

GlaxoSmithKline South Africa (Pty) Limited	Ordinary	Flushing Meadows Building, The Campus, 57 Sloane Street, Bryanston 2021, South Africa

GlaxoSmithKline Trading Services Limited (iii)	Ordinary	12 Riverwalk, Citywest Business Campus, Dublin 24, Ireland

GlaxoSmithKline Tunisia S.A.R.L.	Ordinary	Immeuble REGUS, Lot B17, Centre Urbain Nord, Tunis, Tunisia

GlaxoSmithKline UK Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Uruguay S.A.	Registered Provisory Stock	Salto 1105, CP 11.200 Montevideo, Uruguay

GlaxoSmithKline US Trading Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Venezuela C.A.	Ordinary	Calle Altagracia, edificio P&G, piso Mezzanina, torre Torre Sur, Urbanizacion Sorokaima, La Trinidad, Caracas, 1080, Venezuela, Bolivarian Republic of

GlaxoSmithKline Vietnam Limited Liability Company (ii)	Equity Capital	The Metropolitan, 235 Dong Khoi Street, District 1, 7th Floor Unit 701, Ho Chi Minh City, Vietnam

GlycoVaxyn AG	Common; Preferred A; Preferred B; Preferred C	Grabenstrasse 3, 8952 Schlieren, Switzerland

Groupe GlaxoSmithKline	Ordinary	23 rue François Jacob, 92500, Rueil-Malmaison, France

GSK (No.3) Scottish Limited Partnership (x)	Partnership	50 Lothian Road, Festival Square, Edinburgh, Scotland, EH3 9WJ, United Kingdom

GSK Biopharma Argentina S.A.	Nominative Non Endorseable Ordinary	Tucumán 1, piso 4, Buenos Aires, C1049AAA, Argentina

GSK Business Service Centre Sdn Bhd	Ordinary	Level 6, Quill 9, 112 Jalan Prof. Khoo Kay Kim, Petaling Jaya,, 46300 Selangor, Malaysia

GSK Capital K.K.	Ordinary	1-8-1 Akasaka Minato-ku, Tokyo, Japan

GSK Commercial Sp. z o.o.	Ordinary	ul. Rzymowskiego 53, 02-697, Warsaw, Poland

GSK d.o.o., Ljubljana	Ordinary	Ameriška ulica 8,, Ljubljana, 1000, Slovenia

GSK Enterprise Management Co, Ltd	Ordinary	Floor 4, 18 Lane 999 Huanke Road, No. 1358 Zhongke Road, Shanghai, China

GSK Equity Investments, Limited	Units	Corporation Service Company, 2595 Interstate Drive, Suite 103, Harrisburg PA 17110, United States

GSK Finance (No 2) Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GSK Finance (No 3) plc	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GSK India Global Services Private Limited	Equity	Level 1, 2 & 3 Luxor North Tower, Bagmane Capital Business Park Outer Ring Road, Bangalore, Karnataka, 560037, India

GSK International Holding and Finance BV	Ordinary	Van Asch van Wijckstraat 55h, 3811 LP, Amersfoort, Netherlands

GSK Kazakhstan LLP	Participation interest	273, Furmanov Street, Almaty, Medeu District, 050059, Kazakhstan

GSK Pharma India Private Limited	Equity	1, Battery House, Bhulabhai Desai Raod, Mumbai, Maharashtra, 400026, India

GSK Pharma Vietnam Company Limited	Chartered Capital	Unit 702/703 7th Floor, The Metropolitan Tower, 235 Dong Khoi Street, Ben Nghe Ward, District 1, Ho Chi Minh, Vietnam

GSK Pharmaceutical Trading S.A. (ii)	Ordinary	Bucharest, 1-5 Costache Negri Street, Opera Center One, 5th floor, discussions room 01, District 5, Romania

GSK PSC Poland sp. z o.o.	Equal and indivisible shares	ul. Grunwaldzka 189, Poznań, 60-322, Pol

GSK Services Sp z o.o.	Ordinary	Ul. Grunwaldzka 189, 60-322, Poznan, Poland

GSK Vaccines BV	Ordinary	Hullenbergweg 85, 1101 CL, Amsterdam, Netherlands

GSK Vaccines GmbH	Ordinary	Emil-von-Behring-Str.76, 35041 Marburg, Germany

GSK Vaccines Institute for Global Health S.r.l.	Quotas	Via Fiorentina 1, 53100, Siena, Italy

GSK Vaccines S.r.l.	Quotas	Via Fiorentina 1, 53100, Siena, Italy

GSK Vaccines Vertriebs GmbH	Ordinary	Rudolf-Diesel-Ring 27, 83607, Holzkirchen, Germany

Human Genome Sciences, Inc.	Common	Corporation Service Company, 251 Little Falls Drive, Wilmington DE 19808, United States

ID Biomedical Corporation of Quebec	Common	2323, boul. Du Parc Technologique, Québec Québec G1P 4R8, Canada

Instituto Luso Farmaco, Limitada (ii)	Quotas	Rua Dr Antonio Loureiro Borges No 3, Arquiparque, Miraflores, 1495-131, Alges, Portugal

InterPharma Dienstleistungen GmbH (ii)	Quotas	Wienerbergstraße 7, Wien, 1100, Austria, Austria

J&J Technologies, LC (ii)	LLC Interests	Corporation Service Company, 100 Shockoe Slip, 2nd Floor, Richmond VA 23219, United States

JSC GlaxoSmithKline Trading	Ordinary	Leningradskiy Prospect 37A, Building 4, Floor 3, Premises XV, Room 1, 125167, Moscow, Russian Federation

310

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Other statutory disclosures continued

Group companies
continued

Name	Security	Registered address

Wholly owned subsidiaries continued

Laboratoire GlaxoSmithKline	Ordinary	23 rue François Jacob, 92500, Rueil-Malmaison, France

Laboratoire Pharmaceutique Algérien LPA Production SPA	Ordinary	Zone Industrielle Est, Boudouaou, Boumerdes, Algeria

Laboratoire Pharmaceutique Algérien SPA	Ordinary	Zone Industrielle Est, Boudouaou, Boumerdes, Algeria

Laboratoires Paucourt (ii)	Ordinary	23 rue François Jacob, 92500, Rueil-Malmaison, France

Laboratoires Saint-Germain (ii)	Ordinary	23 rue François Jacob, 92500, Rueil-Malmaison, France

Laboratorios Dermatologicos Darier, S.A de C.V.	Ordinary A; Ordinary B	Av. Real Mayorazgo 130 Piso 20, Colonia Xoco, Alcaldia Benito Juárez, Ciudad de Mexico, 03330, Mexico

Laboratorios Farmaceuticos Stiefel (Portugal) LTDA (ii)	Ordinary	Rua Dr Antonio Loureiro Borges No 3, Arquiparque, Miraflores, 1495-131, Alges, Portugal

Laboratorios Stiefel de Venezuela SA	Ordinary	Calle Altagracia, Edificio P&G, Nivel Mezzanina, Piso Mezzanina, local Torre Sur, Urbanizacion Sorokaima, La Trinidad, Caracas, 1080, Venezuela, Bolivarian Republic of

Laboratorios Stiefel Ltda.	Ordinary	Rua Professor Joao Cavalheiro Salem, no.1077, Bairro de Bonsucesso, Municipality of Guarulhos, Sao Paulo, CEP 07243-580, Brazil

Laboratorios Wellcome De Portugal Limitada (ii)	Quotas	Rua Dr Antonio Loureiro Borges No 3, Arquiparque, Miraflores, 1495-131, Alges, Portugal

Montrose Pharma Company Limited (ii)	Ordinary Quota	H-1124, Csorsz utca 43, Budapest, Hungary

PT Glaxo Wellcome Indonesia	Class A; Class B	JL. Pulobuaran Raya Kav.III/DD 2,3,4 KWS. Industri, Pulogadung, Jatinegara, Cakung, Jakarta Timur, Indonesia

Setfirst Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

Sierra Oncology Australia Pty Ltd	Ordinary	c/o Maddocks Lawyers, Angel Place, Level 27, 123 Pitt Street Sydney 2000, Australia

Sierra Oncology Canada ULC	Common	355 Burrard Street, Suite 1000, Vancouver, British Columbia V6C 2G8, Canada

Sierra Oncology Canada, LLC	LLC Interests	Corporation Service Company, 251 Little Falls Drive, Wilmington DE 19808, United States

Sierra Oncology, LLC	Common Stock	Corporation Service Company, 251 Little Falls Drive, Wilmington DE 19808, United States

Sitari Pharma, Inc.	Common Stock	Corporation Service Company, 251 Little Falls Drive, Wilmington DE 19808, United States

Smith Kline & French Portuguesa-Produtos Farmaceuticos, LDA (ii)	Ordinary	Rua Dr Antonio Loureiro Borges No 3, Arquiparque, Miraflores, 1495-131, Alges, Portugal

SmithKline Beecham (Bangladesh) Private Limited (ii)	Ordinary	House-2/A, Road-138,Gulshan-1, Dhaka, 1212, Bangladesh

SmithKline Beecham (Cork) Limited	Ordinary	12 Riverwalk, Citywest Business Campus, Dublin 24, Ireland

SmithKline Beecham (Manufacturing) Limited (In Liquidation)	Ordinary	12 Riverwalk, Citywest Business Campus, Dublin 24, Ireland

SmithKline Beecham Egypt L.L.C.	Quotas	Amoun Street, El Salam City, Cairo, Egypt

SmithKline Beecham Farma, S.A.	Ordinary	Severo Ochoa, 2, Parque Tecnologico de Madrid, Tres Cantos, 28760, Madrid, Spain

SmithKline Beecham Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

SmithKline Beecham Legacy H Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

SmithKline Beecham Pension Plan Trustee Limited (ii)	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

SmithKline Beecham Pension Trustees Limited (In Liquidation)	Ordinary	55 Baker Street, London, W1U 7EU, United Kingdom

SmithKline Beecham Pharma GmbH & Co KG	Partnership Capital	Prinzregentenplatz 9, 81675, Munchen, Germany

SmithKline Beecham Pharma Verwaltungs GmbH	Ordinary	Prinzregentenplatz 9, 81675, Munchen, Germany

SmithKline Beecham Pharmaceuticals (Pty) Limited (ii)	Ordinary	Flushing Meadows Building, The Campus, 57 Sloane Street, Bryanston 2021, South Africa

SmithKline Beecham Pharmaceuticals Co.	Common	Corporation Service Company, 251 Little Falls Drive, Wilmington DE 19808, United States

SmithKline Beecham Senior Executive Pension Plan Trustee Limited (ii)	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

Stiefel GmbH & Co. KG	Partnership Capital	Prinzregentenplatz 9, 81675, Munchen, Germany

Stiefel Laboratories Legacy (Ireland) Limited	Ordinary	Unit 2 Building 2500, Avenue 2000 Cork Airport Business Park, Cork, Ireland

Stiefel Laboratories Limited (In liquidation)	Ordinary	c/o BDO LLP, 5 Temple Square, Temple Street, Liverpool, L2 5RH, United Kingdom

Stiefel Laboratories Pte Limited	Ordinary	1 Pioneer Sector, 628413, Singapore

Stiefel Laboratories, Inc.	Common	Corporation Service Company, 251 Little Falls Drive, Wilmington DE 19808, United States

Stiefel Maroc SARL	Ordinary	275 Boulevard Zerktouni, Casablanca, Morocco

Stiefel Research (Australia) Holdings Pty Ltd	Ordinary	1061 Mountain Highway, Boronia Victoria VIC 3155, Australia

Stiefel Research Australia Pty Ltd	Ordinary	1061 Mountain Highway, Boronia Victoria VIC 3155, Australia

Stiefel West Coast LLC	LLC Interests	Corporation Service Company, 251 Little Falls Drive, Wilmington DE 19808, United States

Strebor Inc.	Common	Corporation Service Company, 251 Little Falls Drive, Wilmington DE 19808, United States

311

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Other statutory disclosures continued

Group companies
continued

Name	Security		Registered address

Wholly owned subsidiaries continued

Tesaro Bio GmbH (In Liquidation)	Ordinary		Poststrasse 6, 6300 Zug, Switzerland

Tesaro Bio Netherlands B.V	Ordinary		Joop Geesinkweg 901, 1114 AB, Amsterdam-Duivendrecht, Netherlands

Tesaro Development, Ltd.	Ordinary		Clarendon House, 2 Church Street, Hamilton HM11, Bermuda

Tesaro, Inc.	Common		Corporation Service Company, 251 Little Falls Drive, Wilmington DE 19808, United States

The Sydney Ross Co. (ii)	Ordinary		Corporation Service Company, Princeton South Corporate Center, Suite 160, 100 Charles Ewing Blvd, Ewing NJ 08628, United States

UCB Pharma Asia Pacific Sdn Bhd (ii)	Ordinary		12th Floor, Menara Symphony, No. 5, Jalan Prof. Khoo Kay Kim,, Seksyen 13, 46200 Petaling Jaya, Malaysia

Wellcome Consumer Healthcare Limited (ii)	Ordinary		980 Great West Road, Brentford, Middlesex, TW8 9GS, England

Wellcome Consumer Products Limited (In Liquidation)	Ordinary		c/o BDO LLP, 5 Temple Square, Temple Street, Liverpool, L2 5RH, United Kingdom

Wellcome Limited	Ordinary		980 Great West Road, Brentford, Middlesex, TW8 9GS, England

Name	Security	Effective % Ownership	Registered address

Subsidiaries where the effective interest is less than 100%

Amoun Pharmaceutical Industries Co. S.A.E.	New Monetary Shares (99.5%)	90.71%	El Salam City 11491, PO Box 3001, Cairo, Egypt

Biddle Sawyer Limited	Equity	75.00%	252 Dr Annie Besant Road, Mumbai, 400030, India

British Pharma Group Limited	Capital (50%)	50.00%	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

Galvani Bioelectronics Inc.	Common	55.00%	Corporation Service Company, 251 Little Falls Drive, Wilmington DE 19808, United States

Galvani Bioelectronics Limited	A Ordinary; B Ordinary (0%)	55.00%	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

Glaxo Saudi Arabia Limited	Ordinary	75.00%	PO Box 22617, Area No 56 to 73, Warehouse City, First Stage Al Khomrah, Jeddah 21416, Saudi Arabia

GlaxoSmithKline (Tianjin) Co. Ltd	Ordinary	90.00%	No. 65, the Fifth Avenue, Tai Feng Industrial Park, Tianjin Economic and Technolog, Tianjin, 300457, China

GlaxoSmithKline Algérie S.P.A.	Ordinary	99.99%	Zone Industrielle Est, Boudouaou, Wilaya de Boumerdes, Algeria

GlaxoSmithKline Consumer Nigeria plc	Ordinary	46.42%	1 Industrial Avenue, Ilupeju, Ikeja, Lagos, PM B 21218, Nigeria

GlaxoSmithKline Pakistan Limited	Ordinary	82.59%	The Sykes Building, 35 Dockyard Road, West Wharf, Karachi, 74000, Pakistan

GlaxoSmithKline Pharmaceuticals Limited	Equity	75.00%	252 Dr Annie Besant Road, Mumbai,, 400030, India

GlaxoSmithKline S.A.E.	Ordinary	91.20%	Boomerang Office Building - Land No. 46, Zone (J) - 1st District, Town Center - 5th Tagammoe, New Cairo City, Egypt

GSK (No.1) Scottish Limited Partnership (ix)	Partnership	–	50 Lothian Road, Festival Square, Edinburgh, Scotland, EH3 9WJ, United Kingdom

GSK (No. 2) Scottish Limited Partnership (ix)	Partnership	–	50 Lothian Road, Festival Square, Edinburgh, Scotland, EH3 9WJ, United Kingdom

Laboratorios ViiV Healthcare, S.L.	Ordinary	78.30%	Severo Ochoa, 2, Parque Tecnologico de Madrid, Tres Cantos, 28760, Madrid, Spain

Modern Pharma Trading Company L.L.C.	Quotas	91.20%	Amoun Street, PO Box 3001, El Salam City, Cairo, 11491, Egypt

PHIVCO-1 LLC	LLC Interests	78.30%	Corporation Service Company, 251 Little Falls Drive, Wilmington DE 19808, United States

PHIVCO-2 LLC	LLC Interests	78.30%	Corporation Service Company, 251 Little Falls Drive, Wilmington DE 19808, United States

Shionogi-ViiV Healthcare LLC (ii)	Common Interests	78.30%	Corporation Service Company, 251 Little Falls Drive, Wilmington DE 19808, United States

SmithKline Beecham-Biomed O.O.O.	Participation Interest	97.00%	Leningradskiy Prospect 37A, Building 4, Floor 2, Premises XIV, Room 42, 125167, Moscow, Russian Federation

Stiefel Egypt LLC (ii)	Quotas	99.00%	Amoun Street, PO Box 3001, El Salam City, Cairo, 11491, Egypt

ViiV Healthcare (South Africa) (Proprietary) Limited	Ordinary	78.30%	Flushing Meadows Building, The Campus, 57 Sloane Street, Bryanston 2021, South Africa

ViiV HealthCare BV	Ordinary	78.30%	Van Asch van, Wijckstraat 55h, 3811 LP Amersfoort, The Netherlands, Netherlands

ViiV Healthcare Company	Common	78.30%	Corporation Service Company, 251 Little Falls Drive, Wilmington DE 19808, United States

ViiV Healthcare Finance 1 Limited (In liquidation)	Ordinary	78.30%	c/o BDO LLP, 5 Temple Square, Temple Street, Liverpool, L2 5RH, United Kingdom

ViiV Healthcare Finance 2 Limited	Ordinary	78.30%	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

ViiV Healthcare Finance Limited	Ordinary; Redeemable Preference	78.30%	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

ViiV Healthcare GmbH	Ordinary	78.30%	Prinzregentenplatz 9, 81675, Munchen, Germany

ViiV Healthcare GmbH	Ordinary	78.30%	Talstrasse 3-5, 3053 Muenchenbuchsee, Switzerland

312

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Other statutory disclosures continued

Group companies
continued

Name	Security	Effective % Ownership	Registered address

Subsidiaries where the effective interest is less than 100% continued

ViiV Healthcare Hong Kong Limited	Ordinary	78.30%	23/F Tower 6, The Gateway, 9 Canton Road, Harbour City, Tsimshatsui, Kowloon, Hong Kong

ViiV Healthcare K.K.	Ordinary	78.30%	1-8-1 Akasaka Minato-ku, Tokyo, Japan

ViiV Healthcare Limited	A Ordinary; B Ordinary; C Ordinary; D1 Preference; D2 Ordinary; Deferred; E 5% Cumulative Preference	78.30%	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

ViiV Healthcare Pty Ltd	Ordinary	78.30%	1061 Mountain Highway, Boronia Victoria VIC 3155, Australia

ViiV Healthcare Puerto Rico, LLC	LLC Interests	78.30%	Corporation Service Company Puerto Rico Inc., c/o RVM Professional Services, LLC, A4 Reparto Mendoza, Humacao, Puerto Rico, 00791

ViiV Healthcare S.r.l.	Quotas	78.30%	Viale dell’Agricoltura 7, 37135, Verona, Italy

ViiV Healthcare SAS	Ordinary	78.30%	23 rue François Jacob, 92500, Rueil-Malmaison, France

ViiV Healthcare sprl	Ordinary	78.30%	Site Apollo, Avenue Pascal 2-4-6, Wavre, 1300, Belgium

ViiV Healthcare Trading LLC (ii)	Participation Interest	78.30%	Leningradskiy Prospect 37A, Building 4, Floor 2, Premises XIV, Room 28, 125167, Moscow, Russian Federation

ViiV Healthcare Trading Services UK Limited	Ordinary	78.30%	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

ViiV Healthcare UK (No.3) Limited	Ordinary	78.30%	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

ViiV Healthcare UK (No.4) Limited	Ordinary	78.30%	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

ViiV Healthcare UK (No.5) Limited	Ordinary	78.30%	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

ViiV Healthcare UK (No.6) Limited	Ordinary	78.30%	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

ViiV Healthcare UK (No.7) Limited	Ordinary	78.30%	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

ViiV Healthcare UK Limited	Ordinary	78.30%	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

ViiV Healthcare ULC	Common	78.30%	3500 855-2nd Street SW, Calgary AB T2P 4J8, Canada

ViiV Healthcare Venture LLC	LLC Interest	78.30%	Corporation Service Company, 251 Little Falls Drive, Wilmington DE 19808, United States

ViiVHIV Healthcare Unipessoal Lda	Quota	78.30%	Rua Dr Antonio Loureiro Borges No 3, Arquiparque, Miraflores, 1495-131, Alges, Portugal

Winster Pharmaceuticals Limited	Ordinary	46.42%	2A Association Avenue, Ilupeju Industrial Estate, Lagos, PO Box 3199, Nigeria

Name	Security	Effective % Ownership	Registered address

Associates

GlaxoSmithKline Landholding Company, Inc	Common	39.93%	23rd Floor, The Finance Centre, 26th Street Corner 9th Avenue, Bonifacio Global City, Taguig City, 1634, Philippines

Index Ventures Life VI (Jersey) LP	Partnership Interest (25%)	25.00%	44 Esplanade, St Helier, Jersey, JE4 9WG, Channel Islands

Kurma Biofund II FCPR	Partnership Interest (32.06%)	32.06%	24 rue Royale, 5th Floor, 75008, Paris, France

Longwood Fund I, LP	Partnership Interest (35%)	35.00%	The Prudential Tower, Suite 1555, 800 Boylston Street, Boston, MA 02199

Medicxi Ventures I LP	Partnership Interest (26.19%)	26.19%	44 Esplanade, St Helier, Jersey, JE4 9WG, Channel Islands

Joint Ventures

Chiron Panacea Vaccines Private Limited	Equity Shares	50.00%	708/718, 7th Floor, A Wing, Sagar Tech Plaza, Saki Naka, Andheri East, Mumbai, Maharashtra, 400072, India

Qualivax Pte. Limited	Ordinary	50.00%	80 Robinson Road, #02-00, 068898, Singapore

Qura Therapeutics, LLC	Units	39.15%	Corporation Service Company, 251 Little Falls Drive, Wilmington DE 19808, United States

Other significant holdings

Axon Therapies, Inc	Common (3.39%); Series A Preference (16.10%)	20.03%	315 west 36th street, New York 10018, USA

Alpheus Medical, Inc.	Series A Preference (13.8%) Series A-1 Preference (7.29%)	21.09%	3510 Hopkins Place, North Oakdale, Minnesota 55128, USA

Global Farm S.A.	A Shares (0%) B Shares (0%) C Shares (100%)	20.00%	Mendoza 1259, Ciudad Autónoma de Buenos Aires, Argentina

Longwood Fund II, LP	Partnership Interest (20.03%)	20.03%	The Prudential Tower, Suite 1555, 800 Boylston Street, Boston, MA 02199

Sanderling Ventures VII, L.P. A63	Partnership Interest (25.25%)	25.25%	400 S. El Camino Real, Suite 1200, San Mateo, CA 94402

SR One Capital Fund I-B, LP	Partnership Interest (44%)	44.00%	Corporation service company, 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808

313

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Other statutory disclosures continued

Group companies
continued
The following UK subsidiaries will take advantage of the audit exemption set out within Section 479A of the Companies Act 2006 for the period ended 31 December 2022. Unless otherwise stated, the undertakings listed below are owned, either directly or indirectly, by GSK plc.

Name	Security	Effective % Ownership	Registered address	Company Number

UK registered subsidiaries exempted from audit

Burroughs Wellcome International Limited	Ordinary	100.00%	980 Great West Road, Brentford, Middlesex, TW8 9GS, England	543757

Domantis Limited	Ordinary	100.00%	980 Great West Road, Brentford, Middlesex, TW8 9GS, England	3907643

Edinburgh Pharmaceutical Industries Limited (ii)	Ordinary; Preference;	100.00%	Shewalton Road, Irvine, Ayrshire, KA11 5AP, United Kingdom	SC005534

Eskaylab Limited	Ordinary	100.00%	980 Great West Road, Brentford, Middlesex, TW8 9GS, England	99025

Glaxo Wellcome UK Limited	Ordinary	100.00%	980 Great West Road, Brentford, Middlesex, TW8 9GS, England	480080

Glaxo Wellcome International B.V. (iii)	Ordinary	100.00%	Huis ter Heideweg 62, 3705 LZ, Zeist, Netherlands	30150600

Glaxochem (UK) Unlimited	Ordinary; Ordinary B; Ordinary C	100.00%	980 Great West Road, Brentford, Middlesex, TW8 9GS, England	4299472

GlaxoSmithKline Intellectual Property (No.3) Limited	Ordinary	100.00%	980 Great West Road, Brentford, Middlesex, TW8 9GS, England	11480952

GlaxoSmithKline Intellectual Property (No.4) Limited	Ordinary	100.00%	980 Great West Road, Brentford, Middlesex, TW8 9GS, England	11721880

GlaxoSmithKline Intellectual Property (No.5) Limited	Ordinary	100.00%	980 Great West Road, Brentford, Middlesex, TW8 9GS, England	11959399

GlaxoSmithKline International Limited	Ordinary	100.00%	980 Great West Road, Brentford, Middlesex, TW8 9GS, England	2298366

GSK Capital B.V. (iii) (v)	Ordinary	100.00%	980 Great West Road, Brentford, Middlesex, TW8 9GS, England	81761198

GSK GP 1 Limited (iv)	A Shares; B Shares (0%)	99.00%	50 Lothian Road, Festival Square, Edinburgh, Scotland, EH3 9WJ, United Kingdom	SC721605

GSK GP 2 Limited (iv)	Ordinary	100.00%	50 Lothian Road, Festival Square, Edinburgh, Scotland, EH3 9WJ, United Kingdom	SC721606

GSK LP Limited (iv)	Ordinary	100.00%	980 Great West Road, Brentford, Middlesex, TW8 9GS, England	13879411

Montrose Fine Chemical Company Ltd.	Ordinary	100.00%	Shewalton Road, Irvine, Ayrshire, KA11 5AP, United Kingdom	SC190635

PHIVCO UK II Limited	Ordinary	78.30%	980 Great West Road, Brentford, Middlesex, TW8 9GS, England	6944229

PHIVCO UK Limited	Ordinary	78.30%	980 Great West Road, Brentford, Middlesex, TW8 9GS, England	6944223

Smith Kline & French Laboratories Limited	Ordinary	100.00%	980 Great West Road, Brentford, Middlesex, TW8 9GS, England	52207

SmithKline Beecham (Export) Limited	Ordinary	100.00%	980 Great West Road, Brentford, Middlesex, TW8 9GS, England	2860752

SmithKline Beecham (H) Limited	Non-cumulative Non-redeemable; Ordinary	100.00%	980 Great West Road, Brentford, Middlesex, TW8 9GS, England	3296131

SmithKline Beecham (Investments) Limited	Ordinary	100.00%	980 Great West Road, Brentford, Middlesex, TW8 9GS, England	302065

SmithKline Beecham Marketing and Technical Services Limited	Ordinary	100.00%	980 Great West Road, Brentford, Middlesex, TW8 9GS, England	494385

SmithKline Beecham Nominees Limited	Ordinary	100.00%	980 Great West Road, Brentford, Middlesex, TW8 9GS, England	503868

SmithKline Beecham Overseas Limited	Ordinary	100.00%	980 Great West Road, Brentford, Middlesex, TW8 9GS, England	2552828

Stiefel Laboratories (U.K.) Ltd	Ordinary	100.00%	980 Great West Road, Brentford, Middlesex, TW8 9GS, England	831160

Tesaro UK Limited	Ordinary	100.00%	980 Great West Road, Brentford, Middlesex, TW8 9GS, England	7890847

The Wellcome Foundation Limited	Ordinary	100.00%	980 Great West Road, Brentford, Middlesex, TW8 9GS, England	194814

ViiV Healthcare Overseas Limited	Ordinary	78.30%	980 Great West Road, Brentford, Middlesex, TW8 9GS, England	7027385
In accordance with Section 479C of the Companies Act 2006, the company will guarantee debts and liabilities of the above UK subsidiary undertakings. As at 31 December 2022 the total sum of these debts and liabilities is £1,266 million (2021 – £876 million)
Key

(i)	Directly owned by GSK plc.

(ii)	Dormant entity.

(iii)	Tax resident in the UK.

(iv)
Exempt under Regulation 7 of the Partnership (Accounts) Regulations 2008 from the requirement to deliver to the registrar financial statements of the qualifying partnership(s) of which the entity is a member in accordance with the Companies Act.

(v)	Incorporated in the Netherlands

(vi)	Consolidated as a subsidiary in accordance with Section 1162 (4)(a) of the Companies Act 2006 on the grounds of dominant influence.

(vii)	Principal business address in Puerto Rico.

(viii)	Exempt from the provisions of Regulations 4-6 of the Partnership (Accounts) Regulation 2008, in accordance with the exemptions noted in Regulation 7 of that Regulation.

(ix)
GSK GP 1 Limited is a subsidiary undertaking of GSK plc and Berkeley Square Pension Trustee Company Limited and is the general partner of GSK (No.1) Scottish Limited Partnership and GSK (No.2) Scottish Limited Partnership. GSK GP 1 Limited’s share capital is 99% indirectly owned by GSK plc and 1% owned by Berkeley Square Pension Trustee Company Limited.

(x)	GSK GP 2 Limited is a subsidiary undertaking of GSK plc and is the general partner of GSK (No.3) Scottish Limited Partnership. GSK GP 2 Limited’s share capital is 100% indirectly owned by GSK plc.

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GSK Annual Report 2022

Glossary of terms

Terms used in the Annual Report	US equivalent or brief description

Accelerated capital allowances	Tax allowance in excess of depreciation arising from the purchase of fixed assets that delay the charging and payment of tax. The equivalent of tax depreciation.

American Depositary Receipt (ADR)	Receipt evidencing title to an ADS. Each GSK ADR represents two Ordinary Shares.

American Depositary Shares (ADS)	Listed on the New York Stock Exchange; represents two Ordinary Shares.

Basic earnings per share	Basic income per share.

Called up share capital	Ordinary Shares, issued and fully paid.

CER growth	Growth at constant exchange rates.

The company	GSK plc.

Currency swap	An exchange of two currencies, coupled with a subsequent re-exchange of those currencies, at agreed exchange rates and dates.

Defined benefit plan	Pension plan with specific employee benefits, often called ‘final salary scheme’.

Defined contribution plan	Pension plan with specific contributions and a level of pension dependent upon the growth of the pension fund.

Derivative financial instrument	A financial instrument that derives its value from the price or rate of some underlying item.

Diluted earnings per share	Diluted income per share.

Employee Share Ownership Plan Trusts	Trusts established by the Group to satisfy share-based employee incentive plans.

Equity Shareholders’ funds	Shareholders’ equity.

Finance lease	Capital lease.

Freehold	Ownership with absolute rights in perpetuity.

The Group	GSK plc and its subsidiary undertakings.

GSK	GSK plc and its subsidiary undertakings.

Hedging	The reduction of risk, normally in relation to foreign currency or interest rate movements, by making off-setting commitments.

Intangible fixed assets	Assets without physical substance, such as computer software, brands, licences, patents, know-how and marketing rights purchased from outside parties.

Ordinary share	A fully paid up ordinary share in the capital of the company.

Profit	Income.

Profit attributable to shareholders	Net income.

Share capital	Ordinary Shares, capital stock or common stock issued and fully paid.

Share option	Stock option.

Share premium account	Additional paid-up capital or paid-in surplus (not distributable).

Shares in issue	The number of shares outstanding.

Subsidiary	An entity in which GSK exercises control.

Treasury share	Treasury stock.

Turnover	Revenue.

UK Corporate Governance Code	As required by the UK Listing Authority, the company has disclosed in the Annual Report how it has applied the best practice corporate governance provisions of the Financial Reporting Council’s UK Corporate Governance Code.

315

GSK Annual Report 2022

Shareholder information continued

Index

2022 Remuneration policy summary	133
Access	43
Accounting principles and policies	186
Acquisitions and disposals	237
Adjustments reconciling Total profit after tax to operating cash flows	242
Annual General Meeting 2023	299
Approach to tax	92
Assets held for sale	216
Associates and joint ventures	203
Audit & Risk Committee Report	124
Business model	08
Cash and cash equivalents	216
Cash generation and conversion	86
CEO’s statement	06
Chair’s statement	04
Chair’s Governance statement	103
Chair’s Remuneration annual statement	133
Climate-related financial disclosure	55
Commitments	232
Consolidated balance sheet	183
Consolidated cash flow statement	185
Consolidated income statement	182
Consolidated statement of changes in equity	184
Consolidated statement of comprehensive income	182
Contingent consideration liabilities	231
Contingent liabilities	232
Corporate governance	96
Corporate Responsibility Committee Report	117
Critical accounting judgements and key sources of estimation uncertainty	192
Critical accounting policies	94
Data and engagement	49
Demerger of Consumer Healthcare business	238
Directors and senior management	156
Directors’ interests in shares	154
Directors’ report	130
Directors’ statement of responsibilities	166
Dividends	207
Donations to political organisations and political expenditure	306
Earnings per share	207
Employee costs	200
Employee share schemes	262
Environment	45
Ethical standards	48
Exchange rates	194
Finance expense	202
Finance income	202
Financial calendar 2023	299
Financial instruments and related disclosures	245
Financial performance	68
Financial position and resources	87
Financial statements of GSK plc, prepared under UK GAAP	268
General Medicines	38,75
Glossary of terms	215
Goodwill	210
Group companies	307
Group financial review	65
GSK Leadership Team	101
Independent Auditor’s report	168
Innovation	09
Inventories	215
Investments in associates and joint ventures	213
Investor relations	303

Key performance indicators	02
Legal proceedings	265
Major restructuring costs	201
Movements in equity	233
Net debt	218
New accounting requirements	194
Nominations Committee Report	120
Non-controlling interests	235
Non-controlling interests in ViiV Healthcare	71
Non-Executive Directors’ fees	152
Non-financial information statement	63
Notes to the financial statements	186
Operating profit	199
Other intangible assets	211
Other investments	214
Other non-current assets	215
Other non-current liabilities	232
Other operating income/(expense)	198
Other provisions	229
Our culture	10
Our external environment	12
Our long-term priorities	09
Pensions and other post-employment benefits	220
Performance	02
Pharmaceutical products, competition and intellectual property	281
Pipeline	278
Post balance sheet events	267
Presentation of the financial statements	269
Principal Group companies	264
Principal risks and uncertainties	285
Property, plant and equipment	208
Reconciliation of net cash flow to movement in net debt	243
Registrar	302
Related party transactions	236
Reliable supply	17
Remuneration governance	150
Remuneration report	132
Reporting framework	69
Responsible business	42
Right of use assets	209
Risk management	51
Science and technology	16
Science Committee report	118
Section 172 statement	112
Share capital and control	296
Share capital and share premium account	233
Share Consolidation	233
Shareholder information	296
Shareholder services and contacts	302
Specialty Medicines	33,73
Stakeholder engagement	112
Task Force on Climate-related Financial Disclosures	55
Taxation	204
Tax information for shareholders	299
Three-year selected financial data	276
The Board	97
Trade and other payables	217
Trade and other receivables	215
Treasury policies	93
Trust	09
Turnover and segment information	195
US law and regulation	304
Vaccines	29,74
Vaccine products, competition and intellectual property	284
Viability statement	64

316

About GSK

GlaxoSmithKline plc was incorporated as an English public limited company on 6 December 1999. We were formed by a merger between Glaxo Wellcome plc and SmithKline Beecham plc. GSK acquired these two English companies on 27 December 2000 as part of the merger arrangements. Effective 15 May 2022 GlaxoSmithKline plc changed its name to GSK plc. On 18 July 2022, GSK plc, separated its Consumer Healthcare business from the GSK Group to form Haleon, an independent listed company.

Our shares are listed on the London Stock Exchange and the New York Stock Exchange.

www.gsk.com

Brand names appearing in italics throughout this report are trade marks either owned by and/or licensed to GSK or associated companies. All other trade marks are the property of their respective owners.

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Download PDFs:

– Annual Report 2022

– Form
20-F

– ESG Performance Report 2022

Cautionary statement regarding forward-looking statements
The Group’s reports filed with or furnished to the US Securities and Exchange Commission (SEC), including this document, and any other written information released, or oral statements made, to the public in the future by or on behalf of the Group, may contain forward-looking statements. Forward-looking statements give the Group’s current expectations or forecasts of future events. An investor can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as ‘anticipate’, ‘estimate’, ‘expect’, ‘intend’, ‘will’, ‘project’, ‘plan’, ‘believe’, ‘target’ and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, dividend payments and financial results. Other than in accordance with its legal or regulatory obligations (including under the Market Abuse Regulations, the UK Listing Rules and the Disclosure and Transparency Rules of the Financial Conduct Authority), the Group undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The reader should, however, consult any additional disclosures that the Group may make in any documents which it publishes and/or files with the SEC. All readers, wherever located, should take note of these disclosures. Accordingly, no assurance can be given that any particular expectation will be met and investors are cautioned not to place undue reliance on the forward-looking statements.
Forward-looking statements are subject to assumptions, inherent risks and uncertainties, many of which relate to factors that are beyond the Group’s control or precise estimate. The Group cautions investors that a number of important factors, including those in this document, could cause actual results to differ materially from those expressed or implied in any forward-looking statement.
Such factors include, but are not limited to, those discussed under ‘Principal risks and uncertainties’ on pages 285 to 295 of this Annual Report and any impacts of the
COVID-19
pandemic. Any forward-looking statements made by or on behalf of the Group speak only as of the date they are made and are based upon the knowledge and information available to the Directors on the date of this Annual Report.
A number of
non-IFRS
measures are used to report the performance of our business. These measures are defined on pages 69 to 70 and a reconciliation of Adjusted results to Total results is set out on pages 81 to 85.
The information in this document does not constitute an offer to sell or an invitation to buy shares in GSK plc or an invitation or inducement to engage in any other investment activities. Past performance cannot be relied upon as a guide to future performance. Nothing in this Annual Report should be construed as a profit forecast.
Assumptions related to 2023 guidance
In outlining the guidance for 2023, the Group has made certain assumptions about the healthcare sector, the different markets in which the Group operates and the delivery of revenues and financial benefits from its current portfolio, pipeline and restructuring programmes. Due to the phasing of quarterly results in 2022 and the resulting comparators, GSK expects turnover and Adjusted operating profit growth to be slightly lower in the first half of 2023 including a challenging comparator in Q1 2022 and somewhat higher in the second half, relative to full-year expectations. Despite the recovery of healthcare systems, uncertain economic conditions prevail across many markets in which GSK operates and we continue to expect to see variability in performance between quarters.
We expect sales of Specialty Medicines to increase mid to high single-digit per cent, sales of Vaccines to increase mid-teens
per cent and sales of General Medicines to decrease slightly.
These planning assumptions as well as operating profit guidance and dividend expectations assume no material interruptions to supply of the Group’s products, no material mergers, acquisitions or disposals, no material litigation or investigation costs for the Company (save for those that are already recognised or for which provisions have been made) and no change in the Group’s shareholdings in ViiV Healthcare. The assumptions also assume no material changes in the healthcare environment or unexpected significant changes in pricing as a result of government or competitor action. The 2023 guidance factors in all divestments and product exits announced to date.
The Group’s guidance assumes successful delivery of the Group’s integration and restructuring plans. Material costs for investment in new product launches and R&D have been factored into the expectations given. Given the potential development options in the Group’s pipeline, the outlook may be affected by additional data-driven R&D investment decisions. The guidance is given on a constant currency basis.
All outlooks, ambitions and expectations should be read together with pages
5-7
of the Stock Exchange announcement relating to an update to investors dated 23 June 2021, paragraph 19 of Part 7 of the Circular to shareholders relating to the demerger of Haleon dated 1 June 2022 and the Guidance, assumptions and cautionary statements in the Group’s Q4 2022 earnings release.
Notice regarding limitations on Director Liability under English Law
Under the UK Companies Act 2006, a safe harbour limits the liability of Directors in respect of statements in and omissions from the Directors’ Report (for which see page 117), the Strategic report and the Remuneration report. Under English law the Directors would be liable to the company, but not to any third party, if one or more of these reports contained errors as a result of recklessness or knowing misstatement or dishonest concealment of a material fact, but would otherwise not be liable. Pages 97, 131, 166 to 167, and 285 to 314 inclusive comprise the Directors’ Report, pages 1 to 95 inclusive comprise the Strategic report and pages 133 to 164 inclusive comprise the Remuneration report, each of which have been drawn up and presented in accordance with and in reliance upon English company law and the liabilities of the Directors in connection with these reports shall be subject to the limitations and restrictions provided by such law.
Website
GSK’s website www.gsk.com gives additional information on the Group. Notwithstanding the references we make in this Annual Report to GSK’s website, none of the information made available on the website constitutes part of this Annual Report or shall be deemed to be incorporated by reference herein.

  317

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